   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2002.

                                                     REGISTRATION NO. 333-88144
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                              AMENDMENT NO. 4 TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                               GOTHAM GOLF CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -----------------

          DELAWARE                       7992                    01-0674312
       (STATE OR OTHER             (PRIMARY STANDARD               (I.R.S.
JURISDICTION OF INCORPORATION) INDUSTRIAL CLASSIFICATION   EMPLOYER IDENTIFICATION
                                       CODE NO.)                    NO.)

          575 EAST CHOCOLATE AVENUE, HERSHEY, PA 17033 (717) 312-1355 (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -----------------

        DELAWARE                     6531                    34-1841345
     (STATE OR OTHER           (PRIMARY STANDARD               (I.R.S.
     JURISDICTION OF       INDUSTRIAL CLASSIFICATION   EMPLOYER IDENTIFICATION
     INCORPORATION)                CODE NO.)                    NO.)

              125 PARK AVENUE, NEW YORK, NY 10017 (212) 949-1373
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

       William F. Leahy, Esq.                   Mark Goldberg, Manager
          Gotham Golf Corp.            Southwest Shopping Centers Co. II, L.L.C.
      575 East Chocolate Avenue         c/o First Union Real Estate Equity and
          Hershey, PA 17033                      Mortgage Investments
           (717) 312-1355                           125 Park Avenue
                                                  New York, NY 10017
                                                    (212) 949-1373

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                               -----------------

                       COPIES OF ALL COMMUNICATIONS TO:

F. Ronald O'Keefe, Esq.    Thomas J. Plotz, Esq.      Steven S. Snider, Esq.     Adam O. Emmerich, Esq.
Hahn Loeser & Parks LLP      Shaw Pittman LLP           Hale and Dorr LLP       Wachtell, Lipton, Rosen &
     3300 BP Tower           2300 N Street, NW     The Willard Office Building            Katz
   200 Public Square     Washington, DC 20037-1128 1445 Pennsylvania Avenue, NW    51 West 52nd Street
Cleveland, OH 44114-2301   Phone: (202) 663-8000    Washington, DC 20004-1008    New York, NY 10019-6150
 Phone: (216) 621-0150      Fax: (202) 663-8007       Phone: (202) 942-8494       Phone: (212) 403-1000
  Fax: (216) 241-2824                                  Fax: (202) 942-8484         Fax: (212) 403-2000

 Harvey J. Kesner, Esq.
Lampf, Lipkind, Prupis &
     Petigrow, P.A.
  210 East 49th Street
   New York, NY 10017
 Phone: (212) 527-9974
  Fax: (212) 527-9976

                               -----------------

   APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transaction described herein have been satisfied or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

--------------------------------------------------------------------------------

   The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [LOGO] First Union

                                  FIRST UNION

                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   125 PARK AVENUE, NEW YORK, NEW YORK 10017


                                                               OCTOBER 31, 2002


To Our Shareholders:


   You are cordially invited to attend a special meeting of the holders of common shares of beneficial interest, par value $1.00 per share, of First Union Real Estate Equity and Mortgage Investments, which will be held in the Turtle Bay Room of The New York Helmsley Hotel, located at 212 East 42nd Street, New York, New York 10017, on Monday, November 25, 2002 at 1:00 p.m., local time, for the purposes described in the accompanying proxy statement-prospectus.


   At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, as amended, and the transactions contemplated thereby, pursuant to which, among other things, First Union will merge with and into Gotham Golf Corp., with Gotham Golf Corp. as the surviving entity in the merger. In addition, you are being asked to vote on a proposal to grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposed transaction.


   First Union common shareholders at the close of business on October 18, 2002 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.


   A special committee of independent trustees, as well as your board of trustees, has determined that the proposed transaction is fair and in the best interests of First Union and its common shareholders (other than Gotham Partners, L.P. and its affiliates) where shareholders elect to receive the cash consideration. ACCORDINGLY, YOUR BOARD, WITH MYSELF ABSENT BECAUSE OF THE POTENTIAL FOR A CONFLICT OF INTEREST, HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED TRANSACTION.

   The accompanying notice of special meeting and proxy statement explain the proposed transaction and provide specific information concerning the special meeting. Please read these materials carefully.

   Your vote is very important. The proposed transaction cannot be completed unless it is approved by holders of at least a majority of the outstanding common shares of beneficial interest. Accordingly, failing to vote your shares will have the same effect as a vote against the proposed transaction. Whether or not you plan to be present at the special meeting, please vote your proxy as soon as possible so that your vote will be recorded. You may also attend the special meeting and vote in person. Please note that, if your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

                                          Sincerely,

                                          William A. Ackman
                                          CHAIRMAN, BOARD OF TRUSTEES

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION (REFERRED TO IN THIS PROXY STATEMENT-PROSPECTUS ON OCCASION AS THE COMMISSION) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED TRANSACTION, OR DETERMINED IF THE PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


   This proxy statement-prospectus is dated October 31, 2002 and is first being mailed to shareholders on or about November 6, 2002.


                       SOURCES OF ADDITIONAL INFORMATION

   This proxy statement-prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon oral or written request to:


      First Union Real Estate Equity and Mortgage Investments

      125 Park Avenue
      New York, New York 10017
      (212) 949-1373


   TO OBTAIN TIMELY DELIVERY OF THE REQUESTED MATERIALS PRIOR TO THE SPECIAL MEETING OF FIRST UNION SHAREHOLDERS, YOU MUST REQUEST THEM NO LATER THAN NOVEMBER 12, 2002.



   Also see "Where You Can Find More Information" on page 313 of this proxy statement-prospectus.

                               [LOGO] First Union

                                  FIRST UNION

                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                   125 PARK AVENUE, NEW YORK, NEW YORK 10017

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:


   We will hold a special meeting of the holders of common shares of beneficial interest, par value $1.00 per share, of First Union Real Estate Equity and Mortgage Investments (referred to in this document as FIRST UNION) at the Turtle Bay Room of The New York Helmsley Hotel, located at 212 East 42nd Street, New York, New York 10017, on Monday, November 25, 2002 at 1:00 p.m., local time, for the following purposes, as described in the accompanying proxy statement-prospectus:


    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, as amended (referred to in this document as the MERGER AGREEMENT) and the transactions contemplated thereby (referred to in this document as the PROPOSED TRANSACTION), pursuant to which, among other things:

       . First Union will merge with and into Gotham Golf Corp. (referred to in this document as GOTHAM GOLF CORP), a Delaware corporation, with Gotham Golf Corp as the surviving corporation in the merger; and

       . First Union Management, Inc. (referred to in this document as FIRST UNION MANAGEMENT), a Delaware corporation and a wholly owned subsidiary of a private trust affiliated with First Union formed to hold the shares of First Union Management (referred to in this document as the FUMI SHARE TRUST), will merge with GGC Merger Sub, Inc. (referred to in this document as GGC MERGER SUB), a Delaware corporation and a wholly owned subsidiary of Gotham Golf Corp, with First Union Management as the surviving corporation in the merger.

       The merger of First Union and Gotham Golf Corp is referred to in this document as the FIRST UNION MERGER, and the merger of GGC Merger Sub and First Union Management is referred to in this document as the SUB MERGER. Together, the First Union merger and the Sub merger are referred to as the MERGERS.

    2. To grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposed transaction.


   First Union common shareholders at the close of business on October 18, 2002 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.


                                          By Order of the Board of Trustees,

                                          Neil H. Koenig
                                          SECRETARY


October 31, 2002


   PLEASE FILL IN, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED OCTOBER 31, 2002


PROSPECTUS

                               GOTHAM GOLF CORP.

                               -----------------


   Gotham Golf Corp. is offering to holders of shares of beneficial interest of First Union Real Estate Equity and Mortgage Investments (referred to in this document as FIRST UNION COMMON SHARES), 2,088,355 subscription rights to purchase a total of 2,088,355 shares of Gotham Golf Corp common stock (referred to in this document as GOTHAM GOLF CORP COMMON SHARES) for $20 per share. Gotham Golf Corp will be paying brokers a commission of $1.00 for every Gotham Golf Corp common share purchased by or on behalf of their clients through the exercise of subscription rights, except with respect to the exercise of subscription rights by Gotham Partners, L.P. and its affiliates and the exercise of subscription rights by holders residing in those states where a commission is restricted or unlawful. Gotham Golf Corp has applied to list its common stock on the American Stock Exchange (referred to in this document as the AMEX). In addition, Gotham Golf Corp is registering 984,800 shares of Gotham Golf Corp's Series A Cumulative Convertible Redeemable Preferred Stock (referred to in this document as GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES), which are to be issued upon the exchange of shares of First Union Real Estate Equity and Mortgage Investments Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interests held by preferred shareholders of First Union, in connection with the proposed transaction that is the subject of this prospectus. Gotham Golf Corp has applied to list the Gotham Golf Corp convertible preferred shares on the AMEX. No additional Gotham Golf Corp convertible preferred shares are being offered or sold.



   You should note that there is no assurance that the AMEX will approve of the listing of the Gotham Golf Corp common shares or the Gotham Golf Corp convertible preferred shares.



    EXERCISING SUBSCRIPTION RIGHTS AND INVESTING IN GOTHAM GOLF CORP COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 53.


                               -----------------

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                               -----------------

   Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SOUTHWEST SHOPPING CENTERS) is offering up to $20,000,000 in principal amount of beneficial interests in a loan-backed debt security (or a note). Southwest Shopping Centers has applied to list the notes on the AMEX. Southwest Shopping Centers is offering the notes to holders of First Union common shares as an alternative type of consideration in connection with the proposed transaction that is the subject of this prospectus. Southwest Shopping Centers is also offering notes for purchase to First Union common shareholders at their election. For each First Union common share held by First Union common shareholders, such holders will be entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100, in lieu of $0.35 in cash consideration being offered in connection with the proposed transaction that is the subject of this prospectus. The effective price per note is $60.91, and any additional notes purchased will be offered at that price.


   You should note that there is no assurance that the AMEX will approve of the listing of the notes.



    INVESTING IN NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 53.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                 PUBLIC OFFERING
       TITLE OF EACH CLASS OF SECURITIES         PRICE PER SHARE     TOTAL
-------------------------------------------------------------------------------
Common stock, par value $0.01 per share, of
  Gotham Golf Corp..............................      $20.00     $39,678,745(2)
-------------------------------------------------------------------------------
Series A cumulative convertible redeemable
  preferred stock, par value $25 per share, of
  Gotham Golf Corp..............................        -- (1)           -- (1)
-------------------------------------------------------------------------------
Subscription rights to purchase shares of
  common stock of Gotham Golf Corp. for $20 per
  share.........................................        -- (1)           -- (1)
-------------------------------------------------------------------------------
11% Notes of Southwest Shopping Centers Co. II,
  L.L.C.........................................      $60.91     $12,182,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The Series A cumulative convertible redeemable preferred stock of Gotham Golf Corp and subscription rights to purchase shares of common stock of Gotham Golf Corp are being offered incidentally to the proposed transaction. The Series A cumulative convertible redeemable preferred stock of Gotham Golf Corp will be exchanged for First Union Series A cumulative convertible redeemable preferred shares of beneficial interest. The subscription rights are being offered as a part of the consideration of the proposed transaction.

(2) Reflects the exercise of subscription rights to purchase Gotham Golf Corp common shares at $19.00 net per share (taking into account the $1.00 commission to be paid to brokers).

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SOMETIMES REFERRED TO IN THIS DOCUMENT AS THE COMMISSION) NOR ANY OTHER SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               [LOGO] First Union

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                  FIRST UNION

                            REAL ESTATE EQUITY AND
                             MORTGAGE INVESTMENTS

                        SPECIAL MEETING OF SHAREHOLDERS

                               NOVEMBER 25, 2002


                               -----------------

   THE PROPOSED TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----

INTRODUCTION..........................................................   1

FORWARD-LOOKING STATEMENTS............................................   1

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION..................   2

SUMMARY...............................................................  10
   The Proposed Transaction...........................................  10
   Summary Financial Data.............................................  16
   Special Factors....................................................  17
   The Special Meeting................................................  21
   Other Matters Related to the Proposed Transaction..................  22
   The Merger Agreement and Terms of the Proposed Transaction.........  23
   Source of Funds and Use of Proceeds in the First Union Merger......  26
   The Notes Offering.................................................  26
   Southwest Shopping Centers Co. II, L.L.C. and Subsidiaries
     Unaudited Pro Forma Debt Service Coverage Ratio..................  32
   Southwest Shopping Centers Co. II, L.L.C. and Subsidiaries Ratio
     of Earnings to Fixed Charges for Southwest Shopping Centers......  35
   Subscription Rights Offering.......................................  37
   Gotham Golf Corp...................................................  38
   Gotham Golf Corp Capitalization....................................  40
   Gotham Golf Corp Convertible Preferred Shares......................  41
   Ratio of Earnings to Fixed Charges for the Convertible Preferred
     Shares...........................................................  44
   Election and Payment Procedures....................................  46

SELECTED FINANCIAL INFORMATION........................................  47

RISK FACTORS..........................................................  53
   Risks Relating to the Proposed Transaction.........................  53
   Risks Relating to the Notes Offering...............................  53
   Risks Relating to the Properties Underlying the Notes..............  56
   Risks Relating to Indebtedness.....................................  60
   Risks Relating to the Subscription Rights Offering.................  61
   Risks Relating to the Golf Business of Gotham Golf Corp............  64
   Other Risks Relating to Gotham Golf Corp...........................  71
   Risks Relating to Regulatory Matters and AMEX Listing..............  72
   Risks Relating to the Use of Arthur Andersen LLP...................  73

THE SPECIAL MEETING...................................................  74
   Date, Time and Place...............................................  74
   Purpose of the Special Meeting.....................................  74
   Record Date........................................................  74
   Vote Required for the Proposed Transaction.........................  75
   Voting and Revocation of Proxies...................................  75
   Solicitation of Proxies............................................  76
   Recommendation of the Special Committee and the First Union Board
     of Trustees......................................................  76

THE PARTIES...........................................................  77
   First Union Real Estate Equity and Mortgage Investments............  77
   The FUMI Share Trust and First Union Management, Inc...............  77
   Southwest Shopping Centers Co. II, L.L.C...........................  77
   Gotham Golf Corp...................................................  78
   Gotham Golf Partners, L.P..........................................  78

                                                                       PAGE
                                                                       ----
   Gotham Partners, L.P...............................................  78
   GGC Merger Sub, Inc................................................  78
   Certain Other Equityholders........................................  78

SPECIAL FACTORS.......................................................  79
   Background of the Proposed Transaction.............................  79
   Remaining Assets and Liabilities...................................  83
   Consideration of the Proposed Transaction..........................  86
   Recommendation of the Special Committee............................ 107
   Recommendation of the First Union Board of Trustees................ 107
   Fairness of the Proposed Transaction............................... 108
   Gotham Parties' Reasons for the Proposed Transaction and
     Determination of Fairness........................................ 114
   Opinion of the Special Committee's Financial Advisor............... 116
   Fee Arrangements with the Special Committee's Financial Advisors... 127
   Purpose of the Proposed Transaction................................ 127
   Effects of the Proposed Transaction; Plans or Proposals After the
     Proposed Transaction............................................. 129
   Material Federal Income Tax Consequences to U.S. Holders........... 133
   Material Federal Income Tax Consequences to Non-U.S. Holders....... 141
   Treatment of First Union Options and Warrants...................... 144
   Financing; Source and Amount of Funds.............................. 144
   Interests of First Union Trustees, Officers and Related Parties in
     the Proposed Transaction......................................... 145
   No Dissenters' Rights or Appraisal Rights.......................... 146

THE MERGER AGREEMENT.................................................. 147
   Structure and Effective Time....................................... 147
   Merger Consideration............................................... 148
   Adjustment to the Merger Consideration............................. 148
   Effect of Proposed Transaction on Other Securities of First Union.. 148
   The Subscription Rights............................................ 149
   Over-Allotment Right and the Offering of Additional Gotham Golf
     Corp Common Shares............................................... 150
   The Notes.......................................................... 150
   Gotham Partners Note Purchase and the Post-Closing Note Redemption. 151
   Directors and Officers............................................. 151
   Representations and Warranties..................................... 152
   Covenants; Conduct of First Union's Business Prior to the Mergers.. 153
   No Solicitation.................................................... 155
   Agreement to Cooperate............................................. 156
   Trustees' and Officers' Indemnification and Insurance.............. 157
   Supplemental Indenture............................................. 157
   Market Listing..................................................... 157
   Termination of the FUMI Share Trust................................ 158
   Conditions to the Consummation of the Proposed Transaction......... 158
   Important Definitions.............................................. 160
   Termination of the Merger Agreement................................ 160
   Expense and Fee Reimbursement...................................... 161
   Gotham Partners's Commitment to Be a Stand-by Purchaser of Gotham
     Golf Corp Common Shares.......................................... 162

THE VOTING AGREEMENT.................................................. 163

SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS, CERTAIN BENEFICIAL
OWNERS, CONTROLLING PERSONS AND EXECUTIVE OFFICERS AND DIRECTORS OF
PERSONS ULTIMATELY IN CONTROL OF FIRST UNION.......................... 164
   Ownership of First Union Common Shares............................. 164
   Ownership of First Union Convertible Preferred Shares.............. 165

                                                                       PAGE
                                                                       ----

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS.................. 166
   Registration Rights Agreement with Gotham Partners................. 166
   Employment Agreements.............................................. 166
   Release Agreement.................................................. 167
   Loans to Officers.................................................. 167
   Indemnification Agreements......................................... 168
   Stock Options to Be Granted........................................ 168
   Registration Rights................................................ 169
   Gotham Golf Partners Partnership Interests......................... 169
   Election of a Founders Director.................................... 170
   Ownership of Courses............................................... 171
   Real Estate Transactions........................................... 171
   Other Related-Party Transactions................................... 171

INFORMATION REGARDING FIRST UNION SHARES.............................. 172
   Price and Dividend Information..................................... 172
   Share Repurchases.................................................. 173

GOVERNMENTAL AND REGULATORY APPROVALS................................. 174

FORM 10-K ANNUAL REPORT AND OTHER FILINGS............................. 174

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE............... 174

SHAREHOLDER PROPOSALS................................................. 174

THE NOTES OFFERING.................................................... 175
   The Issuer......................................................... 175
   Distribution of the Notes.......................................... 175
   No Fractional Notes................................................ 175
   Shareholder Note Purchase Right.................................... 175
   Redemption Right................................................... 176
   Gotham Note Purchase............................................... 177
   Listing............................................................ 177
   Use of Proceeds.................................................... 177
   Board Recommendation............................................... 177
   Tax Considerations Relating to the Notes........................... 177
   Questions.......................................................... 180

DESCRIPTION OF THE NOTES AND THE UNDERLYING LOANS..................... 181
   Brief Description of the Notes..................................... 181
   Principal and Scheduled Maturity of the Notes...................... 181
   Interest on the Notes.............................................. 181
   Security for the Notes............................................. 182
   No Liability of Directors, Officers, Employees, Members and
     Affiliates....................................................... 183
   The Indenture...................................................... 183
   Issuance in the Form of a Global Note.............................. 184
   Redemption of the Notes............................................ 186
   Payments and Accounts.............................................. 186
   Events of Default.................................................. 187
   Remedies in Case of an Event of Default on the Notes............... 188
   Majority Holders................................................... 189
   Distribution of Funds on Maturity or Acceleration.................. 189
   Negative Covenants................................................. 189
   List of Noteholders................................................ 190

                                                                       PAGE
                                                                       ----
   The Trustee........................................................ 190
   Description of the Underlying Loans................................ 191
   Amendments......................................................... 198
   Description of the Mortgaged Properties............................ 199
   Description of Servicing Arrangements.............................. 199

SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.............................. 205
   Company Overview................................................... 205
   The Loans.......................................................... 205
   Park Plaza Mall.................................................... 205
   Circle Tower....................................................... 209
   Employees.......................................................... 213
   Legal Proceedings.................................................. 213
   Management......................................................... 214
   Indemnification of Directors and Officers.......................... 215
   Management's Discussion and Analysis of Financial Condition and
     Results of Operations............................................ 216
   Quantitative and Qualitative Disclosures About Market Risk......... 220

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR SOUTHWEST
  SHOPPING CENTERS.................................................... 221

SOUTHWEST SHOPPING CENTERS CAPITALIZATION............................. 226

SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES UNAUDITED
  PRO FORMA DEBT SERVICE COVERAGE RATIO............................... 227

SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES RATIO OF
  EARNINGS TO FIXED CHARGES........................................... 230

THE SUBSCRIPTION RIGHTS OFFERING...................................... 232
   Purpose of the Subscription Rights Offering........................ 232
   Distribution of Subscription Rights................................ 232
   No Fractional Subscription Rights.................................. 232
   Subscription Price................................................. 232
   Determination of the Subscription Price............................ 232
   Subscription Privileges............................................ 232
   Gotham Purchase Commitment......................................... 233
   Process to Exercise Subscription Rights............................ 233
   No Transfer of Subscription Rights................................. 233
   Issuance of the Shares............................................. 233
   Listing............................................................ 234
   Fees and Expenses.................................................. 234
   Use of Proceeds.................................................... 234
   No Board Recommendation............................................ 235
   Questions.......................................................... 235

GOTHAM GOLF CORP...................................................... 236
   Company Overview................................................... 236
   Long-Term Business Goal............................................ 236
   The Golf Business.................................................. 236
   Industry Background................................................ 237
   Gotham Golf Partners's Strategy.................................... 238
   Key Gotham Golf Partners Management Techniques..................... 239
   Properties......................................................... 241
   Ownership of Courses............................................... 245

                                                                       PAGE
                                                                       ----
   Competition........................................................ 245
   Government Regulation.............................................. 245
   Seasonality........................................................ 246
   Employees.......................................................... 246
   Legal Proceedings.................................................. 247
   Directors and Executive Officers................................... 247
   Affiliate Transactions............................................. 249
   Executive Compensation............................................. 250
   Summary of the Gotham Golf Corp 2002 Stock Option Plan............. 250
   Equityholders Agreement............................................ 253
   Third Amended and Restated Limited Partnership Agreement of Gotham
     Golf Partners.................................................... 255
   Gotham Golf Corp Dividend Policy................................... 257
   Gotham Golf Partners Management's Discussion and Analysis of
     Financial Condition and Results of Operations.................... 257
   Liquidity and Capital Resources.................................... 268

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR
  GOTHAM GOLF CORP.................................................... 272

DESCRIPTION OF GOTHAM GOLF CORP CAPITAL STOCK......................... 283
   Gotham Golf Corp Common Shares..................................... 283
   Gotham Golf Corp Undesignated Preferred Shares..................... 283
   Gotham Golf Corp Convertible Preferred Shares...................... 284
   Anti-Takeover Considerations....................................... 290

DILUTION.............................................................. 291

GOTHAM GOLF CORP CAPITALIZATION....................................... 292

RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED
  SHARES.............................................................. 293

ELECTION AND PAYMENT PROCEDURES....................................... 295
   Elections in Respect of the Merger Consideration................... 295
   Exchange Agent..................................................... 295
   Uncertificated Securities.......................................... 295
   Election, Payment and Exchange Procedures.......................... 295
   Election Deadline.................................................. 297
   Notice to Nominee Holders.......................................... 298
   Election Procedures for Beneficial Owners.......................... 298
   Payments........................................................... 298
   Notice of Guaranteed Delivery...................................... 299
   Exchange of Convertible Preferred Shares........................... 299
   Method of Delivery................................................. 300
   Exchange Agent..................................................... 300

REGULATORY MATTERS.................................................... 301

COMPARISON OF SHAREHOLDER RIGHTS...................................... 302
   Common Shares...................................................... 302
   Convertible Preferred Shares....................................... 310

                                                                       PAGE
                                                                       ----

LEGAL MATTERS......................................................... 312

EXPERTS............................................................... 312

WHERE YOU CAN FIND MORE INFORMATION................................... 313

FINANCIAL STATEMENTS.................................................. F-1



APPENDICES
   Appendix A              Agreement and Plan of Merger and Contribution
   Appendix B              Amendment No. 1 to Agreement and Plan of Merger
                           and Contribution
   Appendix C              Amendment and Restatement of Amendment No. 2 to
                           Agreement and Plan of Merger and Contribution
   Appendix D              Amendment No. 3 to Agreement and Plan of Merger
                           and Contribution
   Appendix E              Opinion of Duff & Phelps, LLC
   Appendix F              Voting Agreement
   Appendix G              Annual Report of First Union Real Estate Equity
                           and Mortgage Investments on Form 10-K for the
                           Fiscal Year Ended December 31, 2001
   Appendix H              First Amendment to the Annual Report of First
                           Union Real Estate Equity and Mortgage Investments
                           on Form 10-K/A-1 for the Fiscal Year Ended
                           December 31, 2001
   Appendix I              Second Amendment to the Annual Report of First
                           Union Real Estate Equity and Mortgage Investments
                           on Form 10-K/A-2 for the Fiscal Year Ended
                           December 31, 2001
   Appendix J              Current Report of First Union Real Estate Equity
                           and Mortgage Investments on Form 8-K, dated as of
                           February 14, 2002
   Appendix K              Quarterly Report of First Union Real Estate
                           Equity and Mortgage Investments on Form 10-Q for
                           the Quarter Ended March 31, 2002
   Appendix L              Quarterly Report of First Union Real Estate
                           Equity and Mortgage Investments on Form 10-Q for
                           the Quarter Ended June 30, 2002

PROXY STATEMENT
       (TO BE INSERTED AS A TAB IN PRINTED PROXY STATEMENT--PROSPECTUS)

           PROXY STATEMENT                        PROSPECTUS

    FIRST UNION REAL ESTATE EQUITY             GOTHAM GOLF CORP.
      AND MORTGAGE INVESTMENTS

           125 PARK AVENUE                 575 EAST CHOCOLATE AVENUE
         NEW YORK, NY 10017                    HERSHEY, PA 17033

                                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                                                125 PARK AVENUE
                                              NEW YORK, NY 10017

                                 INTRODUCTION


   This proxy statement and the accompanying proxy are being sent by the board of trustees of First Union Real Estate Equity and Mortgage Investments (referred to in this document as FIRST UNION) in connection with the solicitation of proxies from the holders of common shares of beneficial interest, par value $1.00 per share, of First Union to be voted at the special meeting of the First Union common shareholders. The prospectuses that are being furnished in connection with the proxy statement are being provided to you by Gotham Golf Corp. (referred to in this document as GOTHAM GOLF CORP) and Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SOUTHWEST SHOPPING CENTERS) and relate to the alternatives to the cash consideration being offered to First Union common shareholders as part of the proposed transaction. The special meeting will be held at the Turtle Bay Room of The New York Helmsley Hotel, located at 212 East 42nd Street, New York, New York 10017, on Monday, November 25, 2002 at 1:00 p.m., local time, to take the actions set forth in the notice of special meeting, including the actions relating to the proposed transaction. The First Union board of trustees anticipates that First Union will first mail this proxy statement-prospectus and the enclosed proxy to common shareholders on or about Tuesday, November 5.


                          FORWARD-LOOKING STATEMENTS

   This proxy statement-prospectus, the appendices and the documents incorporated by reference herein contain both historical and forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect the current expectations of Gotham Golf Corp or Southwest Shopping Centers concerning future results and events and generally may be identified by the use of words or phrases such as "believe," "expect," or "should," or other similar words or phrases. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contemplated by these forward-looking statements. Such factors include, among others, revenues following the proposed transaction being lower than expected, unforeseen costs or difficulties of integrating the assets and management of Gotham Golf Corp or Southwest Shopping Centers, unfavorable regional or national general economic conditions and factors discussed elsewhere in this proxy statement-prospectus, the appendices and the documents incorporated by reference herein. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

   All subsequent written and oral forward-looking statements attributable to First Union, Gotham Golf Corp, GGC Merger Sub, Inc. (referred to in this document as GGC MERGER SUB) or Southwest Shopping Centers or any person acting on behalf of any of the foregoing persons' behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. First Union, Gotham Golf Corp, GGC Merger Sub and Southwest Shopping Centers undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

   None of First Union, Gotham Golf Corp, GGC Merger Sub or Southwest Shopping Centers undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q: WHAT ARE THE PROPOSALS BEING PRESENTED BY THE BOARD OF TRUSTEES?

A: The board is seeking approval by the holders of First Union common shares of the following two proposals:

    1. Approval of the Agreement and Plan of Merger and Contribution (referred to in this document as the MERGER AGREEMENT) and the transactions contemplated thereby (referred to in this document as the PROPOSED TRANSACTION), pursuant to which, among other things:

      . First Union will merge with and into Gotham Golf Corp, a Delaware corporation, with Gotham Golf Corp as the surviving corporation in the merger; and

      . First Union Management, Inc. (referred to in this document as FIRST UNION MANAGEMENT), a Delaware corporation and a wholly owned subsidiary of a private trust affiliated with First Union formed to hold the shares of First Union Management (referred to in this document as the FUMI SHARE TRUST), will merge with GGC Merger Sub, a Delaware corporation and a wholly owned subsidiary of Gotham Golf Corp, with First Union Management as the surviving corporation in the merger.

       The merger of First Union and Gotham Golf Corp is referred to in this document as the FIRST UNION MERGER, and the merger of GGC Merger Sub and First Union Management is referred to in this document as the SUB MERGER. Together, the First Union merger and the Sub merger are referred to as the MERGERS.

    2. The grant of discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposed transaction.

   The approval of the first proposal is being sought in accordance with First Union's Amended and Restated Declaration of Trust and its By-Laws, as amended. The Declaration of Trust and By-Laws provide that, upon approval of at least 70% of the trustees, which is the case here, a merger of First Union may be effective upon the consent of holders of at least a majority of the outstanding First Union common shares.

Q: WHAT WILL I RECEIVE IN THE PROPOSED TRANSACTION?


A: On October 30, 2002, First Union common shares had an opening trading price of $2.26 and a closing trading price of $2.26 on the New York Stock Exchange.


   For each First Union common share that you hold as of the effective time of the mergers, you will receive the following in the proposed transaction:

    1. $1.98 in cash;

    2. a choice of (a) an additional $0.35 in cash or (b) approximately
       1/174th (0.0057461) of a debt instrument to be issued by Southwest Shopping Centers, with a face value of $100 (which is an effective price of $60.91 per face value of $100), indirectly secured by First Union's principal real estate assets (such debt instrument referred to in this document as a NOTE); and

    3. three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf Corp common shares.

   No fraction of a note or a subscription right will be issued in the proposed transaction. Instead, holders otherwise entitled to a fraction of a note will receive an amount of cash equal to such fraction multiplied by $60.91 (the effective offering price of a note), and any fractional subscription right will be rounded up or down to the nearest whole right (with fractions of 0.5 and greater rounded up).

   The First Union board of trustees, acting upon the unanimous recommendation of a special committee composed of two independent members of the board, unanimously approved and recommend that you vote "FOR" the approval of the merger agreement and the proposed transaction, and elect to receive the cash consideration in the proposed transaction. In making its determination, the board of trustees assigned no value to the subscription right.

   The total cash consideration will be funded by a combination of First Union's cash and cash equivalents on hand and proceeds from the issuance of the notes of Southwest Shopping Centers. The part of the cash consideration that will be funded by First Union will equal up to 62% of First Union's cash, cash equivalents and U.S. Treasury Bills on hand. See "Special Factors--Financing; Source and Amounts of Funds."

Q: WHAT WILL BE THE ASSETS AND BUSINESS OF GOTHAM GOLF CORP AFTER THE PROPOSED
   TRANSACTION?


A: After the proposed transaction, Gotham Golf Corp will be engaged in two lines of business: (1) the acquisition, ownership and management of golf courses and related businesses and (2) the real estate and other business that are currently part of First Union. Gotham Golf Corp will, at least initially, conduct its golf related business through Gotham Golf Partners, L.P. (referred to in this document as GOTHAM GOLF PARTNERS). Upon completion of the proposed transaction, Gotham Golf Corp will directly or indirectly own 92.5% of the equity interests in Gotham Golf Partners. Gotham Golf Partners currently operates 21 golf courses in the Mid-Atlantic region and four golf courses in the Southeast region of the United States, and has recently executed an agreement regarding the acquisition of an additional course in the Mid-Atlantic region.


Q: WHAT WILL HAPPEN TO FIRST UNION AFTER THE PROPOSED TRANSACTION IS COMPLETED?

A: First Union will no longer exist as a separate entity and will be absorbed into Gotham Golf Corp. After the proposed transaction, First Union common shares will no longer be listed on the New York Stock Exchange or traded publicly.

Q: DOES THE FIRST UNION BOARD OF TRUSTEES RECOMMEND APPROVAL OF THE MERGER
   AGREEMENT AND THE PROPOSED TRANSACTION?

A: Yes. A special committee of two independent directors evaluated the advisability of the proposed transaction and unanimously recommended that the First Union board of trustees approve of the merger agreement and the proposed transaction. The First Union board of trustees, acting upon the special committee's unanimous recommendation, unanimously approved, and recommend that you vote "FOR" the approval of the merger agreement and the proposed transaction, and elect to receive the cash consideration in the proposed transaction. For a description of the alternatives, as well as the factors, that the special committee and First Union board of trustees considered, see "Special Factors--Background of the Proposed Transaction."

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: The First Union board of trustees formed the special committee to protect the rights and interests of holders of First Union common shares who are not affiliated with First Union's management or major shareholders. No member of the special committee is an officer of First Union or a director, partner, officer or trustee of Gotham Partners, L.P. (referred to in this document as GOTHAM PARTNERS), an interested party in the proposed transaction. For a description of the special committee and its responsibilities, see "Special Factors--Background of the Proposed Transaction."

Q: DO THE MEMBERS OF THE FIRST UNION BOARD OF TRUSTEES HAVE ANY SPECIAL
   INTEREST IN THE OUTCOME OF THE VOTE?


A: As described in this document, William A. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the Gotham Golf Corp board of directors and a member of the Executive Committee of Gotham Golf Partners, which will be an operating subsidiary of Gotham Golf Corp following the proposed transaction. Gotham Partners and its affiliates are shareholders of First Union and limited partners in Gotham Golf Partners. Immediately after the completion of the proposed transaction, Gotham Golf Partners intends to repay the outstanding principal and accrued interest on all loans from Gotham Partners or its affiliates, which payment is expected to total approximately $21.6 million, assuming a closing date of December 1, 2002. Proceeds from the subscription rights offering and/or cash on hand available after the proposed transaction could be used to make this payment. In addition, after the mergers, Talton
   R. Embry, a current member of the First Union board of trustees, will become a member of the Gotham Golf Corp board of directors. Gotham Golf Corp will indemnify all past and present directors, officers and employees of First Union, its affiliates and its subsidiaries in all of their capacities. See "Special Factors--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction."


Q: HAS FIRST UNION RECEIVED AN OPINION AS TO THE FAIRNESS OF THE PROPOSED
   TRANSACTION FROM A THIRD PARTY?


A: Yes. In arriving at its recommendation that you vote "FOR" the approval of the merger agreement and the proposed transaction, the First Union board of trustees considered a number of factors, including the receipt by the special committee of an opinion by its independent financial advisor, Duff & Phelps, L.L.C. (referred to in this document as DUFF & PHELPS), as to the fairness of the cash consideration to be received by the holders of First Union common shares in the proposed transaction. The opinion is addressed to the special committee and does not constitute a recommendation to any holder of First Union common shares as to how to vote with respect to matters relating to the proposed transaction. For a full description of the opinion of Duff & Phelps, see "Special Factors--Opinion of the Special Committee's Financial Advisor." To review the text of the opinion, see Appendix E to this document.


Q: WHAT IF THE PROPOSED TRANSACTION IS NOT COMPLETED?

A: It is possible that the proposed transaction will not be completed. The proposed transaction will not be completed if, for example, the holders of a majority of the First Union common shares do not vote to approve the merger agreement and the proposed transaction. If the proposed transaction is not completed, First Union will continue its current operations and will remain a publicly held entity.

Q: WHAT INVESTMENT DECISIONS WILL I BE ASKED TO MAKE IN THE EVENT THAT THE
   PROPOSED TRANSACTION IS APPROVED?

A: If the proposed transaction is approved, and you would like to receive consideration other than cash, you will need to make decisions with respect to two separate investments:

    1. THE NOTES. The notes are being offered to First Union common shareholders as an alternative type of consideration in connection with the proposed transaction. For each First Union common share that you hold immediately prior to the effective time of the mergers, you are entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100 (which equates to $0.575 per First Union common share), in lieu of $0.35 in cash (which is an effective price of $60.91 for a note). You must decide, therefore, whether you would like some of the consideration that you will receive for your First Union common shares to be converted into your pro rata share of the notes. If you fail to make an affirmative election with respect to the notes, you will be deemed to have declined the receipt of your pro rata share of the notes and to have elected to receive $0.35 in cash instead. You must also decide whether you would like to purchase additional notes at a purchase price of $60.91 per note (see "The Notes Offering--Shareholder Note Purchase Right"). You should note that, in order to receive or purchase notes in the proposed transaction, you must hold your First Union common shares with a bank, broker or other financial institution that is a Depository Trust Company participant and that is willing to hold your notes on your behalf.

    2. GOTHAM GOLF CORP COMMON SHARES. For each First Union common share that you hold, you will receive three-fiftieths (0.06) of a subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share. Prior to the completion of the proposed transaction, you must decide whether to exercise any or all of your subscription rights to receive Gotham Golf Corp common shares. If you fail to affirmatively exercise your subscription rights, your subscription rights will expire without value immediately after the completion of the proposed transaction.

   The First Union board of trustees has recommended that you vote to approve the merger agreement and the proposed transaction, and that you elect to receive the cash consideration if the proposed transaction is approved. The First Union board of trustees made no recommendation as to whether you should elect to receive the notes or whether you should exercise your subscription rights to purchase Gotham Golf Corp common shares.

Q: ARE THERE RISKS RELATED TO THE VALUE OF THE PROPOSED TRANSACTION THAT I
   SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT AND THE PROPOSED TRANSACTION?

A: Yes. If the proposed transaction is approved, in considering whether to elect to receive notes in the proposed transaction, you should be aware that, among other risks, the right to receive payments on the notes will be subordinated to the rights of a senior mortgage lender. In addition, in determining whether to exercise your subscription rights to purchase Gotham Golf Corp common shares, you should consider that Gotham Golf Corp has a limited operating history and that Gotham Golf Partners, its primary golf-related subsidiary, has a history of losses and expects losses in the future. You should carefully consider these and other risk factors discussed in "Risk Factors."

Q: IF I HOLD FIRST UNION CONVERTIBLE PREFERRED SHARES AT THE EFFECTIVE TIME OF
   THE MERGERS, WHAT WILL HAPPEN TO THESE SHARES?

A: If the proposed transaction is consummated, Gotham Golf Corp will exchange the outstanding shares of First Union Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $25.00 per share (referred to in this document as the FIRST UNION CONVERTIBLE PREFERRED SHARES), for shares of Gotham Golf Corp Series A Cumulative Convertible Redeemable Preferred Stock, par value $25.00 per share (referred to in this document as GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES).

   The Gotham Golf Corp convertible preferred shares will have substantially identical terms and conditions with respect to Gotham Golf Corp as the First Union convertible preferred shares had with respect to First Union, except for the following differences:


  . unlike a First Union convertible preferred share, which generally does not entitle its holder to a vote, each Gotham Golf Corp convertible preferred share will entitle its holder to one-tenth of the vote of a Gotham Golf Corp common share, voting as a class with the Gotham Golf Corp common shares;



  . each Gotham Golf Corp convertible preferred share will be convertible, at the option of its holder, into the cash consideration receivable by a holder of the number of First Union common shares into which a First Union convertible preferred share could have been converted at the time of the proposed transaction;

  . holders of Gotham Golf Corp convertible preferred shares, unlike holders of First Union convertible preferred shares, will have the right to approve the creation of, or increase in the authorized amount of, any additional class of preferred stock with a liquidation preference equal to that of the Gotham Golf Corp convertible preferred shares; and



  . holders of Gotham Golf Corp convertible preferred shares will not be bound by certain ownership limitations imposed on holders of First Union convertible preferred shares on account of First Union's status as a Real Estate Investment Trust. These differences are described in greater detail in "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares" and "Comparison of Shareholder Rights--Convertible Preferred Shares."



Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?



A: Under Ohio law, neither holders of the First Union common shares nor holders of First Union convertible preferred shares have dissenters' or appraisal rights in connection with the proposed transaction.



Q: WHERE WILL THE NOTES, GOTHAM GOLF CORP COMMON SHARES AND GOTHAM GOLF CORP
   CONVERTIBLE PREFERRED SHARES BE LISTED?


A: Southwest Shopping Centers, which will be the issuer of the notes and a wholly owned subsidiary of Gotham Golf Corp after the proposed transaction, and Gotham Golf Corp have applied to list the notes, Gotham Golf Corp common shares and Gotham Golf Corp convertible preferred shares on the AMEX. The listing application is currently under review by the AMEX.

Q: WHEN DO YOU EXPECT THE PROPOSED TRANSACTION TO BE COMPLETED?

A: The parties are working to complete the proposed transaction as quickly as possible and expect the completion date to be during the fourth quarter of this year.

Q: WHAT IS THE RECORD DATE FOR THE PROPOSED TRANSACTION, AND HOW ARE THE
   REQUIRED VOTES CALCULATED?


A: You will be entitled to vote at the special meeting if you held First Union common shares on October 18, 2002 (referred to in this document as the RECORD DATE). On the record date, 34,805,912 First Union common shares were outstanding, and each of these common shares is entitled to one vote. The holders of a majority of the outstanding First Union common shares on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes will be included in determining the number of common shares present at the special meeting for purposes of determining a quorum. You should note, however, that abstentions and broker non-votes will have the same effect as a vote against the approval of the proposed transaction. "Broker non-votes" result when, under the rules of the NYSE, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposed transaction, and thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.


   In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed so that a quorum may be present.

Q: WHAT SHAREHOLDER APPROVAL IS NEEDED?

A: The proposed transaction is subject to approval by holders of at least a majority of the outstanding First Union common shares. There can be no assurance that the proposed transaction will be approved by holders of the requisite number of First Union common shares or, if so approved, that the mergers will be consummated.

   Gotham Partners and its affiliates hold 5,841,233 First Union common shares, or approximately 16.8% of the total outstanding First Union common shares. William A. Ackman, the Chairman of First Union, is a principal of Gotham Partners.

   First Union, Gotham Partners and each of the members of the First Union board of trustees have entered into a voting agreement, pursuant to which the parties thereto have agreed to vote a collective of 7,424,943 First Union common shares, or approximately 21.3% of the total outstanding First Union common shares, for the approval of the proposed transaction. These shares subject to the voting agreement shall count toward the required majority approval.


   As of the date of this proxy statement-prospectus, the directors and executive officers of First Union beneficially owned, in the aggregate, approximately 8,256,278 First Union common shares, or collectively approximately 23.7% of the outstanding First Union common shares on that date.


Q: HOW CAN I VOTE?

A: If you held First Union common shares on the record date, you may vote your shares in one of two ways:

    1. MAIL. You can vote your shares by marking your proxy, dating and signing it and returning it in the postage-paid envelope provided to you in this proxy statement-prospectus.

    2. PERSON. You can vote by appearing and voting in person at the special meeting.

   First Union common shares represented by properly executed proxy cards will be voted at the special meeting as marked and, in the absence of specific instructions, will be voted to approve the proposed transaction, the proposal granting discretionary voting authority to the First Union board of trustees to adjourn or postpone the special meeting for the purpose of soliciting proxies with respect to the proposed transaction and, in the discretion of the persons named as proxies, on all such other business as may properly come before the special meeting. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Q: WHAT IF I DO NOT VOTE?

A: Approval of the proposed transaction requires the approval by holders of at least a majority of the outstanding First Union common shares (rather than a majority of the number of votes cast). Accordingly, if you fail to respond, it will have the same effect as voting against the proposed transaction.

  . If, however, you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposed transaction.

  . If you respond and abstain from voting, your proxy will have the same effect as a vote against the proposed transaction.

Q: IF MY FIRST UNION COMMON SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL
   MY BROKER VOTE MY COMMON SHARES FOR ME?

A: Your broker is required to vote your First Union common shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your First Union common shares will not be voted, which will have the same effect as voting against the proposed transaction.

Q: HOW CAN I REVOKE OR CHANGE MY VOTE?

A: If you vote your First Union common shares by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your First Union common shares will be voted in favor of the proposed transaction. At any time prior to its exercise, you may revoke your proxy by:

  .   giving notice in writing to First Union of your revocation;

  . submitting another properly completed proxy by mail to First Union in care of Neil H. Koenig, Secretary; or

  .   attending the special meeting and voting in person.

   Please note that attendance alone at the special meeting will not by itself revoke a proxy. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Q: CAN THE FIRST UNION BOARD OF TRUSTEES ADJOURN THE SPECIAL MEETING?

A: First Union may adjourn the special meeting from time to time to a successive specified date or dates. If holders of a majority of the voting shares of First Union present or represented by the submitted proxies at the meeting vote to approve the proposal to permit the Board to adjourn the special meeting in order to solicit additional proxies with respect to the proposed transaction, the special meeting may be adjourned for the purpose of soliciting additional proxies. If the special meeting is so adjourned, holders of First Union common shares who have already sent in their proxies will be allowed to revoke their proxies with respect to the vote on the proposed transaction at any time prior to the completion of the vote with respect to the proposed transaction.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card, voting instructions and election forms and returning them in the enclosed postage-paid envelope as soon as possible so that your First Union common shares may be represented at the special meeting.

Q: WHEN SHOULD I SEND IN MY SHARE CERTIFICATES?


A: Accompanying this proxy statement-prospectus is a green Form of Election and Letter of Transmittal (referred to in this document as the FORM OF ELECTION), with instructions. If you hold First Union common shares and wish to elect the type of merger consideration that you will receive in the proposed transaction, you must properly complete and sign the Form of Election and deliver it, together with the certificates representing your First Union common shares and any required payment, to the exchange agent designated on the Form of Election by no later than 5:00 p.m., New York City time, on December 6, 2002, unless Gotham Golf Corp, in its sole discretion, extends such time (such time referred to in this document as the ELECTION DEADLINE). If the exchange agent does not receive your completed Form of Election and required certificates (or notice of guaranteed delivery) by the election deadline, you will be deemed to have elected to receive the full cash consideration and not receive any notes or Gotham Golf Corp common shares. The Form of Election contains detailed instructions on how to calculate the required payment, if any, to send with your Form of Election. You should carefully read the instructions accompanying the Form of Election and follow them closely.






   If you hold First Union common shares in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the Form of Election. You will need to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the Form of Election prior to the election deadline. See "Election and Payment Procedures--Election Procedures for Beneficial Owners."


   If you hold First Union convertible preferred shares, you may exchange your certificates representing such shares for Gotham Golf Corp convertible preferred shares by completing the brown Letter of Transmittal accompanying this proxy statement-prospectus (referred to in this document as the PREFERRED LETTER OF TRANSMITTAL) and sending this Preferred Letter of Transmittal, together with the certificates representing your First Union convertible preferred shares, to the exchange agent specified on the Preferred Letter of Transmittal.



   For more information about the election, exchange and payment procedures for First Union common shares and First Union convertible preferred shares, see "Election and Payment Procedures."


Q: WHO WILL BE SOLICITING PROXIES?

A: First Union and Gotham Golf Corp will share equally the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. First Union has retained D.F. King & Co. for a fee of $10,000 plus additional charges related to telephone calls or other communications and other services to assist in the solicitation of proxies. First Union and its proxy solicitor and Gotham Golf Corp will also request banks, brokers, and other intermediaries holding common shares beneficially owned by others to send this proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of First Union and Gotham Golf Corp. No additional compensation will be paid to directors, officers or employees for such solicitation.

   You should be aware that, in connection with the proposed transaction, Gotham Golf Corp will be paying brokers a commission of $1.00 for every Gotham Golf Corp common share purchased by or on behalf of their clients through the exercise of subscription rights, except with respect to the exercise of subscription rights by Gotham Partners and its affiliates and the exercise of subscription rights by holders residing in those states where a commission is restricted or unlawful.

   You should not send in any certificates for First Union common shares with your proxy card. A transmittal letter with instructions for the surrender of such certificates will be mailed to you as soon as practicable after the completion of the proposed transaction.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the proposed transaction or how to submit your proxy, or the related documentation, or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card, voting instructions and election forms, you should contact:




                             D.F. King & Co., Inc.


                                77 Water Street


                                  20th Floor


                              New York, NY 10005


            Banks and Brokerage Firms, Please Call: (212) 269-5550


                  All Others, Call Toll-Free: (888) 414-5566


   As far as the First Union board of trustees is aware, no matters, other than those outlined in this proxy statement-prospectus, will be presented at the special meeting for action on the part of the First Union common shareholders. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy card to vote the common shares to which the proxy relates in accordance with their best judgment.

                                    SUMMARY

   The following is a summary of information contained elsewhere in this proxy statement-prospectus. This summary is subject to the detailed information appearing elsewhere in this proxy statement-prospectus and the appendices hereto. You should carefully read this entire document and the other documents to which this document refers to understand the proposed transaction and the securities offered therein.

                           THE PROPOSED TRANSACTION


Structure and Effective
  Time (page 147)...........  The merger agreement provides for two separate mergers: (1) the merger of First Union and Gotham Golf Corp, with Gotham Golf Corp as the surviving entity; and (2) the merger of GGC Merger Sub and First Union Management, with First Union Management as the surviving entity.


                              Concurrently with the effective time of the mergers, Gotham Partners and its controlled affiliates, as well as other Gotham Golf Partners equityholders, will contribute (1) their respective limited partnership interests in Gotham Golf Partners to Gotham Golf Corp and (2) their respective general partnership interests in Gotham Golf Partners to Gotham Golf Corp by directly transferring such interest to a wholly owned subsidiary and limited liability company of Gotham Golf Corp, each in exchange for Gotham Golf Corp common shares. This contribution of equity interests is referred to in this document as the CONTRIBUTION. As a result of the contribution, Gotham Golf Corp will directly and indirectly own 92.5% of the equity interests in Gotham Golf Partners, including 100% of the general partnership interests in Gotham Golf Partners, which will be held by a wholly owned subsidiary and limited liability company of Gotham Golf Corp, and current management of Gotham Golf Partners and certain other Gotham Golf Partners equityholders will own the remaining 7.5% of the equity interests in Gotham Golf Partners.

                              The pages that follow depict the structure and steps of the proposed transaction.

                                  [FLOW CHART]

                                  [FLOW CHART]

Merger Consideration (page
  148)......................  If the proposed transaction is consummated, First
                              Union common shareholders will receive for each of their First Union common shares:


                               .  $1.98 in cash;

                               . a choice of an additional $0.35 in cash or approximately 1/174th (0.0057461) of a debt instrument to be issued by Southwest Shopping Centers with a face value of $100 (which equates to $0.575 per First Union common share) (the debt instrument is referred to in this document as a NOTE); and

                               . three-fiftieths (0.06) of a non-transferable subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares.

                              No fraction of a note or a subscription right will be issued in the proposed transaction. Instead, holders otherwise entitled to a fraction of a note will receive an amount of cash equal to such fraction multiplied by $60.91 (the effective offering price of a note), and any fractional subscription right will be rounded upward or downward to the nearest whole right (with fractions of 0.5 and greater rounded upward).


Parties to the Proposed
  Transaction--First Union
  (page 77).................  First Union Real Estate Equity and Mortgage
                              Investments, or FIRST UNION, is an unincorporated association in the form of an Ohio business trust. In March 2001 First Union sold the majority of its properties, and its primary remaining real estate assets are a shopping mall and an office property. The mailing address and telephone number of First Union's principal executive offices are 125 Park Avenue, New York, NY 10017, (212) 949-1373.



Parties to the Proposed
  Transaction--First Union
  Management (page 77)......  First Union Management, Inc., or FIRST UNION
                              MANAGEMENT, is a Delaware corporation organized by First Union to lease property from First Union and operate such property for its own account as a separate taxable entity. The shares of First Union Management are held by a private trust affiliated with First Union, the beneficiaries of which are the shareholders of First Union. If the proposed transaction is completed, First Union Management will become a wholly owned subsidiary of Gotham Golf Corp. The mailing address and telephone number of First Union Management's principal executive offices are 125 Park Avenue, New York, NY 10017, (212) 949-1373.



Parties to the Proposed
  Transaction--Southwest
  Shopping Centers
  (pages 77-78).............  Southwest Shopping Centers Co. II, L.L.C., or
                              SOUTHWEST SHOPPING CENTERS, is a Delaware limited liability company whose sole member is First Union. Southwest Shopping Centers's sole business is the indirect ownership of the Park Plaza Mall located in Little Rock, Arkansas. If the proposed transaction is completed, Southwest Shopping Centers will become a wholly owned subsidiary of Gotham Golf Corp and be the issuer of the notes.

                              The revenue and net income for Southwest Shopping Centers for the year ended December 31, 2001 and the six months ended June 30, 2002 were as follows:

                                                 YEAR ENDED     SIX MONTHS ENDED
                                              DECEMBER 31, 2001  JUNE 30, 2002
                                              ----------------- ----------------
                                                                  (UNAUDITED)
                                                        (IN THOUSANDS)
             Revenue.........................      $11,427           $5,890
                                                   =======           ======
             Net income......................      $   312           $  672
                                                   =======           ======

                              The mailing address and telephone number of Southwest Shopping Centers's principal executive offices are 125 Park Avenue, New York, NY 10017,
                              (212) 949-1373.


Parties to the Proposed
  Transaction--Gotham Golf
  Corp (page 78)............  Gotham Golf Corp is a newly formed Delaware corporation organized by Gotham Golf Partners in connection with the proposed transaction. If the proposed transaction is completed, First Union will be absorbed into Gotham Golf Corp. The mailing office and telephone number of the principal executive offices of Gotham Golf Corp are 575 East Chocolate Avenue, Hershey, PA 17033,
                              (717) 312-1355.



Parties to the Proposed
  Transaction--Gotham Golf
  Partners (page 78)........  Gotham Golf Partners, L.P., or GOTHAM GOLF
                              PARTNERS, is a Delaware limited partnership that operates 21 golf courses in the Mid-Atlantic region and four golf courses in the Southeast region of the United States, and has recently executed an agreement regarding the acquisition of an additional course in the Mid-Atlantic region. If the proposed transaction is completed, Gotham Golf Partners will become a 92.5% owned subsidiary of Gotham Golf Corp.


                              The revenue, loss from continuing operations and net loss for Gotham Golf Partners for the year ended December 31, 2001 and the six months ended June 30, 2002 were as follows:

                                                 YEAR ENDED     SIX MONTHS ENDED
                                              DECEMBER 31, 2001  JUNE 30, 2002
                                              ----------------- ----------------
                                                                  (UNAUDITED)
                                                        (IN THOUSANDS)
                               Revenue.......     $ 28,353          $13,014
                                                  ========          =======
                               Loss from
                                 continuing
                                 operations..     $(11,201)         $(7,982)
                                                  ========          =======
                               Net loss......     $(12,291)         $(8,191)
                                                  ========          =======

                              The mailing office and telephone number of the principal executive offices of Gotham Golf Partners are 575 East Chocolate Avenue, Hershey, PA 17033, (717) 312-1355.


Parties to the Proposed
  Transaction--Gotham
  Partners (page 78)........  Gotham Partners L.P., or GOTHAM PARTNERS, is a
                              New York investment limited partnership that owns a substantial interest in Gotham Golf Partners. The mailing office and telephone number of the principal executive offices of Gotham Partners are 110 East 42nd Street, 18th Floor, New York, NY 10017, (212) 286-0300.



Parties to the Proposed
  Transaction--GGC Merger
  Sub, Inc. (page 78).......  GGC Merger Sub, Inc., or GGC MERGER SUB, is a
                              wholly owned subsidiary of Gotham Golf Corp and a newly formed Delaware corporation organized by Gotham Golf Corp in connection with the proposed transaction. If the proposed transaction is completed, GGC Merger Sub will be absorbed into First Union Management. The mailing office and telephone number of the principal executive offices of GGC Merger Sub are in care of Gotham Golf Corp, 575 East Chocolate Avenue, Hershey, PA 17033, (717) 312-1355.



Gotham Purchase Commitments
  (page 162)................  Gotham Partners has agreed to act as a standby purchaser of Gotham Golf Corp common shares so that, immediately after the proposed transaction, an aggregate cash purchase price of at least $10,000,000 of Gotham Golf Corp common shares will have been purchased from Gotham Golf Corp. See "The Merger Agreement--Gotham Partners's Commitment to Be a Stand-by Purchaser of Gotham Golf Corp Common Shares."


                              Gotham Partners and its affiliates also will elect their pro rata share of the notes in the proposed transaction. In addition, Gotham Partners and its affiliates will purchase all of the notes declined by other First Union common shareholders in the proposed transaction. Moreover, if designated by Southwest Shopping Centers, issuer of the notes, Gotham Partners, its affiliate or its designee will purchase all of the redeemed notes. See "The Merger Agreement--Gotham Partners Note Purchase and the Post-Closing Note Redemption."

                            SUMMARY FINANCIAL DATA
                            (Dollars in thousands)


   THE FOLLOWING SUMMARY STATEMENT OF OPERATIONS DATA PRESENTED BELOW FOR THE YEAR ENDED DECEMBER 31, 2001 AND THE SUMMARY BALANCE SHEET DATA AS OF DECEMBER 31, 2001 PRESENTED BELOW HAVE BEEN DERIVED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GOTHAM GOLF PARTNERS AND SOUTHWEST SHOPPING CENTERS INCLUDED IN THIS PROXY STATEMENT-PROSPECTUS. THE SUMMARY STATEMENT OF OPERATIONS DATA, OTHER OPERATING DATA AND BALANCE SHEET DATA AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2002 HAVE BEEN DERIVED FROM THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GOTHAM GOLF PARTNERS AND SOUTHWEST SHOPPING CENTERS, WHICH APPEAR ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. YOU SHOULD READ THE SUMMARY CONSOLIDATED FINANCIAL DATA WITH THE "GOTHAM GOLF CORP--GOTHAM GOLF PARTNERS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."



                                                                     SIX MONTHS
                                                         YEAR ENDED     ENDED
                                                        DECEMBER 31,  JUNE 30,
                                                            2001        2002
GOTHAM GOLF PARTNERS                                    ------------ -----------
                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue................................................   $ 28,353    $ 13,014
Loss from operations...................................       (927)     (2,097)
Loss from continuing operations........................    (11,201)     (7,982)
Loss from discontinued operations......................     (1,090)       (209)
Net loss...............................................   $(12,291)   $ (8,191)

OTHER OPERATING DATA:
Course operating income (1)............................   $ 13,109    $  5,135
COI margin.............................................       46.2%       39.5%

                                                           AS OF        AS OF
                                                        DECEMBER 31,  JUNE 30,
                                                            2001        2002
                                                        ------------ -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..............................   $  3,899    $  1,307
Working capital (deficit)..............................     (6,464)    (61,176)
Total assets...........................................    124,965     118,668
Long-term debt and capital lease, net of current
 portion...............................................     89,248      49,605
Partners' equity.......................................   $ (3,561)   $(11,667)


                                                                     SIX MONTHS
                                                         YEAR ENDED     ENDED
                                                        DECEMBER 31,  JUNE 30,
                                                            2001        2002
SOUTHWEST SHOPPING CENTERS                              ------------ -----------
                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue................................................   $11,427      $ 5,890
Net income.............................................   $   312      $   672

                                                           AS OF        AS OF
                                                        DECEMBER 31,  JUNE 30,
                                                            2001        2002
                                                        ------------ -----------
                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Total assets...........................................   $60,021      $58,850
Long-term obligations..................................    42,078       41,917
Total equity...........................................   $16,421      $16,082

--------
(1) Course operating income (COI) is a measurement commonly used by golf courses to analyze ongoing course-level financial performance and to measure the performance of its golf courses net of net impact of overhead spending. Gotham Golf Partners defines COI as total revenue, less costs of sales, course-level salaries and wages and course-level operating expenses. Course-level operating expenses equal total operating expenses less corporate overhead expenses, golf cart leases, depreciation, rental payments on one leased golf-course and acquisition-related expenses. COI is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, income (loss) from operations, loss from continuing operations or net loss as defined by generally accepted accounting principles in the United States.

                                SPECIAL FACTORS


Purpose of the Proposed
  Transaction (pages 127-128) FIRST UNION AND ITS AFFILIATES.  The purpose of the proposed transaction for First Union and its board of trustees, for Mr. Embry, who is a member of the board of trustees, and for the special committee is to allow First Union common shareholders to receive a fair value for First Union common shares in the near term while satisfying First Union's obligation to the holders of the First Union senior notes and First Union convertible preferred shares.


                              GOTHAM PARTNERS AND ITS AFFILIATES. The purpose of the proposed transaction for Gotham Partners and its affiliates is for Gotham Golf Corp to acquire all of the First Union common shares.


Fairness of the Proposed
  Transaction (pages 108-114) FIRST UNION AND ITS AFFILIATES.  The First Union
                              board of trustees, Mr. Embry as a member of the board of trustees and the members of the special committee have determined that the merger agreement and the proposed transaction are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration. The board of trustees, Mr. Embry and the members of the special committee based their conclusions on a number of factors, some of which are indicated below.


                              In addition, the board of trustees, Mr. Embry and the members of the special committee have determined that the proposed transaction is procedurally fair based on a number of factors, some of which are indicated below.

                              GOTHAM PARTNERS AND ITS AFFILIATES.  Gotham
                              Partners and its affiliates concur with the analyses and conclusions of the special committee of the First Union board of trustees with respect to the substantive and procedural fairness of the proposed transaction.


Recommendation of the
  Special Committee (page
  107)......................  A special committee consisting of two independent trustees, Daniel J. Altobello as chair of the committee and Bruce R. Berkowitz as a member of the committee, evaluated the advisability of the proposed transaction and unanimously recommended that the First Union board of trustees approve and declare advisable the proposed transaction, the merger agreement and the transactions contemplated thereby.



Factors Considered by the
  Special Committee in
  Recommending the Proposed
  Transaction (pages 108-114) In determining that the merger agreement and the proposed transaction are fair to and in the best interests of First Union, its common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration and the sole shareholder of First Union Management, the special committee considered a number of factors, including the following (which were not assigned any relative importance):

                               . the current financial condition and results of operations of First Union given that First Union's assets were not producing substantial income;

                               . a comparison of the historical market prices of First Union common shares to the $2.55 per share price offered by Gotham Golf Corp (which, after a deduction of $0.20 per share relating to dividends and a deduction of $0.02 per share relating to the elimination of other possible holdbacks, is effectively $2.33 per share);

                               . the terms of the merger agreement and the ability of Gotham Golf Corp to offer an all-cash alternative to First Union common shareholders without proration;

                               . a review of the alternatives to the proposed transaction and the costs of such alternatives, including the lack of third-party proposals and the uncertainties of the value of First Union in liquidation; and

                               . the financial presentations of Duff & Phelps, financial advisor to the special committee, and the written opinion of Duff & Phelps as to the fairness of the cash consideration to holders of First Union common shares (other than Gotham Partners and its affiliates).


Recommendation of the First
  Union Board of Trustees
  (page 107)................  The First Union board of trustees, acting upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and the proposed transaction and recommends that you vote "FOR" the approval of the merger agreement and the proposed transaction and that you elect to receive the cash consideration in respect of your shares. The First Union board of trustees makes no recommendation as to whether you should elect to receive the notes or whether you should exercise your subscription rights to purchase Gotham Golf Corp common shares.



Factors Considered by the
  First Union Board of
  Trustees, including
  Mr. Embry, in Recommending
  the Proposed Transaction
  and Determining its
  Fairness (pages 112-114)..  In determining that the merger agreement and the proposed transaction are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash consideration, the board, including Mr. Embry, considered a number of factors, including the following (which were not assigned any relative importance):


                               . the conclusions and recommendations of the special committee;

                               . the factors taken into account by the special committee, including the opinion of Duff & Phelps as to the fairness of the cash consideration to holders of First Union common shares (other than Gotham Partners and its affiliates); and

                               . the fact that the cash consideration and the terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and Gotham Partners.

                              The board, including Mr. Embry and the members of the special committee, believe that the proposed transaction is procedurally fair based on a number of factors, including:

                               . the membership of the special committee, which consisted of independent directors appointed to represent the interests of non-management unaffiliated holders of First Union common shares; and

                               . the fact that the special committee retained and was advised by its own independent legal counsel and financial advisors.


Opinion of the Financial
  Advisor to the Special
  Committee (page 116) and
  Appendix E................  On February 12, 2002, the special committee's independent financial advisor, Duff & Phelps, L.L.C., delivered a written opinion to the special committee to the effect that, as of that date and based upon the assumptions made and the matters considered as described in the written opinion, the estimated value of the cash consideration to be received by the holders of the First Union common shares (other than Gotham Partners and its affiliates) is fair from a financial point of view.


                              Duff & Phelps's fairness opinion does not address
                              (1) the fairness of any consideration other than the cash consideration, (2) the fairness of the proposed transaction to the holders of First Union convertible preferred shares or (3) the fairness of the consideration to be received in connection with the proposed transaction by Gotham Partners and its affiliates. Duff & Phelps's opinion was provided for the information of the special committee, the First Union Management board of directors and the trustee of the FUMI Share Trust and does not constitute a recommendation to any shareholder of First Union or any beneficiary of the FUMI Share Trust with respect to any matter relating to the proposed transaction. See "Special Factors--Opinion of the Special Committee's Financial Advisor."


                              The full text of Duff & Phelps's written opinion is attached as Appendix E to this proxy statement-prospectus. You are encouraged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.



Effects on First Union (page
  129)......................  As a result of the proposed transaction, First
                              Union will cease to exist as a legal entity. The subsidiaries of First Union will become subsidiaries of Gotham Golf Corp. First Union Management will become a subsidiary of Gotham Golf Corp and its sole shareholder, the FUMI Share Trust, will be dissolved.

Effect on Other Securities
  of First Union (pages
  148-149)..................  FIRST UNION CONVERTIBLE PREFERRED SHARES.  Each
                              First Union convertible preferred share will be converted into the right to receive a Gotham Golf Corp convertible preferred share that has substantially identical or improved rights and preferences to those of the First Union convertible preferred shares.


                              FIRST UNION SENIOR NOTES. Each First Union senior note will remain outstanding, and Gotham Golf Corp will execute a supplemental indenture wherein it assumes the debt obligations evidenced by the First Union senior notes.


Listing of Securities (pages
  177, 234 and 290).........  Gotham Golf Corp has applied to list the Gotham
                              Golf Corp common shares, the Gotham Golf Corp convertible preferred shares, the senior notes and Southwest Shopping Centers notes on the AMEX.



Material Federal Income Tax
  Consequences (pages
  133-144)..................  For holders of First Union common shares who do not exercise their basic subscription privilege, the exchange of First Union common shares for cash or for cash and notes in the First Union merger will be a taxable transaction for federal income tax purposes whether or not the First Union merger qualifies as a reorganization.


                              First Union believes that it is not likely that the First Union merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to in this document as the CODE), in which case the exchange of First Union common shares for Gotham Golf Corp common shares, cash and/or notes, and the exchange of First Union convertible preferred shares for Gotham Golf Corp convertible preferred shares will be a taxable transaction for federal income tax purposes. If substantially all of First Union's assets are transferred to Gotham Golf Corp, U.S. holders of First Union senior notes should continue to be taxed in the same manner as if the First Union merger had not occurred, but if less than substantially all of First Union's assets are transferred to Gotham Golf Corp, such holders may be deemed to have exchanged their First Union senior notes for Gotham Golf Corp senior notes in a taxable transaction.

                              If the First Union merger does qualify as a "reorganization" within the meaning of Section 368(a) of the Code:

                             . holders of First Union common shares who exercise their basic subscription privilege will recognize a gain (but not a loss) on the exchange of their First Union common shares for Gotham Golf Corp common shares in an amount equal to the lesser of (1) the amount of cash and the issue price of any notes received and (2) an amount equal to the excess, if any, of (a) the amount of cash, the issue price of any notes received and the fair market value of the Gotham Golf Corp common shares received over (b) the adjusted tax basis in the First Union common shares surrendered;

                             . the U.S. holders of First Union convertible preferred shares will not recognize any gain or loss on the exchange of the First Union convertible preferred shares for Gotham Golf Corp convertible preferred shares; and

                             . the holders of First Union senior notes should continue to be taxed in the same manner as if the First Union merger had not occurred.


Interests of First Union
  Trustees, Officers and
  Related Parties (pages
  145-146)..................  You should be aware that members of the First
                              Union board and related parties in the proposed transactions have agreements or arrangements that provide them with interests that differ from those of other First Union common shareholders, including the following:



                             . REPAYMENT OF DEBT. Immediately after the completion of the proposed transaction, Gotham Golf Partners intends to repay the outstanding principal and accrued interest on all loans from Gotham Partners or its affiliates, which payment is expected to total approximately $21.6 million, assuming a closing date of December 1, 2002. Proceeds from the subscription rights offering and/or cash on hand available after the proposed transaction could be used to make this payment.


                             .   RELEASE OF COLLATERAL PLEDGED BY GOTHAM
                                 PARTNERS. In connection with the completion of the proposed transaction, Gotham Golf Partners has agreed to obtain the release of all collateral pledged by Gotham Partners to any entity prior to such completion.

                             . GOTHAM GOLF CORP BOARD OF DIRECTORS. Mr. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the Gotham Golf Corp board of directors and a member of Gotham Golf Partners's Executive Committee. In addition, upon completion of the proposed transaction, Talton R. Embry, a current member of the First Union board of trustees, will become a member of the Gotham Golf Corp board of directors.

                             .   INDEMNIFICATION AND INSURANCE.  Upon
                                 completion of the proposed transaction, Gotham Golf Corp will, subject to certain conditions, indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of First Union, its affiliates (including First Union Management) and its subsidiaries, in all of their capacities.

                              THE SPECIAL MEETING


Date, Time and Place (page
  74).......................  The special meeting will be held in the Turtle
                              Bay Room of The New York Helmsley Hotel, located at 212 East 42nd Street, New York, New York 10017, on Monday, November 25, 2002 at 1:00 p.m.,
                              local time.

Purpose of the Special
  Meeting (page 74).........   1. TO APPROVE THE MERGER AGREEMENT AND THE
                                  TRANSACTIONS CONTEMPLATED THEREBY.


                              The First Union board of trustees is requesting the First Union common shareholders to approve the merger agreement and the transactions contemplated thereby in accordance with the Declaration of Trust and By-Laws of First Union, as amended, which provide that no merger of First Union into another entity, or no consolidation or combination of First Union with one or more other entities, shall be made without the consent of the holders of at least a majority of the outstanding common shares of First Union, provided that at least 70% of the five trustees have approved the transaction. First Union is not required to obtain the approval of at least a majority of unaffiliated security holders in order to enter into the merger agreement and the transactions completed thereby. At its meeting on February 12, 2002, the First Union board, with Mr. Ackman not participating, unanimously approved the merger agreement and the proposed transaction and recommended that the holders of First Union common shares elect to receive the cash consideration.

                               2. TO GRANT DISCRETIONARY AUTHORITY TO THE FIRST
                                  UNION BOARD OF TRUSTEES TO ADJOURN OR
                                  POSTPONE THE SPECIAL MEETING FROM TIME TO
                                  TIME FOR THE PURPOSE OF SOLICITING PROXIES
                                  WITH RESPECT TO THE PROPOSALS.

                              The board is soliciting discretionary authority from holders of First Union common shares to adjourn or postpone the special meeting to permit further solicitation with respect to the proposals.


Record Date (page 74).......  You will be entitled to vote at the special meeting if you are a holder of record of First Union common shares at the close of business on October 18, 2002.



Vote Required for Approval
  (page 75).................  Approval of the merger agreement and the proposed transaction requires the affirmative vote of the holders of a majority of the First Union common shares outstanding as of the record date.



Proxies (pages 75-76).......  You may grant a proxy by mail or by appearing in person at the special meeting.


               OTHER MATTERS RELATED TO THE PROPOSED TRANSACTION


No Dissenters' or Appraisal
  Rights (page 146).........  Under Ohio law, neither holders of the First
                              Union common shares nor holders of First Union convertible preferred shares have dissenters' or appraisal rights in connection with the proposed transaction.



Governmental and Regulatory
  Approvals (page 174)......  The proposed transaction does not require any federal regulatory approvals other than the federal filings required under applicable U.S. securities laws in connection with this document.

                              In offering the securities contemplated in the proposed transaction, Gotham Golf Corp and Southwest Shopping Centers are relying on various exemptions, exclusions or federal preemption from registration requirements with respect to state securities laws or Blue Sky laws.

                              Although no assurances can be made that the proposed transaction will receive the necessary regulatory clearances on acceptable terms at any particular time, Gotham Golf Corp and Southwest Shopping Centers expect that the necessary regulatory clearances or exemptions will be obtained.

          THE MERGER AGREEMENT AND TERMS OF THE PROPOSED TRANSACTION

Mutual Conditions to Closing

  (pages 158).............    The obligation of the parties to complete the
                              proposed transaction is subject to certain conditions. If a condition is not met, the parties will have to agree to waive the condition by executing a mutually acceptable written waiver in order to complete the proposed transaction.
                              These conditions include the following:


                               . approval of the proposed transaction by no less than a majority vote of First Union common shares;

                               .  execution and delivery of all documents
                                  necessary or required to effect the proposed transaction by each party to the merger agreement to the extent applicable;

                               . absence of any law or court order restraining completion of the proposed transaction (subject to the terms of the merger agreement, each party has agreed to use their reasonable commercial efforts to have any order lifted);

                               . expiration or termination of the relevant waiting period under applicable antitrust laws;

                               . obtainment of all necessary and any material registrations, consents, approvals, orders or waivers relating to the proposed transaction from governmental authorities;

                               . declaration by the Securities and Exchange Commission of the effectiveness of this proxy statement-prospectus, together with the absence of any stop order suspending the effectiveness of this proxy statement-prospectus or any part thereof or any proceeding initiated or threatened in writing by the Securities and Exchange Commission for such purpose; and

                               . obtainment of the consents of certain third parties.


Conditions of Gotham Golf
  Corp and its Affiliates to
  Closing (pages 158-159)...  In addition, the obligation of Gotham Golf Corp and its affiliates to complete the proposed transaction is subject to certain conditions, including:


                               .  the performance by First Union, the FUMI
                                  Share Trust, First Union Management and their respective subsidiaries in all material respects of each of their covenants and obligations under the merger agreement; and

                               .  the accuracy of the representations and
                                  warranties of each of First Union, the FUMI
                                  Share Trust, First Union Management and their respective subsidiaries contained in the merger agreement at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million.


Conditions of First Union
  and its Affiliates to
  Closing (page 159)........  In addition, the obligation of First Union and its affiliates to complete the proposed
                              transaction is subject to certain conditions, including:


                               . the performance by Gotham Partners, Gotham Golf Corp, GGC Merger Sub and the Gotham Golf Partners equityholders participating in the contribution in all material respects of each of their covenants and obligations under the merger agreement; and

                               .  the accuracy of the representations and
                                  warranties made by each of Gotham Partners, Gotham Golf Corp, GGC Merger Sub, Gotham Golf Partners and the Gotham Golf Partners equityholders participating in the proposed transaction at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures as would not reasonably be expected to materially impair, delay or prevent the completion of the proposed transaction.


Termination of the Merger
  Agreement (pages 160-161).  The merger agreement may be terminated at any time prior to the effective time of the mergers, whether before or after the First Union common shareholders have approved of them, in any of the following cases:


                               . by mutual written consent of First Union and Gotham Partners;

                               .  by either First Union or Gotham Partners upon
                                  (1) court order or governmental action
                                  blocking the merger or (2) failure of First
                                  Union common shareholders to approve the proposed transaction;

                               .  by Gotham Partners if there has been a
                                  material breach by First Union of any
                                  representation, warranty, covenant or
                                  agreement contained in the merger agreement that (1) would result in a failure of a closing condition that (a) First Union perform in all material respects all of its obligations under the merger agreement or (b) the representations and warranties of First Union are true and correct (except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million) and (2) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement;

                               . by Gotham Partners, if the First Union board of trustees withdraws or adversely amends its recommendation of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to the common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration) to First Union's shareholders;

                               . by First Union, upon notice of receipt of an acquisition proposal prior to the special committee; or

                               . by First Union, if there has been a material breach by Gotham Golf Corp of any representation, warranty, covenant or agreement contained in the merger agreement that (1) would result in a failure of a closing condition that (a) Gotham Golf Corp perform in all material respects all of its obligations under the merger agreement or (b) the representations and warranties of Gotham Golf Corp are true and correct, except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent completion of the proposed transaction; and (2) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination, First Union is not in breach of any material representation, warranty or covenant contained in the merger agreement.


Merger Agreement--Expense
  Reimbursement (pages
  161-162)..................  All expenses incurred in connection with the merger agreement and the proposed transaction will be paid by the party incurring such expenses.


                              However, First Union must reimburse Gotham
                              Partners and its affiliates and Gotham Golf
                              Partners and its affiliates for certain expenses if the merger agreement is terminated for any of the following reasons:

                               .  failure to obtain First Union common
                                  shareholder approval of the proposed
                                  transaction;

                               . termination of the merger agreement by Gotham Partners because of a material breach by First Union of any representation, warranty, covenant or agreement that (1) resulted in a failure of a closing condition that (a) First Union perform in all material respects all of its obligations under the merger agreement or
                                  (b) the representations and warranties of First Union are true and correct (except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65.0 million);

                               . termination of the merger agreement by Gotham Partners because the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation to First Union's shareholders of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration); and

                               . termination of the merger agreement by First Union upon receipt of an alternative acquisition proposal.

                              In the event that the proposed transaction is completed, Gotham Golf Corp will bear the transaction costs related to the proposed transaction and, accordingly, will reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the proposed transaction.

         SOURCE OF FUNDS AND USE OF PROCEEDS IN THE FIRST UNION MERGER

   The following table summarizes the source of funds and the use of proceeds in the First Union merger:

Sources of Funds (in thousands)
   Cash, cash equivalents and U.S. Treasury Bills of First Union...................... $68,916
   Proceeds from the sale of notes....................................................  12,182
                                                                                       -------
       TOTAL.......................................................................... $81,098
                                                                                       =======

Use of Proceeds (in thousands)
   Cash payment if all First Union common shareholders elect the all-cash alternative. $81,098
                                                                                       -------
       TOTAL.......................................................................... $81,098
                                                                                       =======

                              THE NOTES OFFERING


The Issuer (page 175).......  Southwest Shopping Centers.



Distribution of the Notes
  (page 175)................  The notes are being offered to First Union common shareholders as an alternative type of
                              consideration in connection with the proposed transaction. For each First Union common share that you hold immediately prior to the effective time of the mergers, you are entitled to receive
                              0.0057461 of a note (which is approximately
                              1/174th of a note), with a face value of $100 (which equates to $0.575 per First Union common share), in lieu of $0.35 in cash (which is an effective price of $60.91 for a note).



Shareholder Note Purchase
  Right (pages 175-176).....  To the extent that there are notes available after First Union common shareholders elect to receive notes in lieu of part of the cash consideration, all First Union common shareholders as of immediately prior to the effective time of the mergers will have the right to purchase notes from Southwest Shopping Centers for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the SHAREHOLDER NOTE PURCHASE RIGHT.


Redemption Right (page 176).  A holder who elects to receive notes in the proposed transaction will have the right to require Southwest Shopping Centers (or, at Southwest Shopping Centers's option, a designee of Southwest Shopping Centers) to purchase such notes on the 90th day following the effective time of the mergers for a purchase price of $60.91 per note (the original issuance price of the notes), without interest. This right to sell the notes is referred to in this document as the REDEMPTION RIGHT.


                              To exercise the Redemption Right, a noteholder must properly complete and send to the Depository Trust Company participant through which the notes are held the Redemption Certification attached to this document. The Depository Trust Company participant through which the notes are held then must complete the Form of Redemption attached to this document. In order for the exercise of the Redemption Right to be effective, the redemption agent must receive the Redemption Certification and Form of Redemption relating to the notes to be redeemed by no later than 5:00 p.m. on the 80th day following the completion of the proposed transaction. Any notes designated to be redeemed and that qualified for redemption under the Redemption Right will be redeemed on the 90th day following the completion of the proposed transaction. A noteholder may exercise the Redemption Right only once. If a noteholder does not properly exercise his Redemption Right, he will be deemed to have elected to keep his notes, and his Redemption Right will expire.

                              The Redemption Right will not apply to (1) notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right or (2) notes that were transferred, either directly or indirectly, after their issuance. Moreover, if a noteholder exercises a Redemption Right, he must exercise the Redemption Right for all of his notes eligible for redemption pursuant to the Redemption Right. Thereafter, a holder of notes will not have any right to require Southwest Shopping Centers to redeem any notes.

                              If Southwest Shopping Centers designates a third party, such as Gotham Partners or one of its affiliates, to fulfill the redemption obligations in connection with the Redemption Right, the notes purchased by that third party will have the same terms and conditions as the notes purchased by other First Union common shareholders in the proposed transaction.


Principal (page 181)........  The aggregate principal amount of the notes is limited to $20.0 million.

Scheduled Maturity (page 181) The notes will mature on May 31, 2010, unless earlier accelerated or redeemed.



Interest (pages 181-182)....  BASE INTEREST RATE.  11% per annum of the face value, calculated on an actual/360-day basis.


                              ADDITIONAL INTEREST. Any amounts received by Southwest Shopping Centers on account of the exit fee on the Park Plaza mezzanine loan or late payment charges under the Circle Tower mortgage loan or Park Plaza mezzanine loan are payable pro rata to the holders of the notes as additional interest. Only the holders of notes on the record date for the next semi-annual interest payment following receipt by Southwest Shopping Centers of any such exit fee or late charges will be entitled to receive additional interest in respect of such fee or late charges. See "Description of the Notes and the Underlying Loans--Description of the Underlying Loans--The Park Plaza Mezzanine Loan."


Security for the Notes
  (pages 182-183)...........  The notes are secured by a mezzanine loan
                              (referred to in this document as the PARK PLAZA MEZZANINE LOAN) and a mortgage loan (referred to in this document as the CIRCLE TOWER MORTGAGE
                              LOAN) that Southwest Shopping Centers will make simultaneously with this offering. The combined payments of interest and principal required to be made under the two loans will equal the payments of principal and interest required to be made under the notes. Each loan bears interest at an annual rate of 11%, payable in arrears on the first business day of each January or July. The notes will be recourse only to the issuer and not to First Union, Gotham Golf Corp or any other person or entity.



                              PARK PLAZA MEZZANINE LOAN.   This is a
                              nonrecourse loan in the principal amount of $16.5 million. The borrower will be Park Plaza 1, L.L.C. (referred to in this document as PARK PLAZA 1), a wholly owned subsidiary of Southwest Shopping Centers, and the security for the loan will be a first-priority security interest in Park Plaza 1's 100% ownership interest in Park Plaza 2, an entity that indirectly owns the Park Plaza Mall in Little Rock, Arkansas. The Park Plaza mezzanine loan is also secured by a mezzanine cash management agreement intended to ensure that any funds Park Plaza 1 receives from its ownership of Park Plaza 2 are available to pay interest, principal and other amounts owing to Southwest Shopping Centers under the Park Plaza mezzanine loan.


                              CIRCLE TOWER MORTGAGE LOAN.  This is a
                              nonrecourse loan in the principal amount of $3.5 million. The borrower will be First Union (after the completion of the proposed transaction, Gotham Golf Corp will succeed to First Union's obligations under the loan) and the security for the loan will be a mortgage on the Circle Tower office building in Indianapolis, Indiana. The Circle Tower mortgage loan is also secured by a cash management agreement intended to ensure that any funds that First Union receives from Circle Tower are available to pay interest, principal and other amounts owing to Southwest Shopping Centers under the Circle Tower mortgage loan.


Payment Date (page 186).....  Third business day of each January and July, beginning on July 3, 2003.



Interest Period (pages
  181-182)..................  With respect to any payment date in July, the period that runs from and including the first day in January to and excluding the first day in July; or with respect to any payment date in January, the period that runs from and including the first day in July to and excluding the first day in January except that the first interest period shall commence on the date of completion of the proposed transaction and end on (but exclude) the first day of July 2003.



Record Date (pages 181-182).  Fifth business day preceding any payment date.



Denomination of the Notes
  (page 181)................  $100 and multiples of $100. For convenience, the term "note" in this document refers to a note with a face value of $100 or $100 increments of a note having a face value greater than $100.



Global Note (pages 184-185).  The notes will be issued in the form of a single global note, which means that the depositary is the only registered holder of the notes. The depositary for the notes will be the Depository Trust Company (referred to in this document as DTC). Accordingly, if you want to receive or purchase the notes in the proposed transaction, you must hold your First Union common shares with a bank, broker or other financial institution that has an account with DTC and that is willing to hold notes on your behalf. For a more detailed description, see "Description of the Notes and the Underlying Loans--Issuance in the Form of a Global Note."



The Trustee (pages 190-191).  The Bank of New York.



The Servicer and the Special
  Servicer (page 199).......  Archon Group, L.P.




Redemption (page 186).......  The notes are redeemable in two ways:


                               . at the noteholder's option pursuant to the Redemption Right, at a price of $60.91 per note, without interest, on the 90th day following the completion of the proposed transaction; and

                               . by obligation of the Trustee at $100 per note, plus accrued interest, whenever the redemption account, into which the Trustee deposits cash left over after payment of interest, has a balance of more than $10,000 for at least 30 consecutive days.


Southwest Shopping
  Centers' Affiliates' Right
  to Own and Vote Notes
  (page 189)................  Southwest Shopping Centers's affiliates have the same right as any other person or entity to own notes. As noteholders, Southwest Shopping Centers's affiliates would have the same rights as any other holder to vote their notes in their own best interest. See "Description of the Notes and the Underlying Loans--Majority Holders" for a more detailed description.

Listing (page 177)..........  The notes currently are not listed or traded on any national exchange. However, on behalf of Southwest Shopping Centers, Gotham Golf Corp has applied to list the notes on the AMEX. The listing application is currently under review by the AMEX.



Use of Proceeds (page 177)..  The proceeds from the issuance of the notes will be used by Southwest Shopping Centers to fund the Park Plaza mezzanine loan and the Circle Tower mortgage loan and to pay expenses relating to the offering and issuance of the notes. In addition, because the funding of the Park Plaza mezzanine loan and the Circle Tower mortgage loan are net cash neutral to First Union and Southwest Shopping Centers, ultimately the proceeds from the issuance of the notes, net of fees and expenses, will be used primarily for acquisitions, general capital expenditures, debt reduction and general corporate expenses and purposes of Gotham Golf Corp.



Risk Factors (pages 53-61)..  There is a substantial degree of risk in connection with electing to receive and
                              purchasing the notes. See "Risk Factors--Risks Relating to the Notes Offering", "Risk Factors--Risks Relating to the Properties Underlying the Notes" and "Risk Factors--Risks Relating to Indebtedness".



Board Recommendation (page
  177)......................  In making any decision to elect to receive or purchase the notes, you must consider your own best interests. The First Union board of trustees and the special committee of the First Union board of trustees recommend that you elect to receive the full cash consideration in the proposed transaction. Moreover, neither the
                              Gotham Golf Corp board of directors nor Gotham Partners makes any recommendation as to whether you should elect to receive or purchase the notes.



Tax Considerations (pages
  177-180)..................  Although the matter is not free from doubt, the notes should be treated as indebtedness for United States federal income tax purposes. If the notes are so treated, the notes will be subject to special tax rules governing contingent debt instruments. Under such rules, you will generally be required to accrue original issue discount over the term of your notes based upon the yield at which Gotham Golf Corp would issue a non-contingent fixed rate debt instrument with terms and conditions that are otherwise the same as your notes. This will generally have the effect of requiring you to include an amount in income in each year that exceeds the stated interest payments on your notes. See "The Notes Offering--Tax Considerations Relating to the Notes" for a more comprehensive discussion of the United States federal income tax consequences of owning notes.

                                  [FLOW CHART]

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO

   The following unaudited pro forma debt service coverage ratio schedules for Southwest Shopping Centers for the year ended December 31, 2001 and the six months ended June 30, 2002 have been calculated in accordance with the requirements of the proposed Southwest Shopping Centers Indenture and Servicing Agreement filed as an exhibit to this proxy statement-prospectus (referred to in this document as the INDENTURE). Because the Indenture will govern the rights and obligations of Southwest Shopping Centers and the holders of the notes, this information is provided to assist investors in determining whether to participate in the notes offering.

   These schedules have not been prepared in accordance with accounting principles generally accepted in the United States of America or the requirements of the Securities and Exchange Commission. Significant differences between these schedules and the Ratio of Earnings to Fixed Charges for Southwest Shopping Centers schedule presented on the following schedule are as follows:

  .   Circle Tower results of operations are included in this schedule;

  . allocation of overhead from First Union, the parent company of Southwest Shopping Centers, and the costs associated with Summit Mall are not included in this schedule;

  . interest expense related to the notes offering is on a cash basis for this schedule; and

  . depreciation and amortization (non-cash items) are added back to net income in this schedule.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                                  CIRCLE
                                   SOUTHWEST      TOWER         NOTES
                                   HISTORICAL HISTORICAL (1) OFFERING (2) ADJUSTMENTS (3) PRO FORMA
                                   ---------- -------------- ------------ --------------- ---------
Revenue
   Rents..........................  $11,385       $1,417       $    --         $  --       $12,802
   Interest.......................       42           --            --            --            42
                                    -------       ------       -------         -----       -------
                                     11,427        1,417            --            --        12,844
                                    -------       ------       -------         -----       -------
Expenses
   Operating expenses.............    4,079          699            --            --         4,778
   Depreciation and amortization..    1,610          336            --            --         1,946
   Interest.......................    3,720           --         2,200            --         5,920
   General and administrative.....    1,706           99            --          (870)          935
                                    -------       ------       -------         -----       -------
                                     11,115        1,134         2,200          (870)       13,579
                                    -------       ------       -------         -----       -------
Net income (loss).................  $   312       $  283       $(2,200)        $ 870       $  (735)
                                    =======       ======       =======         =====       =======
Net loss..........................                                                         $  (735)
Add: Interest expense.............                                                           5,920
Add: Depreciation and amortization                                                           1,946
Less: Interest income.............                                                             (42)
                                                                                           -------
Net operating income..............                                                         $ 7,089
                                                                                           =======
Debt Service:
Interest expense..................                                                         $ 5,920
Principal on first mortgage.......                                                             272
                                                                                           -------
Total debt service................                                                         $ 6,192
                                                                                           =======
Debt service coverage ratio.......                                                            1.14
                                                                                           =======

--------
(1) Circle Tower is not owned by Southwest Shopping Centers and its operations are not consolidated with those of Southwest Shopping Centers for financial reporting purposes; however, the notes being issued by Southwest Shopping Centers will be serviced by the cash flows from both the Circle Tower office building and the Park Plaza Mall. The Circle Tower cash management agreement requires all cash flow from the operations of Circle Tower to be used to pay amounts owed to Southwest Shopping Centers under the mortgage loan.
(2) Reflects issuance of $20 million face amount of notes, with cash interest payable at 11%.
(3) To adjust for expenses incurred by First Union and allocated to Southwest Shopping Centers for intercompany accounting purposes but not considered to be operating expenses of Southwest Shopping Centers under the Indenture. These expenses include Summit Mall expenses of $701 and allocated general and administrative expenses of $169. If these amounts were to be deducted in computing Southwest Shopping Centers's net operating income, its debt services coverage ratio would be 1.0.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                                  CIRCLE
                                   SOUTHWEST      TOWER         NOTES
                                   HISTORICAL HISTORICAL (1) OFFERING (2) ADJUSTMENTS (3) PRO FORMA
                                   ---------- -------------- ------------ --------------- ---------
Revenue
   Rents..........................   $5,890        $684        $    --         $  --       $6,574
                                     ------        ----        -------         -----       ------
                                      5,890         684             --            --        6,574
                                     ------        ----        -------         -----       ------
Expenses
   Operating expenses.............    1,937         406             --            --        2,343
   Depreciation and amortization..      812         174             --            --          986
   Interest.......................    1,835          --          1,100            --        2,935
   General and administrative.....      634          --             --          (286)         348
                                     ------        ----        -------         -----       ------
                                      5,218         580          1,100          (286)       6,612
                                     ------        ----        -------         -----       ------
Net income (loss).................   $  672        $104        $(1,100)        $ 286       $  (38)
                                     ======        ====        =======         =====       ======
Net loss..........................                                                         $  (38)
Add: Interest expense.............                                                          2,935
Add: Depreciation and amortization                                                            986
                                                                                           ------
Net operating income..............                                                         $3,883
                                                                                           ======
Debt Service
Interest expense..................                                                         $2,935
Principal on first mortgage.......                                                            160
                                                                                           ------
Total debt service................                                                         $3,095
                                                                                           ======
Debt service coverage ratio.......                                                           1.25
                                                                                           ======

--------
(1) Circle Tower is not owned by Southwest Shopping Centers and its operations are not consolidated with those of Southwest Shopping Centers for financial reporting purposes; however, the notes being issued by Southwest Shopping Centers will be serviced by the cash flows from both the Circle Tower office building and the Park Plaza Mall. The Circle Tower cash management agreement requires all cash flows from operations of Circle Tower to be used to pay amounts owed to Southwest Shopping Centers under the mortgage loan.
(2) Issued $20 million face amount of notes, with cash interest payable at 11%.
(3) To adjust for expenses incurred by First Union and allocated to Southwest Shopping Centers for intercompany accounting purposes but not considered to be operating expenses of Southwest Shopping Centers under the Indenture. These expenses include Summit Mall expenses of $202 and allocated general and administrative expenses of $84. If these amounts were to be deducted in computing Southwest Shopping Centers's net operating income, its debt service coverage ratio would be 1.16.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES RATIO OF EARNINGS TO FIXED CHARGES FOR SOUTHWEST SHOPPING CENTERS

   The following table sets forth Southwest Shopping Centers's ratio of earnings to fixed charges calculated pursuant to the requirements of the Securities and Exchange Commission on a historical basis and on a pro forma basis.

   The pro forma information reflects the following:

  . Southwest Shopping Centers historical information adjusted for interest income at 11% on the Circle Tower mortgage loan;

  .   amortization of estimated deferred financing costs;

  .   interest expense on the notes at 11%; and

  .   amortization of the notes discount.

   The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results of the consolidated companies. For detailed information see "Unaudited Pro Forma Consolidated Financial Information for Southwest Shopping Centers."

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES FOR SOUTHWEST SHOPPING CENTERS
                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                                                                            SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                     ------------------------------------------------    --------------------
                                                                                                 PRO                      PRO
                                                      1997    1998      1999     2000   2001    FORMA     2001   2002    FORMA
                                                      (2)     (2)       (2)      (2)    (2)    2001(3)    (2)    (2)    2002(3)
                                                     ------- ------- -------    ------ ------ -------    ------ ------ -------
EARNINGS:
(Loss) income before loss on sale of real estate and
 extraordinary loss from early extinguishment of
 debt............................................... $ 7,687 $ 7,197 $ 7,456    $2,662 $  312 $(2,367)   $   94 $  672 $ (692)
Loss on sale of real estate.........................      --      --  (9,000)       --     --      --        --     --     --
                                                     ------- ------- -------    ------ ------ -------    ------ ------ ------
(Loss) income from continuing operations before
 adjustment for minority interests in consolidated
 subsidiaries or income or loss from equity
 investees..........................................   7,687   7,197  (1,544)    2,662    312  (2,367)       94    672   (692)
Add:
   Fixed Charges (see below)........................  14,218  14,105  13,256     2,623  3,754   6,818     1,864  1,852  3,409
   Amortization of capitalized interest.............      --      --      --        --     --      --        --     --     --
   Distributed income of equity investees...........      --      --      --        --     --      --        --     --     --
   Proportionate share of pre-tax losses of equity
    investees for which charges arising from
    guarantees are included in fixed charges........      --      --      --        --     --      --         0     --     --
                                                     ------- ------- -------    ------ ------ -------    ------ ------ ------
      Earnings...................................... $21,905 $21,302 $11,712    $5,285 $4,066 $ 4,451    $1,958 $2,524 $2,717
Less:
   Interest capitalized.............................      --      --      --        --     --      --        --     --     --
   Preference security dividend requirements of
    consolidated subsidiaries.......................      --      --      --        --     --      --        --     --     --
   Minority interest in pre-tax income of
    subsidiaries that have not incurred fixed
    charges.........................................      --      --      --        --     --      --        --     --     --
                                                     ------- ------- -------    ------ ------ -------    ------ ------ ------
      Earnings...................................... $21,905 $21,302 $11,712    $5,285 $4,066 $ 4,451    $1,958 $2,524 $2,717
                                                     ======= ======= =======    ====== ====== =======    ====== ====== ======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense................................. $13,844 $13,731 $12,901    $2,600 $3,720 $ 6,699    $1,847 $1,835 $3,349
   Capitalized interest.............................      --      --      --        --     --      --        --     --     --
Amortized premiums, discounts and capitalized
 expenses related to indebtedness...................     366     366     347        23     34     119        17     17     60
Estimated interest within rental expense (Note 1)...       8       8       8        --     --      --        --     --     --
Preference security dividend requirements of
 consolidated subsidiaries..........................      --      --      --        --     --      --        --     --     --
                                                     ------- ------- -------    ------ ------ -------    ------ ------ ------
      Fixed Charges................................. $14,218 $14,105 $13,256    $2,623 $3,754 $ 6,818    $1,864 $1,852 $3,409
                                                     ======= ======= =======    ====== ====== =======    ====== ====== ======
Ratio of earnings to fixed charges..................    1.54    1.51     -- (4)   2.01   1.08     -- (4)   1.05   1.36    -- (4)
                                                     ======= ======= =======    ====== ====== =======    ====== ====== ======
Dollar amount of deficiency.........................      --      -- $(1,544)   $   -- $   -- $(2,367)   $   -- $   -- $ (692)
                                                     ======= ======= =======    ====== ====== =======    ====== ====== ======

--------
(1) Assumed to be  1/3 of ground rental and net lease payments.
(2) Columns reflect Southwest Shopping Centers's historical information; such information for the six months ended June 30, 2001 and 2002 is derived from unaudited financial statements.
(3) Columns reflect Southwest Shopping Centers's historical information adjusted for interest income at 11% on the Circle Tower mortgage loan, amortization of deferred financing costs, interest expense on the notes at 11% and amortization of the notes discount.
(4) Dollar amount of deficiency shown below when earnings are inadequate to cover fixed charges.

                         SUBSCRIPTION RIGHTS OFFERING



Subscription Rights (page
  232)......................  In connection with the proposed transaction, for each First Union common share held by you immediately prior to the effective time of the mergers, Gotham Golf Corp will issue to you three-fiftieths ( 3/50ths) of an uncertificated, nontransferable subscription right, with each whole subscription right exercisable to purchase one Gotham Golf Corp common share at the subscription price (defined below), and, subject to availability and proration, additional Gotham Golf Corp common shares at the subscription price.



No Fractional Subscription
  Rights (page 232).........  Gotham Golf Corp will not issue fractional subscription rights, but instead will round up or down any fractional subscription right to the nearest whole number (with fractions equal to or greater than 0.5 rounded upward).



Subscription Price (page
  232)......................  $20.00 per Gotham Golf Corp common share.



Basic Subscription
  Privilege (page 232)......  For each subscription right that you hold, you will have a basic subscription privilege to purchase from Gotham Golf Corp one Gotham Golf Corp common share at the subscription price. You may purchase some or all of the Gotham Golf Corp common shares underlying your basic subscription privilege.



Oversubscription Privilege
  (pages 232-233)...........  If you purchase all of the Gotham Golf Corp common shares underlying your basic subscription privilege, you will also have an oversubscription privilege to purchase the Gotham Golf Corp common shares that are not purchased by other holders through the exercise of their basic subscription privilege. If, however, Gotham Golf Corp receives oversubscription requests for more Gotham Golf Corp common shares than are available, Gotham Golf Corp will allocate the available shares among the holders who exercise their oversubscription privilege pro rata, based on the number of Gotham Golf Corp common shares which they requested pursuant to their oversubscription privilege, subject to rounding upward or downward for fractional shares as determined by Gotham Golf Corp.



Nontransferability of
  Rights (page 233).........  The subscription rights are being issued only to holders of First Union common shares immediately prior to the effective time, and such rights are nontransferable.



Issuance of Gotham Golf Corp
  Common Shares (pages
  233-234)..................  Gotham Golf Corp common shares purchased through the exercise of subscription rights will be issued by way of book-entry credit in Gotham Golf Corp's transfer books as soon as practicable after the completion of the proposed transaction. If you have subscribed for shares in the oversubscription privilege and Gotham Golf Corp is unable to sell you all of the shares for which you oversubscribed, due to proration or otherwise, your payment for the unpurchased shares will be returned to you. You will not receive interest on funds that you send in connection with the exercise of your subscription rights, regardless of whether the Gotham Golf Corp common shares for which you are subscribing are issued or the funds are returned.


Listing (page 234)..........  Prior to the rights offering, there has been no public market for Gotham Golf Corp common shares, and the subscription price has been set by Gotham Golf Corp. Gotham Golf Corp has applied to list the Gotham Golf Corp common shares on the AMEX. The application is currently under review by the AMEX.



Use of Proceeds (page
  234-235)..................  Assuming full exercise of the subscription rights, the cash proceeds from the sale of the Gotham Golf Corp common shares offered in this offering will be approximately $41.8 million, before payment of offering fees and expenses. All proceeds net of fees and expenses will be used primarily for acquisitions, general capital expenditures, debt reduction (including the payment of approximately $21.6 million of debt that Gotham Golf Partners owes to Gotham Partners assuming a closing of December 1, 2002) and general corporate purposes. See "The Subscription Rights Offering--Use of Proceeds."



Risk Factors (pages 53-73)..  There is a substantial degree of risk in connection with this offering that you should consider. See "Risk Factors--Risks Relating to the Subscription Rights Offering," "--Risks Relating to the Golf Business of Gotham Golf Corp" and "--Other Risks Relating to Gotham Golf Corp."



No Underwriter; No Board
  Recommendation (page 235).  The subscription price for Gotham Golf Corp common shares has been determined solely by Gotham Golf Corp, and the subscription rights offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in Gotham Golf Corp common shares must be made based on your evaluation of your best interests. NONE OF THE FIRST UNION BOARD OF TRUSTEES, THE GOTHAM GOLF CORP BOARD OF DIRECTORS, GOTHAM PARTNERS NOR ANY FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS.


                               GOTHAM GOLF CORP


Company Overview (page 236).  Gotham Golf Corp is a new corporation formed in contemplation of the proposed transaction by Gotham Golf Partners. After the completion of the proposed transaction, Gotham Golf Corp will be a company involved in two lines of business:


                             .   golf course acquisition, ownership and
                                 management and related businesses; and

                             . the real estate-related and other businesses that were part of First Union prior to the completion of the proposed transaction.

                              As part of the transaction, Gotham Partners and its controlled affiliates, as well as other Gotham Golf Partners equityholders, will contribute their equity interests in Gotham Golf Partners to a wholly owned limited liability company of Gotham Golf Corp in exchange for Gotham Golf Corp common shares so that Gotham Golf Corp will directly and indirectly own 92.5% of the equity interest in Gotham Golf Partners. Accordingly, Gotham Golf Partners's current operations and business strategy is important in understanding Gotham Golf Corp's business and operations upon completion of the proposed transaction. Gotham Golf Corp will control Gotham Golf Partners and will, at least initially, operate its golf businesses through Gotham Golf Partners. You should understand, however, that Gotham Golf Corp may acquire, own and manage its golf and golf-related businesses directly through Gotham Golf Corp or through subsidiaries or partnerships other than Gotham Golf Partners.


The Golf Business
  (pages 236-237)...........  Gotham Golf Partners operates 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. Of these 25 courses, Gotham Golf Partners owns a 100% interest in 23 of the courses and a 50% interest in another course, and leases one course with an obligation to purchase that course. With the exception of one private course and two semi-private courses, Gotham Golf Partners's golf courses are daily-fee courses, which means that the courses are open to the public and generate revenues principally through greens fees, golf cart rentals, food and beverage operations, merchandise sales and practice-facility charges. Gotham Golf Partners has recently executed an agreement regarding the acquisition of an additional daily-fee course located in central Pennsylvania. This transaction, if completed, would involve an initial lease of the course for two years, with a purchase of the property at the conclusion of the lease term.



Gotham Golf Corp's Goal and
  Strategy (pages 236 and
  238-239)..................  The goal of Gotham Golf Corp is to increase its intrinsic value per share by growing its free cash flow per share at the highest possible rate. In respect of its golf business, Gotham Golf Corp's primary strategy is to focus on the Mid-Atlantic market, maintain its operating margins, continue to make strategic acquisitions, capitalize on geographic concentration and leverage the experience and quality of its management team.

                        GOTHAM GOLF CORP CAPITALIZATION


   The following table sets forth Gotham Golf Corp's cash, restricted cash, mortgage loans, notes payable and capitalized lease obligations and total capitalization as of June 30, 2002, on a historical basis (based upon Gotham Golf Partners--predecessor basis) and on a pro forma basis to reflect to the initial capitalization of Gotham Golf Corp, exchange of Gotham Golf Partners equity interest for common shares of Gotham Golf Corp, the merger of First Union Real Estate Equity and Mortgage Investments and the issuance, net of the original issue discount of 11% Senior Non-Recourse Notes by Southwest Shopping Centers Co., II, L.L.C., as if such transactions had occurred as of June 30, 2002.

                                                                              AS OF JUNE 30, 2002
                                                                    ---------------------------------------
                                                                                  PRO       PRO       PRO
                                                                    HISTORICAL FORMA (1) FORMA (2) FORMA (3)
                                                                    ---------- --------- --------- ---------
                                                                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)
Cash and cash equivalents..........................................  $  1,307  $ 11,122  $ 15,509  $ 41,301
U.S. Treasury Bills................................................        --    11,172    11,172    11,172
Restricted cash....................................................       605     1,679     1,679     1,679
                                                                     --------  --------  --------  --------
                                                                     $  1,912  $ 23,973  $ 28,360  $ 54,152
                                                                     ========  ========  ========  ========
Mortgage loans, notes payable to bank, notes payable to related parties and capital lease obligations (these obligations are non-
  recourse or limited recourse to Gotham Golf Corp)................  $121,278  $143,811  $143,811  $143,811
Senior notes payable (this obligation is recourse to Gotham Golf
  Corp)............................................................        --    12,500    12,500    12,500
Notes payable, net of discount (this obligation is nonrecourse to
  Gotham Golf Partners and is recourse to Southwest Shopping
  Centers).........................................................        --    12,182    12,182    12,182
                                                                     --------  --------  --------  --------
                                                                      121,278   168,493   168,493   168,493
Partners' equity (deficit).........................................   (11,667)       --        --        --
                                                                     --------
Shareholders' equity:
   Convertible preferred stock.....................................              23,171    23,171    23,171
   Common stock....................................................                  28        30        44
   Additional paid-in capital......................................              38,391    42,776    68,554
   Accumulated other comprehensive loss............................                (175)     (175)     (175)
   Accumulated deficit.............................................             (43,595)  (43,595)  (43,595)
                                                                               --------  --------  --------
       Total shareholders' equity..................................              17,820    22,207    47,999
                                                                     --------  --------  --------  --------
       Total capitalization........................................  $109,611  $186,313  $190,700  $216,492
                                                                     ========  ========  ========  ========

--------
(1) Assumes minimum exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering yielding net proceeds of $9.5 million and the issuance of 500,000 Gotham Golf Corp common shares.
(2) Assumes 35% exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering yielding net proceeds of $13.9 million and the issuance of 730,924 Gotham Golf Corp common shares.
(3) Assumes full exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering, yielding net proceeds of $39.7 million and the issuance of 2,088,355 Gotham Golf Corp common shares.

                 GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES


Gotham Golf Corp Convertible
  Preferred Shares (page 284) Gotham Golf Corp will exchange one Gotham Golf
                              Corp convertible preferred share for every First Union convertible preferred share held immediately prior to the effective time of the mergers.



Dividends (pages 284-285)...  Each Gotham Golf Corp convertible preferred share will entitle its holder to cash dividends in an amount per share per year equal to the greater of
                              (1) $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or (2) the cash dividends on the Gotham Golf Corp common shares, or portion thereof, into which a Gotham Golf Corp convertible preferred share is convertible, where such cash dividends are payable quarterly in arrears on the last day of January, April, July and October of each year, commencing on January 31, 2003, when, as and if declared by the Gotham Golf Corp board of directors. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Preferential Cash Dividends."



Liquidation Preference (page
  285)......................  $25.00 per Gotham Golf Corp convertible preferred share plus an amount equal to the accrued and unpaid dividends, if any. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Liquidation Rights."



Conversion Rights
  Generally (page 287)......  Each Gotham Golf Corp convertible preferred share is convertible, at the option of its holder at any time unless previously redeemed, into either Transaction Proceeds (described below) or Gotham Golf Corp common shares.



Conversion into Transaction
  Proceeds (pages 287-288)..  A holder of Gotham Golf Corp convertible preferred shares who converts some or all of his Gotham Golf Corp convertible preferred shares into Transaction Proceeds will receive an amount of cash equal to $11.4636 per share.



Conversion into Gotham Golf
  Corp Common Shares (pages
  287-288)..................  A holder of Gotham Golf Corp convertible preferred shares who converts some or all of his or her shares into Gotham Golf Corp common shares will receive that number of Gotham Golf Corp common shares equal to the liquidation preference divided by the conversion price. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Conversion Rights" and "--Gotham Golf Corp Convertible Preferred Shares--Adjustments to the Conversion Price."

Conversion Price (pages
  288-289)..................  The conversion price for the Gotham Golf Corp convertible preferred shares will equal $5.0842 multiplied by the ratio of the Gotham Golf Corp Factor (defined below) to the First Union Factor (defined below).


                              The Gotham Golf Corp Factor will equal (1) the lower of $20 and the average of the daily market prices of a Gotham Golf Corp common share during the 20 trading days immediately after the date of the proposed transaction, or, (2) if Gotham Golf Corp common shares do not trade on a market for twenty consecutive trading days immediately after the date of the proposed transaction, the lower of $20 and the value of a common share immediately after the proposed transaction as determined by one of the nationally recognized investment banks or firms previously agreed to by First Union and Gotham Golf Corp.

                              The First Union Factor will equal the higher of
                              (1) $2.33 or (2) the average of the daily market prices of a First Union common share during the 20-day trading period immediately prior to the date of the proposed transaction.


                              The conversion price is subject to adjustment on account of certain events. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Conversion Rights" and "--Gotham Golf Corp Convertible Preferred Shares--Adjustments to the Conversion Price."



Redemption at the Option of
  Gotham Golf Corp (pages
  289-290)..................  Gotham Golf Corp may redeem the Gotham Golf Corp convertible preferred shares, in whole or in part, if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing market price of the Gotham Golf Corp common shares equals or exceeds the conversion price per share. Any Gotham Golf Corp convertible preferred share so redeemed shall be redeemed for the number of Gotham Golf Corp common shares equal to the liquidation preference divided by the conversion price. The Gotham Golf Corp convertible preferred shares will not be entitled to the benefit of any sinking fund. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Redemption at Option of Gotham Golf Corp."



Voting Rights (page 286)....  Each Gotham Golf Corp convertible preferred share will be entitled to one-tenth ( 1/10th) of the vote attributable to each Gotham Golf Corp common share, voting as a class with the Gotham Golf Corp common shares.


                              In addition, whenever dividends on the Gotham Golf Corp convertible preferred shares or any parity shares are in arrears for six quarterly dividend periods (whether or not consecutive), holders of the Gotham Golf Corp convertible preferred shares (voting together as a class with holders of any other series of preferred shares of beneficial interest of Gotham Golf Corp ranking on parity with the Gotham Golf Corp convertible preferred shares with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up (such other series of preferred shares referred to in this document as PARITY SHARES)) will have the right to elect two additional directors to serve on the Gotham Golf Corp board of directors until such dividend arrearage is eliminated. Moreover, certain changes that would be materially adverse to the rights of holders of Gotham Golf Corp convertible preferred shares or Parity Shares cannot be made without the affirmative vote of two-thirds of the Gotham Golf Corp convertible preferred shares and the Parity Shares similarly affected, voting as a single class, entitled to be cast thereon. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Voting Rights."


Ranking (pages 284-285).....  The Gotham Golf Corp convertible preferred shares will rank senior to the Gotham Golf Corp common shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Preferential Cash Dividends" and "--Gotham Golf Corp Convertible Preferred Shares--Liquidation Rights."



Listing (page 290)..........  Prior to the issuance of the Gotham Golf Corp convertible preferred shares, there has been no public market for the Gotham Golf Corp convertible preferred shares or for the Gotham Golf Corp common shares into which the Gotham Golf Corp convertible preferred shares are convertible. Gotham Golf Corp has applied to list the Gotham Golf Corp common shares and the Gotham Golf Corp convertible preferred shares on the AMEX. The listing application is currently under consideration by the AMEX.



Use of Proceeds (page 290)..  Gotham Golf Corp does not expect to receive any net proceeds from the issuance of the Gotham Golf Corp convertible preferred shares. See "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Use of Proceeds" and "Gotham Golf Corp Capitalization."

    RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED SHARES

   The following table sets forth First Union's and Gotham Golf Corp's ratio of earnings to fixed charges calculated pursuant to the requirements of the Securities and Exchange Commission on a historical basis and on a pro forma basis.

   The pro forma information reflects First Union and Gotham Golf Partners historical information adjusted for certain items, including:

  . the March 2001 disposition of certain properties to Radiant Ventures I, LLC;

  . the interest expense and amortization of the original issue discount of approximately $7.9 million associated with the 11% notes;

  . the reduction in interest income associated with the decrease in cash and investments using an implied interest rate of 3.89% based on the approximate average cash, cash equivalents, restricted cash and investments (primarily treasury bills and other U.S. government obligations) balance during the year ended December 31, 2001 for First Union; and

  . the decrease in interest expense associated with the repayment of notes payable-related parties.

   The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results of the consolidated companies. For detailed information see "Unaudited Pro Forma Condensed Combined Financial Statements for Gotham Golf Corp."

    RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED SHARES
                       (IN THOUSANDS, EXCEPT FOR RATIOS)





                                                                            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                                                                                            INVESTMENTS
                                                                        --------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------------
                                                                          1997       1998       1999      2000      2001
                                                                        -------  --------     --------  --------  --------
EARNINGS:
(Loss) income before gains on sales of real estate, extraordinary loss,
 loss from discontinued operations and preferred dividend.............. $ 7,278  $(63,769)    $(22,294) $(29,782) $(13,729)
Addback (subtract):
   Equity in loss (income) from joint venture..........................    (488)     (148)         (64)      182        --
   Gains on sales of real estate.......................................   1,468    10,346       28,334    76,114    30,096
                                                                        -------  --------     --------  --------  --------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss
 from equity investees.................................................   8,258   (53,571)       5,976    46,514    16,367
Add:
   Fixed Charges (see below)...........................................  28,363    48,775       38,880    27,442     7,329
   Amortization of capitalized interest................................       0         0            0         0         0
   Distributed income of equity investees..............................       0         0            0     2,410       150
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges............................................................       0         0            0         0         0
                                                                        -------  --------     --------  --------  --------
                                                                         36,621    (4,796)      44,856    76,366    23,846
Less:
   Interest capitalized................................................       0         0            0         0         0
   Preference security dividend requirements of consolidated
    subsidiaries.......................................................       0         0            0         0         0
   Minority interest in pre-tax income of subsidiaries that have not
    incurred fixed charges.............................................       0         0            0         0         0
                                                                        -------  --------     --------  --------  --------
     Earnings.......................................................... $36,621  $ (4,796)    $ 44,856  $ 76,366  $ 23,846
                                                                        =======  ========     ========  ========  ========
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.................................................... $27,748  $ 48,197     $ 38,442  $ 26,004  $  7,094
   Capitalized interest................................................       0         0            0         0         0
Amortized premiums, discounts and capitalized expenses related to
 indebtedness..........................................................     215       150           39     1,246       199
Estimated interest within rental expense (2)...........................     400       428          399       192        36
Preference security dividend requirements of consolidated
 subsidiaries..........................................................       0         0            0         0         0
                                                                        -------  --------     --------  --------  --------
   Fixed Charges before preferred dividends............................  28,363    48,775       38,880    27,442     7,329
Preferred dividend accrued.............................................   4,831     2,999        2,833     2,450     2,068
                                                                        -------  --------     --------  --------  --------
   Fixed Charges after preferred dividends.............................  33,194    51,774       41,713    29,892     9,397
                                                                        =======  ========     ========  ========  ========
Ratio of earnings to fixed charges before preferred dividend...........    1.29       --  (3)     1.15      2.78      3.25
                                                                        =======  ========     ========  ========  ========
Ratio of earnings to fixed charges after preferred dividend............    1.10       --  (3)     1.08      2.55      2.54
                                                                        =======  ========     ========  ========  ========
Dollar amount of deficiency before preferred dividend.................. $    --  $(53,571)    $     --  $     --  $     --
                                                                        =======  ========     ========  ========  ========
Dollar amount of deficiency after preferred dividend................... $    --  $(56,570)    $     --  $     --  $     --
                                                                        =======  ========     ========  ========  ========

                                                                                                 GOTHAM GOLF CORP
                                                                                             ---------------------
                                                                                                   PRO FORMA(1)
                                                                                             ---------------------

                                                                                                              SIX
                                                                             SIX MONTHS                      MONTHS
                                                                           ENDED JUNE 30,       YEAR         ENDED
                                                                        ----------------        ENDED       JUNE 30,
                                                                          2001      2002        2001          2002
                                                                        -------  -------     --------     --------
EARNINGS:
(Loss) income before gains on sales of real estate, extraordinary loss,
 loss from discontinued operations and preferred dividend.............. $(3,535) $(2,788)    $(28,376)    $(10,187)
Addback (subtract):
   Equity in loss (income) from joint venture..........................      --       --           --           --
   Gains on sales of real estate.......................................  30,129       --           --           --
                                                                        -------  -------     --------     --------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss
 from equity investees.................................................  26,594   (2,788)     (28,376)     (10,187)
Add:
   Fixed Charges (see below)...........................................   4,840    2,446       16,849        7,261
   Amortization of capitalized interest................................      --       --           56           72
   Distributed income of equity investees..............................      --       --          150            0
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges............................................................      --       --           --            0
                                                                        -------  -------     --------     --------
                                                                         31,434     (342)     (11,321)      (2,854)
Less:
   Interest capitalized................................................      --       --          438            0
   Preference security dividend requirements of consolidated
    subsidiaries.......................................................      --       --           --            0
   Minority interest in pre-tax income of subsidiaries that have not
    incurred fixed charges.............................................      --       --           --            0
                                                                        -------  -------     --------     --------
     Earnings.......................................................... $31,434  $  (342)    $(11,759)    $ (2,854)
                                                                        =======  =======     ========     ========
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.................................................... $ 4,660  $ 2,405     $ 15,257     $  6,710
   Capitalized interest................................................      --       --          438           --
Amortized premiums, discounts and capitalized expenses related to
 indebtedness..........................................................     162       37          857          416
Estimated interest within rental expense (2)...........................      18        4          297          135
Preference security dividend requirements of consolidated
 subsidiaries..........................................................      --       --           --            0
                                                                        -------  -------     --------     --------
   Fixed Charges before preferred dividends............................   4,840    2,446       16,849        7,261
Preferred dividend accrued.............................................   1,034    1,034        2,068        1,034
                                                                        -------  -------     --------     --------
   Fixed Charges after preferred dividends.............................   5,874    3,480       18,917        8,295
                                                                        =======  =======     ========     ========
Ratio of earnings to fixed charges before preferred dividend...........    6.49      --  (3)      --  (3)      --  (3)
                                                                        =======  =======     ========     ========
Ratio of earnings to fixed charges after preferred dividend............    5.35      --  (3)      --  (3)      --  (3)
                                                                        =======  =======     ========     ========
Dollar amount of deficiency before preferred dividend.................. $    --  $(2,788)    $(28,608)    $(10,115)
                                                                        =======  =======     ========     ========
Dollar amount of deficiency after preferred dividend................... $    --  $(3,822)    $(30,676)    $(11,149)
                                                                        =======  =======     ========     ========

--------

(1) Represents the Ratio of Earnings to Fixed Charges for the pro forma Gotham Golf Corp for the year ended December 31, 2001 and for the six months ended June 30, 2002 as if the merger transaction occurred on January 1, 2001. The numbers are derived from the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 which, along with the notes to the unaudited pro forma condensed combined statements of operations are included in this document on pages 278 through 282. Assumes 35% exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering, yielding net proceeds of $13,877 and the issuance of 730,924 Gotham Golf Corp common shares.

(2) Based upon fair market interest rates estimated to be implicit in the leases.
(3) Dollar amount of deficiency shown below when earnings are inadequate to cover fixed charges.

                        ELECTION AND PAYMENT PROCEDURES


How to Receive the Merger
  Consideration and Make
  Elections (pages 295-297).  Attached to this proxy statement-prospectus is a green Form of Election to use to receive merger consideration for your First Union common shares. If you wish to elect to receive or purchase the notes or exercise any or all of your subscription rights, you must properly complete, sign and deliver this Form of Election, together with the certificates representing your First Union common shares or a notice of guaranteed delivery and any required payment, to the exchange agent prior to the election deadline. If you fail to do so, you will be deemed to have elected to receive the full cash consideration and not receive any notes or Gotham Golf Corp common shares.



                              If you hold First Union convertible preferred shares, you may exchange your certificates representing such shares for Gotham Golf Corp convertible preferred shares by completing the brown Preferred Letter of Transmittal and sending it, together with the certificates representing your First Union convertible preferred shares, to the exchange agent specified on the Preferred Letter of Transmittal.



How to Make Elections
  Through Brokers or Other
  Nominees (page 298).......  If you hold First Union common shares through a broker, custodian bank or other nominee, Gotham Golf Corp and Southwest Shopping Centers will ask your broker, custodian bank or other nominee to notify you of the notes offering and the subscription rights offering. If you wish to elect to receive or purchase notes, or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form," together with any required payments. You should receive this form from your broker, custodian bank or other nominee with the proxy statement-prospectus materials or under separate cover.



Election Deadline (pages
  297-298)..................  Forms of Election must be received by the exchange agent on or prior to 5:00 p.m., New York City time, on December 6, 2002, unless Gotham Golf Corp, in its sole discretion, decides to extend this deadline. Any Forms of Election that are not received by this time will not be accepted, and any unexercised subscription rights will expire and no longer be exercisable.



Exchange Agent (page 300)...  The Bank of New York is the exchange agent to which you must send your Form of Election, share certificates representing your First Union common shares and any required payment. See "Election and Payment Procedures--Exchange Agent" for the exchange agent's mailing address and other information.



Questions (page 297)........  If you have any questions about the election or payment procedures, contact D. F. King & Co., Inc. at (888) 414-5566.


   THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS ATTACHED AND REFERRED HERETO FOR A MORE COMPLETE UNDERSTANDING OF THE PROPOSED TRANSACTION. IN PARTICULAR, YOU SHOULD READ THE ATTACHED APPENDICES.

                        SELECTED FINANCIAL INFORMATION
                                  FIRST UNION
               SELECTED HISTORICAL FINANCIAL AND OPERATING DATA


   The following table presents selected historical financial data for First Union. The historical financial information for First Union at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 has been derived from the historical combined financial statements of First Union and First Union Management audited by KPMG LLP and Arthur Andersen LLP, independent auditors and should be read in conjunction with those financial statements and the notes thereto. The report of KPMG LLP with respect to the financial statements of First Union as of and for the year ended December 31, 2001 and the report of Arthur Andersen LLP with respect to the financial statements of First Union as of December 31, 2000 and for each of the years ended December 31, 2000 and 1999 are included in First Union's Annual Report on Form 10-K, as amended, which is included in this proxy statement-prospectus in Appendices G, H and I.


   The financial statements of First Union as of December 31, 1999, 1998, and 1997 and for each of the years in the two-year period ended December 31, 1998 were derived from First Union's audited financial statements not included in this proxy statement-prospectus.


   The statement of operations data for the six months ended June 30, 2001 and 2002 and the balance sheet data at June 30, 2002 are derived from the unaudited financial statements of First Union which are included in this proxy statement-prospectus in Appendix L. In the opinion of First Union management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited interim results when read in connection with the audited financial statements and notes to those statements. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2002.


                                                                                                      SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                    ------------------------------------------------  ----------------
                                                      1997      1998      1999      2000      2001      2001     2002
                                                    --------  --------  --------  --------  --------  -------  -------
HISTORICAL STATEMENT OF OPERATIONS DATA                     (IN THOUSANDS, EXCEPT SHARE DATA)            (UNAUDITED)
Revenue............................................ $110,539  $148,062  $120,774  $ 67,265  $ 31,391  $19,750  $ 9,193
Income (loss) before gains on sales of real estate,
 extraordinary loss from early extinguishment of
 debt and loss from discontinued operations........    7,278   (63,769)  (22,294)  (29,782)  (13,729)  (3,535)  (2,788)
Net income (loss)..................................    5,676   (83,518)   (6,304)   40,267    15,478   25,705   (2,788)
Preferred dividend.................................   (4,831)   (2,999)   (2,833)   (2,450)   (2,068)  (1,034)  (1,034)
Net income (loss) applicable to shares of
 beneficial interest............................... $    845  $(86,517) $ (9,137) $ 37,817  $ 13,410  $24,671  $(3,822)
Net income (loss) applicable to shares of
 beneficial interest--Basic........................ $   0.03  $  (2.81) $  (0.24) $   0.92  $   0.37  $  0.65  $ (0.11)
                      Diluted...................... $   0.03  $  (2.81) $  (0.24) $   0.85  $   0.37  $  0.60  $ (0.11)
Weighted average shares of beneficial interest
 outstanding
  Basic............................................   24,537    30,772    38,827    41,758    36,396   38,012   34,806
  Diluted..........................................   25,415    31,015    38,836    47,499    36,396   42,857   34,806

                                                                           AT DECEMBER 31,
                                                             -------------------------------------------- AT JUNE 30,
                                                               1997     1998     1999     2000     2001      2002
                                                             -------- -------- -------- -------- -------- -----------
HISTORICAL BALANCE SHEET DATA                                               (IN THOUSANDS)                (UNAUDITED)
Cash and cash equivalents, unrestricted and restricted...... $ 16,864 $ 45,175 $ 57,841 $ 23,889 $  4,724  $  5,149
Investments.................................................   13,103        5  104,013  220,648  116,005   108,903
Total assets................................................  734,984  742,623  502,792  462,598  185,669   177,702
Long-term debt..............................................  458,637  357,580  207,589  171,310   54,616    54,455
Shareholders' equity........................................ $235,310 $150,696 $169,710 $120,383 $122,168  $111,384

  GOTHAM GOLF PARTNERS SELECTED HISTORICAL FINANCIAL AND OTHER OPERATING DATA

   The following table presents selected historical financial data for Gotham Golf Partners for each of the years in the five-year period ended December 31, 2001 and for the six months ended June 30, 2001 and 2002. The data are derived from the financial statements of Gotham Golf Partners and should be read in conjunction with those financial statements and the related notes that are included elsewhere in this proxy statement-prospectus. The selected statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the selected balance sheet data at December 31, 2000 and 2001 are derived from Gotham Golf Partners's audited financial statements that are included elsewhere in this proxy statement-prospectus. The selected balance sheet data at December 31, 1999 are derived from audited financial statements that are not included in this proxy statement-prospectus. The selected statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 are derived from unaudited financial statements that are not included in this proxy statement-prospectus. The statement of operations data for the six months ended June 30, 2001 and 2002 and the balance sheet data at June 30, 2002 are derived from unaudited financial statements that are included in this proxy statement-prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited interim results when read in connection with the audited financial statements and notes to those statements. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2002.

                                                                                         SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31, (2)                  JUNE 30, (2)
                                  --------------------------------------------------  ----------------------
                                     1997        1998       1999     2000     2001       2001        2002
                                  ----------- ----------- -------  -------  --------  ----------- -----------
                                  (UNAUDITED) (UNAUDITED)                             (UNAUDITED) (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
Revenue..........................   $   975     $16,323   $21,973  $26,061  $ 28,353    $12,178     $13,014
Income (loss) from operations....      (382)        896      (405)     126      (927)    (1,919)     (2,097)
Loss from continuing operations..      (614)     (2,760)   (5,602)  (6,301)  (11,201)    (6,964)     (7,982)
Loss from discontinued operations    (1,491)       (368)     (315)  (1,692)   (1,090)      (671)       (209)
Net loss.........................   $(2,105)    $(3,128)  $(5,917) $(7,993) $(12,291)    (7,635)     (8,191)

OTHER OPERATING DATA (UNAUDITED)
Course operating income (1)......        (3)    $ 6,166   $ 9,972  $11,998  $ 13,109    $ 5,082     $ 5,135
COI margin.......................        (3)       42.8%     45.4%    46.0%     46.2%      41.7%       39.5%

                                                                           AT DECEMBER 31,
                                                          -------------------------------------------------  AT JUNE 30,
                                                             1997        1998      1999     2000     2001       2002
                                                          ----------- ----------- ------- -------- --------  -----------
                                                          (UNAUDITED) (UNAUDITED)                            (UNAUDITED)
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA
Cash and cash equivalents................................   $   668     $ 1,063   $ 2,005 $  1,336 $  3,899   $  1,037
Working capital (deficit)................................     4,129       3,390     9,775    3,879   (6,464)   (61,176)
Total assets.............................................    12,797      82,233    99,056  123,856  124,965    118,668
Long term debt and capital leases, net of current portion     4,818      56,670    69,595   91,068   89,248     49,605
Partners' equity (deficit)...............................   $ 7,417     $18,021   $20,310 $  8,990 $ (3,561)  $(11,667)

--------
(1) Course operating income (COI) is a measurement commonly used by golf course managers to analyze ongoing course-level financial performance and to measure the performance of golf courses net of the impact of overhead spending. Gotham Golf Partners defines COI as total revenue, less cost of sales, course-level salaries and wages and course-level operating expenses. Course-level operating expenses equal total operating expenses less corporate overhead expenses, golf cart lease expenses, depreciation expense, rental payments on one leased golf-course and acquisition-related expenses. COI is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, income (loss) from operations, loss from continuing operations or net loss as defined by generally accepted accounting principles in the United States.
(2) If SFAS No. 142, "Goodwill and Other Intangible Assets," had been adopted as of January 1, 1999, the absence of goodwill amortization would have decreased the loss from continuing operations and net loss for the years ended December 31, 1999, 2000, and 2001 and the six months ended June 30, 2001 by approximately $140, $306, $486 and $248, respectively.
(3) Gotham Golf Partners does not have the detailed information necessary to calculate course operating income and COI margin for the year ended December 31, 1997.

GOTHAM GOLF CORP SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                   (IN THOUSANDS, EXCEPT SHARE INFORMATION)

   The selected unaudited pro forma condensed combined financial data of Gotham Golf Corp, First Union and Gotham Golf Partners are derived from the unaudited pro forma condensed combined information, which gives effect to the merger as a purchase, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this proxy statement-prospectus.

   The pro forma condensed combined statement of operations data give effect to the initial capitalization of Gotham Golf Corp, the exchange of Gotham Golf Partners equity interests for Gotham Golf Corp common shares, the merger of First Union, and the exercise of subscription rights to purchase the Gotham Golf Corp common shares offered in the subscription rights offering using three different assumptions about the level of subscription in the rights offering as indicated below, and the issuance of 11% notes by Southwest Shopping Centers as if such transactions had occurred as of January 1, 2001.

   The pro forma combined condensed balance sheet data give effect to these transactions as if they had occurred as of June 30, 2002.

   The total estimated purchase price of First Union has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of the excess net assets acquired over the purchase price allocated to property and equipment. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined companies. For detailed information see "Unaudited Pro Forma Condensed Combined Financial Statements for Gotham Golf Corp."

                                                                      SIX MONTHS ENDED JUNE 30, 2002
                                                                 ----------------------------------------
                                                                 PRO FORMA (1) PRO FORMA (2) PRO FORMA (3)
                                                                 ------------- ------------- -------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
   Revenue......................................................  $   21,310    $   21,310    $   21,310
   Loss from operations.........................................      (3,398)       (3,398)       (3,398)
   Loss from continuing operations, before preferred dividend...     (10,221)      (10,187)       (9,990)
   Preferred dividend...........................................      (1,034)       (1,034)       (1,034)
   Net loss from continuing operations..........................  $  (11,225)   $  (11,221)   $  (11,024)
                                                                  ==========    ==========    ==========
   Basic and diluted loss per share.............................  $    (4.00)   $    (3.69)   $    (2.50)
                                                                  ==========    ==========    ==========
   Weighted average shares used in the calculation of basic and
     diluted loss per share.....................................   2,812,500     3,043,424     4,400,855
                                                                  ==========    ==========    ==========

                                                                       YEAR ENDED DECEMBER 31, 2001
                                                                 ----------------------------------------
                                                                 PRO FORMA (1) PRO FORMA (2) PRO FORMA (3)
                                                                 ------------- ------------- -------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
   Revenue......................................................  $   48,727    $   48,727    $   48,727
   Loss from operations.........................................      (3,149)       (3,149)       (3,149)
   Loss from continuing operations, before preferred dividend...     (28,534)      (28,354)      (27,328)
   Preferred dividend...........................................      (2,068)       (2,068)       (2,068)
   Net loss from continuing operations..........................  $  (30,602)   $  (30,422)   $  (29,396)
                                                                  ==========    ==========    ==========
   Basic and diluted loss per share.............................  $   (10.88)   $   (10.00)   $    (6.68)
                                                                  ==========    ==========    ==========
   Weighted average shares used in the calculation of basic and
     diluted loss per share.....................................   2,812,500     3,043,424     4,400,855
                                                                  ==========    ==========    ==========

                                                                            AS OF JUNE 30, 2002
                                                                 ----------------------------------------
                                                                 PRO FORMA (1) PRO FORMA (2) PRO FORMA (3)
                                                                 ------------- ------------- -------------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
 Cash and cash equivalents......................................  $   11,122    $   15,509    $   41,301
 Investments (U.S. Treasury Bills)..............................      11,172        11,172        11,172
 Working capital (deficit)......................................     (27,973)      (23,586)        2,206
 Total assets...................................................     207,144       211,531       237,323
 Long term debt and capital leases, net of current portion......     115,931       115,931       115,931
 Shareholders' equity...........................................  $   17,820    $   22,207    $   47,999

--------
(1) Assumes minimum exercise of subscription rights to purchase Gotham Golf
    Corp shares offered in the subscription rights offering, yielding net proceeds of $9.5 million and the issuance of 500,000 Gotham Golf Corp common shares.
(2) Assumes 35% exercise of subscription rights to purchase Gotham Golf Corp shares offered in the subscription rights offering, yielding net proceeds of $13.9 million and the issuance of 730,924 Gotham Golf Corp common shares.
(3) Assumes full exercise of subscription rights to purchase Gotham Golf Corp shares offered in the subscription rights offering, yielding net proceeds of $39.7 million and the issuance of 2,088,355 Gotham Golf Corp common shares.

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                      SELECTED HISTORICAL FINANCIAL DATA

   The following summaries set forth financial information for Southwest Shopping Centers on a historical basis. These summaries should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and accompanying notes of Southwest Shopping Centers. These financial statements are included in this proxy statement-prospectus.

   The historical financial data of Southwest Shopping Centers at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 have been derived from the historical financial statements of Southwest Shopping Centers audited by KPMG LLP and Arthur Andersen LLP, independent auditors. The report of KPMG LLP with respect to the financial statements of Southwest Shopping Centers as of and for the years ended December 31, 2001 and 2000 and the report of Arthur Andersen LLP with respect to the financial statements of Southwest Shopping Centers for the year ended December 31, 1999 are included elsewhere in this proxy statement-prospectus.

   The financial data of Southwest Shopping Centers at December 31, 1999, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998 were derived from Southwest Shopping Centers audited financial statements not included in this proxy statement-prospectus.

   The statement of operations data for the six months ended June 30, 2001 and 2002 and the balance sheet data at June 30, 2002 are derived from unaudited financial statements incorporated by reference into this proxy statement-prospectus. In the opinion of First Union management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited interim results when read in connection with the audited financial statements and notes to those statements. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2002.

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                      SELECTED HISTORICAL FINANCIAL DATA
                                (IN THOUSANDS)

                                                                                                           SIX MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,               JUNE 30,
                                                             --------------------------------------------- ----------------
                                                               1997     1998      1999      2000    2001    2001    2002
                                                             -------- -------- -------     ------- ------- ------  -------
                                                                            (IN THOUSANDS)                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues.................................................... $ 47,931 $ 48,586 $47,267     $11,599 $11,427 $5,592  $ 5,890
Income before loss on sale of real estate and extraordinary
 loss from early extinguishment of debt.....................    7,687    7,197   7,456       2,662     312     94      672
Loss on sale of real estate.................................       --       --  (9,000)(1)      --      --     --       --
Income (loss) before extraordinary loss from early
 extinguishment of debt.....................................    7,687    7,197  (1,544)      2,662     312     94      672
Extraordinary loss from early extinguishment of debt........       --       --  (5,508)(1)      --      --     --       --
Net income (loss)...........................................    7,687    7,197  (7,052)      2,662     312     94      672

BALANCE SHEET DATA AT PERIOD END
Total assets................................................ $283,001 $281,280 $64,219     $63,089 $60,021         $58,850
Long-term obligations.......................................  163,514  162,118      --      42,349  42,078          41,917
Total equity................................................  113,077  112,741  61,708      19,594  16,421          16,082

--------
(1) In December 1999, Southwest Shopping Centers sold six shopping malls and recorded a loss of $9.0 million. In connection with the sale of the shopping malls, Southwest Shopping Centers paid off the Park Plaza Mall's mortgage loan payable resulting in a prepayment penalty of $5.5 million.

    SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. SELECTED UNAUDITED PRO FORMA
                                FINANCIAL DATA
                                (IN THOUSANDS)

   The following unaudited pro forma operating results for the year ended December 31, 2001 and the six months ended June 30, 2002 and unaudited pro forma financial position for the six months ended June 30, 2002 of Southwest Shopping Centers have been prepared from the historical consolidated financial statements of Southwest Shopping Centers, as adjusted to give effect to the pro forma adjustments as if such pro forma adjustments had occurred on January 1, 2001 and were carried through June 30, 2002 for the operating data and on June 30, 2002 for the balance sheet data. The unaudited pro forma financial data do not purport to be indicative of what the results of Southwest Shopping Centers would have been had the transactions been completed on the dates assumed, nor are such financial data necessarily indicative of the results of operations of Southwest Shopping Centers that may exist in the future. The unaudited pro forma financial data must be read in conjunction with the historical consolidated financial statements and the related notes included in this proxy statement-prospectus.

                                                                   SIX MONTHS
                                                    YEAR ENDED     ENDED JUNE
                                                 DECEMBER 31, 2001  30, 2002
                                                 ----------------- -----------
                                                    (UNAUDITED)    (UNAUDITED)
  UNAUDITED PRO FORMA OPERATING RESULTS
  Revenue.......................................      $11,812        $ 6,083
  Net loss......................................       (2,367)          (692)

  UNAUDITED PRO FORMA FINANCIAL POSITION
  Total assets..................................                     $63,030
  Long-term obligations.........................                      54,099
  Total equity..................................                       8,080

                                 RISK FACTORS

   You should carefully consider the risks described below as well as all of the other information in this proxy statement-prospectus, including the financial statements and the notes, before deciding whether to vote for the proposed transaction, whether to elect to receive or retain notes or whether to purchase or subscribe for any of the securities in the proposed transaction.

RISKS RELATING TO THE PROPOSED TRANSACTION

  THE ABILITY OF FIRST UNION COMMON SHAREHOLDERS TO CHOOSE TO RECEIVE NONCASH MERGER CONSIDERATION MAY BE LIMITED.

   Because the total number of Gotham Golf Corp common shares and the amount of notes are fixed, First Union common shareholders' elections with respect to the Shareholder Note Purchase Right and the oversubscription privilege will be subject to proration within those limits. For a description of this proration, see "The Notes Offering--Shareholder Note Purchase Right" and "The Subscription Rights Offering--Subscription Privileges."

  THE PROPOSED TRANSACTION MAY NOT OCCUR IF FIRST UNION AND GOTHAM GOLF CORP CANNOT OBTAIN CERTAIN CONSENTS FROM THIRD PARTIES.


   Even if the proposed transaction is approved by a majority vote of the First Union common shareholders, the proposed transaction may not occur if the consent of the lender under the senior mortgage loan on the Park Plaza Mall property is not obtained.


RISKS RELATING TO THE NOTES OFFERING

   Investment in the notes involves a high degree of risk. The following risks should be considered in deciding whether to elect to receive or retain the notes and whether to purchase the notes in the proposed transaction.



  THE RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL EFFECTIVELY BE SUBORDINATED TO PAYMENTS THAT THE OWNER OF THE PARK PLAZA MALL MUST MAKE ON A SENIOR MORTGAGE LOAN TO THE EXTENT OF THE COLLATERAL SECURING THIS OTHER DEBT. THE PROCEEDS FROM THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE NOTES IF AN EVENT OF DEFAULT OCCURS, EVEN IF THE FAIR MARKET VALUE OF THE COLLATERAL WOULD OTHERWISE BE SUFFICIENT TO PAY THE AMOUNTS OWED UNDER THE NOTES.

   The notes, which will be issued by Southwest Shopping Centers, a wholly owned subsidiary of First Union, will be secured by two loans: (1) a loan that Southwest Shopping Centers will make to a subsidiary secured by the subsidiary's indirect ownership interest in the Park Plaza Mall in Little Rock, Arkansas (such loan referred to in this document as the PARK PLAZA MEZZANINE
LOAN); and (2) a loan that Southwest Shopping Centers will make to First Union secured by First Union's interest (or, after the proposed transaction, Gotham Golf Corp's interest) in the Circle Tower office building in Indianapolis, Indiana (such loan referred to in this document as the CIRCLE TOWER MORTGAGE
LOAN).

   The Park Plaza mezzanine loan will be effectively junior to a senior mortgage loan on the Park Plaza Mall. Therefore, the payments on the notes will be effectively subordinated to payments on the senior mortgage loan on the Park Plaza Mall to the extent of the assets securing that indebtedness. As a result, upon any distribution to the creditors of Southwest Shopping Centers in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of indebtedness or an event of default under such indebtedness, the lender under the senior mortgage loan on the Park Plaza Mall will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, before any payment is made on the notes from such proceeds. There can be no assurance that the fair market value of the collateral securing the notes would be sufficient to pay the amounts due on the notes. See "Description of the Notes and the Underlying Loans."

  THE PROPERTIES UNDERLYING THE NOTES ARE HIGHLY LEVERAGED.

   Both of the properties underlying the notes will be highly leveraged. As a result, unforeseen and adverse economic conditions could result in a default under the Park Plaza mezzanine loan or the Circle Tower mortgage loan, which, in turn, could result in an event of default under the notes.

  IF AN EVENT OF DEFAULT OCCURS, THE VALUE OF THE COLLATERAL SECURING THE NOTES WILL LIKELY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE NOTES.

   There can be no assurance that the liquidation of the collateral securing the notes will produce sufficient proceeds to pay all amounts owed under the notes. The value of the collateral at any time will depend on market and other factors, including economic conditions, the availability of suitable buyers for the collateral and, in the case of Park Plaza Mall, the status of the proposed Summit Mall. If the proceeds of the collateral are insufficient to pay all amounts owed under the notes, the deficiency would be an unsecured obligation, and there can be no assurance that noteholders would recover any deficiency.

  IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES, NOTEHOLDERS MAY NOT BE ABLE TO RESELL THEIR NOTES.

   Prior to the notes offering, there has been no public market for the notes. The notes are a new class of securities that have never been traded. As a result, there can be no assurance that the notes will be designated for trading on a national securities exchange at the time that the notes are delivered or at any other time. There can be no assurance that an active trading market for the notes will develop, or that, if a market does develop, it will be sustained. In addition, market prices for noninvestment grade debt, such as the notes, historically have been highly volatile. If a trading market for the notes develops, it is possible that the market prices for the notes will also be volatile. This potential volatility may affect your ability to resell your notes or the timing of their sale.

  THE NOTES WILL BE RECOURSE ONLY TO SOUTHWEST SHOPPING CENTERS, AND THE UNDERLYING LOANS GENERALLY WILL BE NONRECOURSE.

   Southwest Shopping Centers is a single-purpose entity with no significant assets other than (1) its indirect ownership interest in Park Plaza 1, (2) the underlying loan that it will make to First Union (a loan that will be assumed by Gotham Golf Corp upon completion of the proposed transaction) and (3) the underlying loan that it will make to Park Plaza 1, both of which loans will serve as the collateral for the notes. Moreover, the notes are recourse only to Southwest Shopping Centers and not to First Union, Gotham Golf Corp or any other person or entity. Accordingly, if Southwest Shopping Centers does not meet its obligations under the notes, a noteholder's only recourse would be against Southwest Shopping Centers's interest in the two underlying loans and its indirect ownership interest in Park Plaza 1. If you elect to receive the notes, you must rely solely upon the underlying loans for payment of the principal of and interest on the notes.

   The underlying loans generally will be nonrecourse, which means that, except in limited circumstances, if Gotham Golf Corp or Park Plaza 1 does not meet its respective obligations under the loans, Southwest Shopping Centers's only recourse as lender (as well as a noteholder's only recourse if the special servicer comes to own these loans on behalf of the noteholders through foreclosure) will be against the properties serving as the collateral for the loans. No other entity, whether or not associated with Southwest Shopping Centers or with the proposed transaction, will have any liability under the notes or the underlying loans.

   There are limited exceptions to this nonrecourse feature. For example, Southwest Shopping Centers would have recourse against either Gotham Golf Corp or Park Plaza 1 if that borrower committed fraud, made a material misstatement, misapplied insurance recoveries or, after an event of default, misappropriated proceeds from its ownership interest. Furthermore, Southwest Shopping Centers would have recourse against Gotham Golf Corp, the eventual borrower under the Circle Tower mortgage loan, if Gotham Golf Corp transferred its interest in Circle Tower in violation of the loan agreement governing the Circle Tower mortgage loan. Neither borrower, however, is liable for the wrongful acts of the other, and other than in these limited circumstances, the underlying loans are nonrecourse.

  THE SPECIAL SERVICER'S ABILITY TO FORECLOSE ON AND SELL THE COLLATERAL IS LIMITED.

   If Southwest Shopping Centers fails to pay the principal of and interest due on the notes at maturity or upon acceleration, the special servicer may, on behalf of the noteholders, take possession of the two underlying loans that serve as collateral for the notes. (For a description of the special servicer, see "Description of the Notes and the Underlying Loans--Description of Servicing Arrangements"). The special servicer, however, may forbear from foreclosing on the notes or the underlying loans if such forbearance would be in the noteholders' economic interest. Moreover, the special servicer is prohibited from foreclosing on the notes or the underlying loans if the net cash flow from the underlying loans would be greater, on a net present value basis, than their liquidation value. These features of the Indenture limit the special servicer's ability (and the noteholders' ability to direct the special servicer) to take possession of and sell the collateral if Southwest Shopping Centers defaults on the notes. For more information, see "Description of the Notes and the Underlying Loans--Description of Servicing Arrangements."

   The special servicer's ability to foreclose on the collateral related to the Park Plaza Mall is also limited by the fact that (1) the borrower under the Park Plaza mezzanine loan will be a single-purpose, bankruptcy-remote entity and (2) the Park Plaza mezzanine loan will be subject to an intercreditor agreement with the lender under the senior mortgage loan on the Park Plaza Mall.

   The special servicer's ability to foreclose on and sell the collateral will also be subject to the procedural restrictions of local real estate law and the Uniform Commercial Code of Indiana, Arkansas and Delaware. Furthermore, the right of the special servicer to foreclose upon and sell the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against Southwest Shopping Centers or any of Southwest Shopping Centers's subsidiaries prior to, or possibly even after, the special servicer has repossessed and disposed of the collateral.

  IT MAY NOT BE ECONOMICAL TO FORECLOSE ON THE PARK PLAZA MEZZANINE LOAN OR TO SEEK TO FORCE A SALE OF THE PARK PLAZA MALL BECAUSE OF PREPAYMENT PENALTIES IN THE SENIOR MORTGAGE LOAN ON PARK PLAZA.

   If Southwest Shopping Centers defaults on the notes, it may not be economically feasible for the special servicer to foreclose on the Park Plaza mezzanine loan and seek to force a sale of the Park Plaza Mall. The senior mortgage loan on the Park Plaza Mall has a "due on sale" clause, which requires the loan to be repaid upon any transfer of the property and imposes penalties in the event of an early repayment. These penalties are senior to any right of Southwest Shopping Centers or the special servicer under the Park Plaza mezzanine loan and therefore would reduce the proceeds ultimately available to the noteholders.

  BECAUSE SOUTHWEST SHOPPING CENTERS IS ISSUING THE NOTES IN GLOBAL FORM, NOTEHOLDERS WILL NOT BE RECOGNIZED AS NOTEHOLDERS UNDER THE INDENTURE AND MAY NOT BE ABLE TO EXERCISE THE RIGHTS OF NOTEHOLDERS.


   Southwest Shopping Centers is issuing the notes in the form of a single global note registered in the name of Cede & Co., as nominee of the DTC. As a result, except in limited circumstances, Cede & Co. will be the only holder of notes, and, if you elect to receive or purchase the notes, you will hold only a beneficial interest in the global note. Accordingly, Southwest Shopping Centers, the Trustee, the servicer and the special servicer will not recognize you as a noteholder. You will be able to exercise the rights of a noteholder only indirectly, if at all, through DTC and its participating organizations.


   For instance, if you elect to receive or purchase notes, you will receive reports and other information provided for in the Indenture only to the extent provided by DTC and its participating organizations. Your ability, if any, to participate in the Redemption Right on the 90th day after the completion of the proposed transaction or to vote or direct the actions of the servicer or special servicer will depend on the procedures followed by DTC and its participating organizations. Moreover, your ability to pledge your notes, and the liquidity of your notes in general, may be limited since you will not have a physical note. In addition, you may experience delays in receiving payments on your notes.

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  THE COLLATERAL FOR THE PARK PLAZA MEZZANINE LOAN DOES NOT INCLUDE THE
  MANAGEMENT INTERESTS IN THE OWNER OF THE PARK PLAZA MALL, WHICH INTERESTS WILL BE HELD BY ANOTHER AFFILIATE OF GOTHAM GOLF CORP.

   As described in "Description of the Notes and the Underlying Loans--Description of the Underlying Loans," the Park Plaza mezzanine loan serves as part of the security for the notes. Although the Park Plaza mezzanine loan is secured by Park Plaza 1's indirect economic interests in the owner of Park Plaza Mall, it is not secured by the management interests in the owner of Park Plaza Mall, which interests will be held by a wholly owned subsidiary of Gotham Golf Corp known as Park Plaza 3 L.L.C. (referred to in this document as PARK PLAZA 3). Park Plaza 3 is the sole manager of Park Plaza Mall L.L.C. and, as such, has the sole right, power and authority to make decisions for and direct the actions of Park Plaza Mall L.L.C. Thus, even if the special servicer were to foreclose on the notes and, subsequently, on the Park Plaza mezzanine loan, and take possession of Park Plaza 1's indirect economic interest in Park Plaza Mall L.L.C., Park Plaza 3 would still retain the sole power to make decisions for or direct the actions of the owner of Park Plaza Mall. Typically, mezzanine loans similar to the Park Plaza mezzanine loan would be secured by both the economic and management interests of the underlying collateral.

  IT IS POSSIBLE THAT THE INTERNAL REVENUE SERVICE WILL TREAT THE NOTES AS EQUITY RATHER THAN AS DEBT FOR PURPOSES OF FEDERAL INCOME TAX.

   Although the matter is not free from doubt, the notes should be treated as debt for United States federal income tax purposes. It is possible, however, that the Internal Revenue Service will assert that the notes should be treated as equity for United States federal income tax purposes. If the notes are recharacterized as equity, non-U.S. holders of notes and U.S. corporate holders of notes may be disadvantaged by such recharacterization as described in "The Notes Offering--Tax Considerations Relating to the Notes." Furthermore, even if the notes are respected as debt for United States federal income tax purposes, non-U.S. holders of notes will be subject to United States federal income tax with respect to certain payments with respect to the notes and with respect to any gain recognized upon the sale of the notes. For a more detailed discussion of the tax consequences applicable to non-U.S. holders of the notes, see "The Notes Offering--Tax Considerations Relating to the Notes."

  IF THE NOTES ARE TREATED AS DEBT, YOU WILL GENERALLY BE REQUIRED TO INCLUDE AN AMOUNT IN INCOME IN EACH TAXABLE YEAR THAT EXCEEDS THE STATED INTEREST PAYMENTS ON THE NOTES.

   If the notes are treated as debt for United States federal income tax purposes, the notes will be subject to the special rules governing contingent debt instruments. Under such rules, a holder of notes will be required to treat all interest on the notes as original issue discount and will be required to accrue such discount on a constant yield basis over the term of the notes based upon the yield at which Gotham Golf Corp would issue a noncontingent fixed rate debt instrument with terms and conditions that are otherwise the same as the notes. This will have the practical effect of generally requiring a holder to include an amount in income in each taxable year that exceeds the stated interest payments on the notes. In addition, any gain that a holder recognizes upon the sale or maturity of the notes will be treated as ordinary income and not as capital gain. Prospective purchasers of notes are urged to review the more comprehensive discussion of the tax consequences of ownership of notes set forth in "The Notes Offering--Tax Considerations Relating to the Notes," as well as the discussion in "Special Factors--Material Federal Income Tax Consequences to U.S. Holders."

RISKS RELATING TO THE PROPERTIES UNDERLYING THE NOTES

   The following risks related to the properties underlying the notes should also be considered in deciding whether to elect to receive or retain the notes and whether to purchase the notes in the proposed transaction. These risks should also be considered in determining whether to exercise your subscription rights, because, after the completion of the proposed transaction, Gotham Golf Corp will either directly or indirectly own the assets underlying the notes.

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

  THE CONSTRUCTION OF A PROPOSED NEW MALL NEAR THE PARK PLAZA MALL COULD SEVERELY DIMINISH THE PROFITABILITY OF THE PROPERTY AND RESULT IN AN EVENT OF DEFAULT UNDER THE SENIOR MORTGAGE ON THE PARK PLAZA MALL.

   PROPOSED NEW MALL. Dillard Department Stores, Inc. (referred to in this document as DILLARD'S) owns the two anchor department stores of the Park Plaza Mall. Dillard's is bound by an operating covenant, which expires in 2003, that requires Dillard's to operate its facilities continuously in the Park Plaza Mall as retail department stores as long as certain conditions are satisfied. Dillard's, however, has announced with its partner, Simon Property Group, that they intend to build an approximately 1.3 million square foot mall on a parcel of land that they own in the western part of Little Rock, Arkansas, which would be anchored by Dillard's, among other department store anchors. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall; however, as described more fully below, the approval of the zoning change was overturned by judicial order in June 2002. In the event that the new mall is built, Dillard's may cease operating its stores at the Park Plaza Mall. If Dillard's closes one or both of its stores at the Park Plaza Mall, Dillard's may not sell or lease the closed stores to comparable anchor stores. In such circumstances, the Park Plaza Mall would experience a decline in traffic and sales volume, as well as the departure of many tenants that have early termination provisions in their leases that may be triggered by the closure of one of the two Dillard's stores. Such circumstances could also result in an event of default under the senior mortgage loan on the property, and the property would be lost through foreclosure.

   PENDING LITIGATION CONCERNING THE PROPOSED NEW MALL. Legal actions have been taken by local citizens to reverse the decision of the Little Rock board of directors with respect to the zoning for the development of the proposed new mall. A trial to determine whether the City of Little Rock's approval of the proposed new mall is valid and whether the voters of Little Rock can vote to overturn the decision of the board occurred at the end of February 2002.

   On June 5, 2002, the court issued an opinion invalidating the decision of the Little Rock board of directors with respect to the zoning of the proposed new mall. Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. On August 15, 2002, however, the promoters of the proposed new mall filed a notice of appeal of the decision in the Supreme Court of Arkansas. Resolution of this appeal will likely take at least 18 months to resolve, and there can be no assurance as to the length of time or potential outcome of the appeal. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for a new competing retail development.

   A new retail development of a scale similar to and in the vicinity of the Park Plaza Mall, if anchored by a Dillard's store or stores, would pose a significant risk to the realization of value from the Park Plaza Mall and, therefore, could affect the value of the notes. Accordingly, First Union and Southwest Shopping Centers have been closely monitoring the litigation with respect to the proposed new mall and potential competitive retail development projects in the vicinity of the Park Plaza Mall. Since January 1, 2000, First Union has spent approximately $900,000 in support of various efforts through legal channels to object to the development of the new mall as originally proposed. Additional expenditures in support of these and similar efforts will be required in the future if the proponents of a new mall continue their efforts. The failure to continue such payments in support of these efforts could impair the effectiveness of such efforts and, accordingly, could negatively affect the value of the Park Plaza Mall and the notes.

  THE LOSS OF AN ANCHOR STORE AT THE PARK PLAZA MALL COULD SEVERELY DAMAGE THE PROFITABILITY OF THE PROPERTY AND PERMIT TENANTS TO TERMINATE THEIR LEASES, WHICH COULD RESULT IN AN EVENT OF DEFAULT UNDER THE SENIOR MORTGAGE ON THE MALL.

   Regardless of whether a competing retail development is built, Dillard's has no obligation to maintain its operations at the Park Plaza Mall beyond the term of the operating covenant, which expires in July 2003. Dillard's has been approached to extend this covenant prior to its expiration, but to date it has declined to do so.

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In the event that Dillard's does not maintain its presence as an anchor store at the Park Plaza Mall, the value of the mall would be materially and adversely affected as described above. These events also would result in a decline in revenue that would likely trigger an event of default under the senior mortgage on the Park Plaza Mall, as well as substantially impair the value of the notes. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to the owners of the Park Plaza Mall.

  IT MAY BE NECESSARY TO EXPEND MATERIAL AMOUNTS OF CASH TO KEEP THE PARK PLAZA MALL AND CIRCLE TOWER COMMERCIALLY VIABLE.


   The Park Plaza Mall and Circle Tower must be continually maintained to keep them operating in a commercially viable manner. Such maintenance, repair and replacement programs are typically funded with the cash flow from the two properties. In certain circumstances, however, more significant repairs may be required. With respect to capital improvements, for example, it is estimated that the Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.6 million over the next two years. There can be no assurance that the Park Plaza Mall or Circle Tower, as the case may be, will generate adequate cash flow to fund such renovations, or that there will be insurance or other sources of cash available for any other comparable programs. In addition, premiums may increase for property and liability insurance coverage, which currently expires in November 2002, including coverage as it relates to claims arising from terrorism (which insurance is currently limited to $1 million per occurrence and $5 million in the aggregate). Failure to properly maintain or insure the Park Plaza Mall and Circle Tower could have a material adverse effect on the value of these properties and the ability of the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan to satisfy their respective obligations under those instruments and, in turn, on the ability of Southwest Shopping Centers to satisfy its obligations under the notes.


   To procure new tenants and secure renewals of existing tenants, the owners of the Park Plaza Mall and Circle Tower must also expend funds in the form of tenant allowances, landlord's work and/or leasing commissions. The funds required for such activities vary widely between tenants and might be higher for new tenants than for renewals of existing leases. The amount required to be expended can be affected both by the tenant's economic position and the local and national economic environment at the time of negotiations. As a result of these factors and others that are beyond the control of the owners of the Park Plaza Mall and Circle Tower, it is possible that the amount of cash expended by the owners of these properties on tenant allowances, landlord's work and/or leasing commissions will be significant. The cash available for payment on the notes could be adversely affected if (a) the owners do not enter into new or renewal leases for all or a substantial portion of the space subject to expiring leases, (b) the rental rates upon such renewal or reletting are significantly lower than expected or (c) the reserves established for such purposes are inadequate.

  THE PROVISIONS OF THE CIRCLE TOWER GROUND LEASE MAKE IT ECONOMICALLY INFEASIBLE TO SELL OR TRANSFER CIRCLE TOWER PRIOR TO 2009.

   After completion of the proposed transaction, Gotham Golf Corp will hold a portion of the Circle Tower office building under the terms of a leasehold interest in a ground lease (referred to in this document as the GROUND LEASE). The original Ground Lease was entered into in 1910 and contains a "gold clause" provision, which, if triggered, would require Gotham Golf Corp to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. Due to the unusual statutory history of lease arrangements with underlying documents containing "gold clause" provisions such as the Ground Lease, as well as the state of the case law interpreting such provisions, there is uncertainty as to the types of events or changes in the law that may operate to enable the lessor to enforce the "gold clause" provision to increase the current annual rent under the Ground Lease. A number of events, including developments in the case law or a deemed or actual transfer of the leasehold interest of Circle Tower, could trigger the gold clause. In such event, First Union estimates that the annual rent under the Ground Lease, currently $18,000, could be substantially increased.

   First Union expects that, in 2009, upon the commencement of the renewal term of the Ground Lease (which has been renewed until 2108), the gold clause inflation-adjustment provision would thereafter relate back to the

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

commencement of the lease renewal term in 2009. Prior to 2009, a deemed or actual transfer or sale of the leasehold interest likely would result in a substantial rent increase, making it economically infeasible for Gotham Golf Corp to transfer or sell Circle Tower prior to the commencement of the renewal period in 2009.

   The marketability of Circle Tower is also adversely affected by the uncertainty of the rent rate for the renewal term of the Ground Lease, which term begins in 2009. This uncertainty could have a negative impact on cash available to amortize the Circle Tower mortgage loan. Until the rental rates for the renewal terms are finalized (which is not expected to occur until the period within 90 days prior to the expiration of the original term), it may be difficult to sell Circle Tower.

   In addition, a voluntary transfer of Circle Tower would violate the "due on sale" provision and make the Circle Tower mortgage loan immediately due and payable and recourse to the borrower, First Union (or, after the completion of the proposed transaction, Gotham Golf Corp). It is unlikely, therefore, that the "due on sale" provision of the Circle Tower mortgage loan would be triggered at any time prior to the maturity date of the loan.

  THE CHARACTERISTICS OF THE PARK PLAZA MALL AND CIRCLE TOWER, AS WELL AS GENERAL MARKET CONDITIONS, MAY MAKE IT DIFFICULT TO SELL THESE TWO PROPERTIES AND TO REFINANCE THE CIRCLE TOWER MORTGAGE LOAN AND THE PARK PLAZA MEZZANINE LOAN PRIOR TO THE MATURITY OF THE NOTES.

   As is customary in commercial real estate financings, it is anticipated that the Circle Tower mortgage loan and the Park Plaza mezzanine loan will be satisfied by either the refinancing of such loans or the sale of the underlying properties. Such sale or refinancing may be necessary for noteholders to realize the maximum potential investment return on their notes. The unique characteristics of the Park Plaza Mall and Circle Tower, as well as general market conditions, may make it difficult to achieve such sale or refinancing prior to the maturity of the notes, which, in turn, could result in an event of default under the notes. For a description of the Park Plaza Mall and Circle Tower, see "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall" and "--Circle Tower."

  SOUTHWEST SHOPPING CENTERS AND GOTHAM GOLF CORP WILL DEPEND ON THIRD PARTIES FOR THE MANAGEMENT OF THE PARK PLAZA MALL AND CIRCLE TOWER.

   Southwest Shopping Centers and Gotham Golf Corp will depend on the services of third parties to manage the Park Plaza Mall and Circle Tower. Currently, the third-party asset manager of these two properties is Radiant Partners L.L.C. (referred to in this document as RADIANT PARTNERS), the principals of which are Daniel Friedman, Anne Zahner and David Schonberger. The loss of the services of Radiant Partners and the inability to find replacement managers in a timely fashion could materially harm the operation of Park Plaza Mall and Circle Tower, as well as the business, financial condition and operations of Southwest Shopping Centers.

  THE PARK PLAZA MALL AND CIRCLE TOWER FACE SIGNIFICANT COMPETITION.

   Park Plaza Mall and Circle Tower are located in real estate markets that are highly competitive. Both of these properties compete for tenants in their respective markets along a number of lines, including location, availability, amenities, commercial viability and lease terms. There can be no assurance that the Park Plaza Mall or Circle Tower will be able to compete successfully in its respective markets for new and replacement tenants to yield enough cash flow to make the payments on the Park Plaza mezzanine loan or the Circle Tower mortgage loan.

  ECONOMIC CONDITIONS COULD AFFECT SOUTHWEST SHOPPING CENTERS'S OPERATIONS.

   The Park Plaza Mall and Circle Tower, as well as the business, financial condition and results of operations of Southwest Shopping Centers, may be harmed by general and local economic conditions. If the national or local economy suffers a downturn, the two properties could be harmed because tenants may not be able to fulfill

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

their leasehold obligations, or the owners of the properties could face pressure to renegotiate the terms of the tenants' leases. Either occurrence could have a material adverse effect on the cash flow generated by the properties. Any adverse impact on cash flow could impair the ability of the borrowers under the Circle Tower mortgage loan or the Park Plaza mezzanine loan to fulfill their respective obligations under these loans and, in turn, Southwest Shopping Centers's ability to fulfill its obligations under the notes.

RISKS RELATING TO INDEBTEDNESS

   The following risks related to the indebtedness evidenced by the notes should also be considered in deciding whether to elect to receive or to purchase notes in the proposed transaction.

  THE SUBSTANTIAL INDEBTEDNESS OF SOUTHWEST SHOPPING CENTERS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE NOTES.

   After the offering, Southwest Shopping Centers will have a significant amount of indebtedness. On a pro forma basis after giving effect to the offering, as of June 30, 2002, Southwest Shopping Centers would have had total indebtedness (on the basis of U.S. generally accepted accounting principles) of approximately $54.1 million and total member's equity of $8.1 million.

   This substantial indebtedness could have important consequences to holders of the notes. Southwest Shopping Centers is a Delaware limited liability company. Following completion of the proposed transaction, Southwest Shopping Centers's sole assets will be (1) its indirect ownership interest in the Park Plaza Mall, (2) the Park Plaza mezzanine loan and (3) the Circle Tower mortgage loan. Thus, even though Southwest Shopping Centers is a holding company and its only indebtedness is the notes, as a result of making these loans, the business of Southwest Shopping Centers will be directly impacted by the operation of the Park Plaza Mall and Circle Tower. The existence of the notes and the underlying loans could affect the operation of the Park Plaza Mall and Circle Tower and, in turn, affect the ability of Southwest Shopping Centers to satisfy its obligations under the notes. For example, the indebtedness could:

  . increase the vulnerability of the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan to general adverse economic and industry conditions;

  . require the owner of the Park Plaza Mall and the owner of Circle Tower to dedicate a substantial portion of their respective cash flow from operations to debt service, thereby reducing the availability of their cash flow to fund working capital, capital expenditures, and other general business purposes;

  . limit the flexibility of the owner of the Park Plaza Mall and the owner of Circle Tower in planning for, or reacting to, changes in their respective businesses and the real estate market;

  . place the owner of the Park Plaza Mall and the owner of Circle Tower at a competitive disadvantage to competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in the Indenture, Southwest Shopping Centers's ability to borrow additional funds.

   A failure to comply with those covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on Southwest Shopping Centers. The occurrence of any one of these events could have a material adverse effect on business, financial condition, results of operations, and/or prospects of Southwest Shopping Centers and its ability to satisfy its obligations under the notes.

  THE INDEBTEDNESS IMPOSES RESTRICTIVE COVENANTS ON SOUTHWEST SHOPPING CENTERS.

   The Indenture will contain certain restrictive covenants that, among other things, restrict Southwest Shopping Centers's ability to:

  .   incur or have outstanding debt, or permit Park Plaza 1 to do so;

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

  . create or have existing liens, or permit Park Plaza 1 or Park Plaza 2 to do so;

  . engage in business unrelated to the ownership of Park Plaza 1, making and dealing with the underlying loans, and issuing the notes;

  . own any assets unrelated to the underlying loans (or proceeds therefrom) or Park Plaza 1; or

  . engage in a merger or consolidation if it would impair its ability to comply with the above covenants, or permit Park Plaza 1 to engage in such a transaction if it would impair its ability to be a "single-purpose entity" as required under the Park Plaza mezzanine loan.

   The covenants governing the notes will restrict the operations of Southwest Shopping Centers. In addition, Southwest Shopping Centers's ability to comply with the provision governing its indebtedness may be affected by changes in economic or business conditions or other events beyond its control. Failure to comply with these obligations could result in an event of default that, if not cured or waived, could result in an acceleration of the notes. Acceleration of indebtedness outstanding under the Indenture may cause Southwest Shopping Centers to be unable to make interest payments on the notes and to repay the principal amount of the notes.

   Complying with these covenants could materially limit the financial and operating flexibility of Southwest Shopping Centers and could cause Southwest Shopping Centers to take actions that it otherwise would not take, or cause it not to take actions that it otherwise would take.

  TO SERVICE ITS INDEBTEDNESS, SOUTHWEST SHOPPING CENTERS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, THE AVAILABILITY OF WHICH DEPENDS ON MANY FACTORS BEYOND ITS CONTROL.

   Southwest Shopping Centers's ability to make payments on and to refinance its indebtedness, including the notes, will depend on its ability to generate cash. Because Southwest Shopping Centers's ability to generate cash will depend on whether the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan fulfill their respective obligations under these underlying loans, Southwest Shopping Centers's ability to make payment is, to an extent, subject to general economic, financial, competitive, legislative, regulatory and other factors beyond Southwest Shopping Centers's control. Based on its anticipated level of operations and revenue growth, Southwest Shopping Centers believes that the cash flow from the Park Plaza mezzanine loan and the Circle Tower mortgage loan, as well as available cash and future borrowings, will be adequate to satisfy its obligations under the notes. However, there can be no assurance that the Park Plaza Mall and Circle Tower will generate sufficient cash flow from operations to make the payments under the notes, or that borrowings will be available to Southwest Shopping Centers in amounts sufficient to enable it to pay its indebtedness, including the notes, or to fund other liquidity needs. If Southwest Shopping Centers is unable to generate sufficient cash flow or refinance or extend outstanding borrowings, it may have to reduce or delay capital expenditures, if any, or sell its assets (which, as noted above, are limited).

RISKS RELATING TO THE SUBSCRIPTION RIGHTS OFFERING

   The following risks should be considered in deciding whether to exercise your subscription rights to purchase Gotham Golf Corp common shares in connection with the proposed transaction.

  BECAUSE A COMPETITIVE MARKET FOR GOTHAM GOLF CORP COMMON SHARES DID NOT EXIST WHEN THE SUBSCRIPTION PRICE WAS SET, YOU MAY NOT BE ABLE TO SELL YOUR GOTHAM GOLF CORP COMMON SHARES AT OR ABOVE THE SUBSCRIPTION PRICE.

   Prior to the proposed transaction, you could not buy or sell Gotham Golf Corp common shares publicly. As a result, Gotham Golf Corp unilaterally determined the subscription price. It considered a variety of factors, including its assessment of the value of the Gotham Golf Partners limited partnership interests that Gotham Golf Corp would acquire from Gotham Partners, Gotham Partners's affiliates and other Gotham Golf Partners equityholders, its assessment of the value of the assets that Gotham Golf Corp would acquire from First Union

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and other entities on account of the proposed transaction, the amount of proceeds that it wanted to raise in the subscription rights offering, the intended use of the proceeds of the offering, prevailing market conditions and its assessment of Gotham Golf Corp's management, prospects and capital structure. If the public market does not accept this valuation or if an active public market for Gotham Golf Corp common shares does not develop or is not sustained, you may not be able to sell your Gotham Golf Corp common shares at or above the price that you paid for them.

  A LIMITED MARKET FOR GOTHAM GOLF CORP COMMON SHARES MAY NEGATIVELY AFFECT THE MARKET PRICE AND LIQUIDITY OF SUCH SHARES.


   It is possible that, at the close of the proposed transaction, few shareholders may hold Gotham Golf Corp common shares, and no active and liquid trading market for such shares will develop. In addition, if a trading market does develop for Gotham Golf Corp common shares, the sale of a large number of shares at any one time could temporarily depress the market price of such shares. Volatility in trading could also result in a wide spread between the bid and ask prices for the shares. You should consider these risks in deciding whether to exercise your subscription rights.


  THE MARKET PRICE OF GOTHAM GOLF CORP COMMON SHARES MAY BE VOLATILE.

   The market price of Gotham Golf Corp common shares may fluctuate significantly in response to various market risks, some of which are beyond Gotham Golf Corp's control. Some of these risks are:

  .   variations in quarterly operating results;

  . changes in securities analysts' estimates of Gotham Golf Corp's business, operating results or financial condition and/or financial performance;

  .   changes in market valuations of similar companies;

  . future sales by Gotham Golf Corp or its shareholders of Gotham Golf Corp common shares or other securities; and

  .   general stock market volatility.

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Gotham Golf Corp may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

  IF GOTHAM GOLF CORP DOES NOT CONTINUE TO BE SUBJECT TO, OR VOLUNTARILY COMPLY WITH, THE PERIODIC REPORTING AND OTHER OBLIGATIONS OF THE SECURITIES EXCHANGE ACT, YOU WILL BE DENIED ACCESS TO INFORMATION ABOUT GOTHAM GOLF CORP AND OTHER INVESTOR PROTECTIONS AND BENEFITS.

   Once Gotham Golf Corp has filed its registration statement for this offering and the registration statement has become effective, the Securities Exchange Act of 1934, as amended (referred to in this document as the EXCHANGE ACT), requires Gotham Golf Corp to comply with the periodic reporting requirements of the Exchange Act for as long as Gotham Golf Corp common shares registered in connection with this offering are held of record by more than 300 persons. Separately, Gotham Golf Corp may be subject to the Exchange Act's periodic reporting requirement if there are a sufficient number of holders of Gotham Golf Corp's other securities. Gotham Golf Corp may also be subject to Section 12(g) of the Exchange Act, which requires the registration of Gotham Golf Corp common shares under the Exchange Act if Gotham Golf Corp has total assets exceeding $10.0 million and Gotham Golf Corp's securities are held by more than 500 holders of record. The periodic reporting requirements involve the obligation to file annual and other periodic reports with the Securities and Exchange Commission so that reliable, detailed and current financial and other information about Gotham Golf Corp is available to the investing public.

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

   In addition to periodic reporting obligations, the Exchange Act imposes other obligations on companies whose securities are registered under the Exchange Act, including disclosure of important facts in materials used to solicit shareholder votes in annual and special meetings held for the election of directors and the approval of other corporate actions such as "going private" transactions, and disclosure of important facts by any person seeking to acquire more than 5% of a company's securities by direct purchase, tender offer or otherwise. These disclosure obligations enable investors to make informed decisions about critical corporate events.

   Pursuant to the Exchange Act, under certain circumstances Gotham Golf Corp may elect to suspend its periodic reporting obligations if there are fewer than 300 record holders of each class of Gotham Golf Corp's securities. In addition, if at any time Gotham Golf Corp does not have the requisite number of shareholders to require it to comply with Section 12(g) of the Exchange Act, and Gotham Golf Corp does not elect to comply voluntarily with the obligations set forth above, you will not have access to regular publicly available reports about Gotham Golf Corp, and you will not be entitled to the same type of disclosure in relation to critical corporate events as if Gotham Golf Corp were subject to the Exchange Act.

  GOTHAM GOLF CORP HAS BROAD DISCRETION IN HOW IT USES THE PROCEEDS FROM THE SUBSCRIPTION RIGHTS OFFERING.

   Gotham Golf Corp plans to use a significant portion of the proceeds from the subscription rights offering for general corporate purposes, including acquisitions, operations, capital expenditures and debt reduction. Therefore, Gotham Golf Corp will have broad discretion as to how it will spend the proceeds, and shareholders may not agree with the ways in which Gotham Golf Corp uses the proceeds. Gotham Golf Corp may not be successful in investing the proceeds from the rights offering either in Gotham Golf Corp's business, assets, operations or external investments to yield a favorable return.

  GOTHAM PARTNERS AND THE OFFICERS AND DIRECTORS OF GOTHAM GOLF CORP WILL EXERCISE SIGNIFICANT CONTROL OVER GOTHAM GOLF CORP'S AFFAIRS, AND SUCH CONTROL COULD RESULT IN THEIR TAKING ACTIONS THAT YOU MAY NOT SUPPORT.

   Immediately after the proposed transaction, Gotham Partners and its controlled affiliates will beneficially own more than half of the outstanding Gotham Golf Corp common shares. As a result, Gotham Partners and its controlled affiliates will be able to exercise control over all matters requiring approval by a majority vote of Gotham Golf Corp's shareholders, including the election of directors and the approval of extraordinary transactions, mergers, acquisitions, recapitalizations or sales of all or substantially all of Gotham Golf Corp's assets. The interests of Gotham Partners and its controlled affiliates may conflict with the interests of the other Gotham Golf Corp shareholders. Moreover, the concentration of ownership in Gotham Partners and its controlled affiliates could depress the market price of Gotham Golf Corp shares and have the effect of delaying or preventing a change in control of Gotham Golf Corp, which, in turn, could prevent shareholders from receiving a premium over the market price of Gotham Golf Corp shares if a change in control is proposed.

  SUBSTANTIAL FUTURE SALES OF GOTHAM GOLF CORP COMMON SHARES IN THE PUBLIC MARKET AFTER THE PROPOSED TRANSACTION COULD ADVERSELY AFFECT THE PRICE OF GOTHAM GOLF CORP COMMON SHARES.

   Sales of a substantial number of Gotham Golf Corp common shares in the public market, or the perception that such sales could occur, could adversely affect the market price for such shares. After completion of the proposed transaction, assuming the full exercise of the subscription rights, no exercise of outstanding options, no overallotment of Gotham Golf Corp common shares and no conversion of Gotham Golf Partners equity units or Gotham Golf Corp convertible preferred shares, there will be outstanding 4,400,855 Gotham Golf Corp common shares. Except for any Gotham Golf Corp common shares purchased by Gotham Golf Corp's "affiliates," as that term is defined in Rule 144 under the Securities Act, all Gotham Golf Corp common shares sold in the subscription rights offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (referred to in this document as the SECURITIES ACT). Gotham Golf Corp common shares purchased by Gotham Golf Corp's affiliates may become eligible for sale only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 of the Securities Act.

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   Gotham Partners currently does not intend to sell the Gotham Golf Corp common shares that it will receive in the proposed transaction. Moreover, certain managers who will hold Gotham Golf Corp common shares may not be able to sell their Gotham Golf Corp common shares for up to 18 months after the completion of the proposed transaction. For more detail, see "Gotham Golf Corp--Equityholders Agreement--Transfer Restrictions."

  IF YOU PURCHASE GOTHAM GOLF CORP COMMON SHARES IN THE SUBSCRIPTION RIGHTS OFFERING, YOU WILL INCUR IMMEDIATE, SUBSTANTIAL DILUTION.

   The subscription price will be substantially higher than the pro forma book value per Gotham Golf Corp common share immediately prior to the offering, after giving effect to the proposed transaction. As a result, investors purchasing Gotham Golf Corp common shares in the rights offering will incur dilution of up to $23.78 per share from their investment. See "Dilution." Dilution is a reduction in pro forma net tangible book value per share from the price you pay per Gotham Golf Corp common share.

  PROVISIONS OF DELAWARE LAW AND GOTHAM GOLF CORP'S CERTIFICATE OF INCORPORATION AND BY-LAWS COULD PREVENT OR DELAY A CHANGE IN CONTROL.

   Provisions of Delaware law and Gotham Golf Corp's Certificate of Incorporation and By-Laws could prevent or delay a third party from acquiring Gotham Golf Corp, even if the acquisition would be beneficial to the Gotham Golf Corp common shareholders. These provisions could also limit the price that certain investors are willing to pay for Gotham Golf Corp common shares, and could have the effect of delaying, deferring or preventing a change in control. These provisions include:

  . restrictions on removal of directors, which may be effected only for cause and only by a vote of the holders of 80% of the voting power of all outstanding shares entitled to vote generally in the election of directors;

  . the classification of the Gotham Golf Corp board of directors, which is divided into three groups serving staggered terms;

  . the authorization given to the Gotham Golf Corp board of directors in Gotham Golf Corp's Certificate of Incorporation to issue additional preferred stock without shareholder approval;

  . Section 203 of the Delaware General Corporation Law, which could have the effect of delaying transactions with interested shareholders;

  .   a prohibition of shareholder action by written consent; and

  . procedural and notice requirements for calling and bringing action before shareholder meetings.

RISKS RELATING TO THE GOLF BUSINESS OF GOTHAM GOLF CORP

   If the proposed transaction is consummated, Gotham Golf Corp's primary assets will be (1) its direct and indirect 92.5% equity interest in Gotham Golf Partners, which initially will be Gotham Golf Corp's main golf-related subsidiary, and (2) the assets and business acquired from First Union after the completion of the proposed transaction. Accordingly, the following risks related to the golf business of Gotham Golf Corp should be considered in deciding whether to exercise your subscription rights to purchase Gotham Golf Corp common shares in connection with the proposed transaction.


   For information regarding First Union's business and assets that will be acquired by Gotham Golf Corp, you should refer to First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended (attached to this document as Appendices G, H and I), as well as First Union's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (attached to this document as Appendix L), which describe various risks and other relevant matters that you may consider important and is a part of this proxy statement-prospectus. In addition, you should consider the risks enumerated above in "--Risks Relating to the Properties Underlying the Notes," because Gotham Golf Corp will either directly or indirectly own the properties underlying the notes, the risks enumerated below in "--Other Risks Relating to Gotham Golf Corp," and the risks and potential liabilities set forth in "Special Factors--Remaining Assets and Liabilities."


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  GOTHAM GOLF CORP'S GOLF BUSINESS IS DIFFICULT TO EVALUATE BECAUSE IT HAS ONLY
  A LIMITED COMBINED OPERATING HISTORY.

   Gotham Golf Partners acquired its first set of golf courses and recorded its first revenue in 1996. Since then, Gotham Golf Partners has grown through a series of acquisitions of individual courses and small groups of courses. Gotham Golf Partners's financial statements only include the results of the acquired courses from the date of their acquisition. As a result, there is only a limited operating history upon which you can base your evaluation of Gotham Golf Corp's golf business and prospects after the proposed transaction. Gotham Golf Corp's business prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development. Gotham Golf Corp's failure to address these risks and uncertainties could cause its operating results to suffer and result in the loss of all or part of your investment in Gotham Golf Corp common shares.

  GOTHAM GOLF PARTNERS HAS A HISTORY OF LOSSES AND EXPECTS LOSSES IN THE FUTURE.

   Gotham Golf Partners, which initially will be Gotham Golf Corp's primary golf-related subsidiary, has incurred substantial losses since its inception. For the six months ended June 30, 2002, Gotham Golf Partners's operating loss was $2.1 million, and its net loss was $8.2 million. For the year ended December 31, 2001, Gotham Golf Partners's operating loss was $0.9 million, and its net loss was $12.3 million. As of June 30, 2002, Gotham Golf Partners's accumulated deficit was approximately $11.7 million. Gotham Golf Corp is not certain when Gotham Golf Partners's business and operations will become profitable, if at all. Even if Gotham Golf Partners's business and operations achieve profitability, that profitability may not be sustained or increased on a quarterly or annual basis. The failure of Gotham Golf Corp's golf business to become and remain profitable may adversely affect the market price of Gotham Golf Corp common shares and Gotham Golf Corp's ability to raise capital and continue operations.

  GOTHAM GOLF CORP'S GOLF-RELATED REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, AND SUCH VARIANCE COULD ADVERSELY AFFECT THE MARKET PRICE OF GOTHAM GOLF CORP COMMON SHARES.

   Gotham Golf Corp's golf-related quarter-to-quarter revenue and operating results may vary significantly due to a number of factors beyond Gotham Golf Corp's control. These fluctuations may cause Gotham Golf Corp's operating results to be below the expectations of public market analysts and investors, and, as a result, the price of Gotham Golf Corp common shares may fall. Factors that could cause quarterly fluctuations include:

  . variations in the number of rounds played at Gotham Golf Corp's golf courses, which could result from a variety of factors such as new competing courses, adverse weather conditions and general economic conditions;

  .   competitive pressures on pricing per round; and

  . the timing of any activities related to golf course acquisitions that Gotham Golf Corp undertakes.

   As a result of these factors, Gotham Golf Corp believes that period-to-period comparisons of its revenue and operating results are not necessarily meaningful.

  GOTHAM GOLF CORP HAS SIGNIFICANT FIXED COSTS RELATING TO ITS OWNERSHIP OF GOLF COURSES, AND IF GOTHAM GOLF CORP IS UNABLE TO GENERATE REVENUE SUFFICIENT TO COVER THESE EXPENSES, ITS FINANCIAL RESULTS WILL SUFFER.

   Many of the expenses related to the ownership of Gotham Golf Corp's golf courses will remain fixed or may increase, such as real estate taxes, utility costs, maintenance costs, debt service and insurance. In contrast, the revenue from Gotham Golf Corp's golf courses likely will fluctuate from time to time based upon a number of factors, including the number of rounds played, the price per round, weather conditions and the effects of competition. Due to the relatively fixed nature of many of Gotham Golf Corp's costs of golf course ownership, Gotham Golf Corp would be unable to proportionately reduce those costs in response to declining golf revenue. It is possible that Gotham Golf Corp's golf courses will not generate income sufficient to meet operating expenses and debt service, in which case Gotham Golf Corp's business, operating results and financial condition could be significantly impaired. Because real estate investments are relatively illiquid, Gotham Golf Corp's ability to vary its portfolio in response to changes in economic and other conditions is also limited.

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  GOTHAM GOLF PARTNERS HAS EXPERIENCED RAPID GROWTH, WHICH MAY STRAIN ITS
  RESOURCES AND MAY NOT BE SUSTAINABLE.

   Gotham Golf Partners has grown rapidly since it acquired its first golf courses in 1996. This rapid growth has sometimes strained Gotham Golf Partners's managerial, operational, capital and other resources and could strain these resources in the future. If Gotham Golf Corp is to manage Gotham Golf Partners's growth successfully, it will need to continue to hire and retain management personnel and other employees while improving its operational systems, procedures and controls in a timely manner. If Gotham Golf Corp fails to manage this growth successfully, it could experience customer dissatisfaction, cost inefficiencies and lost growth opportunities, all of which could harm its operating results. Gotham Golf Corp cannot assure you that its golf business will continue to grow at its historical rate.

  GOTHAM GOLF CORP WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD HINDER ITS ABILITY TO OPERATE AND GROW ITS BUSINESSES.

   Following the completion of the proposed transaction, Gotham Golf Corp will be highly leveraged. At June 30, 2002, on a pro forma basis as if the proposed transaction were completed on such date, Gotham Golf Corp would have had combined long-term recourse and nonrecourse debt and capital lease obligations, including current portions thereof, of $168.5 million, including:

  . $12.5 million of 8.875% senior notes (referred to in this document as the FIRST UNION SENIOR NOTES), due September 15, 2003, which notes will be a recourse obligation of Gotham Golf Corp after completion of the proposed transaction;

  . $95.5 million of mortgage and other debt of Gotham Golf Partners and its subsidiaries, which mortgage and other debt obligations will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction;

  . up to $12.2 million of notes of Southwest Shopping Centers (which will be a wholly owned subsidiary of Gotham Golf Corp after the completion of the proposed transaction), net of original issue discount of $7.8 million, which notes will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction;

  . $41.9 million senior mortgage loan on the Park Plaza Mall, which loan will be limited recourse to Gotham Golf Corp after completion of the proposed transaction (including recourse with respect to premiums on prepayment of principal loan amounts after an event of default, proceeds from insurance policies, suits or any taking if those proceeds should have been paid to the lender under the terms of the loan, security deposits not paid according to tenant leases, rents and other income after an event of default which are not applied to either the ordinary and necessary expenses of owning and operating the property or to the lender, waste or damage occasioned by intentional or grossly negligent misconduct by the borrower, failure by the borrower to pay taxes, mechanics' liens or other liens, obligations relating to environmental matters and claims relating to a tenant lease);

  . $4.1 million of capital leases and other debt of Gotham Golf Partners, which obligations will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction; and

  .   $2.3 million of bank borrowings and other debt.

   In addition, Gotham Golf Corp and its direct and indirect subsidiaries may incur additional indebtedness from time to time, particularly in connection with future acquisitions. For the foreseeable future, a substantial portion of Gotham Golf Corp's cash flow from operations will be dedicated to servicing its indebtedness and the payment of other fixed charges, including capital lease obligations.

   Gotham Golf Corp's high degree of leverage may have important consequences including the following:

  . Gotham Golf Corp's debt could make it vulnerable to changes in general economic conditions or downturns in industry conditions;

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  .   because a substantial portion of Gotham Golf Corp's cash flow will be committed to the payments of interest and principal on its indebtedness, Gotham Golf Corp's ability to make capital improvements at existing golf courses, as well as its ability to take advantage of business opportunities like acquisitions, could be impaired;

  . Gotham Golf Corp's ability to obtain additional financing in the future for working capital or capital expenditures may be limited; and

  . if Gotham Golf Corp is unable to meet its debt service obligations, lenders could foreclose on some or all of Gotham Golf Corp's golf courses, which foreclosure would significantly reduce or even eliminate the value of Gotham Golf Corp common shares.

   At December 31, 2000 and 2001 and June 30, 2002, the Gotham Golf Partners subsidiary that owns the Montgomery National Golf Course in Montgomery, Alabama was not in compliance with the debt service coverage requirements applicable to a mortgage loan in the amount of $1.5 million (as of June 30, 2002) secured by that golf course, but the subsidiary was otherwise current with all required payments of that mortgage note. Gotham Golf Partners is a guarantor of its subsidiary's loan for this property. Gotham Golf Partners has not obtained a waiver of this noncompliance from this lender. As a result of the noncompliance, the applicable interest rate has increased and the lender has the contractual right to foreclose on the property. While Gotham Golf Partners is currently in negotiations with the lender to amend the mortgage loan agreement or to waive the covenant, these negotiations may not be successful. If Gotham Golf Partners is unable to negotiate successfully, Gotham Golf Partners will pay down or pay off the loan from its working capital resources.

  GOTHAM GOLF CORP FACES A VARIETY OF CHALLENGES IN SUCCESSFULLY EXECUTING ITS STRATEGY OF ACQUIRING GOLF COURSES, AND THE GROWTH OF ITS BUSINESS WILL BE COMPROMISED IF IT IS UNABLE TO EXECUTE THAT STRATEGY.

   An important element of Gotham Golf Corp's growth strategy is to continue to pursue attractive acquisition opportunities relating to its golf business. Gotham Golf Corp's ability to implement this strategy successfully will depend upon a variety of factors, including its ability to:

  .   identify acceptable acquisition candidates;

  .   arrange financing for the acquisitions;

  .   consummate the acquisitions on favorable terms;

  . improve the financial performance of acquired properties promptly and profitably;

  .   integrate the acquired properties into its operations; and

  .   attract new golfers and retain existing golfers at acquired properties.

   If Gotham Golf Corp is unable to execute its acquisition strategy successfully, Gotham Golf Corp will be unable to grow its golf business, and the market price of Gotham Golf Corp common shares would likely be adversely affected. In addition, identifying acquisition candidates and integrating acquired properties requires a significant amount of management time and skill, the expenditure of which could compromise the ability of Gotham Golf Corp's senior executives to manage existing properties effectively.

   A seller may require that a group of courses be purchased as a package, even if assets in the portfolio do not meet Gotham Golf Corp's investment criteria or are located in a geographical market other than Gotham Golf Corp's targeted Mid-Atlantic region. In this case, Gotham Golf Corp may attempt to make a joint bid with another buyer or a group of buyers, or Gotham Golf Corp may purchase the portfolio of assets with the intent to subsequently dispose of those assets that do not meet its investment criteria. In the case of joint bids, however, it is possible that the other buyer may default on its obligations, which would increase the risk that the acquisition would not close. In cases where Gotham Golf Corp intends to dispose of assets that it does not wish to own, Gotham Golf Corp cannot assure you that it will be able to sell or exchange such asset or assets in a timely manner or on beneficial terms, or at all.

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  GOTHAM GOLF CORP FACES COMPETITION FOR THE ACQUISITION OF GOLF COURSES, AND
  SUCH COMPETITION COULD MAKE IT MORE COSTLY AND DIFFICULT TO FIND AND COMPLETE ATTRACTIVE ACQUISITIONS.

   Gotham Golf Corp will compete for opportunities to acquire golf courses with a variety of other organizations, including a number of national and regional golf companies. Many of these other entities have substantially greater financial resources than Gotham Golf Corp, as well as larger staffs with a broader geographic and knowledge base. Because of their size, these entities may also have access to capital at a lower cost than is available to Gotham Golf Corp or may be able to accept more risk than Gotham Golf Corp can manage. Competition from these entities could reduce the number of suitable opportunities available to Gotham Golf Corp for acquiring golf courses and could make future acquisitions more expensive, thereby harming Gotham Golf Corp's business.


   Although Gotham Golf Partners has recently executed an agreement regarding the acquisition of a daily-fee course located in central Pennsylvania, Gotham Golf Corp cannot assure you that this transaction will be completed. The closing of this transaction is subject to a variety of standard closing conditions, including the satisfactory completion by Gotham Golf Partners of its due diligence investigation of the subject course during a study period, which investigation is still ongoing.


  IF GOTHAM GOLF CORP IS UNABLE TO RAISE ADDITIONAL CAPITAL, IT MAY NOT EFFECTIVELY GROW AND COMPETE.

   Gotham Golf Corp's ability to pursue its strategy of future growth through acquiring golf courses will require significant capital. Gotham Golf Corp may also need to raise funds to operate its ongoing business if its cash flow is not sufficient to cover its operating expenses. Gotham Golf Partners had negative operating cash flow in fiscal year 2001. Gotham Golf Corp currently expects to finance future acquisitions with cash on hand, cash from operations, borrowings under credit facilities and proceeds from the subscription rights offering and other possible sales of Gotham Golf Corp common shares or other debt or equity securities. Either Gotham Golf Corp or its subsidiaries may make borrowings under debt facilities, which borrowings might be either unsecured or secured by acquired courses or by other assets. Gotham Golf Corp cannot be certain that it will be able to obtain additional financing on favorable terms, if at all. If Gotham Golf Corp issues additional equity securities, shareholders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of Gotham Golf Corp common shares. If Gotham Golf Corp cannot raise funds on acceptable terms or in a timely manner, Gotham Golf Corp may not be able to take advantage of future opportunities, grow its business or respond to competitive pressures or unanticipated capital requirements, which could seriously harm Gotham Golf Corp's business and prospects.

  A VARIETY OF GENERAL ECONOMIC AND INDUSTRY FACTORS COULD CAUSE THE NUMBER OF ROUNDS PLAYED AT GOTHAM GOLF CORP'S GOLF COURSES TO DROP AND THEREBY IMPAIR GOTHAM GOLF CORP'S BUSINESS.

   The success of Gotham Golf Corp's efforts to attract visitors to its golf courses will depend on, among other things, discretionary spending by consumers, which may be adversely affected by general and regional economic conditions. The economic health of the Mid-Atlantic region, in particular, is critical to Gotham Golf Corp's success. A general decline in the popularity of golf or an increase in the popularity of alternative recreational activities in the Mid-Atlantic region could cause a decline in the overall number of rounds of golf played. A decrease in the number of golfers or their rate of play could result in reduced spending on golf and, therefore, impair Gotham Golf Corp's business, operating results, financial condition or growth prospects.

  IF TURF CONDITIONS ARE SIGNIFICANTLY IMPAIRED, PARTICULARLY AS A RESULT OF WATER SHORTAGES, GOTHAM GOLF CORP'S GOLF COURSES WOULD BECOME LESS ATTRACTIVE TO GOLFERS, AND THE NUMBER OF ROUNDS PLAYED AND RELATED REVENUE WOULD DECLINE.

   Turf grass conditions must be satisfactory to attract play on Gotham Golf Corp's golf courses. Severe weather or other factors, including grass diseases, pestilence and wildlife encroachments, could cause unexpected problems with turf grass conditions at a golf course or at courses located within the same geographic area. Turf problems could cause a significant decline in the number of rounds played at the affected course, and, therefore,

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could cause associated revenue to decline. Turf grass conditions at each of
Gotham Golf Corp's courses will also depend to a large extent on the quality and quantity of available water. Many factors, most of which are not within Gotham Golf Corp's control, may affect the availability of sufficient water. If the quantity of available irrigation water were reduced as a result of a drought or other water shortage, Gotham Golf Corp would use available water first on selected areas of the affected golf course, such as tees and greens, and then on the remaining areas of the golf course. A severe drought could adversely affect the operations of the affected properties. Governmental regulation or environmental concerns could also adversely affect the supply of water to a particular golf course or courses in the future.

  ADVERSE WEATHER CONDITIONS MAY DAMAGE GOTHAM GOLF CORP'S COURSES OR REDUCE THE NUMBER OF GOLFERS THAT ITS COURSES CAN ATTRACT AND THEREBY IMPAIR GOTHAM GOLF CORP'S BUSINESS.

   Gotham Golf Corp will operate golf courses in several states that may experience adverse natural conditions, such as periods of extraordinarily dry, wet, hot or cold weather, or unforeseen natural events such as hurricanes, fires, floods, severe storms or tornadoes. These conditions may occur at any time and may have a significant impact on the condition and availability of one or more of Gotham Golf Corp's golf courses for play and on the number of customers that Gotham Golf Corp's courses can attract, particularly if such conditions occur in the Mid-Atlantic region where 21 of Gotham Golf Corp's 25 courses are located. Gotham Golf Corp currently operates golf courses in several states that are susceptible to hurricane damage, which is not generally insurable at commercially reasonable rates. Additionally, hurricanes may damage local accommodations such as hotels and condominiums, thereby limiting availability of golfers. The occurrence or repeated reoccurrence of severe weather conditions may require increased capital expenditures at the affected courses and thereby could harm Gotham Golf Corp's operating results.

  GOTHAM GOLF CORP'S BUSINESS AND FINANCIAL RESULTS MAY SUFFER IF GOTHAM GOLF CORP IS UNABLE TO MANAGE ITS GOLF-RELATED CASH FLOWS SO THAT SUFFICIENT FUNDS ARE AVAILABLE TO OPERATE ITS BUSINESS DURING SLOWER PERIODS OF ITS GOLF SEASON.

   Gotham Golf Corp's golf business is highly seasonal, with the second and third quarters of the calendar year typically accounting for a disproportionate amount of revenue. These seasonal variations in revenue could require Gotham Golf Corp or Gotham Golf Partners to borrow during slow periods to fund golf-related working capital requirements. If Gotham Golf Corp fails to manage its golf-related cash flow properly to deal with these seasonal variations, it might not have sufficient cash flow to meet its expenses or debt service obligations during slow periods, which could impair Gotham Golf Corp's business, operating results and financial condition.

  THE GOLF INDUSTRY IS HIGHLY COMPETITIVE, AND GOTHAM GOLF CORP EXPECTS IT TO BECOME MORE COMPETITIVE.

   The golf industry is highly competitive, and the number of rounds played at Gotham Golf Corp's courses (and thus Gotham Golf Corp's revenues) will be reduced if these courses fail to maintain their attractiveness compared to competing courses. Gotham Golf Corp's golf courses generally compete with other golf courses located within the same geographic area. Gotham Golf Corp's courses must compete effectively on the basis of the overall quality of their facilities, their customer service, the maintenance of their facilities, their available amenities, their location and convenience and their overall value. A substantial number of new golf courses have been opened throughout the United States in recent years, and a number of new courses currently are under development or planned for development, including golf courses located near Gotham Golf Corp's courses. These new golf courses could increase the competition faced by Gotham Golf Corp's courses and reduce the number of rounds played and revenues associated with its courses. In general, newer golf courses frequently generate considerable interest in the local golfing community and may attract golfers who would otherwise have used Gotham Golf Corp's courses.

  GOTHAM GOLF CORP'S GOLF BUSINESS COULD SUFFER IF IT LOSES THE SERVICES OF KEY EXECUTIVES.

   The future success of Gotham Golf Corp's golf business depends upon the continued services of a number of Gotham Golf Corp's key executive personnel, particularly R. Daniel Mays, who will be the Vice Chairman of

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the Gotham Golf Corp board of directors upon completion of the proposed transaction, and John Caporaletti, who will be the President and Chief Executive Officer of Gotham Golf Corp upon completion of the proposed transaction. Mr. Mays and Mr. Caporaletti have been instrumental in determining the strategic direction and focus of Gotham Golf Partners. If Gotham Golf Corp loses the services of either of them, or any of its other executive officers or key employees, Gotham Golf Corp's ability to grow its business would be compromised, and Gotham Golf Corp's business, operating results, financial condition and the market price of Gotham Golf Corp common shares could be adversely affected.

  GOTHAM GOLF CORP AND GOTHAM GOLF PARTNERS WILL NEED TO INTEGRATE NEW MEMBERS INTO THEIR SENIOR MANAGEMENT TEAM, AND THIS PROCESS COULD DISRUPT THEIR OPERATIONS.

   Gotham Golf Partners has recently hired Peter H. Frost to serve as its chief financial officer. Mr. Frost and any other executives of Gotham Golf Corp or Gotham Golf Partners hired in the future will need to spend a significant amount of time learning Gotham Golf Corp's and Gotham Golf Partners's business model and management systems, in addition to performing their regular duties. The integration of these new personnel could result in some disruption to Gotham Golf Corp's or Gotham Golf Partners's ongoing operations. If Gotham Golf Corp or Gotham Golf Partners fails to complete this integration in an efficient manner, Gotham Golf Corp's business, operating results and financial condition could suffer.

  GOTHAM GOLF CORP FACES SIGNIFICANT RISKS ASSOCIATED WITH ENVIRONMENTAL REGULATIONS.

   Gotham Golf Corp's operation of golf courses involves the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, batteries, solvents, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removing hazardous substances that are released on or in its property, and for remediation of its property. These laws often impose liability regardless of whether a property owner or operator knew of, or was responsible for, the release of hazardous materials. If significant liability were assessed against Gotham Golf Corp under these laws, Gotham Golf Corp's business, operating results and financial condition could suffer. In addition, the presence of contamination at one of Gotham Golf Corp's properties could impair its ability to sell the property or to pledge it as collateral for a loan.

  GOTHAM GOLF CORP FACES SIGNIFICANT RISKS ASSOCIATED WITH GOVERNMENT REGULATIONS REGARDING WATER USAGE.

   Gotham Golf Corp is subject to state and local government regulations relating to the usage of water at its courses. Changes in state and local government regulations relating to water usage, in response to a drought or other water shortage or otherwise, could restrict Gotham Golf Corp's supply of available irrigation water at the affected course or courses. The failure to obtain and to maintain water-usage permits providing a sufficient supply of irrigation water could adversely affect the operations of the affected course or courses and, thus, could negatively affect the ability of the affected course or courses and Gotham Golf Corp to generate revenues.

  GOTHAM GOLF CORP IS SUBJECT TO A VARIETY OF OTHER LAWS AND REGULATIONS APPLICABLE TO ITS GOLF BUSINESS, AND ANY FAILURE BY GOTHAM GOLF CORP TO COMPLY WITH THESE LAWS AND REGULATIONS COULD ADVERSELY AFFECT ITS BUSINESS.

   Gotham Golf Corp's golf business is subject to numerous other federal, state and local laws and regulations. In particular:

  . Gotham Golf Corp is subject to the Fair Labor Standards Act, federal and state anti-discrimination laws and various state laws governing such matters as minimum wage requirements, overtime and other working conditions, as well as citizenship requirements. Some of Gotham Golf Corp's employees receive the federal minimum wage; any increase in the federal minimum wage would increase Gotham Golf Corp's labor costs, which could adversely affect its business;

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  .   Gotham Golf Corp is subject to "dram-shop" laws in some of the states in which it operates. These laws provide a person injured by an intoxicated individual with a cause of action for damages against an establishment that wrongfully served alcoholic beverages to the intoxicated individual;

  . Gotham Golf Corp's properties are subject to the Americans with Disabilities Act of 1990, which generally requires that public facilities such as clubhouses and recreation areas be made accessible to people with disabilities; and

  . Gotham Golf Corp is subject to state and local government regulations relating to the preparation and sale of food and alcoholic beverages, such as health and liquor license laws. The failure to obtain and to maintain alcoholic beverages licenses, health permits or other operating licenses could adversely affect the ability of Gotham Golf Corp to generate revenues from the affected course.

Gotham Golf Corp could be subject to liability and may be required to pay damages or make other significant expenditures under these various laws.

  GOTHAM GOLF CORP COULD BE EXPOSED TO LIABILITY FOR UNINSURABLE LOSSES.

   Although, after the proposed transaction, Gotham Golf Corp will carry comprehensive liability, fire and extended coverage insurance on all of its golf courses, some types of losses may be either uninsurable or not economically insurable. As a result, in the event of such a loss, Gotham Golf Corp could lose both the capital invested in, and anticipated profits from, one or more of its courses. A loss could adversely affect Gotham Golf Corp's business, operating results and financial condition. Examples of risks against which Gotham Golf Corp will not be insured include losses incurred as a result of floods and hurricanes. In addition, although Gotham Golf Corp will hold title insurance policies for each of the golf courses that it owns after the proposed transaction, Gotham Golf Corp cannot be certain that the amount of coverage for any particular property reflects the current value of the property or that title losses would be completely covered by Gotham Golf Corp's insurance policies.

OTHER RISKS RELATING TO GOTHAM GOLF CORP

  GOTHAM GOLF CORP WILL SUCCEED TO FIRST UNION'S LIABILITIES UNDER BOND GUARANTEES THAT FIRST UNION HAS PROVIDED FOR VENTEK, WHICH LIABILITIES COULD BE SUBSTANTIAL.

   Following the completion of the proposed transaction, Gotham Golf Corp will succeed to First Union's liabilities under certain payment, performance and maintenance bond guarantees that First Union provided for VenTek International, Inc., a wholly owned subsidiary of First Union Management (referred to in this document as VENTEK), with respect to two contracts between VenTek and certain transit authorities. See "Special Factors--Remaining Assets and Liabilities." The contracts are in the amounts of $6.2 million and $5.3 million and are for the construction, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of the date of this document, no amounts have been drawn against these bonds or the guarantees. If VenTek is unable to perform in accordance with these contracts, Gotham Golf Corp may be responsible for payment under the guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts.


  GOTHAM GOLF CORP WILL SUCCEED TO FIRST UNION'S POTENTIAL LITIGATION LIABILITIES IN CONNECTION WITH THE MOUNTAINEER MALL.



   First Union was named as a defendant in a lawsuit filed in connection with a contractor's claim relative to the construction of a portion of the Mountaineer Mall, located in Morgantown, West Virginia. In October 2002, after the failure of the parties to settle the matter, the court issued an order providing that the claimant was entitled to recover from First Union the principal amount of $266,076 in damages plus various interest amounts,


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which, when added to the principal amount, would result in an aggregate damage award of $494,382 against First Union. The court's order provided, however, that the amount of the damage award is subject to offset by the amount of legal fees and expenses reasonably and necessarily incurred by First Union in defending a certain mechanic's lien claim asserted by the plaintiff in the lawsuit. The court further directed that the plaintiff and First Union negotiate in good faith as to the amount of such expense and that, if the parties are unable to agree as to the appropriate offset, the court would schedule an evidentiary hearing for the purpose of resolving the issue.



   In response to the October 2002 order, First Union's counsel in the litigation has been attempting to determine the amount of allowable offset to reduce the damages assessed against First Union. As this matter is subject to further negotiation and possible further court proceedings to reach a final resolution, First Union is not able to predict the amount of the potential exposure with respect to this claim. Although First Union currently believes that a significant part of the principal amount of the claim will be subject to offset by legal fees and expenses in accordance with the order of the court, it is possible that the offset will be minimal and that, therefore, Gotham Golf Corp will become liable for a majority of the $494,382 damage award claim against First Union. For a description of other potential indemnification and litigation liabilities, see "Special Factors--Remaining Assets and Liabilities."


  GOTHAM GOLF CORP MAY NEED TO SPEND SIGNIFICANT RESOURCES TO SUPPORT THE LITIGATION SURROUNDING THE PARK PLAZA MALL.

   Since January 1, 2001, First Union has spent approximately $900,000 in support of various efforts through legal channels to stop the development of the proposed new mall near the Park Plaza Mall. It is possible that, after the proposed transaction, Gotham Golf Corp may need to spend significant resources in support of these efforts. The amount of resources expended could exceed the benefit of such expenditures and impair the value of the Gotham Golf Corp common shares.


RISKS RELATING TO REGULATORY MATTERS AND AMEX LISTING


   The following risks relating to regulatory matters should be considered in deciding whether to elect to receive, purchase or sell any of the securities issued in connection with the proposed transaction, including Gotham Golf Corp common shares and the notes.

  IN OFFERING THE SECURITIES CONTEMPLATED IN THE PROPOSED TRANSACTION, GOTHAM GOLF CORP AND SOUTHWEST SHOPPING CENTERS ARE RELYING ON VARIOUS EXEMPTIONS, EXCLUSIONS OR FEDERAL PREEMPTION FROM REGISTRATION REQUIREMENTS WITH RESPECT TO STATE SECURITIES OR BLUE SKY LAWS. IF SUCH EXEMPTIONS, EXCLUSIONS OR FEDERAL PREEMPTION ARE NOT AVAILABLE, REGISTRATION OR OTHER FILINGS MAY BE REQUIRED, WHICH COULD DELAY THE COMPLETION OF THE PROPOSED TRANSACTION AND ADVERSELY AFFECT THE ECONOMIC BENEFITS OF THE SUBJECT SECURITIES.

   Absent available exemption, exclusion or federal preemption, Blue Sky laws may require the registration of the securities being offered in connection with the proposed transaction and the parties effecting such transaction, for both initial sale and secondary trading. In order to avoid the increased costs, delay and the resulting adverse economic consequences of such registrations, Gotham Golf Corp and Southwest Shopping Centers are relying on various exemptions and exclusions provided by applicable Blue Sky laws and, in certain cases, federal preemption. These exemptions, exclusions and federal preemption are available in many jurisdictions on account of the fact that the proposed transaction is structured as a series of mergers or that Gotham Golf Corp and Southwest Shopping Centers expect the subject securities to qualify for listing on a national securities exchange or similar body. However, Gotham Golf Corp and Southwest Shopping Centers cannot assure you that these exemptions, exclusions or federal preemption will, in fact, apply. For instance, if the securities are ultimately not listed on a national securities exchange, an exemption, exclusion or federal preemption premised upon a listing may not be relied upon. If and to the extent an exemption, exclusion or federal preemption is unavailable, the parties to the proposed transaction may have to restructure the transaction to qualify for the exemption, exclusion or preemption or avail themselves of a different exemption or exclusion, change the terms of the transaction to

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provide that no securities can be purchased in those states where an exemption or exclusion is not available or comply with applicable registration, filing or other procedures in order to comply with applicable Blue Sky laws. The foregoing matters could delay the completion of the proposed transaction and adversely affect the economic benefits of the subject securities on account of the delay and increased costs.

  THERE MUST BE A CURRENT STATE BLUE SKY REGISTRATION, QUALIFICATION OR EXEMPTION FOR YOU TO RECEIVE, PURCHASE OR SELL SECURITIES ISSUED IN CONNECTION WITH THE PROPOSED TRANSACTION. GOTHAM GOLF CORP AND SOUTHWEST SHOPPING CENTERS CANNOT GUARANTEE THAT THEY WILL BE ABLE TO EFFECT ANY REQUIRED BLUE SKY REGISTRATION, QUALIFICATION OR EXEMPTION.

   If you elect to receive, purchase or sell any securities in connection with the proposed transaction, you will have the right to receive, purchase or sell such securities only if they have been registered or qualified for sale under the laws of the state in which you reside or if the securities or transaction fall within an exemption from registration. The registrants will not knowingly issue securities to First Union common shareholders in jurisdictions where such issuances are not registered or otherwise qualified for issuance or exempt from registration. There is a risk, however, that purchasers may buy securities in the after-market or may move to jurisdictions in which securities are not registered, qualified or exempt. The registrants cannot guarantee that they will be able to effect any required Blue Sky registration or qualification for such securities.


  IT IS POSSIBLE THAT THE AMEX MAY DECLINE TO LIST THE GOTHAM GOLF CORP COMMON SHARES, GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES OR THE NOTES, WHICH COULD NEGATIVELY AFFECT THE MARKET PRICE AND LIQUIDITY OF SUCH SECURITIES.



   Gotham Golf Corp has applied to list on the AMEX the Gotham Golf Corp common shares and the Gotham Golf Corp convertible preferred shares. Southwest Shopping Centers has applied to list on the AMEX the notes. There can be no assurance that any of these securities will, in fact, be listed on the AMEX. The failure to list any of these securities could have a negative impact on the sales price and liquidity of such security.


RISKS RELATING TO THE USE OF ARTHUR ANDERSEN LLP

   First Union used Arthur Andersen LLP as its independent auditors for the fiscal years ended December 31, 2000, and 1999. Arthur Andersen acted as First Union's independent auditors until September 28, 2001. Southwest Shopping Centers used Arthur Andersen as its independent auditors for the fiscal year ended December 31, 1999. The use of Arthur Andersen may limit your ability to seek recoveries from Arthur Andersen related to its work.

   On June 15, 2002, Arthur Andersen was convicted of obstruction of justice. In light of the conviction, Arthur Andersen informed the Commission that it would cease practicing before the Commission by August 31, 2002. Representatives of Arthur Andersen therefore have not been available to re-sign Arthur Andersen's audit reports or consent to the inclusion of these reports in the financial statements of First Union and Southwest Shopping Centers in this registration statement. As a result, First Union, Southwest Shopping Centers and Gotham Golf Corp have dispensed with the requirement to file Arthur Andersen's consent in reliance upon the temporary rules issued by the Securities and Exchange Commission, which relieve an issuer from the obligation to obtain the consent of Arthur Andersen in specified cases. Because Arthur Andersen has not consented to the inclusion of its reports in this prospectus, however, you may not recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements or financial statement schedules audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements or financial statement schedules.

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                              THE SPECIAL MEETING


   This proxy statement-prospectus is being mailed to you in connection with the solicitation of proxies by the First Union board of trustees in connection with the proposed transaction and any other matters to be voted upon at the special meeting of First Union. This proxy statement-prospectus is first being mailed to First Union common shareholders on or about November 6, 2002.


DATE, TIME AND PLACE

   The special meeting is scheduled to be held as follows:


      Monday, November 25, 2002



      1:00 p.m., eastern time,



      The Turtle Bay Room


      The New York Helmsley Hotel


      212 East 42nd Street


      New York, New York 10017


PURPOSE OF THE SPECIAL MEETING

   The special meeting of First Union common shareholders is being held for the following purposes:

      1. To consider and vote upon a proposal to approve the merger agreement and the proposed transaction, pursuant to which, among other things:

      . First Union will merge with and into Gotham Golf Corp, a Delaware corporation, with Gotham Golf Corp as the surviving corporation in the merger; and

      . First Union Management, a Delaware corporation and a wholly owned subsidiary of the FUMI Share Trust, a private trust affiliated with First Union formed to hold the shares of First Union Management, will merge with GGC Merger Sub, a Delaware corporation and a wholly owned subsidiary of Gotham Golf Corp, with First Union Management as the surviving corporation in the merger; and

      2. To grant discretionary authority to the First Union board of trustees to adjourn or postpone the special meeting from time to time for the purpose of soliciting proxies with respect to the proposed transaction.

   First Union common shareholders may also be asked to vote upon a proposal to adjourn or postpone the First Union special meeting. First Union could use any adjournment or postponement of the First Union special meeting for the purpose, among other things, of allowing additional time for soliciting additional votes to approve the merger agreement.

RECORD DATE


   The First Union board of trustees has fixed the close of business on October 18, 2002 to serve as the record date for determination of the First Union common shareholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 34,805,912 First Union common shares outstanding, held by approximately 2,217 holders of record.


   Each First Union common share has one vote. Abstentions and broker non-votes will be included in determining the number of First Union common shares present at the special meeting for purposes of determining a quorum. A majority of the First Union common shares present at the meeting in person or by proxy shall constitute a quorum for the meeting.

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VOTE REQUIRED FOR THE PROPOSED TRANSACTION

   The affirmative vote of the holders of at least a majority of the First Union common shares is required to approve the merger agreement and the proposed transaction. Accordingly, if you are entitled to vote and either abstain from voting or fail to return your proxy card or voting instructions, your action will have the same effect as voting against the proposed transaction.

   First Union, Gotham Partners and each of the members of the First Union board of trustees have entered into a voting agreement pursuant to which they have agreed to vote the First Union common shares over which they have voting control for the approval of the proposed transaction. See "The Voting Agreement." The voting agreement covers 7,424,943, or 21.3%, of the outstanding First Union common shares. The shares subject to the voting agreement will count toward the required majority approval for the proposed transaction.

VOTING AND REVOCATION OF PROXIES

   The First Union board of trustees is soliciting your proxy to give you the opportunity to vote at the First Union special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

   You may grant a proxy in one of two ways:

      1. MAIL. You can vote your shares by marking your proxy, dating and signing it and returning it in the postage-paid envelope provided to you in this proxy statement-prospectus.

      2. IN PERSON. If you attend the First Union special meeting, you may vote your shares by ballot at the First Union special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

   First Union common shares represented by properly executed proxy cards will be voted at the special meeting as marked and, in the absence of specific instructions, will be voted to approve the proposed transaction and, in the discretion of the persons named as proxies, on all such other business as may properly come before the special meeting. The board has also solicited discretionary authority from shareholders to adjourn or postpone the special meeting to permit further solicitation with respect to the proposal to approve the proposed transaction.

   All First Union common shares represented by properly executed proxies or voting instructions received before or at the First Union special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. You are urged to mark the box on the proxy card to indicate how to vote your shares.

  . If you fail to properly execute a proxy card or voting instructions, your shares will not be voted, which will have the same effect as voting against the proposed transaction.

  . If you properly execute a proxy card or voting instructions but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposed transaction.

  . If you properly execute a proxy card or voting instructions and have abstained from voting, your shares will not be voted, which will have the same effect as a vote against the proposed transaction.

  . If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Your broker is required to vote your First Union common shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your First Union common shares will not be voted, which will have the same effect as voting against the proposed transaction.

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   First Union does not expect that any matter other than the approval of the merger agreement and the proposed transaction will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

   At any time prior to the exercise of your proxy, you may revoke it by:

  .   giving notice in writing to First Union of your revocation;

  . submitting another properly completed proxy by mail to First Union in care of Neil H. Koenig, Secretary; or

  .   attending the special meeting and voting in person.

   Please note that attendance alone at the special meeting will not by itself revoke a proxy. If your First Union common shares are held in the name of a bank, broker, trustee or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

SOLICITATION OF PROXIES

   First Union and Gotham Golf Corp will share equally the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. First Union will also request banks, brokers and other intermediaries holding First Union common shares beneficially owned by others to send this document and the accompanying proxy to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. First Union has also retained D.F. King & Co. to aid in the solicitation of proxies from First Union common shareholders in connection with the special meeting. D.F. King & Co. will receive a fee of approximately $10,000 as compensation for its services, plus reimbursement of reasonable out-of-pocket expenses. First Union may also use its regular employees, who will not be specially compensated, to solicit proxies from First Union common shareholders, either personally or by mail, telephone, the Internet, fax or other means.

   You should be aware that, in connection with the proposed transaction, Gotham Golf Corp will be paying brokers a commission of $1.00 for every Gotham Golf Corp common share purchased by or on behalf of their clients through the exercise of subscription rights, except with respect to the exercise of subscription rights by Gotham Partners and its affiliates and the exercise of subscription rights by holders residing in those states where a commission is restricted or unlawful.

   Furthermore, the merger agreement provides that, in the event that the proposed transaction is completed, the transaction costs related to the mergers, the contribution, the merger agreement and the transactions contemplated shall be borne by Gotham Golf Corp, and accordingly Gotham Golf Corp will promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the proposed transaction. See "The Merger Agreement--Expense and Fee Reimbursement."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE FIRST UNION BOARD OF
TRUSTEES

   The members of the First Union board of trustees unaffiliated with Gotham Partners and the special committee each have (1) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders where shareholders elect to receive the cash consideration in the proposed transaction, (2) approved the merger agreement and the transactions contemplated thereby and declared the proposed transaction advisable and (3) recommended that First Union common shareholders elect to receive the cash consideration, approve the proposed transaction and approve the merger agreement and the transactions contemplated thereby. For more detailed information regarding First Union's board of trustees' reasons for supporting the proposed transaction, see "Special Factors--Recommendation of the First Union Board of Trustees."

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                                  THE PARTIES

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

   First Union Real Estate Equity and Mortgage Investments (referred to in this document as FIRST UNION) is an unincorporated association in the form of a business trust organized in the State of Ohio under a Declaration of Trust, dated August 1, 1961, as amended from time to time through March 2001. As of June 30, 2002, First Union qualified as a real estate investment trust (referred to in this document as a REIT) under Sections 856 through 860 of the Internal Revenue Code.

   First Union's principal business activity is the ownership and management of real estate investments. First Union has been in the business of owning regional enclosed shopping malls, large downtown office buildings and parking facilities, and its portfolio was diversified by type of property, geographical location, tenant mix and rental market. In March 2001, First Union sold two shopping center properties, four office properties, five parking garages and one parking lot. As a result, as of the date of this document, First Union owned two real estate properties, one shopping mall and one office property.

   The principal office of First Union is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

THE FUMI SHARE TRUST AND FIRST UNION MANAGEMENT, INC.

   First Union Management, Inc. (referred to in this document as FIRST UNION MANAGEMENT) is a corporation organized in 1971 pursuant to the laws of the State of Delaware. First Union Management was organized by First Union to lease property from First Union and to operate such property for its own account as a separate taxable entity. The shares of First Union Management are held by a private trust affiliated with First Union (referred to in this document as the FUMI SHARE TRUST), the beneficiaries of which are the shareholders of First Union.

   The organizational structure of First Union and First Union Management is commonly referred to as "stapled" or "paired-share," whereby the First Union common shares are paired with, or deemed "stapled to," a proportionately equal indirect interest in the common shares of First Union Management. Changes were made in 1998 under the Internal Revenue Code that removed tax advantages associated with paired-share REIT structures. Following those changes, First Union terminated its management arrangements with First Union Management and has taken responsibility for the management of its properties.

   For financial reporting purposes, the financial statements of First Union Management are combined with those of First Union. However, on July 22, 1998, tax legislation was enacted limiting the grandfathering rules applicable to stapled REITs such as First Union. As a result, the income and activities of First Union Management with respect to any real property interests acquired by First Union and First Union Management after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Securities and Exchange Commission on or before March 26, 1998, will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Internal Revenue Code.

   First Union Management's wholly owned subsidiary, VenTek, is in the business of manufacturing, installing and providing maintenance of parking and transit ticket vending equipment.

   If the proposed transaction is consummated, each First Union Management share held by the FUMI Share Trust will be converted into the right to receive $10.00, and First Union Management will become a wholly owned subsidiary of Gotham Golf Corp.

   The principal office of First Union Management and the FUMI Share Trust is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   Southwest Shopping Centers Co. II, L.L.C. (referred to in this document as SOUTHWEST SHOPPING CENTERS) is a Delaware limited liability company whose sole member is First Union. If the proposed transaction is

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consummated, First Union will merge with and into Gotham Golf Corp, and
Southwest Shopping Centers will become a wholly owned subsidiary of Gotham Golf Corp. Currently, Southwest Shopping Centers's sole business is the ownership and operation, through various subsidiaries, of the Park Plaza Mall located in Little Rock, Arkansas.

   The principal office of Southwest Shopping Centers is located at 125 Park Avenue, New York, NY 10017, telephone (212) 949-1373.

GOTHAM GOLF CORP.

   Gotham Golf Corp. (referred to in this document as GOTHAM GOLF CORP) is a Delaware corporation formed by Gotham Golf Partners in 2002, and will be the surviving corporation of the merger of First Union and Gotham Golf Corp if the proposed transaction is consummated.

   The purpose of Gotham Golf Corp is to acquire, own, hold, maintain, manage, operate, develop, lease, finance, mortgage, sell, exchange and otherwise invest in, deal with and dispose of golf course and golf course-related properties. In addition, if the proposed transaction is approved, Gotham Golf Corp will also be able to engage in any activity permitted under Delaware law with respect to the business, assets, properties and interests that Gotham Golf Corp will receive from First Union upon completion of the proposed transaction.

   The principal office of Gotham Golf Corp is located at 575 East Chocolate Avenue, Hershey, PA 17033, telephone (717) 312-1355.

GOTHAM GOLF PARTNERS, L.P.

   Gotham Golf Partners, L.P. (referred to in this document as GOTHAM GOLF PARTNERS) is a Delaware limited partnership formed in 1997. Gotham Golf Partners is a golf course acquisition, ownership and management company that operates 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. Gotham Golf Partners's headquarters is located at 575 East Chocolate Avenue, Hershey, PA 17033, telephone (717) 312-1355. If the proposed transaction is completed, Gotham Golf Partners will become a less-than-wholly owned subsidiary of Gotham Golf Corp.

GOTHAM PARTNERS, L.P.

   Gotham Partners, L.P. (referred to in this document as GOTHAM PARTNERS) is a New York investment limited partnership.

   The principal office of Gotham Partners is located at 110 East 42nd Street, 18th Floor, New York, NY 10017, telephone (212) 286-0300.

GGC MERGER SUB, INC.

   GGC Merger Sub, Inc. (referred to in this document as GGC MERGER SUB) is a Delaware corporation formed by Gotham Golf Corp in 2002 for the sole purpose of merging into First Union Management. Sub is a direct wholly owned subsidiary of Gotham Golf Corp. The mailing address of Sub's principal executive offices is c/o Gotham Golf Corp., 575 East Chocolate Avenue, Hershey, PA 17033, telephone
(717) 312-1355.

CERTAIN OTHER EQUITYHOLDERS

   Certain other equityholders of Gotham Golf Partners are parties to the proposed transaction. These parties are Florida Golf Properties, Inc., a Florida corporation (referred to in this document as FGPI), and Florida Golf Associates, L.P., a Virginia limited partnership (referred to in this document as FGA). FGPI is the sole general partner of Gotham Golf Partners, and FGA owns a percentage of the limited partnership interest in Gotham Golf Partners. If the proposed transaction is approved, FGPI and FGA (along with Gotham Partners and its controlled affiliates) will contribute all of their respective equity interests in Gotham Golf Partners to Gotham Golf Corp and a wholly owned subsidiary of Gotham Golf Corp, in exchange for Gotham Golf Corp common shares.

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                                SPECIAL FACTORS

BACKGROUND OF THE PROPOSED TRANSACTION

  ASSET SALES


   In 1998 Gotham Partners engaged in a proxy contest for control of First Union's board as a result of the prior management's unwillingness to consider a sale of First Union's then-valuable corporate structure and Gotham Partners's and other shareholders' disappointment with the fundamental operational and investment performance of First Union under prior management. Gotham Partners was then the largest shareholder of First Union and proposed a new board slate for election at the 1998 annual meeting. Gotham Partners's proxy fight was not intended to ultimately take First Union private. In the midst of the proxy fight, new paired-share REIT legislation was proposed which, when ultimately enacted in July 1998, eliminated many, if not all, of the benefits associated with First Union's corporate structure, severely impairing First Union's desirability to a third-party acquiror.


   At First Union's Annual Meeting in May 1998, as a result of the proxy contest between First Union and Gotham Partners, the size of the First Union board of trustees increased from nine to 15 trustees, and Gotham Partners's slate of nine candidates was elected as trustees. The prior board's refusal to approve Gotham Partners's nominees after their successful election caused potentially severe financial risks for First Union under its $100 million senior bond indenture and its $125 million bank credit facility.

   Because of the change in the composition of the First Union board of trustees, the bank lenders to First Union determined that a default had occurred under First Union's approximately $125 million credit facility. First Union entered into negotiations with the lenders to obtain temporary forbearances and develop a plan for the repayment of the outstanding debt. In addition, First Union had outstanding $100 million in principal amount of 8 7/8% senior notes, due 2003 (referred to in this document as the FIRST UNION SENIOR DEBT). The change in control was a severe financial risk to First Union because, if First Union's credit was downgraded, the holders of the First Union senior notes could force First Union to repurchase the senior notes at 101% of their principal amount, and First Union did not have the liquidity to meet this obligation.

   To meet these obligations, First Union pursued a number of strategies to raise cash. One such strategy was to sell a number of its readily saleable real estate properties. In this connection, in October 1999, First Union held discussions with Simon Property Group and Dillard's, both of which were interested in a potential joint bid to purchase the Park Plaza Mall. Discussions continued, and the parties negotiated a potential purchase price for the property of approximately $70 million. Shortly thereafter, Simon Property Group and Dillard's discontinued discussions. The parties resumed their discussions regarding a potential sale in April 2000 and, at that time, reached a tentative agreement for a $67.25 million purchase price. The due diligence process and discussions relating to specific contractual terms and conditions continued as late as June 2000. Around the same time, another real estate investment trust unrelated to either Simon Property Group or First Union announced plans to develop a new "lifestyle" mall in the area anchored by a Parisian's department store. This mall was never constructed. Shortly thereafter, Simon Property Group and Dillard's informed First Union that they were no longer interested in pursuing the transaction, because they were going to proceed with a joint mall development project that would eventually become known as Summit Mall (as more fully described in "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall--Competition").

   In December 1999, First Union and certain of its affiliates sold a portfolio of six mall properties (referred to in this document as the MARATHON PORTFOLIO) to WXI/Z Southwest Real Estate Partnership, a Delaware limited partnership. The definitive Marathon Portfolio sale contract was entered into in July 1999 and yielded gross proceeds of $191.5 million to First Union. Following the sale of the Marathon Portfolio, First Union continued to sell selected assets where management believed a suitable price could be obtained, and to refinance other assets to provide additional liquidity to First Union.

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  CONSIDERATION OF POTENTIAL SALE OF FIRST UNION

   Subsequent to the closing of the Marathon Portfolio sale, the First Union board of trustees reviewed with management the remaining real estate properties of First Union. The board discussed its belief that these properties had the following undesirable attributes: they were primarily properties that were geographically diverse and multi-class in terms of type and quality and did not comprise a critical mass of any one type of property or geographic concentration to enable First Union to have a significant presence in any market. The price of First Union common shares was lower than the amount per share that shareholders would realize if First Union were to sell First Union's real estate assets. Accordingly, the board determined to evaluate options to enhance shareholder value, including a sale, merger or liquidation of First Union.

   In September 1999, after the definitive Marathon contract was signed but prior to the closing of the Marathon Portfolio sale, First Union engaged the investment banking firm of Lazard Freres & Co. LLC (referred to in this document as LAZARD) to render advice with respect to the possible sale of First Union and interests in First Union or a subsidiary or division of First Union to another corporation or business entity, whether in the form of a merger, spin-off, or sale of assets or equity securities or other interests (any such transaction referred to in this document as a DISPOSITIVE TRANSACTION).

  CONSIDERATION OF POTENTIAL LIQUIDATION OF FIRST UNION

   Subsequent to the December 1999 special shareholders' meeting held to approve the sale of the Marathon Portfolio, the board requested an analysis by management of a possible plan to liquidate First Union. Management formulated a preliminary analysis of the issues that would be involved in a liquidation; however, the board did not adopt a plan of liquidation. Among the factors considered by the board regarding a plan of liquidation were the following:

  .   the length of time involved to complete a liquidation;

  . the necessity of maintaining in First Union a substantial amount of cash reserves, which the board did not quantify, during and subsequent to liquidation to satisfy possible contingent liabilities, including those related to representations and warranties with respect to the disposition of properties, potential shareholder and other lawsuits and tax liabilities;

  . the possible negative impact that announcement of a plan of liquidation would have on the value of First Union and the ability to obtain a fair price for the assets of First Union;

  . funding the liquidation value of the preferred shares in the approximate face amount of $33.725 million then outstanding, subsequently reduced to $24.620 million as of September 30, 2000; and

  . payment of the indebtedness of First Union, including approximately $12.5 million of 8 7/8% First Union senior notes, due 2003.

  NEGOTIATIONS WITH THIRD PARTIES WITH RESPECT TO A POSSIBLE DISPOSITIVE TRANSACTION

   With the assistance of Lazard, First Union received and evaluated a number of proposals regarding a possible dispositive transaction involving First Union and other public and non-public companies. First Union initially instructed Lazard to solicit a type of purchase proposal that would value First Union's public shareholder base, NYSE listing, paired-share structure and the available cash balances. Lazard developed a profile of the types of companies that would be potentially interested in the attributes of First Union, which included public and private real estate operating companies including equity and mortgage REITs, owners of multiple real estate companies (including opportunity funds and institutional investors) and non-real estate companies seeking access to public capital and the available cash balances.

   Discussions were held with approximately 40 different interested parties with respect to this engagement. Among those parties who entered into confidentiality agreements and who undertook at least initial due diligence with respect to First Union were several financially capable purchasers, some of which were also public companies.

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   From October 1999 through March 2000, discussions were held with several interested parties with respect to a possible dispositive transaction. The representatives of First Union who conducted the negotiations with the interested parties on behalf of First Union were the Chairman of First Union, William Ackman, and the Vice Chairman of First Union, William Scully, each of whom was experienced in the real estate industry and in the public equity capital markets, and served on the First Union board of trustees without compensation in such capacities. In addition, representatives of Lazard solicited indications of interest in the sale of First Union and assisted the representatives in their negotiations with these interested parties and potential purchasers.

  OUTSOURCING MANAGEMENT OF FIRST UNION

   A substantial number of the employees of First Union had been engaged in activities related to the properties in the Marathon Portfolio. Following the sale of those properties, First Union's employee base was substantially reduced. The board authorized the outsourcing of the property management and accounting functions that were formerly handled by First Union employees.

   At this time, the board entered into negotiations with Daniel Friedman, David Schonberger and Anne Zahner (collectively referred to in this document as the EXECUTIVES), whereby, upon the completion of certain corporate restructuring activities (including the refinancing of the Park Plaza Mall and the spin-off of Imperial Parking Corporation), the Executives would be entitled to terminate their current employment agreements and simultaneously enter into a management agreement with First Union, pursuant to which they would provide corporate and real estate asset management services to First Union. In March 2000, the Executives formed Radiant Partners to provide asset and corporate management services to clients including First Union. These amendments to the employment agreements of the Executives and the asset management agreement with Radiant Partners were negotiated in early 2000, executed as of March 27, 2000, and became effective June 1, 2000. When the management agreement became effective, First Union had only one senior officer, its chief financial officer. Therefore, to preserve its corporate formalities and maintain the efficient administration of an operating public company, First Union retained the Executives as officers.

  NEGOTIATIONS WITH RESPECT TO THE RADIANT PROPOSAL

   Mr. Ackman reported to the board at its April 11, 2000 meeting, at which Mr. Friedman was in attendance, that the discussions that he and Mr. Scully and Lazard had held with potential interested parties regarding the sale of First Union had not produced a firm offer for First Union or even a possible transaction that they believed worthy of further negotiation by First Union. Mr. Ackman summarized the discussions to date for the board. Mr. Ackman informed the board that it was his conclusion, with which Lazard concurred, that one of the principal reasons that the efforts of First Union had not produced a firm offer or even a possible transaction subject to further negotiation regarding the sale of First Union was that the remaining properties were not attractive assets to potential purchasers of First Union, and that First Union would be a more attractive acquisition candidate if it were able to dispose of the remaining properties.

   Mr. Ackman also reported that, after consultation with several board members, he had indicated to Mr. Friedman that First Union would be receptive to a proposal from Messrs. Friedman and Schonberger and Ms. Zahner for a bulk purchase of the real estate assets of First Union. Subsequent to the report of Mr. Ackman at the April 11, 2000 board meeting, Mr. Friedman indicated to several board members that Messrs. Friedman and Schonberger and Ms. Zahner were seriously considering formulating a proposal with respect to the acquisition of First Union.

   In connection with their interest in a possible transaction, Radiant Partners, the management company of which Messrs. Friedman and Schonberger and Ms. Zahner are principals, on behalf of an entity affiliated with Radiant Partners and not in its capacity as First Union's asset manager, entered into negotiations with First Union regarding a possible asset sale. The affiliated entity, Radiant Investors L.L.C., eventually entered into a letter of intent with First Union, dated June 20, 2000, with respect to the bulk purchase of a significant amount of First Union's real estate assets.

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  THE RADIANT ASSET SALE

   A series of negotiations regarding the proposed purchase followed, during which Radiant Investors L.L.C. obtained financing for the bulk purchase. First Union, as seller, and Radiant Investors L.L.C., as purchaser entered into the Contracts of Sale dated as of September 15, 2000 for the sale of certain properties of First Union and its subsidiaries to Radiant Investors for an aggregate purchase price of approximately $205 million, consisting of $80 million in cash and the assumption of $125 million in mortgage indebtedness on the purchased properties. This purchase is referred to in this document as the RADIANT ASSET SALE. A special meeting of shareholders of First Union was held on March 6, 2001 for the purpose of approving the Radiant Asset Sale, which was consummated on March 7, 2001. Pursuant to the Contracts of Sale, subsequent to the closing of the Radiant Asset Sale, Radiant would continue to manage First Union's remaining assets for a fee of $250,000 per year for two years.

  PLANS FOR FIRST UNION SUBSEQUENT TO THE RADIANT ASSET SALE

   Immediately following the closing of the Radiant Asset Sale, First Union's long-term economic goal was to increase the per share net asset value of First Union at the highest possible rate, without undue risk. First Union continued to monitor the benefits of, and the restrictions imposed by, maintaining its REIT status. At that time, First Union indicated that its desire and intent was to maintain its status as a REIT for federal income tax purposes, but that, if appropriate, it would consider other organizational structures.

  NEW BOARD OF TRUSTEES

   From September 2000 through December 2000, a restructuring of the First Union board of trustees occurred. Mr. Friedman, appointed trustee in November 1998, and six of the nine nominees of Gotham Partners who were elected as trustees at the May 1998 special meeting resigned, and three new persons were appointed trustees. The current restructured board is comprised of five persons. Other than Mr. Ackman, no board member is affiliated with Gotham Partners or, other than Talton Embry, Gotham Golf Corp.

  STRATEGIC ALTERNATIVES

   After the Radiant Asset Sale, the board engaged in a process of considering alternatives for the strategic direction of First Union. The following is a summary of activities that First Union considered after the Radiant Asset Sale:

  . First Union explored various acquisition, investment and business combination transactions including, without limitation, the acquisition of assets in exchange for securities of First Union and business combination transactions in which First Union is not the surviving entity.

  . First Union also considered engaging in such transactions with existing shareholders of First Union or entities in which First Union common shareholders have significant interests. First Union believed that, subsequent to the completion of the Radiant Asset Sale, it was a more attractive acquisition candidate due to the disposition of the properties in the sale and the addition to its balance sheet of approximately $80 million in liquidity.

  . First Union considered continuing or expanding its common share repurchase program.

  . First Union considered making new investments in operating assets, including investments in real estate or non-real estate assets or businesses.

  . Although First Union had retained a broker to solicit indications of interest in the purchase of the Park Plaza property, First Union anticipated continuing to hold its two real estate properties: Park Plaza Mall and Circle Tower.

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REMAINING ASSETS AND LIABILITIES

   First Union's remaining assets after the Radiant Asset Sale consisted of the following (with approximate September 30, 2000 book values and June 30, 2002 balances in parentheses):

  . two real estate properties, Park Plaza, a shopping mall located in Little Rock, Arkansas (9/30/00 - $59.8 million; 6/30/02 - $57.1 million) and
      Circle Tower, an office building located in Indianapolis, Indiana (9/30/00 - $2.2 million; 6/30/02 - $2.3 million);

  .   unrestricted cash (9/30/00 - $96.3 million; 6/30/02 - $3.3 million);

  .   restricted cash (9/30/00 - $2.4 million; 6/30/02 - $1.8 million);

  .   U.S. Treasury Bills (9/30/00 - $199.4 million; 6/30/02 - $108.9 million);

  .   a preferred stock investment in HQ Global Workplaces, Inc.
      (9/30/00 - $10.5 million; 6/30/02 - written down to $0.0 as described below);

  .   accounts receivable (9/30/00 - $3.5 million; 6/30/02 - $2.6 million); and

  . inventory owned by VenTek, a wholly owned subsidiary of First Union Management (9/30/00 - $5.4 million; 6/30/02 - $1.2 million).

   In addition, First Union has a damage claim referred to in this document as the Peach Tree Mall claim, described below in "--Peach Tree Mall Claim."

   Liabilities of First Union (with approximate September 30, 2000 book values and June 30, 2002 balances in parentheses) consisted primarily of:

  .   a mortgage loan collateralized by the Park Plaza property
      (9/30/00 - $42.4 million; 6/30/02 - $41.9 million);

  . notes payable collateralized by the treasury bills (9/30/00 - $150.1 million; 6/30/02 - $0.0);

  .   First Union's 8 7/8% senior notes (9/30/00 - $12.5 million;
      6/30/02 - $12.5 million);

  . accounts payable and accrued liabilities (9/30/00 - $16.3 million; 6/30/02 - $7.6 million); and

  .   dividends payable (6/30/02 - $4.0 million).

   First Union holds leasehold interests in two leases for the two parcels of land occupied by Circle Tower.

   Parcel 1 is owned in fee simple by First Union. Parcel 1, however, is encumbered by a lease under which First Union leases the ground to the Gennett Investment Company, which in turn subleases the parcel to a subsidiary of the Tower Realty Company (such sublease referred to in this document as the GENNETT SUBLEASE). In 1974, First Union purchased substantially all of the assets of the Tower Realty Company, making First Union the sublessee under the Gennett Sublease. The lease to the Gennett Investment Company and the Gennett Sublease expire in 2018 at which time First Union, or its successor, will hold unencumbered fee simple title to Parcel 1. As a result of an agreement with the Gennett Investment Company, the annual net rental payment to Gennett is $5,000.

   Parcel 2 is not owned by First Union. First Union occupies Parcel 2 as the lessee under a ground lease (referred to in this document as the GROUND LEASE), which was originally executed by First Union's predecessor-in-title in 1910 and is senior to the Circle Tower mortgage loan. The Ground Lease's initial term expires in April 2009. Under the terms of the Ground Lease, First Union has exercised the option to renew the term of the Ground Lease for an additional 99 years, so the Ground Lease now expires in 2108. The annual rental payment under the Ground Lease is currently $18,000. The rent during the renewal term is to be determined under the Ground Lease as 4% of the appraised value of the real estate and improvements at the time of the expiration of the initial term.

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   VenTek leases a 16,256 square foot facility located in Petaluma, California.
The annual rent is $142,000 and the lease expires in February 2003.

   First Union has provided payment, performance and maintenance bond guarantees with respect to two contracts of VenTek with transit authorities. The contracts are in the amounts of $6.2 million and $5.3 million and are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of the date of this document, no amounts have been drawn against these bonds or First Union guarantees. If VenTek is unable to perform in accordance with these contracts, First Union may be responsible for payment under the guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts.

  PEACH TREE MALL CLAIM

   First Union, as one plaintiff in a consolidated action composed of numerous businesses and individuals as co-plaintiffs, has pursued legal action against the State of California and the Reclamation District No. 784. The claims are associated with the 1986 flood of Sutter Buttes Center, formerly the Peach Tree Center. In September 1991, a court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, and the State of California appealed. In the third quarter of 1999, a State of California appeals court reversed the 1991 ruling in favor of First Union and the other plaintiffs, and remanded the case to the trial court for further proceedings. After the remand, First Union and the other plaintiffs pursued a retrial before the court. The retrial commenced in February 2001 and was completed in July 2001.

   In a decision dated November 13, 2001, the trial judge ruled in favor of the defendants, the State of California and the Reclamation District No. 784, found no liability on the part of the defendants and held that the "plaintiffs shall recover nothing from either defendant." On December 26, 2001, the trial court entered judgment against the plaintiffs and in favor of the defendants, dismissing the plaintiffs' claims. On February 22, 2002, the plaintiffs filed a joint notice of appeal of the judgment dismissing their claims. Unless they are successful on appeal, the plaintiffs will recover nothing from the defendants. If the appeal succeeds, however, the plaintiffs would then pursue additional proceedings before the trial court. The trial court's decision of November 13, 2001 was based upon findings of fact and conclusions of law that the plaintiffs had failed to meet certain predicate legal and factual requirements in order to hold the defendants liable. Because of those findings, the trial court never addressed certain other legal and factual requirements that the plaintiffs must satisfy in order to prevail. If the appeals court determines that the plaintiffs meet the predicate legal and factual requirements cited by the trial court, the case would have to return to the trial court for further proceedings consistent with any appellate ruling, including the trial court's consideration of the remaining standards that the plaintiffs must meet in order to hold the defendants liable. Either party can appeal any such decision.

   If the defendants are found liable and if the imposition of liability is upheld on appeal, the plaintiffs would then seek a calculation of damages owed by the defendants to the plaintiffs. First Union has retained one or more experts to evaluate its claims for damages resulting from the 1986 flood. First Union's potential damage claims are approximately $33 million, plus compounded interest (for a potential claim of $91 million, as of June 30, 2002), plus recovery of attorneys' fees as a prevailing party under relevant California statutes. First Union expects that the defendants, in connection with the calculation of damages, will vigorously oppose and attempt to undermine First Union's experts' analyses and may propound contrary expert evidence in support of their position. Regardless of the result of any potential damage calculation, an appeal by one or both sides is likely. First Union is unable at this time to predict whether it will recover any damages in these legal proceedings and, if it does, when any such recovery might be received. First Union's inability to predict any such recovery is compounded by uncertainties in predicting how the appeals court may rule on the relevant factual record and legal issues raised by the current appeal, how the trial court might rule in any subsequent proceedings related to liability or damages, and the substantial time that may elapse before a money judgment, if any, becomes collectible against the defendants.

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  HQ GLOBAL INVESTMENT

   In June 2000, First Union purchased $10 million of a $225 million issue of convertible preferred stock and warrants of HQ Global Holdings, Inc. (referred to in this document as HQ GLOBAL), which provides flexible officing solutions. HQ Global is privately owned, and its controlling shareholder is Frontline Capital Group, a public company. Gotham Partners was the beneficial owner of approximately 6.37% of the common stock of Frontline Capital Group as of June 29, 2000. The HQ Global convertible preferred stock investment is entitled to a 13.5% payment-in-kind dividend that increases annually. The preferred stock and accrued payment-in-kind dividends are convertible into common stock if and when HQ Global conducts an initial public offering. In addition, First Union received warrants with a nominal exercise price to acquire approximately 0.40% of the outstanding common stock of HQ Global on a fully diluted basis. This investment was reviewed and approved by an independent committee of the First Union board of trustees prior to being approved by the full First Union board, due to the ownership interest of Gotham Partners in Frontline Capital Group.

   At June 30, 2001, First Union wrote off its $2.7 million investment in the HQ Global warrants because of a decline in center occupancy and other business setbacks disclosed by HQ Global. First Union believed that the decline in estimated fair market value of the investment in warrants was other than temporary. During the third and fourth quarters of 2001, First Union wrote off its $8.8 million investment in HQ Global preferred stock because of continued operating losses and disclosed defaults on HQ Global's various credit agreements, which First Union believes had permanently impaired the value of its investment in HQ Global's preferred stock. In March 2002 and June 2002, HQ Global and its parent company, Frontline Capital Group, respectively, filed voluntary petitions for a Chapter 11 reorganization under the United States Bankruptcy Code.


  INDEMNITY TO IMPERIAL PARKING CORPORATION



   In 1999, Newcourt Financial Ltd. brought a claim in Ontario against First Union Management and Imperial Parking Limited, alleging a breach of a contract between the First Union affiliate and Newcourt Financial's predecessor-in-interest, Oracle Credit Corporation and Oracle Corporation Canada, Inc. First Union Management and Imperial Parking Limited brought a separate action in British Columbia against Newcourt, Oracle Credit Corporation and Oracle Corporation Canada claiming, among other things, that the contract at issue was not properly authorized by the First Union board of trustees and the Imperial Parking board of directors. On March 27, 2000, in connection with the spinoff of Imperial Parking Corporation (the successor-in-interest to Imperial Parking Limited) to First Union's shareholders, First Union granted a full indemnity to Imperial Parking Corporation in respect of all damages arising from the outstanding actions.



   Numerous attempts to settle this matter have not been successful. First Union has reserved $475,000 in its consolidated financial statements for this claim. The reserved amount consists of the face amount of the contract of $425,000 and estimated costs of $50,000. The amount of the claim, $825,000, includes Newcourt's calculation of interest on the amount due at the default rate under the contract. First Union believes that, due to the failure of attempted settlement negotiations, discovery will commence, and the matter will become more actively litigated. First Union intends to defend vigorously against the claims brought against the parties that it has indemnified and to pursue their separate claims with respect to this matter.



  MOUNTAINEER MALL CLAIM



   First Union was named as a defendant in a lawsuit filed in connection with a contractor's claim relative to the construction of a portion of the Mountaineer Mall, located in Morgantown, West Virginia. The construction of the mall commenced in 1993 and was completed in 1995. The mall was sold in July 1999. A trial on the merits of the lawsuit was held in 1997. The court made a number of findings of fact and conclusions of law with respect to the lawsuit.



   In October 2002, after the failure of the parties to settle the matter, the court issued an order providing that the claimant was entitled to recover from First Union the principal amount of $266,076 in damages plus various


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interest amounts, which, when added to the principal amount, would result in an aggregate damage award of $494,382 against First Union. The court's order provided, however, that the amount of the damage award is subject to offset by the amount of legal fees and expenses reasonably and necessarily incurred by First Union in defending a certain mechanic's lien claim asserted by the plaintiff in the lawsuit. The court further directed that the plaintiff and First Union negotiate in good faith as to the amount of such expense and that, if the parties are unable to agree as to the appropriate offset, the court would schedule an evidentiary hearing for the purpose of resolving the issue.



   In response to the October 2002 order, First Union's counsel in the litigation has been attempting to determine the amount of allowable offset to reduce the damages assessed against First Union. As this matter is subject to further negotiation and possible further court proceedings to reach a final resolution, First Union is not able to predict the amount of the potential exposure with respect to this claim; however, First Union has reason to believe that a significant part of the principal amount of the claim will be subject to offset by legal fees and expenses in accordance with the order of the court.



  PREFERRED SHAREHOLDER CLAIM


   On April 15, 2002, First Union was named as a defendant by a purported holder of First Union convertible preferred shares. For a description of the claim, see "Special Factors--Consideration of the Proposed Transaction--Recent Litigation and Claim."


CONSIDERATION OF THE PROPOSED TRANSACTION

   On April 2, 2001, First Union entered into an engagement letter with U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (referred to in this document as LIBRA), to act as a financial advisor to First Union in its exploration of various alternatives for the strategic direction of First Union after the Radiant Asset Sale, including share repurchase programs, cash distributions to shareholders or a potential sale transaction (each of the foregoing alternatives is referred to in this document as an EXTRAORDINARY TRANSACTION). Libra is a nationally recognized investment banking firm regularly engaged to provide financial advisory services in connection with mergers and acquisitions and corporate financing and planning with respect to these matters. First Union retained Libra based upon Libra's experience in rendering financial advice. At the time of engagement, no other material relationship existed between Libra and First Union, Gotham Partners or any of their respective affiliates, and the parties did not contemplate any material relationship other than that provided in the terms of their engagement. On April 3, 2001, First Union publicly announced that it had retained Libra to act as financial advisor and would consider any extraordinary transaction.

   On April 10, 2001, the First Union board of trustees held a regular meeting. All members of the board were in attendance. Representatives of Libra attended the board meeting and reported to the board on Libra's due diligence efforts to date. Because several First Union trustees had substantial holdings of First Union common shares and First Union was willing to consider an extraordinary transaction with existing shareholders of First Union, the board formed a special committee to represent the rights and interests of holders of First Union common shares that were not affiliated with First Union's management or major shareholders.

   The special committee is composed of two independent trustees, Daniel J. Altobello, a private investor and former Chairman of Onex Food Services, Inc., and Bruce R. Berkowitz, a private investor and principal of Fairholme Capital Management. The board appointed Mr. Altobello Chairman of the special committee. No member of the special committee was, at the time of his appointment, has been or is currently an officer of First Union, or a director, partner, officer or trustee of Gotham Partners or otherwise affiliated with Gotham Partners. The board delegated to the special committee the responsibility and authority to (i) review and consider the terms of any extraordinary transaction, (ii) negotiate any and all terms and definitive agreements with respect to any extraordinary transaction, (iii) review and comment upon any and all other documents and other instruments used

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in connection with any extraordinary transaction, including without limitation any and all materials to be filed with the Securities and Exchange Commission and other governmental and non-governmental persons and entities, (iv) recommend to the board whether or not First Union should consummate any extraordinary transaction and (v) retain independent legal counsel and financial advisors, in the special committee's independent discretion.

   On April 17, 2001, the special committee retained Shaw Pittman LLP, Washington, D.C., as its legal counsel (referred to in this document as SHAW PITTMAN). On that date, as part of its engagement, Libra provided the Chairman of the special committee with a memorandum exploring the possibility of segregating certain First Union assets regarded as difficult to value with precision into a separate entity or distributing such assets directly to shareholders prior to a business combination transaction. Libra indicated that, based on its experience, any third party seeking to obtain control of First Union would likely assign lower values to assets regarded as difficult to value. As a result, the third party would benefit at the expense of First Union shareholders if the value of the asset proved to be greater. Because the memorandum reflected its preliminary view, Libra did not address a variety of legal and other structural issues, including the legal feasibility of segregating certain assets. Although the memorandum included estimated ranges of values for all of First Union's assets and liabilities, Libra included such values for illustrative purposes only and did not intend the memorandum to be an opinion with respect to the value of any particular asset or liability.

   On April 23, 2001, the Libra engagement letter was amended to reflect that Libra was engaged by the special committee rather than by First Union.

   On April 24, 2001, First Union had a special telephonic board meeting at which Mr. Brent Baird was appointed to the board effective May 1, 2001. As of March 29, 2001, Mr. Baird and his affiliates claimed beneficial ownership of 226,400 First Union convertible preferred shares, or 23.0% of the First Union convertible preferred shares then outstanding, and 2,895,300 First Union common shares, or 8.3% of the common shares then outstanding.

   On April 25, 2001, the special committee held its first meeting by telephone. Shaw Pittman summarized the fiduciary obligations of the special committee and the functions of independent committees. The special committee then discussed with Shaw Pittman and Libra the assets and liabilities of First Union, and requested that the Park Plaza Mall, First Union's largest remaining real estate asset, be appraised. The special committee and its advisors then identified the following extraordinary transactions available to First Union:

  . a non-liquidating cash distribution or a partial self-tender, whereby First Union would make a distribution of some portion of its cash to all of its shareholders or would tender for a portion of its outstanding common shares, in each case in order to provide cash to its shareholders;

  .   a business combination transaction; or

  .   a liquidation.

   The Chairman of the special committee announced that William Ackman, Chairman of the First Union board and a principal of Gotham Partners, which held approximately 16.8% of the outstanding First Union common shares, had informally advised members of the board that Gotham Partners intended to make a proposal to First Union regarding an extraordinary transaction. The special committee requested that Libra compile a list of potential unaffiliated third parties that might be interested in an extraordinary transaction with First Union. The special committee also requested that Libra prepare a preliminary estimate of the range of orderly liquidation values of First Union's assets and liabilities.

   On April 26, 2001, the special committee retained Cushman & Wakefield, Inc. to appraise Park Plaza Mall both under the assumption that Park Plaza Mall's anchor store, Dillard's, remains as the anchor and under the assumption that Dillard's vacates Park Plaza Mall. The special committee was aware that companies regularly engage Cushman & Wakefield, a nationally recognized real estate services firm, to provide real estate valuation

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services to investors and lenders and retained Cushman & Wakefield based upon
Cushman & Wakefield's experience in appraising real estate. At the time of engagement, no other material relationship existed between Cushman & Wakefield and First Union, Gotham Partners or any of their respective affiliates, and the parties did not contemplate any material relationship other than that provided in the terms of their engagement.

  FIRST GOTHAM PROPOSAL

   On May 15, 2001, at the request of Gotham Partners, the Chairman of the special committee, Shaw Pittman and Libra met in New York with representatives of Gotham Partners. At this meeting, Gotham Partners described an extraordinary transaction whereby First Union would acquire from Gotham Partners certain public and private operating businesses and assets that Gotham Partners valued at $160 million in exchange for newly issued equity in First Union at a rate of $2.40 per common share (this proposal by Gotham Partners is referred to in this document as the FIRST GOTHAM PROPOSAL). After the meeting, Gotham Partners submitted a written proposal to the special committee outlining the first Gotham proposal and promptly filed an amended Schedule 13D with the Securities and Exchange Commission disclosing the proposal.

   On May 16, 2001, First Union issued a press release stating that Gotham Partners had made the first Gotham proposal and that the special committee, with the assistance of its advisors, was evaluating the first Gotham proposal as well as alternatives.

   On May 18, 2001, the board held a special telephonic meeting at the request of Mr. Ackman so that Mr. Ackman could respond to any questions the board had about the first Gotham proposal. Counsel to the special committee indicated to Gotham Partners that the special committee's financial advisors would evaluate the first Gotham proposal and thereafter advise the special committee with respect to the matters being considered. The board did not take any action on the first Gotham proposal at the meeting.

   On May 22, 2001, the special committee held a telephonic meeting. The special committee discussed with Shaw Pittman and Libra the first Gotham proposal, and requested that Libra prepare a financial analysis of the proposal. The special committee instructed its advisors to continue their research and analysis of the possible extraordinary transactions it identified at its April 25, 2001 meeting. The special committee requested that Shaw Pittman advise the special committee on First Union's obligations to the holders of First Union convertible preferred shares set forth in the terms of the certificate of designations that governs those shares and the application of those terms in the context of the various types of extraordinary transactions under consideration.

  FIRST GOTHAM PROPOSAL WITHDRAWN

   On May 25, 2001, Gotham Partners informed the special committee by letter that it had received preliminary feedback from First Union shareholders leading it to believe that the first Gotham proposal would not garner sufficient shareholder support to approve the transaction. Consequently, Gotham Partners withdrew the proposal and filed an amendment to its Schedule 13D disclosing its letter to the special committee and its decision to withdraw the proposal.

   On May 29, 2001, First Union issued a press release stating that Gotham Partners had formally withdrawn the first Gotham proposal and that the special committee, with the assistance of its advisors, would continue to evaluate alternative transactions.

   On May 30, 2001, the special committee held a telephonic meeting. The Chairman of the special committee noted that Gotham Partners had formally withdrawn the first Gotham proposal. Accordingly, the special committee instructed Libra to cease its financial analysis of the first Gotham proposal, but to continue to evaluate the other alternatives identified at its April 25, 2001 meeting.

   On May 31, 2001, at the request of the special committee, Libra distributed materials summarizing First Union's assets and liabilities to approximately 91 unaffiliated third parties in order to solicit proposals from such parties for an extraordinary transaction with First Union.

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   On June 9, 2001, Libra delivered to the special committee written preliminary estimates, as of March 31, 2001, of the range of orderly liquidation values of First Union's assets and liabilities. The preliminary estimated liquidation value of First Union as of March 31, 2001 ranged from approximately $81.6 million to approximately $151.0 million, or approximately $2.35 to approximately $4.34 per share based on approximately 34.8 million First Union common shares issued and outstanding.

   Libra calculated the preliminary estimated range of liquidation values by taking (1) the sum of cash and marketable securities of First Union as of March 31, 2001, the date of the most current financial statements made available to Libra, expected cash inflows associated with the operations of First Union for six and twelve months after March 31, 2001, proceeds from the collection of outstanding accounts receivable of First Union, proceeds from the sale of Circle Tower and VenTek, the value of First Union's net operating loss carry forwards and the potential value of First Union's claim in the Peach Tree Mall litigation, and reducing it by (2) the sum of First Union's existing liabilities and the total liquidation preference of First Union's preferred equity, including First Union's estimated costs related to a liquidation transaction and estimated interim net cash outflows associated with the operations of First Union for six and twelve months after March 31, 2001 (including interest on its senior notes and dividends on its preferred shares). Libra did not include estimated values for Park Plaza Mall because Cushman & Wakefield had not completed its appraisal of the property at such time.

   In calculating its estimates Libra used First Union's management-prepared balance sheet as of March 31, 2001, which was identified as the most current balance sheet available at the time. Libra made certain adjustments to First Union's book value of assets and liabilities to arrive at the estimated market value of these assets and liabilities. In making these adjustments, Libra considered among other factors management's estimates of certain asset values and industry valuation measures for individual properties and, with respect to the Peach Tree Mall litigation, used an estimated range of recoveries based on its discussions with counsel. Libra's preliminary estimates of the range of orderly liquidation values also incorporated estimates of the expenses associated with the sale of First Union's properties (other than Park Plaza
Mall) and the dissolution of First Union.

   In calculating its estimates Libra made numerous assumptions, including, but not limited to, (i) estimates of transaction costs involved in liquidating First Union's assets and paying liabilities on an orderly basis, (ii) the validity of appraisals and estimates of other professionals, (iii) the ability to conduct an orderly disposition of assets, (iv) the assumption that the orderly liquidation would constitute a change of control for purposes of First Union's 8 7/8% Senior Notes due 2003, and (v) the assumption that all of such Notes would be required by the holders thereof to be repurchased by First Union within three months of the orderly liquidation's commencement. In addition, Libra made assumptions with respect to the cash produced and consumed by First Union's operations during the orderly liquidation process based upon discussions with management.

   Libra provided its preliminary liquidation analysis to the special committee in order to apprise the committee of Libra's progress. In doing so, Libra hoped to generate discussion regarding the appropriateness of the assumptions used and the expectations of the special committee should Libra be engaged to prepare a report of their work. The special committee did not engage Libra to render, nor did Libra purport to render, any appraisal, opinion or definitive report as to the value (under an orderly liquidation scenario or otherwise) of First Union's assets and liabilities.

  INDICATIONS OF INTEREST BY THE HERRICK COMPANY AND EQUITY INVESTMENT GROUP

   On June 12, 2001, the board held a regular meeting with all members in attendance. At the request of the special committee, Libra reported that preliminary indications of interest had been received from The Herrick Company and Equity Investment Group (referred to in this document as EIG) as a result of its solicitation for proposals. The Herrick Company expressed an interest in a transaction in which First Union would provide approximately $50 million of cash to the First Union common shareholders concurrent with The Herrick Company's contribution of real estate properties with an aggregate net equity value of approximately $47 million. In return, The Herrick Company would receive 51% of the outstanding First Union common shares as

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well as warrants representing additional equity ownership of 12%. EIG preliminarily proposed to contribute real estate with net equity value of approximately $677 million to First Union for a pro rata share of First Union. It was unclear from EIG's proposal how much cash, if any, would be provided to the First Union common shareholders. The special committee instructed Libra to pursue both proposals.

   Shaw Pittman advised the board of the rights of the holders of the First Union convertible preferred shares in the certificate of designations that governs those shares and the application of those terms in the context of the three types of extraordinary transactions identified at the special committee's April 25, 2001 meeting.

  RECEIPT OF APPRAISAL OF THE PARK PLAZA MALL

   On June 12, 2001, Cushman & Wakefield of Texas, Inc., a subsidiary of Cushman & Wakefield, Inc., delivered to the special committee the appraisal of the Park Plaza Mall. The result of the appraisal was an investment value, as of May 10, 2001, of $7.25 million (i.e., the equity value of the property assuming that Dillard's vacates the Park Plaza Mall, the Dillard's anchor spaces are not re-occupied and First Union holds the property until cash flow no longer supports existing debt service), and a market value of $75.0 million, as of May 10, 2001, under the scenario where Dillard's is assumed to remain as an anchor store of the Park Plaza Mall. The opinion of value in the appraisal was subject to the assumptions and limiting conditions set forth in the report of Cushman & Wakefield of Texas, Inc., a copy of which, with appropriate redactions of confidential information, is filed as an exhibit to the Schedule 13E-3 that has been filed with the Securities and Exchange Commission in connection with this document. The special committee noted that a market value of $75.0 million would suggest a concomitant equity value for the Park Plaza Mall of approximately $32.5 million after taking into account the principal balance of approximately $42.5 million on the Park Plaza Mall mortgage.

   There was a temporary adjournment of the formal portion of the June 12, 2001 board meeting at the request of Mr. Ackman so that he could discuss informally with members of the board possible structures for an extraordinary transaction between Gotham Partners and First Union. Shaw Pittman advised Mr. Ackman that if Gotham Partners wished to pursue an extraordinary transaction, he should contact Libra. Following this discussion, the formal board meeting resumed and the remaining business of the meeting was addressed by the board.

  NON-LIQUIDATING DISTRIBUTION OR PARTIAL SELF-TENDER NO LONGER CONSIDERED

   On June 21, 2001, the special committee held a telephonic meeting. The special committee discussed with its advisors the status of discussions with The Herrick Company and EIG, as well as the possible extraordinary transaction with Gotham Partners that Mr. Ackman had discussed informally with members of the board during an adjournment of the June 12 board meeting. Shaw Pittman advised the special committee as to the provisions of the certificate of designations that govern the First Union convertible preferred shares that would be implicated by an extraordinary transaction. Libra reported that it had received the appraisal of the Park Plaza Mall from Cushman & Wakefield of Texas, Inc. and that it would use the valuations in that appraisal in preparing an updated draft of its preliminary estimated range of orderly liquidation values of First Union's assets and liabilities. After discussions with Shaw Pittman and Libra, the special committee concluded at its June 21, 2001 meeting that neither a partial self-tender nor a non-liquidating cash distribution were viable, long-term alternatives for First Union. While each of these alternatives would provide some cash to shareholders in a timely manner, the special committee believed that such an outflow of cash would render the remaining assets of First Union less attractive to a potential acquiror and would ultimately result in less value being delivered to the shareholders than under the remaining alternatives.

  INDICATION OF INTEREST BY COASTINTELLIGEN

   On June 26, 2001, Libra spoke with CoastIntelligen, a manufacturer of power generation equipment, about a possible acquisition of First Union. During the conversation, CoastIntelligen described its business but provided few details as to the structure of any potential transaction. Libra agreed to inform the special committee of CoastIntelligen's expression of interest.

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  INDICATION OF INTEREST BY COASTINTELLIGEN NOT PURSUED

   On June 29, 2001, the Chairman of the special committee instructed Libra to inform both The Herrick Company and EIG that the special committee would regard as most desirable a transaction structured such that at least $90 million in cash was distributed to the First Union common shareholders.

   Libra also described the expression of interest from CoastIntelligen to the Chairman of the special committee. Because CoastIntelligen was essentially a start-up company and was not in the real estate business, the Chairman of the special committee determined that it was unlikely that an attractive transaction could be structured. Accordingly, the Chairman advised Libra not to pursue further a possible CoastIntelligen transaction.

   In early July 2001, Libra spoke with The Herrick Company regarding the special committee's desire that at least $90 million be distributed to the First Union common shareholders in conjunction with any merger. The Herrick Company indicated that while their initial interest in First Union was based on their assumption that First Union would have in excess of $50 million in cash upon completion of any merger, they would consider revising their proposal.

  SECOND GOTHAM PROPOSAL

   On July 3, 2001, Gotham Partners sent a letter to the special committee outlining another proposal from Gotham Partners with respect to an extraordinary transaction with First Union (referred to in this document as the SECOND GOTHAM PROPOSAL). Under the second Gotham proposal: (1) First Union would spin off its non-cash assets to a newly created, wholly owned subsidiary of First Union to be called First Union Asset Company (referred to in this document as FAC); (2) shares or equity units of FAC would be distributed to the existing holders of First Union common shares, who would have the option of receiving $0.35 in cash in lieu of their distribution of FAC shares; (3) Gotham Partners would contribute its interests in Gotham Golf Partners, a golf business, to First Union in exchange for newly issued equity in First Union;
(4) First Union would self-tender for First Union common shares at a price of $2.35 per share and (5) holders of First Union common shares could continue as equityholders of the company by choosing not to tender their shares. In addition, in order for First Union common shareholders to have the option to exchange their interest in FAC for cash, Gotham Partners proposed to acquire any FAC units for $0.35 per share from shareholders who wished to sell their interest in FAC for that price. On that same day, Gotham Partners filed an amendment to its Schedule 13D with the Securities and Exchange Commission disclosing the second Gotham proposal.

   At a meeting of the special committee held telephonically on July 5, 2001, Libra informed the special committee that the Libra investment banking business would no longer be a part of U.S. Bancorp, Libra's parent company. The special committee tentatively agreed that the special committee would remain a client of the Libra successor entity, subject to certain conditions. The special committee discussed with its advisors the likelihood that EIG and The Herrick Company would present definitive proposals to the special committee.

   On July 23, 2001, the special committee held a telephonic meeting. The Chairman of the special committee stated that the special committee had received a letter from Gotham Partners dated July 3, 2001 outlining the second Gotham proposal. The special committee discussed with its advisors the second Gotham proposal. Libra also reported that, as a result of its solicitation, it had received the three indications of interest from The Herrick Company, EIG and CoastIntelligen. The special committee requested that Libra obtain more concrete proposals from The Herrick Company and EIG and continue negotiations with Gotham Partners.

   On July 23, 2001, EIG submitted a revised merger proposal. The general terms and conditions of the revised proposal were that: (1) EIG would contribute shopping center assets with a net equity value of no less than $15 million for approximately five million First Union common shares; (2) First Union would simultaneously self-tender for all of its 34.8 million common shares then outstanding at a price of $2.74 per common share and (3) all other assets and liabilities would remain within First Union.

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  THE HERRICK COMPANY PROPOSAL NO LONGER CONSIDERED

   During July 2001, Libra made repeated attempts to obtain a more detailed proposal from The Herrick Company; however The Herrick Company did not submit another proposal. Accordingly, the special committee determined that it would no longer consider an extraordinary transaction with The Herrick Company.

   On August 2, 2001, representatives of Shaw Pittman and Libra met with representatives of Gotham Partners and Gotham Partners's counsel to discuss the second Gotham proposal. Shaw Pittman advised Gotham Partners and its counsel that the special committee would continue to consider other strategic alternatives, including acquisition proposals from third parties and liquidation.

   On August 3, 2001, the special committee held a telephonic meeting. Libra and Shaw Pittman reported on their meeting with representatives of Gotham Partners on the previous day. The special committee instructed its advisors to continue discussions with Gotham Partners regarding the second Gotham proposal and to meet with Gotham Golf Partners's management to learn about Gotham Golf Partners's business. Libra recommended to the special committee that it retain Duff & Phelps to, among other things, render a fairness opinion in connection with the second Gotham proposal.

   On August 3, 2001, a representative from EIG met with Libra to discuss their proposal. After discussing each of First Union's assets and liabilities in detail, it became clear that EIG was unfamiliar with First Union's assets and liabilities and needed to do substantial due diligence in order to proceed. EIG requested that a detailed due diligence package be provided to them. Over the next week, Libra accumulated the requested due diligence documentation and provided the information to EIG.

  EIG PROPOSAL NO LONGER CONSIDERED

   During August 2001, Libra made numerous attempts to discuss the due diligence material with EIG. EIG was generally unresponsive and Libra noted that EIG did not appear to be devoting significant resources or attention to a potential transaction. Libra informed the special committee of EIG's unresponsiveness and reminded the special committee that EIG's proposed cash consideration of $2.74 per common share was subject to due diligence, which had not yet been performed. Based on these facts, the special committee determined that it was unlikely that a fairly priced transaction that had a reasonable likelihood of closing could be structured with EIG. The special committee determined that it would no longer consider an extraordinary transaction with EIG. As a result, the only extraordinary transactions under consideration by the special committee at this time consisted of a transaction with Gotham Partners and the liquidation of First Union.

  RETENTION OF DUFF & PHELPS

   As of August 7, 2001, the special committee retained Duff & Phelps to, among other things, render a fairness opinion in connection with the second Gotham proposal. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial advice and opinions in connection with mergers and acquisitions, recapitalizations and similar transactions. The special committee retained Duff & Phelps based upon Duff & Phelps's experience in rendering fairness opinions and in valuing businesses and their securities in connection with these types of transactions. At the time of engagement, no material relationship existed between Duff & Phelps and First Union, Gotham Partners or any of their respective affiliates, nor did the parties contemplate any material relationship other than the terms of their engagement. On that same day, the special committee revised its engagement letter with Libra to reflect the engagement of Duff & Phelps and provided for the future assignment of the First Union engagement by Libra to its successor entity.

   On August 9, 2001, First Union and Gotham Partners entered into a confidentiality agreement in furtherance of due diligence and ongoing discussions relating to the second Gotham proposal.

   On August 9 and 10, 2001, representatives of Shaw Pittman, Libra and Duff & Phelps met with representatives of Gotham Golf Partners at Gotham Golf Partners's headquarters in Hershey, Pennsylvania.

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During those meetings, representatives of Libra and Duff & Phelps visited a substantial number of Gotham Golf Partners's golf properties in the Mid-Atlantic region. Representatives of Gotham Golf Partners discussed Gotham Golf Partners's business and began the due diligence process in respect of Gotham Golf Partners.

   On August 13, 2001, the special committee held a telephonic meeting. Prior to the meeting, Libra had distributed to the special committee a written presentation summarizing the extraordinary transactions considered to date, including the second Gotham proposal, the proposals from The Herrick Company and EIG and the liquidation of First Union. Representatives of Libra also orally summarized Libra's limited investigation of Gotham Golf Partners to date.

   On August 14, 2001, the board held a regular meeting. All members of the board were in attendance, except that Mr. Ackman recused himself from the meeting when the strategic direction of First Union was discussed. At that time, the Chairman of the special committee reported to the board on the work of the special committee and its advisors to date, including a summary of the special committee's negotiations with Gotham Partners. The special committee requested an updated liquidation analysis of First Union be prepared to assist in the evaluation of the relative merits of the second Gotham proposal and a liquidation of First Union. The special committee requested that Duff & Phelps revise its valuation analysis of Gotham Golf Partners to exclude certain non-operating assets.

   On August 21, 2001, the special committee held a telephonic meeting. Representatives of Libra provided a summary overview of Gotham Golf Partners's business. Representatives of Duff & Phelps provided the special committee with a written preliminary draft valuation analysis of Gotham Golf Partners for the special committee's review and the special committee and its advisors discussed the Gotham Golf Partners valuation. For the purpose of valuing Gotham Golf Partners, Duff & Phelps considered three different valuation methods, including a discounted cash flow analysis, a comparable company analysis and a net asset value analysis.

   Duff & Phelps made a number of assumptions in its preliminary draft valuation analysis of Gotham Golf Partners based on discussions with Gotham Golf Partners's management at their corporate offices in Hershey, Pennsylvania, as follows:

1. Gotham Golf Partners has a high level of corporate overhead, significantly above industry norms. Gotham Golf Partners's management represented to Duff & Phelps that its overhead would be in line with industry norms once it had successfully implemented its acquisition strategy involving acquiring additional golf courses. If Gotham Golf Partners were not to implement its acquisition strategy, Gotham Golf Partners's management indicated that its overhead would be reduced significantly. Therefore, Duff & Phelps utilized an overhead rate of 4% of revenue that it believed approximated industry norms. Duff & Phelps explained to the special committee that if Gotham Golf Partners were unable to bring its overhead in line with industry norms, Gotham Golf Partners's valuation would be lower.

2. Gotham Golf Partners's management represented to Duff & Phelps that they had implemented significant operational changes at many of the courses which would result in significant improvements in course profitability. Management considered their 2001 estimated course operating income to be realistic based on actual results to date. The course operating income was projected to increase from $13.5 million in 2000 to $17.5 million in 2001. Furthermore, Gotham Golf Partners's management represented to Duff & Phelps that many of the courses had not yet achieved stabilized levels of cash flow and that management was continuing to make operational improvements to many of the courses. Therefore, Duff & Phelps relied on management's estimates of Gotham Golf Partners's projected financial performance and gave very little weight to prior years in determining representative levels of EBITDA and Net Operating Income to capitalize. Duff & Phelps explained to the special committee that if Gotham Golf Partners did not achieve these projected results, the valuation of Gotham Golf Partners would be lower.

3. Duff & Phelps relied on Gotham Golf Partners management's representation, without independent verification, for the estimates of fair market value of other non-operating assets of $8.1 million.

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   Under its discounted cash flow analysis, Duff & Phelps considered three different cases for the analysis. The first, the pessimistic case, assumed that there would be no growth in the number of courses owned or managed by Gotham Golf Partners and that Gotham Golf Partners's overhead costs would not be reduced. Under the pessimistic case, Duff & Phelps estimated valuation ranges were a positive equity value of approximately $30.1 million to a positive equity value of approximately $35.0 million.

   The second, the base case, assumed no growth of courses and a normalized corporate overhead structure of 4.0% of revenues. Under the base case, Duff & Phelps's estimated valuation ranges were a positive equity value of approximately $36.4 million to a positive equity value of approximately $41.5 million.

   The third, the optimistic case, assumed that Gotham Golf Partners would be successful at implementing its management's acquisition strategy of acquiring five additional courses per year, starting in 2002, and that there would be no reduction in corporate overhead expenses. Under the optimistic case, Duff & Phelps's estimated valuation ranges were a positive equity value of approximately $58.9 million to a positive equity value of approximately $73.8 million.

   Under its comparable company analysis, Duff & Phelps applied the range of reasonable EBITDA-based multiples derived from comparisons to companies in the same or allied lines of business as Gotham Golf Partners to representative levels of EBITDA of Gotham Golf Partners, yielding an indication of total enterprise value. Once the total enterprise value indication was derived, the analysis added cash and other assets to the valuation and then subtracted all interest bearing debt. The result was an indication of the fair market value of Gotham Golf Partners's equity of approximately $26.0 million to approximately $41.3 million.

   Based on the foregoing analyses, Duff & Phelps concluded that the estimated valuation ranges were a positive equity value of approximately $30 million to a positive equity value of approximately $40 million.

   At the conclusion of Duff & Phelps's presentation to the special committee, the special committee instructed Duff & Phelps to exclude the other non-operating assets from its valuation analysis. Therefore, on August 22, 2001, Duff & Phelps provided the special committee with a revised preliminary draft valuation analysis of the Gotham Golf Partners business to account for the exclusion of certain non-operating assets, net of the debt associated with the other assets. The revised analysis concluded that the estimated valuation ranges were a positive equity value of approximately $26.5 million to a positive equity value of approximately $36.5 million.

   From August 21, 2001 to August 28, 2001, Libra discussed the valuation of Gotham Golf Partners with representatives of Gotham Partners, as well as the other details of the second Gotham proposal.

   On August 22, 2001, Duff & Phelps provided the special committee with a revised draft valuation analysis of the Gotham Golf Partners business to account for the exclusion of certain non-operating assets as requested by the special committee on August 14, 2001, which estimated valuation ranges were a positive equity value of approximately $26.5 million to a positive net equity value of approximately $36.5 million.

   On August 23, 2001, the special committee held a telephonic meeting. Representatives of Libra summarized the status of discussions with Gotham Partners with respect to the second Gotham proposal. After further discussions, the special committee provided Libra further guidance regarding negotiations with Gotham Partners, including direction to Libra not to agree to any merger transaction that would value Gotham Golf Partners in excess of the range set forth in Duff & Phelps's draft valuation analysis.

  THIRD GOTHAM PROPOSAL

   On August 28, 2001, after Libra and Gotham Partners failed to reach agreement on an appropriate valuation of Gotham Golf Partners, Gotham Partners revised its proposal (referred to in this document as the THIRD GOTHAM PROPOSAL) and presented it to the special committee's advisors. Under the third Gotham proposal:

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(1) the non-cash assets of First Union would be spun off to FAC; (2) the holders of First Union common shares would have the choice of receiving FAC units or $0.35 (with the cash amount subject to reduction in the event First Union's or FAC's transactional expenses exceeded $2 million); (3) First Union would merge with Gotham Golf Corp, with Gotham Golf Corp as the surviving entity; (4) the merger consideration to be received by the First Union common shareholders would be the holder's pro rata share of the net asset value of First Union, or approximately $2.35 per share, and subscription rights to purchase Gotham Golf Corp common shares at a price to be determined and (5) Gotham Partners and certain other equity holders of Gotham Golf Partners would contribute their equity interests in Gotham Golf Partners to Gotham Golf Corp in exchange for Gotham Golf Corp common shares.

   On August 29, 2001, Libra presented to the special committee an update to the summary of its preliminary estimated range of orderly liquidation values of First Union's assets and liabilities. The updated preliminary estimated liquidation value of First Union as of June 30, 2001 ranged from approximately $81.5 million to approximately $183.0 million, or approximately $2.34 to approximately $5.26 per share based on approximately 34.8 million First Union common shares issued and outstanding. Libra's starting point for the update to the summary of its preliminary estimates of the range of orderly liquidation values was First Union's management-prepared balance sheet as of June 30, 2001, which was identified as the most current balance sheet available at the time. Libra incorporated into its analysis estimated values for Park Plaza Mall taken from the appraisal of Park Plaza Mall delivered by Cushman & Wakefield of Texas, Inc. to the special committee on June 12, 2001 and certain changes in the condition of other First Union assets and liabilities, including the change in the financial condition of HQ Global. The special committee did not ask Libra to update further or finalize its preliminary estimates of the range of orderly liquidation values. Instead, after Libra's change of ownership, the special committee requested that Duff & Phelps perform any future liquidation analyses with respect to First Union.

   On August 30, 2001, the special committee held a telephonic meeting. Representatives of Libra announced that Libra and Gotham Partners were not able to reach agreement on an appropriate valuation of Gotham Golf Partners and that Gotham Partners had presented the third Gotham proposal to Libra. The special committee discussed the third Gotham proposal with Libra and Shaw Pittman. The special committee also discussed with its advisors the updated estimated range of orderly liquidation values of First Union's assets and liabilities prepared by Libra. The special committee instructed Libra to negotiate a letter of intent with respect to the third Gotham proposal with a view to, among other things: (1) establishing $2.35 per share as a floor for the net asset value of First Union; (2) constructing a narrow definition of a "material adverse change" that could permit Gotham Partners to withdraw its proposal once a definitive agreement was reached and (3) removing as a condition to closing Gotham Partners's due diligence review of First Union.

   On August 31, 2001, Gotham Partners sent a draft letter of intent to the special committee, detailing in writing Gotham Partners's proposed terms with respect to the third Gotham proposal.

   From August 31, 2001 through September 19, 2001, representatives of Libra and Shaw Pittman and representatives of Gotham Partners negotiated the letter of intent with respect to the third Gotham proposal.

   On September 6, 2001, the special committee held a telephonic meeting. Libra summarized the negotiations of the letter of intent with respect to the third Gotham proposal. The special committee then instructed Libra to continue to pursue its negotiations in accordance with the instructions given by the special committee at its August 30, 2001 meeting.

   On September 15, 2001, the special committee held a telephonic meeting. Shaw Pittman summarized the legal structure of the third Gotham proposal, including a structural revision to the third Gotham proposal whereby the shareholders would receive $0.50 per FAC unit as opposed to $0.35 and would receive $2.20 per First Union common share as opposed to $2.35. Libra summarized the negotiations with respect to the letter of intent and summarized for the special committee the terms of the letter of intent.

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  APPROVAL OF LETTER OF INTENT WITH GOTHAM PARTNERS

   The special committee determined that the third Gotham proposal was the best extraordinary transaction available and should be presented to the full First Union board for approval because the third Gotham proposal was likely to provide the First Union common shareholders with more certain cash in a shorter amount of time as compared to the liquidation of First Union.

   On September 21, 2001, the board held a special telephonic meeting. All members of the board other than Mr. Ackman were in attendance. The Chairman of the special committee gave an overview of the third Gotham proposal. Representatives of Shaw Pittman outlined the legal structure of the third Gotham proposal. Representatives of Libra described the special committee process to date, including a description of the liquidation alternative. The board approved the letter of intent, with Mr. Baird dissenting, and authorized the special committee to negotiate a merger agreement and any related documents. Mr. Baird did not indicate a reason for his dissenting vote. On that same date, First Union and Gotham Partners executed the letter of intent. The board requested Duff & Phelps to provide the board with the preliminary valuation analysis of Gotham Golf Partners, excluding certain non-operating assets, that Duff & Phelps provided to the special committee on August 22, 2001. On that date, Duff & Phelps sent out the requested materials.

   On September 24, 2001, the parties issued a joint press release announcing the execution of the letter of intent.

   By letter dated September 25, 2001, Mr. Baird resigned as a trustee of First Union, effective immediately. Mr. Baird did not indicate a reason for his resignation in his letter.

   On October 9, 2001, the board held a regular meeting, at which the board was informed that Wachtell, Lipton, Rosen & Katz (referred to in this document as WACHTELL LIPTON), counsel to Gotham Partners, was preparing a draft merger agreement and would soon circulate the draft to the special committee and First Union for review. On October 12, 2001, Wachtell Lipton circulated to the special committee and its advisors a draft of the merger agreement.

   On October 16, 2001, HQ Global's parent, Frontline Capital Group, Inc., publicly announced that HQ Global had defaulted on $8 million of debt payments due September 30, 2001.

   On October 22, 2001, after consultation with Ohio counsel to First Union, Hahn Loeser & Parks LLP (referred to in this document as HAHN LOESER), as to the scope of the representations and warranties to be given by First Union, Shaw Pittman provided Wachtell Lipton with comments to the merger agreement.

   On October 24, 2001, in response to the HQ Global default and the diminution in value of First Union's assets that resulted from that default, Gotham Partners proposed an adjustment in the cash amount to be paid to the First Union common shareholders that elect not to receive FAC units. Gotham Partners initially suggested a $0.20 per First Union common share reduction in the cash amount that could be elected in lieu of FAC units. Libra and Gotham Partners negotiated the amount of this adjustment. Based upon consultation with the special committee, Libra countered with a $0.05 reduction, which was firmly rejected by Gotham Partners. Gotham Partners offered a $0.15 reduction, and Libra countered with a $0.10 and then, after further discussion, a $0.12 reduction, each of which was rejected by Gotham Partners.

   On November 2, 2001, the special committee held a telephonic meeting. Libra advised the special committee that Gotham Partners had taken the position that the default by HQ Global constituted a "material adverse change" within the meaning of that term in the letter of intent and, as a result, Gotham Partners would have the right not to proceed with the transaction contemplated by the letter of intent. Due to this adverse change in First Union's assets, Gotham Partners proposed a price reduction in the cash amount to be paid to First Union common shareholders who elect not to receive FAC units. Libra then summarized for the special committee negotiations with Gotham Partners as to the FAC unit price adjustment. The special committee instructed Libra

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and Shaw Pittman that the $0.15 reduction proposed by Gotham Partners would be acceptable if, among other things, the parties (1) agreed to eliminate the requirement in the letter of intent that the merger consideration to be received by First Union shareholders would be reduced on account of the amount of First Union's transactional expenses and (2) agreed to certain limits on the definition of "material adverse change."

  MERGER CONSIDERATION REDUCED TO ACCOUNT FOR HQ GLOBAL DEFAULT

   From November 2, 2001 to November 6, 2001, Libra and Gotham Partners renegotiated the third Gotham proposal to reflect an adjustment for the HQ Global default. After extensive discussions on the matter, on November 6, 2001 the parties agreed that, due to the HQ Global default, the amount of cash per First Union common share to be paid to First Union common shareholders who elected not to receive FAC units would be reduced by $0.15. In addition, Gotham Partners agreed to remove the prior requirement that any fees or expenses of First Union over $2 million incurred in the proposed transaction would reduce the merger consideration dollar-for-dollar.

   On November 13, 2001, the board held a special telephonic meeting. All members of the board other than Mr. Ackman were in attendance. Shaw Pittman summarized the negotiations with Gotham Partners prompted by the HQ Global default. Shaw Pittman also noted that the appropriate transaction structure of the third Gotham proposal had not yet been determined.

   On November 20, 2001, Wachtell Lipton circulated a revised merger agreement, which reflected the reduction in the cash amount to be paid to First Union common shareholders who elected not to receive FAC units and a revised transaction structure for the third Gotham proposal.

   From November 20, 2001 through December 10, 2001, the legal advisors to the special committee and Gotham Partners continued to negotiate the draft merger agreement and the structure of the transaction.

   On December 10, 2001, the special committee held a telephonic meeting. Shaw Pittman reported that three significant categories of issues remained outstanding with respect to the third Gotham proposal: (1) the scope, timing and survival of the business representations and warranties to be given by First Union and its affiliates; (2) the feasibility of the transfer of the Park Plaza Mall to FAC and (3) the terms of the management structure of FAC, including any management fees to be charged by the entity that would manage FAC, which could be Gotham Partners or an affiliate. After discussions with Libra and Shaw Pittman, the special committee advised Libra and Shaw Pittman to, among other things, continue to insist on limiting the scope, timing and survival of the business representations and warranties to be given by First Union and its affiliates and to negotiate for a management structure for FAC that would be fair and reasonable to those First Union shareholders who elected to receive FAC units.

   On December 11, 2001, the board held a regular meeting at the New York offices of Gotham Partners. All members of the board were in attendance. At that meeting, Mr. Ackman gave the board a brief overview of the outstanding issues in connection with the third Gotham proposal, including those issues reported by Shaw Pittman to the special committee on December 10, 2001. Mr. Ackman then recused himself from the meeting to enable the special committee to discuss with the board the status of negotiations with Gotham Partners. The board then discussed the third Gotham proposal and held an extensive discussion on the feasibility of the orderly liquidation of First Union. The special committee directed its advisors to prepare a comparison of an orderly liquidation of First Union with the third Gotham proposal.

   On December 12, 2001, the special committee held a telephonic meeting. At that meeting, the special committee reiterated to Libra and Shaw Pittman that the special committee would only be willing to pursue a transaction with Gotham Partners if, among other things, (1) First Union's business representations and warranties were limited and (2) the provisions for the management of FAC were fair and reasonable to those First Union shareholders who elect to receive FAC units. On that same day, Libra and Shaw Pittman communicated the special committee's conditions to Gotham Partners and its representatives.

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  FINAL GOTHAM PROPOSAL

   On December 14, 2001, Gotham Partners, Wachtell Lipton, Libra and Shaw Pittman participated in a telephonic conference in which Libra and Shaw Pittman expressed to Gotham Partners the special committee's concerns as to the governance of FAC, the compensation to be provided to FAC's manager and First Union's ability to effect a transaction involving the FAC spin-off. Moreover, Libra and Shaw Pittman informed Gotham Partners that the special committee was not willing to recommend a merger agreement allowing Gotham Partners to terminate the agreement upon the occurrence of an adverse event that might arise between the execution of the agreement and the closing of the transaction, and that, consequently, Gotham Partners would have to assume a greater proportion of the risk associated with adverse events occurring during that interim period. After a discussion of these and related matters, including the concern that the transfer of the Park Plaza Mall to FAC might not be approved by the lender of the mortgage loan on the Park Plaza Mall and that the transfer, if approved, might involve a significant expense, Gotham Partners presented to Libra and Shaw Pittman a revised proposal (referred to in this document as the FINAL GOTHAM PROPOSAL).

   Under the final Gotham proposal, First Union would merge with Gotham Golf Corp, with Gotham Golf Corp as the surviving entity (referred to in this document as the FIRST UNION MERGER). No First Union assets would be spun off prior to or in connection with the First Union merger. The merger consideration per common share would be a choice of either: (1) $2.55 in cash plus a subscription right to subscribe for Gotham Golf Corp common shares; or (2) $2.20 plus the subscription right plus a debt instrument (referred to in this document as the NOTE) to be issued by a subsidiary of Gotham Golf Corp and indirectly secured by a mezzanine loan on the Park Plaza Mall and a mortgage loan on Circle Tower. In place of a customary material adverse change closing condition, the final Gotham proposal contemplated that, if at closing, any First Union representation or warranty had been breached (as of the time it was made), the amount in controversy would be withheld from the cash portion of the merger consideration and placed in an escrow account to pay for any obligation that might arise from the breach. As a result, the conditions under which Gotham Partners would be permitted to terminate the merger agreement and not complete the transaction would be more limited than are customary for similar transactions.

   On December 17, 2001, the special committee held a telephonic meeting. Shaw Pittman outlined the final Gotham proposal. The special committee then discussed the final Gotham proposal with Shaw Pittman, Libra and Duff & Phelps, including its impact on the holders of First Union convertible preferred shares under the terms of the certificate of designations relating to those shares.

   On December 19, 2001, the special committee held a telephonic meeting. Duff & Phelps presented an oral preliminary liquidation analysis of First Union that Duff & Phelps had prepared after consulting with the Chief Financial Officer of First Union. The preliminary liquidation values ranged from approximately $2.30 to approximately $3.02 per share based on approximately 34.8 million First Union common shares issued and outstanding. Duff & Phelps calculated its preliminary liquidation value by assuming that First Union would make an initial distribution to its common shareholders on June 30, 2002. The amount of this distribution was estimated by Duff & Phelps by taking (1) the sum of cash and marketable securities of First Union, expected cash inflows associated with the operations of First Union between November 30, 2001 and June 30, 2002, proceeds from the collection of outstanding accounts receivable of First Union and proceeds from the sale of Circle Tower as reduced by (2) the sum of all existing liabilities and preferred equity of First Union, including the First Union senior notes and convertible preferred shares, expected accrual for costs related to a liquidation transaction, interim net cash outflows associated with the operations of First Union between November 30, 2001 and June 30, 2002 (including interest on the First Union senior notes and dividends on the First Union convertible preferred shares), and the retention of between $7.5 and $11.5 million in cash related to First Union's guarantees of the VenTek payment, performance and maintenance bonds and restricted funds held under an escrow agreement with National City Bank for the payment of certain taxes in connection with certain employment agreements.

   Duff & Phelps further assumed that First Union would make a second and final distribution to First Union's common shareholders on December 31, 2003. The amount of the final distribution was estimated as (1) the sum

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of previously withheld funds associated with the VenTek payment, performance and maintenance bond guarantees and funds held back under the escrow agreement with National City Bank described above, net proceeds from the sale of the Park Plaza Mall, proceeds from the liquidation of VenTek and interim cash flows generated by First Union between the initial June 30, 2002 distribution and the final distribution on December 31, 2003 as reduced by (2) interim net cash outflows associated with the operations of First Union between June 30, 2002 and December 31, 2003.

   In calculating its estimate Duff & Phelps used First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current balance sheet available. Duff & Phelps made certain adjustments to First Union's book value of assets and liabilities to arrive at the estimated market value of these assets and liabilities. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values, third-party appraisals of certain First Union properties and industry valuation measures for individual properties, among other factors. Duff & Phelps's liquidation analysis also incorporated estimates of the expenses associated with the sale of First Union's properties and the dissolution of First Union.

   In calculating its estimate Duff & Phelps made numerous assumptions, including, but not limited to (i) estimates of non-cash working capital, defined as accounts receivable less accounts payable less accrued liabilities, available at the time of the proposed liquidation, (ii) certain valuation estimates for Circle Tower, including the assumption of a third-party, willing buyer and willing seller, (iii) the validity of appraisals and estimates of other professionals, including the appraisal of the Park Plaza Mall by Cushman & Wakefield of Texas, Inc. and cash flow projections prepared by VenTek's management, (iv) the assignment of no value to First Union's investment in HQ Global, (v) estimates of transaction costs involved in liquidating First Union's assets and paying liabilities on an orderly basis, (vi) reduction of the net cash available for initial distribution to First Union common shareholders by the amount of the liquidation preference on the First Union convertible preferred shares and senior notes and (vii) estimates of interim cash inflows and outflows that First Union would earn prior to the final distribution to First Union common shareholders. The special committee and the First Union board of trustees imposed no limitations on Duff & Phelps with respect to its investigations or procedures in rendering its presentation. The special committee then discussed the preliminary liquidation analysis with its advisors.

   On December 20, 2001, the special committee held a telephonic meeting. Duff & Phelps orally reported that it would value the note, under the assumptions and terms then considered for the note, at less than $0.35 per common share. Duff & Phelps explained that it estimated the value of the note using a valuation methodology that involved discounting the expected future principal and interest payments to the present using a risk-adjusted discount rate. The discount rate reflects the risk of achieving the projected future cash flows. The risk factors considered by Duff & Phelps in its determination of a discount rate and valuation analysis of the note included the risk of limited recourse of the holder of the note, the risk of insufficient collateral underlying the note, the risk of insufficient cash flows to make payments on the note, the risk of the potential loss of Dillard's as an anchor in the Park Plaza Mall and the risk of the potential construction of a mall to compete with the Park Plaza Mall. Duff & Phelps gave the preliminary indication that it would not be able to render a fairness opinion if the board recommended that the holders of First Union common shares elect to receive the note as merger consideration. By contrast, Duff & Phelps gave the preliminary indication that it would be able to render a fairness opinion if the board recommended that the First Union common shareholders receive $2.55 in cash as merger consideration. The special committee authorized Shaw Pittman and Libra to discuss Duff & Phelps's valuation of the note with Gotham Partners and to determine whether Gotham Partners would be willing to engage in a transaction solely for cash.

   On December 21, 2001, Shaw Pittman discussed with Gotham Partners and its representatives the possibility of proceeding with the final Gotham proposal without the note option. Gotham Partners responded to the suggestion by explaining that, in light of various details regarding the nature of First Union's assets, including transfer restrictions and the contingent nature of the valuation of the Park Plaza Mall, it believed that the note would offer First Union common shareholders the opportunity to participate in the value of First Union's two most significant remaining assets, the Park Plaza Mall and Circle Tower, as was the intent of Gotham's

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second and third proposals. In response, Shaw Pittman expressed the special committee's reluctance to accept the note in light of Duff & Phelps's preliminary indication that it would not be able to render a fairness opinion if the board recommended that the First Union common shareholders elect to receive the note as merger consideration.

   In reply, Gotham Partners stated that it disagreed with Duff & Phelps's assessment of the value of the note. However, in order to advance the discussion, Gotham Partners offered to modify its proposal to allow First Union common shareholders who elect to receive the notes to have their notes redeemed 90 days after the completion of the proposed transaction. Under Gotham Partners's analysis, the modification would allow shareholders who had elected to receive notes to evaluate the notes' value by reference to the trading market in the notes, if such a market were to develop. If the market failed to develop and/or if the notes had a value less than their effective purchase price, those shareholders would have the opportunity to recoup the purchase price, without interest.

   Shaw Pittman expressed the view that former First Union common shareholders who elect to receive notes in lieu of all or a part of the cash merger consideration would have an undue burden placed upon them under Gotham Partners's proposed 90-day purchase plan, in that they would have to monitor the trading market and incur timing and transaction costs in tendering for the purchase. In response, Gotham Partners pointed out that the surviving corporation, Gotham Golf Corp, rather than the First Union common shareholders would bear the principal transaction costs associated with the issuance of the notes. Further, Gotham Partners agreed that the notes would be uncertificated, thereby decreasing the remaining marginal transaction costs, and that the redemption would be a term of the actual note security; each shareholder that elected to receive the notes would have an opportunity to have their notes redeemed 90 days after the completion of the proposed transaction.

   Gotham Partners added a qualification on this redemption feature to the effect that the redemption would apply only to the notes held by noteholders who elected to receive notes in lieu of cash merger consideration. More specifically, Gotham Partners proposed that the redemption feature would not apply to notes held by noteholders who bought their notes in the secondary market or noteholders who elected to purchase the excess notes that were declined by the other First Union common shareholders. Gotham Partners communicated to Shaw Pittman that it would not be willing to engage in a transaction solely for cash, without the note election option.

   On December 25, 2001, Wachtell Lipton circulated a revised draft merger agreement that reflected the final Gotham proposal and contemplated that (1) the board would not be required to recommend that the First Union common shareholders elect to receive the note in lieu of cash, (2) the ability of Gotham Golf Corp, Gotham Partners or First Union to receive any approvals necessary to issue the note would not be a condition to closing, and (3) the default election for the merger consideration would be all cash, in the event that First Union common shareholders failed to make an affirmative election between (1) cash and the note and (2) all cash.

   On January 7, 2002, First Union, Libra and Libra Securities, L.L.C. (referred to in this document as LIBRA SECURITIES) entered into an agreement to assign the Libra engagement letter from Libra to Libra Securities.

   On January 14, 2002, the special committee held a telephonic meeting. The special committee requested that Hahn Loeser advise the board as to the mechanics of an orderly liquidation under Ohio law, and that such analysis be presented to the board on January 18, 2002. The special committee also requested an informal, oral update from Duff & Phelps as to the estimated valuation ranges for Gotham Golf Partners as well as an update to the preliminary liquidation analysis of First Union.

   On January 18, 2002, the board held a meeting at the New York offices of Shaw Pittman. All board members other than Mr. Ackman were in attendance. At the request of the special committee, the special committee's advisors updated the board on their work with the understanding that no board action with respect to an extraordinary transaction would be requested to be taken at this meeting. Duff & Phelps provided the board with a draft liquidation analysis of First Union reflecting changes in the condition of First Union and the First Union assets from the oral preliminary liquidation analysis that it presented on December 19, 2001. The revised

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estimated range of liquidation values of First Union was approximately $2.29 to approximately $2.99 per share based on approximately 34.8 million First Union common shares issued and outstanding. Duff & Phelps's updated analysis took account of the following: (1) an increase by $1 million for accrual of transaction costs based upon estimates of the special committee and its advisors and First Union management; (2) adjustments for general corporate expenses provided by First Union's management; (3) a decrease in reserves relating to First Union's guarantees of the VenTek payment, performance and maintenance bonds and (4) more precise calculations of interim cash flows for the Park Plaza Mall. Hahn Loeser summarized for the board the mechanics of an orderly liquidation under Ohio law. Libra Securities then described the final Gotham proposal and summarized the negotiations with Gotham Partners. Shaw Pittman outlined the legal process that would be involved in consummating the final Gotham proposal.

   On January 28, 2002, the board held a meeting at the New York offices of Shaw Pittman. All members of the board other than Mr. Ackman were in attendance. Shaw Pittman presented to the board a comparison in writing of the risks associated with a liquidation and the final Gotham proposal. Duff & Phelps orally presented an updated liquidation analysis of First Union reflecting changes in the condition of First Union and the First Union assets from the draft liquidation analysis delivered by Duff & Phelps on January 18, 2002. The revised estimated range of orderly liquidation values of First Union was approximately $2.15 to approximately $2.97 per share based on approximately
34.8 million First Union common shares issued and outstanding. In preparing its revised estimated range of orderly liquidation values, Duff & Phelps increased unidentified contingent liabilities and expenses by $500,000, from $1.5 million to $2.0 million, and included $1.4 million in defeasance expense for senior notes maturing on October 1, 2003 in its estimate of interest expenses payable on June 30, 2002. In addition, Duff & Phelps adjusted its analysis to reflect a timing difference in the release of $4.9 million in cash related to funds escrowed with National City Bank for the payment of certain taxes in connection with an agreement with certain employees. In considering the likelihood of claims against funds escrowed under the agreement, Duff & Phelps noted the low probability of such claims and reduced its discount rate for the second distribution from 20% to 15%. In addition, Duff & Phelps reduced its low end value of the Park Plaza Mall to zero in recognition of the fact that liquidation constituted an event of default under the terms of the mortgage loan on the property, creating a threat of foreclosure and the potential elimination of equity value. In connection with its oral presentation, Duff & Phelps distributed to the board a written schedule setting forth its hypothetical liquidation analysis and a written schedule identifying the changes in its hypothetical liquidation analysis from its January 18, 2002 presentation.

   Based on a limited analysis, Duff & Phelps also gave an oral presentation on the changes in the operations and financial performance of Gotham Golf Partners since August 2001, as well as changes in the market multiples and capitalization ratios derived from the sales of golf course operations from the materials distributed by representatives of Gotham Golf Partners on August 10, 2001. In noting the limited base of information available for its analysis, Duff & Phelps pointed out, among other things, that Gotham Golf Partners had not closed out its 2001 books as of the time of its analysis, and, consequently, that Duff & Phelps was relying on Gotham Golf Partners management's estimates for 2001 financial results. In addition, Duff & Phelps noted that it had relied on management's representation (without independent verification) for the estimates of fair market value of certain non-core assets of approximately $6.7 million.

   Further, Duff & Phelps noted a number of negative factors that it had considered, including, among other things, that Gotham Golf Partners was in technical default on a portion of its debt and that its borrowings from Gotham Golf Partners at an interest rate of 24% increased by $1.9 million as Gotham Golf Partners continued to fund its operating losses. It also noted that Gotham Golf Partners missed its course operating income projections for 2001 for every course other than Lake Arbor Golf Course. Gotham Golf Partners's internally prepared, estimated course operating income for 2001 was $14.7 million (which was below the $17.5 million management-prepared estimate for 2001 utilized in Duff & Phelps's August 2001 analysis of Gotham Golf Partners and below

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the $15.8 million revised management-prepared estimate for 2001 Duff & Phelps received on January 14, 2002). Duff & Phelps stated that Gotham Golf Partners credited the underperformance, in part, to economic factors.

   Duff & Phelps also reviewed a number of factors relating to the golf market more generally. Duff & Phelps observed that, on a national scale, there was a large number of golf courses on the market for sale. Duff & Phelps attributed the decrease in sales of golf courses, at least in part, to difficulty in obtaining financing as many lenders had pulled out of the golf course sector and were refusing to make new loans. In addition, Duff & Phelps observed that, due to the soft national economy, analysts were projecting that most golf courses would be unable to increase their green fees.

   In addition, Duff & Phelps updated its estimated valuation ranges for Gotham Golf Partners utilizing a multiple of EBITDA and capitalization of net operating income. Duff & Phelps explained that these valuation approaches were sensitive to various assumptions, including notably, those related to corporate overhead. Duff & Phelps indicated that corporate overhead to revenue ratios for golf course companies range from 3% to 10% of revenue. Duff & Phelps revised its estimates of corporate overhead assumptions to 4% to 7% of revenue, or $1.3 to $2.3 million. Estimated corporate overhead expense for fiscal 2001 represented approximately 12% of revenue, or $3.8 million based on annualized nine-month results. Duff & Phelps expressed that it considered the 4% to 7% of revenue estimates of corporate overhead to be aggressive based on Gotham's estimated 2001 level of overhead expenditures. Duff & Phelps explained to the special committee that if Gotham Golf were unable to bring its overhead in line with industry norms, Gotham Golf's valuation would be significantly lower.

   With respect to its assumptions in estimating valuations utilizing a multiple of EBITDA, Duff & Phelps indicated that, since August 2001, multiples of EBITDA had decreased for golf company transactions. Therefore, Duff & Phelps lowered its range of EBITDA multiples to apply to Gotham Golf Partners's representative level of EBITDA from 9.0x to 10.0x to 8.5x to 9.5x. With respect to its assumptions in estimating valuations utilizing capitalization of net operating income, Duff & Phelps indicated that since August 2001 net operating income capitalization ratios for golf company transactions had increased. Therefore, Duff & Phelps increased its range of net operating income capitalization rates from 10.5% to 11.5% to 11.0% to 12.0%.

   Based on the foregoing, Duff & Phelps's limited analysis resulted in speculative indications of equity values.

   It should be noted that Duff & Phelps's valuation ranges for Gotham Golf Partners were not estimated using a discounted cash-flow analysis, which would take into account Gotham Golf Partners's intended future business strategy of growth through acquisitions. The board expressed concern that, depending on the exercise of subscription rights being offered as part of the merger consideration, the surviving corporation might not have sufficient cash for operations.

   After these presentations, Gotham Partners and its representatives, including Mr. Ackman, joined the meeting and gave a presentation to the board on Gotham Partners's view of the merits of the final Gotham proposal and its benefits compared with Gotham Partners's analysis of an orderly liquidation of First Union, indicating Gotham Partners's belief that the merger consideration would provide more value to First Union shareholders than the orderly liquidation of First Union. Members of the board, including the special committee, noted to Mr. Ackman and the other Gotham Partners representatives that, based on their review of First Union's financial statements, they believed that the surviving corporation in the proposed transaction would have sufficient cash and/or assets at the effective time of the First Union merger to cover its senior debt and the liquidation preference on First Union convertible preferred shares. At this meeting, Mr. Ackman stated that Gotham Partners would ensure that, not later than the effective time of the First Union merger, Gotham Golf

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Corp would raise at least $10 million in additional common equity. After Gotham
Partners and its representatives, including Mr. Ackman, were excused, the board discussed Gotham's presentation.

   Between January 30, 2002 and February 12, 2002, Shaw Pittman and Wachtell Lipton finalized the definitive transaction documents. On February 8, 2002 and February 10, 2002 Shaw Pittman provided the board with drafts of the transaction documents, including the merger agreement, for their review.

   On February 11, 2002, the First Union Management board of directors held a telephonic meeting, at which all members of the board were present as well as independent counsel to First Union Management, Potter Anderson & Corroon LLP of Wilmington, Delaware. The First Union Management board of directors discussed the final Gotham proposal and the draft merger agreement.


   On February 12, 2002, the special committee held a telephonic meeting. Libra Securities reviewed preliminary indications of interest that had been received by the special committee as well as a history of the negotiations with Gotham Partners. Duff & Phelps reviewed with the special committee its fairness analysis of the final Gotham proposal, as documented in a written summary of its analysis dated February 12, 2002, and orally expressed (and subsequently confirmed in a written opinion dated as of February 12, 2002) that as of the date of its written opinion and based upon and subject to certain considerations and assumptions described in the written opinion, the $2.55 in cash, which was subject to reductions pursuant to the terms of the proposed merger agreement on account of (1) dividends paid to First Union common shareholders prior to completion of the proposed transaction (referred to in this document as the DIVIDEND HOLDBACK), (2) the creation of an escrow fund to satisfy certain liabilities that may arise as a result of a breach of the representations and warranties of First Union in the merger agreement prior to the closing of the proposed transaction (referred to in this document as the ESCROW SHARE HOLDBACK), and (3) costs, fees and expenses to be incurred in connection with obtaining the consent of the lender under the senior mortgage loan on the Park Plaza Mall with respect to the proposed transaction (referred to in this document as the SHARED COSTS HOLDBACK), to be received by the First Union common shareholders as merger consideration in the proposed transaction (referred to in this document as the CASH MERGER CONSIDERATION) is fair, from a financial point of view, to such shareholders (other than Gotham Partners and its affiliates). In preparing its revised estimated range of orderly liquidation values, Duff & Phelps modified its previous analysis to assume defeasance of the senior notes maturing on October 1, 2003 using U.S. Treasury STRIPS, resulting in $12.2 million in principal payments as of June 30, 2002. Each member of the special committee had received and reviewed the written fairness analysis prepared by Duff & Phelps prior to the meeting. In addition, Shaw Pittman reviewed with the special committee the principal terms of the proposed transaction, including the minor changes that occurred between February 8, 2002 and February 12, 2002. After further discussion and consideration of the views and analyses of its financial advisors, the special committee:


      1. determined that consummation of the proposed transaction upon the terms and subject to the conditions of the merger agreement is fair to and in the best interests of (i) First Union, (ii) the holders of First Union common shares (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash merger consideration in the proposed transaction, and (iii) the sole stockholder of First Union Management;

      2. resolved to recommend that the board approve and declare advisable the proposed transaction, including the First Union merger, the merger agreement and the transactions contemplated thereby;

      3. resolved to recommend that (i) the holders of First Union common shares vote to approve the proposed transaction and approve the First Union merger, the merger agreement and the transactions contemplated thereby and
   (ii) if the proposed transaction, including the First Union merger, the merger agreement and the transactions contemplated thereby are approved by the holders of First Union common shares, the holders of First Union common shares elect to receive the cash merger consideration; and

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      4.  resolved to recommend that the First Union Management board of directors and the FUMI Share Trust approve and adopt the merger agreement and the transactions contemplated thereby.

   Later in the morning of February 12, 2002, a telephonic meeting of the board was convened to discuss the transaction and consider the recommendation of the special committee. All members of the board were present except for Mr. Ackman, who did not attend the meeting in light of the subject matter being discussed. At the meeting, the special committee advised the board of its recommendation with respect to the final Gotham proposal. In addition, Shaw Pittman, Libra Securities and Duff & Phelps made oral presentations to the board summarizing the fairness analysis and the merger agreement. After discussions with Shaw Pittman, Libra Securities and Duff & Phelps, the board members in attendance unanimously:

      1. determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash merger consideration in the proposed transaction;

      2. approved the merger agreement and the transactions contemplated thereby, and declared the proposed transaction advisable; and

      3. recommended that First Union common shareholders elect to receive the cash merger consideration, approve the proposed transaction and approve the merger agreement and the transactions contemplated thereby.

   In addition, the board exempted the merger agreement and the transactions contemplated thereby from any restrictions that may be contained in the Declaration of Trust and in the By-Laws of First Union, to the extent that such exemptions were within the power of the board.

   Later in the afternoon of February 12, 2002, the First Union Management board of directors held a telephonic meeting. All members of the First Union Management board of directors were present. After a presentation by Libra Securities and Duff & Phelps, and a consideration of the fairness analysis presented by Duff & Phelps and the recommendation of the special committee, the First Union Management board of directors unanimously:

      1. determined that the proposed transaction, the merger agreement and the transactions contemplated thereby are in the best interests of First Union Management, the FUMI Share Trust, and the First Union common shareholders (other than Gotham Partners and its affiliates) in their capacities as beneficiaries of the FUMI Share Trust, to the extent such First Union common shareholders elect to receive the cash merger consideration in the proposed transaction;

      2. approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby; and

      3. recommended that the FUMI Share Trust, as the sole stockholder of First Union Management, approve the proposed transaction, the merger agreement and the transactions contemplated thereby.

   On February 12, 2002, the FUMI Share Trust, as the sole stockholder of First Union Management, after consultation with legal counsel and receiving the recommendation of the First Union Management board, based upon the recommendation of the special committee:

      1. determined that the proposed transaction, the merger agreement and the transactions contemplated thereby are in the best interests of First Union Management, the FUMI Share Trust, and the First Union common shareholders (other than Gotham Partners and its affiliates) in their capacities as beneficiaries of the FUMI Share Trust, to the extent such First Union common shareholders elect to receive the cash merger consideration in the proposed transaction; and

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      2.  approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby.

   On the evening of February 13, 2002, the parties executed the merger agreement and related documents.

   On February 14, 2002, First Union, Gotham Partners and Gotham Golf Partners announced in a joint press release that the parties had executed the merger agreement.

   On April 24, 2002, at Gotham Partners's request, Wachtell Lipton circulated to the parties a proposed Amendment No. 1 to the merger agreement. Amendment No. 1 primarily related to clarifying some of the provisions of the merger agreement. In addition, Amendment No. 1 provided other changes including, among others:

      1. a change in the formula in which the conversion price of Gotham Golf Corp convertible preferred shares is determined, with the effect of improving the conversion price from the perspective of holders of Gotham Golf Corp convertible preferred shares; and

      2. the extension of the time during which Gotham Partners can elect not to include the note option as part of the merger consideration from the time that this proxy statement-prospectus is declared effective by the Commission to any time prior to the effective time of the mergers.

   On April 29, 2002, the special committee met telephonically with Shaw Pittman and Libra Securities to consider Amendment No. 1 to the merger agreement. Later that day, based on the recommendation of the special committee to approve Amendment No. 1 to the merger agreement, First Union's board of trustees (including all trustees other than Mr. Ackman) met telephonically to consider Amendment No. 1 to the merger agreement. Both the special committee and the board unanimously approved Amendment No. 1 to the merger agreement and the resulting changes contemplated thereby, and declared Amendment No. 1 advisable.

   On April 30, 2002, the FUMI Share Trust, as the sole stockholder of First Union Management, after consultation with legal counsel and receiving the recommendation of the special committee, approved, adopted and declared advisable, by written consent of the sole stockholder, Amendment No. 1 and the transactions contemplated thereby. The parties executed Amendment No. 1 to the merger agreement as of April 30, 2002.


   On September 24, 2002, the special committee held a telephonic meeting with Shaw Pittman present. Shaw Pittman indicated that the cash merger consideration must be fixed at the time of the vote taken at the shareholder meeting and that First Union would need to revise the proxy statement-prospectus and re-solicit proxies for the shareholder meeting if, at any time after First Union distributed the proxy statement-prospectus, the cash merger consideration was reduced. The special committee noted that the cash merger consideration was also subject to, and had been reduced by, a $0.20 deduction for the dividend holdback, including a $0.10 dividend per common share paid on April 30, 2002 to holders of record as of March 31, 2002 and a $0.10 dividend per common share paid on July 31, 2002 to holders of record as of July 1, 2002. Shaw Pittman indicated that, based on previous discussions between it, First Union, Gotham Partners and their respective counsel, it was reasonable to expect that there would be a shared costs holdback and escrow share holdback of at least $700,000 if the transaction were to proceed as originally introduced. Shaw Pittman indicated that Gotham Partners would be willing to agree, in exchange for a negotiated reduction in the cash merger consideration, to fix the cash merger consideration prior to delivery of the proxy statement-prospectus. If agreed by the parties, fixing the cash merger consideration would eliminate, under the merger agreement, (i) the risk of any further reduction of the cash merger consideration resulting from the shared costs holdback or the escrow holdback, including any reduction resulting from certain breaches of representations, warranties or covenants contained in or made under the merger agreement by or on behalf of First Union, the FUMI Share Trust or their respective subsidiaries, and (ii) the risk of re-solicitation of proxies for the meeting of First Union shareholders and the consequent delay of the shareholder meeting and the closing date of the transaction. Shaw Pittman reported that First Union and Gotham Partners, after consulting with their respective counsel and other advisers, had agreed to a good-faith estimate of


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the aggregate escrow holdback and shared cost holdback as being approximately
$700,000, or $0.02 per share, consisting principally of legal fees incurred in connection with obtaining the consent of the lender under the senior mortgage loan on the Park Plaza Mall with respect to the proposed transactions and incurred in defending First Union and its board of trustees in litigation filed by a purported holder of First Union convertible preferred shares with respect to the proposed transactions. After discussion, the special committee voted unanimously to approve, declare advisable and recommend to the board of trustees, the First Union Management board of directors and the FUMI Share Trust as the sole stockholder of First Union Management for approval a proposed amendment to the merger agreement that would:


      1. reduce the cash merger consideration by $0.20 to reflect the amount that would have been deducted from the merger consideration at closing for the dividend holdback and by an additional $0.02 to reflect First Union's and Gotham Partners's agreement, based on the good faith estimate of the parties, of the amount that would have composed the escrow share holdback and the shared costs holdback;

      2. eliminate from the merger agreement all provisions relating to any reduction in the cash merger consideration; and

      3. authorize counsel to draft an Amendment No. 2 to the merger agreement reflecting such terms.


   On September 27, 2002, the First Union board of trustees (including all trustees other than Mr. Ackman) met telephonically to consider Amendment No. 2 to the merger agreement. Based upon the recommendation of the special committee, the board unanimously approved, adopted and declared advisable Amendment No. 2 to the merger agreement and the resulting changes contemplated thereby.


   On September 27, 2002 the First Union Management board of directors met telephonically to consider Amendment No. 2 to the merger agreement. Based upon the recommendation of the special committee, the First Union Management board of directors unanimously approved, adopted and declared advisable Amendment No. 2 to the merger agreement and the resulting changes contemplated thereby. The parties executed Amendment No. 2 to the merger agreement as of September 27, 2002.


   On October 24, 2002, the special committee held a telephonic meeting with Shaw Pittman present. Shaw Pittman reported that Wachtell Lipton had informed it that the certificate of designations for the Gotham Golf Corp convertible preferred shares would need to be amended in order to facilitate listing of the Gotham Golf Corp convertible preferred shares on the American Stock Exchange. If agreed by the parties, the amendment would provide a right to holders of Gotham Golf Corp convertible preferred shares to approve of, by a majority vote, the creation of, or increase in the authorized amount of, any additional class of preferred stock with a liquidation preference equal to that of the Gotham Golf Corp convertible preferred shares. After discussion, the special committee voted unanimously to approve, declare advisable and recommend for approval to the First Union board of trustees, the First Union Management board of directors and the FUMI Share Trust, as the sole stockholder of First Union Management, the proposed amendment. The parties executed Amendment No. 3 to the merger agreement as of October 24, 2002.


  RECENT LITIGATION AND CLAIM


   In addition to the foregoing matters, you should know that, on April 15, 2002, First Union was served with a complaint filed in the Supreme Court of New York in New York County by George Kimeldorf, a purported holder of First Union convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction was approved by the First Union board of trustees in violation of duties owed to the holders of First Union convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were First Union, its five trustees and Gotham Partners. First Union and the other defendants filed a motion to dismiss the lawsuit. An oral argument on the motion to dismiss was held on July 15, 2002. Discovery on the case has been stayed pending the decision of the court. As of September 30, 2002, the court has not issued a decision on the motion. First Union regards the lawsuit as being without merit and will vigorously defend against the asserted claims. First Union does not believe that the suit will preclude or materially delay the completion of the proposed transaction.


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   Furthermore, you should know that First Union has received a letter from
First Carolina Investors, Inc., a holder of First Union's preferred shares and senior notes, signed by its president, Brent Baird, a former First Union trustee who resigned his trustee position on September 25, 2001. The letter alleges that the proposed transaction is one of self-dealing by corporate insiders in which security holders will be harmed. The letter further states that the alleged self-dealing is a breach of the First Union trustees' fiduciary duties and that First Carolina Investors, Inc. intends to hold the company and the trustees responsible for losses that it may suffer as a result of the proposed transaction. First Union and Gotham Partners regard the allegations of impropriety contained in the letter as being without merit and will vigorously contest and defend against any asserted claims based on the allegations.

RECOMMENDATION OF THE SPECIAL COMMITTEE

   The special committee, at a meeting held on February 12, 2002:

      1. determined that consummation of the proposed transaction upon the terms and subject to the conditions of the merger agreement is fair to and in the best interests of (i) First Union, (ii) the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash merger consideration in the proposed transaction, and (iii) the sole shareholder of First Union Management;

      2. recommended that the board approve and declare advisable the proposed transaction, the merger agreement and the transactions contemplated thereby;

      3. recommended that (i) the First Union common shareholders vote to approve the proposed transaction, the merger agreement and the transactions contemplated thereby and (ii) if the proposed transaction, the merger agreement and the transactions contemplated thereby are approved by the First Union common shareholders, such shareholders elect to receive the cash merger consideration; and

      4. recommended that the First Union Management board of directors and the FUMI Share Trust approve and adopt the merger agreement and the transactions contemplated thereby.

RECOMMENDATION OF THE FIRST UNION BOARD OF TRUSTEES

   On February 12, 2002, the First Union board of trustees, by unanimous decision of those trustees participating, including Mr. Embry, and based upon the recommendation of the special committee:

      1. determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the First Union common shareholders (other than Gotham Partners and its affiliates) where such shareholders elect to receive the cash merger consideration;

      2. approved the proposed transaction, the merger agreement and the transactions contemplated thereby, and declared the merger agreement advisable;

      3. recommended that First Union common shareholders elect to receive the cash merger consideration and approve the proposed transaction, the merger agreement and the transactions contemplated thereby; and

      4. exempted the proposed transaction, the merger agreement and the transactions contemplated thereby from any restrictions that may be contained in the Declaration of Trust and in the By-Laws of First Union, to the extent that such exemptions were within the power of the board.

   Mr. Ackman did not attend the meeting in light of his relationship with Gotham Partners.

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FAIRNESS OF THE PROPOSED TRANSACTION

  REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION

   In reaching the recommendations described above, the special committee considered a number of factors that it believed supported its recommendation, including:

      1.  FIRST UNION OPERATING AND FINANCIAL CONDITION/GOING CONCERN
   VALUE. The special committee took into account the current financial condition and results of operations of First Union in light of the Radiant Asset Sale, including the fact that First Union's remaining assets were not producing substantial income. The special committee considered whether the remaining assets constituted a basis for an attractive, ongoing public company. The special committee observed that during the course of its negotiations with Gotham Partners, HQ Global's financial condition had deteriorated, causing First Union to write off the $11.5 million carrying value of its investment and accrued dividends in HQ Global warrants and preferred stock. The special committee also considered the possibility that a competing mall would be constructed near the Park Plaza Mall, which would likely diminish the market value of the Park Plaza Mall, and considered the appraisal of the Park Plaza Mall conducted by Cushman & Wakefield of Texas, Inc.

      2. TRANSACTION FINANCIAL TERMS/PREMIUM TO MARKET PRICE/PREVIOUS SHARE REPURCHASE TRANSACTIONS. The special committee considered the relationship between the cash merger consideration and the historical market price of First Union common shares. $2.55 per share represents a premium of 8.05% over the closing price per First Union common share on May 14, 2001, the day before the public announcement of the first Gotham proposal, a premium of 8.51% over the closing price per First Union common share on July 2, 2001, the day before the public announcement of the second Gotham proposal, and a premium of 6.25% over the closing price per First Union common share on February 13, 2002, the day before the public announcement of the final Gotham proposal. The special committee viewed these premiums and the prices paid in the share repurchase transactions with the two significant shareholders described below as factors that favored entering into the proposed transaction.

      The special committee observed that daily prices per First Union common share exceeded $2.55 per share in cash consideration on several occasions during this period, but regarded these prices as aberrational given the short periods in which such pricing was in effect, the fluctuations in trading volume that accompanied such pricing and the gradual overall decline in daily prices over the two-year period preceding the public announcement of the final Gotham proposal from a closing price of $3.19 on February 11, 2000, to a closing price of $2.71 on March 21, 2000, the day after the completion of the spin-off of Imperial Parking Corporation, to a closing price of $2.40 on February 13, 2002, the date of the public announcement of the final Gotham proposal. Moreover, the special committee noted that it had not been approached by a third party with a viable proposal exceeding a price of $2.55 per share (or a cash merger consideration of $2.33 per share taking into account deductions of $0.20 per share for dividends paid prior to the consummation of the proposed transaction and $0.02 per share relating to the elimination of other possible holdbacks) and that Gotham Partners had rejected its attempts to negotiate a higher price per share for the proposed transaction.

      The special committee also took into account the amount paid by First Union to two significant shareholders for the repurchase of their common shares in 2001. On April 30, 2001, Apollo Real Estate Investment Fund II, L.P. (referred to in this document as APOLLO) and Bear Stearns International Limited sold an aggregate of approximately 4.8 million First Union common shares to First Union at a price of $2.375 per share. This repurchase represented a 2.7% discount to the closing price of the First Union common shares of $2.44 on April 30, 2001 and a 6.9% discount to the $2.55 per share price offer. On that date, First Union announced that William A. Scully, the representative of Apollo on the First Union board of trustees since 1998, resigned his position as trustee and Vice Chairman of the board.

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      The special committee also noted that between October 4, 2001 and October
   15, 2001, First Carolina Investors, Inc. sold an aggregate of approximately 2,439,100 First Union common shares at an average price of $2.45 per share, which represented a 3.9% discount to the $2.55 per share price offer. First Carolina Investors, Inc. is an entity affiliated with Brent Baird, who had resigned as a trustee in September 2001.

      The special committee took into account that the terms of the proposed transaction were determined through extensive negotiations over a considerable period of time between Gotham Partners and First Union and its financial and legal advisors, all of whom are unaffiliated with Gotham Partners. The special committee also considered the risk that further price negotiations with Gotham Partners could cause Gotham Partners to abandon the transaction.

      The special committee also considered the form of consideration to be paid to holders of First Union common shares in the proposed transaction, and the certainty of the value of the cash merger consideration plus subscription rights compared to the combination of cash, subscription rights and a note. As a result of its inability to ascribe a value of at least $0.35 to the note and the inherent uncertainties involved in valuing that security, the special committee recommended to the board that the board recommend that the holders of First Union common shares elect to receive the cash merger consideration. The special committee considered it important that holders of First Union common shares who fail to elect to receive the note will automatically receive cash in lieu of the note. The special committee ascribed no value to the subscription right.

      The special committee also considered First Union's obligations to the holders of First Union convertible preferred shares. Under the certificate of designations for the First Union convertible preferred shares, holders of such shares are not entitled to vote on a merger if their shares are exchanged for or converted into convertible preferred shares of the surviving entity that have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption that are identical to that of the existing First Union convertible preferred shares (except for changes that do not materially and adversely affect the holders of such shares). The special committee noted the advice of its and First Union's legal advisors that the Certificate of Designations for the Gotham Golf Corp convertible preferred shares had been drafted to comport with this requirement and that, accordingly, the contractual rights of the holders of First Union convertible preferred shares were being satisfied in the proposed transaction. The special committee also noted that, under the merger agreement, Gotham Partners had agreed to ensure that the surviving corporation would have at least $10 million of additional cash invested as equity and that the new common equity, along with the cash and/or other assets remaining in the surviving corporation at the effective time of the First Union merger, would substantially exceed the aggregate principal amount of the First Union senior notes and the liquidation preference on the First Union convertible preferred shares.

      The special committee was aware that the merger consideration to be received by holders of First Union common shares and First Union convertible preferred shares in the proposed transaction could be taxable to such holders for federal income tax purposes. The special committee was also aware that a substantial portion of First Union common shareholders would be able to recognize a loss on account of the proposed transaction if they elected to receive the cash merger consideration because the basis in their First Union common shares was higher than such cash merger consideration.

      3. NO OTHER BONA FIDE, THIRD-PARTY PROPOSAL RECEIVED. At the request of the special committee, Libra sent out 91 letters to unaffiliated third parties soliciting proposals for an extraordinary transaction with First Union. Libra received three preliminary indications of interest as a result of that solicitation. Libra held discussions with each of the three firms about an extraordinary transaction with First Union. Libra received a written indication of interest from one firm, EIG, but the special committee determined that given the level of due diligence that firm was requesting it was unlikely that

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   a transaction could be structured that would be priced attractively and have a reasonable likelihood of closing. Accordingly, the special committee concluded that an acquisition of First Union by an unaffiliated third party was not a feasible alternative.

      4. STRATEGIC ALTERNATIVES. The special committee considered various alternatives and concluded that the proposed transaction represented the best alternative to maximize the value of First Union common shares, while satisfying First Union's obligations to the holders of the First Union senior notes and First Union convertible preferred shares.

  . The special committee considered that no bona fide, third-party proposal other than the final Gotham proposal was received.

  . The special committee considered a partial self-tender for First Union common shares. While this alternative would provide the First Union common shareholders with an immediate cash distribution, the special committee believed that following a partial self-tender First Union's remaining assets would be less desirable to a third party and would ultimately result in less value being delivered to the shareholders than under the remaining alternatives. Accordingly, the special committee determined by June 2001 that a partial self-tender would be less desirable than a change-in-control transaction or an orderly liquidation.

  . The special committee considered a possible orderly liquidation of First Union. The liquidation analysis presented to the special committee by Duff & Phelps on February 12, 2002 indicated a range of liquidation values from $2.16 to $2.98 per First Union common share. The liquidation analysis assumed two cash distributions to First Union common shareholders, one in June 2002 and a second in December 2003. Given the difficulty of selling First Union's non-liquid assets, the uncertain costs of liquidation (including the negative financial and other consequences that a liquidation might have under the provisions of the Park Plaza Mall mortgage), the risk of unforeseen expenses and liabilities arising during the liquidation period and the uncertain timing of the second cash distribution, the special committee concluded that the final Gotham proposal was more favorable to the First Union common shareholders than a liquidation because the final Gotham proposal was substantially more certain of providing significant cash sooner to the First Union common shareholders. Moreover, the value of the cash merger consideration was substantially above the low end of the range of liquidation values presented by Duff & Phelps. The special committee concluded that the uncertainties involved in a liquidation and in First Union's operations and assets made it likely that the actual orderly liquidation value would be closer to the projected low end than the high end.


      5. FAIRNESS OPINION. The special committee took into account presentations from Duff & Phelps and the opinion of Duff & Phelps, dated February 12, 2002 (referred to in this document as the FAIRNESS OPINION), that, as of the date of the fairness opinion and based upon and subject to certain considerations and assumptions described in the fairness opinion, the cash merger consideration to be received by holders of First Union common shares in the proposed transaction is fair from a financial point of view to such holders (other than Gotham Partners and its affiliates). A copy of the fairness opinion is attached to this proxy statement-prospectus as Appendix E and incorporated herein by reference. For information regarding the analysis conducted by Duff & Phelps, see "--Opinion of the Special Committee's Financial Advisor." First Union common shareholders are urged to read the fairness opinion and "--Fee Arrangements with the Special Committee's Financial Advisors" in their entirety. The special committee was aware that Duff & Phelps became entitled to certain fees described under "--Fee Arrangements with the Special Committee's Financial Advisors" upon delivery of the fairness opinion.


      6.  LIMITED CONDITIONS TO THE COMPLETION OF THE PROPOSED
   TRANSACTION. The special committee considered that the obligation of Gotham Partners and its affiliates to consummate the proposed transaction is subject to a limited number of conditions, including, among others, the condition that holders of at least a majority of the outstanding First Union common shares vote in favor of the

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   proposed transaction, that First Union and Gotham obtain required consents for the proposed transaction, and that the board can consider certain unsolicited superior proposals. The special committee also considered that completion of the proposed transaction is not subject to a financing condition, and that the effective elimination of a material adverse change closing condition created substantial certainty of completion of the proposed transaction. Moreover, any amounts placed in escrow as a result of a breach of First Union's representations and warranties would reflect a diminution in value of First Union, which diminution would be equally reflected in an alternative transaction, including a liquidation of First Union.


      7. TIMING OF COMPLETION. The special committee considered the anticipated timing of the completion of the proposed transaction. In that regard, the special committee noted that First Union common shareholders would receive the merger consideration earlier than they would have received a final liquidating distribution had First Union pursued an orderly liquidation given the uncertain timing of the final liquidating distribution under the liquidation analysis. The special committee also noted that, if the proposed transaction with Gotham Partners were not completed by August 31, 2002, part of the cash merger consideration per First Union common share (the cash merger consideration of $2.33 per share) would be increased thereafter by 6% per annum unless (i) as of August 31, 2002, Gotham Partners, Gotham Golf Partners, Gotham Golf Corp, GGC Merger Sub and the other entities participating in the contribution have complied with their respective obligations under the merger agreement or (ii) if such entities have not so complied, such noncompliance is primarily due to the failure of First Union and its affiliates to comply with their respective obligations under the merger agreement. First Union has determined that, as of August 31, 2002, such entities had complied with their obligations under the merger agreement, and, accordingly, there will not be any increase in the cash merger consideration as a result of this provision.


      8. CONTINUED CONSIDERATION OF COMPETING PROPOSALS. The special committee considered that the merger agreement did not preclude First Union's consideration of unsolicited competing proposals, as described in "The Merger Agreement--No Solicitation."

   The special committee also considered a variety of risks and other potentially negative factors concerning the proposed transaction but determined that these factors were outweighed by the benefits of the factors supporting the proposed transaction. These potentially negative factors include the following:

      1. POSSIBLE TERMINATION OF THE MERGER AGREEMENT BY GOTHAM PARTNERS. The special committee took into consideration that Gotham Partners is entitled not to consummate the proposed transaction under the circumstances described in "The Merger Agreement--Termination of the Merger Agreement."

      2. POSSIBLE EXPENSE REIMBURSEMENT. The special committee took into account that if the merger agreement is terminated due to circumstances further discussed in "The Merger Agreement--Termination of the Merger Agreement" and "--Expense and Fee Reimbursement," then First Union may be required to reimburse Gotham Partners, Gotham Golf Partners and their respective affiliates for expenses relating to the merger agreement and related transactions.


      3. POSSIBLE DEDUCTIONS FROM THE MERGER CONSIDERATION. The special committee took into account the fact that the cash consideration would be subject to reduction for (1) any amounts placed in escrow as a result of certain breaches of First Union's representations and warranties discussed in "The Merger Agreement--Merger Consideration," which the special committee viewed as an appropriate reflection of the diminished value of First Union resulting from such breach that would not affect the fairness of the proposed transaction, (2) any dividends paid to First Union common shareholders before the completion of the proposed transaction, which the special committee viewed as an issue of timing of cash distributions to common shareholders that would not impact the fairness of the proposed transaction, as the dividends would constitute a return of capital and not be taxed to the holders as dividend income and (3) costs, fees and expenses associated with obtaining the consent of the lender under the senior mortgage loan on the Park Plaza Mall for the proposed transaction, which the special


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   committee believed would not be material and would not affect the fairness of the proposed transaction. Subsequent to announcement of the execution of the merger agreement, First Union declared a dividend of $0.10 on each First Union common share for holders of record as of March 31, 2002, and declared another dividend of $0.10 on each First Union common share for holders of record as of July 1, 2002, reducing the cash merger consideration by $0.20. On September 27, 2002, in order to satisfy the parties' good-faith estimate of the amounts that would have been attributable to the escrow share holdback and shared costs holdback under the initial terms of the proposed transaction and to eliminate the risk of any further reduction of the cash merger consideration resulting from the escrow holdback, the dividend holdback or the shared costs holdback, the parties agreed to reduce the cash merger consideration by an additional $0.02.


      4. WITHOUT NOTE ELECTION, NO OPPORTUNITY TO PARTICIPATE IN FUTURE GROWTH OF FIRST UNION. The special committee considered the fact that, assuming the common shareholders elect to receive the cash merger consideration in accordance with the recommendation of the special committee and the board of trustees, current First Union common shareholders would not have the opportunity to participate in the benefit of increases, if any, in the value of First Union's remaining non-cash assets following the completion of the proposed transaction.

      5.  APPROVAL OF A MAJORITY OF UNAFFILIATED SHAREHOLDERS NOT
   REQUIRED. The special committee considered the fact that the proposed transaction was not structured to require approval by a majority of the common shares held by unaffiliated shareholders. Notwithstanding the absence of this safeguard, the special committee believes that the proposed transaction is procedurally fair to First Union's unaffiliated shareholders because of the participation of the special committee and its independent legal and financial advisors, the thoroughness of the special committee's deliberations over nearly a year-long period during which it evaluated the proposed transaction and the alternatives to the proposed transaction and the fact that affiliated shareholders will receive no rights in addition to those received by unaffiliated shareholders upon consummation of the proposed transaction.

      6. PER SHARE PRICE OF $2.55 LESS THAN BOOK VALUE PER COMMON SHARE. The special committee considered the relationship of the $2.55 per share price to First Union's $2.99 net book value per common share as of November 30, 2001, and the likelihood of First Union's common shareholders realizing the net book value per common share under an alternative transaction, including the orderly liquidation of First Union.

      7. LACK OF APPRAISAL RIGHTS. The special committee considered that holders of First Union common shares do not have appraisal rights under the Business Trust Law of the State of Ohio, as stated in "Special Factors--No Dissenters' Rights or Appraisal Rights."

      8. POSSIBLE CONFLICTS OF INTEREST. The special committee also took into account the possible conflicts of interest of certain trustees and members of management of both First Union and Gotham Partners discussed in "Special Factors--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction."

  FIRST UNION BOARD OF TRUSTEES

   In reaching its determinations referred to above, the board considered the following factors, each of which, in the view of the board, supported such determinations:

      1.  the conclusions and recommendations of the special committee;

      2. the factors referred to above as having been taken into account by the special committee, including the receipt by the special committee of the opinion by Duff & Phelps that, as of the date of its written opinion and based upon and subject to certain considerations and assumptions described in the written opinion, the cash merger consideration to be received by the holders of common shares in the proposed transaction is fair from a financial point of view to such holders (other than Gotham Partners and its affiliates), and the fairness analysis presented by Duff & Phelps to the special committee; and

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      3.  the fact that the merger consideration and the terms and conditions of the merger agreement were the result of extensive negotiations between the special committee and Gotham Partners.

   The members of the board, including Mr. Embry and the members of the special committee, but excluding Mr. Ackman, who is affiliated with Gotham Partners, evaluated the proposed transaction in light of their knowledge of the business, financial condition and prospects of First Union, and based upon the views and analyses of financial and legal advisors. In connection with their consideration of the recommendation of the special committee, as part of their determination with respect to the proposed transaction, the members of the board, including Mr. Embry, adopted the conclusions and the analysis underlying such conclusions of the special committee based upon their view as to the reasonableness of that analysis.

   The board, including Mr. Embry and the members of the special committee, believes that the proposed transaction is procedurally fair based on a number of factors, including:

      1. the fact that the special committee consisted of independent directors appointed to represent the interests of non-management unaffiliated holders of First Union common shares;

      2. the fact that the special committee retained and was advised by its own independent legal counsel;

      3. the fact that the special committee retained and was advised by Libra Securities and Duff & Phelps as its independent financial advisors to assist it in evaluating an extraordinary transaction with Gotham Partners;

      4. the nature of the deliberations pursuant to which the special committee evaluated the proposed transaction and the alternatives thereto; and

      5. the fact that the amount of cash merger consideration resulted from extensive negotiations between representatives of the special committee, on the one hand, and representatives of Gotham Partners, on the other.

      6. the fact that, to approve and adopt the merger agreement and the proposed transaction, the affirmative vote of the holders of a majority of the outstanding First Union common shares entitled to vote on the matter would be required under First Union's Declaration of Trust and the merger agreement.

   The proposed transaction was not structured to require approval by a majority of the common shares held by unaffiliated shareholders. Notwithstanding the absence of this safeguard, the board, including Mr. Embry and the members of the special committee, believes that the proposed transaction is procedurally fair to First Union's unaffiliated shareholders because of the participation of the special committee and its independent legal and financial advisors, the thoroughness of the special committee's deliberations over nearly a year-long period during which it evaluated the proposed transaction and the alternatives to the proposed transaction and the fact that affiliated shareholders will receive no rights in addition to those received by unaffiliated shareholders upon consummation of the proposed transaction.

   The board and the special committee recognized that, while the completion of the proposed transaction would result in all First Union common shareholders being entitled to receive a per share price of up to $2.55 (or cash merger consideration of $2.33 per share taking into account a deduction of $0.20 per share on account of dividends paid prior to the consummation of the proposed transaction and $0.02 per share relating to the elimination of other possible holdbacks), assuming that such holders elect not to exercise their subscription rights or to receive notes, the receipt of the $2.55 per share price (or $2.33 cash merger consideration) would eliminate the opportunity for current First Union common shareholders to participate in the benefit of increases, if any, in the value of First Union's business following the completion of the proposed transaction. Nevertheless, the special committee and the board concluded that this fact did not justify foregoing the receipt of the cash merger consideration represented by the $2.55 per share price. Moreover, under the proposed transaction, First Union common shareholders could indirectly participate in any value associated with First Union's two real estate assets, the Park Plaza Mall and Circle Tower, by electing to receive or purchase notes.

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   The special committee and the board considered whether the liquidation of
First Union's assets and liabilities would be a viable course of action. The board considered the liquidation analysis presented by Duff & Phelps and concluded that the final Gotham proposal was a better alternative than the liquidation of First Union.

   In view of the wide variety of factors considered in connection with their evaluation of the proposed transaction, neither the special committee nor the board found it practicable to, and did not quantify or otherwise attempt to assign, relative weights to the specific factors that they considered in reaching their determinations.

   The foregoing discussion of the information and factors considered by the special committee and the board is not intended to be exhaustive but is believed to include all material factors considered by the special committee and the board. First Union's executive officers have not been asked to make a recommendation as to the proposed transaction.


GOTHAM PARTIES' REASONS FOR THE PROPOSED TRANSACTION AND DETERMINATION OF
FAIRNESS


   Gotham Golf Corp, Gotham Golf Partners and its general partner FGPI, GGC Merger Sub, Gotham Partners and their respective affiliates (other than First Union and its controlled affiliates), including Gotham Partners's general partner Section H Partners, L.P., the general partners of Section H Partners, L.P., Gotham Partners III, L.P., Karenina Corporation and DPB Corp., its affiliates Gotham Holdings II, L.L.C., Gotham International Advisors, L.L.C. and Mr. Ackman (collectively referred to in this document as the GOTHAM PARTIES) considered a number of factors in their decision to undertake the proposed transaction described in this proxy statement-prospectus. The Gotham parties viewed the transaction as an attractive long-term investment opportunity because the transaction would have the effect of creating a publicly traded golf company with a stable capital base, namely Gotham Golf Corp. The Gotham parties also believed that the proposed transaction would also increase Gotham Golf Corp's liquidity and its ability to have access to public capital markets, which, in turn, would facilitate the execution of its business strategy.

   In considering the fairness of the transaction, the Gotham parties considered that the First Union board of trustees had spent a number of years seeking the best alternatives for maximizing value for First Union common shareholders, but the available alternatives appeared limited. The Gotham parties believe that at least part of the reason that First Union had apparent difficulty in identifying and soliciting attractive transactions was the diverse and complicated nature of First Union's assets and liabilities and, as a result, their uncertain and/or contingent valuations. Due to transfer restrictions and other contractual limitations contained in operating contracts, mortgage documents, leases or similar governing instruments, most of First Union's non-cash assets either cannot easily be transferred or disposed of or can be sold only at high costs to First Union. Moreover, First Union faces several potential liabilities, described in greater detail in First Union's Annual Report on Form 10-K for the year ended December 31, 2001, as amended. The Gotham parties believe that these factors also made a liquidation of First Union an unattractive alternative.

   In structuring the proposed transaction, the Gotham parties had several goals, including:

  . to design a transaction that would be fair to First Union common shareholders and that would respect the rights of the holders of the First Union convertible preferred shares, while simultaneously being attractive to the management and other investors of Gotham Golf Corp;

  . to offer all First Union common shareholders an alternative to receive 100% cash with respect to their common shares in an amount that exceeds the cash that could be obtained in a liquidation of First Union and that is equal to or greater than the net asset value per share, at the time of the execution of the merger agreement;

  . to create a mechanism whereby existing First Union common shareholders can elect to participate in the value of the principal remaining real estate assets of First Union through the notes, which the Gotham parties intend to be publicly traded instruments in a form that would generate current interest or distributions;

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  .   to offer all First Union common shareholders the opportunity to participate in a new real-estate-related business opportunity, Gotham Golf Corp;

  . to give shareholders a menu of choices for the type of consideration that they can receive; and

  . to minimize valuation considerations for the special committee and the First Union board of trustees by offering an all-cash alternative and giving shareholders an opportunity to evaluate the trading price of the notes for a period of time after the proposed transaction before deciding whether to keep the notes.

   The Gotham parties believe that the proposed transaction is fair to the First Union common shareholders other than the Gotham parties. The Gotham parties have considered each of the factors set forth in "--Background of the Proposed Transaction," "--Recommendation of the Special Committee," "--Fairness of the Proposed Transaction," and "--Recommendation of the First Union Board of Trustees" and reviewed First Union's disclosure with respect to these factors set forth therein. Each of the Gotham parties concurs with the analyses and conclusions of the special committee of the First Union board of trustees with respect to the substantive and procedural fairness of the proposed transaction, and each explicitly adopts those conclusions as its own. None of the Gotham parties had any direct involvement in the First Union board's evaluation of the fairness of the proposed transaction, and none of them have undertaken any formal evaluation or received any report, opinion or appraisal, oral or written, from an outside third party related to the proposed transaction. In view of the wide variety of factors considered in connection with their respective evaluations of the proposed transaction, the Gotham parties did not find it practicable to, and did not quantify or otherwise attempt to, assign specific weights or levels of importance to any of the factors considered.

   The Gotham parties also believe that the approval process for the proposed transaction was procedurally fair because, among other things:

  . the proposed transaction is structured to require the approval of the holders of a majority of the outstanding First Union common shares, and the First Union common shares subject to the voting agreement and otherwise owned or controlled by members of First Union's board of trustees or interested parties are insufficient by themselves to satisfy this majority requirement;

  . at the time that the terms of the proposed transaction were being negotiated, a special committee consisting entirely of non-management trustees unaffiliated with Gotham Partners or Gotham Golf Corp evaluated the merger agreement and the proposed transaction and unanimously approved and recommended approval of the merger agreement and the proposed transaction by the First Union board of trustees;

  . the First Union board of trustees, with Mr. Ackman absent in order to avoid potential conflicts of interest, evaluated the merger agreement and the proposed transaction and unanimously approved the merger agreement and the proposed transaction; and

  . the First Union board of trustees and the special committee retained separate counsel and financial advisors and, separately, the FUMI Share Trust and First Union Management retained counsel in connection with the proposed transaction.

   The proposed transaction was not structured to require approval by a majority of the common shares held by unaffiliated shareholders. Notwithstanding the absence of this safeguard, the Gotham Parties believe that the proposed transaction is procedurally fair to First Union's unaffiliated shareholders because of the participation of the special committee and its independent legal and financial advisors, the thoroughness of the special committee's deliberations over nearly a year-long period during which it evaluated the proposed transaction and the alternatives to the proposed transaction and the fact that affiliated shareholders will receive no rights in addition to those received by unaffiliated shareholders upon consummation of the proposed transaction.

   You should understand that the Gotham parties do not make any recommendation to any First Union security holder with respect to the proposed transaction. In addition, you should be aware that the Gotham parties

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have interests that may be different or in addition to your interests, and that the objective of each of the Gotham parties during the negotiation of the proposed transaction was to obtain the best possible terms for itself and its equityholders rather than for First Union and its shareholders other than Gotham Partners and its affiliates.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

   In connection with the proposed transaction, the special committee engaged Duff & Phelps as financial advisor as of August 7, 2001 to render an opinion as to the fairness of the cash consideration, from a financial point of view, to the First Union common shareholders (other than Gotham Partners and its affiliates). The special committee retained Duff & Phelps based upon Duff & Phelps's experience in rendering fairness opinions and in valuing businesses and their securities in connection with mergers and acquisitions, recapitalizations and similar transactions. Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial advice and opinions in connection with mergers and acquisitions, tax matters, corporate planning and other purposes.

   As compensation to Duff & Phelps for its services in connection with the proposed transaction, including its rendering of the fairness opinion, First Union agreed to pay Duff & Phelps an aggregate fee of $250,000 and reimburse Duff & Phelps's expenses in connection with the provision of its services. No portion of Duff & Phelps's fee is contingent upon the successful completion of the proposed transaction, any related transaction or the conclusions reached in the Duff & Phelps opinion. The special committee and the First Union board of trustees imposed no limitations on Duff & Phelps with respect to its investigation or procedures in rendering its opinion. First Union also agreed to indemnify Duff & Phelps and related persons against certain liabilities, including any liabilities under federal securities laws that may arise out of the engagement of Duff & Phelps.

   In connection with the preparation of its fairness opinion, Duff & Phelps, among other things, did the following:

      1. With regard to its analysis of First Union and the proposed transaction, Duff & Phelps, among other things:

         a. reviewed First Union's financial statements and Securities Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine months ended September 30, 2001;

         b. reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available;

         c. reviewed the latest available draft of the merger agreement dated February 7, 2002;

         d. reviewed the Letter of Intent between Gotham Partners and First Union dated September 21, 2001;

         e. reviewed the latest available draft summary of terms for the notes that may be issued as part of the proposed transaction consideration;

         f. held discussions with First Union's financial accounting and reporting managers at Imowitz Koenig & Company, LLP;

         g. met with the special committee's investment bankers, Libra, and reviewed their presentation to the First Union board of trustees dated September 21, 2001; and

         h. conducted such other studies, review, and analyses as Duff & Phelps deemed necessary.

      2. With regard to its analysis of the Circle Tower property, among other things, Duff & Phelps:

         a. held discussions with David Schonberger of Radiant Partners, L.L.C., the property manager for Circle Tower, regarding the history, financial condition and future prospects of Circle Tower;

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         b. held discussions with Bruce Gordon, a property manager in the
            Indianapolis marketplace unrelated to First Union or Gotham Golf Partners;

         c. held discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm unrelated to First Union or Gotham Golf Partners;

         d. held discussions with F. Ronald O'Keefe, Esq. of Hahn Loeser & Parks, LLP, Ohio legal counsel to First Union;

         e. reviewed certain memoranda prepared by Hahn Loeser & Parks, LLP with respect to the Circle Tower ground leases;


         f. reviewed Circle Tower's internally prepared monthly profit and loss statement for fiscal years 1998 through 2000 and for the ten-month period ended October 31, 2001; and


         g. reviewed a copy of the original Ground Lease Agreement dated February 1929, by and between Frank M. Fauvre and Lilian S. Fauvre, and the State Savings & Trust Company.

      3. With regard to its analysis of the Park Plaza Mall property, among other things, Duff & Phelps:

         a. held discussions with Anne Zahner of Radiant Partners, L.L.C., regarding the history, financial condition, and future prospects for the Park Plaza Mall;

         b. held discussions with Dan Wright, Esq. of Arter & Hadden, LLP, special counsel to First Union, regarding First Union's pending litigation regarding the Park Plaza Mall;

         c. reviewed the appraisal of the Park Plaza Mall prepared by Cushman & Wakefield of Texas, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield of Texas, Inc. regarding the appraisal;

         d. reviewed the financial statement presentation for the Park Plaza Mall for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll; and

         e. reviewed a purchase proposal for the real property and improvements of the Park Plaza Mall submitted by Gregory Greenfield & Associates dated November 27, 2000.

      4. With regard to its analysis of VenTek International, Inc., among other things, Duff & Phelps:

         a. held discussions with Richard Infantino of Phoenix Management Services, Inc., contract manager of VenTek, regarding the history, financial condition and future prospects for VenTek;

         b. held discussions with Neil Koenig of Imowitz Koenig & Co., LLP regarding the bonds and product warranties with respect to VenTek;

         c. held discussions with representatives of the Hamilton Capital Group regarding their efforts to sell VenTek;

         d. reviewed VenTek's financial statements, including audited financial statements for the fiscal year ended December 31, 1999, unaudited financial statements for the fiscal year ended December 31, 2000 and interim unaudited financial statements for the nine months ended September 30, 2001;

         e. analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period; and

         f. reviewed various contracts and surety, payment, and performance bond agreements with respect to VenTek.

      5. With regard to its analysis of the preferred stock of HQ Global, among other things, Duff & Phelps:

         a. reviewed HQ Global's audited financial statements for the fiscal year ended December 31, 2000 and unaudited statements for the eleven months ended November 30, 2001;

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         b. reviewed the Amended Certificate of Designation of HQ Global,
            including the rights and preferences of Series A Preferred Stock of HQ Global dated August 11, 2000;

         c. reviewed a presentation prepared by the management of Frontline Capital Group regarding Frontline's results for the third quarter 2001, which included the business results, forecasts, and strategy for HQ Global;

         d. reviewed Frontline's annual report on Form 10-K for the fiscal year ended December 31, 2000, quarterly report on Form 10-Q for the nine months ended September 30, 2001, and on Form 8-K dated January 30, 2002; and

         e. analyzed the historical trading price and trading volume of Frontline common stock.

      6. With regard to its analysis of other pending litigation and claims of First Union, among other things, Duff & Phelps:

         a. held discussions with Jeffrey A. Kaufman, Esq. of Fasken Martineau Dumoulin, LLP, regarding First Union's ongoing litigation with Oracle Corporation; and

         b. held discussions with David Collins, Esq. of Gordon & Rees, LLP, regarding First Union's ongoing litigation with the State of California associated with First Union's claim resulting from the 1986 flood of Peach Tree Center.

      7. With regard to its analysis of Gotham Golf Partners, among other things, Duff & Phelps:

         a. met with certain members of senior management of Gotham Golf Partners at their corporate headquarters in Hershey, Pennsylvania, to discuss the history, financial condition and future prospects of Gotham Golf Partners and visited certain golf courses owned by Gotham Golf Partners;

         b. reviewed Gotham Golf Partners's financial statements including financial statements for the fiscal year ended December 31, 1999, draft audited financial statements for the fiscal year ended December 31, 2000, and unaudited internal income statements for the nine-month period ended September 30, 2001;

         c. analyzed financial forecasts prepared by Gotham Golf Partners's management for the fiscal years ending December 31, 2001 through 2005; and

         d. reviewed Gotham Golf Partners's strategic business plan.

  ESTIMATED CASH CONSIDERATION

   The $2.20 cash per common share to be received by the First Union common shareholders in the proposed transaction, together with the $0.35 cash per common share that the First Union common shareholders may elect to receive in the proposed transaction, is collectively referred to in this document as the CASH MERGER CONSIDERATION. Under the initial terms of the proposed transaction, the $2.20 portion of the cash merger consideration would be reduced on account of (1) dividends paid to the First Union common shareholders prior to completion of the proposed transaction, (2) the creation of an escrow fund to satisfy certain liabilities that may arise as a result of a breach of the representations and warranties of First Union in the merger agreement prior to the closing of the proposed transaction, and (3) costs, fees and expenses to be incurred in connection with obtaining certain consents relating to the Park Plaza Mall that are necessary to consummate the proposed transaction. Since the announcement of the execution of the merger agreement, First Union declared a dividend of $0.10 on each First Union common share for holders of record as of March 31, 2002, and declared another dividend of $0.10 on each First Union common share for holders of record as of July 1, 2002. Duff & Phelps was advised by First Union Management at the time of delivery of its opinion that the costs, fees and expenses incurred in connection with obtaining any consents relating to the Park Plaza Mall that would be necessary to consummate the proposed transaction would be immaterial; on September 27, 2002, the parties agreed to reduce

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the cash consideration by an additional $0.02 in order to satisfy the parties'
good-faith estimate of the amounts that would have been attributable to the escrow share holdback and shared costs holdback under the initial terms of the proposed transaction and to eliminate the risk of any further reduction of the cash merger consideration resulting from the escrow share holdback or the shared costs holdback.

  ANALYSIS


   Duff & Phelps used several analyses to assess the fairness of the cash consideration, from a financial point of view, to the First Union common shareholders (other than Gotham Partners and its affiliates) relative to an estimate as to the common share equity value of First Union. The following is a summary of the material financial analyses performed by Duff & Phelps in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of Duff & Phelps's opinion, which is attached as Appendix E to this proxy statement-prospectus. You are urged to read the full text of the Duff & Phelps opinion carefully in its entirety. The following summary speaks as of February 12, 2002, the date of the opinion.


   In order to determine the estimated common share equity value of First Union, Duff & Phelps analyzed (1) the equity value of First Union implied in a hypothetical liquidation analysis of First Union, (2) the purchase price paid in previous transactions for First Union common shares, and (3) the current and historical trading price of First Union common shares.

   HYPOTHETICAL LIQUIDATION ANALYSIS. The hypothetical liquidation analysis provides an indication of common share value based on an analysis that assumes that the assets of First Union are sold in an orderly fashion, the liabilities are paid off, and the net proceeds are distributed to the First Union common shareholders. To perform the hypothetical liquidation analysis, Duff & Phelps determined (1) the estimated value of First Union's assets and liabilities, (2) the estimated projected net cash flow of First Union, (3) the estimated timing of shareholder distributions, and (4) an appropriate discount rate that incorporates the risk of the First Union common shareholders receiving the net distributions.

   Duff & Phelps's hypothetical liquidation analysis of First Union assumed that First Union would make an initial distribution to its common shareholders on June 30, 2002. The amount of this distribution was estimated by Duff & Phelps in the hypothetical liquidation analysis to be (1) the sum of cash and marketable securities of First Union, expected cash inflows associated with the operations of First Union between November 30, 2001, the date of the most current financial statements made available to Duff & Phelps, and June 30, 2002, proceeds from the collection of outstanding accounts receivable of First Union, and proceeds from the sale of Circle Tower as reduced by (2) the sum of all existing liabilities and preferred equity of First Union, including the First Union senior notes and convertible preferred shares, expected accrual for costs related to a liquidation transaction, interim net cash outflows associated with the operations of First Union between November 30, 2001, the date of the most current financial statements made available to Duff & Phelps, and June 30, 2002 (including interest on the First Union senior notes and dividends on the First Union convertible preferred shares), and the retention of $11.36 million in cash related to First Union's guarantees of the VenTek payment, performance and maintenance bonds and restricted funds held under the NCB Escrow Agreement. Based on the above analyses, Duff & Phelps estimated that the cash available for distribution to the First Union common shareholders on June 30, 2002 ranged from $64.8 million to $65.5 million, or $1.86 to $1.88 per share based on 34.8 million First Union common shares issued and outstanding.

   Duff & Phelps's hypothetical liquidation analysis of First Union further assumed that First Union would make a second and final distribution to the First Union's common shareholders on December 31, 2003. The amount of the final distribution was estimated as (1) the sum of the previously withheld funds associated with the VenTek payment, performance and maintenance bond guarantees and funds held back under the NCB Escrow Agreement, net proceeds from the sale of the Park Plaza Mall, proceeds from the liquidation of VenTek, and interim cash flows generated by First Union between the initial June 30, 2002 distribution and the final distribution on December 31, 2003 as reduced by (2) interim net cash outflows associated with the operations of

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First Union between June 30, 2002 and December 31, 2003. Based on the above analyses, Duff & Phelps estimated that the cash available for distribution to the First Union common shareholders on December 31, 2003, ranged from $12.9 million to $47.4 million, or $0.37 to $1.36 per share. The final distribution was then discounted back over the 18-month period to determine the net present value as of June 30, 2002. Based on a 15% discount rate that reflects the risk to the common shareholder of achieving the cash flow distributions, the net present value ranges from $0.30 per share to $1.10 per share.

   Combining the estimated net present value of the two distributions, Duff & Phelps ultimately concluded that an orderly liquidation of First Union would result in an estimated value to First Union common shareholders as of June 30, 2002 between $2.16 and $2.98 per share. You should understand that, in determining the estimated value of a hypothetical liquidation to First Union common shareholders, Duff & Phelps's assumptions were necessarily imprecise in that, among other things, it is impossible to predict (1) the exact timing of dispositions of assets, including Circle Tower and the Park Plaza Mall, (2) the actual amount of net proceeds from the disposition of those assets, or (3) the precise timing of receipt by First Union common shareholders of any distributions.

   Duff & Phelps's starting point for its hypothetical liquidation analysis was First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current balance sheet available. Duff & Phelps adjusted First Union's book value of assets and liabilities to arrive at the estimated market value of these assets and liabilities. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values, third-party appraisals of certain First Union property and industry valuation measures for individual properties, among other factors. Duff & Phelps's liquidation analysis also incorporated estimates of the expenses associated with the sale of First Union's properties and the dissolution of First Union.

   The specific assumptions underlying Duff & Phelps's hypothetical liquidation analysis and its treatment of certain individual assets and liabilities are as follows:

       1. NON-CASH NET WORKING CAPITAL

       Non-cash net working capital includes (1) accounts receivable, less (2) accounts payable, less (3) accrued liabilities. Based in part on discussions with First Union's management, in its valuation analysis, Duff & Phelps utilized the book value for these items as reported on First Union's management-prepared balance sheet as of November 30, 2001, after certain adjustments as described below. Accounts receivable were adjusted downward to eliminate the accounts receivable attributable to the operations of VenTek. VenTek's receivables were eliminated because all value attributable to VenTek is accounted for separately. Similar to the accounts receivable adjustment, accounts payable and accrued liabilities were adjusted downward by approximately $345,000 for the accrual of preferred dividends and another $185,000 for interest payable on the First Union senior notes. Each of these accruals is accounted for separately in the liquidation analysis as part of the calculation of interim cash flows. Finally, Duff & Phelps made downward adjustments to accruals for certain contingent tax liabilities. Based on First Union's management-prepared November 30, 2001 balance sheet and incorporating the adjustments described above, Duff & Phelps assigned a value of approximately (1) $591,000 to First Union's accounts receivable, and (2) $5.0 million to First Union's accounts payable and accrued liabilities.

       2. INVESTMENT IN CIRCLE TOWER

       First Union's ownership of Circle Tower is subject to a long-term ground lease (referred to in this document as the GROUND LEASE). The Ground Lease expires in 2009, but an additional 99-year extension option has already been exercised, so that the lease expires in 2108. The lease has a "gold clause" provision, which allows the lessor to require lease payments to be made in gold coin. This clause was a relatively common provision at the time that the Circle Tower Ground Lease was written, and was intended to provide landlords with inflation protection. At this time, the gold clause is

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       essentially dormant and can be exercised by the lessor only upon an assignment of the lease by First Union. The current ground lease is significantly below market and has resulted in enhanced cash flows for Circle Tower. Only with First Union as the owner will the ground rent on Circle Tower remain intact, without escalation. Upon sale of the building, which would require an assignment of the Ground Lease, the new owner would be subject to a substantial increase in rent, pursuant to the terms of the gold clause in the ground lease agreement.

       Duff & Phelps performed a valuation analysis of Circle Tower assuming a third-party, willing buyer and willing seller. Under this assumption, Duff & Phelps adjusted upward the ground lease payments by approximately $250,000 per year to take account of the "gold clause" provision in the underlying ground lease.

       Duff & Phelps held discussions with several realtors, real property appraisers and property managers who are familiar with the downtown Indianapolis real estate market. However, Duff & Phelps was not able to identify any reasonably comparable property sales that could be used for the valuation of Circle Tower. The lack of comparable transactions resulted from the current state of the relevant real estate market, as well as the unique nature of Circle Tower. Because of the unique ownership and ground lease structure of the property, as well as a lack of reasonably comparable property sales in the downtown Indianapolis marketplace, Duff & Phelps estimated the value of Circle Tower using an income approach. Specifically, Duff & Phelps used a capitalization of normalized net operating income analysis.

       As a starting point for deriving a normalized level of net operating income, Duff & Phelps used actual results for the 12 months ended December 31, 2000 and the 10 months ended October 31, 2001, adjusted for non-recurring items identified by representatives from Radiant Partners, L.L.C. Starting with reported net operating income for such time periods, Duff & Phelps then assessed a normalized charge to cover reserves for replacements (excluding deferred maintenance) based on industry norms and discussions with representatives from Radiant Partners. Duff & Phelps incorporated a step-up in ground rent expense under the assumption that the lessor would exercise the gold clause upon a sale of the building and concurrent assignment of the ground lease.

       Once a representative level of normalized net operating income was developed, Duff & Phelps capitalized such normalized net operating income at rates ranging from 10% to 12%. Duff & Phelps determined the capitalization rates based on discussions with real estate appraisers and property managers in the Indianapolis area. Duff & Phelps's analysis resulted in value indications ranging from $2.6 million to $3.2 million. Duff & Phelps then adjusted such values downward by $600,000 to account for the $600,000 to $800,000 in deferred maintenance costs for Circle Tower, as estimated by Radiant Partners, L.L.C. The resulting value indication for Circle Tower ranged from approximately $2.0 million to $2.6 million. Duff & Phelps's hypothetical liquidation analysis assumes that Circle Tower is sold by June 30, 2002. Factoring in transaction costs estimated at approximately 5%, Duff & Phelps estimated the valuation for Circle Tower at approximately $1.9 million to $2.5 million.

       3. INVESTMENT IN PARK PLAZA MALL

       Dillard's is the only anchor store of the Park Plaza Mall, and maintains a Dillard's Department Stores at both ends of the mall. Dillard's is subject to an operating agreement under which it is obligated to remain as an anchor until July 2003. At that time, Dillard's will be able to vacate its space at the Park Plaza Mall.

       The Park Plaza Mall faces potential future competition from the proposed new construction of the Summit Mall by the Simon Property Group. If constructed as currently proposed, the Summit Mall would be constructed approximately three miles from the Park Plaza Mall and would become the largest enclosed mall in the state of Arkansas. If the Summit Mall were to be constructed, Dillard's Department Stores, the Park Plaza Mall's only anchor store, would likely vacate its two stores at the Park Plaza Mall in favor of relocating to the Summit Mall. Local residents and organizations opposing the construction of the Summit Mall have taken legal action against the Little Rock board of directors

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       with respect to the board's approval of zoning that would allow the construction of the Summit Mall. As of the date of Duff & Phelps's opinion, there was uncertainty that the Summit Mall would, in fact, be constructed. There was, however, speculation that the Simon Property Group was exploring the development of a different, smaller mall, also near the Park Plaza Mall. The uncertainty with respect to Dillard's commitment to remain at the Park Plaza Mall reduces the marketability and value of First Union's investment in the Park Plaza Mall.

       Under the Park Plaza Mall mortgage agreement, the liquidation of First Union constitutes an event of default. Because the Park Plaza Mall loan is nonrecourse (except for those few scenarios where the loan becomes recourse), the lender would be able to foreclose on the Park Plaza Mall property upon the liquidation of First Union.

       In addition, First Union would not be able to prepay under the Park Plaza Mall mortgage agreement without penalty or premium until on or after February 1, 2010. Prior to that time, no prepayments are permitted. The Park Plaza Mall could be released as security for the mortgage loan only on or after June 1, 2003 if First Union deposited with the lender an amount sufficient to purchase U.S. treasury securities that would pay interest and mature at such times necessary to pay all of the monthly installments of principal and interest until May 1, 2010 and the outstanding principal balance on May 1, 2010.

       To determine a range of estimated fair market value for the Park Plaza Mall, Duff & Phelps relied on Cushman & Wakefield of Texas, Inc.'s market valuation conclusion of $75 million (which assumed that Dillard's would remain as the anchor store of the mall) as the basis for its upper-end range valuation of the Park Plaza Mall for purposes of determining the potential distribution under the liquidation analysis on December 31, 2003. After deducting the projected mortgage payable at December 31, 2003 of $41.3 million and estimated transaction costs of 3%, Duff & Phelps estimated that the net value of the Park Plaza Mall would be $31.5 million. Duff & Phelps's upper-end range valuation assumed that (1) the lender would approve the sale of the Park Plaza Mall by First Union under the restrictive covenants and requirements of the senior mortgage loan, (2) the buyer would assume the senior mortgage loan of the Park Plaza Mall and the buyer would meet the restrictive conditions for assuming the loan and (3) the Dillard's situation would be resolved favorably by the end of the year.

       For the low-end of the range in its valuation analysis, Duff & Phelps assumed the foreclosure of the Park Plaza Mall by its lender on December 31, 2003 and a zero equity value for the mall. Therefore, the only value attributable to the Park Plaza Mall in the low-end scenario was an amount equal to the net present value of cash flows of $4.3 million generated on the property until December 31, 2003, assuming that the lender would not assert that certain obligations under the senior mortgage loan would become recourse to First Union.

       4. VENTEK INTERNATIONAL, INC.

       Duff & Phelps noted that, although VenTek has been awarded contracts by several different transportation agencies in the State of California since 1996, VenTek has experienced difficulties in the execution of these contracts, leading to delays in completion and delays in the collection of contracted payments.

       In connection with its bid on two of its transit contracts, VenTek was required to post surety bonds to guaranty its performance under those contracts, which are in the amounts of $6.2 million and $5.3 million. First Union guaranteed the surety bonds. While VenTek has made significant progress toward fulfilling its obligations under its transit contracts, there can be no assurance that all contracted work will be completed in a manner that is satisfactory to the contracting agencies, nor that those agencies holding bonds will refrain from calling the amounts due under the posted surety bonds.

       Duff & Phelps's valuation analysis of VenTek was based on two potential future courses of action, based on discussions with VenTek management:
       (1) first, that the transit business would be continued

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       for two more years, until substantial completion of the warranty periods for existing contracts, and then would be discontinued and VenTek's parking business would be sold as a stand-alone entity; or
       (2) alternatively, the entire business would be liquidated at the end of the same two-year period. In both scenarios, the cash flows associated with the operations and ultimate liquidation of VenTek are included as a separate line item in the hypothetical liquidation analysis.

       In preparing its analysis, Duff & Phelps relied on cash flow projections prepared by VenTek's management. Duff & Phelps accepted VenTek management's projections, without independent verification, as representing the best available estimate of cash inflows and outflows that VenTek is expected to incur from September 30, 2001, which represents the most current financial information provided to Duff & Phelps, through the end of calendar year 2003.

       For the six-month period ended June 30, 2002, VenTek's management projected negative cash flows of approximately $160,000. Thus, for the period preceding the initial distribution, VenTek was included in the hypothetical liquidation analysis as a negative value of $160,000 on the low-end, with a break-even value on the high-end.

       For the 18-month period preceding the final distribution, the low-end estimate of value for VenTek was included as the $1.3 million in negative cash flow that VenTek's management projected for the second half of 2002 and all of 2003. The low-end estimate then assumed that VenTek's business would be discontinued after 2003 and then liquidated. The high-end estimate combined the same $1.3 million in negative cash flow with a potential exit value of $3.2 million for a sale of the parking business as a going concern. This value was then reduced by 5% for transaction costs.

       Duff & Phelps estimated the exit value of VenTek at the end of the two-year projection period by applying a market-based valuation multiple to projected 2003 parking revenue. The revenue multiple applied by Duff & Phelps of 1.2 times fiscal year 2003 revenue was derived from an analysis of publicly traded companies engaged in the manufacture and sale of various types of vending machines. While traditional methods of business enterprise valuation focus on measures of profitability rather than revenue, VenTek's current financial reporting does not provide a segregated profitability analysis between its parking and transit business lines. Therefore, Duff & Phelps determined that a revenue multiplier was a reasonable and appropriate approach to the determination of an estimated terminal value.

       Based on the factors discussed above, Duff & Phelps estimated that VenTek's high-end contribution to the liquidation value of First Union was $1.7 million for the period ended December 31, 2003.

       In addition to its own valuation analysis, Duff & Phelps held discussions with representatives of Hamilton Capital Group, which had been retained by First Union between May 2000 and May 2001 to identify a buyer for VenTek. Hamilton Capital Group was unable to identify a buyer for VenTek and received only minimal expressions of interest from the potential buyers who were contacted. Hamilton held discussions with one party, at a very preliminary level, with respect to the potential purchase of VenTek's parking business as a separate business line. While such discussions did not develop into a substantive negotiation and sale process, the potential purchase price that was discussed was within the range of relative value utilized by Duff & Phelps as its terminal value.

       5. HQ GLOBAL PREFERRED STOCK AND WARRANTS

       In May 2001, First Union made an investment of $10 million in HQ Global Holdings, Inc. (referred to in this document as HQ GLOBAL) to purchase
       (1) 245,266 shares of Series A cumulative convertible preferred stock,
       (2) 74,121 Class A warrants, and (3) 35,793 Class B warrants. The convertible preferred stock accrues a 13.5% payment-in-kind dividend that increases on an annual basis. The warrants allow First Union to purchase shares of HQ Global's common stock for a nominal strike price of $0.01 per share.

       At September 30, 2001, HQ Global was in default on certain covenant and payment obligations under its senior secured credit facility and mezzanine financing. As of February 12, 2002, HQ Global

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       management had indicated that HQ Global may be required to seek protection from its creditors under the federal bankruptcy laws if it were unable to reach a resolution with respect to the restructuring of its indebtedness. In March 2002 HQ Global filed a voluntary petition for a Chapter 11 reorganization under the United States Bankruptcy Code.

       Frontline Capital Group is a holding company which holds a majority ownership interest in HQ Global as its primary asset. Frontline's common stock has declined significantly over the past year. As of February 5, 2002, trading in Frontline's common stock closed at $0.08 per share. The 52-week low and high for Frontline's common stock ranged from $0.07 to $14.25 per share. In June 2002 Frontline Capital Group filed a voluntary petition for a Chapter 11 reorganization under the United States Bankruptcy Code.

       Duff & Phelps performed a fundamental valuation analysis of First Union's investment in HQ Global. Duff & Phelps employed two valuation methodologies: (1) a discounted cash flow analysis and (2) a comparable public company analysis. Based on this analysis, Duff & Phelps determined that First Union's investment in HQ Global had only speculative value, if any. For purposes of performing its hypothetical liquidation analysis of First Union, Duff & Phelps has assigned no value to First Union's investment in HQ Global.

       6. ADDITIONAL ACCRUAL FOR PROPOSED TRANSACTION EXPENSES

       Duff & Phelps included an accrual of $2.5 million for legal, financial, and other advisory fees to cover expenses related to an orderly liquidation of First Union.

       7. SENIOR NOTES

       Duff & Phelps's hypothetical liquidation analysis assumes that on June 30, 2002, First Union purchases zero-coupon United States Treasury STRIPS with maturities that match with the scheduled interest payments and principal payments of its senior notes. Based on market conditions as they existed as of the date of Duff & Phelps's opinion, the U.S. Treasury STRIPS purchased to defease the principal portion of its senior notes would cost approximately $12.2 million, and the U.S. Treasury STRIPS purchased to defease the interest portion would cost approximately $1.4 million. The principal portion of the defeasance expense is included as a liability on the balance sheet and the interest portion of the defeasance expense was included in the interim cash flow calculation. Both of these amounts were deducted by Duff & Phelps to determine the initial distribution to common shareholders.

       8. FIRST UNION CONVERTIBLE PREFERRED SHARES

       The net cash available for the initial distribution to the First Union common shareholders was reduced by the amount of the liquidation preference on the First Union convertible preferred shares. The total reduction was calculated as $24.6 million based upon 984,800 First Union convertible preferred shares outstanding with a liquidation preference of $25 per share.

       9. INTERIM CASH FLOW

       Duff & Phelps assumed the final distribution to First Union common shareholders in an orderly liquidation of First Union would not occur until December 31, 2003. Therefore, the hypothetical liquidation analysis included an estimate of interim cash inflows and outflows that First Union would earn during that period. Cash inflows consist of (1) interest income on cash holdings and treasury investments, (2) net cash flow from the operations of the Park Plaza Mall and (3) net cash flow from the operations of Circle Tower (until its assumed sale on June
       2002). Duff & Phelps estimated interest income based upon First Union's projected cash balances and an assumed interest rate of 2%. Duff & Phelps estimated net cash flow from the Park Plaza Mall based upon historical performance, as well as the projections included in the appraisal by Cushman & Wakefield of Texas, Inc. Duff & Phelps estimated net cash flow from Circle Tower based upon historical performance.

       Projected cash outflows include interest payable on the First Union senior notes, consisting of both accrued interest of approximately $835,000 as of June 30, 2002 and defeasance expense of

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       approximately $1.363 million. The projected cash outflows also include accrued dividends on the First Union convertible preferred shares of approximately $1.551 million payable as of June 30, 2002 and general and administrative expenses for internal operations of $624,000 as of June 30, 2002 and $1.331 million as of December 31, 2003. Duff & Phelps's estimates of First Union's general and administrative expenses were based upon estimates provided to Duff & Phelps by First Union management.

       Based on the interim cash flows outlined above, the resulting net interim cash flow was a net outflow of approximately $1.645 million as of June 30, 2002 and a net inflow of approximately $2.801 million as of December 31, 2003. The interim cash flows are incorporated into the hypothetical liquidation analysis to determine the net cash available for distribution to the common shareholders.

   FIRST UNION HISTORICAL TRADING PRICES. Duff & Phelps reviewed historical market prices and trading volume for First Union's publicly held common shares. Duff & Phelps noted that between February 5, 2001 and February 5, 2002, First Union common shares traded at prices ranging from $2.16 to $2.82 per share, with an average closing price of $2.47 per share. Duff & Phelps noted that the average closing price of $2.47 per share represents approximately a 3.1% discount to the $2.55 estimated value of the cash consideration. Duff & Phelps further noted that First Union's daily trading volume between February 5, 2001 and February 5, 2002 ranged from a low of 400 shares to a high of 1,615,500 shares, with an average daily trading volume of 37,578 shares.

   SIGNIFICANT STOCK TRANSACTIONS. Duff & Phelps reviewed the purchase price paid in previous significant sales of First Union common shares. Duff & Phelps noted that on April 30, 2001, before the initial writedown and eventual writeoff of HQ Global, First Union announced that it entered into separate agreements with two significant shareholders providing for the repurchase of its common shares from Apollo Real Estate Investment Fund II, L.P. and Bear Stearns International Limited at a price of $2.375 per share. Duff & Phelps noted that the sale of First Union's common shares at a price of $2.375 per share represents approximately a 2.7% discount to the closing share price of $2.44 on April 30, 2001 and approximately a 6.9% discount to the $2.55 estimated value of the cash consideration.

   Duff & Phelps also noted that between October 4, 2001 and October 15, 2001 First Carolina Investors, Inc. sold 2,034,100 shares of First Union common shares on the open market. The stock price ranged from $2.40 per share to $2.55 per share, with an average price per share of $2.43. Duff & Phelps noted that the $2.43 per share price represents approximately a 4.7% discount to the $2.55 estimated value of the cash consideration.

  CONCLUSION

   Duff & Phelps delivered a written opinion dated February 12, 2002 to the special committee stating that, as of the date of its written opinion and based upon the assumptions made (including assumptions related to the costs, fees and expenses incurred in connection with obtaining any consents relating to the Park Plaza Mall, the assumptions made in connection with its hypothetical liquidation analysis more fully described above under the heading "--Hypothetical Liquidation Analysis" and the assumptions described in the paragraphs below), matters considered and the review described above and in its written opinion, the cash consideration to be received by the First Union common shareholders (other than Gotham Partners and its affiliates) is fair from a financial point of view.

   No company or transaction used in the above analyses is identical to First Union or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

   The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff &

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Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of each analysis in light of each other analysis and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

   In performing its analyses, Duff & Phelps made numerous assumptions with respect to First Union's financial performance, general business and economic conditions and other matters. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which First Union might actually be sold or prices at which any securities may trade at the present time or at any time in the future. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

   Duff & Phelps's opinion is based upon an analysis of the foregoing in light of its assessment of the general economic and financial market conditions, as they can be evaluated by Duff & Phelps, as of the date of its fairness opinion. Events occurring after the date that Duff & Phelps issued its opinion could materially affect the assumptions used in preparing its fairness analysis.

   In connection with its review and analysis and in arriving at its fairness opinion, Duff & Phelps assumed that all information reviewed by it with respect to First Union, Gotham Partners and its affiliates and the proposed transaction is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness analysis and opinion. Furthermore, Duff & Phelps has assumed that there has been no material change in the assets, financial condition, business or prospects of First Union since the date of the most recent financial statements made available to Duff & Phelps.

   Duff & Phelps's opinion does not address the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for First Union or the effect of any other business combination in which First Union might engage.

   Duff & Phelps's opinion does not address First Union's underlying business decision to effect the transaction. Duff & Phelps did not, and was not requested by First Union or any other person to, solicit third party indications of interest in acquiring all or any part of First Union or to make any recommendations as to the form or amount of consideration in connection with the proposed transaction. Duff & Phelps was not asked to opine and does not express any opinion as to (1) the tax consequences of the proposed transaction to First Union, any holder of common shares or any other person,
(2) the realizable value of First Union's common shares, (3) the fairness of any consideration other than the cash consideration, (4) the fairness of the consideration to be received in connection with the proposed transaction by the holders of First Union convertible preferred shares or (5) the fairness of the consideration to be received in connection with the proposed transaction by Gotham Partners and its affiliates.

   As such, the Duff & Phelps's fairness opinion does not constitute a recommendation to First Union shareholders as to whether they should: (1) vote to approve or disapprove the proposed transaction, (2) elect to receive cash in the amount of $0.35 per share or a fraction of the notes with a face value of $0.575 on a per share basis in lieu of $0.35, or (3) exercise their right to subscribe for Gotham Golf Corp common shares. Consequently, Duff & Phelps's analyses as described above should not be viewed as providing any recommendation to First Union's common shareholders with respect to the proposed transaction.

   Duff & Phelps's opinion was one factor taken into consideration by the First Union board of trustees in making its determination to approve the proposed transaction.

FEE ARRANGEMENTS WITH THE SPECIAL COMMITTEE'S FINANCIAL ADVISORS

   Pursuant to an engagement letter (originally dated April 2, 2001 and subsequently amended), First Union paid Libra a retainer of $200,000 in June 2001. On January 7, 2002, the engagement letter with Libra was assigned to Libra Securities. Upon completion of the proposed transaction, First Union will owe Libra Securities a transaction fee of approximately $1.1 million, reduced by the $200,000 previously paid to Libra. First Union has agreed to reimburse Libra and Libra Securities for expenses incurred in performing their services. In addition, First Union has agreed to indemnify Libra and Libra Securities and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling Libra or Libra Securities or any of their respective affiliates against certain liabilities and expenses related to or arising out of Libra's or Libra Securities' engagement and any related transactions.

   Pursuant to an engagement letter effective as of August 7, 2001 (and subsequently amended), First Union paid Duff & Phelps a retainer of $75,000 in August 2001. First Union paid Duff & Phelps an additional $175,000 upon delivery of the fairness opinion. First Union has agreed to reimburse Duff & Phelps for its expenses incurred in performing its services. In addition, First Union has agreed to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses related to or arising out of Duff & Phelps's engagement and any related transactions.

PURPOSE OF THE PROPOSED TRANSACTION

  FIRST UNION

   The purpose of the proposed transaction for First Union, for its board of trustees, and for Mr. Embry, a member of its board of trustees, is to allow First Union shareholders to receive a fair value for their First Union common shares in the near term while satisfying First Union's obligations to the holders of the First Union senior notes and the First Union convertible preferred shares. The First Union board believes that First Union currently suffers from the fact that its remaining assets are not producing substantial income, the impact of the loss of its investment and accrued dividends in HQ Global warrants and preferred stock and uncertainties affecting the valuation of its remaining assets, including the future viability of the Park Plaza Mall and the potential for recovery under its Peach Tree Mall claim. These factors create significant uncertainty regarding First Union's near-term financial performance, which the First Union board believes could continue to adversely affect First Union's stock price.

   First Union and Mr. Embry recommend the proposed transaction at this time as opposed to another time in First Union's history primarily because of the reasons presented above and set forth in "Special Factors--Background of the Proposed Transaction," "--Consideration of the Proposed Transaction" and "--Fairness of the Proposed Transaction." In summary, upon completion of the sale of the six mall properties composing the Marathon Portfolio in 1999, the First Union board reviewed the remaining real estate properties in First Union's portfolio and concluded that they did not comprise a critical mass of any one type of property or geographic concentration enabling First Union to have a significant presence in any market. The board then concluded that the value of First Union common shares was lower than the amount per share that shareholders would realize if First Union were to sell First Union's remaining assets, and engaged Lazard to render advice with respect to a possible dispositive transaction. Upon consummation of the Radiant Asset Sale in March 2001, which consisted of a bulk sale of a significant amount of First Union's remaining real estate assets, the board determined to reconsider its strategic alternatives. In April 2001 the board formed a special committee representing the interests of holders of First Union common shares that were not affiliated with First Union's management or major shareholders in order to reconsider its strategic alternatives.

   By September 2001 the special committee had explored and rejected several alternatives, including a non-liquidating cash distribution or a partial self-tender and a business combination transaction with a third party other than Gotham Partners. The only transactions remaining under consideration by the special committee included a business combination transaction proposed by Gotham Partners or the orderly liquidation of First Union. Given (1) the difficulty of selling First Union's non-liquid assets, (2) the uncertain costs of liquidation (including the negative financial and other consequences that a liquidation might have under the provisions of the Park Plaza Mall mortgage),
(3) the risk of unforeseen expenses and liabilities arising during the liquidation period and (4) the uncertain timing of the final cash distribution, the special committee concluded that the final Gotham proposal would be more favorable to the First Union common shareholders than an orderly liquidation. The Special Committee based its conclusion on the belief that the final Gotham proposal would be substantially more certain of providing a significant amount of cash sooner to the First Union common shareholders. See "Special Factors--Fairness of the Proposed Transaction." As a result, the Special Committee and the Board of Directors have concluded that the proposed transaction would be in the best interests of the shareholders (other than Gotham Partners and its affiliates) at this time.

  GOTHAM PARTNERS AND ITS AFFILIATES

   The purpose of the proposed transaction for the Gotham parties is for Gotham Golf Corp to acquire all of the First Union common shares. Each of the Gotham parties recognizes the substantial risks entailed in a business combination between First Union and Gotham Golf Corp, but believes that First Union could be an attractive long-term investment opportunity for the following reasons:

  . the proposed transaction will have the effect of making Gotham Golf Corp into a publicly traded company with a stable capital base;

  . the proposed transaction would substantially increase Gotham Golf Corp's liquidity and its ability to have access to public capital markets, which, in turn, would facilitate the execution of its business strategy; and

  . after the proposed transaction, Gotham Golf Corp will be able to focus on daily-fee, community golf in the Mid-Atlantic marketplace and, in the belief of the Gotham parties, will be among the largest golf course owner/operators in the United States based on the number of owned and operated golf courses.


   The Gotham parties are undertaking the proposed transaction at this time primarily because First Union determined to conduct its exploration of strategic alternatives at the time and for the reasons set forth in "Special Factors--Background of the Proposed Transaction," "--Consideration of the Proposed Transaction" and "--Gotham Parties' Reasons for the Proposed Transaction and Determination of Fairness." In 1998 Gotham Partners engaged in a proxy contest for control of First Union's board as a result of the prior management's unwillingness to consider a sale of First Union's then-valuable corporate structure and Gotham Partners's and other shareholders's disappointment with the fundamental operational and investment performance of First Union under prior management. Gotham Partners's proxy fight was not intended to ultimately take First Union private. In the midst of the proxy fight, new paired-share REIT legislation was proposed which, when finally enacted in July 1998, eliminated many, if not all, of the benefits associated with First Union's corporate structure, impairing First Union's attractiveness to an acquiror. Subsequently, First Union had difficulty identifying and soliciting attractive transactions, which the Gotham parties believe was due to the diverse and complicated nature of First Union's assets and liabilities and, as a result, their uncertain and/or contingent valuations. By April 2001 it had become apparent to Gotham Partners that, despite First Union's efforts, there were very few, if any, potential acquirors who appeared to be seriously interested in an extraordinary transaction with First Union. Consequently, Mr. Ackman raised for the consideration of Gotham Partners and its affiliates the possibility of exploring the acquisition of First Union. When it was determined that Gotham Partners should explore the acquisition, Mr. Ackman recused himself from meetings of the First Union board where the future strategic direction of First Union and the possibility of an extraordinary transaction were to be discussed. Thereafter, the timing of the bidding process and the acquisition were determined solely by the special committee and its advisors.

EFFECTS OF THE PROPOSED TRANSACTION; PLANS OR PROPOSALS AFTER THE PROPOSED TRANSACTION

  EFFECTS ON FIRST UNION

   First Union is a "real estate investment trust," or "REIT," subject to special tax rules under the Code. Under the REIT rules in the Code, a REIT that meets certain requirements is generally not subject to federal income tax with respect to income it distributes to its shareholders. In order to maintain its status as a REIT, First Union must, among other things, continue to derive its income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets, and its principal assets must be real estate assets. Moreover, its deduction for dividends paid during any taxable year must equal at least 90% of its taxable income for that year, determined without regard to net capital gain or the deduction for dividends paid.

   Even if First Union maintains its qualification as a REIT, it will be subject to federal income tax at regular corporate income tax rates (determined without regard to our deduction for dividends paid) on its taxable income in excess of its deduction for dividends paid. In addition, First Union will be subject to a 100% excise tax on any gain from "prohibited transactions." The term "prohibited transactions" means the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business. The determination of whether a property is held primarily for sale to customers in the ordinary course of a trade or business is inherently factual and, thus, cannot be predicted with certainty. Nevertheless, First Union believes, based on the facts and circumstances, that none of its assets are held for sale to customers in the ordinary course of its trade or business. Accordingly, First Union believes that it will not be subject to the 100% "prohibited transactions" tax.

   First Union expects to continue to qualify as a REIT under the Code until the consummation of the First Union merger. However, no assurance can be given that First Union will not lose or terminate its status as a REIT as a result of unforeseen circumstances. Should First Union lose its status as a REIT, it would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the regular corporate income tax rates with respect to its taxable income, including income from operations and from sales of assets.

   The First Union merger should be treated for federal income tax purposes as if First Union had sold all of its assets to Gotham Golf Corp in exchange for the merger consideration, plus the assumption of any of its liabilities transferred to Gotham Golf Corp, and distributed the merger consideration to its shareholders in complete liquidation. The distribution should, to the extent of its earnings and profits for the taxable year during which the distribution takes place, be treated as dividends paid for purposes of determining First Union's deduction for dividends paid. Since First Union anticipates that the distributions to its shareholders in the First Union merger will exceed its taxable income during the year of the First Union merger and deemed distribution, it anticipates that it will not be subject to federal income tax on any gain realized in connection with the First Union merger.

  EFFECTS ON FIRST UNION SHAREHOLDERS

   Upon consummation of the proposed transaction, all former common shareholders of First Union will receive:

       .  $1.98 in cash;

       . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th (0.0057461) of a debt instrument to be issued by Southwest Shopping Centers, with a face value of $100 (which is an effective price of $60.91 per face value of $100), indirectly secured by First Union's principal real estate assets; and

       . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf Corp common shares.

   Any holders of First Union convertible preferred shares outstanding upon completion of the proposed transaction will receive an equal amount of Gotham Golf Corp convertible preferred shares. The Gotham Golf Corp convertible preferred shares will have substantially identical or improved terms and conditions with respect to Gotham Golf Corp as the First Union convertible preferred shares had with respect to First Union. For a description of these terms, please see "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares" and "Comparison of Shareholder Rights--Convertible Preferred Shares."

   In the merger agreement, First Union represented that, as of February 13, 2002, there were outstanding warrants to purchase 500,000 First Union common shares. Because the current exercise price of the warrants exceeds the cash consideration to be received by shareholders in connection with the proposed transaction, the warrants will have no meaningful economic value as of the effective time of the mergers. For a description of these warrants, see "Special Factors--Treatment of First Union Options and Warrants--Warrants."

   Subsequent to the proposed transaction, First Union's current common shareholders will cease to have ownership interests in First Union or rights as First Union shareholders and, as a result, if the proposed transaction is completed, such shareholders of First Union will not participate in any future earnings, losses, growth or decline in the value of the assets formerly owned by First Union to the extent that they do not participate in the notes offering and subscription rights offering. First Union's net book value was $122.2 million at December 31, 2001 and $111.4 million at June 30, 2002. First Union's net loss before gains on sale of real estate was $0.5 million for the year ended December 31, 2001, and $2.8 million for the six months ended June 30, 2002.

   In the event that they exercise their subscription rights, First Union common shareholders will have an interest in Gotham Golf Corp's net book value, net earnings and equity proportionate to their interest in Gotham Golf Corp common shares. None of the shareholders (other than Gotham Partners and its affiliates) have an obligation to exercise their subscription rights.

   First Union common shares are currently registered under the Exchange Act. As a result of the proposed transaction, the common shares will be delisted from the New York Stock Exchange, the registration of the common shares under the Exchange Act will be terminated, First Union will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common shares will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Additionally, First Union will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing any information with the Securities and Exchange Commission.

   The consideration to be received by holders of First Union common shares and First Union convertible preferred shares in the proposed transaction, including that to be received by members of the First Union board of trustees, could be taxable to such holders for federal income tax purposes. However, as noted by the special committee, a substantial portion of First Union common shareholders would be able to recognize a loss on account of the proposed transaction if they elected to receive the cash consideration because the basis in their First Union common shares was higher than such cash consideration. For a description of the tax consequences of the proposed transaction, see "Special Factors--Material Federal Income Tax Consequences to U.S. Holders" and "--Material Federal Income Tax Consequences to Non-U.S. Holders."

  EFFECTS ON FIRST UNION

   The proposed transaction will have the effect of causing First Union to cease to exist as a legal entity. The subsidiaries of First Union will become subsidiaries of Gotham Golf Corp. First Union Management will become a subsidiary of Gotham Golf Corp and its sole shareholder, the FUMI Share Trust, will be dissolved.

  EFFECTS ON THE FIRST UNION BOARD OF TRUSTEES

   The members of the First Union board of trustees, to the extent that they own First Union common shares and assuming that they do not elect to receive an interest in the notes in lieu of an additional $0.35 per share in cash, will receive the cash and subscription rights to purchase shares of Gotham Golf Corp received by other First Union shareholders. Based on their beneficial ownership of First Union common shares as of February 13, 2002, as reported in "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union," the members of the board of trustees will receive the following:

                                                   MR.          MR.          MR.         MR.        MR.
                                                ACKMAN(1)   ALTOBELLO(2) BERKOWITZ(3) CITRIN(4)   EMBRY(5)
                                              ----------    ------------ ------------ --------- ---------
Cash received upon consummation of the
  proposed transaction ($)................... 13,726,898(6)    22,325      963,441     18,730   4,670,860
Subscription rights received upon
  consummation of the proposed transaction to
  acquire beneficial ownership of Gotham
  Golf Corp common stock at an exercise price
  of $20.00 per share........................    350,474          570       24,599(7)     478     119,256(8)

--------
(1) Based on Mr. Ackman's attributed beneficial ownership of 5,841,233 First Union common shares as of June 30, 2002 (which has been calculated with reference to shares owned or controlled by Gotham Partners and its controlled affiliates). See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of Mr. Ackman's beneficial ownership.
(2) Based on Mr. Altobello's beneficial ownership of 9,500 First Union common shares as of June 30, 2002. See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of Mr. Altobello's beneficial ownership.
(3) Based on Mr. Berkowitz's beneficial ownership of 409,975 First Union common shares as of June 30, 2002. See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of Mr. Berkowitz's beneficial ownership.
(4) Based on Mr. Citrin's beneficial ownership of 7,970 First Union common shares as of June 30, 2002. See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of Mr. Citrin's beneficial ownership.
(5) Based on Mr. Embry's beneficial ownership of 1,987,600 First Union common shares as of June 30, 2002. See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of Mr. Embry's beneficial ownership.
(6) Based on Mr. Ackman's assumed beneficial ownership of 5,841,233 First Union common shares as of June 30, 2002. See "Security Ownership of Trustees and Officers, Certain Beneficial Owners, Controlling Persons and Executive Officers and Directors of Persons Ultimately in Control of First Union" for a full description of all Mr. Ackman's beneficial ownership. Each of Gotham Partners, Gotham Partners III, L.P. and Gotham International will elect to receive its pro rata share of the notes with respect to its First Union common shares.
(7) Of these rights, Mr. Berkowitz would receive rights to acquire 2,196 shares directly and clients of Fairholme Capital Management L.L.C. would receive rights to acquire 22,403 shares.
(8) Of these rights, Mr. Embry would receive rights to acquire 91,776 shares directly and clients of Magten Asset Management Corp. would receive rights to acquire 27,480 shares.

   None of the members of the board of trustees have an obligation to exercise these subscription rights. Upon the contribution by affiliates of Gotham Golf Corp of certain equity interests in Gotham Golf Partners for common shares of Gotham Golf Corp, their ownership of Gotham Golf Corp would be as follows:

                                                           MR.        MR.       MR.     MR.    MR.
                                                          ACKMAN   ALTOBELLO BERKOWITZ CITRIN EMBRY
                                                         ------    --------- --------- ------ -----
Percentage of Gotham Golf Corp shares beneficially owned
  upon full subscription amount(1)......................  58.1%      0.01%      0.6%    0.01%  2.7%
Percentage beneficially owned upon minimum subscription
  amount(2).............................................  90.9%(3)   0.02%      0.9%    0.02%  4.2%

--------
(1) Assumes all holders, including the indicated member of the board of trustees, exercise their subscription rights in full and Gotham Golf Corp issues no additional common stock (except for stock issued in exchange for the contribution of certain equity interests in Gotham Golf Partners by its equity holders) upon completion of the proposed transaction.
(2) Assumes Gotham Golf Corp receives only $10.0 million in subscriptions for its common stock from purchasers unaffiliated with Gotham Partners and, in the case of Mr. Ackman, his affiliates acquire Gotham Golf Corp common shares pursuant to their subscription rights and not pursuant to Gotham Partners's stand-by purchase commitment.
(3) If Gotham Partners were required to purchase all $10.0 million because no other holders exercised their subscription rights, the percentage of Gotham Golf Corp shares beneficially owned by Gotham Partners would be 96.2%. See "The Merger Agreement--Gotham Partners's Commitment to Be a Stand-by Purchaser of Gotham Golf Corp Common Shares."

   To the extent that they exercise their subscription rights, the members of the board of trustees will have an interest in Gotham Golf Corp's net book value, net earnings and equity proportionate to the percentage interests indicated above.

   First Union has represented in the merger agreement that, as of the effective time of the mergers, there will be no outstanding options to purchase First Union securities. Currently, there are 8,000 outstanding options to purchase First Union common shares owned by Mr. Altobello, which Mr. Altobello has agreed to terminate for nominal consideration at the effective time of the merger. For a description of the termination of Mr. Altobello's options, see "Special Factors--Treatment of First Union Options and Warrants--Options."

   At the effective time of the mergers, certain members of the First Union board of trustees will have agreements or arrangements that provide them with interests different from those of other First Union common shareholders. For example, upon consummation of the proposed transaction, Mr. Ackman will serve as chairman of the Gotham Golf Corp board of directors. In addition, Mr. Embry will serve as one of its independent outside directors. For a description of these interests, see "Special Factors--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction."

  EFFECTS ON GOTHAM GOLF CORP AND ITS AFFILIATES

   If the proposed transaction is consummated, Gotham Golf Corp's interest in First Union's equity, net book value and net earnings, after payment of the merger consideration, will equal 100%. Upon consummation of the proposed transaction, Gotham Golf Corp and its affiliates will be entitled to all benefits resulting from such interest, including all income generated by First Union's operations and any future increase in First Union's value. Similarly, Gotham Golf Corp and its affiliates and investors will also bear all the risk of losses generated by First Union's operations and any future decrease in the value of First Union after the consummation of the proposed transaction.

  PLANS OR PROPOSALS AFTER THE PROPOSED TRANSACTION


   Immediately after completion of the proposed transaction, Gotham Golf Partners intends to repay certain loans made by Gotham Partners and its affiliates totaling approximately $21.6 million at December 1, 2002, using the proceeds from the subscription rights offering and/or cash on hand available after the consummation of the proposed transaction. See "Special Factors--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction--Repayment of Debt" for a description of these repayments. Otherwise, Gotham Golf Corp will continue to evaluate all aspects of the business, operations and capitalization of First Union prior to and following the consummation of the proposed transaction and will take such further actions, if any, as it deems appropriate under the circumstances then existing.

   The long-term business goal of Gotham Golf Corp is to increase its intrinsic value per share of the company by growing its free cash flow per share at the highest possible rate. To accomplish this goal, Gotham Golf Corp will seek to maximize cash flows from existing assets, and acquire new golf courses at prices that will allow Gotham Golf Corp to earn high rates of return on invested capital. In addition, Gotham Golf Corp intends to dispose of properties that are outside of its core-market area and reinvest the proceeds from such dispositions in golf courses in its core-market area. A description of the long-term plans of Gotham Golf Corp upon completion of the proposed transaction may be found at "Gotham Golf Corp--Company Overview" and "--Long-Term Business Goal."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

   The following discussion summarizes the material United States federal income tax consequences of the First Union merger to (1) the holders of First Union common shares, (2) the holders of First Union convertible preferred shares, (3) the holders of the First Union senior notes and (4) certain of the parties involved in the First Union merger. Except as noted below, this discussion is limited to United States citizens and residents of the United States who hold their First Union common shares, preferred shares or senior notes as capital assets, as defined in the Internal Revenue Code of 1986, as amended (referred to in this document as the CODE), and does not address all of the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as tax-exempt entities, dealers in securities or foreign currencies, broker-dealers, insurance companies or financial institutions, investors in pass-through entities, persons who acquired First Union common shares through exercise of an employee stock option or otherwise as compensation, and holders that hold First Union common shares or First Union senior notes as part of a hedge, straddle, constructive sale or conversion transaction or whose functional currency is not United States dollars.

   If a partnership holds First Union shares, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners and partnerships holding First Union shares should consult their tax advisors.

   This discussion is not binding on the Internal Revenue Service (referred to in this document as the IRS), and no ruling has been or will be sought from the IRS regarding the tax consequences of the First Union merger. This discussion is based upon the Code, its legislative history, proposed and final Treasury Regulations issued under the Code and administrative and judicial interpretations thereof, each as in effect and available on the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. Due to a lack of definitive judicial or administrative interpretation, substantial uncertainties exist with respect to various tax consequences, as described herein. This discussion does not address the effects of any state, local, or foreign tax laws or any federal tax laws other than federal income tax laws. This discussion assumes that First Union does not now have and, at the effective time of the First Union merger, neither it nor Gotham Golf Corp will have current or accumulated "earnings and profits" for federal income tax purposes. This discussion further assumes that (1) the notes will be treated as debt of Gotham Golf Corp for federal income tax purposes,
(2) a substantial amount of the notes will be issued for cash and so the "issue price" of the notes will be $60.91, and (3) the Redemption Rights are not treated as a term of the notes but rather as separate assets with a zero value. See "The Notes Offering--Tax Considerations Relating to the Notes."

   FIRST UNION URGES ALL HOLDERS OF FIRST UNION COMMON SHARES, FIRST UNION CONVERTIBLE PREFERRED SHARES AND FIRST UNION SENIOR NOTES TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES THAT MAY RESULT FROM THEIR INDIVIDUAL CIRCUMSTANCES AS WELL AS FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE FIRST UNION MERGER.

  EXCHANGE OF FIRST UNION COMMON SHARES WITHOUT EXERCISE OF THE BASIC SUBSCRIPTION PRIVILEGE

   For holders of First Union common shares who do not exercise their basic subscription privilege, the exchange of First Union common shares either for all cash consideration or for cash consideration and one or more notes in the First Union merger will be a taxable transaction for federal income tax purposes. The holders of First Union common shares will recognize gain or loss upon such exchange in an amount equal to the difference, if any, between:

      (A) for holders who receive only cash, the amount of cash received and, for holders who elect to receive notes, the sum of the amount of cash received and the issue price of the notes received in the First Union merger; and

      (B) the holder's aggregate adjusted tax basis in the First Union common shares surrendered.

   The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes," and it is assumed to be $60.91 since a substantial amount of the notes are anticipated to be issued for cash.

   In general, any gain or loss realized by a holder of First Union common shares in the merger will be capital gain or loss. Any capital gain or loss recognized by the holder will be long-term capital gain or loss if the First Union common shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

  EXCHANGE OF FIRST UNION COMMON SHARES WITH EXERCISE OF THE BASIC SUBSCRIPTION PRIVILEGE

   The tax treatment of a holder of First Union common shares that exercises the basic subscription privilege depends upon whether the First Union merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code. The First Union merger will qualify as a reorganization if, among other matters, it satisfies both a "continuity of interest" requirement and a "continuity of business enterprise" requirement.

   For the First Union merger to satisfy the continuity of interest requirement, an adequate percentage of the total value of the consideration paid to all of the holders of First Union common shares and First Union preferred shares must be in the form of either Gotham Golf Corp common shares or Gotham Golf Corp preferred shares. The precise percentage that is necessary to satisfy the continuity of interest requirement is not set forth in the Code, the Treasury Regulations or the case law. The IRS requires at least 50% to issue a favorable ruling on whether a particular transaction qualifies as a reorganization (no such ruling has been or will be sought with respect to the First Union merger). Based on one Supreme Court case, 40% is an approximate level that, if achieved, should be sufficient to satisfy the continuity of interest requirement.

   First Union believes that it is unlikely that the basic subscription privilege with respect to a sufficient number of shares will be exercised such that the continuity of interest requirement will be met. However, the number of First Union common shares with respect to which the basic subscription privilege will be exercised is unknown at this time and First Union cannot be certain that the continuity of interest requirement will not be met. Gotham Golf Corp common shares purchased through the oversubscription privilege are not considered to have been received in the First Union merger and are not counted when computing the aggregate percentage of the total consideration paid to all common and preferred shareholders of First Union that is in the form of either Gotham Golf Corp common shares or Gotham Golf Corp convertible preferred shares. For a discussion of Gotham Golf Corp common shares purchased through the oversubscription privilege, see "Shares Received upon Exercise of the Oversubscription Privilege," below.

   It should be noted that if the notes are determined to be equity of Gotham Golf Corp and not debt of Gotham Golf Corp for tax purposes (as discussed below, see "The Notes Offering--Tax Considerations Relating to the Notes"), that determination would increase the chance that the continuity of interest requirement will be satisfied.

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   The "continuity of business enterprise" requirement will be met if Gotham
Golf Corp either (1) continues to use a "significant portion" of First Union's historic business assets in a business or (2) continues First Union's historic business. In light of First Union's past dispositions of a substantial amount of its business assets and the likelihood of further dispositions of such remaining business assets in the future, it is uncertain whether Gotham Golf Corp can or will comply with the continuity of business requirement. Given the large percentage of First Union's business assets that has already been disposed of, the IRS or a court might conclude that Gotham Golf Corp, following the First Union merger, will neither be using a significant portion of First Union's historic business assets in a business nor continuing First Union's historic business. Such a finding would preclude the First Union merger from satisfying the continuity of business enterprise requirement, and thus would prevent the First Union merger from qualifying as a reorganization. In sum, although there can be no assurance that the First Union merger will fail to qualify as a reorganization, First Union believes that it is not likely that the First Union merger will qualify as a reorganization.

   TAX CONSEQUENCES IF FIRST UNION MERGER FAILS TO QUALIFY AS A
REORGANIZATION. If, as First Union expects, the First Union merger fails to qualify as a reorganization, First Union common shareholders that exercise their basic subscription privilege should be viewed as exchanging First Union common shares for cash, Gotham Golf Corp common shares and, if an election is made to receive notes, the notes, in a taxable exchange. If this is the case, First Union common shareholders that exercise their basic subscription privilege will recognize gain or loss equal to the difference, if any, between:

      (A) the sum of (i) the value of the Gotham Golf Corp common shares received under the basic subscription privilege, (ii) the amount of cash received, and (iii) for First Union common shareholders that elect to receive notes, the issue price of the notes received in the First Union merger, and

      (B) the holder's aggregate adjusted tax basis in the First Union common shares surrendered.

   First Union common shareholders who exercise their basic subscription privilege will have a tax basis in the Gotham Golf Corp common shares received in the First Union merger equal to the fair market value of such shares on the date of the First Union merger. If the holder elects to receive one or more notes, the holder's tax basis in the note or notes will equal the issue price of the notes. The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes." The holder's holding period in both the Gotham Golf Corp common shares and notes, if any, received in the exchange will begin on the day after the First Union merger.

   In general, any gain or loss realized by a holder of First Union common shares in the mergers will be a capital gain or loss. Any capital gain or loss recognized by the holder will be long-term capital gain or loss if the First Union common shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER QUALIFIES AS A
REORGANIZATION. If the First Union merger qualifies as a reorganization, the United States federal income tax consequences to holders of First Union common shares who exercise their basic subscription privilege will be as follows:

  . A holder of First Union common shares will recognize gain (but not loss) on each First Union share in an amount equal to the lesser of:

          (1) the sum of (a) the amount of cash received, and (b) the issue price of the notes received (if any) in the First Union merger, or

          (2) an amount equal to the excess, if any, of (a) the sum of (i) the amount of cash consideration received, (ii) the issue price of the notes received (if any) in the First Union merger and (iii) the fair market value of the Gotham Golf Corp common shares received upon exercise of the basic subscription privilege over (b) the holder's adjusted tax basis in the First Union common shares exchanged. For this purpose, First Union shareholders will generally be required to treat each First Union share exchanged

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       in the merger as exchanged for a combination of either cash and Gotham
       Golf Corp common shares or cash, Gotham Golf Corp common shares and notes, as the case may be, in proportion to the relative fair market values of the consideration received by the shareholder in the First Union merger.

   The issue price of each note received in the First Union merger will be determined in the manner described in "The Notes Offering--Tax Considerations Relating to the Notes." Under most circumstances, a holder's gain will be capital gain and will be long-term capital gain if the holder has held the First Union common shares for more than one year.

  . A holder of First Union common shares will have a tax basis in the Gotham Golf Corp common shares received in the First Union merger equal to the tax basis in the First Union common shares surrendered by that holder (a) reduced by (i) the sum of the amount of cash received and (ii) the issue price of the notes received, if any, in the First Union merger and (b) increased by the amount of gain recognized by such holder, if any, in the First Union merger.

  . The holding period for Gotham Golf Corp common shares received in the First Union merger upon exercise of the basic subscription privilege will, for shareholders that are not required to remit cash to the Paying Agent, include the holding period for First Union common shares surrendered in exchange therefor. Holders of Gotham Golf Corp common shares received in the First Union merger upon exercise of the basic subscription privilege that are required to remit cash to the Paying Agent should consult their tax advisors regarding their holding period in the Gotham Golf Corp common shares received in the First Union merger. The holding period of any notes received will begin on the day after the First Union merger.

  NOTES PURCHASED THROUGH THE SHAREHOLDER NOTE PURCHASE RIGHT

   Regardless of whether the First Union merger qualifies as a reorganization, notes that are purchased through the exercise of the Shareholder Note Purchase Right will not, for tax purposes, be considered to have been received in the First Union merger. A holder's holding period for any such notes will begin on the day after the First Union merger. The tax consequences of holding and disposing of notes purchased through the Shareholder Note Purchase Right are described in "The Notes Offering--Tax Considerations Relating to the Notes."

  SHARES RECEIVED UPON EXERCISE OF THE OVERSUBSCRIPTION PRIVILEGE

   Regardless of whether the First Union merger qualifies as a reorganization, Gotham Golf Corp common shares purchased through the oversubscription privilege will not, for tax purposes, be considered to have been received in the First Union merger. Shareholders purchasing Gotham Golf Corp common shares pursuant to the oversubscription privilege will have a tax basis in such shares equal to the purchase price for such shares and a holding period that will begin on the day after the First Union merger. The tax consequences to non-U.S. holders (as defined below) of owning and disposing of GGC common shares is described below in "--Material Federal Income Tax Consequences to Non-U.S. Holders."

  EXCHANGE OF FIRST UNION CONVERTIBLE PREFERRED SHARES FOR GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES

   The tax consequences to a holder of First Union convertible preferred shares that receives Gotham Golf Corp convertible preferred shares in the First Union merger depends on whether the First Union merger qualifies as a reorganization for tax purposes.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER FAILS TO QUALIFY AS A REORGANIZATION. If, as expected, the First Union merger does not qualify as a reorganization for United States federal income tax purposes, the exchange of First Union convertible preferred shares for Gotham Golf Corp convertible preferred shares will be a taxable transaction. In such a case, holders of First Union convertible preferred shares will recognize gain or loss upon such exchange in an amount equal to the difference, if any, between the fair market value on the date of the

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First Union merger of the Gotham Golf Corp convertible preferred shares received and the holder's aggregate adjusted income tax basis in the First Union convertible preferred shares surrendered. In general, any gain or loss realized by a holder of First Union convertible preferred shares in the First Union merger will be capital gain or loss and, if the shares giving rise to the gain or loss have been held for more than one year, the capital gain or loss will be long-term capital gain or loss. Otherwise, the gain or loss will be short-term. The deductibility of capital losses is subject to limitations under the Code.

   TAX CONSEQUENCES IF THE FIRST UNION MERGER QUALIFIES AS A
REORGANIZATION. If the First Union merger qualifies as a reorganization, the holders of First Union convertible preferred shares will not recognize any gain or loss on the exchange of the First Union convertible preferred shares for Gotham Golf Corp convertible preferred shares. The holders of First Union convertible preferred shares will have a tax basis in the Gotham Golf Corp convertible preferred shares received in the First Union merger equal to the tax basis in the First Union convertible preferred shares surrendered. The holding period for the Gotham Golf Corp convertible preferred shares received in exchange for First Union convertible preferred shares in the First Union merger will include the holding period for First Union convertible preferred shares surrendered in exchange therefor.

  HOLDERS OF FIRST UNION SENIOR NOTES

   If the First Union merger qualifies as a reorganization, holders of First Union senior notes should not recognize any gain or loss in connection with the First Union merger and should continue to be taxed in the same manner as if the First Union merger had not occurred. If the First Union merger fails to qualify as a reorganization, the tax consequences for holders of First Union senior notes are unclear. If the First Union merger fails to qualify as a reorganization and "substantially all" (within the meaning of the applicable Treasury Regulations) of First Union's assets are transferred to Gotham Golf Corp, holders of First Union senior notes should not recognize any gain or loss in connection with the First Union merger and should continue to be taxed in the same manner as if the First Union merger had not occurred. If the First Union merger fails to qualify as a reorganization and less than "substantially all" of First Union's assets are transferred to Gotham Golf Corp, holders of First Union senior notes may be deemed to have exchanged their First Union senior notes for Gotham Golf Corp senior notes in a taxable transaction in which to recognize gain or loss must be recognized. If holders are deemed to have engaged in such a taxable exchange, the Gotham Golf Corp senior notes may be deemed to have been issued with original issue discount with the result that holders may be required to take interest income into account sooner and in greater amounts than would be the case if no such deemed exchange had occurred.

  CONSEQUENCES TO NON-U.S. SHAREHOLDERS

   The federal income tax consequences of the First Union merger for non-U.S. shareholders (that is, shareholders that are non-U.S. holders, as defined in "Special Factors--Material Federal Income Tax Consequences to Non-U.S. Holders") will depend in large part on the application of certain provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, which are inconsistent in their treatment of sales of First Union common shares and distributions by First Union on such shares and unclear in certain respects. In particular, assuming (as First Union expects) that the First Union merger fails to qualify as a reorganization under section 368(a) of the Code, the consequences to non-U.S. shareholders will depend on whether their receipt of the transaction consideration is taxed under the provisions of FIRPTA governing sales of REIT shares or whether their receipt of the transaction consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for federal income tax purposes, the First Union merger will be treated as a sale of assets by First Union followed by a liquidating distribution from First Union to First Union shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. shareholders, and non-U.S. shareholders should consult with their tax advisors regarding the possible application of those provisions.

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   Assuming that the receipt of the transaction consideration by non-U.S.
shareholders is treated as a sale or exchange of First Union common shares for purposes of FIRPTA, a non-U.S. shareholder should not be subject to United States federal income taxation on any gain or loss from the First Union merger unless it recognizes a gain with respect to its shares of First Union common stock (computed in the same manner as for U.S. shareholders) and (a) the gain is effectively connected with a U.S. trade or business of a non-U.S. shareholder, (b) that shareholder is an individual who has been present in the United States for 183 days or more during its taxable year that includes the First Union merger and certain other conditions are satisfied, or (c) that shareholder's First Union common stock constitutes a "United States real property interest" within the meaning of FIRPTA. If a non-U.S. shareholder's common stock constitutes a "United States real property interest" within the meaning of FIRPTA or if the gain from the First Union merger is effectively connected with a U.S. trade or business of the non-U.S. shareholder, that shareholder will be subject to United States federal income tax generally at regular capital gains rates with respect to its gain. In addition, the non-U.S. shareholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. shareholder is an individual who has been present in the United States for 183 days or more during the taxable year that includes the First Union merger and certain other conditions are satisfied, that shareholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify certain of these consequences for a non-U.S. shareholder eligible for treaty benefits, and non-U.S. shareholders should consult with their tax advisors regarding the possible applications of such a treaty.

   A non-U.S. shareholder's common stock will constitute a United States real property interest unless (a) First Union is a "domestically controlled REIT" at the effective time of the First Union merger or (b) that the non-U.S. shareholder never held more than 5% of the total fair market value of First Union common shares outstanding at any time during the shorter of the time that shareholder held First Union common shares or during the five-year period ending on the effective time of the First Union merger. First Union will be a domestically controlled REIT at the effective time of the First Union merger if non-U.S. shareholders held less than 50% of the value of the First Union common shares outstanding at all times during the five-year period ending with the effective time of the First Union merger. Based on the record ownership of First Union common shares and on certain transfer restrictions in First Union's declaration of trust intended to preserve First Union's status as a domestically controlled REIT, First Union believes that it is a domestically controlled REIT as of the date hereof, but no assurances can be given that the actual ownership of First Union common shares has been or will be sufficient for First Union to qualify as a domestically controlled REIT at the effective time of the First Union merger.

   The tax treatment of non-U.S. shareholders described above assumes that the receipt of their portion of the transaction consideration will be treated as a sale of their First Union common shares for purposes of FIRPTA. As noted above, non-U.S shareholders' receipt of the transaction consideration could be taxed under special provisions of FIRPTA governing distributions from REITs. Those provisions provide that distributions from REITs are treated as gain that is effectively connected with a U.S. trade or business to the extent that the distributions are attributable to gain from the sale of United States real property interests by the REIT. If those provisions apply and First Union has, as of the date of the First Union merger, recognized gain from the sale of United States real property interests, non-U.S. shareholders would be subject to tax at regular capital gain rates on their share of First Union's gain on United States real property interests and also could be subject to alternative minimum tax and, in the case of non-U.S. corporations, the 30% branch profits tax.

   Irrespective of whether a non-U.S. shareholder's federal income tax liability is determined under the provisions of FIRPTA relating to sales of shares or the provisions relating to distributions from REITs, any portion of the consideration paid in the First Union merger to a non-U.S. shareholder will be subject to U.S. income tax withholding at the rate of 10% of the consideration received by the non-U.S. shareholder if the non-U.S. shareholder's First Union common stock constitutes a United States real property interest. Because of the difficulties of proving that a particular non-U.S. shareholder's common stock does not constitute a United States real property interest, non-U.S. shareholders should anticipate that 10% of their portion of the consideration paid in the First Union merger may be withheld and paid over to the IRS. A non-U.S. shareholder may be entitled to a

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refund or credit against the shareholder's United States federal income tax liability with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

   The foregoing description assumes that the First Union merger fails to qualify as a reorganization. If the First Union merger qualifies as a reorganization, the tax consequences for non-U.S. shareholders under FIRPTA and related withholding tax rules could differ materially than those described above. Non-U.S. shareholders are encouraged to consult their tax advisors regarding the application of such rules.

  BACKUP WITHHOLDING

   Under the United States federal backup withholding rules, unless an exemption applies, the Paying Agent will be required to and will withhold 30% of the gross proceeds payable to a holder of First Union common shares in the First Union merger, unless the holder provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding rules. Each holder of First Union common shares should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be returned to the Paying Agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

  ADDITIONAL INFORMATION

   Gotham Golf Corp intends to make available to former holders of First Union common shares and preferred shares additional information following the First Union merger that relates to the qualification of the First Union merger as a reorganization.

  TAX CONSEQUENCES TO CERTAIN OF THE PARTIES INVOLVED IN THE FIRST UNION MERGER.

   FIRST UNION First Union is a "real estate investment trust," or "REIT," subject to special tax rules under the Code. Under the REIT rules in the Code, a REIT that meets certain requirements is generally not subject to federal income tax with respect to income it distributes to its shareholders. In order to maintain its status as a REIT, First Union must, among other things, continue to derive its income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets, and its principal assets must be real estate assets. Moreover, its deduction for dividends paid during any taxable year must equal at least 90% of its taxable income for that year, determined without regard to net capital gain or the deduction for dividends paid.

   Even if First Union maintains its qualification as a REIT, it will be subject to federal income tax at regular corporate income tax rates (determined without regard to our deduction for dividends paid) on its taxable income in excess of its deduction for dividends paid. In addition, First Union will be subject to a 100% excise tax on any gain from "prohibited transactions." The term "prohibited transactions" means the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business. The determination of whether a property is held primarily for sale to customers in the ordinary course of a trade or business is inherently factual and, thus, cannot be predicted with certainty. Nevertheless, First Union believes, based on the facts and circumstances, that none of its assets are held for sale to customers in the ordinary course of its trade or business. Accordingly, First Union believes that it will not be subject to the 100% "prohibited transactions" tax.

   First Union expects to continue to qualify as a REIT under the Code until the consummation of the First Union merger. However, no assurance can be given that First Union will not lose or terminate its status as a REIT as a result of unforeseen circumstances. Should First Union lose its status as a REIT, it would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the regular corporate income tax rates with respect to its taxable income, including income from operations and from sales of assets.

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   The mergers should be treated for federal income tax purposes as if First
Union had sold all of its assets to Gotham Golf Corp in exchange for the merger consideration, plus the assumption of any of its liabilities transferred to Gotham Golf Corp, and distributed the merger consideration to its shareholders in complete liquidation. The distribution should, to the extent of its earnings and profits for the taxable year during which the distribution takes place, be treated as dividends paid for purposes of determining First Union's deduction for dividends paid. Since First Union anticipates that the distributions to its shareholders in the First Union merger will exceed its taxable income during the year of the First Union merger and deemed distribution, it anticipates that it will not be subject to federal income tax on any gain realized in connection with the First Union merger.

   GOTHAM GOLF CORP. Gotham Golf Corp is a newly formed Delaware corporation. In the First Union merger, First Union will merge with and into Gotham Golf Corp with Gotham Golf Corp as the surviving entity. Concurrent with the mergers, Gotham Partners, its controlled affiliates, and the other Gotham Golf Partners equity holders, will contribute (referred to in this proxy statement-prospectus as the CONTRIBUTION) their respective partnership interests in Gotham Golf Partners to Gotham Golf Corp in exchange for Gotham Golf Corp common shares. The Contribution and the mergers will be non-taxable to Gotham Golf Corp.

   GOTHAM GOLF PARTNERS, L.P. As part of the Contribution, certain partners of Gotham Golf Partners will contribute their respective partnership interests in Gotham Golf Partners to Gotham Golf Corp in exchange for common shares. Gotham Golf Partners is a partnership for federal income tax purposes. A partnership is a pass-through entity for federal income tax purposes and is not subject to federal income tax. All items of income, gain, loss and deductions of Gotham Golf Partners will pass-through to, and will be taken into account by, the partners. Accordingly, the contribution of the interests in Gotham Golf Partners is not a taxable event for Gotham Golf Partners. The Contribution and the First Union merger, taken together, are expected to qualify as a tax-free incorporation transaction in which the contributors do not recognize gain or loss. Accordingly, the partners of Gotham Golf Partners are generally not expected to recognize any gain or loss except that income or gain (but not loss) may result from the application of special tax rules that may apply based on particular tax circumstances. To the extent that 50% or more of the interests in Gotham Golf Partners are or have been exchanged within a one year period, the partnership will terminate for tax purposes and will simultaneously reform as a new partnership. This event will cause a renewal of accounting methods and elections but will not be a taxable event to Gotham Golf Partners or its partners.

   FLORIDA GOLF PROPERTIES, INC. FGPI is the sole general partner of Gotham Golf Partners. FGPI is an S corporation for federal income tax purposes. As such, FGPI is essentially a pass-through entity for federal income tax purposes and generally is not subject to federal income tax. Generally, all items of income, gain, loss and deductions of Gotham Golf Partners will pass-through to FGPI and then through FGPI to the shareholders of FGPI, where it will be taken into account by the shareholders. Generally, the shareholders of FGPI are not expected to recognize any gain for federal income tax purposes as a result of the mergers, except that income or gain (but not loss) may result from the application of special tax rules that may apply based on its particular tax circumstances.

   GOTHAM PARTNERS. Gotham Partners owns common shares of First Union and is a limited partner of Gotham Golf Partners. As a partnership, Gotham Partners is a pass-through entity for federal income tax purposes and is not subject to federal income tax. All income, gain, loss and deductions of Gotham Partners will pass-through to, and will be taken into account by, the partners. Accordingly, the federal income tax consequences of the mergers applicable to stockholders of First Union will generally pass-through to the partners of Gotham Partners. In addition, the federal income tax consequences of Gotham Golf Partners will generally also pass-through to Gotham Partners and then through Gotham Partners to, and be taken into account by, the partners of Gotham Partners.

   GOTHAM PARTNERS III, L.P. Gotham Partners III, L.P. owns common shares of First Union and is a limited partner of Gotham Golf Partners. As a partnership, Gotham Partners III, L.P. is a pass-through entity for federal income tax purposes and is not subject to federal income tax. All income, gain, loss and deductions of the

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partnership will pass-through to, and will be taken into account by, the partners. Accordingly, the federal income tax consequences applicable to stockholders of First Union will generally pass-through to the partners of Gotham Partners III, L.P. In addition, the federal income tax consequences of Gotham Golf Partners will generally also pass-through to Gotham Partners III, L.P., and then through Gotham Partners III, L.P. to, and be taken into account by, the partners of Gotham Partners III, L.P.

   SECTION H PARTNERS, L.P. Section H Partners, L.P. is the sole general partner of Gotham Partners and Gotham Partners III, L.P. As a partnership, Section H Partners, L.P. is a pass-through entity for federal income tax purposes and is not subject to federal income tax. All income, gain, loss and deductions of the partnership will pass-through to, and will be taken into account by, the partners. Accordingly, the federal income tax consequences applicable to Gotham Partners and Gotham Partners III, L.P. will generally pass-through Section H Partners, L.P. to, and be taken into account by, the partners of Section H Partners, L.P.

   KARENINA CORP. Karenina Corp. is the general partner of Section H Partners, L.P. Section H Partners, L.P. is the sole general partner of Gotham Partners and Gotham Partners III, L.P. Gotham Partners holds common shares of First Union and is a limited partner of Gotham Golf Partners. Karenina Corp. is an S corporation for federal income tax purposes. As such, Karenina Corp. is essentially a pass-through entity for federal income tax purposes and generally is not subject to federal income tax. Generally, all items of income, gain, loss and deductions of Karenina Corp will pass-through to, and will be taken into account by, William A. Ackman, the sole shareholder of Karenina Corp. Accordingly, the federal income tax consequences applicable to Section H Partners, L.P. and the federal income tax consequences applicable to stockholders of First Union will generally pass-through Karenina Corp. to, and be taken into account by, William A. Ackman.

   DPB CORP. DPB Corp. is a partner in Section H Partners, L.P. DPB Corp. is an S corporation for federal income tax purposes. As such, the DPB Corp. is essentially a pass-through entity for federal income taxes and generally is not subject to tax. All items of income, gain, loss and deductions of Section H Partners, L.P will generally pass-through to DPB Corp. and through DPB Corp. to, and will be taken into account by, the shareholders of DPB Corp.

   GOTHAM HOLDINGS II, L.L.C. Gotham Holdings II, L.L.C. is a limited liability company that holds common shares of First Union. Gotham Holdings II, L.L.C. is a partnership for federal income tax purposes. Accordingly, Gotham Holdings II, L.L.C. is a pass-through entity for federal income tax purposes and is not subject to federal income tax. All income, gain, loss and deductions of Gotham Holdings II, L.L.C will pass-through to, and will be taken into account by, the owners of Gotham Holdings II, L.L.C. Accordingly, the federal income tax consequences applicable to stockholders of First Union will generally pass-through to the owners of Gotham Holdings II, L.L.C.

   WILLIAM A. ACKMAN. William A. Ackman is the sole shareholder of Karenina Corp., an S corporation. Mr. Ackman, through his ownership of Karenina Corp., is an indirect owner of Gotham Partners and Gotham Partners III, L.P. Accordingly, the federal income tax consequences applicable to Karenina Corp., Gotham Partners and Gotham Partners III, L.P. will generally pass-through to, and be taken into account by, Mr. Ackman, as the sole shareholder of Karenina Corp. Therefore, the federal income tax consequences of the First Union merger applicable to stockholders of First Union are applicable to Mr. Ackman and the federal income tax consequences of the Contribution are applicable to Mr. Ackman.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following is a general discussion of material United States federal income and estate tax considerations with respect to the ownership and disposition of Gotham Golf Corp common shares applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

  .   a citizen or resident of the United States;

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  .   a corporation created or organized in the United States or under the laws of the United States or of any state;

  . an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  . a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

   This discussion is based on current provisions of the Code, proposed and final Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that a non-U.S. holder holds Gotham Golf Corp common shares as a capital asset as defined in the Code. This discussion does not address all aspects of United States federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of United States state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the United States federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships, owners of more than 5% of Gotham Golf Corp's common shares and certain United States expatriates). Accordingly, prospective investors are urged to consult with their own tax advisor regarding the United States federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of Gotham Golf Corp common shares.

  DIVIDENDS

   In general, dividends paid to a non-U.S. holder will be subject to United States withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with a United States trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to United States withholding tax if the non-U.S. holder files certain forms, including IRS Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or a lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

  GAIN ON SALE OR OTHER DISPOSITION OF GOTHAM GOLF CORP COMMON SHARES

   In general, a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the holder's shares of Gotham Golf Corp common shares unless:

  . the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation) and the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis;

  . the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

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  .   the non-U.S. holder is subject to tax pursuant to the provisions of the
      Code regarding the taxation of United States expatriates; or

  . Gotham Golf Corp is a United States real property holding corporation (referred to in this document as a USRPHC) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period. If Gotham Golf Corp is or was to become a USRPHC at any time during this period, generally gains realized upon a disposition of Gotham Golf Corp common shares by a non-U.S. holder that did not directly or indirectly own more than 5% of the Gotham Golf Corp common shares outstanding during this period would not be subject to United States federal income tax, provided that Gotham Golf Corp common shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). Gotham Golf Corp believes that, in the event its common shares qualify for listing, Gotham Golf Corp common shares will be treated as regularly traded on an established securities market during any period in which they are listed on the AMEX. While not entirely free from doubt, Gotham Golf Corp believes that it will be a USRPHC following the First Union merger. Non-U.S. holders that own more than 5% of the Gotham Golf Corp common shares outstanding during the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period are encouraged to consult their tax advisors regarding the potential application of the Foreign Interest in Real Property Tax Act to a disposition by them of Gotham Golf Corp common shares.

  ESTATE TAX

   Gotham Golf Corp common shares that are owned or treated as owned by an individual that is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to United States federal estate tax.

  BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

   Gotham Golf Corp must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S holder resides or is established.

   United States backup withholding tax is imposed at the rate of up to 30% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements. Under the Treasury Regulations, the payment of proceeds from the disposition of shares of Gotham Golf Corp common shares to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalty of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of Gotham Golf Corp common shares to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of Gotham Golf Corp common shares paid to or though a non-U.S. office of a broker that is:

  .   a United States person;

  . a "controlled foreign corporation" for United States federal income tax purposes;

  . a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business; or

  . a foreign partnership if at any time during its tax year (a) one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or
      (b) the foreign partnership is engaged in a United States trade or business, information reporting (but

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      not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

   THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR YOUR INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER OF GOTHAM GOLF CORP COMMON SHARES SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF GOTHAM GOLF CORP COMMON SHARES.

TREATMENT OF FIRST UNION OPTIONS AND WARRANTS

  OPTIONS

   Currently, there are 8,000 outstanding options to purchase First Union common shares. All of these options were granted in connection with First Union's 1999 Share Option Plan for trustees, and all are owned by Daniel J. Altobello, a First Union trustee. Mr. Altobello has executed a letter agreement allowing and instructing First Union to terminate and cancel his options for nominal consideration, effective as of the effective time of the mergers. Moreover, First Union has represented in the merger agreement that, as of effective time of the mergers, there will be no outstanding options to purchase First Union securities.

  WARRANTS

   In the merger agreement, First Union represented that, as of February 13, 2002, there were outstanding warrants to purchase 500,000 First Union common shares. The current exercise price of the warrants is $8.57. In other words, each warrant entitles its holder to purchase one First Union common share at a purchase price of $8.57. The warrants were issued pursuant to an agreement (referred to in this document as the WARRANT AGREEMENT) by and among First Union and Enterprise Asset Management Company, Inc., dated November 2, 1998. The warrant agreement provides that, upon a merger of First Union with another entity, the warrants shall thereafter be exercisable into the consideration deliverable upon the exercise of the warrants had the holder of the warrants exercised them immediately prior to the merger. Because the current exercise price of a warrant is $8.57 per First Union common share and the maximum cash consideration is $2.33 per common share, the warrants will have no meaningful economic value as of the effective time of the mergers.

FINANCING; SOURCE AND AMOUNT OF FUNDS

   In the proposed transaction, First Union common shareholders will receive up to $2.33 in cash for each of their First Union common shares if they elect to receive the all-cash consideration. If all First Union common shareholders elect to receive the all-cash consideration, the total cash consideration would be approximately $81.1 million.

   First Union will fund, by cash, cash equivalents and U.S. Treasury Bills on hand, $1.98 of the $2.33 cash merger consideration per share. The remainder $0.35 in cash per share will be funded by the proceeds of the issuance of the notes of Southwest Shopping Centers. As explained in "The Merger Agreement--Gotham Partners Note Purchase and the Post-Closing Note Redemption," Gotham Partners will purchase from Southwest Shopping Centers any notes that are declined by the other First Union common shareholders in the proposed transaction. The proceeds from this sale, as well as the proceeds from any other sale of the notes in the proposed transaction, will fund $0.35 of the cash consideration per First Union common share. In purchasing the notes, Gotham Partners will use its cash and cash equivalents on hand.

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   The following table summarizes the source of funds and the use of proceeds in the First Union merger:

Sources of Funds (in thousands)
   Cash, Cash Equivalents and U.S. Treasury Bills of First Union.......................... $68,916
   Proceeds from the Sale of Notes........................................................  12,182
                                                                                           -------
       TOTAL.............................................................................. $81,098
                                                                                           =======

Use of Proceeds (in thousands)
   Cash Payment if all First Union common shareholders elect the all-cash alternative..... $81,098
                                                                                           -------
       TOTAL.............................................................................. $81,098
                                                                                           =======

   The part of the cash consideration that will be funded by First Union will equal up to 64.5% of First Union's cash, cash equivalents and U.S. Treasury Bills on hand.

INTERESTS OF FIRST UNION TRUSTEES, OFFICERS AND RELATED PARTIES IN THE PROPOSED TRANSACTION

   In considering the recommendation of the First Union board of trustees to vote to approve the merger agreement and the proposed transaction, First Union common shareholders should be aware that members of the First Union board and related parties in the proposed transactions have agreements or arrangements that provide them with interests that differ from those of other First Union common shareholders. For a description of the relationship between Gotham Partners and First Union, see "--Background of the Proposed Transaction."

  GOTHAM PARTNERS'S INVOLVEMENT WITH GOTHAM GOLF PARTNERS

   Gotham Partners and its affiliates own collectively a 61.3% limited partnership interest and a 57.2% supplemental residual partnership interest in Gotham Golf Partners. Mr. Ackman and David P. Berkowitz, who are affiliates of Gotham Partners, serve as of two of Gotham Golf Partners's four-member executive committee.

  REPAYMENT OF DEBT

   Gotham Partners and its affiliates made loans to Gotham Golf Partners in the principal amounts of $3.2 million in 2000 and $5.3 million in 2001. Gotham Partners will be a significant shareholder of Gotham Golf Corp and an affiliate of Mr. Ackman and David P. Berkowitz, who are members of Gotham Golf Partners's executive committee. These loans accrued interest at an annual rate of 30%, required the payment of 5% of the principal as a loan placement fee and were originally due on December 11, 2001. In December 2001, the terms of these loans were modified so that the loans accrued interest at an annual effective interest rate of 25.3% from the date of the original loan, required the payment of 5% of the principal amount as a loan placement fee and extended the due date of the loans to January 3, 2003. As of December 31, 2001, the total amount of the outstanding principal and accrued interest of these loans was $10.6 million.

   Gotham Partners or its affiliates made additional loans to Gotham Golf Partners in the principal amounts of $4.2 million in January 2002, $1.6 million in March 2002 and $1.1 million in April 2002. Gotham Golf Partners used part of the proceeds of the January 2002 loan to reduce a $4.0 million loan outstanding owed by it to a third party. The loans from Gotham Partners or its affiliates to Gotham Golf Partners bear interest at an annual rate of 25.3%, require the payment of 5% of the principal amount as a loan placement fee and are due upon demand.


   Immediately after the completion of the proposed transaction, Gotham Golf Partners intends to repay the outstanding principal and accrued interest on all loans from Gotham Partners or its affiliates, which payment is expected to total approximately $21.6 million, assuming a closing date of December 1, 2002. Some or all of the proceeds from the subscription rights offering and/or cash on hand available after the proposed transaction could be used to make this payment.


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  RELEASE OF COLLATERAL PLEDGED BY GOTHAM PARTNERS


   In connection with the completion of the proposed transaction, Gotham Golf Partners has agreed to obtain the release of all collateral pledged by Gotham Partners to any entity prior to such completion. Currently, the only collateral pledged by Gotham Partners is $3.0 million pledged as collateral pursuant to an agreement, dated December 7, 2001, between Gotham Partners and First Union National Bank relating to Gotham Golf Partners's former Miami National golf course, and $1.5 million in cash and 78,500 shares of common stock of LandAmerica Financial Group pledged as collateral pursuant to an agreement, dated October 16, 2000, between Gotham Partners and Wachovia Bank relating to Gotham Golf Partners's Monroe Valley golf course.


  GOTHAM GOLF CORP BOARD OF DIRECTORS

   Mr. Ackman, the current chairman of the First Union board of trustees and an affiliate of Gotham Partners, is the Chairman of the Gotham Golf Corp board of directors and a member of Gotham Golf Partners's Executive Committee.

   In addition, upon completion of the proposed transaction, Talton R. Embry, a current member of the First Union board of trustees, will become a member of the Gotham Golf Corp board of directors. As such, Mr. Embry will be entitled to the fees and benefits to which directors of Gotham Golf Corp will be entitled.

   Other than Mr. Ackman and Mr. Embry, no trustee or executive officer of First Union has an interest in the proposed transaction, other than solely in connection with their ownership of First Union common shares. As of February 13, 2002, the trustees and executive officers of First Union beneficially owned 10,802,818 First Union common shares including stock options exercisable within 60 days of that date, representing approximately 31.04% of the outstanding First Union common shares.

  EMPLOYEE STOCK OPTIONS AND RESTRICTED SHARES

   Pursuant to the merger agreement, First Union has represented that there will be no options outstanding pursuant to First Union stock-based compensation plans at the Effective Time.

  INDEMNIFICATION AND INSURANCE

   The merger agreement provides that, upon completion of the proposed transaction, Gotham Golf Corp will, to the fullest extent permitted by law, honor all of First Union's and First Union Management's obligations to indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of First Union, its affiliates (including First Union Management), and its subsidiaries, against any costs or expenses arising out of or relating to any action or omission occurring before or after the effective time of the mergers arising out of or pertaining to the proposed transaction.

   The merger agreement also provides that, at or upon completion of the proposed transaction, Gotham Golf Corp will cause to be maintained, for a period of at least three years after completion of the proposed transaction, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by First Union, or policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the proposed transaction.

  CERTAIN OTHER RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

   See "Certain Relationships and Related-Party Transactions" for a description of other relationships of parties in the proposed transaction, and a description of the transaction between and among them in connection with the proposed transaction.

NO DISSENTERS' RIGHTS OR APPRAISAL RIGHTS

   Under Ohio law, neither holders of First Union common shares nor holders of First Union convertible preferred shares have dissenters' rights to receive payment for their holdings as a result of the proposed transaction.

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                             THE MERGER AGREEMENT


   The following is a summary of the material terms and provisions of the merger agreement. The summary is qualified in its entirety by the merger agreement and Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the merger agreement, copies of which are attached to this proxy statement-prospectus as Appendix A, B, C and D, respectively, and are incorporated herein by reference. You are urged to read the full text of the merger agreement, including Amendments No. 1, No. 2 and No. 3 to the merger agreement.


STRUCTURE AND EFFECTIVE TIME

   The merger agreement provides for two separate mergers, in each case subject to the terms and conditions of the merger agreement: (1) the merger of First Union and Gotham Golf Corp, with Gotham Golf Corp as the surviving entity (such merger referred to in this document as the FIRST UNION MERGER) and (2) the merger of GGC Merger Sub and First Union Management, with First Union Management as the surviving entity (such merger referred to in this document as the SUB MERGER). Together, the First Union merger and the Sub merger are referred to in this document as the MERGERS. Upon completion of the mergers, Gotham Golf Corp will continue as the surviving entity and First Union's separate existence will cease, and First Union Management will become a wholly owned subsidiary of Gotham Golf Corp.

   The mergers will become effective at the time that the certificates of merger (or other documents required to be filed pursuant to applicable state law) are filed with the Secretaries of State of Delaware and Ohio (or at a later time if agreed to by the parties and specified in the certificates of merger).

   Concurrently with the effective time of the mergers, Gotham Partners and its controlled affiliates, as well as other Gotham Golf Partners equityholders, will contribute (i) their respective limited partnership interests in Gotham Golf Partners to Gotham Golf Corp and (ii) their respective general partnership interests in Gotham Golf Partners to Gotham Golf Corp by directly transferring such interest to a wholly owned subsidiary and limited liability company of Gotham Golf Corp, each in exchange for Gotham Golf Corp common shares. This contribution of equity interests is referred to in this document as the CONTRIBUTION. As a result of the contribution, Gotham Golf Corp will directly and indirectly own 92.5% of the equity interests in Gotham Golf Partners, including 100% of the general partnership interests in Gotham Golf Partners, which will be held by a wholly owned subsidiary and limited liability company of Gotham Golf Corp. Current management of Gotham Golf Partners will own the remaining 7.5% of the equity interests in Gotham Golf Partners. All of the Gotham Golf Partners equity interests will be convertible into Gotham Golf Corp common shares (see "Gotham Golf Corp--Third Amended and Restated Limited Partnership Agreement of Gotham Golf Partners"). On account of the contribution, Gotham Partners and its controlled affiliates, as well as the other Gotham Golf Partners equityholders participating in the contribution, will own approximately 52.55% (and will beneficially own approximately 54.5%, including Gotham Golf Corp common shares into which Gotham Golf Partners equity units will be convertible) of the Gotham Golf Corp common shares, assuming for purposes of this calculation that the First Union common shareholders fully exercise their subscription rights to receive Gotham Golf Corp common shares and that no other equity of Gotham Golf Corp will be issued on or prior to the effective time of the mergers.

   The parties to the proposed transaction intend to complete the mergers, contribution and the other transactions contemplated by the merger agreement as promptly as practicable, subject to the satisfaction of all of the closing conditions in the merger agreement (including, among other things, the receipt of the requisite approval of the common shareholders and all requisite regulatory clearances).

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MERGER CONSIDERATION

   The merger agreement provides that each First Union common share outstanding immediately prior to the effective time of the mergers will be converted at the effective time of the mergers into the right to receive the following (which, in the aggregate, are referred to in this document as the MERGER CONSIDERATION):

  .   $1.98 in cash;

  . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th (0.0057461) of a debt instrument (referred to in this document as the NOTE), with a face value of $100 (which equates to $0.575 per First Union common share), indirectly secured by First Union's principal real estate assets (your effective price would be $60.91 for each note); and

  . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase Gotham Golf Corp common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf Corp common shares. The offering of Gotham Golf Corp common shares is subject to increase, as described in further detail below in "--Over-Allotment Right and the Offering of Additional Gotham Golf Corp Common Shares."

   The aggregate potential cash payment for each First Union common shares is referred to in this document as the CASH MERGER CONSIDERATION. If common shareholders fail to make an affirmative election with respect to the type of consideration that they would prefer, they will receive by default only the cash consideration and the subscription rights to which they are entitled. Detailed descriptions of the election procedures can be found in the section below entitled "Election and Payment Procedures." A summary description of these provisions can be found below in "--The Subscription Rights" and "--The Notes."


   The merger agreement provides that, in the event that the proposed transaction is not completed by August 31, 2002, part of the cash merger consideration per First Union common share (the cash merger consideration of $2.33) will be increased thereafter by 6% per annum unless (1) as of August 31, 2002, Gotham Partners, Gotham Golf Partners, Gotham Golf Corp, Sub and the other entities participating in the contribution have complied with their respective obligations under the merger agreement or (2) if such entities have not so complied, such noncompliance is primarily due to the failure of First Union and its affiliates to comply with their respective obligations under the merger agreement. First Union has determined that, as of August 31, 2002, such entities had complied with their obligations under the merger agreement, and, accordingly, there will not be any increase in the cash merger consideration as a result of this provision.


ADJUSTMENT TO THE MERGER CONSIDERATION

   The merger agreement provides that, at any time prior to the effective time of the mergers, if (1) any required consents, approvals or similar clearances with respect to the notes cannot be obtained by First Union and/or Gotham or Gotham Golf Corp (directly or by and on behalf of each of their respective affiliates) or (2) the issuance of notes in connection with the transactions contemplated by the merger agreement will materially delay the completion of those transactions (other than the issuance of notes), then, in each case the merger consideration will be adjusted to eliminate the issuance of the notes or the ability for holders of First Union common shares to elect to receive notes in lieu of part of the cash consideration. In the event that the notes are no longer part of the merger consideration, any commitments on the part of Gotham Partners relating to the notes will no longer be required or effective.

EFFECT OF PROPOSED TRANSACTION ON OTHER SECURITIES OF FIRST UNION

   Each of First Union's outstanding securities will be affected by the proposed transaction. These securities include First Union convertible preferred shares, 8.875% senior notes due September 15, 2003 (referred to in this document as the FIRST UNION SENIOR NOTES), options and warrants.

  . FIRST UNION CONVERTIBLE PREFERRED SHARES. Subject to the existing rights of the First Union convertible preferred shares, the merger agreement provides that each First Union convertible preferred share

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

      outstanding immediately prior to the effective time of the mergers will be converted at the effective time into the right to receive a Gotham Golf Corp convertible preferred share that has substantially identical rights to the First Union convertible preferred share. The Gotham Golf Corp convertible preferred shares have certain additional features such as additional conversion rights and voting features that are described in greater detail in "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares--Voting Rights," and Gotham Golf Corp has applied to list the Gotham Golf Corp convertible preferred shares (along with the Gotham Golf Corp common shares) on the AMEX.

  . SENIOR NOTES. The merger agreement provides that each First Union senior note outstanding immediately prior to the effective time will remain outstanding, but that Gotham Golf Corp will execute a supplemental indenture, effective as of the effective time of the mergers, wherein Gotham Golf Corp will assume the debt obligations evidenced by the First Union senior notes.

  . OPTIONS. In the merger agreement, First Union represented that there will be no outstanding options to purchase First Union securities as of the effective time. Currently, there are 8,000 outstanding options to purchase First Union common shares. All of these options were granted in connection with First Union's 1999 Share Option Plan for trustees, and all are owned by Daniel J. Altobello, a First Union trustee. Mr. Altobello has executed a letter agreement allowing and instructing First Union to terminate and cancel his options for nominal consideration, effective as of the effective time of the mergers.

  . WARRANTS. In the merger agreement, First Union represented that, as of February 13, 2002, there were outstanding warrants to purchase 500,000 First Union common shares. The current exercise price of the warrants is $8.57. In other words, each warrant entitles its holder to purchase one First Union common share at a purchase price of $8.57. The warrants were issued pursuant to an agreement (referred to in this document as the WARRANT AGREEMENT) by and among First Union and Enterprise Asset Management Company, Inc., dated November 2, 1998. The warrant agreement provides that, upon a merger of First Union with another entity, the warrants shall thereafter be exercisable into the consideration deliverable upon the exercise of the warrants had the holder of the warrants exercised them immediately prior to the merger. Because the current exercise price of a warrant is $8.57 per First Union common share and the maximum cash consideration is $2.33 per common share (assuming that shareholders elect to receive the all cash consideration), the warrants will have no meaningful economic value as of the effective time of the mergers.

THE SUBSCRIPTION RIGHTS

   As mentioned above, the merger agreement provides that, as part of the merger consideration, each holder of a First Union common share will receive in exchange therefor three-fiftieths (0.06) of a nontransferable uncertificated subscription right, with each whole subscription right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf Corp common shares. In other words, for every 50 First Union common shares held by a holder as of the effective time, such holder will receive three subscription rights. The merger agreement provides that no fractional subscription rights will be issued as part of the merger consideration. Each common shareholder who would otherwise have been entitled to a fractional subscription right will receive in lieu thereof a number of subscription rights rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 rounded up).

   Each subscription right will entitle its holder to two types of subscription privileges: (1) the basic subscription privilege and (2) the oversubscription privilege.

   The basic subscription privilege entitles its holder to purchase one Gotham Golf Corp common share for every subscription right that he holds, at a subscription price of $20.00 per share.

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   A holder who elects to purchase all of the Gotham Golf Corp common shares underlying his basic subscription privilege will also have an oversubscription privilege to purchase Gotham Golf Corp common shares, at a subscription price of $20.00 per share, up to the aggregate number of Gotham Golf Corp common shares not subscribed by other holders through the exercise of their basic subscription privilege. If there are oversubscriptions for more Gotham Golf Corp common shares than are available to be subscribed for under the oversubscription privilege, then each holder exercising his or her oversubscription privilege will, on account of such exercise, receive from the available Gotham Golf Corp common shares a pro rata number of the available shares based on the number of Gotham Golf Corp common shares that such holder requested pursuant to his or her exercise of the oversubscription privilege. This proration is subject to the rounding of fractional Gotham Golf Corp common shares to the nearest whole number. If a common shareholder exercising the oversubscription privilege is allocated less than all of the Gotham Golf Corp common shares to which such holder wished to subscribe pursuant to the oversubscription privilege, the excess funds paid by such holder shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction.


   In order to evidence the valid exercise of the basic subscription privilege or the oversubscription privilege, a common shareholder intending to exercise his or her subscription rights must return the green Form of Election no later than December 6, 2002. Further information regarding the exercise of the subscription rights can be found in "The Subscription Rights Offering--Process to Exercise Subscription Rights."


   Common shareholders will receive the subscription rights as of the effective time of the mergers by way of book-entry credit in Gotham Golf Corp's transfer books.

OVER-ALLOTMENT RIGHT AND THE OFFERING OF ADDITIONAL GOTHAM GOLF CORP COMMON
SHARES

   In addition to the subscription rights offering described above, the merger agreement provides that Gotham Golf Corp may, in its sole discretion, offer additional Gotham Golf Corp common shares to holders of First Union common shares or third parties at the subscription price of $20.00 per share, up to an additional 15% of the Gotham Golf Corp common shares available pursuant to the basic subscription privilege, in connection with the transactions contemplated by the merger agreement. This ability for Gotham Golf Corp to increase the number of Gotham Golf Corp common shares available is referred to in this document as the OVER-ALLOTMENT RIGHTS. In the event that Gotham Golf Corp exercises its over-allotment rights in full, and the subscription rights are exercised in full, a total of 2,401,608 Gotham Golf Corp common shares (313,253 shares on account of the over-allotment rights and 2,088,355 shares on account of the subscription rights) will be offered to the First Union common shareholders.

   Apart from the transactions contemplated by the merger agreement, the merger agreement provides that Gotham Golf Corp may, at any time prior to or after the effective time of the mergers, sell or offer to issue or sell debt or equity securities of itself to any person or entity on terms and conditions of its own choosing, in its sole discretion.

THE NOTES

   As mentioned above, the merger agreement provides that, as part of the merger consideration, each holder of a common share has the choice of receiving
(1) $0.35 in cash or (2) approximately 1/174th (0.0057461) of a note, with a face value of $100 (which equates to $0.575 per First Union common share), indirectly secured by First Union's principal real estate assets. More specifically, for every 174.0296 First Union common shares held as of the effective time by a common shareholder electing to receive the notes, such shareholder will receive one uncertificated note with a face value of $100 instead of $60.91 ($0.35 in cash per share).

   The merger agreement provides that no fractional notes will be issued as part of the merger consideration. Instead, each common shareholder who would otherwise have been entitled to a fractional note will receive in lieu thereof an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) such fraction multiplied by (ii) $60.91.

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   Apart from receiving notes in connection with merger consideration, the merger agreement provides that common shareholders have the right to purchase notes for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the SHAREHOLDER NOTE PURCHASE RIGHT. The notes that are the subject of the Shareholder Note Purchase Right are those remaining notes that were not elected as part of the common shareholders' aggregate elections to receive notes in lieu of part of their cash merger consideration.

   If and to the extent common shareholders exercise the Shareholder Note Purchase Right for notes in an amount in excess of the remaining notes, the number of notes that such holders will receive will be allocated among all such holders pro rata based on the number of notes that such holders requested to receive in connection with exercising the Shareholder Note Purchase Right. You should note, however, that no fractional notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a note will receive a number of notes rounded down to the nearest whole number. In addition, if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the notes that such holder wished to purchase pursuant to the Shareholder Note Purchase Right, the excess funds paid by such holder in respect of the notes not issued shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction. You should note that the notes will be issued in the form of a single global note held by DTC. Accordingly, if you want to receive the notes or purchase notes in the proposed transaction, you must hold your First Union common shares with a bank, broker or other financial institution that is a DTC participant and that is willing to hold your notes on your behalf.

   Southwest Shopping Centers will issue the notes at or after the effective time of the mergers in the form of a global note. If you elect to receive notes in the mergers, you should contact your bank or broker for information on when and in what form that institution will notify you of your interest in the global note.

GOTHAM PARTNERS NOTE PURCHASE AND THE POST-CLOSING NOTE REDEMPTION

   The merger agreement provides that, simultaneous with the effective time of the mergers, Gotham Partners will pay Gotham Golf Corp an amount of cash equal to (i) $60.91 multiplied by (ii) the number of notes remaining after First Union common shareholders elect to receive the notes in lieu of part of the cash merger consideration and after the Shareholder Note Purchase Rights. In exchange for this payment, Gotham Golf Corp shall issue to Gotham all of the remaining notes.

   As described in "The Notes Offering--Redemption Right," one feature of the notes is that, subject to certain conditions, the holders of the notes have the right (referred to in this document as the REDEMPTION RIGHT) to have Southwest Shopping Centers (or, at the option of Southwest Shopping Centers, a designee of Southwest Shopping Centers) redeem the notes 90 days after the completion of the proposed transaction at a purchase price of $60.91 per note, without interest. This Redemption Right, however, will not apply to notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right or notes transferred, either directly or indirectly, after their issuance. In addition, noteholders who exercise this Redemption Right will have to certify in writing that the notes to be redeemed were not (i) received in connection with the holders' exercise of their Shareholder Note Purchase Right or (ii) transferred, directly or indirectly, after their issuance.

   The procedure for exercising the Redemption Right is described more fully in "The Notes Offering--Redemption Right."

   In addition, the merger agreement provides that the issuer of the notes has the option of designating a person or entity to fulfill its redemption obligations so that the designee makes the necessary payment to the noteholders in exchange for their notes. Furthermore, the merger agreement provides that if the issuer designates Gotham Partners to fulfill its obligations, Gotham Partners may have an affiliate of Gotham Partners or a designee of Gotham Partners fulfill the issuer's redemption obligation.

DIRECTORS AND OFFICERS

   The directors of Gotham Golf Corp immediately prior to the effective time of the mergers will be the directors of Gotham Golf Corp after the effective time, as the surviving corporation to the First Union merger. In

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addition, the directors of GGC Merger Sub immediately prior to the effective time of the mergers will be the directors of First Union Management after the effective time, as the surviving corporation to the GGC Merger Sub merger.

REPRESENTATIONS AND WARRANTIES

   The merger agreement contains representations and warranties made by Gotham Partners and other Gotham Golf Partners equityholders to First Union, including representations and warranties relating to:

  . the due organization, authority, power and standing and other matters relating to their ability to enter into and complete the proposed transaction;

  . the ownership of and title to the Gotham Golf Partners interests to be contributed to Gotham Golf Corp in the contribution;

  .   the documents to be filed with the Securities and Exchange Commission;

  . the availability of funds on the part of Gotham Partners in respect of its commitment to purchase the redeemed notes from Gotham Golf Corp; and

  . Gotham Partners's lack of knowledge of facts or circumstances that relate specifically to First Union, the FUMI Share Trust or their respective subsidiaries that have not been disclosed that would reasonably be expected to have a "Company Material Adverse Effect" (which term is defined in "--Important Definitions").

   The merger agreement also contains representations and warranties made by Gotham Golf Partners, Gotham Golf Corp and GGC Merger Sub to First Union, including representations and warranties relating to:

  . the due organization, authority, power and standing, and other matters relating to their ability to enter into and complete the proposed transaction;

  .   their capital structure;

  . the operations of Gotham Golf Corp and GGC Merger Sub for the period between February 13, 2002 and the completion of the proposed transaction;

  .   their subsidiaries;

  . reports and financial statements and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

  .   litigation;

  .   documents to be filed with the Securities and Exchange Commission;

  .   violations of law;

  .   material contracts and compliance with agreements;

  .   tax matters;

  . matters relating to the Employee Retirement Income Security Act of 1974, as amended (referred to in this document as ERISA), and other compliance and compensation matters (including retirement and other employee benefit plans);

  .   environmental matters;

  .   intellectual property matters; and

  .   brokers' and finders' fees with respect to the proposed transaction.

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   In the merger agreement, First Union and, in some circumstances, First Union
Management and the FUMI Share Trust made certain representations and warranties to Gotham Partners, Gotham Golf Corp and GGC Merger Sub, including representations and warranties relating to:

  . the due organization, authority, power and standing, and other matters relating to their ability to enter into and complete the proposed transaction;

  .   their capital structure;

  .   their subsidiaries;

  . reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

  .   litigation;

  .   documents to be filed with the Securities and Exchange Commission;

  .   violations of law;

  .   material contracts and compliance with agreements;

  .   tax matters;

  . matters relating to ERISA, and other compliance and compensation matters (including retirement and other employee benefit plans);

  .   labor controversies;

  .   environmental matters;

  .   intellectual property matters;

  .   opinion of financial advisor; and

  .   brokers' and finders' fees with respect to the proposed transaction.

   The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the proposed transaction.

COVENANTS; CONDUCT OF FIRST UNION'S BUSINESS PRIOR TO THE MERGERS

   Between February 13, 2002 (the date of the merger agreement) and the effective time of the mergers, First Union, the FUMI Share Trust, First Union Management and their respective subsidiaries are required to comply with restrictions on their conduct and operations.

   First Union, the FUMI Share Trust and First Union Management have agreed that, prior to the effective time of the mergers, except (i) as otherwise contemplated by the merger agreement (including First Union's disclosure schedule, which was delivered at the execution of the merger agreement), (ii) required by law or (iii) with the prior written consent of Gotham Partners (which cannot be unreasonably withheld or delayed), First Union, the FUMI Share Trust and First Union Management shall cause (or enter into any negotiations, contracts, agreements, understandings or arrangements to cause) their respective subsidiaries, to:

  .   conduct their respective businesses in the ordinary course of business;

  . subject to applicable law and the fiduciary duties of the First Union board of trustees and the FUMI board of directors, take any action or refrain from taking any action, enter into any contract or refrain from entering into any contract or make any undertaking or refrain from making any undertaking, in each case as requested by Gotham Partners in its sole discretion;

  . not (i) amend or propose to amend their respective Amended and Restated Declarations of Trust, certificates of incorporation or bylaws or equivalent organizational documents, (ii) split, combine or

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      reclassify their outstanding equity, shares of beneficial interest or capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for
      (x) the payment of dividends or distributions to First Union, the FUMI Share Trust or any of their respective subsidiaries by a direct or indirect subsidiary of First Union or the FUMI Share Trust and (y) regular quarterly cash dividends required on account of the First Union convertible preferred shares, with usual declaration, record and payment dates in accordance with First Union's past dividend policy and as required under the terms of the Certificate of Designations for the First Union convertible preferred shares;

  . not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their equity, shares of beneficial interest or capital stock of any class or any debt or equity securities that are convertible into or exchangeable for such equity, shares of beneficial interest or capital stock, except that (i) First Union may issue common shares (A) upon exercise of First Union options outstanding on the date of the merger agreement or thereafter granted in accordance with the provisions of subclause (ii) of this clause or the provisions governing the First Union convertible preferred shares and (B) upon exercise of First Union warrants outstanding on the date of the merger agreement, and (ii) First Union may grant options pursuant to existing contractual relationships and as set forth in First Union's disclosure schedule;

  . not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business or borrowings under existing credit facilities of First Union or its subsidiaries as such facilities may be amended or replaced in a manner that does not have a Company Material Adverse Effect, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its beneficial interest or any options, warrants or rights to acquire any shares of its beneficial interest or any security convertible into or exchangeable for shares of beneficial interest other than in connection with (A) the exercise of outstanding First Union options and warrants pursuant to the terms of First Union's option plans and the relevant written agreements evidencing the grant of options and warrants and (B) the redemption or elimination of First Union options prior to the effective time of the mergers, (iii) sell, pledge, dispose of or encumber any material assets or businesses other than (x) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings of First Union or its subsidiaries or (y) sales or dispositions of businesses or assets by First Union, the FUMI Share Trust or their respective subsidiaries to a subsidiary of First Union or as may be required by applicable law, (iv) discharge, make any payments on account of or settle any legal or similar action or otherwise waive any rights with respect to any legal or similar action or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

  . use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

  . except as otherwise provided in First Union's disclosure schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any trustees, officers or employees, except pursuant to (i) applicable law, (ii) the ordinary course of business or (iii) previously existing contractual arrangements or policies;

  . not materially increase the salary or monetary compensation of any senior officer or employee whose current base salary is in excess of $25,000 as of the date hereof, except for increases in the ordinary course of business or except pursuant to previously existing contractual arrangements;

  . not adopt, enter into or amend to materially increase benefits or obligations of any First Union employee benefit plan, except (i) in the ordinary course of business, (ii) any of the foregoing involving any such then-existing plans, agreements, trusts, funds or arrangements of any company acquired after February 13, 2002, (iii) as required pursuant to existing contractual arrangements or the merger agreement or (iv) as required by applicable law;

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  .   not make any capital or other expenditures or enter into any binding commitment or contract to make such expenditures;

  . not take any action or make any undertaking that would cause the conversion price applicable to First Union convertible preferred shares to change;

  . not enter into any contract or commitment (i) providing for sales by First Union, the FUMI Share Trust or any of their respective subsidiaries or (ii) providing for purchases by First Union, the FUMI Share Trust or any of their respective subsidiaries;

  . not make any material tax election, settle any material tax claim or assessment, surrender any right to claim a material tax refund, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or, in the case of First Union, take any action or fail to take any action that would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a Real Estate Investment Trust (as defined in the United States income tax code) for federal income tax purposes, in each case to the extent that such action or inaction would be expected to have an adverse effect on First Union or the FUMI Share Trust; and

  . not discharge, settle or pay off any claims, liabilities or obligations of any kind or any nature.

NO SOLICITATION

   The merger agreement provides that First Union and the FUMI Share Trust shall not knowingly permit any trustee, director, officer, agent, employee or any attorney, accountant, investment banker, financial advisor or other agent retained by First Union or the FUMI Share Trust or any of their respective subsidiaries, to:

  . initiate, solicit or encourage any inquiry, proposal or offer to acquire any interest in, dispose of or otherwise result in a change of control of First Union or any of its assets (including all or substantially all of First Union's business, properties, assets or beneficial interests), whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction is referred to in this document as an ACQUISITION TRANSACTION);

  .   engage in negotiations or discussions concerning an Acquisition
      Transaction;

  . provide nonpublic or confidential information to facilitate an Acquisition Transaction; or

  . agree to recommend any unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (any such proposal is referred to in this document as an ACQUISITION PROPOSAL).

   The foregoing notwithstanding, prior to the effective time of the mergers, First Union, the FUMI Share Trust and First Union Management may, in response to an Acquisition Proposal from a corporation, partnership, person or other entity or group (any such corporation, partnership, person or other entity or group is referred to in this document as a POTENTIAL ACQUIROR) that the First Union board of trustees determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror.

   For purposes of the merger agreement's no-solicitation provision, Superior Proposal means a bona fide Acquisition Proposal made by a Potential Acquiror:

  . to acquire, for consideration consisting of cash or publicly traded securities, more than 90% of the common shares or all or substantially all of First Union's, the FUMI Share Trust's or their respective subsidiaries' assets; and

  . that the First Union board of trustees determines, in good faith and after consultation with its independent financial advisor and legal counsel, would be more favorable to the holders of the common

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      shares than the mergers, the merger agreement and the transactions contemplated thereby and for which financing, to the extent required, is then committed or that, in the good faith judgment of the First Union board of trustees, is reasonably capable of being obtained.

   The merger agreement also provides that First Union must promptly notify Gotham Partners after receipt of any Acquisition Proposal (and in any event prior to any determination of the First Union board of trustees in respect of any such Acquisition Proposal). Furthermore, the merger agreement provides that there is no prohibition on First Union, the FUMI Share Trust or First Union Management (or any of their respective trustees, directors, officers, agents or employees) from:

  . taking and disclosing to First Union's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or

  . making such disclosure to First Union's shareholders as, in the good-faith judgment of the First Union board of trustees, the trustee of the FUMI Share Trust or the First Union Management board of directors, as the case may be, in each case after consultation with outside counsel, is required under applicable law.

AGREEMENT TO COOPERATE

   Subject to the terms and conditions of the merger agreement and applicable law, the parties to the merger agreement have agreed to use their respective reasonable best efforts to take all action and do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the mergers and other transactions contemplated by the merger agreement.

   Such actions include, among other things, efforts to:

  . obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Gotham Partners, Gotham Golf Partners, First Union, the FUMI Share Trust and their respective subsidiaries (including any amendment, supplement or change of such material contractual relationships reasonably necessary to effect the mergers, the merger agreement and the transactions contemplated thereby); and

  . obtain all necessary or appropriate waivers, consents, permits and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to completion of the mergers (and, in such case, to proceed with the completion of the mergers as expeditiously as possible), including through all possible appeals.

   The foregoing notwithstanding, the merger agreement does not require Gotham Partners, GGC Merger Sub, Gotham Golf Corp or Gotham Golf Partners or any of their respective subsidiaries or affiliates to make any out-of-pocket expenses, accrue any liability for their account or make any accommodation or concession to First Union, the FUMI Share Trust, First Union Management or any third party (including governmental authorities) in connection with their commitments to use their respective reasonable best efforts to take such action as may be required to complete the proposed transaction.

   In addition to and without limitation of the foregoing, each of the parties, to the extent applicable, has undertaken and agreed to file as soon as practicable any form or report required by any other governmental agency relating to antitrust matters. Further, the parties, to the extent applicable, have agreed to respond as promptly as practicable to any inquiries or requests received from any governmental authority for additional information or documentation. Moreover, each of the parties has agreed to take all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade-regulation law that may be asserted by any governmental authority with respect to the mergers so as to enable the effective time of the mergers to occur as soon as reasonably practicable.

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TRUSTEES' AND OFFICERS' INDEMNIFICATION AND INSURANCE

   The merger agreement provides that, so long as any funds available pursuant to a prior escrow agreement relating to First Union's former trustees and officers have been utilized to the fullest extent possible, Gotham Golf Corp must honor all of First Union's and First Union Management's obligations to indemnify and hold harmless (including, if applicable, any obligations to advance funds for expenses) each present and former trustee, director, officer, employee and agent of First Union or FUMI and each person who served as a trustee, director, officer, member, trustee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise, including the FUMI Share Trust, First Union Management and First Union Management's subsidiaries, against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the mergers or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement. In addition, the parties agreed that Gotham Golf Corp will pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any persons covered by this indemnification provision in enforcing the indemnity and other obligations provided by the provision.

   In the merger agreement, the parties further agreed that Gotham Golf Corp will purchase a tail insurance policy to the current policies of trustees' and officers' liability insurance maintained by First Union for a period of at least three years with respect to matters arising on or before the effective time of the mergers. Additionally, the merger agreement provides that, in the event that Gotham Golf Corp or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision must be made so that Gotham Golf Corp's successors and assigns assume Gotham Golf Corp's indemnification obligations in the merger agreement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Union pursuant to the foregoing provisions, First Union and Gotham Golf Corp have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SUPPLEMENTAL INDENTURE

   The merger agreement provides that Gotham Golf Corp will execute a supplemental indenture, effective at the effective time of the mergers, by which:

  . Gotham Golf Corp will assume First Union's debt obligations issued under the terms of the indenture, dated as of October 1, 1993, and supplemented by the first supplemental indenture, dated as of July 31, 1998, relating to the First Union senior notes, in the manner and to the extent required by the currently effective indenture; and

  . Gotham Golf Corp will designate a new trustee to act as indenture trustee for the First Union senior notes, and (x) the new trustee may or may not be the current trustee to the currently effective indenture; and (y) the new trustee must be acceptable to First Union in its reasonable discretion.

MARKET LISTING

   In the merger agreement, the parties agree to cooperate and use their respective commercially reasonable efforts to have the Gotham Golf Corp common shares listed on a national securities exchange, authorized to be

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quoted in an inter-dealer quotation system of a registered national securities association or an over-the-counter market.

TERMINATION OF THE FUMI SHARE TRUST

   The FUMI Share Trust acknowledges and agrees in the merger agreement that, upon the completion of the proposed transaction, it will terminate by its own terms and, to the extent that it does not terminate by its own terms, the then-existing trustee or trustees of the FUMI Share Trust shall take such actions and/or undertakings as are necessary to terminate the FUMI Share Trust.

CONDITIONS TO THE CONSUMMATION OF THE PROPOSED TRANSACTION

  MUTUAL CLOSING CONDITIONS

   The merger agreement provides for a number of conditions that must be satisfied on or prior to the completion of the proposed transaction. Please note that, as per the terms of the merger agreement, certain of the closing conditions are non-waivable (i.e., in order to waive any of these conditions, the parties to the merger agreement would have to execute mutually acceptable written waivers). The following is a list of these closing conditions:

  . the First Union merger, this merger agreement and the transactions contemplated thereby must be approved by no less than a majority vote of First Union common shares;

  . each of the parties to the merger agreement, to the extent applicable to such party, must execute and deliver all documents necessary or required to effect the mergers and the transactions contemplated by the merger agreement;

  . there must be no judgment, injunction, order or decree of a court or governmental authority or authority of competent jurisdiction in effect that has the effect of making the mergers or the transactions contemplated by the merger agreement illegal or that otherwise restrains or prohibits the completion of the mergers or the transactions contemplated by the merger agreement (and, subject to the terms of the merger agreement, each party has agreed to use its reasonable commercial efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

  . any waiting period applicable to completion of the mergers under applicable antitrust laws must have expired or terminated;

  . all necessary and any material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the mergers and the transactions contemplated hereby (and any securities to be issued in connection with the merger agreement and the transactions contemplated thereby) must be obtained from governmental authorities (including any required filings, registrations or notices required by any state's Blue Sky laws, and all material approvals required and disclosed as such by the parties as being a condition to the completion of the proposed transaction must be filed, made or obtained, as the case may be); and

  . the Securities and Exchange Commission must declare this proxy statement-prospectus effective; no stop order suspending the effectiveness of this proxy statement-prospectus or any part thereof can have been issued and be in effect; no proceeding for that purpose, and no similar proceeding with respect to this proxy statement-prospectus, can be initiated or threatened in writing by the Securities and Exchange Commission and not concluded or withdrawn; and consents of various third parties must be obtained.

  GOTHAM PARTNERS'S, GOTHAM GOLF CORP'S, GOTHAM GOLF PARTNERS'S AND GOTHAM GOLF PARTNERS EQUITYHOLDERS' CLOSING CONDITIONS

   The merger agreement further provides for a number of conditions to the obligations of Gotham Partners, Gotham Golf Corp, Gotham Golf Partners and the Gotham Golf Partners equityholders to consummate the proposed transaction that must be satisfied or waived by Gotham Partners, Gotham Golf Corp, Gotham Golf Partners and the Gotham Golf Partners equityholders on or prior to the closing date of the proposed transaction. The following is a list of these closing conditions:

  . First Union, the FUMI Share Trust, First Union Management and their respective subsidiaries must perform in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the mergers;

  . the representations and warranties of First Union, the FUMI Share Trust, First Union Management and their respective subsidiaries contained in the merger agreement must be true and correct at and as of the effective time of the mergers as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million; PROVIDED, HOWEVER, that the representations and warranties of First Union, the FUMI Share Trust, First Union Management and their respective subsidiaries relating to capital structure, authority, power and standing, and other matters relating to each of their ability to enter into and complete the proposed transaction and non-contravention of certain constitutive documents (and, in the case of the representations relating to the proposed transaction's non-contravention of constitutive documents, those representations must be read, without reference to whether a breach of such representation and warranty is reasonably expected to have a Company Material Adverse Effect) and the lease relating to First Union's leasehold interest in the Circle Tower office building must be true and correct in all respects;

  . Gotham Partners must receive a certificate signed on behalf of First Union, the FUMI Share Trust and First Union Management by an executive officer or trustee, as the case may be, of each of the foregoing indicating that the foregoing two conditions have been satisfied; and

  . Gotham Partners must receive from Wachtell, Lipton, Rosen & Katz, counsel to Gotham Partners, a written opinion, dated as of the closing date of the proposed transaction, that for federal income tax purposes the contribution will constitute an exchange described in Section 351(a) or 351(b) of the Internal Revenue Code.

  FIRST UNION'S, THE FUMI SHARE TRUST'S AND FIRST UNION MANAGEMENT'S CLOSING CONDITIONS

   The merger agreement further provides for a number of conditions to the obligations of First Union, the FUMI Share Trust and First Union Management to consummate the proposed transaction that must be satisfied or waived by First Union, the FUMI Share Trust and First Union Management on or prior to the closing date of the proposed transaction. The following is a list of these closing conditions:

  . each of Gotham Partners, Gotham Golf Corp, GGC Merger Sub, Gotham Golf Partners and the Gotham Golf Partners equityholders participating in the contribution must have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the effective time of the mergers;

  . the representations and warranties of Gotham Partners, Gotham Golf Corp, GGC Merger Sub, Gotham Golf Partners and the Gotham Golf Partners equityholders participating in the contribution contained in the merger agreement must be true and correct at and as of the effective time of the mergers, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent completion of the mergers or the transactions contemplated by the merger agreement; and

  . First Union must have received separate certificates signed on behalf of Gotham Partners and Gotham Golf Partners, respectively, by an authorized signatory indicating that the conditions pertaining to Gotham Partners and Gotham Golf Partners, respectively, in the foregoing two conditions have been satisfied.

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

IMPORTANT DEFINITIONS

   In the merger agreement, the phrase "COMPANY MATERIAL ADVERSE EFFECT" means any change or event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) of First Union, the FUMI Share Trust, First Union Management and their respective subsidiaries taken as a whole (except for any such change, event or effect resulting from or arising out of (i) the announcement of the merger agreement and the transactions contemplated thereby or (ii) economic events generally related to the U.S. economy or securities markets generally).

   In the merger agreement, the parties further agreed that the commencement of construction of a mall or similar shopping facility in a location that competes with the Park Plaza Mall will not constitute a Company Material Adverse Effect. In addition, the parties agreed that any matter that would constitute a breach by Gotham Partners relating to its representation that it lacked knowledge of facts or circumstances that relate specifically to First Union, the FUMI Share Trust or their respective subsidiaries that have not been disclosed that would reasonably be expected to have a Company Material Adverse Effect will not be considered for the purpose of determining whether any change or event or effect gives rise to a Company Material Adverse Effect.

TERMINATION OF THE MERGER AGREEMENT

   The merger agreement provides that it may be terminated, by its own terms, and the mergers may be abandoned at any time prior to their effective time (notwithstanding any approval of the merger agreement by common shareholders), in the following circumstances:

  .   by mutual written consent of First Union and Gotham Partners;

  .   by either Gotham Partners or First Union:

      . if any court of competent jurisdiction in the United States or other United States governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the mergers and such order, decree, ruling or other action is or shall have become final and nonappealable; or, if any necessary and material registration, filing, application, notice, consent, approval, order, qualification and waiver relating to the mergers and the transactions contemplated hereby (and, subject to the terms of the merger agreement, any securities to be issued in connection with the proposed transaction) has not been obtained from governmental authorities (including any required filing, registration or notice required by any state's Blue Sky laws); or

      . if the holders of First Union common shares fail to approve the First Union merger and the merger agreement with the requisite majority vote of First Union common shares;

  . by Gotham Partners if there has been a material breach by First Union of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under Gotham Partners's, Gotham Golf Corp's, Gotham Golf Partners's and Gotham Golf Partners equityholders' closing conditions and (ii) cannot be cured prior to November 30, 2002; provided, however, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement;

  . by Gotham Partners, if the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to the common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration) to First Union's shareholders, with the understanding that neither (i) disclosure of any competing proposal that is not being recommended by the First Union board of trustees nor (ii) disclosure of any facts or circumstances, together with a statement that the First Union board of trustees continues to recommend approval of the First Union merger and the merger agreement, will be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation;

  . by First Union, after giving Gotham Partners 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal, provided that (i) the special meeting has not yet occurred and (ii) First Union has first complied with its obligations under the expense and fee reimbursement provision (described below); or

  . by First Union, if there has been a material breach by Gotham Partners, Gotham Golf Corp, GGC Merger Sub, Gotham Golf Partners or the Gotham Golf Partners equityholders participating in the contribution of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under First Union's, the FUMI Share Trust's and First Union Management's closing conditions and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination First Union, the FUMI Share Trust and their respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement.

EXPENSE AND FEE REIMBURSEMENT

   The merger agreement provides that all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses, including fees for accountants, lawyers, financial advisors, contractors and consultants.

   The foregoing notwithstanding, First Union agreed to reimburse Gotham Partners and its affiliates and Gotham Golf Partners and its affiliates for their reasonable and documented out-of-pocket expenses (including fees for accountants, lawyers, financial advisors, contractors and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby in the event that the merger agreement is terminated for any of the following reasons:

  . if the holders of First Union common shares fail to approve the First Union merger and the merger agreement with the requisite majority vote of First Union common shares;

  . if the merger agreement is terminated by Gotham Partners because of a material breach by First Union of any representation, warranty, covenant or agreement contained in the merger agreement that (i) would result in a failure of either one of the first two closing conditions outlined above under Gotham Partners's, Gotham Golf Corp's, Gotham Golf Partners's and Gotham Golf Partners equityholders' closing conditions and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination, Gotham Partners and its respective affiliates are not in breach of any material representation, warranty or covenant contained in the merger agreement; and provided further that the failure to obtain approvals or consents in connection with the Park Plaza Mall will not trigger expense and fee reimbursement obligations on the part of First Union;

  . if the merger agreement is terminated by Gotham Partners because the First Union board of trustees has withdrawn or adversely amended in any material respect its approval or recommendation to First Union's shareholders of the First Union merger, the merger agreement or the transactions contemplated thereby (other than with respect to common shareholders' exercise of their subscription rights or their right to elect to receive notes in lieu of part of their cash consideration), with the understanding that neither (i) disclosure of any competing proposal that is not being recommended by the First Union board of trustees nor
      (ii) disclosure of any facts or circumstances, together with a statement that the First Union board of trustees continues to recommend approval of the First Union merger and the merger agreement, will be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation; and

  . if the merger agreement is terminated by First Union, after giving Gotham Partners 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction that is a Superior Proposal.

Furthermore, the merger agreement provides that, in the event that the mergers and the transactions contemplated by the merger agreement are consummated, the transaction costs related to the mergers, the contribution, the merger agreement and the transactions contemplated thereby shall be borne by Gotham Golf Corp, and accordingly Gotham Golf Corp will promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the mergers, the contribution, the merger agreement and the transactions contemplated hereby, including fees for accountants, counsel, investment bankers, and financial advisors and consultants.

GOTHAM PARTNERS'S COMMITMENT TO BE A STAND-BY PURCHASER OF GOTHAM GOLF CORP COMMON SHARES

   In the merger agreement, Gotham Partners agreed to (i) cause Gotham Golf Corp common shares (issued not later than the effective time of the mergers) to be purchased from Gotham Golf Corp (either in connection with the merger agreement or otherwise) or (ii) have subscription rights exercised (including in connection with (A) the exercise by any common shareholder of his or her basic subscription privilege or oversubscription privilege or (B) Gotham Golf Corp's exercise of its over-allotment right), in any case such that Gotham Golf Corp common shares are purchased from Gotham Golf Corp, for an aggregate cash purchase price of at least $10.0 million. The merger agreement further provided that Gotham Partners will be deemed to have complied with the foregoing requirement whether the subject Gotham Golf Corp common shares are purchased directly by Gotham Partners, its affiliates, any third party or otherwise.

                             THE VOTING AGREEMENT


   In connection with the execution of the merger agreement, First Union, Gotham Partners (on its own behalf and on behalf of its controlled affiliates) and each of the trustees of First Union (other than Mr. Ackman), in his capacity as a record holder or beneficial owner of First Union common shares, entered into a Voting Agreement, dated February 13, 2002 (referred to in this document as the VOTING AGREEMENT). The following is a summary of the material terms of the voting agreement and is qualified in its entirety by the voting agreement, a copy of which is attached to this proxy statement-prospectus as Appendix F and is incorporated herein by reference. You are urged to read the full text of the voting agreement.


   The voting agreement covers 7,424,903 First Union common shares, representing approximately 21.3% of the outstanding First Union common shares.

   Under the terms of the voting agreement, each of Messrs. Altobello, Berkowitz, Citrin and Embry and Gotham Partners agreed to vote or cause to be voted those First Union common shares subject to the voting agreement in favor of the merger agreement and the transactions contemplated thereby.

   Furthermore, each of Messrs. Altobello, Berkowitz, Citrin and Embry and Gotham Partners agreed to vote or cause to be voted those First Union common shares subject to the voting agreement against any approval of:

    . any proposal made in opposition of or in competition with the transactions contemplated by the merger agreement;

    . any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of First Union or any of its subsidiaries, with or involving any party other than as contemplated by the merger agreement;

    .  any liquidation or winding up of First Union;

    .  any extraordinary dividend by First Union;

    . any change in the capital structure of First Union (other than pursuant to the merger agreement); and

    . any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the completion of the transactions contemplated by the merger agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of First Union under the merger agreement, which would adversely affect First Union or Gotham Partners or their respective abilities to consummate the transactions contemplated by the merger agreement.

   Additionally, each of Messrs. Altobello, Berkowitz, Citrin and Embry granted to representatives of Gotham Partners an irrevocable proxy, coupled with an interest, to vote those First Union common shares subject to the voting agreement in the manner contemplated by the foregoing.

   The voting agreement also provides that each of Messrs. Altobello, Berkowitz and Citrin and Gotham Partners will not transfer any First Union common shares subject to the voting agreement except for:

    . transfers to any wholly owned and controlled affiliates if such affiliates agree in writing to be bound by the terms of the voting agreement; and

    . transfers by operation of law if the transferor remains, and agrees in writing to remain, and the transferee agrees in writing to be, bound by the terms of the voting agreement.

   The voting agreement further provides that transfers by Mr. Embry and his affiliates are permitted provided that no transfers by Mr. Embry or his affiliates of 50,000 or more First Union common shares in any one or series of negotiated transactions is permitted unless and until the transferee and such transferee's affiliates, if applicable, agreed in writing to be bound by the terms of the voting agreement.

   The voting agreement terminates upon the earlier of the completion of the transactions contemplated by the merger agreement or the termination of the merger agreement according to its terms.

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

                 SECURITY OWNERSHIP OF TRUSTEES AND OFFICERS,
                CERTAIN BENEFICIAL OWNERS, CONTROLLING PERSONS AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS
                     ULTIMATELY IN CONTROL OF FIRST UNION

OWNERSHIP OF FIRST UNION COMMON SHARES

   The table below sets forth, with respect to trustees, executive officers of First Union, persons and entities in control of First Union and executive officers and directors of entities ultimately in control of First Union, and all trustees and executive officers as a group, information relating to their beneficial ownership of First Union common shares as of June 30, 2002:

                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL
NAME OF BENEFICIAL OWNER                                          OWNERSHIP(1) PERCENT
------------------------                                          ------------ -------
TRUSTEES
William A. Ackman(2).............................................  5,841,233    16.78%
Daniel J. Altobello..............................................      9,500        *
Bruce R. Berkowitz(3)............................................    409,975     1.18%
Jeffrey P. Citrin(4).............................................      7,970        *
Talton R. Embry(5)...............................................  1,987,600     5.71%

EXECUTIVE OFFICERS
None

All Trustees and Executive Officers (five in number) as a group..  8,256,278    23.72%

--------
* Beneficial ownership is less than 1%.

   The following table sets forth, according to publicly available information on file with the Securities and Exchange Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person, other than Messrs. Ackman and Embry, known by First Union to be the beneficial owner of more than 5% of the outstanding First Union common shares:

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP(1) PERCENT
------------------------------------                       ------------ -------
Gotham Partners(6)........................................  5,841,233    16.78%
Gotham International Advisors, L.L.C.(6)..................
Gotham Partners III, L.P.(6)..............................
Gotham Holdings II, L.L.C.(6).............................
Section H Partners, L.P.(2)...............................
Karenina Corp.(2).........................................
  110 East 42nd Street New York, New York 10017
Snyder Capital Management, L.P.(7)........................  4,475,750    12.86%
  Snyder Capital Management, Inc.
  350 California Street Suite 1460
  San Francisco, California 94104
Kensington Investment Group, Inc.(8)......................  3,016,381     8.67%
  4 Orinda Way, Suite 220D
  Orinda, California 94563

--------
(1) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each person identified in these tables has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below. The foregoing notwithstanding, the amounts reported herein do not include any First Union common shares that may be deemed to be beneficially owned by a trustee pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 solely by virtue of such trustee's execution of the voting agreement.
(2) Mr. Ackman is the President of Karenina Corporation, a general partner of Section H Partners (referred to in this document as SECTION H). Section H is the sole general partner of Gotham Partners and Gotham Partners III, L.P. Accordingly, Mr. Ackman, Karenina Corporation, and Section H may be deemed beneficial owners of common shares owned by Gotham Partners and Gotham Partners III, L.P. Gotham International Advisors, L.L.C., a Delaware limited liability company (referred to in this document as GIA), has the power to vote and dispose of the common shares held for the account of Gotham Partners International, Limited, a Cayman exempted company, and, accordingly, may be deemed the beneficial owner of such common shares. Mr. Ackman is the senior managing member of GIA and may be deemed beneficial owner of First Union common shares owned by Gotham International. For purposes of this table, all of such ownership is included. The address of Mr. Ackman is c/o Gotham Partners, 110 East 42nd Street, New York, New York 10017.
(3) Includes 36,600 shares owned directly by Mr. Bruce Berkowitz and 373,375 shares owned by clients of Fairholme Capital Management L.L.C., with respect to which Mr. Bruce Berkowitz has shared investment power.
(4) Includes 1,527 First Union common shares owned directly by Mr. Citrin and 3,809 First Union common shares owned by his minor children. Also includes 2,634 First Union common shares owned by his spouse, beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, L.L.C., which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 common shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin.
(5) According to an amendment to Schedule 13D filed with the Securities and Exchange Commission on July 12, 2002, Mr. Embry was deemed to beneficially own 1,987,600 First Union common shares. As the Chairman of Magten Asset Management Corp., Mr. Embry is deemed to beneficially own all of the 458,000 First Union common shares beneficially owned by Magten Asset Management Corp. He also beneficially owns 1,529,600 additional First Union common shares with respect to which he has shared voting and investment power.
(6) First Union obtained the information regarding these holders from an amendment to Schedule 13D filed with the Securities and Exchange Commission on January 7, 2002. Gotham Partners has sole voting and investment power with respect to 2,873,158 First Union common shares, GIA has sole voting and investment power with respect to 2,431,664 First Union common shares, Gotham Partners III, L.P. has sole voting and investment power with respect to 58,448 First Union common shares and Gotham Holdings II, L.L.C. has sole voting and dispositive power with respect to 477,963 First Union common shares.
(7) The information regarding these holders is as of December 31, 2001 and was obtained from an amendment to Schedule 13D filed with the Securities and Exchange Commission on February 14, 2002. These holders have shared voting power with respect to 4,069,570 First Union common shares and shared investment power with respect to 4,475,750 First Union common shares.
(8) The information regarding this holder is as of December 31, 2001 and was obtained from a Schedule 13G filed with the Securities and Exchange Commission on March 11, 2002. This holder has sole voting and investment power with respect to all shares indicated.

OWNERSHIP OF FIRST UNION CONVERTIBLE PREFERRED SHARES

   No trustee, executive officer of First Union, person or entity in control of First Union or executive officer or director of the entities ultimately in control of First Union beneficially owned any First Union convertible preferred shares as of December 31, 2001.

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

             CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT WITH GOTHAM PARTNERS

   Pursuant to certain stand-by purchase commitments, a registration rights agreement was entered into between First Union and Gotham Partners in November 1999. The registration rights agreement provides for the registration by First Union of securities owned by Gotham Partners at the expense of First Union. Under the registration rights agreement, Gotham Partners requested First Union to file a shelf registration statement relating to the offer and sale of all qualifying securities held by Gotham Partners. Under the registration rights agreement, the shelf registration statement was required to be filed on or before December 15, 1999. Gotham Partners has extended this required filing date on numerous occasions, and First Union is currently required to file the shelf registration statement on or before August 31, 2002. If First Union fails to file the shelf registration statement by such date, absent a further extension by Gotham Partners, First Union will likely be in breach of its obligations under the registration rights agreement, and Gotham Partners will be entitled to seek specific performance by First Union and to pursue other legal and equitable remedies.

EMPLOYMENT AGREEMENTS

   In January 1999, Gotham Golf Partners entered into employment agreements with R. Daniel Mays, John Caporaletti and Stephen J. Garchik. Mr. Mays is employed as Gotham Golf Partners's chief executive officer, and his salary was $300,000 in each of 1999, 2000 and 2001. Mr. Caporaletti is employed as Gotham Golf Partners's president and chief operating officer, and his salary was $200,000 in 1999, $200,000 in 2000 and $254,000 in 2001. Mr. Garchik is
employed as Gotham Golf Partners's senior vice president and treasurer, and his salary was $300,000 in each of 1999, 2000 and 2001. Under their employment agreements, Messrs. Mays and Garchik receive $1,600 and $1,350 per month, respectively, for employee benefits. Under their employment agreements, Messrs. Mays, Caporaletti and Garchik would be entitled to severance payments in the event of termination by Gotham Golf Partners without cause (as defined in each of their agreements) or upon voluntary termination by the officer for good reason (as defined in each of their agreements). The severance includes a lump-sum payment equal to the present value of double the amount of salary each of them would have received for the longer of two years after the termination or the remaining term of each of their employment agreements.

   In October 2000, Gotham Golf Partners entered into an employment agreement with William F. Leahy as general counsel and secretary of Gotham Golf Partners. Mr. Leahy's salary was $350,000 in 2001. Under his employment agreement, Mr. Leahy is entitled to a payment of $1.0 million upon certain events defined in his employment agreement, including a change of control of Gotham Golf Partners. Under his employment agreement, Mr. Leahy would be entitled to severance payments in the event of termination by Gotham Golf Partners without cause (as defined in his employment agreement) or upon voluntary termination by him for good reason (as defined in his employment agreement). The severance includes a lump-sum payment equal to the greater of $1.0 million or the present value of two times his salary for the longer of two years or the remaining term of his employment agreement.

   In January 1999, Gotham Golf Partners entered into employment agreements with Michael S. Armel and Andrew C. Bonus. Mr. Armel is employed as a Vice President of Gotham Golf Partners and his salary was $96,000 in 1999, $100,000 in 2000 and $100,000 in 2001. Mr. Bonus is employed as a Vice President of Gotham Golf Partners, and his salary was $96,000 in 1999, $100,000 in 2000 and $100,000 in 2001. Under their employment agreements, Messrs. Armel and Bonus would be entitled to severance payments upon voluntary termination by the officer for cause (as defined in each of their agreements). The severance includes a lump-sum payment equal to the present value of double the amount of salary each of them would have received for the longer of two years after the termination or the remaining term of each of their employment agreements.

   In connection with the completion of the proposed transaction, Gotham Golf Corp and Gotham Golf Partners have agreed to enter into new employment agreements with Messrs. Mays, Caporaletti and Leahy that will entirely supersede their prior employment agreements, and, consequently, Messrs. Mays, Caporaletti and Leahy will not receive severance under their prior agreements. Under the new employment agreements,

Mr. Mays will be employed as vice chairman of Gotham Golf Corp and Gotham Golf Partners, Mr. Caporaletti will be employed as president and chief executive officer of Gotham Golf Corp and Gotham Golf Partners and Mr. Leahy will be employed as general counsel and secretary of Gotham Golf Corp and Gotham Golf Partners. The salary for Messrs. Mays, Caporaletti and Leahy will be $300,000, $300,000 and $350,000, respectively, subject to annual increases reflecting increases in the consumer price index. The new employment agreements for Messrs. Mays, Caporaletti and Leahy will terminate on the fourth, fifth and fourth anniversaries of the completion of the proposed transaction, respectively.

   Under their new employment agreements, Messrs. Mays, Caporaletti and Leahy would be entitled to severance payments in the event of termination by Gotham Golf Partners without cause (as defined in each of their new employment agreements) or upon voluntary termination by the officer for good reason (as defined in each of their new employment agreements). The severance includes a lump-sum payment equal to the employee's salary for the longer of 12 months or the remaining term of his employment agreement, as well as fringe benefits for same period. In addition, in the event of termination by Gotham Golf Corp without cause or by him for good reason, Mr. Caporaletti will have a right to acquire all of Gotham Golf Partners's direct and indirect ownership interest in Gotham Golf Partners's Monroe Valley Golf Club pursuant to a right of first offer procedure specified in the agreement. In the event of termination by Gotham Golf Partners without cause or by the officer for good reason, or a "change of control" of Gotham Golf Corp, there is full acceleration of vesting for all stock options held by Messrs. Caporaletti and Leahy. Mr. Mays will be immediately fully vested in his stock options on the date of grant.

   Under their new employment agreements, Mr. Mays and Mr. Caporaletti will be entitled to a bonus payment of approximately $1,370,000 and $1,214,000, respectively, from Gotham Golf Partners in connection with the completion of the proposed transaction. Under the terms of his employment agreement, Mr. Caporaletti's limited partnership interests and supplemental residual partnership interests in Gotham Golf Partners are subject to forfeiture and may not be transferred or converted into Gotham Golf Corp common stock until such restrictions have lapsed. The restrictions on Mr. Caporaletti's partnership interests shall lapse with respect to one-fourth of Mr. Caporaletti's partnership interests on each of the first four anniversaries of the completion of the proposed transaction, so long as he remains continuously employed through each of such anniversary dates. In addition, all restrictions on such partnership interests shall lapse upon a termination of Mr. Caporaletti's employment due to death or disability, a termination of Mr. Caporaletti's employment by Mr. Caporaletti for good reason (as defined in his employment agreement) or termination of Mr. Caporaletti's employment by Gotham Golf Partners without cause (as defined in his employment agreement).

RELEASE AGREEMENT

   In February 2002, Gotham Golf Partners and Gotham Golf Corp entered into a termination and release agreement with Stephen J. Garchik, Gotham Golf Partners's current senior vice president and treasurer, who will not remain as an officer of Gotham Golf Partners or Gotham Golf Corp after the proposed transaction. Under this agreement, Mr. Garchik will be entitled to receive upon the completion of the proposed transaction a lump-sum payment of approximately $600,000, subject to certain adjustments, for amounts owing to Mr. Garchik under his former employment agreement. In addition, Mr. Garchik is obligated to resign as an officer of Gotham Golf Partners and from all other positions as an employee or director immediately prior to the effective time of the mergers and, in exchange for $10, to transfer to Gotham Golf Partners all of his interest in several corporations that serve as general partners for partnerships that hold Gotham Golf Partners's golf courses.

LOANS TO OFFICERS

   In January 1999, Gotham Golf Partners made a loan to Mr. Mays in the principal amount of $1,000,000, bearing interest at an annual rate of 10%. This loan does not require periodic interest or principal payments. All accrued and unpaid interest on the loan is due in January 2003. The unpaid balance of the principal and all accrued and unpaid interest shall be due and payable in January 2004. Mr. Mays has not made any payments of interest or principal to date. As of June 30, 2002, the outstanding principal and accumulated interest on this loan was approximately $1,315,000.

   In February 1999, Gotham Golf Partners made a loan to Mr. Caporaletti in the principal amount of $500,000, bearing interest at an annual rate of 10%. This loan does not require periodic interest or principal payments. All accrued and unpaid interest on the loan is due in February 2003. The unpaid balance of the principal and all accrued and unpaid interest shall be due and payable in February 2004. Mr. Caporaletti has not made any payments of interest or principal to date. As of June 30, 2002, the outstanding principal and accumulated interest on this loan was approximately $678,000.

INDEMNIFICATION AGREEMENTS

   In connection with the completion of the proposed transaction, Gotham Golf Corp and Gotham Golf Partners have agreed to enter into indemnification agreements with Messrs. Mays, Caporaletti, Garchik and Leahy and each of the members of the Gotham Golf Corp board of directors. Pursuant to the terms of the indemnification agreements, Gotham Golf Corp and Gotham Golf Partners will indemnify these individuals for their expenses and liabilities in any proceedings that may be maintained against them by reason of any action or omission to act by these individuals in their capacity as directors, officers, partners, trustees, employees, agents or fiduciaries of Gotham Golf Corp or Gotham Golf Partners. The obligations of Gotham Golf Corp and Gotham Golf Partners are subject to specified limitations, including the limitation that no payment will be made that is prohibited by applicable law. The indemnity agreements provide for the advancement of expenses incurred in advance of the final disposition of any proceedings. Determinations of whether an indemnitee is entitled to indemnification if Gotham Golf Corp claims such individual has not acted in good faith may be made by, at the option of the indemnitee, the disinterested directors of the Gotham Golf Corp board of directors, Gotham Golf Corp's shareholders or a panel of three arbitrators.

STOCK OPTIONS TO BE GRANTED


   Immediately after the completion of the proposed transaction, Gotham Golf Corp will grant stock options under Gotham Golf Corp's 2002 Stock Option Plan to Messrs. Mays, Caporaletti, Garchik, Leahy, Armel, Bonus and Frost. These options will have a per share exercise price of $20.00, which is the price of Gotham Golf Corp common shares in the subscription rights offering. The options will allow the holders, together with other Gotham Golf Partners employees, to acquire Gotham Golf Corp common shares equal to 7.5% of the total issued and outstanding Gotham Golf Corp common shares immediately after the completion of the proposed transaction, including Gotham Golf Corp common shares sold in the subscription rights offering and Gotham Golf Corp common shares into which the partnership interests of Gotham Golf Partners are convertible. The following table indicates the number of Gotham Golf Corp common shares underlying the options that will be granted to each of these employees, assuming, in one case, that all of the subscription rights issued in the subscription rights offering are exercised and, in another case, that the minimum number of subscription rights issued in the subscription rights offering are exercised (I.E., that $10 million of Gotham Golf Corp common shares are purchased at the subscription price (see "The Subscription Rights Offering--Gotham Purchase Commitment")):


                                     GOTHAM GOLF
                                  CORP COMMON SHARES      GOTHAM GOLF CORP
                                   ASSUMING MINIMUM        COMMON SHARES
INDIVIDUAL                           SUBSCRIPTION    ASSUMING FULL SUBSCRIPTION
----------                        ------------------ --------------------------
Stephen J. Garchik...............       13,631                 17,205
R. Daniel Mays...................       45,690                 71,707
John Caporaletti.................       45,690                 71,707
William F. Leahy.................       27,000                 41,295
Michael S. Armel.................       27,000                 41,295
Andrew C. Bonus..................       27,000                 41,295
Peter H. Frost...................       15,008                 22,953

   Mr. Garchik will also receive options to purchase an additional 2,000 Gotham Golf Corp common shares under Gotham Golf Corp's 2002 Stock Option Plan, with a per share exercise price of $20.00.

REGISTRATION RIGHTS

   In connection with an equityholders agreement that will be entered into immediately prior to the completion of the proposed transaction, Gotham Partners, on behalf of itself and its controlled affiliates, will have demand registration rights allowing it to require Gotham Golf Corp to register under the Securities Act Gotham Golf Corp common shares held by it. In addition, any bank that has foreclosed on Gotham Golf Corp common shares pledged as collateral by Gotham Partners or Messrs. Mays, Caporaletti or Garchik will have similar demand registration rights. These demand registration rights will generally be available until the holder may sell its Gotham Golf Corp common shares without restriction as to manner of sale or amount sold, and may be exercised by Gotham Partners on any number of occasions and by any foreclosing bank on up to three occasions.

   In addition, under the equityholders agreement, Messrs. Mays, Caporaletti and Garchik will have piggy-back registration rights that allow them to participate in any registration commenced by Gotham Partners pursuant to its demand registration rights. These piggy-back registration rights generally will be available until the holder may sell his Gotham Golf Corp common shares without restriction as to manner of sale or amount sold.

   Gotham Golf Corp will pay all of the fees and expenses in connection with its demand registration and any related piggy-back registration by Messrs. Mays, Caporaletti and Garchik. However, if a foreclosing bank participates in the registration, the bank must bear its proportionate share of fees and expenses. If a foreclosing bank makes its own demand registration, it must bear the full amount of fees and expenses in connection with the registration.

GOTHAM GOLF PARTNERS PARTNERSHIP INTERESTS

   Mr. Mays owns a 14.1% limited partnership interest and an 11.5% supplemental residual partnership interest in Gotham Golf Partners. Immediately after the completion of the proposed transaction, he will own a 2.4% limited partnership interest in Gotham Golf Partners, which interest will be convertible by Mr. Mays, in whole or in part, into approximately 60,000 Gotham Golf Corp common shares. See "Gotham Golf Corp--Third Amended and Restated Limited Partnership Agreement of Gotham Golf Partners."


   Mr. Caporaletti owns a 6.1% limited partnership interest and a 10.5% supplemental residual partnership interest in Gotham Golf Partners. Immediately after the completion of the proposed transaction, he will own approximately a 1.9% limited partnership interest in Gotham Golf Partners, which interest will be convertible by Mr. Caporaletti, in whole or in part, into approximately 46,875 Gotham Golf Corp common shares as soon as the restrictions on such interests lapse in accordance with Mr. Caporaletti's employment agreement with Gotham Golf Partners. See "Certain Relationships and Related-Party Transactions--Employment Agreements" and "Gotham Golf Corp--Third Amended and Restated Limited Partnership Agreement of Gotham Golf Partners."


   Mr. Garchik owns a 9.7% limited partnership interest and a 7.7% supplemental residual partnership interest in Gotham Golf Partners. Immediately after the completion of the proposed transaction, he will own approximately a 2.2% limited partnership interest in Gotham Golf Partners, which interest will be convertible by Mr. Garchik, in whole or in part, into approximately 55,405 Gotham Golf Corp common shares. Mr. Garchik is an investor in Section H Partners, L.P., which is the general partner of Gotham Partners and Gotham Partners III, L.P. See "Gotham Golf Corp--Third Amended and Restated Limited Partnership Agreement of Gotham Golf Partners."

   Trusts affiliated with Mr. Garchik own an aggregate 4.8% limited partnership interest and an aggregate 3.8% supplemental residual partnership interest in Gotham Golf Partners. Immediately after the completion of the proposed transaction, these trusts will own approximately a 1.0% limited partnership interest in Gotham Golf Partners, which interests will be convertible by the trusts, in whole or in part, into approximately 25,220 Gotham Golf Corp common shares. See "Gotham Golf Corp--Third Amended and Restated Limited Partnership Agreement of Gotham Golf Partners."

   Florida Golf Properties, Inc., a corporation owned by Mr. Garchik and Mr. Mays, owns a 1.0% general partnership interest and a 1.0% supplemental residual partnership interest in Gotham Golf Partners. In connection with the completion of the proposed transaction, Florida Golf Properties, Inc. will exchange these interests for one Gotham Golf Corp common share.

   Florida Golf Associates, L.P., the general partner of which is Gotham Golf Partners, Inc. (a corporation owned by Mr. Garchik) and the limited partners of which are Messrs. Garchik, Mays and Caporaletti, owns a 2.4% limited partnership interest and a 2.2% supplemental residual partnership interest in Gotham Golf Partners. In connection with the completion of the proposed transaction, Florida Golf Associates, L.P. will exchange these interests for 107,643 Gotham Golf Corp common shares. Trusts associated with Mr. Garchik own a 5.8% limited partnership interest in Florida Golf Associates, L.P.

   Gotham Partners owns a 60.6% limited partnership interest and a 56.6% supplemental residual partnership interest in Gotham Golf Partners. In connection with the completion of the proposed transaction, Gotham Partners will exchange these interests for 2,180,823 Gotham Golf Corp common shares.

   Gotham Partners III, L.P., an entity affiliated with Gotham Partners, owns a 0.7% limited partnership interest in Gotham Golf Partners and a 0.6% supplemental residual partnership interest in Gotham Golf Partners. In connection with the completion of the proposed transaction, Gotham Partners III, L.P. will exchange these interests for 24,033 Gotham Golf Corp common shares.

   Mr. Leahy owns a 2.0% supplemental residual partnership interest in Gotham Golf Partners. Following the completion of the proposed transaction, Mr. Leahy will no longer own any partnership interest in Gotham Golf Partners.

   Mr. Armel, Gotham Golf Corp's regional vice president, owns a 0.5% limited partnership interest and a 2.0% supplemental residual partnership interest in Gotham Golf Partners. Following the completion of the proposed transaction, Mr. Armel will no longer own any partnership interest in Gotham Golf Partners.

   Mr. Bonus, Gotham Golf Corp's regional vice president, owns a 0.5% limited partnership interest and a 2.0% supplemental residual partnership interest in Gotham Golf Partners. Following the completion of the proposed transaction, Mr. Bonus will no longer own any partnership interest in Gotham Golf Partners.

   William A. Ackman is co-manager of Gotham Partners and Gotham Partners III, L.P. Mr. Ackman holds a 0.0004% interest in Gotham Partners in an individual retirement account. Mr. Ackman is president of Karenina Corp., which is a general partner of Section H Partners L.P. Section H Partners is the general partner of Gotham Partners and Gotham Partners III, L.P. Karenina Corp. owns a 37.07% interest in the 11.48% interest in Gotham Partners held by Section H Partners and a 37.5% interest in the 3.6% interest in Gotham Partners III, L.P. held by Section H Partners.

ELECTION OF A FOUNDERS DIRECTOR

   In connection with the completion of the proposed transaction, Gotham Golf Corp and entities affiliated with Gotham Golf Corp, Gotham Partners, the executive officers of Gotham Golf Partners, Mr. Garchik and entities affiliated with Mr. Garchik will enter into an equityholders agreement, pursuant to which they will agree, among other things, to nominate and vote their respective Gotham Golf Corp equity interests in favor of a director of Gotham Golf Corp to be designated by Messrs. Caporaletti, Garchik and Mays. In addition, the parties to the equityholders agreement will agree to vote their respective equity interests to remove the aforementioned director at the request of Messrs. Caporaletti, Garchik and Mays, acting together, at any time and for any reason (or for no reason). Furthermore, if at any time, the director designated by Messrs. Caporaletti, Garchik and Mays is no longer able to serve, the parties to the equityholders agreement must make nominations and vote their respective equity interests (including the Gotham Golf Corp common shares into which their Gotham Golf Partners equity units are convertible) to fill the resulting vacancy with an individual designated by Messrs. Caporaletti, Garchik and Mays.

   Collectively, the parties to the equityholders agreement will beneficially own 100% of the outstanding Gotham Golf Corp common shares immediately following the completion of the proposed transaction, assuming the minimum subscriptions (either directly or indirectly) of $10 million by Gotham Partners (see "The Merger Agreement--Gotham Partners's Commitment to Be a Stand-By Purchaser of Gotham Golf Corp Common Shares"), and approximately 52.5%, assuming the full subscription in the subscription rights offering and assuming that no other Gotham Golf Corp common shares are issued.

OWNERSHIP OF COURSES

   Historically, Mr. Garchik has owned all of the capital stock of a series of single-purpose entities that serve as the respective general partners of the limited partnerships that directly own or lease the following Gotham Golf Partners golf courses: Edgewood in the Pines; The Bridges; Greencastle Greens; Hawk Lake Golf Club and Honey Run Golf Club. In connection with the proposed transaction, Mr. Garchik has agreed to transfer to Gotham Golf Partners all of the interests in these single-purpose entities.

   California Golf Club is owned by California Golf Club, L.C., a Florida limited liability company. The ownership of California Golf Club, L.C. is as follows: Messrs. Garchik and Mays each hold a 1.0% managing member interest and have assigned the economic interests of these membership interests to Gotham Golf Partners; Gotham Golf Partners holds a 48.0% class B membership interest and C.G.C. Partners, a Florida general partnership, holds a 50.0% class A membership interest. Mr. Garchik and his affiliates own 8.1% of the partnership interests of C.G.C. Partners.

REAL ESTATE TRANSACTIONS

   In October 2000, Full Circle Mountain L.L.C., an entity owned by Messrs. Caporaletti and Mays, granted Gotham Golf Partners an easement in connection with Gotham Golf Partners's Monroe Valley golf course in Jonestown, Pennsylvania. In exchange for the grant of this easement, Gotham Golf Partners paid $25,000 to Full Circle Mountain L.L.C.'s mortgage lender, and Gotham Golf Partners has agreed to convey five acres of land owned by Monroe Valley Golf Club that is not used in the operation of the course to Full Circle Mountain L.L.C.

   Gotham Golf Partners holds a 48.0% class B membership interest in Miami National Golf Club, L.C., a limited liability company that owns a 99% membership interest in MNGC Realty, L.C., which owns an undeveloped five-acre property near Gotham Golf Partners's former Miami National Golf Club. Messrs. Garchik and Mays each hold a 1.0% managing member interest in Miami National Golf Club, L.C. and have assigned the economic interests of these membership interests to Gotham Golf Partners. Messrs. Garchik and Mays together own a 1% managing membership interest in MNGC Realty, L.C. and have assigned the economic interests of those membership interests to Gotham Golf Partners. M.N.G.C. Partners, a Florida general partnership, holds a 50.0% class A membership interest in this entity. Mr. Garchik and his affiliates own 8.1% of the partnership interests of M.N.G.C. Partners.

OTHER RELATED-PARTY TRANSACTIONS

   Two of Mr. Caporaletti's brothers are employed by subsidiaries of Gotham Golf Partners as general managers of golf courses. One of Mr. Caporaletti's sisters was employed by Gotham Golf Partners as an accountant until March 2002. Collectively, Mr. Caporaletti's two brothers and sister were paid $137,000, $140,000 and $147,000 in 1999, 2000 and 2001, respectively.

   Mr. Armel's brother is employed by Gotham Golf Partners as its manager of capital projects. Mr. Armel's brother was paid $75,000 in each of 2000 and 2001.

   To the extent allowable under applicable law, Gotham Golf Partners will cause Messrs. Mays, Garchik and Caporaletti, collectively, to be allocated 35% of Gotham Golf Partners's aggregate losses for United States federal income tax purposes for the taxable year ended December 31, 2001 and 15% of such losses for the period January 1, 2002 through the completion of the proposed transaction. If less than 35% of the losses for the taxable year ended December 31, 2001 may be so allocated under applicable law, additional allocations for the period January 1, 2002 through the completion of the proposed transaction will be made, up to 35%, so that the aggregate losses for the period January 1, 2001 through the completion of the proposed transaction will at least equal the amount of losses that would have been allocated to these individuals had the previous year's allocations not been limited by law.

   See "Special Factors--Interests of First Union Trustees, Officers and Related Parties in the Proposed Transaction" for a discussion of the interests of First Union's trustees and officers in the proposed transaction, and a discussion of the repayment of certain debt that Gotham Golf Partners owes to Gotham Partners.

                   INFORMATION REGARDING FIRST UNION SHARES

   First Union common shares are traded on the New York Stock Exchange (referred to in this document as the NYSE) under the symbol "FUR." On February 13, 2002, the trading date preceding the public announcement of the proposed transaction, the high and low sale prices per First Union common share, as reported by the NYSE, were $2.42 and $2.40, respectively.

   In addition to the First Union common shares, First Union has authorized a class of preferred shares designated as the Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $25.00 per share (referred to in this document as the FIRST UNION CONVERTIBLE PREFERRED SHARES). As of May 30, 2002, 984,800 First Union convertible preferred shares were issued and outstanding.

PRICE AND DIVIDEND INFORMATION

   The following tables set forth information with respect to the high and low sales prices for the First Union common shares and the First Union convertible preferred shares, as well as the dividends paid with respect to each, for the quarter indicated.

             FIRST UNION COMMON SHARES: MARKET PRICE AND DIVIDENDS


                                                      HIGH   LOW  DIVIDENDS
                                                      ----- ----- ---------
     2002 QUARTERS ENDED
        December 31 (through October 30, 2002)....... $2.27 $2.19
        September 30.................................  2.30  2.14   $  --
        June 30......................................  2.43  2.21    0.10
        March 31.....................................  2.48  2.32    0.10
     2001 QUARTERS ENDED
        December 31.................................. $2.56 $2.20      --
        September 30.................................  2.75  2.23      --
        June 30......................................  2.62  2.16      --
        March 31.....................................  2.85  2.38      --
     2000 QUARTERS ENDED
        December 31.................................. $2.81 $2.25      --
        September 30.................................  3.06  2.25      --
        June 30......................................  3.06  2.25      --
        March 31*....................................  5.00  2.44   $0.155

--------
* In March 2000, First Union distributed shares of common stock of Imperial Parking Corporation to First Union common shareholders. One share of Imperial Parking common stock was distributed for every 20 First Union common shares held.

     FIRST UNION CONVERTIBLE PREFERRED SHARES: MARKET PRICE AND DIVIDENDS


                                            HIGH      LOW     DIVIDENDS PAID
                                           ------- ---------- --------------
    2002 QUARTERS ENDED
       December 31 (through October 30,
         2002)............................ $ 14.39 $    12.50     $   --
       September 30.......................   17.50      14.30      0.525
       June 30............................   19.40      17.25      0.525
       March 31...........................   20.15      18.70      0.525
    2001 QUARTERS ENDED
       December 31........................ $ 21.30 $    17.81     $0.525
       September 30.......................   21.79      19.85      0.525
       June 30............................   20.50      19.55      0.525
       March 31...........................   21.30      19.50      0.525
    2000 QUARTERS ENDED
       December 31........................ $ 21.50 $  19.9375     $0.525
       September 30.......................   22.50      19.50      0.525
       June 30............................  21.875     18.625      0.525
       March 31...........................   22.00    19.5625      0.525


   From June 1998 to February 2002, it was the practice of the First Union board of trustees to declare and pay regular quarterly dividends with respect to the First Union common shares only so far as is necessary for First Union to qualify as a REIT under the Internal Revenue Code of 1986, as amended. In February 2002, the First Union board of trustees resumed the declaration of quarterly dividends of $0.10 per common share. It has been the practice of the First Union board since the issuance of the First Union convertible preferred shares in 1996 to declare and pay regular quarterly dividends with respect to the First Union convertible preferred shares.

SHARE REPURCHASES

   FIRST UNION COMMON SHARES. During the past two years, other than with respect to immaterial amounts, from time to time, pursuant to stock-based employee benefit plans, First Union has repurchased First Union common shares during the specific time periods indicated:

  . From June 28, 2000 to February 2, 2001, First Union purchased 2,826,025 First Union common shares at prices ranging from $2.27 to $3.00 per share.

  . On April 30, 2001, First Union entered into separate agreements with Apollo Real Estate Investment Fund II, L.P., a related party, and with Bear Stearns International Limited, and repurchased an aggregate of 4,798,592 First Union common shares at a price of $2.375 per share.

   FIRST UNION CONVERTIBLE PREFERRED SHARES. In June 2000 First Union repurchased an aggregate of 364,200 First Union convertible preferred shares in a private transaction at a purchase price of $21.25 per share for an aggregate cash consideration of $7,739,250. As a result of this transaction, the number of First Union convertible preferred shares outstanding decreased from 1,349,000 to 984,800 shares.

                     GOVERNMENTAL AND REGULATORY APPROVALS

   To First Union's knowledge, the proposed transaction does not require any federal regulatory approvals other than receipt of appropriate United States federal antitrust clearances deemed necessary by the parties to the merger agreement and the federal filings required under applicable U.S. securities laws in connection with this proxy statement-prospectus.

   Gotham Golf Corp and Southwest Shopping Centers, however, may need to obtain certain state regulatory approvals to effect the proposed transaction. In offering the securities contemplated in the proposed transaction, Gotham Golf Corp and Southwest Shopping Centers are relying on various exemptions, exclusions or federal preemption from registration requirements with respect to state securities or Blue Sky laws. If and to the extent an exemption, exclusion or federal preemption is unavailable, the parties to the proposed transaction may have to restructure the transaction to qualify for the exemption, exclusion or preemption or avail themselves of a different exemption or exclusion, change the terms of the transaction to provide that no securities can be purchased in those states where an exemption or exclusion is not available or comply with applicable registration, filing or other procedures in order to comply with applicable Blue Sky laws.

   Although no assurances can be made that the proposed transaction will receive the necessary regulatory clearances or exemptions on acceptable terms at any particular time, Gotham Golf Corp and Southwest Shopping Centers expect that the necessary regulatory clearances or exemptions will be obtained.

                   FORM 10-K ANNUAL REPORT AND OTHER FILINGS


   A copy of First Union's annual report on Form 10-K for the fiscal year ended December 31, 2001, as amended and as filed with the Commission, is attached to this document as Appendices G, H and I and forms a part of this proxy statement-prospectus. A copy of First Union's current report on Form 8-K, dated as of February 14, 2002, as filed with the Commission is attached to this document as Appendix J and forms a part of this proxy statement-prospectus. Copies of First Union's quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as filed with the Commission, are attached to this document as Appendices K and L, respectively, and form a part of this proxy statement-prospectus.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the trustees and executive officers of First Union, and persons who own beneficially more than 10% of the outstanding First Union common shares, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NYSE. Copies of all filed reports are required to be furnished to First Union pursuant to
Section 16(a). Based solely on the reports received by First Union and on written representations from reporting persons, First Union believes that the trustees, executive officers, and greater than 10% beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 2001.

                             SHAREHOLDER PROPOSALS


   First Union will hold a 2002 annual meeting only if the proposed transaction has not been consummated. If the 2002 annual meeting is held, shareholder proposals to be presented at the meeting must be received by First Union for inclusion in First Union's proxy statement and form of proxy relating to that meeting on or before December 31, 2002. In addition, under the First Union By-Laws, shareholders must comply with specified procedures to nominate trustees or introduce an item of business at an annual meeting. Nominations or proposals for an item of business to be introduced at an annual meeting must be submitted in writing and received by First Union generally not less than 120 days in advance of an annual meeting. To be in proper written form, a shareholder's notice must contain the specific information required by the First Union By-Laws. A copy of the First Union By-Laws, which describes the advance notice procedures, can be obtained from First Union. Any such proposals should be sent to Neil H. Koenig, First Union Real Estate Equity and Mortgage Investments, 125 Park Avenue, New York, New York 10017.


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THE NOTES OFFERING
       (TO BE INSERTED AS A TAB IN PRINTED PROXY STATEMENT--PROSPECTUS)

                              THE NOTES OFFERING

   The summary of the terms and provisions contained in this proxy statement-prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the merger agreement and the Indenture and Servicing Agreement under which the notes are to be issued (referred to in this document as the INDENTURE), a copy of which has been filed with the Commission as Exhibit 4.1 hereto.

THE ISSUER

   The notes will be issued by Southwest Shopping Centers, a Delaware limited liability company whose sole member is First Union. Concurrently with the issuance of the notes, First Union will be merged with and into Gotham Golf Corp, resulting in Southwest Shopping Centers becoming a wholly owned subsidiary of Gotham Golf Corp. The sole assets of Southwest Shopping Centers will be (1) its ownership interest in the entity that indirectly holds 100% of the membership interests in the entity that owns the Park Plaza Mall, (2) the Park Plaza mezzanine loan and (3) the Circle Tower mortgage loan as described in "Description of the Notes and the Underlying Loans--Description of the Underlying Loans." For more detail about the issuer, see "Southwest Shopping Centers Co. II, L.L.C."

DISTRIBUTION OF THE NOTES

   The notes are being offered to First Union common shareholders as an alternative type of consideration in connection with the proposed transaction. For every First Union common share that you hold immediately prior to the effective time of the mergers, you will be entitled to receive 0.0057461 of a note (which is approximately 1/174th of a note), with a face value of $100, in lieu of $0.35 in cash (which is an effective price of $60.91 for a note).

   To elect to receive notes, you must properly complete the Form of Election and Letter of Transmittal (referred to in this document as the FORM OF ELECTION) attached to this proxy statement-prospectus. For details on the election procedures, see "Election and Payment Procedures." If and to the extent that you fail to make an election in connection with the notes, you will be deemed to have declined your pro rata share of the notes in favor of the $0.35 in cash.

   The notes are also being offered to all First Union common shareholders in connection with the Shareholder Note Purchase Right (see below). You need not elect to receive your pro rata share of the notes in lieu of the $0.35 in cash in order to participate in the Shareholder Note Purchase Right.

   YOU SHOULD NOTE THAT THE NOTES WILL BE ISSUED IN THE FORM OF A SINGLE GLOBAL NOTE HELD BY DTC. ACCORDINGLY, IF YOU WANT TO RECEIVE THE NOTES OR PURCHASE NOTES IN THE PROPOSED TRANSACTION, YOU MUST HOLD YOUR FIRST UNION COMMON SHARES WITH A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A DTC PARTICIPANT AND THAT IS WILLING TO HOLD YOUR NOTES ON YOUR BEHALF. SEE "DESCRIPTION OF THE NOTES AND THE UNDERLYING LOANS--ISSUANCE IN THE FORM OF A GLOBAL NOTE."

NO FRACTIONAL NOTES

   You are not entitled to receive a fraction of a note. If you elect to receive notes in the proposed transaction and you otherwise would have received a fraction of a note, Southwest Shopping Centers will issue to you in lieu of such fraction an amount of cash (rounded to the nearest whole cent and without interest) equal to such fraction multiplied by $60.91 (which is the issuance price of the notes).

SHAREHOLDER NOTE PURCHASE RIGHT

   To the extent that notes are not elected as part of the election to receive notes in lieu of a portion of the cash consideration, all First Union common shareholders as of immediately prior to the effective time of the mergers

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will have the right to purchase the remaining notes from Southwest Shopping
Centers for a purchase price of $60.91 per note. This right to purchase notes is referred to in this document as the SHAREHOLDER NOTE PURCHASE RIGHT.

   If First Union common shareholders exercise the Shareholder Note Purchase Right for more notes than are available, the available notes will be allocated among holders exercising the Shareholder Note Purchase Right pro rata based on the number of notes that each holder requested pursuant to the Shareholder Note Purchase Right. You should note, however, that no fractional notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a note will receive a number of notes rounded down to the nearest whole number. In addition, if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the notes that he or she wished to purchase pursuant to the Shareholder Note Purchase Right, the excess funds paid by such holder shall be returned by mail without interest or deduction as soon as practicable after the completion of the proposed transaction.

REDEMPTION RIGHT

   If you elect to receive your pro rata share of the notes in the proposed transaction, subject to certain conditions explained below, you will have the right to have those notes redeemed on the 90th day after the completion of the proposed transaction by Southwest Shopping Centers (or, at Southwest Shopping Centers's option, a designee of Southwest Shopping Centers) for a per note price of $60.91, without interest. This right is referred to in this document as the REDEMPTION RIGHT.

   To exercise the Redemption Right, you will have to make an affirmative election on the Redemption Certification attached to this document. In addition, if you are a Depository Trust Company participant (referred to in this document as a DTC PARTICIPANT), you must complete the Form of Redemption attached to this proxy statement-prospectus. If you are not a DTC participant, you must send your Redemption Certification to the DTC participant that is acting as your nominee holder, and that DTC participant must complete the Form of Redemption on your behalf. In order for the exercise of the Redemption Right to be effective, the redemption agent must receive your Redemption Certification along with the accompanying Form of Redemption by no later than 5:00 p.m. on the 80th day following the completion of the proposed transaction (such time referred to in this document as the REDEMPTION DEADLINE). Any notes that are designated to be redeemed and that qualify for redemption under the Redemption Right will be redeemed on the 90th day following the completion of the proposed transaction. You may exercise your Redemption Right only once. If you do not properly exercise your Redemption Right, you will be deemed to have elected to keep your notes, and your Redemption Right will expire.

   You should understand that the Redemption Right will not apply to:

  . notes issued to holders in connection with their exercise of the Shareholder Note Purchase Right; or

  . notes that are transferred or in which a beneficial interest has been transferred, either directly or indirectly, after their issuance.

Moreover, if you exercise your Redemption Right, you must exercise the Redemption Right for all (and not merely some) of your notes eligible for redemption pursuant to the Redemption Right. If Southwest Shopping Centers designates a third party, such as Gotham Partners or one of its affiliates, to fulfill the redemption obligations in connection with the Redemption Right, the notes purchased by that third party will have the same terms and conditions as the notes purchased by other First Union common shareholders in the proposed transaction.

   Because Southwest Shopping Centers will issue the notes only in global form, the depositary will be the only registered holder of notes. As an indirect holder, you must consult your own bank or broker for information on how to exercise your Redemption Right and the instruction on the Redemption Certification and Form of Redemption. Your ability to exercise the Redemption Right will depend on the procedures of the depositary and your bank or broker, over which Southwest Shopping Centers has no control. See "Description of the Notes and the Underlying Loans--Issuance in the Form of a Global Note."

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GOTHAM NOTE PURCHASE

   In the proposed transaction, Gotham Partners will elect to receive its pro rata share of the notes with respect to its First Union common shares. In addition, Gotham Partners (or an affiliate or designee) will purchase, for a purchase price of $60.91 per note, any notes not elected or purchased in the proposed transaction, as well as all notes redeemed pursuant to your Redemption Right. The notes purchased by Gotham will have the same terms and conditions as the notes purchased by other First Union common shareholders in the proposed transaction.

LISTING

   The notes currently are not listed or traded on any national exchange. However, Gotham Golf Corp has applied to list the notes on the AMEX on behalf of Southwest Shopping Centers. The listing application is currently under review by the AMEX.

USE OF PROCEEDS

   The proceeds from the issuance of the notes will be used by Southwest Shopping Centers to fund the Park Plaza mezzanine loan and the Circle Tower mortgage loan and to pay expenses relating to the offering and issuance of the notes. In addition, because the funding of the Park Plaza mezzanine loan and the Circle Tower mortgage loan are net cash neutral to First Union and Southwest Shopping Centers, ultimately the proceeds from the issuance of the notes, net of fees and expenses, will be used primarily for acquisitions, general capital expenditures, debt reduction and general corporate expenses and purposes of Gotham Golf Corp. Furthermore, you should understand that if you elect to receive and retain notes, Gotham Partners and its affiliates or designees will purchase fewer notes.

BOARD RECOMMENDATION

   In making any decision to elect to receive or purchase the notes, you must consider your own best interests. The First Union board of trustees and the special committee of the First Union board of trustees recommend that you elect to receive the full cash consideration in the proposed transaction. Moreover, neither the Gotham Golf Corp board of directors nor Gotham Partners makes any recommendation as to whether you should elect to receive or purchase the notes.

TAX CONSIDERATIONS RELATING TO THE NOTES

   This section describes the material United States federal income tax consequences of owning the notes. This section does not discuss the tax consequences of the receipt of notes or the receipt of the right to purchase notes in the proposed transaction. (For such a discussion, see "Special Factors--Material Federal Income Tax Consequences to U.S. Holders.") This section applies to you only if you (1) acquired your notes in the original offering (I.E., you either received the notes as consideration in the proposed transaction or you purchased the notes pursuant to the Shareholder Note Purchase Right) and (2) hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a person who holds notes that are a hedge or that are hedged against interest rate risks, a person who holds notes as part of a straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar and, unless otherwise specifically noted, a person that is a non-U.S. holder, as defined in "Special Factors--Material Federal Income Tax Consequences to Non-U.S. Holders."

   As described below, the tax treatment of debt instruments with terms similar to the notes is not entirely clear under existing law. Accordingly, you are urged to consult with your tax advisor with respect to the federal, state, local and foreign tax consequences of your ownership of notes.

  CLASSIFICATION OF SOUTHWEST SHOPPING CENTERS AND THE NOTES

   Although not entirely free from doubt, the notes should be treated as indebtedness for United States federal income tax purposes. Because Southwest Shopping Centers is wholly owned by Gotham Golf Corp, and assuming that Southwest Shopping Centers will not make an election to be treated as a corporation for United

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States federal income tax purposes, Southwest Shopping Centers will be treated as a branch of Gotham Golf Corp for United States federal income tax purposes as long as Southwest Shopping Centers continues to be wholly owned by Gotham Golf Corp. Accordingly, the notes should be treated as nonrecourse indebtedness issued by Gotham Golf Corp. Except as noted below in "--Alternative Characterizations," the discussion below assumes that the notes will be so treated.

  TAX TREATMENT OF THE REDEMPTION RIGHT

   Although not entirely free from doubt, the Redemption Right should not be treated for United States federal income tax purposes as a term of the notes. A U.S. holder that receives a note pursuant to the First Union merger should therefore be treated for United States federal income tax purposes as having received two assets--a note and a Redemption Right that entitles the holder to put the note to Southwest Shopping Centers (or its designee) 90 days after the completion of the proposed transaction. Gotham Golf Corp believes that the Redemption Right will have a nominal value as of the completion of the proposed transaction and it therefore intends to take the position for all tax reporting purposes that the value of the Redemption Right is zero as of the date of the completion of the proposed transaction. If the Redemption Right is properly treated as having a value of zero, you will not recognize any gain or loss with respect to the Redemption Right upon the exercise or expiration of the Redemption Right (although you will recognize gain or loss with respect to the disposition of the notes as described below in "--Sale, Exchange or Retirement of the Notes.") If, however, the Redemption Right is properly treated as having a value in excess of zero, you will recognize a short-term capital loss (in addition to any gain or loss you recognize upon the disposition of the notes) in an amount equal to such value upon the expiration or exercise of the Redemption Option. The discussion below assumes that the Redemption Right is properly treated as having a value of zero.

  ISSUE PRICE

   The "issue price" of the notes will be determined under one of the following three methods.

  . First, the issue price of the notes will be $60.91 if a substantial amount of the notes are issued for cash on the date of the completion of the proposed transaction.

  . Second, if a substantial amount of the notes are not sold for cash as of the date of the completion of the proposed transaction, and the notes are traded on an "established market" within 30 days after the completion of the proposed transaction, the issue price of the notes will be equal to the fair market value of the notes on the date of the completion of the proposed transaction. For this purpose, the notes will be treated as traded on an "established market" if they are listed on (i) a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 or (ii) an interdealer quotation system sponsored by a national securities association under Section 15A of the Securities Exchange Act of 1934. Furthermore, the notes will also be treated as traded on an "established market" if the notes appear on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions.

  . Third, if a substantial amount of notes are not sold for cash and are not traded on an "established market" within 30 days after the completion of the proposed transaction, the issue price for the notes will equal the fair market value of the First Union common shares (taking into account only the portion of First Union common shares for which notes are received) in exchange for which a note is issued in the merger. If the issue price for the notes is determined under this third method, Gotham Golf Corp intends to take the position that the issue price for the notes is $60.91.

  ORIGINAL ISSUE DISCOUNT

   Because the yield that you will recognize with respect to the notes is contingent upon the timing of the principal payments with respect to the notes and the amount of the exit fee that is passed through with respect to each note, the notes will be subject to special tax rules governing contingent debt instruments. Under such rules,

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and subject to the rules discussed below in "--High Yield Discount Obligation
Rules" with respect to corporate holders of notes, you will be required to treat all interest on the notes as original issue discount (referred to in this document as OID) and you will therefore not separately account for the stated interest payments on the notes. Instead, you will be required to accrue OID over the term of the notes on a constant yield basis based upon the yield (referred to in this document as COMPARABLE YIELD) at which Gotham Golf Corp would issue a non-contingent fixed rate debt instrument with terms and conditions that are otherwise the same as your notes. The amount of income that you will be required to include in income in each accrual period with respect to the notes will equal the product of (x) the adjusted issue price for the notes at the beginning of the accrual period and (y) the comparable yield for the notes. The adjusted issue price of your note at the beginning of an accrual period will equal the issue price for the note (determined in the manner described in "--Issue Price") plus the aggregate amount of OID that you previously accrued with respect to the note (based on the comparable yield) less the aggregate amount of the interest payments you previously received with respect to the note.

   If Gotham Golf Corp were to compute the comparable yield as of the date hereof, Gotham Golf Corp would take the position that the comparable yield with respect to the note is equal to 26.1%. Please contact Gotham Golf Corp's Chief Financial Officer, Peter Frost, at 575 East Chocolate Avenue, Hershey, PA, to obtain the comparable yield with respect to the notes at the time of their issuance. You are required to use the comparable yield computed by Gotham Golf Corp for purposes of determining your accruals of OID with respect to your notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield. THE COMPARABLE YIELD IS NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF OID ACCRUALS WITH RESPECT TO YOUR NOTES AND GOTHAM GOLF CORP MAKES NO REPRESENTATIONS REGARDING THE AMOUNT OF THE ACTUAL OR EXPECTED YIELD OF THE NOTES OR THE TIMING OF ANY PAYMENTS WITH RESPECT TO THE NOTES.

   If you purchased your notes for cash and your purchase price differs from the issue price for the notes (i.e., if the issue price for the notes is determined under the second method described above in "--Issue Price" and the fair market value of the notes on the date of the completion of the proposed transaction does not equal $60.91), you may be subject to the special market discount (if the issue price exceeds your purchase price by more than a de minimis amount) or bond premium rules (if your purchase price exceeds the issue price) that apply with respect to contingent debt instruments. Accordingly, if you purchase your notes for cash at a price that differs from the issue price for the notes, you should consult your tax advisor as to the application of such market discount or bond premium rules with respect to your notes.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

   You will recognize gain or loss upon the sale, exchange or retirement of the notes (including pursuant to the exercise of the Redemption Right) in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the issue price of the notes (or, if you purchased your notes for cash and such price differs from the issue price of the notes, the amount you paid for your notes), increased by the aggregate amount of OID you previously accrued with respect to your notes, and decreased by the aggregate amount of all interest payments you previously received with respect to your notes. Any gain you recognize upon the sale, exchange or maturity of the notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.

  HIGH YIELD DISCOUNT OBLIGATION RULES

   The notes will be treated as "high yield discount obligations" (referred to in this document as HYDO) for United States federal income tax purposes. Under the rules governing HYDOs, Gotham Golf Corp will not be able to deduct the "disqualified portion" of the OID that accrues with respect to the notes. Furthermore, a U.S. holder of a note that is a corporation for tax purposes will be entitled to a dividends received deduction (currently at a 70% rate for holders of less than 20% of the Gotham Golf Corp common shares) with respect to the "disqualified portion" of the OID accruing on the note to the extent that Gotham Golf Corp has sufficient current

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or accumulated earnings and profits. If all or part of the "disqualified portion" of the OID accruing on the notes exceeds Gotham Golf Corp's current and accumulated earnings and profits, the excess will continue to be taxed as ordinary OID income in accordance with the general rules described above in "--Original Issue Discount."

   It is not clear under current law as to how to compute the "disqualified portion" of the OID accruing on an instrument, such as the notes, that is subject to the special rules governing contingent debt instruments. Accordingly, corporate holders of notes are urged to consult their tax advisors as to the portion of the OID on the notes with respect to which they can claim a dividends received deduction.

  NON-U.S. HOLDERS

   Subject to the discussion below in "--Alternative Characterizations," if you are not a U.S. holder, you should not be subject to U.S. withholding tax with respect to the non-contingent portion of any principal or interest payments you receive with respect to your notes, provided that (a) you comply with the applicable certification and identification requirements as to your foreign status and (b) you do not actually or constructively own 10% or more of the voting interests in Gotham Golf Corp. Any contingent interest or principal payments with respect to your notes (such as any additional amounts received as a result of the pass-through of the exit fee or, in the case of any early redemption of the notes, the portion of principal payments attributable to the excess yield realized as a result of such early redemption) will be subject to withholding tax at a rate of 30% subject to reduction under an applicable treaty. Furthermore, the notes should be treated as a "U.S. real property interest" for purposes of Section 897 of the Code. Accordingly, you would be subject to United States federal income tax with respect to any gain you recognize upon the sale or exchange of your notes.

  ALTERNATIVE CHARACTERIZATIONS

   It is possible that the IRS will assert that the notes should be treated as equity for United States federal income tax purposes. If the notes are recharacterized as equity, a U.S. holder that is not a corporation would likely not be materially disadvantaged for United States federal income tax purposes by such recharacterization, although certain state tax filing requirements may apply under such recharacterization. A U.S. holder that is a corporation, however, would likely not be eligible to receive the dividends received deduction described above in "--High Yield Discount Obligation Rules" with respect to the "disqualified portion" of the interest on the notes.

   If the notes are recharacterized as equity, a non-U.S. holder would likely be subject to United States federal income tax with respect to all interest payments it receives with respect to the notes and with respect to any gain it recognizes upon the sale, exchange or maturity of the notes. Furthermore, a non-U.S. holder would likely be required to file annual U.S. and state income tax returns with respect to the notes and a non-U.S. holder that is a corporation would likely be subject to a second-level "branch profits tax" with respect to all or a portion of the return it realizes with respect to the notes. Accordingly, non-U.S. holders are urged to consult their tax advisors as to the tax consequences of their ownership of the notes, including the tax consequences relating to the possible recharacterization of the notes as equity for United States federal income tax purposes.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

   Gotham Golf Corp and other payors of interest and principal with respect to the notes may be required to report to the IRS the interest and principal payments with respect to your notes unless you qualify for an exemption from such reporting. In addition, brokers are required to report to the IRS any payment of proceeds of the sale of your notes within the United States. Furthermore, backup withholding may apply to payments with respect to your notes if you fail to provide an accurate taxpayer identification number or if you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

QUESTIONS

   If you have any questions about the notes offering, how to exchange your shares of First Union common shares for notes or the note redemption, or need additional copies of this document, contact D.F. King & Co., the information agent, at (888) 414-5566. If you need to contact the trustee, contact The Bank of New York, 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 ATTN:
Southwest Shopping Centers.

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               DESCRIPTION OF THE NOTES AND THE UNDERLYING LOANS

   This section summarizes all the material terms of the Indenture and the notes. This section does not, however, describe every aspect of the Indenture or the notes.

   The Indenture and its associated documents, including the notes, contain the full text of the matters described in this section. A copy of the Indenture has been filed with the Commission as Exhibit 4.1 hereto.

BRIEF DESCRIPTION OF THE NOTES

   The notes:

  .   are limited to $20,000,000 in aggregate principal amount;

  . are in denominations of integral multiples of $100 (for convenience, the term "note" in this document refers to a note with a face value of $100 or a $100 increment of a note having a face value greater than $100);


  . bear interest at a rate of 11% of the face value per annum, calculated on an actual/360 basis and payable in arrears on the third business day in each January and July commencing on July 3, 2003, to holders who were holders of record on the fifth business day preceding the payment date;


  . are secured by two underlying loans that Southwest Shopping Centers will make simultaneously with this offering, one to First Union and the other to Southwest Shopping Centers's wholly-owned subsidiary. The underlying loans are secured principally by an interest in Circle Tower, a property in Indianapolis, Indiana, and an indirect interest in the Park Plaza Mall, a property in Little Rock, Arkansas. The loans are nonrecourse, which means that the borrowers' liability is limited to their interest in the collateral. Also, the Park Plaza Mall is subject to a first mortgage. See "--Security for the Notes";

  . bear additional interest if Southwest Shopping Centers receives any exit fee or late payment charges in relation to the two underlying loans (the exit fee and late payment charges are described in "--Description of the Underlying Loans");

  . are recourse only to the issuer, which means that no entity other than Southwest Shopping Centers will have any liability under the notes; moreover, Southwest Shopping Centers's only significant assets are the two loans that will serve as collateral for the notes and its indirect ownership interest in Park Plaza 1;

  . subject to certain conditions, will be redeemable at the option of its holder by the issuer or, at the issuer's option, a designee of the issuer 90 days after the completion of the proposed transaction, at a price of $60.91 per note, without interest. For a description of this redemption right, see "The Notes Offering--Redemption Right";

  . are redeemable by the Trustee whenever a special account, into which the Trustee deposits cash left over after payment of interest, has a balance of more than $10,000 for at least 30 consecutive days; and

  .   are due on May 31, 2010, unless earlier accelerated or redeemed.

PRINCIPAL AND SCHEDULED MATURITY OF THE NOTES

   The aggregate principal balance of the notes is limited to $20 million. The notes will mature on May 31, 2010, unless earlier accelerated or redeemed.

INTEREST ON THE NOTES


   The notes will bear interest at 11% of the face value per annum from the date of completion of the proposed transaction to May 31, 2010, unless earlier accelerated or redeemed. Interest on the notes will be payable semi-annually in arrears on the third business day of January and July each year, commencing on July 3, 2003, to holders who were holders of record on the fifth business day preceding the payment date. The interest period is,


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with respect to any payment date in July, the period that runs from and including the first day in January to and excluding the first day in July; or, with respect to any payment date in January, the period that runs from and including the first day in July to and excluding the first day in January except that the first interest period shall commence on the date of completion of the proposed transaction and end on (but exclude) the first day of July 2003. Interest will be calculated on an actual/360 day basis.


   If Southwest Shopping Centers fails to repay the notes on time at their maturity, the annual interest rate will increase to 15% or, if lower, the maximum interest rate permitted by law. This increased interest rate will also apply if Southwest Shopping Centers fails to make an interest payment in full when it is due.

   Although the notes do not provide for any exit fee upon repayment or for any lump-sum charge in the event of a late payment, Southwest Shopping Centers will pay as additional interest on the notes any amounts that it may receive as an exit fee or late payment charge under the two underlying loans. Currently only one of these loans provides for an exit fee, while both loans provide for a late payment charge. The provisions of the underlying loans relating to the exit fee and late payment charges are described in "--Description of the Underlying Loans."

SECURITY FOR THE NOTES

   The notes will be secured by and will be entitled to all amounts received by Southwest Shopping Centers from two loans that Southwest Shopping Centers will make simultaneously with this offering. These loans are referred to in this document as the PARK PLAZA MEZZANINE LOAN and the CIRCLE TOWER MORTGAGE LOAN.

  THE PARK PLAZA MEZZANINE LOAN


   The Park Plaza mezzanine loan will be a loan from Southwest Shopping Centers to Park Plaza 1, L.L.C., a wholly owned subsidiary of Southwest Shopping Centers. The mezzanine loan will have a principal amount of $16.5 million and be secured by a first-priority security interest in Park Plaza 1's interest in its wholly owned subsidiary, Park Plaza 2, L.L.C., which indirectly owns real estate in Little Rock, Arkansas known as the Park Plaza Mall. As a debt of Park Plaza 1, the Park Plaza mezzanine loan is effectively subordinated to a first mortgage that one of Park Plaza 1's subsidiaries has given on the Park Plaza Mall. The lender under the first mortgage is First Union National Bank Commercial Mortgage Trust (referred to in this document as FUNB-CMT).


   The Park Plaza mezzanine loan is also secured by:

  . a mezzanine cash management agreement, intended to ensure that any funds Park Plaza 1 receives from its ownership of Park Plaza 2 are available to pay interest, principal and other amounts owing to Southwest Shopping Centers under the Park Plaza mezzanine loan; and


  . a Consent and Subordination of Property Management Agreement, intended to ensure that Southwest Shopping Centers receives any amounts owed to it before the property manager receives its fees.


   The Park Plaza mezzanine loan is described below in "--Description of the Underlying Loans--The Park Plaza Mezzanine Loan."

  THE CIRCLE TOWER MORTGAGE LOAN


   The Circle Tower mortgage loan will be a loan from Southwest Shopping Centers to First Union in a principal amount of $3.5 million. The Circle Tower mortgage loan will be secured by a mortgage on an office building in Indianapolis, Indiana known as Circle Tower. The Circle Tower mortgage loan is also secured by:


  . a cash management agreement, intended to ensure that any funds that First Union receives from Circle Tower are available to pay interest, principal and other amounts owing to Southwest Shopping Centers under the Circle Tower mortgage loan;

  . an Assignment of Management Agreement and Subordination of Management Fees, intended to ensure that Southwest Shopping Centers receives any amounts owed to it before the property manager receives its fees;

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  .   an Assignment of Licenses, Permits and Contracts, by which First Union assigns to Southwest Shopping Centers its interest in all existing and future licenses, permits and contracts concerning the ownership, operation, maintenance or administration of Circle Tower; and

  . an Assignment of Leases and Rents, by which First Union assigns to Southwest Shopping Centers its interest in all existing and future leases and other agreements for the use, enjoyment or occupancy of Circle Tower.

   The Circle Tower mortgage loan is described in "--Description of the Underlying Loans--The Circle Tower Mortgage Loan."

  NO OTHER SIGNIFICANT ASSETS

   Southwest Shopping Centers will have no significant assets other than its ownership interest in Park Plaza 1, the Park Plaza mezzanine loan and the Circle Tower mortgage loan. Thus, Southwest Shopping Centers's only significant source of funds for paying interest and principal and meeting its other obligations under the notes is these two loans. Moreover, Park Plaza 1 has no significant assets other than its membership interest in Park Plaza 2.

   The payments of principal, interest and other amounts that Southwest Shopping Centers is required to make on the notes will equal the payments of principal, interest and other amounts that Park Plaza 1 and First Union are required to make under the Park Plaza mezzanine loan and the Circle Tower mortgage loan, respectively.

NO LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND AFFILIATES

   The notes are recourse only to Southwest Shopping Centers and not to First Union, Gotham Golf Corp or any other person or entity. Accordingly, if Southwest Shopping Centers does not meet its obligations under the notes, the only recourse of a noteholder will be against Southwest Shopping Centers's assets. Southwest Shopping Centers has no significant assets other than the Park Plaza mezzanine loan, the Circle Tower mortgage loan and its ownership interest in Park Plaza 1. The Park Plaza mezzanine loan and the Circle Tower mortgage loan, however, are nonrecourse loans. Accordingly, if First Union or Park Plaza 1 does not meet its respective obligations under the Park Plaza mezzanine loan and the Circle Tower mortgage loan, Southwest Shopping Centers's only recourse as a lender (as well as the noteholders' if the special servicer comes to own these loans on behalf of the noteholders through foreclosure) will be against the properties serving as collateral for those loans. See "--Description of the Underlying Loans" below. No other entity or person, whether or not associated with Southwest Shopping Centers or with the proposed transaction, has any liability under the notes or the underlying loans.

THE INDENTURE

   The notes will be governed by the Indenture between Southwest Shopping Centers, The Bank of New York, as the Trustee, and Archon Group, L.P., as the servicer and the special servicer.

   The Trustee performs administrative duties for Southwest Shopping Centers, such as sending you interest payments and notices. The Trustee may, at its discretion, appoint a Registrar or a Fiscal Agent to perform some or all of these duties on its behalf.

   The servicer has three main roles:

  . First, the servicer collects all of the payments called for under the Circle Tower mortgage loan and the Park Plaza mezzanine loan and transfers these funds to the Trustee for use in making payments to the noteholders.

  . Second, the servicer arranges for inspections of the properties owned directly or indirectly by the borrowers under the Circle Tower mortgage loan and the Park Plaza mezzanine loan.

  . Third, the servicer files any statements or documents necessary to preserve the liens.

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   The special servicer has two main roles:

  . First, the special servicer assumes the servicer's role if Southwest Shopping Centers misses a semiannual payment or the payment of the principal of the notes at their maturity, or if a default is imminent or has arisen. There are additional situations in which the special servicer would assume the servicers' duties. Such situations are described below in "--Description of Servicing Arrangements--Assumption of the Servicer's Duties by the Special Servicer."

  . Second, the special servicer can enforce (on behalf of the Trustee) the noteholders' rights against Southwest Shopping Centers if Southwest Shopping Centers defaults. There are limits to the extent to which the special servicer acts on a noteholder's behalf, which limits are described below in "--Events of Default."

   The section below entitled "--Description of Servicing Arrangements" describes the powers and responsibilities of the servicer and the special servicer.

   The Indenture and the notes are governed by New York law.

ISSUANCE IN THE FORM OF A GLOBAL NOTE

  DESCRIPTION OF GLOBAL NOTES

   The notes will be issued in the form of a single global note, which means that the depositary is the only registered holder of the notes. The depositary for the notes will be DTC.

   ACCORDINGLY, IF YOU WANT TO RECEIVE OR PURCHASE THE NOTES IN THE PROPOSED TRANSACTION, YOU MUST HOLD YOUR FIRST UNION COMMON SHARES WITH A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT HAS AN ACCOUNT WITH DTC AND THAT IS WILLING TO HOLD NOTES ON YOUR BEHALF.

   Because the notes will be issued in the form of a global note, the ultimate beneficial owners can only be indirect holders, whose rights relating to the global note will be governed by the account rules of their financial institution and DTC, as well as by the general laws relating to securities transfers. Southwest Shopping Centers will deal only with DTC.

   If you elect to receive or purchase notes, you should be aware that because the notes will be issued only in the form of a global note:

  .   You cannot obtain notes registered in your own name.

  .   You cannot receive physical certificates for your interest in the notes.

  . You must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

  . You will not have access to a list of other owners of beneficial interests in the notes, and such lack of access may impede your ability to communicate with other owners.

  . You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

  . DTC's policies will govern payments, transfers, exchange and other matters relating to your interest in the global note. Southwest Shopping Centers and the Trustee have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the global note. Southwest Shopping Centers and the Trustee also do not supervise DTC in any way.

  . In accordance with DTC's standard policy, DTC will require that transactions involving interests in the global note be settled in same-day funds, though all securities trades can be completed or "settled" in the customary time frame, which is by the end of the third day following the trade.

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  .   Southwest Shopping Centers makes no representation as to the effect that settlement in immediately available funds will have on trading activity in such beneficial interests.

  DESCRIPTION OF THE DEPOSITARY

   DTC has advised Southwest Shopping Centers as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York. It is also a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC was created to hold securities of its participants (that is, those financial institutions that have accounts with the depositary) and to facilitate the clearance and settlement transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   DTC has also advised Southwest Shopping Centers that pursuant to procedures established by it:

  . upon deposit of the global notes, DTC will credit, on its internal system, the accounts of participants with portions of the principal amount of the global notes; and

  . ownership of the interests in the global notes will be shown on, and the transfer of ownership the interests will be effected only through, records maintained by DTC, in the case of the participants, or by the participants and the indirect participants, in the case of other owners of beneficial interests in the global notes.

   DTC has advised Southwest Shopping Centers that it will take any action permitted to be taken by a holder of notes:

  . only at the direction of one or more participants to whose account with DTC interests in the global notes are credited; and

  . only in respect of such portion of the aggregate principal amount of the notes as to which the participant in question has given such direction.

   If there is an event of default under the notes and the holders of a majority in principal amount of the notes represented by the global note instruct DTC, with a copy to the Trustee and the Issuer, to cease acting as depositary, DTC will exchange the global note for notes in certificated form and distribute these notes to their holders.

   Although Southwest Shopping Centers expects that DTC will follow the foregoing procedures in order to facilitate transfers of beneficial interests in the global note among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Southwest Shopping Centers nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its obligations under the rules and procedures governing their operations, which may include maintaining, supervising and reviewing the records related to payments made on account of beneficial ownership interests in the global note, and any other action taken by any such depositary, participant or indirect participant.

   Southwest Shopping Centers will make all payments of interest and principal on the notes to DTC. DTC will credit the account of each participating organization that has noteholders recorded as the security owners in accordance with the amount of interest and principal that Southwest Shopping Centers owes such holders. That participating organization is responsible for disbursing interest and security payments to the noteholders. These organizations are governed by standing instructions and customary practices. Under this system, it is possible that noteholders will receive their payments after their due date.

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REDEMPTION OF THE NOTES

   The notes are redeemable in two ways:

  . at the noteholder's election pursuant to the Redemption Right (see "The Notes Offering--Redemption Right"); and

  . by obligation of the Trustee at a price of $100 per note, plus accrued interest, whenever a special account into which the Trustee deposits cash left over after payment of interest has a balance of more than $10,000 for at least 30 consecutive days.

   In each case, however, no notes may be redeemed unless the Trustee, servicer and special servicer have received all of the amounts to which they are entitled under the Indenture.

   In the case of a redemption by the Trustee using funds from the special redemption account described above:

  . the Trustee will send a written notice to the registered holders of notes being redeemed, at least 15 days before the date fixed for the redemption; and

  . if less than all of the outstanding notes are being redeemed, the Trustee will select the notes to be redeemed at random. In practice, since the notes will be issued in the form of a global note, the Trustee will redeem only a portion of the global note in multiples of $100. If you are an indirect holder, the procedures of DTC and your bank or broker will determine whether a note in which you may have a beneficial interest will be redeemed.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE NOTICES RELATING TO REDEMPTIONS.

   On and after the redemption date, interest will cease to accrue on the notes or portions of notes that have been called for redemption, so long as Southwest Shopping Centers has deposited with the servicer or the Trustee funds sufficient to pay the amount due in respect of the notes being redeemed.

PAYMENTS AND ACCOUNTS


   To the extent that Southwest Shopping Centers has the funds available, it will pay interest on the notes on the third business day of January and July commencing on July 3, 2003, pay the principal and any accrued interest or other amounts owing at maturity upon presentation of the notes at a location that it will specify and pay the redemption price of the notes if it redeems them. The Trustee will make these payments on Southwest Shopping Centers's behalf by wire transfer to DTC. DTC will remit your payment according to its standard procedures, as described in "--Issuance in the Form of a Global Note--Description of the Depositary."


   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

   The Trustee, the servicer or the special servicer will establish the following accounts, among others, to facilitate payments under the Indenture:

  . COLLECTION ACCOUNT. The Indenture requires Southwest Shopping Centers to deposit funds into this account maintained by the servicer two business days before any payment is due to the noteholders. Southwest Shopping Centers may transfer the required funds from deposit accounts maintained in its name under the terms of the Circle Tower mortgage loan and the Park Plaza mezzanine loan or from any other source available to it.

  . PAYMENT ACCOUNT. The Indenture requires the servicer to remit the entire balance of the collection account to the payment account maintained by the Trustee, one business day before any payment is due

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      to the noteholders. On the due date, the Trustee will pay the noteholders out of its payment account any interest, principal or redemption price that Southwest Shopping Centers owes the noteholders, after first paying the fees and expenses of the Trustee, servicer and special servicer, and repaying any Advances made by the servicer or special servicer that the Trustee has determined to be Nonrecoverable Advances, as described in "--Description of Servicing Arrangements--Advances."

  . HOLDOVER ACCOUNT. If any funds in the payment account are unclaimed, the Trustee will transfer them to a Holdover Account and hold them for two years for the account of the noteholder who is entitled to them, after which time the funds will be returned to the Issuer.

  . REDEMPTION ACCOUNT. If any funds remain in the payment account after the Trustee has made all the payments that the Indenture requires, the Trustee will transfer them to a redemption account. Southwest Shopping Centers must transfer to the redemption account on the second business day before each payment date the balance of funds in the mortgage loan's residual sub-account, as described in "--Description of the Underlying Loans--the Circle Tower Mortgage Loan--Cash Management Agreement." Furthermore, if an event of default occurs on the Park Plaza mezzanine loan, as described in "--Description of the Underlying Loans--Events of Default" or construction commences on a mall in the Little Rock, Arkansas metropolitan area that has the same anchor tenant as the Park Plaza Mall, then Southwest Shopping Centers must also transfer the Park Plaza mezzanine loan's residual sub-account, as described in "--Description of the Underlying Loan--the Park Plaza Mezzanine Loan--Cash Management Agreement" to the redemption account on the second business day before such payment date. The Trustee will use funds from the redemption account to redeem outstanding notes at par, as described in "--Redemption of the Notes."

  . REO PROPERTY ACCOUNT. The special servicer will maintain this account if it forecloses on any of the collateral, to receive any amounts the special servicer receives from the foreclosed collateral. The special servicer will also use this account to fund disbursements that the Indenture permits it to make in respect of insurance payments, taxes, amounts due and payable under the two underlying loans and all expenses necessary to preserve the collateral for the two underlying loans.


   To the extent that any interest is earned on funds deposited in the collection account, the payment account and the redemption account, the servicer will be entitled to one calendar day's interest on all funds deposited into the collection account and the Trustee will be entitled to one business day's interest on all funds deposited in the payment account or the redemption account. All other interest in these accounts will accrue to Southwest Shopping Centers's benefit. Any interest earned on funds on deposit in the REO Property Account will accrue for the benefit of the special servicer.


EVENTS OF DEFAULT

   Noteholders will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term "event of default" means any of the following, when used in relation to the notes:

  .   Southwest Shopping Centers fails to pay interest on a note when due;

  . Southwest Shopping Centers fails to pay the principal of any note at its maturity;

  . Southwest Shopping Centers fails to pay the redemption price for any note on a redemption date;

  . Southwest Shopping Centers remains in breach of a material covenant or a material representation or warranty for 30 days after it receives a notice of default from the Trustee stating that Southwest Shopping Centers is in breach. The grace period may be extended in some circumstances, up to a maximum of 180 days;

  . a court enters a decree of bankruptcy, insolvency or reorganization against Southwest Shopping Centers;

  . Southwest Shopping Centers files voluntary proceedings under bankruptcy, insolvency or reorganization laws; or

  . there is a default on the underlying Circle Tower mortgage loan or the Park Plaza mezzanine loan beyond any grace period provided for under those loans.

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REMEDIES IN CASE OF AN EVENT OF DEFAULT ON THE NOTES

   ACCELERATION. If an event of default occurs, the special servicer may declare the entire principal amount of all of the notes due and immediately payable. Such a declaration is referred to in this document as a DECLARATION OF ACCELERATION. The special servicer may make a declaration of acceleration in its discretion, and it must make such a declaration if directed to do so by the holders of a specified percentage in aggregate principal amount of the notes, referred to in this document as the MAJORITY HOLDERS. The manner in which the required percentage is calculated is described in "--Majority Holders."

   If Southwest Shopping Centers has made all required payments, other than accelerated payments, the Majority Holders may cancel a declaration of acceleration.

   WAIVER OF EVENT OF DEFAULT. The Majority Holders may waive any event of default that has occurred, and its consequences, except as follows:

  . a failure on Southwest Shopping Centers's part to pay the principal of or interest on any note cannot be waived without the consent of all holders directly affected;

  . a breach of a covenant or provision the amendment of which would require the consent of all affected noteholders, as described in "--Amendments," cannot be waived without the consent of all holders directly affected;

  . a default depriving the Trustee of a lien on any of the collateral securing the two underlying loans cannot be waived;

  . a default depriving the Fiscal Agent, the Trustee, the servicer or special servicer of any fees or reimbursement to which they are entitled cannot be waived without the consent of the affected party; and

  .   a default existing on May 31, 2010 cannot be waived.

   SPECIAL SERVICER MUST GENERALLY FOLLOW THE DIRECTIONS OF THE MAJORITY HOLDERS. The special servicer must generally follow the orders of the Majority Holders during an event of default as described in "--Description of Servicing Arrangements--Following the Directions of the Majority Holders."

   PRECONDITIONS TO ENFORCEMENT BY HOLDERS. Before noteholders can bring a lawsuit or other formal action or takes other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

  . the noteholders must give the Trustee, the servicer or the special servicer written notice that an event of default has occurred and remains uncured;

  . the noteholders must make a written request that the special servicer take action in the Trustee's name because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action;

  . the special servicer must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

  . the Majority Holders must not have revoked their request within the 60 day period.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO THE TRUSTEE, SERVICER OR SPECIAL SERVICER, MAKE A REQUEST OF THE SPECIAL SERVICER AND MAKE OR CANCEL A DECLARATION OF ACCELERATION.

   Every year, Southwest Shopping Centers will furnish to the Trustee a written statement from some of its designated officers either certifying that, to their knowledge, Southwest Shopping Centers is in compliance with the Indenture and the notes, or specifying any default.

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MAJORITY HOLDERS

   As a general rule, the consent, direction or other act of the Majority Holders means the act of holders of more than 50% in principal amount of the notes, including notes held by Southwest Shopping Centers's affiliates. If, however, the holders of 66 2/3% in principal amount of the notes held by persons and entities not affiliated with Southwest Shopping Centers make a contrary act and they hold at least 25% in principal amount of the notes, including notes held by Southwest Shopping Centers's affiliates, then such contrary act will be considered the act of the Majority Holders.

   Southwest Shopping Centers's affiliates, including First Union, Gotham Golf Partners and Gotham Golf Corp, have the same right as any other person or entity to own notes. As holders of notes, such affiliates would have the same rights as any other holder to vote those notes in their own best interest.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE CONSENT OR DIRECTION OR OTHERWISE ACT IN RESPECT OF THEIR INTEREST IN THE NOTES.

DISTRIBUTION OF FUNDS ON MATURITY OR ACCELERATION

   Upon the maturity or acceleration of the notes, the Trustee will apply the funds in the payment account to the payment of Southwest Shopping Centers's obligations under the Indenture and the notes, in the following order:

  . any fees due to the Fiscal Agent, the Trustee, the special servicer or the servicer, and any Advances owed to the servicer or special servicer as described in "--Description of Servicing Arrangements--Advances," and previously determined to be nonrecoverable;

  . any amounts owed to noteholders as additional interest on account of any exit fee or late payment charge that Southwest Shopping Centers receives under the Circle Tower mortgage loan or the Park Plaza mezzanine loan;

  . any other interest owed to noteholders, whether at the base interest rate of 11% of the face value or at an increased rate because of a previous deficiency in interest payments;

  .   any principal then due and payable to noteholders; and

  . any Advances owed to the servicer or special servicer and not otherwise repaid.

   The net proceeds from any liquidation or foreclosure of the collateral securing the Circle Tower mortgage loan and the Park Plaza mezzanine loan may not be sufficient to pay all amounts due and unpaid. Prospective investors should be aware that the notes will be recourse only to Southwest Shopping Centers and not to First Union, Gotham Golf Corp or any other person or entity. Moreover, Southwest Shopping Centers will have no material assets other than
(1) its indirect ownership interest in Park Plaza 1, the entity that owns the Park Plaza Mall, (2) the Circle Tower mortgage loan and (3) the Park Plaza mezzanine loan. Consequently, the exercise of any remedy for an event of default may result in noteholders' being paid less than the full amount that Southwest Shopping Centers owes to them.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENT UPON MATURITY OR ACCELERATION OF THE NOTES.

NEGATIVE COVENANTS


   RESTRICTION ON DEBT. Southwest Shopping Centers promises in the Indenture not to have any debt other than the notes and other debt expressly permitted by the Indenture and related agreements. It also promises not to permit First Union or Park Plaza 1 to have any debt other than debt permitted under the terms of the Circle Tower mortgage loan or the Park Plaza mezzanine loan. As described below in "--Description of the Underlying Loans," the Park Plaza mezzanine loan does not permit Park Plaza 1 to incur any additional debt, while the Circle Tower mortgage loan does not prohibit First Union from incurring additional debt under certain limited circumstances.


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   RESTRICTION ON LIENS.  Southwest Shopping Centers promises in the Indenture that it will not grant or permit the existence of any lien on any of Southwest Shopping Centers's existing or subsequently acquired assets or revenues, and that it will not permit First Union or Park Plaza 1 to grant or permit the existence of any lien on their existing or subsequently acquired assets or revenues, with the following exceptions:

  . the security interest that Southwest Shopping Centers grants to the Trustee in the Circle Tower mortgage loan and the Park Plaza mezzanine loan in connection with the notes;

  . the security interest that First Union and Park Plaza 1 grant to Southwest Shopping Centers in the property serving as the collateral for the Circle Tower mortgage loan and the Park Plaza mezzanine loan, respectively; and


  . other liens on the collateral for the Circle Tower mortgage loan or the Park Plaza mezzanine loan that are permitted under the terms of those loans. The Circle Tower mortgage loan allows First Union to grant liens on the property in limited circumstances (for example for mechanics' and tenants' liens) that serves as the collateral for the Circle Tower mortgage loan, while the Park Plaza mezzanine loan does not permit Park Plaza 1 to grant any additional liens on Park Plaza 2 or the Park Plaza Mall.


   RESTRICTION ON OWNERSHIP OF ASSETS. Southwest Shopping Centers promises in the Indenture that it will not own any assets other than those relating to the Circle Tower mortgage loan, the Park Plaza mezzanine loan (including any proceeds from these loans) and Southwest Shopping Centers's indirect interest in the Park Plaza Mall.

   RESTRICTION ON FUNDAMENTAL CHANGES. Southwest Shopping Centers promises that it will not dissolve, merge, sell its assets, or engage in certain other fundamental changes that would adversely affect its ability to comply with the other restrictive covenants. Southwest Shopping Centers also promises that it will not permit Park Plaza 1 to dissolve, merge, sell its assets, or engage in certain other fundamental changes that would adversely affect its ability to comply with any requirement under the Park Plaza mezzanine loan that it be a single-purpose entity.

LIST OF NOTEHOLDERS

   While the notes are held in the form of a global note, owners of beneficial interests in the notes will not have access to a list of other owners of beneficial interests in the notes. Such lack of access may impede the ability of such owners of beneficial interests to communicate with each other. See "--Issuance in the Form of a Global Note."

   Three or more registered noteholders who have each owned a note for at least six months may obtain access to the list of noteholders that the Trustee maintains for the purpose of communicating with other noteholders. The Trustee may elect not to allow the requesting noteholders to have access to the list of noteholders if it agrees to mail the requested communication or proxy, on behalf and at the expense of the requesting noteholders, to all noteholders of record.

   By receiving and holding notes, you agree with the Issuer and the Trustee that neither the Issuer nor the Trustee is accountable for any disclosure of names and addresses of noteholders made in accordance with law.

THE TRUSTEE

   The Bank of New York will be the Trustee under the Indenture. The Bank of New York may from time to time have other business relationships with Southwest Shopping Centers, Park Plaza 1, First Union, the special servicer, the servicer, and their respective affiliates. The Trustee may also hold notes in its own name.

   The Trustee may resign at any time from its obligations and duties under the Indenture. If the Trustee resigns, Southwest Shopping Centers will be obligated to appoint a successor. If no successor trustee accepts an appointment, the resigning Trustee may ask a court to appoint a successor.

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   Southwest Shopping Centers or the servicer may remove the Trustee in certain limited circumstances, including incapacity, legal ineligibility or bankruptcy of the Trustee. Furthermore, the Majority Holders may remove the Trustee, and appoint a successor trustee subject to Southwest Shopping Centers's approval.

   Southwest Shopping Centers will pay the Trustee a fee of $8,000 per annum as compensation for its services. The fee will be paid twice a year, on each interest payment date, out of funds in the payment account.

   Southwest Shopping Centers will indemnify the Trustee for any expense incurred by it in connection with its performance of its duties under the Indenture. To the extent that Southwest Shopping Centers is unable to indemnify the Trustee for any expenses incurred by it in connection with its performance of its duties under the Indenture, Gotham Golf Corp will do so. This indemnification, however, will not extend to any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence.

DESCRIPTION OF THE UNDERLYING LOANS

   The notes are secured by Southwest Shopping Centers's interest in two loans that it will make simultaneously with this offering. These loans are referred to in this document as the PARK PLAZA MEZZANINE LOAN and the CIRCLE TOWER MORTGAGE LOAN. Repayments of interest and principal on the Park Plaza mezzanine loan and the Circle Tower mortgage loan will be used to pay the interest and principal on the notes.

   In the Park Plaza mezzanine loan, Southwest Shopping Centers will lend $16.5 million to Park Plaza 1. Park Plaza 1 has a 100% ownership interest in Park Plaza 2, which in turn has a 100% ownership interest in Park Plaza Mall, L.L.C., which owns real estate in Little Rock, Arkansas, known as the Park Plaza Mall. Park Plaza 1 is pledging its ownership interest in Park Plaza 2 as security for the Park Plaza mezzanine loan.

   In the Circle Tower mortgage loan, Southwest Shopping Centers will lend $3.5 million to First Union. First Union is the lessee under a ground lease (referred to in this document as the GROUND LEASE) and the owner of a parcel of land in Indianapolis, Indiana. The Ground Lease and the parcel together comprise the Circle Tower office property. See the description of Circle Tower in "Southwest Shopping Centers Co. II, L.L.C.--Circle Tower." First Union is granting a security interest and mortgage to Southwest Shopping Centers to secure the loan.

   The Park Plaza mezzanine loan and the Circle Tower mortgage loan share several similar terms, which are described below.

   BASIC TERMS OF THE LOANS. Both loans mature on May 31, 2010, at which time all principal and accrued and unpaid interest will be due. During the term of the loans, interest payments are due semi-annually, on the first business day in January and July of each year (referred to in this document as a PAYMENT
DATE). The annual interest rate on the loans is 11%, calculated on an actual/360 day basis. Southwest Shopping Centers intends to use all of the interest that it receives on the loans to pay interest due to the holders of the notes.

   In addition, if there is an event of default for either loan (events of default are discussed below), the annual interest rate on that loan will increase to the lower of 15% or the maximum interest rate permitted by applicable law. However, if an event of default has occurred for one loan, that event of default will have no effect on the interest rate of the other loan.

   NONRECOURSE. Except for the Environmental Indemnity (discussed below), recourse against Park Plaza 1 for its obligations under the Park Plaza mezzanine loan or against First Union for its obligations under the Circle Tower mortgage loan is limited to the interests that they grant as security for the loans. None of the controlling persons, officers, directors, trustees, beneficiaries, members, employees, agents or affiliates of Park Plaza 1 or First Union has any obligation to repay the loans. However, each of Park Plaza 1 and First Union are liable to Southwest Shopping Centers for the losses Southwest Shopping Centers incurs if Park Plaza 1 or First Union, as applicable, commits fraud, makes an intentional and material misrepresentation, misapplies insurance recoveries or condemnation awards in violation of the provisions of its loan agreement, or, after an event of default,

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misapplies or misappropriates proceeds from its ownership interest.
Furthermore, First Union is liable to Southwest Shopping Centers if First Union transfers its interest in the Circle Tower property in violation of the loan agreement governing the Circle Tower mortgage loan. In each case, however, Park Plaza 1's and First Union's liability is limited to Southwest Shopping Centers's actual losses or, in the case of insurance recoveries or condemnation awards, the amount actually misappropriated. Neither borrower is liable for the wrongful acts of the other.

   SERVICER. Under the agreements governing both loans, all of Southwest Shopping Centers's rights and responsibilities may be assigned to a servicer. Archon Group L.P., the servicer for the notes, will also act as servicer under the Park Plaza mezzanine loan and the Circle Tower mortgage loan. Thus, all powers and duties ascribed to Southwest Shopping Centers in this description of the loans will be assigned to Archon.

   INSURANCE. Both Park Plaza 1 and First Union promise to ensure that the following insurance coverages are provided for their respective ownership interests:

  . property insurance for the property against any peril included within the classification "All Risks of Physical Loss" with extended coverage in amounts at least equal to the replacement cost of the improvements and the equipment (without considering depreciation);

  . commercial general liability insurance with coverages of at least $1 million per occurrence and $5 million in the aggregate, plus umbrella coverage aggregating at least $5 million;

  .   statutory workers' compensation insurance;

  . business interruption or "loss of rental value" insurance in an amount sufficient to provide proceeds for a period of not less than 18 months of coverage from the date of loss;

  . boiler and machinery insurance equal to the greater of replacement cost or $2 million;

  . if the relevant property is located within a federally designated flood plain, flood insurance; and

  . such other insurance as is generally available at reasonable premiums and are generally required by institutional lenders for properties comparable to the Park Plaza Mall or the Circle Tower property, as applicable.

   First Union's property insurance coverage (which expires in November 2002) as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate.

   With regard to the Park Plaza Mall, Park Plaza 1 promises to maintain, during any period of construction or repair, builder's risk insurance coverage that exceeds the lesser of (i) 10% of the combined principal amount of the senior mortgage loan (described below) and the Park Plaza mezzanine loan or
(ii) $500,000, in either case as approved by Southwest Shopping Centers.

   EVENTS OF DEFAULT.  The following are events of default under either loan:

  .   failure to maintain insurance coverage as stated above;

  .   failure to pay any principal or interest when due;

  .   failure to pay all interest and principal at the maturity date;

  . any representation or warranty by the borrower or its members or owners is false or misleading when made, subject to a right to cure within 30 days for any false representation or warranty made unintentionally;

  .   any voluntary or involuntary entry into bankruptcy by the borrower; and

  . under the Park Plaza mezzanine loan, a default under the senior mortgage loan (described below).

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   Upon the occurrence of any event of default under either loan, Southwest
Shopping Centers may declare the entire balance of the relevant loan to be immediately due and payable, and may exercise all remedies under the provisions of that loan. An event of default under one loan does not constitute an event of default under the other loan. In the case of the Park Plaza mezzanine loan, Southwest Shopping Centers's rights in the event of a default are subject to the restrictions imposed by the Intercreditor Agreement, described below.

   ENVIRONMENTAL INDEMNITY. Under each loan, the borrower will indemnify Southwest Shopping Centers and any entity that succeeds to its interest in that loan (including the Trustee and the servicer) for any losses or expenses, including reasonable attorneys' fees, incurred in connection with environmental laws applicable to the relevant property, including the costs of compliance and any remedial action required to be taken. The indemnity excludes, however, any losses or expenses to the extent that they are attributable to the fraud, bad faith, gross negligence or willful misconduct of any indemnified party or any of its agents, representatives or contractors. The indemnity also excludes coverage if environmental harm occurs after an indemnified entity has taken possession of the relevant property (unless the borrower is the source of the harm). At the maturity date of the Park Plaza mezzanine loan and the Circle Tower mortgage loan, the borrowers will carry out an environmental audit. The indemnity will expire one year after the relevant loan is repaid in full, except as to matters of which the borrower has knowledge and matters revealed by the environmental audit. For all such matters the indemnity will remain in force indefinitely. Neither borrower is required to indemnify Southwest Shopping Centers (or any other indemnified party) for environmental harms caused by the other borrower.

  THE PARK PLAZA MEZZANINE LOAN

   In addition to the semi-annual interest payments described above, Park Plaza 1 must pay Southwest Shopping Centers a special one-time fee on May 31, 2010, or on any earlier date when it prepays the Park Plaza mezzanine loan in full. This fee (referred to in this document as the EXIT FEE) will be in the amount necessary to cause the following cash flows, considered together, to produce an internal rate of return to Southwest Shopping Centers of 16%:


  . the funding of the principal of the Park Plaza mezzanine loan on the closing date of the loan, and its repayment;


  . any interest Southwest Shopping Centers receives on the Park Plaza mezzanine loan at the base interest rate of 11% prior to such repayment; and

  .   the exit fee.

   Noteholders on the record date for the next interest payment date following receipt by Southwest Shopping Centers of any exit fee under the Park Plaza mezzanine loan will be entitled to receive their pro rata portion of that fee as additional interest on the notes. Noteholders who have sold their notes, or whose notes have been redeemed before the mezzanine loan is repaid in full, are not entitled to receive any amount in respect of the exit fee. If the Park Plaza mezzanine loan is repaid at its scheduled maturity date on May 31, 2010, the exit fee will be approximately $11.5 million.

   SECURITY FOR THE PARK PLAZA MEZZANINE LOAN. Park Plaza 1 has pledged its indirect ownership interest in the Park Plaza Mall (described in the Introduction to the Park Plaza mezzanine loan above) to Southwest Shopping Centers as collateral for the loan.

   Park Plaza 1 is also executing a financing statement in favor of Southwest Shopping Centers under the Uniform Commercial Code to aid Southwest Shopping Centers in realizing upon the collateral, should that become necessary. If an event of default under the Park Plaza mezzanine loan occurs, Southwest Shopping Centers may seize the collateral and either sell it or retain it and receive all payments, distributions and proceeds from it. However, as discussed below in " --The Senior Mortgage Loan," Park Plaza 2's indirect interest in proceeds from the Park Plaza Mall is itself subordinate to First Union National Bank Commercial Mortgage Trust's claim to those proceeds.


   As additional security for the Park Plaza mezzanine loan, General Growth Management, Inc., which, effective October 1, 2002, manages the Park Plaza Mall, is executing a Consent and Subordination of Property Management Agreement in favor of Southwest Shopping Centers, which provides that, if an event of default


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occurs, Southwest Shopping Centers may seize management fees payable to General
Growth Management, Inc. and apply those amounts to sums owing under the Park Plaza mezzanine loan. In addition, Southwest Shopping Centers may dismiss General Growth Management, Inc. and appoint its own manager. However, Southwest Shopping Centers may not seize any amounts that were paid to General Growth Management, Inc. before the event of default took place. Furthermore, all of Southwest Shopping Centers's rights against General Growth Management, Inc., including its right to dismiss General Growth Management, Inc., are subordinate to, and limited by, First Union National Bank Commercial Mortgage Trust's rights under the senior mortgage loan, as described below.

   PREPAYMENT OF THE LOAN. Absent an event of default, the Park Plaza mezzanine loan may not be prepaid, unless Park Plaza 1 sells its interest in Park Plaza 2 to a bona fide seller not affiliated with Park Plaza 1, or unless a "Dillard's Event" occurs, as discussed below.


   THE SENIOR MORTGAGE LOAN. The Park Plaza mezzanine loan is effectively subordinated to a senior mortgage loan made by First Union National Bank to Park Plaza Mall, L.L.C., in a principal amount of $42.0 million. The senior mortgage loan was subsequently assigned to FUNB-CMT, an affiliate of Wachovia Bank, and is serviced by Wachovia Securities. The senior mortgage loan was originally made in April 2000 and is anticipated to be repaid by May 1, 2010, although it does not mature until May 1, 2030. The annual interest rate on the senior mortgage loan is 8.69% until May 1, 2010 and 10.69% thereafter. Park Plaza Mall, L.L.C. may prepay the senior mortgage loan without penalty beginning on February 1, 2010.


   The Park Plaza mezzanine loan is effectively subordinated to the senior mortgage loan in three ways:

  . Southwest Shopping Centers is not a creditor of Park Plaza Mall, L.L.C., but of Park Plaza 1, which indirectly holds the equity in Park Plaza Mall, L.L.C.; in contrast, FUNB-CMT is a direct creditor of Park Plaza Mall, L.L.C., under the senior mortgage loan. As a result, FUNB-CMT has a superior claim to the assets of Park Plaza Mall, L.L.C., and to proceeds from the Park Plaza Mall;

  . Southwest Shopping Centers and FUNB-CMT are entering into an intercreditor agreement (described below), in which Southwest Shopping Centers promises that, even if Southwest Shopping Centers forecloses on the Park Plaza mezzanine loan, it will not collect any proceeds from the Park Plaza Mall so long as any obligations under the senior mortgage loan remain unsatisfied. As a result, the Park Plaza mezzanine loan cannot be repaid if the senior mortgage loan is not also repaid; and

  . Southwest Shopping Centers is entering into a mezzanine cash management agreement intended to ensure that proceeds from the operation of the Park Plaza Mall are available to make required payments on the Park Plaza mezzanine loan, but this agreement applies only to proceeds remaining after provision for debt service for the senior mortgage loan and operating expenses and capital expenditures relating to the property in accordance with a cash management agreement for the senior mortgage loan.

   INTERCREDITOR AGREEMENT. Southwest Shopping Centers is entering into an Intercreditor Agreement with FUNB-CMT in order to set out their respective rights. Under the terms of this agreement, Southwest Shopping Centers promises that, even if it forecloses on the Park Plaza mezzanine loan, Southwest Shopping Centers may not collect any portion of the proceeds from the property as long as any obligations under the senior mortgage loan remain unsatisfied. Moreover, Southwest Shopping Centers may not allow Park Plaza 1 to transfer its ownership interest in Park Plaza 2 if the transfer would cause Standard & Poor's Rating Services, Moody's Investor Service, Duff & Phelps Credit Rating Co., Fitch IBCA, Inc., or any other rating agency that has rated the senior mortgage loan to downgrade it, unless the transferee is an institution with at least $250 million in surplus or shareholders' equity and $600 million in total assets.

   Under the Intercreditor Agreement, Southwest Shopping Centers holds any insurance proceeds and condemnation awards it receives in respect of Park Plaza's indirect interest in the Park Plaza Mall in trust for FUNB-CMT, and must turn them over on demand.

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   CASH MANAGEMENT AGREEMENT.  Park Plaza 1's share of the proceeds from the operations of the Park Plaza Mall are distributed according to the terms of a mezzanine cash management agreement between Southwest Shopping Centers and Park Plaza 1. Under the terms of this agreement, the sole source of funds is proceeds from Park Plaza 1's indirect ownership interest in the Park Plaza Mall, but only the proceeds that remain after the operation of a similar cash management agreement for the senior mortgage loan, under which debt service for the senior mortgage loan and also many of the operating expenses and capital expenditures for the Park Plaza Mall will be deducted and paid.

   Under the mezzanine cash management agreement, Park Plaza 1 will be required to deposit all proceeds it receives from the Park Plaza Mall into a deposit/lockbox account at The Bank of New York, a national banking association, which account is controlled by Southwest Shopping Centers. At the closing of the Park Plaza mezzanine loan, Park Plaza 1 is required to deposit three months of debt service into a reserve sub-account. Furthermore, every month, The Bank of New York will set aside in sub-accounts:

  . One-sixth of the next interest payment next coming due, as well as a proportionate amount of fees and other amounts due to the Trustee and servicer;

  . $27,750 to repair the roof of the Park Plaza Mall, until the repair is completed; and

  .   $22,500 for tenant improvements and leasing commissions.


   Funds in excess of the amounts required to be set aside for these matters may be withdrawn by Park Plaza 1 from the deposit account. Each month, Park Plaza 1 will submit requisitions for amounts paid or payable for roof repair and tenant improvements and leasing commissions. If it does not object to these requisitions, Southwest Shopping Centers will cause The Bank of New York to release the requested funds to Park Plaza 1.


   Dillard's owns the two anchor stores of the Park Plaza Mall. As noted in "Southwest Shopping Centers Co. II, L.L.C.--Park Plaza Mall--Competition," Dillard's is considering constructing a new mall and may vacate the Park Plaza Mall. The commencement of construction of another mall in the Little Rock metropolitan area with a Dillard's Department Store as an anchor would constitute a "Dillard's Event" (unless Dillard's has agreed to renew its existing operating agreement and remain in the Park Plaza Mall through the maturity date of the Park Plaza mezzanine loan). If a Dillard's Event occurs, funds that would otherwise be made available for withdrawal by Park Plaza 1, as described in the previous paragraph, will instead be placed in an Expenses Sub-Account. Each month thereafter, in addition to the requisitions noted above, Park Plaza 1 will submit a requisition for capital expenditures or operating expenses, if any, with respect to the Park Plaza Mall that are not covered either by the senior mortgage loan cash management agreement or the other requisitions. If it does not object to this requisition, Southwest Shopping Centers will cause The Bank of New York to release the requested funds to Park Plaza 1. Any proceeds left over will be transferred to the redemption account, as described in "--Payments and Accounts." After an event of default under the Park Plaza mezzanine loan, Southwest Shopping Centers may apply amounts in the deposit account in its sole discretion, without regard for the wishes of Park Plaza 1, but subject to its obligations as issuer of the notes.

   COVENANTS. The following are the most significant covenants of Park Plaza 1 under the Park Plaza mezzanine loan:

  . Park Plaza 1 promises to keep adequate financial records, including tax returns, financial statements, and necessary additional information, and furnish it to Southwest Shopping Centers on request.

  . Park Plaza 1 promises to see that maintenance is performed on the Park Plaza Mall and promises not to incur any additional debt, nor to permit any additional liens on the Park Plaza Mall.

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  .   Park Plaza 1 promises not to make alterations to the Park Plaza Mall that cost, in the aggregate, more than $500,000, without Southwest Shopping Centers's approval.

  . Park Plaza 1 promises that it will remain a "single purpose entity" through the term of the loan, which means, among other things, that it may not:

     . Engage in any business or activity other than owning Park Plaza 2, or own any assets other than Park Plaza 2;

     .   Make any loans, guarantee the debts of any other person or entity;

     .   Fail to maintain adequate capital for its purposes; or

     .   Fail to pay its liabilities.

  THE CIRCLE TOWER MORTGAGE LOAN

   SECURITY FOR THE LOAN. The principal security for the Circle Tower mortgage loan is a mortgage on First Union's interest in the Ground Lease and a fee simple estate that comprise the Circle Tower property and all income that First Union receives as a result of that interest, including rents, security deposits, and all other payments from the property.

   Three additional agreements provide further security for the Circle Tower mortgage loan.

    1. ASSIGNMENT OF MANAGEMENT AGREEMENT. First Union and Cornerstone Properties, Inc., which manages the Circle Tower property, are executing an Assignment of Management Agreement and Subordination of Fees in favor of Southwest Shopping Centers. As with the Subordination of Management Agreement for the Park Plaza mezzanine loan, this agreement provides that, if an Event of Default occurs, Southwest Shopping Centers may seize management fees payable to Cornerstone and apply those amounts to sums owing under the Circle Tower mortgage loan. In addition, Southwest Shopping Centers may dismiss Cornerstone and appoint its own manager. Southwest Shopping Centers, however, is not permitted to seize any amounts that were paid to Cornerstone before the event of default took place.

    2. ASSIGNMENT OF LEASES AND RENTS AND ASSIGNMENT OF LICENSES, PERMITS AND CONTRACTS. By these agreements, First Union assigns all of its interest in leases and rents from the property, as well as all agreements and licenses in which it has a beneficial interest, to Southwest Shopping Centers, which, in turn, grants First Union a license to collect those proceeds from the leases and other agreements. If an event of default occurs, Southwest Shopping Centers may revoke the license and collect all proceeds itself from the leases and other agreements. First Union is also executing financing statements in favor of Southwest Shopping Centers under the Uniform Commercial Code to aid Southwest Shopping Centers, if necessary, in realizing upon the Circle Tower property and the other collateral. If an Event of Default occurs under the Circle Tower mortgage loan, Southwest Shopping Centers may seize the collateral and either sell it or retain it and receive all payments, distributions and proceeds from it.

    3. CASH MANAGEMENT AGREEMENT. Proceeds from Circle Tower are distributed according to the terms of a cash management agreement between Southwest Shopping Centers and First Union. Under the cash management agreement, First Union is required to deposit all income from the property into a deposit account at The Bank of New York, which account is controlled by Southwest Shopping Centers. At the closing of the Circle Tower mortgage loan, First Union is required to deposit three months of debt service into the deposit account. Every month, The Bank of New York will set aside in sub-accounts:

       .  One-twelfth of the amount of annual real estate taxes;

       . One-sixth of the next interest payment next coming due, as well as a proportionate amount of fees for the Trustee and servicer;

       .  One-twelfth of the annual amount owing under the Ground Lease;

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      .   An amount equal to the operating expenses and capital expenditures for the property for the previous month, as stated by First Union;

      .   The sum of $7,500 for tenant improvements and leasing commissions;

      . Additional amounts necessary for long-term capital expenditures, as may be determined by the borrower and lender; and

      .   Any remaining amounts, to a residual sub-account.


   Each month, First Union will submit requisitions to draw upon the above sub-accounts. Thus, every month, if Southwest Shopping Centers approves First Union's requisitions, Southwest Shopping Centers will transfer to First Union
(i) from the operating expenses and capital expenditure sub-account the amount that First Union submits on its operating expenses and capital expenditures requisition form; (ii) from the Ground Lease sub-account the amount that First Union submits on its Ground Lease requisition form; (iii) from the tenant improvements and leasing commissions sub-account the amount that First Union submits on its tenant improvement and leasing commissions requisition form; and
(iv) from the long-term capital expenditures sub-account the amount that First Union submits on its long-term capital expenditures requisition form. Twice annually, on each Payment Date, commencing on July 1, 2003 funds in the debt service sub-account will be withdrawn to make interest and fee payments on the loan, and transferred to the collection account as described in "--Payments and Accounts." Amounts remaining in the residual sub-account will be transferred to the redemption account and, upon application by the Trustee of these amounts to redeem notes as described in "--Redemption of the Notes," the principal amount of the Circle Tower mortgage loan will be reduced correspondingly.


   After an event of default under the Circle Tower mortgage loan, Southwest Shopping Centers may apply amounts in the deposit account in its sole discretion, subject, however, to its obligations as Issuer of the notes.

   PREPAYMENT OF THE LOAN. Under the terms of the Circle Tower mortgage loan, amounts received from the operation of the Circle Tower property in excess of the amounts necessary to maintain the property and pay interest and fees on the Circle Tower mortgage loan must be used to prepay principal on the loan, by being transferred to the redemption account as described in the previous section. In addition, the Circle Tower mortgage loan may be repaid in full or part at any time without penalty. If such a prepayment is made, after the payment of all interest, fees and expenses owing, any remaining funds will be transferred to the redemption account, and the Trustee will draw upon this special redemption account to redeem notes, as described in "--Payments and Accounts."

   LOAN AGREEMENT COVENANTS. First Union promises to keep adequate financial records, including tax returns, financial statements and necessary additional information, and furnish it to Southwest Shopping Centers on request. It pledges to maintain Circle Tower as an office building.

   Without the consent of Southwest Shopping Centers, First Union may not make alterations to Circle Tower with a total cost in excess of $500,000.

   GROUND LEASE. First Union is the lessee under a Ground Lease for a portion of the Circle Tower property. First Union recently renewed the Ground Lease, so that the renewal term commences in 2009 and expires in 2108. The original Ground Lease was entered into in 1910 and contains a "gold clause" provision, which, if triggered, would require First Union to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. Due to the unusual statutory history of lease arrangements with underlying documents containing "gold clause" provisions such as the Ground Lease, as well as the state of the case law interpreting such provisions, there is uncertainty as to the types of events or changes in the law that may operate to enable the lessor to enforce the "gold clause" provision to increase the current annual rent under the Ground Lease. A number of events, including developments in the case law or a deemed or actual transfer of the leasehold interest of Circle Tower, could trigger the gold clause. In such event, First Union estimates that the annual rent under the Ground Lease, currently $18,000, could be substantially increased.

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   First Union expects that, in 2009, upon the commencement of the renewal term of the Ground Lease, the "gold clause" inflation-adjustment provision would thereafter relate back to the commencement of the lease renewal term in 2009, instead of 1910. Prior to 2009, however, a deemed or actual transfer or sale of the leasehold interest would likely result in a substantial rent increase on Circle Tower. The gold clause is described in greater detail in "Southwest Shopping Centers Co. II, L.L.C.--Circle Tower--The Gold Clause."

AMENDMENTS

   Southwest Shopping Centers can make three types of changes to the Indenture, the notes and the underlying loans.

   CHANGES REQUIRING APPROVAL OF HOLDERS. First, there are changes that cannot be made without the approval of all holders of notes who would be adversely affected thereby. These changes include:

  . a change to the maturity date of, or due dates for interest payments on the notes;

  . a delay in the timing of or reduction in the amount of payments on the notes;

  .   a change in the place or currency of payment on a note;

  . an impairment of a holder's right to sue for payment on or after May 31, 2010 or, if a holder's notes are redeemed, the date of the redemption;

  . a reduction in the percentage of holders whose consent is needed to amend the Indenture or to waive compliance, or in the voting or quorum requirements;

  . a change to Southwest Shopping Centers's obligation under the Indenture to maintain an office or agency;

  . a change depriving Southwest Shopping Centers of the benefit of a first-priority security interest on the Circle Tower mortgage loan or the Park Plaza mezzanine loan;

  . a change to any provision of the Indenture relating to payments on the notes;

  . a release of the Circle Tower mortgage loan or the Park Plaza mezzanine loan from the lien of the Indenture, except as otherwise provided for under the Indenture; and

  . a change in the Servicing Standards set forth in the Indenture and governing the servicer and special servicer's administration of the Circle Tower mortgage loan, the Park Plaza mezzanine loan, and Southwest Shopping Centers's indebtedness to the noteholders under the notes. See "--Description of Servicing Arrangements--Servicing Standards" for more information about the Servicing Standards.

   CHANGES REQUIRING THE CONSENT OF THE MAJORITY HOLDERS. The second type of change to the Indenture, the notes and the underlying loans is the kind that requires the consent of the Majority Holders. The term Majority Holders, which refers to the holders of a specified percentage in aggregate principal amount of the notes, is described in "--Majority Holders." Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect the noteholders and the changes listed above requiring approval of all holders of the notes.

   CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any approval by the noteholders. This type is limited to clarifications and certain other changes that would not adversely affect the noteholders.

   INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON
HOW TO GRANT OR DENY APPROVAL OF PROPOSALS TO CHANGE THE INDENTURE OR THE NOTES.

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DESCRIPTION OF THE MORTGAGED PROPERTIES

   For a description of the mortgaged properties, see "Southwest Shopping Centers Co. II, L.L.C."

DESCRIPTION OF SERVICING ARRANGEMENTS

  THE SERVICER AND SPECIAL SERVICER

   Archon Group, L.P. will serve as the servicer and special servicer under the Indenture and will be responsible for servicing the Circle Tower mortgage loan and the Park Plaza mezzanine loan, which serve as the collateral for the notes. Archon Group, L.P. and its affiliates may provide banking and other services to Southwest Shopping Centers or its affiliates from time to time.

   The Majority Holders, as described in "--Majority Holders," have the right to terminate and replace the special servicer.

  SERVICING STANDARDS

   The Indenture requires the servicer and the special servicer to service and administer the notes and the two underlying loans solely in the best interest of the noteholders, in accordance with applicable law and the following "Servicing Standards":

  . in the same manner and with the same care, skill, prudence and diligence that they use in administering similar loans for themselves or others, giving consideration to customary practice and the maximization of the net present value of the note and the underlying loans;

  . with a view to the timely collection of payments due on the notes and the two underlying loans or, if there is an event of default and the delinquent payments cannot satisfactorily be collected, with a view to maximizing noteholders' recovery; and

  .   without regard to:

      . any relationship the servicer or special servicer may have with Southwest Shopping Centers or its affiliates,

      .   the servicer or special servicer's ownership of any notes,

      .   their right to compensation or reimbursement of costs, or

      .   their ownership, servicing or management of other loans or property.

   The Indenture permits each of the servicer and the special servicer to use a subservicer at its own expense. The Indenture also permits the servicer and the special servicer to use other agents or attorneys, at Southwest Shopping Centers's expense, to perform its obligations under the Indenture including its obligation to enforce the two underlying loans.

  DUTIES OF THE SERVICER

   The servicer is obliged to act diligently and in accordance with the Servicing Standards to collect all payments called for under the notes and the two underlying loans.

   The servicer will keep records of taxes and other charges required to be paid under the Circle Tower mortgage loan and of insurance premiums required to be paid under the Circle Tower mortgage loan or the Park Plaza mezzanine loan and, if necessary, instruct First Union or Park Plaza 1 to make the necessary payments.

   The servicer must also arrange for an inspection of Circle Tower and the Park Plaza Mall at least annually, more frequently if warranted under the Servicing Standards, and whenever Southwest Shopping Centers is more than five days late on any payment on the notes. The servicer will pay the cost of the annual inspections, and Southwest Shopping Centers will pay the cost of any other inspections.

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  ASSUMPTION OF THE SERVICER'S DUTIES BY THE SPECIAL SERVICER

   The special servicer will assume the servicer's duties if any of the following events occur:

  . Southwest Shopping Centers fails to make a semi-annual payment of interest on the notes;

  . Southwest Shopping Centers fails to pay the principal of the notes at their maturity, or to pay the redemption price for the notes on their redemption;

  . Southwest Shopping Centers, Park Plaza 1 or First Union has become the subject of a bankruptcy or similar proceeding;

  . anyone forecloses on or threatens to foreclose on any of the property that serves as the collateral for the notes or for the underlying loans;

  . Southwest Shopping Centers expresses an inability to pay the notes in a timely manner; or

  .   an event of default is imminent or has occurred.

   These duties will revert to the servicer if the above circumstances no longer exist, except that where the event that triggered the special servicer's responsibilities was a failure to pay interest, Southwest Shopping Centers must first bring the notes current and make the next semi-annual payment in full and on time before the duties will revert.

  OTHER DUTIES OF THE SPECIAL SERVICER

   ACCELERATION. If an event of default on the notes occurs and is continuing, then the special servicer may declare the sum of the principal amount of all notes and any other amounts, including accrued interest payable to the noteholders under the notes, to be immediately due and payable, as described in "--Remedies in Case of an Event of Default on the Notes--Acceleration."

   FORECLOSURE. If Southwest Shopping Centers fails to pay the principal of and interest on the notes at maturity or upon acceleration, the special servicer may take possession of the two underlying loans that serve as collateral for the notes and, if and when permitted according to the terms of the underlying loans, foreclose on the property that serves as the collateral for those loans.

   Within 60 days of an event of default that leads to an acceleration of the notes, the special servicer will prepare a liquidation plan and will deliver a copy of this plan to the Trustee. The Trustee will then distribute this plan to the noteholders. The Majority Holders have the right to object to the special servicer's plan. The special servicer, however, may still take action pursuant to its liquidation plan if it determines the actions are in accordance with the Servicing Standards. If all of the noteholders object to the liquidation plan, the special servicer cannot take any action in accordance with that liquidation plan and must propose a new plan to the noteholders.

   THE SPECIAL SERVICER MAY FORBEAR FROM FORECLOSING ON THE COLLATERAL AND, IN SOME CIRCUMSTANCES, IS OBLIGED TO DO SO. The special servicer may forbear from taking possession of the loans or from foreclosing on the underlying collateral if such forbearance would be in the noteholders' best economic interest, and it must so forbear if the net cash flow from the underlying loans would be greater, on a net present value basis, than their liquidation value. The special servicer must reevaluate any determination to forbear every 12 months, and, after 24 months, the Majority Holders may terminate the forbearance and direct the special servicer to take possession of the loans or foreclose on the underlying collateral.

   The special servicer will not take any action that would cause the Trustee to be considered to hold title, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of the Park Plaza Mall or Circle Tower within the meaning of CERCLA or any comparable law if those properties are not in compliance with environmental

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laws and it would be uneconomical to bring them into compliance or to take other necessary environmental remediation. The special servicer will notify noteholders if on the basis of these environmental considerations it decides not to take action.

   If the special servicer acquires any property, the special servicer may carry out any action in connection with the management and operation of the property that it deems to be in the noteholders' best interest as long as it does so in accordance with the Servicing Standards.

   SALE OF FORECLOSED COLLATERAL. If the special servicer sells any property that it has acquired by foreclosure, the Indenture requires the special servicer to accept bids in the following order:

  . First, the special servicer will accept the highest cash bid for the property received from any person that is not less than its fair market value.

  . Second, in the absence of any such bid, the special servicer will offer the property for sale in a commercially reasonable manner for at least 30 days and shall accept the highest cash bid received during this time other than from Southwest Shopping Centers, the servicer, the special servicer, the Trustee, any noteholder, Park Plaza 1, First Union, the property manager, or any of their respective affiliates.

  . Third, if no such bid is received, any of the persons excluded from bidding under the preceding paragraph may submit a bid for no less than the fair market value of the property, and the special servicer will accept the highest outstanding cash bid, regardless of who offered it and regardless of its amount.

   These bidding procedures may result in lower sales proceeds than a sale without these requirements.

   The special servicer is not obligated to accept a higher cash offer if it determines, in accordance with the Servicing Standards as described above in "--Servicing Standards," that rejection of the higher offer would be in the noteholders' best economic interests.

   Neither the Trustee in its individual capacity nor any of its affiliates may bid for or purchase any of the foreclosed property.

  CONFLICTS OF INTEREST

   The servicer, the special servicer or its affiliates own and are in the business of acquiring assets similar to the two underlying loans. Any mortgaged properties related to loans owned and/or serviced by the servicer or the special servicer, depending upon certain circumstances such as the location, may compete with the Park Plaza 2 or Circle Tower for purchasers, financing, tenants and similar resources.

   The servicer and the special servicer may own notes.

  FIDELITY BONDS AND ERRORS AND OMISSIONS INSURANCE

   The Indenture requires the servicer and the special servicer to obtain and maintain, at their own expense, a blanket fidelity bond. The Indenture also requires the servicer and special servicer to obtain and maintain, at their own expense, an errors-and-omissions insurance policy covering their respective officers and employees in connection with their activities under the Indenture.

  SERVICING AND SPECIAL SERVICING FEES

   The principal compensation that Southwest Shopping Centers will pay the servicer in respect of its servicing activities is called a servicing fee. Southwest Shopping Centers will pay the servicing fee monthly at a rate of $10,000 per annum. Southwest Shopping Centers will pay the servicer an additional $2,000 per annum for

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performing cash management functions. In addition, if the Indenture is discharged before the first anniversary of the issue date, the servicer will be entitled to receive, prior to discharge, a termination fee of $10,000 less five-sixths of the servicing fees paid to the servicer prior thereto.

   If any of the events described in "--Assumption of the Servicer's Duties by the Special Servicer" occur, the special servicer will be entitled to receive a monthly special servicing fee until such event no longer exists. This fee is $50,000 per annum. In addition, if such an event is terminated by a written agreement negotiated by the special servicer, Southwest Shopping Centers will pay the special servicer a work-out fee equal to 1% of total collections (up to a maximum of $100,000 per event). Each of the fees will be payable from funds in the collection account or payment account.

   Furthermore, Southwest Shopping Centers will pay the special servicer a liquidation fee if the special servicer takes possession of and liquidates the two underlying loans or the property that serves as collateral for those loans. The liquidation fee will be equal to 1% of the total collections (up to a maximum of $100,000) and will be payable from the liquidation proceeds.

  FOLLOWING THE DIRECTIONS OF THE MAJORITY HOLDERS

   If there is any event of default (other than at maturity), the special servicer will prepare a plan of action. The Majority Holders have the right to object to the special servicer's plan and to provide an alternative plan within 20 days from when they receive the special servicer's plan. If the Majority Holders provide an alternative plan, the special servicer must follow it unless the alternative plan conflicts with applicable law or is contrary to the Servicing Standards. Furthermore, the special servicer will not be liable to the noteholders for any action that it takes in accordance with the Majority Holders' alternative plan in contradiction to its original plan.

   The special servicer may act without waiting for an alternative plan if it determines that the Servicing Standards require it to act or if there is an emergency. The special servicer will not be liable to Southwest Shopping Centers or to Park Plaza 1, First Union or to the noteholders for taking any such action.

   In addition, the special servicer may commence foreclosure proceedings and liquidate any foreclosed collateral, notwithstanding any contrary directions from the Majority Holders, if it has recommended such action to the holders and any previously made Advances have been determined to be nonrecoverable, as described in "--Advances."

  ADVANCES

   In a variety of circumstances, the servicer and the special servicer are entitled, if they so desire, to make payments from their own funds for the noteholders' benefit. Such payments are referred to in this document as ADVANCES. The Indenture never requires the servicer or the special servicer (or anyone else) to make an Advance. Any Advances that they make are voluntary and at their discretion. The main circumstances in which the servicer or special servicer has the right to make an Advance are as follows:

  . if it incurs expenses in connection with a foreclosure on or liquidation of the collateral securing the two underlying loans;

  .   if it incurs expenses in the course of managing the foreclosed property;

  .   if it arranges for the preparation of an environmental site assessment;
      and

  . any circumstance in which Southwest Shopping Centers can make an advance pursuant to the two underlying loans.

   The Indenture requires Southwest Shopping Centers to reimburse the servicer and the special servicer for any Advances that they make, and to pay them interest at the Prime Rate on any outstanding Advances.

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   A "Nonrecoverable Advance" is any portion of an Advance that will ultimately be nonrecoverable from subsequent payments or collections, in the good faith judgment of the party who made or will make the Advance, as evidenced by supporting documentation. If Southwest Shopping Centers has funds, it will pay the cost of obtaining any supporting documentation; otherwise, if the servicer or special servicer chooses to pay, such cost will constitute an Advance.

   Southwest Shopping Centers is required to repay Nonrecoverable Advances, with interest, before Southwest Shopping Centers pays interest or principal to the noteholders.

  SERVICER DEFAULT

   The Trustee will inform Southwest Shopping Centers and the servicer or special servicer if any of the following events occur, for whatever reason:


  . the servicer or special servicer fails to remit any required payment to the person entitled to it, except that, in the case of payments to the Trustee or the payment account, the servicer or special servicer may cure such failure by 11:00 a.m. on the interest payment date, redemption date or maturity date to which the payment relates;



  . the servicer or special servicer fails in any material respect to perform a covenant, or one of its representations or warranties becomes incorrect in a way that materially adversely affects the note holders' interests, unless it cures such failure within 30 days or, in some circumstances, up to 60 days;



  . a court appoints a receiver, liquidator or similar official in any insolvency proceeding against the servicer or special servicer and such appointment remains in place for a period of 60 days;


  . a court orders the winding up of the affairs of the servicer or special servicer, and such order remains in place for a period of 60 days; or

  . the servicer or special servicer consents to the appointment of a receiver, liquidator or similar official.

   If the servicer or the special servicer is still in default after ten days have passed, the Trustee will notify each registered holder of such default by mail.


   The Trustee may terminate the servicer or special servicer's rights under the Indenture, for so long as the default continues unremedied, if the default is due to the servicer or special servicer's action or inaction, a material breach of a representation or warranty or the failure of the servicer or special servicer to carry out any of its obligations under the Indenture. The Trustee must terminate the servicer or special servicer's rights under the Indenture if noteholders evidencing at least 25% of the principal amount of outstanding notes direct the Trustee to take this action. Upon termination of the servicer or special servicer, the Trustee may, if it is on the Select Servicer List maintained by Standard & Poor's Rating Services, take over the servicer or special servicer's powers and responsibilities under the Indenture.


  EVIDENCE AS TO COMPLIANCE

   The Indenture requires the servicer and the special servicer to deliver to the Trustee, once a year, an officer's certificate stating:

  . that the servicer or the special servicer has fulfilled its obligations in all material respects throughout the preceding calendar year; or

  . any defaults of the servicer or special servicer known to the officer and the action, if any, being taken by the servicer or the special servicer to remedy the default.

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  RESIGNATION OR MERGER OF THE SERVICER OR THE SPECIAL SERVICER


   The servicer and the special servicer may only resign if they can no longer perform their duties under applicable law or if they give the Trustee 30 days notice, and, in each case the following conditions are met:



  . a successor servicer or special servicer is available that has a net worth of not less than $15.00 million and is willing to assume the resigning party's obligations for the same terms and conditions; and



  . the successor or special servicer is on the Select Servicer List maintained by the Standard & Poor's Rating Services.





   No resignation will become effective until the Trustee if it is on the Select Servicer List maintained by the Standard & Poor's Rating Services or a successor servicer or special servicer, as the case may be, has assumed the obligations of the resigning party.



   If the servicer or the special servicer merges or consolidates, the surviving entity resulting from the merger or consolidation will be the successor of the servicer or the special servicer under the Indenture provided that (i) the surviving entity shall agree in writing to service the Note Indebtedness and the Underlying Loan Documentation in accordance with the Indenture and (ii) such surviving entity is on the Select Servicer List maintained by the Standard & Poor's Rating Services.


  INDEMNIFICATION AND LIMITATION OF THE LIABILITY OF THE SERVICER AND SPECIAL SERVICER

   None of the servicer, the special servicer or any of their respective directors, officers, employees, affiliates, or agents will be liable to the noteholders or to the Trustee for any action that they take (or do not take) in good faith pursuant to the Indenture, other than liability for:

  . any breach of representations or warranties made by the servicer or the special servicer in the Indenture; or

  . the servicer's or the special servicer's willful misconduct or negligent performance or disregard of its duties.

   Southwest Shopping Centers will indemnify the servicer, the special servicer and their respective directors, officers, employees, affiliates, or agents for any loss, liability, claim, demand or expense relating to the notes, the Indenture, the two underlying loans, the property serving as collateral for the loans, other than losses, liabilities, claims, demands or expenses caused by the servicer's or special servicer's willful misconduct, bad faith, or negligent performance or disregard of its duties. The payment of such indemnification will reduce the amount available for payment to the noteholders.

   The Indenture provides that the servicer and the special servicer are not obligated to take part in any legal action that is not incidental to its respective duties under the Indenture or that, in their opinion, may involve increased costs or liability to them. The servicer or the special servicer may, however, undertake in their discretion any action that they deem desirable or necessary with respect to the Indenture and the noteholders' interests. In the event that the servicer or the special servicer undertakes a legal action, Southwest Shopping Centers will pay the expenses, costs or liabilities associated with the action using proceeds generated from the Circle Tower mortgage loan and the Park Plaza mezzanine loan.

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                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

COMPANY OVERVIEW

   Southwest Shopping Centers is a Delaware limited liability company whose sole member is First Union. If the proposed transaction is consummated, First Union will merge with and into Gotham Golf Corp, and Southwest Shopping Centers will become a wholly owned subsidiary of Gotham Golf Corp. Currently, Southwest Shopping Centers's sole business and asset is the ownership and operation, through various subsidiaries, of the Park Plaza Mall.


   In addition to the information contained in this document, you should also consider information relating to the Park Plaza Mall contained in First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended (attached to this proxy statement-prospectus as Appendices G, H and I) and First Union's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (attached to this proxy statement-prospectus as Appendix L), which describe various risks and other relevant matters that you may consider important and which forms a part of this proxy statement-prospectus.


THE LOANS

   If the proposed transaction is consummated, Southwest Shopping Centers will make two loans: (1) one to the indirect owner of the Park Plaza Mall in Little Rock, Arkansas (such loan referred to in this document as the PARK PLAZA MEZZANINE LOAN) and (2) one to the owner of the Circle Tower office building in Indianapolis, Indiana (such loan referred to in this document as the CIRCLE TOWER MORTGAGE LOAN).

   Southwest Shopping Centers will have no assets other than the Park Plaza mezzanine loan, the Circle Tower mortgage loan and an ownership interest in Park Plaza 1, which is the borrower under the Park Plaza mezzanine loan and an indirect owner of the Park Plaza Mall. Park Plaza 1, in turn, will have no significant assets other than its indirect ownership interest in the Park Plaza Mall.

   The Park Plaza mezzanine loan will be secured by Park Plaza 1's indirect ownership interest in the Park Plaza Mall, and the Circle Tower mortgage loan will be secured by a mortgage on Circle Tower. Because both loans are nonrecourse, if the borrowers under the Park Plaza mezzanine loan and the Circle Tower mortgage loan do not meet their respective obligations under the loans, Southwest Shopping Centers's only recourse (and the noteholders' only recourse if the special servicer takes possession of the loans by foreclosure) will be against the property serving as the collateral for the loans, namely Park Plaza 1's indirect ownership interest in the Park Plaza Mall and Circle Tower. As a result of the foregoing, Southwest Shopping Centers's ability to pay amounts due on the notes will depend to a large extent on the performance of the Park Plaza Mall and Circle Tower. For a discussion of the provisions of the Park Plaza mezzanine loan and the Circle Tower mortgage loan, see "Description of the Notes and the Underlying Loans."

PARK PLAZA MALL

  THE PROPERTY

   Park Plaza Mall is a three-level enclosed regional shopping center with approximately 549,000 square feet of floor area on a 23.4 acre site located in Little Rock, Arkansas. The Mall was expanded from a two-level open shopping center to a three-level enclosed center in 1988.

   In September 1996, Southwest Shopping Centers purchased 10.7 of the 23.4 acres on which the Mall is located. Approximately 263,000 square feet of the floor area of the Mall is located on the acreage owned by Southwest Shopping Centers. The remaining 12.7 acres of land on which the Mall is located are owned by Dillard's and Construction Developer's Incorporated. Dillard's owns and operates two retail department stores containing approximately 284,000 square feet of floor area in this land, and these stores serve as the sole anchor stores of the Park Plaza Mall. The Dillard's stores are subject to the operating agreement, which requires that they be operated as department stores by Dillard's until July 2003. The operating agreement is described in more detail in "--Management's Discussion and Analysis of Financial Condition and Results of Operation--Park Plaza Mall."

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  PROPERTY FINANCING

   In 2000, a $42.5 million senior mortgage loan with an anticipated repayment date of May 1, 2010 was placed on the Park Plaza Mall. As part of that transaction, Southwest Shopping Centers transferred its ownership interest in the Park Plaza Mall to Park Plaza Mall, L.L.C., a single-purpose limited liability company that Southwest Shopping Centers and First Union control and that is the borrower under the senior mortgage loan.

   The senior mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and, thereafter until its final maturity in May 2030, at a rate of 10.69%. In addition, if the senior mortgage loan is not paid in full by May 1, 2010, the borrower is obligated to make additional deposits into certain impound accounts held by the lender. At the current time, the senior mortgage loan requires monthly payments based on a 30-year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. The principal balance of the senior mortgage loan was $41.9 million as of August 1, 2002.

   Prepayment of the senior mortgage loan without penalty or premium is permitted on or after February 1, 2010. Prior to that time, no prepayments are permitted, except that the Park Plaza Mall property that is security for the senior mortgage loan can be released from the mortgage on or after June 1, 2003 by depositing with the lender an amount sufficient to purchase U.S. treasury securities that will pay interest and mature at such times necessary to pay all of the monthly installments of principal and interest until May 1, 2010 and the outstanding principal balance on May 1, 2010.

   First Union has guaranteed the payment of certain amounts in the event that Park Plaza Mall, L.L.C. engages in certain activities, including:

  . diversion by the Borrower of insurance proceeds, condemnation proceeds, security deposits or rents;

  .   waste of the property;

  .   failure to pay taxes or any superior lien;

  .   damages incurred as a result of environmental matters;

  .   fraud;

  . failure to pay the yield maintenance premium on the loan with respect to any prepayment of principal due to an event of default; and

  .   claims arising from a specific lease.

   Gotham Golf Corp will assume all of the obligations of First Union under the senior mortgage loan documents, including the guarantee of payments described above, as a result of the completion of the proposed transaction.

   Under the loan documents for the senior mortgage loan, First Union's merger with Gotham Golf Corp requires either the approval of the lender or that the transaction and the resulting entity meet certain conditions regarding net worth, financial rating, operating experience and management. It is expected that First Union and Gotham Golf Corp will obtain the consent of the lender for the mergers. In addition, the consent of the lender will be required for the creation of the notes and the Park Plaza mezzanine loan.

  LOCAL MARKET

   The Park Plaza Mall is located in Little Rock, Arkansas, the state's largest metropolitan area, which serves as both the county seat of Pulaski County and the capital of the state of Arkansas. This region is home to over 500,000 people (representing approximately 22% of the population of the state). This population has grown at a slow but steady pace over the past 20 years and is projected to grow at a rate faster than the state as a whole over the next five years.

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

   The local economy is considered relatively diverse, with emphasis in medical industry, service, government and manufacturing. Most leading economic indicators for retail market have been positive, and the economy has performed in a manner consistent with continued healthy demand for retail space in the near future. Overall, management believes that the near-term economic outlook for the area is stable and positive.

   Overall, Park Plaza Mall's trade area appears strong. The trade area customers appear to have above average income characteristics and shoppers use the Park Plaza Mall for its selection, convenience, appearance and overall quality. These characteristics are perceived by management to be stable.

   Park Plaza Mall is centrally located in a mature neighborhood in proximity to downtown, the University area and numerous upscale residential areas. Another enclosed mall, University Mall, is situated immediately south of the subject property (less than one block) along University Avenue. A second regional mall, McCain Mall, primarily serves North Little Rock. There are also numerous other community, neighborhood and power shopping centers located throughout the Little Rock area that do not directly compete with the Park Plaza Mall as do the other two enclosed malls. The majority of new retail development is located in the western part of Little Rock approximately five miles west of Park Plaza Mall.

  STRATEGY AND OPERATIONS

   Park Plaza Mall was upgraded in 1997 and 1998 and is considered one of the premier retail locations in Arkansas, attracting high-volume tenants (average same-store-sales per square foot of non-anchor tenants in 2001 was greater than $375). Excluding the two Dillard's stores (which have a combined gross leasable area of 284,165 square feet), the gross leasable area on three levels is 264,898 square feet, consisting of 74 stores and 7 kiosks. As of July 31, 2002, the occupancy of the Park Plaza Mall excluding the Dillard's stores remained stable at 227,384 square feet, or approximately 86%.

   The operating expense budget for 2002 includes approximately $450,000 in non-recurring repairs, in addition to the regular operating expenses, both fixed and variable. All such operating expenses are funded through operating cash flow and are generally recoverable from tenants as pass-through or common-area maintenance expenses. Operating expenses are not expected to increase materially in future years except for normal security services and property/casualty and liability insurance resulting from national trends outside the control of management (E.G., post-September 11 adjustments). Major roof repairs and replacement work that are estimated to cost approximately $0.8 million to $1.2 million are planned for the portion of the Mall owned by Park Plaza Mall, L.L.C., which plans to perform the repair or replacement over the next three years. Management expects to fund the roof repairs, as well as any other capital expenditures, from operating cash flow.

   The economic performance of Park Plaza Mall is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or re-leasing (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 2% of the aggregate 2002 annualized base rents from Park Plaza Mall (representing approximately 2% of the gross leasable area at Park Plaza
Mall) expire without penalty or premium through the end of 2002, and leases accounting for approximately 16% of aggregate 2002 annualized base rent from Park Plaza Mall (representing approximately 15% of the net rentable square feet at Park Plaza Mall) are scheduled to expire in 2003. Some of the leases grant the tenants under those leases early-termination rights based on (i) low sales,
(ii) the departure of one or both Dillard's stores or (iii) the failure to operate the Park Plaza Mall with an occupancy rate between 60% and 80% (based on square footage). Management anticipates that tenants whose leases expire will require such early-termination clauses to be continued or added to the leases, as the case may be as a condition of renewal.

   The ten largest tenants at Park Plaza Mall (based on the scheduled base rent for 2002) constitute approximately 38% of the total base rent and approximately 35% of the net rental square feet for Park Plaza Mall and have remaining lease terms ranging from approximately two to ten years. The largest tenant at Park Plaza Mall, the Gap Stores, (I.E., GAP, GAP Kids and Banana Republic), represents approximately 12% of the scheduled aggregate annualized base rent for 2002 and 12% of the scheduled net rentable square feet at the Park

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Plaza Mall. The lease of the Gap Stores expires on April 30, 2005. Although
Radiant Partners, the asset manager for the Park Plaza Mall, believes that a good relationship exists with each of the principal tenants of the mall, revenues and cash available for payment on the notes would be disproportionately and adversely affected if a significant number of these tenants do not renew their leases or if they renew their leases on terms less favorable than current terms. On a square-foot basis, approximately 42% of the existing leases expires on or before December 31, 2005.

   Replacement leases typically require incurring the costs for tenant improvements, other tenant inducements and leasing commissions, which, in each case, may be higher than the costs relating to the renewal of existing leases. Radiant Partners estimates the expenditures for new and renewal leases for 2002 and 2003 will be consistent with recent historical expenditures in this regard, respectively, but no assurances can be given that these estimates are correct. The amount required to be expended will vary by the tenant and can be influenced by both the tenant's economic position and the local and national economic environment at the time of negotiations. If either new or renewal leases for all or a substantial portion of the space subject to expiring leases are not entered into, if the rental rates upon such renewal or reletting are significantly lower than expected or if the reserves established for these purposes prove inadequate, the cash available for payment on the notes could be adversely affected.

   The business plan for Park Plaza Mall is to lease all vacant or vacating spaces and to renew expiring tenants. Management intends to use tenant-improvement allowances and leasing commissions paid to the third-party management and leasing company at a market rate to renew existing, or secure new, high quality credit tenants.

  COMPETITION

   GENERAL. Park Plaza Mall competes with a number of real estate developers, operators, and institutions for tenants. Competition is based on a number of factors, including location, availability, amenities, commercial viability and lease terms. Generally, Park Plaza Mall is considered to dominate its trade area and has been successful in attracting key demographic groups. Management believes the success of the Park Plaza Mall is tied to its tenant mix, strong anchors, location, convenience, appearance, quality of merchandise and stores. A brief discussion of the principal competitors of Park Plaza Mall is set forth below. Notwithstanding the foregoing, many of these competitors have significantly greater resources than Southwest Shopping Centers. No assurances can be given that such competition will not adversely affect Southwest Shopping Centers's revenues and cash available for payment on the notes.

   University Mall is considered significantly inferior to Park Plaza Mall in terms of tenant mix and price point, shopper profile, condition and visibility. These factors along with the departure of major national tenants is reflected in University Mall's occupancy level, which has been approximately 75% for the past few years. In addition, the Montgomery Ward's anchor space is vacant.

   McCain Mall is similar to Park Plaza Mall in terms of alignment and overall appearance. While Park Plaza Mall has a wider assortment of national tenants, McCain Mall has more anchor stores. In addition, McCain Mall has surrounding retail developments featuring large national big-box and specialty retailers. These retail developments increase the regional draw of the district around McCain Mall and increase the potential for inflow from the surrounding communities, including customers that might otherwise shop at Park Plaza Mall. Management believes, however, that the features and amenities of Park Plaza Mall permit it to compete favorably with McCain Mall.

   SUMMIT MALL. Dillard's Inc., the parent company of Dillard's, and Simon Property Group have formed a company, Summit Mall Co., which has announced its intention to build a new, significantly larger mall with approximately 1.3 million square feet of floor space in the western part of Little Rock, approximately four miles from Park Plaza Mall.

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   During the first quarter of 2001, the board of directors of the City of
Little Rock approved the zoning for the development of the mall proposed by Summit Mall Co. Residents living near the site of the proposed new mall filed suit in May 2001 challenging the action of the city directors in approving the zoning for the development of the proposed new mall. The issues were tried in February. On June 5, 2002, the court issued an opinion invalidating the decision of the board of directors as "arbitrary, capricious and unreasonable." Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. On August 15, 2002, however, the promoters of the proposed new mall filed a notice of appeal of the decision in the Supreme Court of Arkansas. Resolution of this appeal will likely take at least 18 months to resolve, and there can be no assurance as to the length of time or potential outcome of such appeal. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for the new mall.

   Regardless of whether the Summit Mall is approved and built, Dillard's may decline to extend or renew its operating agreement and vacate one or both of its stores at the Park Plaza Mall. In the event Dillard's stores do not continue in operation, it is expected that the value of the Park Plaza Mall will decrease by a material amount due to a decline in traffic and sales volume, and the likely departure of many tenants.

  GOVERNMENTAL REGULATION

   An environmental assessment of the Park Plaza Mall identified the potential for asbestos to be present in the resilient vinyl floor tiles in retail tenant storage areas and service corridors and in the cooling tower fill. A third-party consultant concluded that it was unlikely but possible that nonfriable asbestos was present in these areas. Rather than incurring the expense of testing to eliminate the possibility of asbestos being present, and because most tenants are responsible under their leases for maintaining and ultimately removing any asbestos-containing materials, the consultant recommended, and Southwest Shopping Centers has agreed to implement, a standard operations and maintenance plan based on industry standards. Southwest Shopping Centers and its management are proceeding in accordance with the development and implementation of the maintenance plan recommended by the consultant.

  ECONOMIC AND OTHER FACTORS

   The Park Plaza Mall and the business, financial condition and results of operations of Southwest Shopping Centers may be harmed by general and local economic conditions. If the U.S. economy or the local economy in the Little Rock, Arkansas market suffers a downturn, the Park Plaza Mall could be harmed as tenants may not be able to fulfill their leasehold obligations or market pressures on the owners of the Park Plaza Mall may give tenants leverage to renegotiate their lease terms. Either occurrence could have a material adverse effect on the cash flow generated by the Park Plaza Mall, and any adverse effect on cash flow could impair the repayment of the Park Plaza mezzanine loan, which, in turn, could impair the repayment of the notes.

   Weather conditions do not have a material effect on the operations of the Park Plaza Mall.

CIRCLE TOWER

   In connection with the merger of First Union and Gotham Golf Corp, Southwest Shopping Centers will make the Circle Tower mortgage loan (as described elsewhere in this proxy statement-prospectus). The Circle Tower mortgage loan will be secured by a fee and leasehold mortgage on the Circle Tower office building. The proceeds received from the Circle Tower mortgage loan by Southwest Shopping Centers will be used to satisfy its obligations under the notes. Accordingly, the operation of Circle Tower will have a material impact on the holders of the notes. It is important for investors to understand, however, that Southwest Shopping Centers has no direct interest in the management or operation of Circle Tower.

  THE PROPERTY

   First Union owns a 14-story office building, with retail space, located at 55 Monument Circle in the heart of downtown Indianapolis, Indiana. This property is commonly referred to as Circle Tower and First Union

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acquired its interest in this property in October 1974. Circle Tower was constructed in 1930 and consists of approximately 95,500 square feet of office space and approximately 16,500 square feet of retail space. The property comprises two separate parcels of real property.

   Parcel 1 is owned in fee simple by First Union. Parcel 1, however, is encumbered by a lease under which First Union leases the ground to the Gennett Investment Company, who in turn subleases the parcel to a subsidiary of the Tower Realty Company (such sublease referred to in this document as the GENNETT SUBLEASE). In 1974, First Union purchased substantially all of the assets of the Tower Realty Company making First Union the sublessee under the Gennett Sublease. The lease to the Gennett Investment Company and the Gennett Sublease expire in 2018 at which time First Union, or its successor, will hold unencumbered, fee simple title to Parcel 1. As a result of an agreement with the Gennett Investment Company, the annual net rental payment to Gennett is $5,000.

   Parcel 2 is not owned by First Union. First Union occupies Parcel 2 as the lessee under a ground lease (referred to in this document as the GROUND LEASE), which was originally executed by First Union's predecessor-in-title in 1910 and is senior to the Circle Tower mortgage loan. The Ground Lease's initial term expires in April 2009. Under the terms of the Ground Lease, First Union has exercised the option to renew the term of the Ground Lease for an additional 99 years, so the Ground Lease now expires in 2108.

  THE GOLD CLAUSE

   As was common in the early part of the 20th century, the Ground Lease contains a "gold clause" provision, which requires the lessee, at the option of the lessor, to pay its rent in "gold coin" based on the value of gold at the commencement of the lease in 1910. As a result of various acts of the U.S. Congress, first outlawing the private ownership of gold and then reinstating the private ownership of gold, the ground lessor currently cannot exercise the gold clause against First Union. However, a number of events, including developments in case law or a deemed or actual transfer of the leasehold interest or Circle Tower, could give the ground lessor the ability to enforce the gold clause.

   The annual rent payable under the Ground Lease is $18,000 until the commencement of the renewal term in 2009. First Union estimates that the current annual ground lease rent would increase substantially if the gold clause was triggered and the rent had to be paid based on the value of gold at the commencement of the lease in 1910.

   Gotham Golf Corp expects that, in 2009, upon the commencement of the renewal term of the Ground Lease, the "gold clause" inflation-adjustment provision would thereafter relate back to the commencement of the renewal term in 2009.

  THE RENEWAL TERM

   As noted above, First Union has exercised its option to renew the term of the Ground Lease through 2108. The rent during the renewal term is to be determined under the Ground Lease as 4% of the appraised value of the real estate and improvements at the time of the expiration of the initial term. Accordingly, it may be in First Union's economic interest (and, after the completion of the proposed transaction, Gotham Golf Corp's economic interest) to hold the leasehold interest through 2009. In addition, a voluntary transfer of Circle Tower would violate the due on sale provision and make the Circle Tower mortgage loan immediately due and payable and recourse to the borrower, First Union (or, after the completion of the proposed transaction, Gotham Golf
Corp). It is unlikely, therefore, that the due on sale provision of the Circle Tower mortgage loan would be triggered at any time prior to the maturity date of the loan.

  LOCAL MARKET

   Circle Tower is located in downtown Indianapolis, Indiana. Indianapolis serves as the county seat for Marion County, Indiana and the capital of the state of Indiana. The Indianapolis region is home to over one million people. Indiana University has predicted population growth of approximately 6.7% between 2000 and 2020.

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   The local economy is considered relatively diverse, with emphasis in the areas of service, government and manufacturing. Most leading economic indicators of the local commercial real estate market have been positive, and the economy has performed in a manner consistent with continued healthy demand for office space. Overall, the economic outlook for the area is stable and positive and comparable to those of other similarly sized cities in the United States. Employment through the nine-county metropolitan area in Indianapolis reached an all-time high in October 2001. Despite softening in the third quarter of 2001, the Indianapolis metropolitan area averaged an increase of over 13,000 new jobs created throughout 2001 over the prior year's totals.

   Circle Tower is part of the Indianapolis commercial real estate and multi-tenant office market that focuses on smaller tenants. In 2001, overall vacancy rate in the multi-tenant office market in Indianapolis increased to the high teens. The increase in the vacancy rate for offices in Indianapolis was below the average increase in vacancies experienced by most major metropolitan office markets throughout 2001. In recent years, over 1.7 million square feet of new construction and corporate moves has put an additional 850,000 square feet of second-generation space back onto the market.

   By way of example, as of the date of this document the Indianapolis office market has over 1.1 million square feet of office space available for sublease, an increase of almost 650,000 square feet from 2001. Over 400,000 square feet is available for sublease in the downtown and mid-town markets, while approximately 700,000 square feet is available for sublease in Indianapolis's suburban markets. Approximately 500,000 square feet of subleases are available in Class B buildings such as Circle Tower.

   The downtown area of Indianapolis has been the most severely affected area of the city by the adverse vacancies. This subsection of the Indianapolis office market experienced a surge in overall vacancy in 2001, during which the vacancy rate increased from 16% to 20%. Circle Tower's occupancy rate is better than this figure. The trends that have affected the Indianapolis market are considered national, and to some degree global, trends. As noted above, the vacancy increase in the Indianapolis market is lower than the national average.

  STRATEGY AND OPERATIONS

   Circle Tower is considered class "B" office space with a class "A" location and small office availability in the Indianapolis commercial real estate market. It generally attracts smaller tenants, such as small professional firms, with office needs ranging from 200 to 8,000 square feet. The gross leasable area is approximately 112,000 square feet, consisting of 5 stores and 56 office tenants. As of July 31, 2002, the occupancy of Circle Tower was 92,168 square feet, or approximately 83%.

   The operating expense budget for 2002 includes approximately $88,350 in non-recurring repairs, in addition to its regular operating expenses, both fixed and variable. All such operating expenses are funded through operating cash flow and are generally recoverable from tenants as pass-through or common-area maintenance expenses. Operating expenses are not expected to increase materially in future years except for normal security services and property/casualty and liability insurance resulting from national trends outside the control of management (E.G., post-September 11 adjustments). The 2002 capital expenditure budget currently contains less than $100,000 of scheduled improvements. In addition, it is anticipated that repairs to the roof may be required at an approximate cost of $50,000. All capital expenditures are expected to be funded with operating cash flow.

   There are no other material facts known to First Union that might affect the future operations when compared to historical operations. However, the budgeted costs for capital, tenant improvement and leasing commissions for 2002 are significantly below the historical average over the past few years. Given the age of the asset, the nature of the tenancy and the current market conditions this fact should be taken into consideration when projecting future expenditures.

   The economic performance of Circle Tower is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 11% of the

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aggregate 2002 annualized base rents from Circle Tower (representing approximately 9% of the net rentable square feet at Circle Tower) expire without penalty or premium through the end of 2002, and leases accounting for approximately 7% of aggregate 2002 annualized base rent from Circle Tower (representing approximately 5% of the net rentable square feet at Circle Tower) are scheduled to expire in 2003.

   Circle Tower does not have any anchor tenants whose names have a significant impact on the marketability of the property. The 10 largest tenants at Circle Tower (based on the scheduled base rent for 2002) aggregate approximately 52% of the total base rent and approximately 43% of the net rental square feet for Circle Tower and have remaining lease terms ranging from approximately two to eighteen years. The largest tenant at Circle Tower, Due, Doyle, Pugh, Ewing & Metzger, represents approximately 8% of the scheduled aggregate annualized base rent for 2002 and 7% of the scheduled net rentable square feet at Circle Tower. Its lease expires on February 28, 2006. There are no tenants whose revenues meet or exceed 10% of the revenues of Circle Tower. Although Radiant Partners, the asset manager for Circle Tower, believes that a good relationship exists with each of the principal tenants of Circle Tower, revenues and cash available for payment on the notes would be disproportionately and adversely affected if a significant number of these tenants did not renew their leases or if they renew their leases on terms less favorable than current terms.

   Replacement leases typically require incurring the costs for tenant improvements, other tenant inducements and leasing commissions, which, in each case, may be higher than the costs relating to the renewal of existing leases. Radiant Partners estimates the expenditures for new and renewal leases for 2002 and 2003 will be consistent with recent historical expenditures in this regard, respectively, but no assurances can be given that these estimates are correct. The amount required to be expended will vary by tenant and can be influenced by both the tenant's economic position and the local and national economic environment at the time of negotiations. If either new or renewal leases for all or a substantial portion of the space subject to expiring leases are not entered into, if the rental rates upon such renewal or reletting are significantly lower than expected or if the reserves established for these purposes prove inadequate, the cash available for payment on the notes could be adversely affected.

   In anticipation of the continuing softening of the office rental market in Indianapolis, Indiana, the business plan for Circle Tower is to focus on maintaining its existing occupancy levels while continuing to make property improvements. The budget for 2002 is approximately $80,000 and is to be funded exclusively from cash flow from operations. Management intends to use tenant improvement allowances and leasing commissions paid at a market rate to achieve these goals.

  COMPETITION

   First Union competes with a number of real estate developers, operators, and institutions with respect to Circle Tower for tenants. Competition is based on a number of factors, including location, available amenities, commercial viability and lease terms. There are, as of the date of this document, over 1 million square feet available (vacant or subleased) in the Downtown market in Indianapolis, Indiana.

   Major competitor buildings include the Bank One Tower, the Guaranty Building and the Illinois Building, each of which is situated on Monument Circle. Each of these buildings shares an almost identical location with Circle Tower. In addition, the Bank One Tower is considered class "A" office space with more contemporary finishes and, in most cases, higher rents than that of Circle Tower. Each of the competitor buildings is also more conducive than Circle Tower to larger tenants. Circle Tower is class "B" office space, with class "A" location and the ability to serve tenants with 2,000 square feet and less of office space needs. Management believes that these characteristics set Circle Tower apart from its competitors and are the primary reasons why occupancy has remained strong at Circle Tower, even though the general office market in the immediate area has become increasingly soft.

   An increase in competition, caused by the availability of both subleases and directly available space, has resulted in a flattening of rental rates in the Indianapolis market. New leasing activity throughout 2001 diminished considerably from the record levels experienced throughout 2000. In 2001, fewer potential tenants

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sought large amounts of space and, instead, sought smaller amounts of space.
Management believes that this trend, as well as other market forces, will support the competitive position of Circle Tower. Notwithstanding the foregoing, many of Circle Tower's competitors have significantly greater resources than First Union and are expected to compete with Circle Tower for tenants. No assurances can be given that such competition will not adversely affect First Union's revenues and cash available for payment on the notes.

  ECONOMIC AND OTHER FACTORS

   Circle Tower and the business, financial condition and results of operations of First Union may be harmed by general and local economic conditions. If the U.S. economy or the local economy in Indianapolis suffers a downturn, Circle Tower could be harmed as tenants may not be able to fulfill their leasehold obligations. Weather conditions do not have a material impact on the operation of Circle Tower.

EMPLOYEES

   Southwest Shopping Centers does not have any employees. All asset management, property management, accounting and other managerial functions have been outsourced to third parties. For a description of these management arrangements, see "--Management."

   Radiant Partners manages the Park Plaza Mall and Circle Tower pursuant to an Asset Management Agreement with First Union. First Union has engaged General Growth Management, Inc. as the property manager and leasing agent for the Park Plaza Mall effective October 1, 2002 and Cornerstone Properties, Inc. as the property manager and leasing agent for Circle Tower. All of the agreements related to the management of the Park Plaza Mall and Circle Tower are in full force and effect and no event of default (or event which, with the passage of time or notice or both, would result in an event of default) exists. Radiant Partners believes that there is a good relationship among the owners of the Park Plaza Mall and Circle Tower and the parties providing management services. See "Southwest Shopping Centers Co. II, L.L.C.--Management."

LEGAL PROCEEDINGS

   Legal actions have been taken by local citizens of Little Rock, Arkansas to reverse the decision of the Little Rock board of directors with respect to the zoning for the development of the proposed new mall. A trial to determine whether the City of Little Rock's approval of the proposed new mall was valid and whether the voters of Little Rock can vote to overturn the decision of the board occurred at the end of February 2002. On June 5, 2002, the court issued an opinion invalidating the decision of the Little Rock board of directors with respect to the zoning of the proposed new mall. Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. On August 15, 2002, however, the promoters of the proposed new mall filed a notice of appeal of the decision in the Supreme Court of Arkansas. Resolution of this appeal will likely take at least 18 months to resolve, and there can be no assurance as to the length of time or potential outcome of such appeal. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for a new competing retail development.

   A new retail development of a scale similar to and in the vicinity of the Park Plaza Mall, if anchored by a Dillard's store or stores, would pose a significant risk to First Union's realization of value from the Park Plaza Mall and, therefore, could affect the value of the notes. Accordingly, First Union and Southwest Shopping Centers have been closely monitoring the litigation with respect to the proposed new mall and potential competitive retail development projects in the vicinity of the Park Plaza Mall. Since January 1, 2000, First Union has spent approximately $900,000 in support of various efforts through legal channels to object to the development of the new mall as proposed. Significant expenditures in support of these and similar efforts are expected to continue to be required in the future. The failure to continue such payments in support of these efforts could impair the effectiveness of such efforts and, accordingly, could negatively impact the realization of value from the Park Plaza Mall and the notes.

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   In addition to those matters described above, during the ordinary course of business at the Park Plaza Mall, Southwest Shopping Centers and the owner of the Park Plaza Mall have been threatened with, or have become parties to, legal actions from time to time. Management is of the opinion that, after taking into consideration information furnished by its counsel, the outcome of currently known actions and proceedings to which it is a party will not, singly or in the aggregate, have a material adverse effect on the business, financial condition, results of operations and cash flow of Southwest Shopping Centers.

MANAGEMENT

   Southwest Shopping Centers is a limited liability company and thus does not have a board of directors or any executive officers. First Union is the sole member of Southwest Shopping Centers. As of December 31, 2001, First Union's only employee is Neil H. Koenig, Interim Chief Financial Officer, and Southwest Shopping Centers has no employees. All asset management, property management, accounting and other managerial functions have been outsourced to third parties.

   Radiant Partners manages the Park Plaza Mall and the Circle Tower pursuant to an Asset Management Agreement with First Union. First Union has engaged General Growth Management, Inc. effective October 1, 2002 as the property manager and leasing agent for Park Plaza Mall and Cornerstone Properties, Inc. as the property manager for the Circle Tower. All of the agreements related to the management of the Park Plaza Mall and the Circle Tower are in full force and effect and no event of default (or event which, with the passage of time or notice or both, would result in an event of default) exists. The relationships among the owners of the Park Plaza Mall and the Circle Tower and the parties providing management services are good.

   Radiant Partners receives an annual fee of $250,000 from First Union to manage all of its real estate properties, including the Park Plaza Mall and the Circle Tower. The portion of the asset management fee allocated to Southwest Shopping Centers was $12,000 per month during 2000, 2001 and 2002. The Asset Management Agreement is scheduled to terminate in March 2003, but can be extended by First Union for an additional 12-month period. The costs of the property managers described below are borne by the owners of the respective properties.

   General Growth Management, Inc. is a wholly owned taxable REIT subsidiary of General Growth Properties, Inc., an owner and operator of regional mall shopping centers formed in 1986. As of July 30, 2002, General Growth Properties, Inc. had ownership interests in or management responsibilities for 163 regional shopping malls totaling more than 135 million square feet of retail space. General Growth Management, Inc. performs day-to-day property management functions including leasing, construction management, data processing, maintenance, accounting, marketing, promotion and security for 41 regional malls owned by affiliates of General Growth Properties, Inc. and for 44 regional malls owned by unaffiliated third parties. General Growth Management, Inc. was retained effective October 1, 2002 as the exclusive manager to manage, market, lease and operate Park Plaza Mall under a Real Estate Management Agreement. The Real Estate Management Agreement automatically renews every year unless either Park Plaza Mall LLC, as the owner of the Park Plaza Mall, gives a notice 60 days prior to the end of the year or General Growth Management, Inc. gives a notice 180 days prior to the end of the year. The major responsibilities of General Growth Management, Inc. include the preparation of operating and capital budgets, the collection of all rental and other income and the payment of expenses, the oversight of contractors performing cleaning and maintenance and making repairs and alterations, and acting as the exclusive leasing agent for the property. General Growth Management, Inc.'s compensation consists of a management fee based on a percentage of the minimum, percentage and overage rents collected, leasing commissions for new, renewal and expansion leases and separate fees for special services.

   Cornerstone Properties, Inc. serves as the property manager for Circle Tower, which is currently the only office property managed by Cornerstone. Cornerstone has managed Circle Tower since 2000, and its current management agreement expires in January 2003, after which it will continue to act as manager on a month-to-month basis. The management agreement is also subject to termination by either Cornerstone or the owner of

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Circle Tower on 30 days' notice. Cornerstone's major responsibilities include the preparation of operating and capital budgets, collection of rental and other income and payment of expenses, the operation, maintenance and repair of Circle Tower and acting as the exclusive leasing agent for the building. Cornerstone's compensation consists of a management fee based on a percentage of the rent and other income collected, leasing commissions for new, renewal and expansion leases and separate fees for special services. In addition to compensation for these services, Cornerstone is reimbursed for the salary and benefit costs of its on-site management personnel and certain other costs.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 18-108 of Title 6 of the Delaware Code states that the ability of a limited liability company to indemnify and hold harmless any member, manager, or other person from and against any and all claims and demands is limited only by the standards and restrictions contained in its limited liability company agreement.

   Section 17(b) of the Second Amended and Restated Limited Liability Company Agreement of Southwest Shopping Centers (referred to in this document as the LLC AGREEMENT) states that Southwest Shopping Centers shall indemnify, in accordance with and to the full extent permitted by law, and hold harmless any person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Southwest Shopping Centers) by reason of the fact that such person is or, at any time, was a member, manager (including any executive officer or employee of the manager) or officer of Southwest Shopping Centers (and Southwest Shopping Centers will so indemnify a person by reason of the fact that such person is or at any time was an employee or agent of Southwest Shopping Centers, or is or was serving at the request of Southwest Shopping Centers as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Southwest Shopping Centers, or (ii) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" includes employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of Southwest Shopping Centers shall include, without limitation, any service as a member, manager, officer, employee or agent of Southwest Shopping Centers or any other entities in which it has an ownership interest which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

   Section 17(c) of the LLC Agreement states that expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former member, manager (including any executive officer or employee of the manager) or officer of Southwest Shopping Centers in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Southwest Shopping Centers as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former member, manager or officer to repay such amount if it shall ultimately be determined that such member, manager or officer is not entitled to be indemnified by Southwest Shopping Centers under the LLC Agreement or under any other contract or agreement between such member, manager or officer and Southwest Shopping Centers. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of Southwest Shopping Centers will be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the manager deems appropriate.

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   Section 17(d) of the LLC Agreement states that the indemnification and advancement of expenses provided by the Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of members or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a member, manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a person.

   Section 17(e) of the LLC Agreement requires Southwest Shopping Centers to purchase and maintain or cause to be purchased and maintained insurance on behalf of any person who is or at any time was a member, manager, officer, employee or agent of the company, or is or at any time was serving at the request of Southwest Shopping Centers as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not such person would be entitled to indemnity against such liability under the provisions of the LLC Agreement. Such insurance will include a policy of director's liability coverage as is presently in effect for First Union and its trustees and shall be maintained continuously during all periods in which such person may be held liable and until the tolling of applicable statutes of limitations.

   Southwest Shopping Centers is covered by insurance policies owned by First Union, which policies are issued by commercial carriers against certain liabilities incurred by the parties covered by the LLC Agreement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Southwest Shopping Centers pursuant to the foregoing provisions, First Union and Southwest Shopping Centers have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section discusses the results of operations of Southwest Shopping Centers and the transactions contemplated by this document on a historical basis and on a pro forma basis. You should read the following discussion and analysis in conjunction with "Selected Financial Information--Southwest Shopping Centers Co. II, L.L.C. Selected Historical Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements for Southwest Shopping Centers" as well as the audited and unaudited consolidated financial statements appearing elsewhere in this document. Certain statements contained in this section constitute "forward-looking statements," which statements involve risks and uncertainties. See "Forward-Looking Statements."

   Historical information, other than revenues, may not necessarily be meaningful, as Southwest Shopping Centers's cost structure and capitalization following the proposed transaction will be significantly different from its cost structure and capitalization prior to the proposed transaction. Further, the historical information should not necessarily be taken as a reliable indicator of Southwest Shopping Centers's future performance.

  GENERAL

   Southwest Shopping Centers, which is wholly owned by First Union, was formed on September 27, 1996 and will continue until the earlier of December 31, 2050 or until it is dissolved in accordance with its Amended and Restated Operating Agreement or by law. On September 28, 1996, Southwest Shopping Centers purchased seven shopping malls. On December 13, 1999, Southwest Shopping Centers sold six of the seven malls in a single transaction. Effective January 1, 2000, Southwest Shopping Centers had no other assets, liabilities or operations other than its indirect ownership interest in the Park Plaza Mall.

   Upon completion of the proposed transaction and the issuance of the notes, Southwest Shopping Centers will have assets consisting of (1) its ownership interest in the entity that indirectly owns the Park Plaza Mall, (2) the Park Plaza mezzanine loan (although this loan is eliminated in consolidation and does not appear on the Unaudited Pro Forma Condensed Combined Financial Statements for Gotham Golf Corp appearing elsewhere in this document) and (3) the Circle Tower mortgage loan. Southwest Shopping Centers will also have obligations to make payments under the notes as described in "Description of the Notes and the Underlying Loans."

  LIQUIDITY AND CAPITAL RESOURCES

   Southwest Shopping Centers receives cash primarily from rental income and tenant reimbursements, which are also its primary sources of liquidity. Southwest Shopping Centers uses cash to pay operating expenses, management fees, general and administrative expenses, principal, interest and escrow deposits on the Park Plaza Mall's senior mortgage loan and for capital improvements. With respect to capital improvements, Southwest Shopping Centers estimates that it will need to repair or replace the Park Plaza Mall's roof at a cost of approximately $0.8 million to $1.2 million. Southwest Shopping Centers plans to perform the repair or replacement over the next three years. Southwest Shopping Centers's rental income and tenant reimbursements were sufficient for the year ended December 31, 2001 and the six months ended June 30, 2002 to pay for Southwest Shopping Centers's expenses, debt service and capital improvements.

   The proposed issuance of the notes is expected to have a significant impact on Southwest Shopping Centers's consolidated financial condition and results of operations. Notes receivable will increase by $3.5 million; notes payable will increase by $12.2 million, net of discount; and member's equity will decrease by $8.0 million. Results of operations on an annual basis will decrease due to interest income of $0.4 million being more than offset by $3.0 million of interest expense and $0.1 of amortization. Results of operations for the six months ended June 30, 2002 will decrease due to interest income of $0.2 million being more than offset by $1.5 million of interest expense. Management believes that Southwest Shopping Centers's rental income, tenant reimbursements and payments received from its income-producing assets will be sufficient to pay for Southwest Shopping Centers's expenses, debt service (including the notes) and capital improvements in the near term and in subsequent years, subject to matters discussed below in "--Management's Discussion and Analysis of Financial Condition and Results of Operation--Park Plaza Mall."

   Cash and cash equivalents decreased by $1.3 million (from $2.1 million to $0.8 million) when comparing the balance at December 31, 2001 to the balance at December 31, 2000. For the year ended December 31, 2001, Southwest Shopping Centers's net cash provided by operations of $2.5 million was more than offset by cash used for investing activities of $0.1 million and cash used for financing activities of approximately $3.7 million. Cash used for investing activities consisted of $0.1 million used for investment in building and improvements. Cash used for financing activities consisted of $0.3 million of principal payments on the mortgage loan and approximately $3.5 million of distributions to First Union.

   Cash and cash equivalents remained constant (at $0.8 million) when comparing the balance at December 31, 2001 to the balance at June 30, 2002. For the six months ended June 30, 2002, Southwest Shopping Centers's net cash provided by operations was $1.2 million and cash used for financing activities was $1.2 million. Cash used for financing activities consisted of $0.2 million of principal payments on the mortgage loan and $1.0 million of distributions to First Union. The decrease in distributions to First Union compared to the same period in 2001 was primarily due to the timing of the distributions.

   Southwest Shopping Centers was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy, which was already considered to be in a recession. Southwest Shopping Centers could be affected by declining economic conditions as a result of various factors that affect the real estate business, including the financial condition of tenants, competition, and increased operating costs. Southwest Shopping Centers's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence. In addition, the cost of property/casualty and liability insurance unrelated to terrorist incidents has increased significantly.

   Southwest Shopping Centers's most critical accounting policy relates to the evaluation of the fair value of real estate. Southwest Shopping Centers evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss, if any, would be measured by comparing the fair value of the asset to its carrying amount. The evaluation of the fair value of real estate is an estimate that is susceptible to change and actual results could differ from those estimates.

   A summary of Southwest Shopping Centers's borrowings at June 30, 2002 and repayment timing is as follows (in millions):

                                                             PAYMENTS DUE BY PERIOD
                                               --------------------------------------------------
CONTRACTUAL OBLIGATIONS                  TOTAL LESS THAN 1 YEAR 1-3 YEARS 4-5 YEARS AFTER 5 YEARS
-----------------------                  ----- ---------------- --------- --------- -------------
Mortgage loan payable................... $41.9       $0.3         $0.7      $0.8        $40.1
                                         =====       ====         ====      ====        =====

  PARK PLAZA MALL

   Two Dillard's department stores are the anchor stores at the Park Plaza Mall. Dillard's owns its facilities in the Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with Southwest Shopping Centers that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location, which would be anchored by Dillard's, among other department store anchors. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall. In the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at the Park Plaza Mall. In the event Dillard's closes one or both of its stores at the Park Plaza Mall, it is unlikely that it would sell or lease its two stores to comparable anchor tenants. Accordingly, the value of the Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at the Park Plaza Mall, and the likely departure of many of the tenants pursuant to early termination provisions of their leases that may be triggered by the closure of one or both of the anchor stores. The Park Plaza Mall property is financed by a senior mortgage loan. The loss of an anchor tenant or a significant number of other mall tenants would most likely result in an event of default under this mortgage.

   Local citizens have taken legal actions to reverse the decision of the Little Rock board of directors with respect to the new mall. At the end of February 2002, a trial took place to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can, by a vote, overturn the decision of the board. On June 5, 2002, the court issued an opinion invalidating the decision of the Little Rock board of directors as "arbitrary, capricious and unreasonable." Additionally, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. On August 15, 2002, however, the promoters of the proposed new mall filed a notice of appeal of the decision in the Supreme Court of Arkansas. Resolution of this appeal will likely take at least 18 months to resolve and the outcome of such an appeal is not known. Proponents of the new mall could possibly file a new application to re-zone the proposed area for the new mall.

   Regardless of whether a competing retail development is built, under the terms of the operating covenant, Dillard's has no obligation to maintain its operations at the Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has declined to do so. If Dillard's does not maintain its presence as an anchor store at the Park Plaza Mall, the Park Plaza Mall would experience a loss of revenue and likely an event of default under the senior mortgage, thereby causing the value of the Park Plaza Mall to be materially and adversely affected. In such circumstances, there would be an impairment on the property and a loss could be recognized. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to Southwest Shopping Centers.

  RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 2002 VERSUS SIX MONTHS ENDED JUNE 30, 2001

   Net income for the six months ended June 30, 2002 was $0.7 million as compared to net income of $0.1 million for the six months ended June 30, 2001. Base rent increased by $0.2 million when comparing June 30, 2002 to June 30, 2001 due to an increase in rental rates while occupancy remained relatively constant. Operating expenses remained relatively constant when comparing the periods. Administrative expenses decreased by $0.3 million due to a decrease in costs associated with Summit Mall.

  RESULTS OF OPERATIONS--THREE MONTHS ENDED JUNE 30, 2002 VERSUS THREE MONTHS ENDED JUNE 30, 2001

   Net income for the three months ended June 30, 2002 was $0.4 million as compared to a net loss of $0.2 million for the three months ended June 30, 2001. Base rent increased by $0.1 million when comparing June 30, 2002 to June 30, 2001 due to an increase in rental rates, while occupancy remained relatively constant. Operating expenses remained relatively constant when comparing the periods. Administrative expenses decreased by $0.4 million due to a decrease in costs associated with Summit Mall.

  RESULTS OF OPERATIONS--2001 VERSUS 2000

   Net income for the year ended December 31, 2001 was $0.3 million as compared to net income of $2.7 million for the year ended December 31, 2000. The decrease of $2.4 million was a result of a decrease in revenue of $0.2 million and an increase in expenses of $2.2 million. The increase in expenses was primarily due to an increase in mortgage interest of $1.1 million and $0.7 million of costs incurred in connection with the matters described in the immediately foregoing section discussing the Park Plaza Mall. Mortgage interest expense increased as a result of the senior mortgage loan that was obtained on the Park Plaza Mall in April 2000. Rental rates and occupancy remained relatively constant when comparing 2001 versus 2000.

  RESULTS OF OPERATIONS--2000 VERSUS 1999

   Net income for the year ended December 31, 2000 was $2.7 million as compared to a net loss of $7.1 million for the year ended December 31, 1999. The net loss in 1999 included a $9.0 million loss on the sale of six shopping malls and a prepayment penalty of $5.5 million in connection with the Park Plaza Mall's mortgage loan being satisfied in full. Revenues and expenses decreased in 2000 as compared to 1999 due to the sale of the properties in December 1999.

   Net income for the Park Plaza Mall, Southwest Shopping Centers's remaining property, for the year ended December 31, 2000 as compared to 1999 increased by $0.6 million. The increase was primarily attributable to an increase in revenue of $0.5 million. When comparing 2000 to 1999, occupancy decreased and rental rates increased.

  RECENT ACCOUNTING PRONOUNCEMENTS

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt. SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The effect of this statement on Southwest Shopping Centers's financial statements would be the reclassification of extraordinary loss on early extinguishment of debt to continuing operations, however, this will have no effect on Southwest Shopping Centers's net income. Southwest Shopping Centers intends to adopt SFAS No. 145 as of January 1, 2003.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, management cannot determine the potential effects that adoption of SFAS No. 146 will have on Southwest Shopping Centers's consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Southwest Shopping Centers does not have any financial instruments that would expose it to market risk associated with the risk of loss arising from adverse changes in market rates and prices. Southwest Shopping Centers's mortgage loan is payable at a fixed rate of interest.

          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FOR
                          SOUTHWEST SHOPPING CENTERS

   The following unaudited pro forma consolidated balance sheet as of June 30, 2002 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 of Southwest Shopping Centers, reflect an adjustment column for the notes offering and related Circle Tower mortgage loan and has been prepared from the historical consolidated financial statements of Southwest Shopping Centers, as adjusted to give effect to the pro forma adjustments as if such pro forma adjustments had occurred on January 1, 2001 and were carried through June 30, 2002 for the operating data and on June 30, 2002 for the balance sheet data. The unaudited pro forma financial data does not purport to be indicative of what the results of Southwest Shopping Centers would have been had the transactions been completed on the dates assumed, nor is such financial data necessarily indicative of the results of operations of Southwest Shopping Centers that may exist in the future. The unaudited pro forma financial data must be read in conjunction with the notes thereto and with the historical consolidated financial statements and the related notes included in this proxy statement-prospectus.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2002
                                (IN THOUSANDS)

                                                  SOUTHWEST   PRO FORMA    PRO FORMA
                                                  HISTORICAL ADJUSTMENTS   SOUTHWEST
                                                  ---------- -----------   ---------
ASSETS
Real estate, at cost:
   Land..........................................  $ 5,816     $    --      $ 5,816
   Buildings and improvements....................   58,763          --       58,763
                                                   -------     -------      -------
                                                    64,579          --       64,579
   Accumulated depreciation and amortization.....   (7,476)         --       (7,476)
                                                   -------     -------      -------
       Total investments in real estate..........   57,103          --       57,103

Other assets
   Cash..........................................      821        (454)(1)      367
   Restricted cash...............................      578         454(1)     1,032
   Debt issue costs..............................      265         680(2)       945
   Accounts receivable and other.................       83          --           83
   Note receivable...............................       --       3,500(3)     3,500
                                                   -------     -------      -------
       Total assets..............................  $58,850     $ 4,180      $63,030
                                                   =======     =======      =======

LIABILITIES AND MEMBER'S EQUITY
Accounts payable and accrued expenses............  $   851          --          851
Mortgage loan payable............................   41,917          --       41,917
Notes payable, net of discount...................       --      12,182(4)    12,182
                                                   -------     -------      -------
       Total liabilities.........................   42,768      12,182       54,950
                                                   -------     -------      -------
Member's equity..................................   16,082      (8,002)       8,080
                                                   -------     -------      -------
       Total liabilities and member's equity.....  $58,850     $ 4,180      $63,030
                                                   =======     =======      =======

(1) Required escrow deposit equal to three months of debt service on the Park Plaza mezzanine loan.
(2) Estimated deferred financing costs.
(3) Represents a note receivable on the Circle Tower mortgage loan. The Park Plaza mezzanine loan is eliminated in consolidation.
(4) Notes payable after $7.8 million discount.


      SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                (IN THOUSANDS)

                                              SOUTHWEST   PRO FORMA   SOUTHWEST
                                              HISTORICAL ADJUSTMENTS  PRO FORMA
                                              ---------- -----------  ---------
Revenues
   Rents.....................................  $11,385     $    --     $11,385
   Interest..................................       42         385(1)      427
                                               -------     -------     -------
                                                11,427         385      11,812
                                               -------     -------     -------
Expenses
   Operating expenses........................    4,079          --       4,079
   Depreciation and amortization.............    1,610          85(2)    1,695
   Interest..................................    3,720       2,979(3)    6,699
   General and administrative................    1,706          --       1,706
                                               -------     -------     -------
                                                11,115       3,064      14,179
                                               -------     -------     -------
Net income (loss)............................  $   312     $(2,679)    $(2,367)
                                               =======     =======     =======

--------
(1) Represents interest income at 11% on the Circle Tower mortgage loan. Interest income on the Park Plaza mezzanine loan is eliminated in consolidation.
(2) Amortization of estimated deferred financing costs over eight years.
(3) Includes interest expense on the notes at 11% and amortization of the notes discount over eight years.


      SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                (IN THOUSANDS)

                                                SOUTHWEST   PRO FORMA   SOUTHWEST
                                                HISTORICAL ADJUSTMENTS  PRO FORMA
                                                ---------- -----------  ---------
Revenues
   Rents.......................................   $5,890     $    --     $5,890
   Interest....................................       --         193(1)     193
                                                  ------     -------     ------
                                                   5,890         193      6,083
                                                  ------     -------     ------
Expenses
   Operating expenses..........................    1,937          --      1,937
   Depreciation and amortization...............      812          43(2)     855
   Interest....................................    1,835       1,514(3)   3,349
   General and administrative..................      634          --        634
                                                  ------     -------     ------
                                                   5,218       1,557      6,775
                                                  ------     -------     ------
Net income (loss)..............................   $  672     $(1,364)    $ (692)
                                                  ======     =======     ======

--------
(1) Represents interest income at 11% on the Circle Tower mortgage loan. Interest income on the Park Plaza mezzanine loan is eliminated in consolidation.
(2) Amortization of estimated deferred financing costs over eight years.
(3) Includes interest expense on the notes at 11% and amortization of the discount over eight years.

      SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.

              NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL


                   STATEMENTS OF SOUTHWEST SHOPPING CENTERS


  NOTES OFFERING

   In February 2002, First Union entered into a merger agreement with Gotham Golf Corp, among other parties. In connection with the proposed transaction, Southwest Shopping Centers will issue notes in an aggregate principal amount of $20 million ($100 face value per note) that will bear interest at 11% of the face value per annum. The notes will be offered in exchange for shares in First Union at a ratio equivalent to an issue price of $60.91 per note. The notes will be secured by a pledge of two loans: a $3.5 million first leasehold mortgage on the Circle Tower office building located in Indianapolis, Indiana, and a $16.5 million mezzanine loan on the Park Plaza Mall located in Little Rock, Arkansas. Both loans will bear interest at 11% payable in cash semiannually in arrears. The Circle Tower loan will require that all cash flow generated by Circle Tower after interest expense, operating expenses and capital expenditures be used to amortize the loan. The Park Plaza mezzanine loan will be interest-only (unless construction commences on a new mall in the Little Rock metropolitan area with a Dillard's Department Store as an anchor, in which case, as in the Circle Tower Loan, all cash flow from the Park Plaza Mall in excess of interest expense, operating expenses and capital expenditures will be used to amortize the mezzanine loan) and provide for additional interest at maturity such that the lender receives a 16% internal rate of return on its investment in the mezzanine loan assuming the loan was purchased at par. The sum of the payments required to be made on the two loans will equal the payments of principal, interest and other amounts, if any, required to be made on the notes, so that the holders of the notes will receive a pass-through of the economic attributes of the two underlying loans. The loan to the owner of Park Plaza Mall is eliminated in consolidation.

                   SOUTHWEST SHOPPING CENTERS CAPITALIZATION

   The following table sets forth Southwest Shopping Centers's cash, restricted cash, mortgage debt and total capitalization as of June 30, 2002, on a historical basis and adjusted to reflect the issuance of $20 million of notes at a discounted price of $60.91 per $100 face value, the $16.5 million Park Plaza mezzanine loan (which is eliminated in consolidation) and the $3.5 million Circle Tower mortgage loan.

   This table should be read in conjunction with "The Notes Offering," "Description of the Notes and the Underlying Loans" and "Southwest Shopping Centers Co. II, L.L.C.," including Southwest Shopping Centers's financial statements and pro forma financial statements.

                                                            AS OF JUNE 30, 2002
                                                                (UNAUDITED)
                                                            --------------------
                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
                                                               (IN THOUSANDS)
Cash.......................................................  $   821    $   367
Restricted cash (1)........................................      578      1,032
                                                             =======    =======
Mortgage loan payable......................................  $41,917    $41,917
Notes payable, net of discount (2).........................       --     12,182
Member's equity............................................   16,082      8,080
                                                             -------    -------
Total Capitalization.......................................  $57,999    $62,179
                                                             =======    =======

--------
(1) Required escrow deposit equal to three months of debt service on the Park Plaza mezzanine loan.
(2) Notes payable after $7.8 million discount.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES


                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO


   The following unaudited pro forma debt service coverage ratio schedule for Southwest Shopping Centers for the year ended December 31, 2001 and the six months ended June 30, 2002 has been calculated in accordance with the requirements of the proposed Southwest Shopping Centers Indenture and Servicing Agreement filed as an exhibit to this proxy statement-prospectus (referred to in this document as the INDENTURE). Because the Indenture will govern the rights and obligations of Southwest Shopping Centers and the holders of the notes, this information is provided to assist investors in determining whether to participate in the notes offering.

   This schedule has not been prepared in accordance with accounting principles generally accepted in the United States of America or the requirements of the Securities and Exchange Commission. Significant differences between this schedule and the Ratio of Earnings to Fixed Charges for Southwest Shopping Centers schedule presented on the following schedule are as follows:

  .   Circle Tower results of operations are included in this schedule;

  . allocation of overhead from First Union, the parent company of Southwest Shopping Centers, and the costs associated with Summit Mall are not included in this schedule;

  . interest expense related to the notes is on a cash basis for this schedule; and

  . depreciation and amortization (noncash items) are added back to net income in this schedule.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO
                     FOR THE YEAR ENDED DECEMBER 31, 2001
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                   SOUTHWEST   CIRCLE TOWER     NOTES
                                   HISTORICAL HISTORICAL (1) OFFERING (2) ADJUSTMENTS (3) PRO FORMA
                                   ---------- -------------- ------------ --------------- ---------
Revenue
   Rents..........................  $11,385       $1,417       $    --         $  --       $12,802
   Interest.......................       42           --            --            --            42
                                    -------       ------       -------         -----       -------
                                     11,427        1,417            --            --        12,844
                                    -------       ------       -------         -----       -------
Expenses
   Operating expenses.............    4,079          699            --            --         4,778
   Depreciation and amortization..    1,610          336            --            --         1,946
   Interest.......................    3,720           --         2,200            --         5,920
   General and administrative.....    1,706           99            --          (870)          935
                                    -------       ------       -------         -----       -------
                                     11,115        1,134         2,200          (870)       13,579
                                    -------       ------       -------         -----       -------
Net income (loss).................  $   312       $  283       $(2,200)        $ 870       $  (735)
                                    =======       ======       =======         =====       =======
Net loss..........................                                                         $  (735)
Add: Interest expense.............                                                           5,920
Add: Depreciation and amortization                                                           1,946
Less: Interest income.............                                                             (42)
                                                                                           -------
Net operating income..............                                                         $ 7,089
                                                                                           =======
Debt Service......................
Interest expense..................                                                           5,920
Principal on first mortgage.......                                                             272
                                                                                           -------
Total debt service................                                                         $ 6,192
                                                                                           =======
Debt service coverage ratio.......                                                            1.14
                                                                                           =======

--------
(1) Circle Tower is not owned by Southwest Shopping Centers and its operations are not consolidated with those of Southwest Shopping Centers for financial reporting purposes; however, the notes being issued by Southwest Shopping Centers will be serviced by the cash flows from both the Circle Tower office building and the Park Plaza Mall. The Circle Tower cash management agreement requires all cash flow from the operations of Circle Tower to be used to pay amounts owed to Southwest Shopping Centers under the mortgage loan.
(2) Issued $20 million of notes payable in cash at 11%.
(3) To adjust for expenses incurred by First Union and allocated to Southwest Shopping Centers for intercompany accounting purposes but not considered to be operating expenses of Southwest Shopping Centers under the Indenture. These expenses include Summit Mall expenses of $701 and allocated general and administrative expenses of $169. If these amounts were to be deducted in computing Southwest Shopping Centers's net operating income, its debt services coverage ratio would be 1.0.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
                UNAUDITED PRO FORMA DEBT SERVICE COVERAGE RATIO
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                       (IN THOUSANDS, EXCEPT FOR RATIO)

                                                        CIRCLE
                                         SOUTHWEST      TOWER         NOTES
                                         HISTORICAL HISTORICAL (1) OFFERING (2) ADJUSTMENTS (3) PRO FORMA
                                         ---------- -------------- ------------ --------------- ---------
Revenue
   Rents................................   $5,890        $684        $    --         $  --       $6,574
                                           ------        ----        -------         -----       ------
                                            5,890         684             --            --        6,574
                                           ------        ----        -------         -----       ------
Expenses
   Operating expenses...................    1,937         406             --            --        2,343
   Depreciation and amortization........      812         174             --            --          986
   Interest.............................    1,835          --          1,100            --        2,935
   General and administrative...........      634          --             --          (286)         348
                                           ------        ----        -------         -----       ------
                                            5,218         580          1,100          (286)       6,612
                                           ------        ----        -------         -----       ------
Net income (loss).......................   $  672        $104        $(1,100)        $ 286       $  (38)
                                           ======        ====        =======         =====       ======
Net loss................................                                                         $  (38)
Add: Interest expense...................                                                          2,935
Add: Depreciation and amortization......                                                            986
                                                                                                 ------
Net operating income....................                                                         $3,883
                                                                                                 ======
Debt Service
Interest expense........................                                                         $2,935
Principal on first mortgage.............                                                            160
                                                                                                 ------
Total debt service......................                                                         $3,095
                                                                                                 ======
Debt service coverage ratio.............                                                           1.25
                                                                                                 ======

--------
(1) Circle Tower is not owned by Southwest Shopping Centers and its operations are not consolidated with those of Southwest Shopping Centers for financial reporting purposes; however, the notes being issued by Southwest Shopping Centers will be serviced by the cash flows from both the Circle Tower office building and the Park Plaza Mall. The Circle Tower cash management agreement requires all cash flows from operations of Circle Tower to be used to pay amounts owed to Southwest Shopping Centers under the mortgage loan.
(2) Issued $20 million face amount of notes, with cash interest payable at 11%.
(3) To adjust for expenses incurred by First Union and allocated to Southwest Shopping Centers for intercompany accounting purposes but not considered to be operating expenses of Southwest Shopping Centers under the Indenture. These expenses include Summit Mall expenses of $202 and allocated general and administrative expenses of $84. If these amounts were to be deducted in computing Southwest Shopping Centers's net operating income, its debt services coverage ratio would be 1.16.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES


   The following table sets forth Southwest Shopping Centers's ratio of earnings to fixed charges calculated pursuant to the requirements of the Securities and Exchange Commission on a historical basis and on a pro forma basis.

   The pro forma information reflects the following:

  . Southwest Shopping Centers historical information adjusted for interest income at 11% on the Circle Tower mortgage loan;

  .   amortization of estimated deferred financing costs;

  .   interest expense on the notes at 11%; and

  .   amortization of the notes discount.

   The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results of the consolidated companies. For detailed information, see "Unaudited Pro Forma Consolidated Financial Information for Southwest Shopping Centers."

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES FOR SOUTHWEST SHOPPING CENTERS
                       (IN THOUSANDS, EXCEPT FOR RATIOS)

                                                                                                        SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                 ------------------------------------------------    --------------------
                                                                                             PRO                      PRO
                                                  1997    1998      1999     2000   2001    FORMA     2001   2002    FORMA
                                                  (2)     (2)       (2)      (2)    (2)    2001 (3)   (2)    (2)    2002(3)
                                                 ------- ------- -------    ------ ------ --------   ------ ------ -------
EARNINGS:
(Loss) income before loss on sale of real estate
 and extraordinary loss from early
 extinguishment of debt......................... $ 7,687 $ 7,197 $ 7,456    $2,662 $  312 $(2,367)   $   94 $  672 $ (692)
Loss on sale of real estate.....................      --      --  (9,000)       --     --      --        --     --     --
                                                 ------- ------- -------    ------ ------ -------    ------ ------ ------
(Loss) income from continuing operations
 before adjustment for minority interests in
 consolidated subsidiaries or income or loss
 from equity investees..........................   7,687   7,197  (1,544)    2,662    312  (2,367)       94    672   (692)
Add:
   Fixed Charges (see below)....................  14,218  14,105  13,256     2,623  3,754   6,818     1,864  1,852  3,409
   Amortization of capitalized interest.........      --      --      --        --     --      --        --     --     --
   Distributed income of equity investees.......      --      --      --        --     --      --        --     --     --
   Proportionate share of pre-tax losses of
    equity investees for which charges
    arising from guarantees are included in
    fixed charges...............................      --      --      --        --     --      --        --     --     --
                                                 ------- ------- -------    ------ ------ -------    ------ ------ ------
      Earnings.................................. $21,905 $21,302 $11,712    $5,285 $4,066 $ 4,451    $1,958 $2,524 $2,717
Less:
   Interest capitalized.........................      --      --      --        --     --      --        --     --     --
   Preference security dividend requirements
    of consolidated subsidiaries................      --      --      --        --     --      --        --     --     --
   Minority interest in pre-tax income of
    subsidiaries that have not incurred
    fixed charges...............................      --      --      --        --     --      --        --     --     --
                                                 ------- ------- -------    ------ ------ -------    ------ ------ ------
      Earnings.................................. $21,905 $21,302 $11,712    $5,285 $4,066 $ 4,451    $1,958 $2,524 $2,717
                                                 ======= ======= =======    ====== ====== =======    ====== ====== ======
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense............................. $13,844 $13,731 $12,901    $2,600 $3,720 $ 6,699    $1,847 $1,835 $3,349
   Capitalized interest.........................      --      --      --        --     --      --        --     --     --
Amortized premiums, discounts and
 capitalized expenses related to
 indebtedness...................................     366     366     347        23     34     119        17     17     60
Estimated interest within rental expense
 (Note 1).......................................       8       8       8        --     --      --        --     --     --
Preference security dividend requirements of
 consolidated subsidiaries......................      --      --      --        --     --      --        --     --     --
                                                 ------- ------- -------    ------ ------ -------    ------ ------ ------
      Fixed Charges............................. $14,218 $14,105 $13,256    $2,623 $3,754 $ 6,818    $1,864 $1,852 $3,409
                                                 ======= ======= =======    ====== ====== =======    ====== ====== ======
Ratio of earnings to fixed charges..............    1.54    1.51     -- (4)   2.01   1.08     -- (4)   1.05   1.36    -- (4)
                                                 ======= ======= =======    ====== ====== =======    ====== ====== ======
Dollar amount of deficiency.....................      --      -- $(1,544)   $   -- $   -- $(2,367)   $   -- $   -- $ (692)
                                                 ======= ======= =======    ====== ====== =======    ====== ====== ======

--------
(1) Assumed to be  1/3 of ground rental and net lease payments.
(2) Columns reflect Southwest Shopping Centers's historical information; such information for the six months ended June 30, 2001 and 2002 is derived from unaudited financial statements.
(3) Columns reflect Southwest Shopping Centers's historical information adjusted for interest income at 11% on the Circle Tower mortgage loan, amortization of deferred financing costs, interest expense on the notes at 11% and amortization of the notes discount.
(4) Dollar amount of deficiency shown below when earnings are inadequate to cover fixed charges.

THE SUBSCRIPTION RIGHTS OFFERING
       (TO BE INSERTED AS A TAB IN PRINTED PROXY STATEMENT--PROSPECTUS)

                       THE SUBSCRIPTION RIGHTS OFFERING

PURPOSE OF THE SUBSCRIPTION RIGHTS OFFERING

   Gotham Golf Corp has agreed to make the subscription rights offering to First Union common shareholders in connection with the proposed transaction. The subscription rights offering represents the initial public offering of Gotham Golf Corp common shares; however, unlike a traditional public offering, the securities will be offered through the subscription rights only to First Union common shareholders.

DISTRIBUTION OF SUBSCRIPTION RIGHTS

   Each First Union common share outstanding immediately prior to the effective time of the mergers will entitle its holder to three-fiftieths (0.06) of a nontransferable subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at the subscription price of $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share. The subscription rights will be uncertificated and nontransferable.

NO FRACTIONAL SUBSCRIPTION RIGHTS

   No fraction of a subscription right will be issued in connection with the proposed transaction. Instead, any fractional subscription rights will be rounded up or down to the nearest whole right (with fractions of 0.5 or greater rounded up). Gotham Golf Corp will not issue or pay cash in lieu of issuing fractional subscription rights.

SUBSCRIPTION PRICE

   Each subscription right entitles its holder to purchase Gotham Golf Corp common shares at a subscription price of $20.00 per Gotham Golf Corp common share, payable as provided in "--Process to Exercise Subscription Rights."

DETERMINATION OF THE SUBSCRIPTION PRICE

   Gotham Golf Corp unilaterally determined the subscription price because no public market for Gotham Golf Corp common shares existed prior to the subscription rights offering. In determining the subscription price, Gotham Golf Corp considered a variety of factors such as its assessment of the value of the assets that Gotham Golf Corp would acquire in the proposed transaction, the amount of proceeds that it wanted to raise, the intended use of the proceeds, prevailing market conditions and an assessment of Gotham Golf Corp's management, prospects and capital structure. Gotham Golf Corp did not obtain an independent valuation in determining the subscription price. Moreover, the subscription price does not guarantee that Gotham Golf Corp common shares will have a value of that amount or could be resold at that price. Finally, the determination of the subscription price by Gotham Golf Corp does not constitute a recommendation to holders of First Union common shares as to the advisability of exercising their subscription rights to purchase Gotham Golf Corp common shares in the proposed transaction.

SUBSCRIPTION PRIVILEGES

   The subscription rights entitle you to two types of subscription privileges:
(1) the basic subscription privilege and (2) the oversubscription privilege.

   BASIC SUBSCRIPTION PRIVILEGE. The basic subscription privilege entitles you to purchase one Gotham Golf Corp common share for every whole subscription right that you hold, at a subscription price of $20.00 per share. You are entitled to subscribe for all or any portion of the Gotham Golf Corp common shares underlying your basic subscription privilege.

   OVERSUBSCRIPTION PRIVILEGE. If you elect to purchase all of the Gotham Golf Corp common shares underlying your basic subscription privilege, you also will have an oversubscription privilege to purchase, at a subscription price of $20.00 per share, Gotham Golf Corp common shares that are not purchased by other holders through the exercise of their basic subscription privilege. If you wish to exercise your oversubscription privilege, you must specify the number of additional Gotham Golf Corp common shares that you want to purchase and submit any required payment for those additional shares to the exchange agent.

   Gotham Golf Corp cannot assure you, however, that a sufficient number of shares will be available to satisfy your oversubscription request. If holders exercise their oversubscription privilege for more than the maximum number of Gotham Golf Corp common shares available, the available shares will be allocated to each rights holder exercising the oversubscription privilege on a pro-rata basis, based on the number of shares that each holder requested pursuant to their oversubscription privilege, subject to rounding of fractional shares up or down by Gotham Golf Corp. If you are not allocated the full amount of Gotham Golf Corp common shares for which you oversubscribe, you will receive a refund, without interest, of the subscription price that you delivered for those Gotham Golf Corp common shares that are not allocated to you. The exchange agent will mail refunds after the completion of the proposed transaction.

   FULL EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE. You may exercise your oversubscription privilege only if you exercise your basic subscription privilege in full by electing to purchase all of the Gotham Golf Corp common shares that you are entitled to purchase in your basic subscription privilege. To determine if you have fully exercised your basic subscription privilege, Gotham Golf Corp will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted rights for First Union common shares that you own individually and collectively with your spouse. If you wish to exercise your oversubscription privilege with respect to the subscription rights that you own individually but not with respect to the rights that you own collectively with your spouse, you only need to exercise your basic subscription privilege in full with respect to your individually owned subscription rights. You do not have to subscribe for any Gotham Golf Corp common shares in the basic subscription privilege owned collectively with your spouse to exercise your individual oversubscription privilege.

   You must exercise your oversubscription privilege at the same time that you exercise your basic subscription privilege in full.

GOTHAM PURCHASE COMMITMENT

   Gotham Partners has agreed to cause Gotham Golf Corp common shares (issued not later than the effective time of the mergers) to be purchased from Gotham Golf Corp, or have rights exercised such that the Gotham Golf Corp common shares are purchased from Gotham Golf Corp, for an aggregate cash purchase price of at least $10 million.

PROCESS TO EXERCISE SUBSCRIPTION RIGHTS

   For instructions on how to exercise your subscription rights, see "Election and Payment Procedures."

NO TRANSFER OF SUBSCRIPTION RIGHTS

   All rights received by you in the proposed transaction are nontransferable and may only be exercised by a subscribing holder for his or her own account; PROVIDED, HOWEVER, that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the holder, or in accordance with an order of an appropriate court.

ISSUANCE OF THE SHARES

   If you purchase Gotham Golf Corp common shares through your subscription rights, Gotham Golf Corp will issue to you, by way of book-entry credit in its transfer books, uncertificated Gotham Golf Corp common shares purchased in the rights offering as soon as practicable after the completion of the proposed transaction. The exchange agent will retain all funds delivered to it in payment of the subscription price until the issuance of the shares. If you are allocated fewer than all of the shares for which you subscribed, the exchange agent will return to you your excess subscription price payment, without interest, as soon as practicable after the closing of the offering. You will have no rights as a shareholder with respect to shares subscribed for until the shares are issued.

LISTING

   Gotham Golf Corp common shares are currently not listed or traded on any national exchange. However, if the proposed transaction is approved, Gotham Golf Corp has applied to list the Gotham Golf Corp common shares on the AMEX.

FEES AND EXPENSES

   Gotham Golf Corp has retained D.F. King & Co. as information agent in connection with the subscription rights offering. The information agent may contact holders of First Union common shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the subscription rights offering to beneficial owners of First Union common shares. Gotham Golf Corp will pay the information agent reasonable and customary compensation for all such services in addition to reimbursing the information agent for reasonable out-of-pocket expenses in connection therewith.

   In addition, Gotham Golf Corp will pay soliciting dealer's fees of $1.00 per Gotham Golf Corp common share to brokers, dealers and other persons for soliciting the exercise of subscription rights in the subscription rights offering except with respect to the exercise of subscription rights by Gotham Partners and its affiliates and the exercise of subscription rights by holders residing in those states where a commission is restricted or unlawful.

USE OF PROCEEDS

   Gotham Golf Corp estimates that the cash proceeds from the sale of Gotham Golf Corp common shares offered in this offering, before payment of offering fees and expenses, will range between the following:

  . approximately $10.0 million, assuming minimum exercise of the subscription rights; and

  . approximately $41.8 million, assuming the full exercise of the subscription rights.


   Gotham Golf Corp currently expects to use approximately $21.6 million of the proceeds of this offering for repayment of outstanding debt as indicated below. If the net proceeds of this offering are not sufficient for this purpose, Gotham Golf Corp expects to use cash on hand, including cash attributable to First Union. At June 30, 2002, on a pro forma basis as if the proposed transaction were completed on such date, Gotham Golf Corp would have had combined long-term recourse and nonrecourse debt and capital lease obligations, including current portions thereof, of $168.5 million. The outstanding indebtedness that Gotham Golf Corp intends to repay with a portion of the cash proceeds of this offering, the interest rates as of December 1, 2002, and the maturity dates with respect to such debt are summarized in the following table (assuming the proposed transaction is consummated on October 15, 2002):



                                                      EFFECTIVE
                                                    INTEREST RATES
                                                        AS OF
                                      AMOUNT TO BE   DECEMBER 1,
HOLDER                                   REPAID          2002       MATURITY DATE
------                                ------------- -------------- ---------------
Gotham Partners                       $13.1 million     25.30%     January 1, 2003
Gotham Partners III, L.P.             $ 0.2 million     25.30%     January 1, 2003
Gotham Partners                       $ 5.7 million     25.30%      Due on demand
Gotham Partners III, L.P.             $ 0.7 million     25.30%      Due on demand
Gotham Partners International Limited $ 1.9 million     25.30%      Due on demand

   Gotham Golf Corp intends to use any remaining proceeds for general corporate purposes, including working capital and capital expenditures. Gotham Golf Corp may also use some of any remaining proceeds for acquisitions, general capital expenditures and debt reduction; however, Gotham Golf Corp has not entered into any agreement to purchase any specific properties. Pending their use, Gotham Golf Corp plans to invest any remaining net proceeds in short-term, investment grade, interest-bearing securities.

NO BOARD RECOMMENDATION

   In making any decision to exercise rights, you must consider your own best interests. None of the First Union board of trustees, the Gotham Golf Corp board of directors or Gotham Partners makes any recommendation as to whether you should exercise your subscription rights.

QUESTIONS

   If you have any questions about the subscription rights offering, or need additional copies of this document, contact D.F. King & Co., the information agent, at (888) 414-5566.

                               GOTHAM GOLF CORP.

COMPANY OVERVIEW

   Upon completion of the proposed transaction, Gotham Golf Corp will be a company involved in two lines of business: (1) the acquisition, ownership and management of golf courses and related businesses and (2) the real estate and other businesses that were part of First Union prior to the completion of the proposed transaction. You will find a description of Gotham Golf Corp's golf business below. See "Southwest Shopping Centers Co. II, L.L.C." and "Special Factors--Remaining Assets and Liabilities" for a description of Gotham Golf Corp's non-golf business and assets and liabilities.

   Gotham Golf Corp is a new corporation formed in contemplation of the proposed transaction by Gotham Golf Partners. As part of the transaction, Gotham Partners and its controlled affiliates, as well as other Gotham Golf Partners equityholders, will contribute their respective limited partnership interests in Gotham Golf Partners to Gotham Golf Corp and their respective general partnership interests in Gotham Golf Partners to a limited liability company that is wholly owned by Gotham Golf Corp, in exchange for Gotham Golf Corp common shares. As a result, upon completion of the proposed transaction, Gotham Golf Corp will become the ultimate parent company and will directly and indirectly own 92.5% of the equity interests in Gotham Golf Partners, and current management of Gotham Golf Partners and their affiliates will own limited partnership interests representing the remaining 7.5% of the equity interests in Gotham Golf Partners, all of which interests will be convertible into Gotham Golf Corp common shares.

   Accordingly, the description below, which focuses on Gotham Golf Partners's current operations and business strategy, is important in understanding Gotham Golf Corp's business and operations upon completion of the proposed transaction. Gotham Golf Corp will control Gotham Golf Partners and will, at least initially, operate its golf businesses through Gotham Golf Partners. However, you should understand that Gotham Golf Corp may acquire, own or manage its golf and golf-related businesses directly through Gotham Golf Corp or through subsidiaries or partnerships other than Gotham Golf Partners. In addition, you should understand that Gotham Golf Corp will hold assets and liabilities from First Union on account of the First Union merger. These assets and liabilities are described in "Special Factors--Remaining Assets and Liabilities."

LONG-TERM BUSINESS GOAL

   The goal of Gotham Golf Corp is to increase its intrinsic value per share by growing its free cash flow per share at the highest possible rate. To accomplish this goal, Gotham Golf Corp will seek to maximize cash flows from existing assets, and acquire new golf courses at prices that will allow Gotham Golf Corp to earn high rates of return on invested capital. In addition, Gotham Golf Corp intends to dispose of three properties that are outside of its target Mid-Atlantic market and reinvest the proceeds from such dispositions in golf courses in its target market.

THE GOLF BUSINESS


   Gotham Golf Partners is a golf course acquisition, ownership and management company that operates 25 courses: 21 golf courses in the Mid-Atlantic region of the United States and another four golf courses in the Southeastern region of the United States. Gotham Golf Partners owns a 100% interest in 23 of these courses and a 50% interest in another course, and leases one course with an obligation to purchase that course. With the exception of one private course and two semi-private courses, Gotham Golf Partners's golf courses are daily-fee courses, which means that the courses are open to the public and generate revenues principally through greens fees, golf cart rentals, food and beverage operations, merchandise sales and practice facility charges. Gotham Golf Partners has recently executed an agreement regarding the acquisition of an additional daily-fee course located in central Pennsylvania. This transaction, if completed, would involve an initial lease of the course for two years, with a purchase of the property at the conclusion of the lease term.


   Gotham Golf Partners focuses on the purchase of golf courses in its target Mid-Atlantic market in locations that have attractive demographics and that Gotham Golf Partners believes will benefit from its comprehensive course operating system. Through numerous acquisitions, Gotham Golf Partners has developed and refined a process for identifying attractive acquisitions, implementing turn-around programs and managing golf course operations profitably. Gotham Golf Partners's overall course operating income margin was 45.4%, 46.0% and 46.2% for the years ended December 31, 1999, 2000 and 2001, respectively, and 40.7% for the six months ended June 30, 2002. You should understand that the second and third quarters of the year tend to account for a greater portion of Gotham Golf Partners's revenue, course operating income and operating income than do the first and fourth quarters of the year. Course operating income margin means total revenue, less cost of sales, less course-level salaries and wages and course-level operating expenses. For this purpose, Gotham Golf Partners calculates course-level operating expenses as total operating expenses less corporate overhead expenses, golf cart lease expenses, rental payments on Gotham Golf Partners's one leased golf course and acquisition-related expenses. Gotham Golf Partners is presenting information about course operating income margin because it is a common measurement of course-level financial contribution in the golf industry, and Gotham Golf Partners believes that it is useful in understanding its business.

INDUSTRY BACKGROUND

  THE MID-ATLANTIC GOLF MARKET

   While Gotham Golf Partners owns and operates two golf courses in Florida, one course in Alabama and one course in North Carolina, its current business strategy is to focus on the operation and acquisition of courses within approximately 250 miles of its headquarters in Hershey, Pennsylvania, primarily in Delaware, Maryland, New Jersey, Pennsylvania and Virginia. Gotham Golf Partners refers to these states together as the Mid-Atlantic region. Gotham Golf Partners intends to sell its courses in Florida and Alabama.

   The development and growth in supply of golf courses increased nationally from 1991 to 2000, outpacing the growth in the number of golfers during that time period. However, Gotham Golf Corp believes that golf is primarily a local business driven by regional supply and demand. According to a draft research report prepared in December 2000 by Stephen Malpezzi, an associate professor at the Center for Urban Land Economics Research at the University of Wisconsin-Madison, including data updated through 1998, 162 of the nation's 279 major metropolitan areas are undersupplied with golf courses, meaning that they have fewer courses than would be predicted by Professor Malpezzi's statistical analysis of various factors, including population, income, other demographic factors and climate. According to the report, these metropolitan areas have the equivalent of 1,187 fewer 18-hole golf courses than would be predicted. The same statistical analysis shows that another 117 metropolitan areas, by contrast, are oversupplied with golf facilities by the equivalent of 933 18-hole golf courses. Of the 25 metropolitan areas that the Malpezzi report identifies as the most undersupplied with golf courses, the following metropolitan areas are within Gotham Golf Partners's core Mid-Atlantic market area:

                                                   UNDERSUPPLY OF
                                                    18-HOLE GOLF
                                                       COURSE
          MARKET                                    EQUIVALENTS   RANK
          ------                                   -------------- ----
          Philadelphia, PA........................      91.1        2
          Baltimore, MD...........................      62.9        3
          Newark, NJ..............................      30.5        8
          Washington, DC..........................      25.1       11
          Allentown, PA...........................      14.2       18
          Wilmington, DE..........................      11.2       21
          Richmond, VA............................      10.3       23
          Lancaster, PA...........................       9.3       25

   Professor Malpezzi's draft report also identifies metropolitan areas that are oversupplied with golf courses. Of the 40 most oversupplied metropolitan areas, none are within Gotham Golf Partners's core Mid-Atlantic market.

   According to the National Golf Association, there are approximately 974 daily-fee public or municipal golf courses in the Mid-Atlantic region. According to ESRI Business Information Solutions, the Mid-Atlantic region as of December 2001 was home to approximately 34.2 million people, representing approximately 12% of the U.S. population, and had an average household income of $61,690, which is approximately 11% higher than the U.S. average household income of $55,444.

  OTHER TRENDS IN THE GOLF INDUSTRY

   While the number of golf courses in the United States has increased, ownership of golf courses in the United States is highly fragmented. The 20 largest owners of golf courses in the United States collectively own or lease less than 10% of the over 17,100 total courses in the country. Gotham Golf Corp believes that this fragmentation of ownership presents an opportunity for strategic acquisitions and consolidation of golf course ownership. Furthermore, Gotham Golf Corp believes that the consolidation in ownership will provide opportunities to achieve economies of scale in owning and operating multiple golf courses in a single region, as well as opportunities for the application of professional financial management to improve the operation and financial performance of golf courses.

   The golf industry is shifting toward greater play on public golf courses rather than on private courses. From 1986 to 1999, the percentage of public golfers, defined as those golfers playing at least 51% of their annual rounds on public courses, has increased. The number of public golfers has increased from approximately 15 million, or 75.6% of the golf population, in 1986 to over 21 million, or 81.2% of the golf population, in 1999. In addition, the number of rounds played at public-access golf facilities, which means daily-fee or municipal courses, increased from 266.8 million, or 66.4% of all rounds played, in 1986 to 436.6 million, or 77.4% of all rounds played, in 1999. During the same period, the proportion of public courses increased from 61% of total courses to 72%. The number of rounds played at private courses decreased from
135.1 million, or 33.6% of all rounds played, in 1986 to 127.5 million, or 22.6% of all rounds played, in 1999. The following chart illustrates this trend.

                  NUMBER OF ROUNDS PLAYED--PUBLIC VS. PRIVATE


                                    [CHART]

                  Private Golf Courses  Public Golf Courses
                  --------------------  -------------------
         1986             135.1               266.8
         1999             127.5               436.6

GOTHAM GOLF PARTNERS'S STRATEGY

   Gotham Golf Partners's primary strategy is to take advantage of these market trends by focusing on the Mid-Atlantic market, maintaining its high operating margins, continuing to make strategic acquisitions, capitalizing on geographic concentration and leveraging the experience and quality of its management team. These business and operating strategies are summarized below:

  . FOCUS ON THE MID-ATLANTIC MARKET. Gotham Golf Partners is currently focusing its efforts on growing its presence in the Mid-Atlantic market. Gotham Golf Partners intends to sell its three courses in Florida

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

      and Alabama and to redeploy the associated capital and management resources to Gotham Golf Partners's core Mid-Atlantic region. To that end, Gotham Golf Partners sold Miami National Golf Club, located in Miami, Florida, in December 2001 for $5 million.

  . MAINTAIN ITS ATTRACTIVE OPERATING MARGINS. Gotham Golf Corp attributes Gotham Golf Partners's attractive operating margins in part to the comprehensive operating system that it has developed to manage its courses. Gotham Golf Partners's operating system focuses on increasing revenue by maximizing course usage and ensuring a quality golf experience, while minimizing expenses through simplified operations and aggressive cost management. Gotham Golf Partners pursues these goals through flexible operating hours, promotions and targeted capital improvements. Gotham Golf Partners continually refines its operating systems by applying successful practices from individual courses to Gotham Golf Partners's entire portfolio of courses.

  . CONTINUE TO MAKE STRATEGIC ACQUISITIONS. Gotham Golf Partners has a history of successful acquisitions, having acquired numerous golf courses since its inception. Gotham Golf Partners intends to leverage this experience by pursuing additional acquisitions primarily within its target Mid-Atlantic region. Gotham Golf Partners may purchase individual courses or larger portfolios of properties. Gotham Golf Partners seeks acquisitions where it can utilize its operating system to improve course performance and enhance course profitability. As a result of the fragmentation of the golf industry, combined with the recent well-publicized financial difficulties experienced by some of the larger owners, Gotham Golf Corp believes that there will be increased opportunities to make attractive acquisitions of courses, potentially at discounts to replacement cost.

  . BENEFIT BY INCREASING ECONOMIES OF SCALE. Gotham Golf Corp believes that it has reached a significant operational scale such that new acquisitions in its core market area will not require meaningful additional corporate overhead expenditures. As a result, Gotham Golf Corp believes that nearly all of the free cash flow generated from new acquisitions in its core market will be additive to the overall free cash flow of Gotham Golf Corp.

  . CONTINUE TO CAPITALIZE ON GEOGRAPHIC CONCENTRATION. Twenty-one of Gotham Golf Partners's courses are located within 250 miles of its headquarters in Hershey, Pennsylvania. This geographic concentration facilitates improved management oversight and allows Gotham Golf Partners to share a broad range of costs among its properties. Many of Gotham Golf Partners's courses are able to share equipment and staff and to accommodate overflow demand at other nearby Gotham Golf Partners properties. Gotham Golf Corp believes that this geographic concentration also improves the effectiveness of Gotham Golf Partners's marketing efforts. Gotham Golf Partners uses advertisements and has introduced the Gotham Golf Card, a loyalty card for frequent players at its courses, to build market share and encourage play at multiple Gotham Golf Partners courses throughout its core market. For the 2001 golf season, Gotham Golf Partners sold over 12,000 Gotham Golf Cards. For the 2002 golf season, Gotham Golf Partners has sold more than 15,000 Gotham Golf Cards.

  . LEVERAGE THE EXPERIENCE AND QUALITY OF GOTHAM GOLF PARTNERS'S MANAGEMENT TEAM. Gotham Golf Partners's management team has extensive experience in operating golf facilities efficiently and profitably and repositioning under-performing properties. The members of Gotham Golf Partners's executive management team have an average of 16 years of experience in the golf industry. Gotham Golf Corp believes that Gotham Golf Partners's management team is well trained, experienced in their respective markets, knowledgeable about their properties and able to manage an expanded portfolio of golf courses. Gotham Golf Corp attributes Gotham Golf Partners's attractive course operating margins in part to the expertise and hands-on management style of Gotham Golf Partners's management team.

KEY GOTHAM GOLF PARTNERS MANAGEMENT TECHNIQUES

   Gotham Golf Partners has assembled a skilled and experienced executive management team. Gotham Golf Partners places great importance on recruiting and training skilled personnel, and Gotham Golf Partners gives its on-site managers a high degree of fiscal responsibility and independence, staffing each property with an on-site

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

manager who is responsible for the operations and profitability of the golf course. Gotham Golf Partners staffs newly acquired golf courses either with a general manager who was trained as an assistant manager at another one of its courses or with the existing course manager who will learn Gotham Golf Partners's systems and expectations from an experienced Gotham Golf Partners manager. Gotham Golf Partners attributes its high course operating margins in part to the disciplined oversight of its experienced regional managers and the experience of its hands-on executive management team.

   REVENUE. Gotham Golf Partners views the management of tee times at its golf courses in a manner similar to the way hotels view room availability or airlines view seating capacity. An unplayed tee time is permanently lost revenue, but an incremental additional round has minimal marginal cost. Like airlines and hotels, Gotham Golf Partners seeks to balance volume and price to maximize revenue. Gotham Golf Partners's tee sheet management system is focused on the following goals:

  . MAXIMIZING USAGE. Gotham Golf Partners's managers are trained to maximize golf play by developing programs to fill the course during both peak and off-peak hours. Key tools for the managers are promotions and advertising for off-peak hours, flexibility in pricing to generate additional off-peak golf rounds, and development of business outings and golf leagues. In addition, Gotham Golf Partners's courses have flexible hours of operations, daylight and weather permitting. As a result, Gotham Golf Partners's courses often generate additional rounds and the associated incremental revenues in the early morning and the late evening and when other courses may be closed for the winter.

  . ENSURING A QUALITY EXPERIENCE. A primary element of Gotham Golf Partners's philosophy is to ensure that each visit to a Gotham Golf Partners facility is a high-quality experience. The majority of Gotham Golf Partners's golf rounds are played by repeat customers. Gotham Golf Partners strives to provide its customers with a comfortable, relaxed, friendly and fun environment that encourages them to return for future rounds of golf. Gotham Golf Partners's goal is to ensure that each course is well maintained, that the clubhouse is clean and comfortable and that the staff is friendly and courteous. Through this emphasis on quality, Gotham Golf Partners believes that it gains the loyalty of its golfers, promotes repeat business and generates increased food and beverage sales.

   EXPENSE MANAGEMENT. Gotham Golf Partners's aggressive approach to expense management includes the following key elements:

  . SIMPLIFIED OPERATIONS. One of the fundamental elements of Gotham Golf Partners's cost management program is to keep its operations simple. With the exception of its one private course, Gotham Golf Partners avoids operating expensive, low-margin facilities such as tennis clubs and swimming pools, either by selling such facilities or by leasing them to third-party managers so that Gotham Golf Partners can maintain its focus on golf operations. Similarly, most of Gotham Golf Partners's facilities have a simple food and beverage operation focused on snacks and grilled items rather than more elaborately prepared dishes. This approach results in lower costs and an easier operation to manage.

  . HANDS-ON COURSE MANAGERS AND CROSS-FUNCTIONAL EMPLOYEES. Gotham Golf Partners trains all of its managers to know each of the jobs on the course, from maintenance to direct customer service to administration. This training and experience gives each manager the expertise necessary to control costs in each aspect of course operations and to deliver a high-quality experience for Gotham Golf Partners's customers. In addition, this training provides direct expense control because Gotham Golf Partners's managers and golf pros are able to arrange tee times, serve refreshments, help with golf carts and otherwise perform whatever tasks that are required to satisfy Gotham Golf Partners's players and promote the efficient operation of its courses.

  . HANDS-ON EXECUTIVE AND REGIONAL MANAGEMENT. Gotham Golf Partners's executives and regional managers regularly visit their properties, walk the golf courses and review results. Drawing upon their years of experience, they are able to help less experienced property managers control their costs, enhance their revenues and maintain their facilities. On-site managers provide detailed daily reports containing revenue and expense statistics that assist the regional managers in quickly identifying positive and negative trends.

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

   ACQUISITIONS. Gotham Golf Partners targets well-located, underperforming courses that meet its general acquisition criteria. Historically, Gotham Golf Partners has acquired courses throughout the eastern United States, but Gotham Golf Partners intends to focus primarily on the Mid-Atlantic region where it can cluster its properties, positioning it to achieve operating efficiencies, cross-marketing opportunities and superior market knowledge. Because of the concentration of Gotham Golf Partners's courses in the Mid-Atlantic region, Gotham Golf Partners brings significant regional market knowledge to the acquisition process. While the guiding principle for all of Gotham Golf Partners's acquisitions is an attractive return on investment, the criteria that Gotham Golf Partners uses to help determine its potential returns include:

  .   acquisition price;

  .   course location and visibility;

  .   size and demographics of the surrounding population base;

  . course condition, current operating costs and required capital improvements;

  .   location, quality and price of local competition; and

  . seasonal conditions that will affect the play and maintenance of the course.

   Before acquiring a course, Gotham Golf Partners performs market analysis to determine if the surrounding population base is sufficient to support that course. In addition, Gotham Golf Partners obtains a detailed demographic study of the local population to assist it in determining the likelihood that golf is a sport of preference for that population. When evaluating the condition of a course, Gotham Golf Partners looks for operating inefficiencies that can be corrected, potential capital improvements that will enhance course quality and increase revenue and other operational problems that can be improved by Gotham Golf Partners's professional management. Gotham Golf Partners analyzes the local competition by focusing on the condition of a competitor's golf course, its level of service and its pricing levels. Gotham Golf Partners then determines whether it believes that it can provide a better product at a more competitive price while achieving desired operating margins at the target location. Finally, Gotham Golf Partners reviews potential marketing options and considers how the number of rounds played might be increased, what fees can be charged and how increases might be restricted.

   CAPITAL EXPENDITURES AND OPERATING IMPROVEMENTS. Capital expenditures and operating improvements are an important part of Gotham Golf Partners's approach to improving acquired courses.

  . CAPITAL EXPENDITURES. Following an acquisition, Gotham Golf Partners identifies capital improvements that are targeted and prioritized to maximize the impact on safety, health and the quality of play at the course. All capital projects are managed centrally at Gotham Golf Partners's headquarters, which allows Gotham Golf Partners to monitor its capital expenditures and to prioritize their allocation among its courses.

  . OPERATING IMPROVEMENTS. In addition to staffing a professional on-site general manager and a course superintendent immediately upon acquisition of a golf course, Gotham Golf Partners also implements uniform cash control and accounting and management information systems. While initial improvements are being made, Gotham Golf Partners focuses on developing marketing plans to increase revenue and budgets to control costs. Marketing plans focus on increasing rounds played and include increasing seniors' play during weekday mornings, increasing league and tournament play, extending special rates to fill weekday afternoons and developing promotions to increase golf cart rentals. Gotham Golf Partners contacts its potential customers through direct mail advertising and through promotions in newspapers, radio and other local publications.

PROPERTIES

  LOCATION AND DESCRIPTION OF COURSES

   The 25 golf courses Gotham Golf Partners currently operates are summarized in the following table:

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

                        GOLF COURSE PORTFOLIO OVERVIEW



                                                              CITY          STATE      HOLES   PAR         YARDAGE
                                                         -------------- -------------- ----- -------- -----------------
MIDDLE ATLANTIC REGION
     PHILADELPHIA AND SOUTHERN NEW JERSEY
     1    Fox Hollow Golf Club                           Quakertown     Pennsylvania    18         71             6,613
     2    Maple Ridge Golf Club                          Sewell         New Jersey      18         71             6,380
     3    Wild Oaks Golf Club                            Salem          New Jersey      27   36-36-36 3,427/3,206/3,299
     POCONO REGION, PENNSYLVANIA
     4    Edgewood in the Pines                          Drums          Pennsylvania    18         72             6,721
     5    Four Seasons Golf Club                         Exeter         Pennsylvania    18         70             5,524
     6    Mountain Laurel Golf Club                      White Haven    Pennsylvania    18         72             6,868
     CENTRAL PENNSYLVANIA
     7    The Bridges                                    Abbottstown    Pennsylvania    18         72             6,713
     8    Greencastle Greens Golf Club                   Greencastle    Pennsylvania    18         72             6,892
     9    Hawk Lake Golf Club                            York           Pennsylvania    18         71             6,611


     10   Honey Run Golf Club                            York           Pennsylvania    18         72             6,797
     11   Monroe Valley Golf Club                        Jonestown      Pennsylvania    18         72             7,015
     12   Royal Oaks Golf Club                           Lebanon        Pennsylvania    18         71             6,747
     I-70/I-270 CORRIDOR, MARYLAND
     13   Bear Creek Golf Club                           Westminster    Maryland        18         71             6,319
     14   The Links at Challedon                         Mt. Airy       Maryland        18         72             6,709
     15   Glade Valley Golf Club                         Walkersville   Maryland        18         72             6,787
     16   West Winds Golf Club                           New Market     Maryland        18         72             6,525
     WASHINGTON, D.C. METROPOLITAN AREA
     17   Fairfax National Golf Club                     Centreville    Virginia        27      72/37       6,921/3,556
     18   Lake Arbor Golf Club                           Mitchellville  Maryland        18         72             6,359
     19   Montgomery Country Club                        Laytonsville   Maryland        18         72             6,713
     20   Robin Dale Golf Club                           Brandywine     Maryland        18         72             6,667
     PITTSBURGH, PENNSYLVANIA
     21   Hickory Heights Golf Club                      Bridgeville    Pennsylvania    18         72             6,531

SOUTHEASTERN REGION
     22   Montgomery National Golf Club                  Montgomery     Alabama         18         72             7,115
     23   St. James Golf Club                            Port St. Lucie Florida         18         72             6,838
     24   California Golf Club                           N. Miami Beach Florida         18         72             6,670
     25   Sapphire Mountain Golf Club                    Cashiers       North Carolina  18         70             6,185


                                                                          TYPE OF
                                                         COURSE RATING    COURSE      YEAR OPENED
                                                         -------------- ------------ -------------
MIDDLE ATLANTIC REGION
     PHILADELPHIA AND SOUTHERN NEW JERSEY
     1    Fox Hollow Golf Club                                     70.2 Daily-Fee             1958
     2    Maple Ridge Golf Club                                    71.3 Daily-Fee             1956
     3    Wild Oaks Golf Club                            71.4/70.2/71.0 Daily-Fee             1968
     POCONO REGION, PENNSYLVANIA
     4    Edgewood in the Pines                                    71.9 Daily-Fee             1969
     5    Four Seasons Golf Club                                   64.5 Daily-Fee             1960
     6    Mountain Laurel Golf Club                                72.3 Daily-Fee             1969
     CENTRAL PENNSYLVANIA
     7    The Bridges                                              71.7 Daily-Fee             1995
     8    Greencastle Greens Golf Club                             72.6 Daily-Fee             1991
     9    Hawk Lake Golf Club                             As renovated, Daily-Fee             1948
                                                          not yet rated              (renovated in
                                                                                     2000 and 2001)
     10   Honey Run Golf Club                                      72.4 Daily-Fee             1969
     11   Monroe Valley Golf Club                                  72.3 Daily-Fee             1968
     12   Royal Oaks Golf Club                                     72.4 Daily-Fee             1992
     I-70/I-270 CORRIDOR, MARYLAND
     13   Bear Creek Golf Club                                     70.6 Daily-Fee             1989
     14   The Links at Challedon                                   71.3 Daily-Fee             1996
     15   Glade Valley Golf Club                                   72.5 Daily-Fee             1991
     16   West Winds Golf Club                                     72.2 Semi-Private          1971
     WASHINGTON, D.C. METROPOLITAN AREA
     17   Fairfax National Golf Club                          73.2/36.6 Semi-Private          1959
     18   Lake Arbor Golf Club                                     73.1 Daily-Fee             1969
     19   Montgomery Country Club                                  72.5 Private               1963
     20   Robin Dale Golf Club                                     71.3 Daily-Fee             1964
     PITTSBURGH, PENNSYLVANIA
     21   Hickory Heights Golf Club                                71.6 Daily-Fee             1992

SOUTHEASTERN REGION
     22   Montgomery National Golf Club                            73.2 Daily-Fee             1977
     23   St. James Golf Club                                      72.5 Daily-Fee             2000
     24   California Golf Club                                     70.9 Daily-Fee             1979
     25   Sapphire Mountain Golf Club                              69.3 Daily-Fee             1981


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

   As part of Gotham Golf Partners's business strategy to acquire and operate golf courses in concentrated geographic regions, Gotham Golf Partners has clustered its acquisitions in the following regions:

  .   Philadelphia and Southern New Jersey;

  .   Pocono Region, Pennsylvania;

  .   Central Pennsylvania;

  .   I-70/I-270 Corridor, Maryland;

  .   Washington, D.C. Metropolitan Area; and

  .   Pittsburgh, Pennsylvania.

  PHILADELPHIA AND SOUTHERN NEW JERSEY AREA

  . FOX HOLLOW GOLF CLUB--QUAKERTOWN, PENNSYLVANIA. This 6,613-yard, par 71 course was designed by Dick Gordon and opened in 1958. Fox Hollow offers a practice facility with grass tees, a practice putting green, a golf shop and a grill room.

  . MAPLE RIDGE GOLF CLUB--SEWELL, NEW JERSEY. This 6,380-yard, par 71 golf course opened in 1956. Maple Ridge is located a short distance from downtown Philadelphia in Gloucester County, part of the Philadelphia metropolitan area. Maple Ridge offers an outing tent for corporate or private events, a practice facility, a golf shop and a grill room.

  . WILD OAKS GOLF CLUB--SALEM, NEW JERSEY. This course was designed by Joe Hassler and features 27 holes, with each 18-hole combination playing at approximately 6,500 yards. Located in southern New Jersey, Wild Oaks attracts players from surrounding counties such as Salem, Gloucester, Cumberland and Camden. The club offers a golf shop, a grill room and an outing tent for hosting corporate and private outings.

  POCONO REGION, PENNSYLVANIA

  . EDGEWOOD IN THE PINES--DRUMS, PENNSYLVANIA. Conveniently located just off Interstate 81 at the base of Butler Mountain in the foothills of the Pocono Mountains, Edgewood is a 6,721-yard, par 72 layout. Edgewood also features an 11,000-square foot banquet facility and clubhouse containing a golf shop and a grill room. The market area for Edgewood includes Wilkes-Barre/Scranton and Hazelton, Pennsylvania, as well as New York and New Jersey.

  . FOUR SEASONS GOLF CLUB--EXETER, PENNSYLVANIA. Four Seasons Golf Club is a 5,524-yard, par 70, 18-hole course situated between the metropolitan areas of Wilkes-Barre and Scranton. Four Seasons also offers a golf shop and a grill room with seating for over 125 people.

  . MOUNTAIN LAUREL GOLF CLUB--WHITE HAVEN, PENNSYLVANIA. Designed by noted golf course architect Geoffrey Cornish, Mountain Laurel is a 6,868-yard, par 72, 18-hole course. The club offers a grass practice facility and short game area with both putting green and practice chipping area and bunker. Mountain Laurel is accessible from Interstates 80 and 81 and is less than a one-hour drive from Philadelphia, New York and New Jersey.

  CENTRAL PENNSYLVANIA

  . THE BRIDGES--ABBOTTSTOWN, PENNSYLVANIA. The Bridges is a 6,713-yard 18-hole, par 72 course rated by Washington Golf Monthly as a "Top 100 Must Play Golf Course of the Mid-Atlantic" in March 2002. The course derives its name from the ten wooden bridges located on the course that allow the surrounding woodlands and wetlands to remain undisturbed. The clubhouse, a refurbished 1800's furniture factory, offers a restaurant and large, open-air deck overlooking the course, as well as a

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

      13-room hotel facility upstairs for golf vacationers. The course draws golfers from the Philadelphia, Baltimore and Washington, D.C. metropolitan areas.

  . GREENCASTLE GREENS GOLF CLUB--GREENCASTLE, PENNSYLVANIA. Greencastle is a 6,892-yard, par 72, 18-hole golf course located in a rural setting in south-central Pennsylvania. Greencastle features a golf shop and a practice facility with four target greens surrounded by water, a large putting green and practice bunker.

  . HAWK LAKE GOLF CLUB--YORK, PENNSYLVANIA. Hawk Lake Golf Club is located in the heart of York's business district. Originally opened in 1948, the course underwent a comprehensive redesign and renovation in 2000 and 2001. The course now offers large elevation changes and rebuilt greens and bunkers, and the course was lengthened to 6,611 yards.

  . HONEY RUN GOLF CLUB--YORK, PENNSYLVANIA. Honey Run Golf Club opened in 1971 and features a 6,797-yard, par 72 course. Honey Run also offers a 4,400-square foot clubhouse with golf shop and a grill room.

  . MONROE VALLEY GOLF CLUB--JONESTOWN, PENNSYLVANIA. Opened in 1968, Monroe Valley is a 7,015-yard, par 72, 18-hole course located in a valley created by the Blue Mountains. Accessible from the Pennsylvania Turnpike, the course features a recently renovated clubhouse and a new irrigation system.

  . ROYAL OAKS GOLF CLUB--LEBANON, PENNSYLVANIA. Royal Oaks Golf Club features bent grass greens, tees and fairways, with four sets of teeing areas to accommodate golfers of all skill levels. This par 71, 18-hole course measures 6,747 yards. The course features a large practice facility with a natural grass practice tee, a putting green and short game area featuring a chipping green with sand bunkers. The club offers a newly renovated 4,500-square foot banquet facility to host corporate and private golf outings, wedding receptions and other special events.

  I-70/I-270 CORRIDOR, MARYLAND

  . BEAR CREEK GOLF CLUB--WESTMINSTER, MARYLAND. Bear Creek is a 6,319-yard, par 71, 18-hole course, opened in 1989. Club amenities include a clubhouse and a grill room.

  . LINKS AT CHALLEDON CLUB--MT. AIRY, MARYLAND. Opened in the summer of 1996, Links at Challedon is a 6,709-yard, par 72, 18-hole course, designed by Brian Ault. The 3,800-square foot clubhouse features a golf shop and a grill room. The club also offers a practice area including driving range, two putting greens and chipping green with practice bunker.

  . GLADE VALLEY GOLF CLUB--WALKERSVILLE, MARYLAND. Located on gently rolling terrain in the foothills of the Catoctin Mountains, Glade Valley is an 18-hole, par 72 course that measures 6,787 yards.

  . WESTWINDS GOLF CLUB--NEW MARKET, MARYLAND. WestWinds was built in 1971 and is located in Frederick County, Maryland. The par 72, 18-hole course measures 6,525 yards and winds through a growing residential community. Club amenities include a clubhouse with a golf shop and grill room and an outing facility with seating capacity for 150 people.

  WASHINGTON, D.C. METROPOLITAN AREA

  . FAIRFAX NATIONAL GOLF CLUB--CENTREVILLE, VIRGINIA. Fairfax National is a 27-hole course located approximately 10 miles west of the Washington Beltway in Fairfax County, Virginia. Fairfax National offers a clubhouse with a golf shop, a grill room and a covered patio overlooking the golf course. Because of its 27 holes, Fairfax National is a popular location for large golf outings and tournaments in Northern Virginia.

  . LAKE ARBOR GOLF CLUB--MITCHELLVILLE, MARYLAND. Lake Arbor is a 6,359-yard, par 72, 18-hole course located two miles outside the Washington Beltway. Lake Arbor offers a clubhouse, a golf shop, a grill room and a lighted practice center.

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

  . MONTGOMERY COUNTRY CLUB--LAYTONSVILLE, MARYLAND. Montgomery Country Club is a private country club located in Montgomery County, Maryland. This par 72, 18-hole course measures 6,713 yards. Montgomery Country Club has hosted the Kemper Open qualifier annually since 1986 and was a U.S. Open qualifying site in 1994.

  . ROBIN DALE GOLF CLUB--BRANDYWINE, MARYLAND. This 6,667-yard, par 72, 18-hole course is situated on 171 acres in a suburban community just south of the nation's capital in Prince George's County. The club offers a practice facility with chipping green and putting green and a 4,200-square foot clubhouse with a golf shop and a grill room.

  PITTSBURGH, PENNSYLVANIA

  . HICKORY HEIGHTS GOLF CLUB--BRIDGEVILLE, PENNSYLVANIA. Located in the hills of southwestern Pennsylvania, a short distance outside Pittsburgh, Hickory Heights features a clubhouse with seating for nearly 150 individuals and a par 72, 18-hole golf course that measures 6,531 yards.

OWNERSHIP OF COURSES


   Gotham Golf Partners owns, either directly or indirectly, 100% of each of its courses, with two exceptions. Gotham Golf Partners leases The Bridges and has an obligation to buy the course for a specified purchase price on or before December 2003. Gotham Golf Partners has a 50% interest in the limited liability company that owns the California Golf Club. In addition, if Gotham Golf Partners completes its pending acquisition of an additional daily-fee course located in central Pennsylvania, the transaction would involve an initial lease of the course for two years, with a purchase of the property at the conclusion of the lease term.


COMPETITION

   Gotham Golf Partners's golf courses compete for players from other golf courses located in the same geographic areas, including golf courses owned by municipalities or other third parties. The number and quality of golf courses in a particular area could have a material effect on the revenues of Gotham Golf Partners's golf courses. In addition, Gotham Golf Partners's revenues will be affected by a number of factors including the demand for golf and the availability of other forms of recreation.

   Gotham Golf Partners also competes for the acquisition of golf courses and related facilities with other purchasers of golf courses, including other golf course acquisition companies. Although Gotham Golf Corp believes that the fragmentation of ownership in the golf course industry provides an opportunity for Gotham Golf Partners's selective acquisition of quality golf courses, the market for acquisitions remains competitive.

GOVERNMENT REGULATION

   ENVIRONMENTAL MATTERS. Gotham Golf Partners owns or leases the real estate upon which its golf courses are situated, and its operations involve the use and storage of various hazardous materials, such as herbicides, pesticides, fertilizers, batteries, solvents, motor oil and gasoline. Because Gotham Golf Partners owns and operates real estate and uses hazardous materials in its operations, Gotham Golf Partners's business is subject to various federal, state and local laws, ordinances and regulations regarding environmental conditions under which an owner or operator of real property may become liable for the costs of removal or remediation of any hazardous substances stored or released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of hazardous substances. The presence of hazardous substances, or the failure to remediate environmentally hazardous conditions properly, may adversely affect Gotham Golf Partners's ability to sell the affected real estate or to borrow using such real estate as collateral.

   To date, Gotham Golf Corp has not been notified by any governmental authority of any material non-compliance, liability or other environmental claim in connection with any of Gotham Golf Partners's golf courses. Gotham Golf Corp is not aware of any other environmental condition with respect to any of Gotham Golf Partners's golf courses that is likely to be material to its business. Gotham Golf Partners conducted at least

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

preliminary environmental assessments in connection with the acquisition of each of its properties. These assessments generally involved an examination of public records for ownership, use and current permitting status, site visits, visual inspections for indications of contamination or potential contamination and interviews with the on-site managers, but generally did not involve invasive procedures, such as soil sampling or ground water analysis. Gotham Golf Corp cannot assure you that these assessments would reveal all potential environmental liabilities, that no prior owner or adjacent landowner created any material environmental condition not known to Gotham Golf Corp or that future uses or conditions, or changes in applicable environmental laws and regulations, will not result in imposition of environmental liability on Gotham Golf Corp.

   LICENSING REGULATIONS FOR FOOD AND ALCOHOL. Gotham Golf Partners is subject to state and local government regulations relating to the preparation and sale of food and alcoholic beverages, such as health and liquor license laws. Some state and local regulations for liquor licenses require that a specified percentage of the capital stock of the legal entity owning the liquor license be held by a resident of the locality. In these cases, Gotham Golf Partners typically enters into an arrangement with a special purpose entity holding the applicable liquor license in order to allow the sale of alcoholic beverages at Gotham Golf Partners's course. The failure to obtain and to maintain alcoholic beverages licenses, health permits or other operating licenses could adversely affect the ability of the affected course and Gotham Golf Partners to generate revenues.

   REGULATIONS REGARDING WATER USAGE. Gotham Golf Partners is subject to state and local government regulations relating to water usage at its courses. Changes in state and local government regulations relating to water usage, for example, in response to a drought or other water shortage, could restrict Gotham Golf Partners's supply of available irrigation water at the affected course or courses. The failure to obtain and to maintain water usage permits providing a sufficient supply of irrigation water could adversely affect the operations of the affected course or courses and thus could negatively affect the ability of the affected course or courses and Gotham Golf Partners to generate revenues.

   GENERAL. Gotham Golf Partners is subject to the Fair Labor Standards Act, federal and state anti-discrimination laws and various state laws governing such matters as minimum wage requirements, overtime and other working conditions, as well as citizenship requirements. A number of Gotham Golf Partners's employees receive the federal minimum wage, and any increase in the federal minimum wage would increase Gotham Golf Partners's labor costs. In addition, Gotham Golf Partners is subject to "dram-shop" laws in some of the states in which Gotham Golf Partners operates, which provide a person injured by an intoxicated individual with a cause of action for damages against an establishment that wrongfully served alcoholic beverages to the intoxicated individual. Gotham Golf Partners's properties are also subject to the Americans with Disabilities Act of 1990, which generally requires that public facilities such as clubhouses and recreation areas be made accessible to people with disabilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. Gotham Golf Partners has undertaken, where necessary, a capital-improvement program to cause the public facilities at its golf courses to comply with the Americans with Disabilities Act of 1990. To date, expenditures for modifications and improvements have not been material.

SEASONALITY

   Seasonal weather conditions limit the playing season at most of Gotham Golf Partners's golf courses. As a result, the second and third quarters of the year tend to account for a greater portion of Gotham Golf Partners's revenue, course operating income and operating income than do the first and fourth quarters of the year. This seasonal pattern, as well as the timing of new course purchases or leases, may cause Gotham Golf Partners's results of operations to vary significantly from quarter to quarter.

EMPLOYEES

   At June 30, 2002, Gotham Golf Partners had a total of 875 part-time and full-time employees, including 18 who perform corporate and administrative functions. Gotham Golf Partners typically employs a significant number of part-time seasonal employees at its courses during the second and third quarters of the year. None of Gotham Golf Partners's employees is represented by a labor union. Gotham Golf Partners believes that its relations with its employees are good.

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

LEGAL PROCEEDINGS

   Gotham Golf Partners is subject to a variety of legal proceedings arising in the ordinary course of owning and operating golf courses, including proceedings relating to personal injury and property damage. Gotham Golf Partners is not currently involved in any legal proceedings that Gotham Golf Corp believes would be likely to have a material adverse effect on its financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

   The following table shows information about Gotham Golf Corp's executive officers and directors upon the completion of the proposed transaction, including their ages as of June 30, 2002:

NAME                                AGE POSITION
----                                --- --------
William A. Ackman.................. 36  Chairman
R. Daniel Mays..................... 44  Vice Chairman
John Caporaletti................... 31  President and Chief Executive Officer
Peter H. Frost..................... 55  Chief Financial Officer
William F. Leahy................... 46  General Counsel and Secretary
Michael S. Armel................... 34  Vice President
Andrew C. Bonus.................... 39  Vice President
Timothy L. Barefield............... 40  Director Designee
Dominic L. Chila................... 57  Director Designee
Talton R. Embry.................... 55  Director Designee
Harvey S. Klein.................... 71  Director Designee
Anthony E. Meyer................... 41  Director Designee
Allen J. Model..................... 56  Director Designee

      WILLIAM A. ACKMAN Upon completion of the proposed transaction, Mr.
      Chairman Ackman will be Chairman of the Gotham Golf Corp board of directors. Mr. Ackman has been a member of the Executive Committee of Gotham Golf
                        Partners since May 1997. Mr. Ackman also has served as Chairman of the First Union board of trustees since June 1998, and as Chairman of Imperial Parking Corporation, a North American parking management company listed on the AMEX, since March 2000. Mr. Ackman has served as co-investment manager of Gotham Partners, since
                        January 1993, Gotham Partners International, Ltd.
                        since January 1998 and Gotham Partners III, L.P.
                        since July 1998.

      R. DANIEL MAYS    Upon completion of the proposed transaction, Mr.
      Vice Chairman     Mays will be the Vice Chairman of the Gotham Golf
                        Corp board of directors. Mr. Mays has served as
                        the Chief Executive Officer of Gotham Golf
                        Partners since July 1996. Mr. Mays co-founded the
                        predecessor to Gotham Golf Partners in August
                        1996 and has served as a member of the Executive
                        Committee of Gotham Golf Partners since May 1997.
                        From August 1994 to July 1996, Mr. Mays served as
                        a consultant to various owners and operators of
                        golf courses. He served as Vice President of
                        Operations for KSL Fairways, a golf course
                        ownership and management firm, from April 1992 to
                        July 1994. He was Director of Golf at the Doral
                        Resort in Miami, Florida from January 1989 to
                        April 1992. From January 1981 to January 1989,
                        Mr. Mays was Director of Golf Operations for
                        Lennar Management Corporation, a public property
                        management firm. Mr. Mays is a former PGA
                        professional.

JOHN CAPORALETTI        Upon completion of the proposed transaction, Mr.
President and Chief     Caporaletti will be the President and Chief
Executive Officer       Executive Officer of Gotham Golf Corp. He has
                        served as the President and Chief Operating
                        Officer of Gotham Golf Partners since January
                        2000, and served as a Vice President of Gotham
                        Golf Partners from August 1997 to January 2000.
                        From September 1996 through August 1997, he
                        served as Executive Vice President for Fore Golf
                        Services, a golf course ownership and management
                        company. From 1986 to 1996, Mr. Caporaletti
                        worked for KSL Fairways and its predecessor in a
                        variety of positions, including as General
                        Manager for a golf course located in central
                        Pennsylvania and later as District Manager
                        responsible for courses located in Virginia,
                        Tennessee, Wisconsin and Pennsylvania.

PETER H. FROST          Upon completion of the proposed transaction, Mr.
Chief Financial Officer Frost will be the Chief Financial Officer of
                        Gotham Golf Corp. Mr. Frost has served as the
                        Chief Financial Officer of Gotham Golf Partners
                        since January 2002. He was Chief Financial
                        Officer from September 2000 to January 2002, and
                        Vice President, Finance from April 1999 until
                        August 2000, at The Boyd's Collection, Ltd., a
                        giftware designer and wholesaler. From 1992 to
                        March 1999, Mr. Frost was Corporate Controller at
                        Enesco Corporation, a giftware designer and
                        wholesaler.

WILLIAM F. LEAHY        Upon completion of the proposed transaction, Mr.
General Counsel and     Leahy will be the General Counsel and Secretary
Secretary               of Gotham Golf Corp. Mr. Leahy has served as the
                        General Counsel of Gotham Golf Partners since
                        October 2000. Prior to that time, Mr. Leahy was a
                        Senior Partner at the law firm Hale and Dorr LLP,
                        Washington, D.C., where he practiced in the real
                        estate department from 1985 until October 2000.

MICHAEL S. ARMEL        Upon completion of the proposed transaction, Mr.
Vice President          Armel will be a Vice President of Gotham Golf
                        Corp. Mr. Armel has served as a Vice President of
                        Gotham Golf Partners since June 1998. He served
                        as Executive Vice President of Fore Golf
                        Services, a golf course ownership and management
                        company, from October 1996 to June 1998. He
                        served as a General Manager at several KSL
                        Fairways properties from 1992 to October 1996.

ANDREW C. BONUS         Upon completion of the proposed transaction, Mr.
Vice President          Bonus will be a Vice President of Gotham Golf
                        Corp. Mr. Bonus has served as a Vice President of
                        Gotham Golf Partners since March 1998. From
                        December 1993 to February 1998, Mr. Bonus was a
                        Regional Manager with KSL Fairways. Mr. Bonus is
                        a former PGA professional.

TIMOTHY L. BAREFIELD    Mr. Barefield has agreed to join the Gotham Golf
Director Designee       Corp board of directors upon the completion of
                        the proposed transaction. Since February 2000,
                        Mr. Barefield has worked for
                        Giftcertificates.com, an online incentives and
                        gift certificates company, in a variety of
                        positions, including currently serving as its
                        Chief Operating Officer. From June 1999 to
                        February 2000, Mr. Barefield served as Vice
                        President of Human Resources for Swissotel
                        Management Corporation, a hotel management
                        company. From August 1997 to June 1999, Mr.
                        Barefield served as Vice President of Human
                        Resources for Accor North America, Inc., a hotel
                        management company. From August 1995 to August
                        1997, Mr. Barefield served as Director of Human
                        Resources for Delray Farms, a retail food
                        company. Gotham Partners is a significant
                        investor in Giftcertificates.com.

DOMINIC L. CHILA        Mr. Chila has agreed to join the Gotham Golf Corp
Director Designee       board of directors upon the completion of the
                        proposed transaction. Since 1978, Mr. Chila has
                        served as President of DLC Management Group Inc.,
                        a company that manages parking lots and garages.
                        DLC Management Group Inc. is a subsidiary of
                        Imperial Parking Corporation, a company in which
                        Mr. Ackman serves as Chairman. Since 1974, Mr.
                        Chila served as a Senior Partner of Chila & Co.,
                        a certified public accounting firm.

TALTON R. EMBRY         Mr. Embry has agreed to join the Gotham Golf Corp
Director Designee       board of directors upon the completion of the
                        proposed transaction. Mr. Embry joined Magten
                        Asset Management Corp., a private investment
                        management company, in 1978 and has served as its
                        Chairman since 1998. Mr. Embry serves as chief
                        investment officer for Magten Asset Management's
                        clients. Mr. Embry serves as a director of Salant
                        Corporation and BDK Holdings, Inc. and a trustee
                        of Imperial Parking Corporation and First Union.

HARVEY S. KLEIN         Mr. Klein has agreed to join the Gotham Golf Corp
Director Designee       board of directors upon the completion of the
                        proposed transaction. Since 1975, Mr. Klein has
                        served as President and Chief Executive Officer
                        of JA-VA Inc., a real estate leasing and
                        development company. From 1975 to 1980, Mr. Klein
                        also served as President and Chief Executive
                        Officer of JS Raub Shoe Corp., a retail chain of
                        shoe stores. Mr. Klein and certain of his
                        affiliates are investors in Gotham Partners.

ANTHONY E. MEYER        Mr. Meyer has agreed to join the Gotham Golf Corp
Director Designee       board of directors upon the completion of the
                        proposed transaction. Since January 2000, Mr.
                        Meyer has served as Chairman of Meyer and Co.
                        L.L.C., a diversified merchant banking firm. From
                        January 1994 to December 1999, Mr. Meyer served
                        as Managing Director in the real estate division
                        of Lazard Freres & Co. LLC, an investment banking
                        firm. Mr. Meyer is an investor in Gotham Partners.

ALLEN J. MODEL          Mr. Model has agreed to join the Gotham Golf Corp
Director Designee       board of directors upon the completion of the
                        proposed transaction. Since January 1993, Mr.
                        Model has served as an International Consultant
                        with Overseas Strategic Consulting, Ltd., an
                        international consulting company providing
                        privatization assistance and public information
                        services in Russia and the Newly Independent
                        States. Since January 1988, Mr. Model has acted
                        as a private investor on behalf of himself and a
                        number of investment entities.

AFFILIATE TRANSACTIONS

   It is not presently known whether or in what circumstances Gotham Golf Corp would, following consummation of the proposed transaction, engage in affiliate transactions with management or significant stockholders such as Gotham Partners. Any such transactions would be subject to approval by the Gotham Golf Corp board of directors, as well as subject to all applicable state law and stock exchange regulations regarding affiliate transactions. Gotham Golf Corp will also be a publicly reporting company subject to the rules and regulations of the Securities Exchange Act of 1934, as amended, and will make all required disclosures as to affiliate transactions required thereunder.

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

EXECUTIVE COMPENSATION

   This table shows information about the compensation paid to Gotham Golf Corp's chief executive officer and each of Gotham Golf Corp's four other most highly compensated executive officers (collectively referred to in this document as the NAMED EXECUTIVES), by Gotham Golf Partners for the fiscal year ended December 31, 2001. In this table, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                          SUMMARY COMPENSATION TABLE

                                                                ANNUAL
                                                             COMPENSATION
                                                             -------------
     NAME AND PRINCIPAL POSITION WITH GOTHAM GOLF PARTNERS   YEAR  SALARY
     -----------------------------------------------------   ---- --------
     R. Daniel Mays......................................... 2001 $300,000
       CHIEF EXECUTIVE OFFICER AND DIRECTOR
     John Caporaletti....................................... 2001  254,000
       PRESIDENT AND CHIEF OPERATING OFFICER
     William F. Leahy....................................... 2001  350,000
       GENERAL COUNSEL AND SECRETARY
     Michael S. Armel....................................... 2001  100,000
       VICE PRESIDENT
     Andrew C. Bonus........................................ 2001  100,000
       VICE PRESIDENT

SUMMARY OF THE GOTHAM GOLF CORP 2002 STOCK OPTION PLAN

   The purpose of the 2002 Stock Option Plan is to give Gotham Golf Corp a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide Gotham Golf Corp and its subsidiaries and affiliates with a Stock Option Plan providing incentives directly linked to the profitability of Gotham Golf Corp's businesses and increases in shareholder value.

  ADMINISTRATION

   The 2002 Stock Option Plan will be administered by the Compensation Committee of the Gotham Golf Corp board of directors or such other committee as the Gotham Golf Corp board of directors may from time to time designate (any such committee referred to in this document as the COMMITTEE), in accordance with the 2002 Stock Option Plan.

   The Committee will have the authority, subject to the terms of the 2002 Stock Option Plan, to determine participants in the plan, to determine whether options granted will be incentive or nonqualified options, to determine and modify the terms of options (including vesting) from time to time, and to determine the extent to which options will be settled for cash. The Committee will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2002 Stock Option Plan as it will from time to time deem advisable, to interpret the terms and provisions of the 2002 Stock Option Plan and any stock option issued under the 2002 Stock Option Plan (and any agreement relating thereto) and to otherwise supervise the administration of the 2002 Stock Option Plan.

  SHARES SUBJECT TO PLAN

   The maximum number of Gotham Golf Corp common shares that may be delivered to participants and their beneficiaries under the 2002 Stock Option Plan will be a number equal to 10% of the shares outstanding as of the effective time of the mergers (although the stock options to be granted in connection with the proposed

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

transaction will not cover in excess of a number equal to 7.5% of the shares outstanding as of the effective time of the mergers). Under the 2002 Stock Option Plan, no participant may be granted stock options covering in excess of a number equal to 7.5% of the Gotham Golf Corp common shares outstanding as of the effective time of the mergers in any fiscal year of Gotham Golf Corp. This per-participant limit will be construed and applied consistently with Section 162(m) of the Internal Revenue Code of 1986, as amended.

   In the event of certain changes in corporate capitalization, the Committee or Gotham Golf Corp board of directors may make substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the 2002 Stock Option Plan, the maximum limitation upon stock options to be granted to any participant, the number, kind and option price of shares subject to outstanding stock options, and/or other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion.

  OPTIONS

   Options may be granted to employees, directors and consultants of Gotham Golf Corp, or its subsidiaries or affiliates. The Committee may grant incentive stock options or nonqualified stock options under the 2002 Stock Option Plan. Grants of incentive stock options will be subject to the restrictions of the Internal Revenue Code and the applicable regulations thereunder. Stock options will be evidenced by option agreements, the terms and provisions of which may differ. An option agreement will indicate on its face whether it is intended to be an agreement for an incentive stock option or a nonqualified stock option.

   The exercise price of options granted under the 2002 Stock Option Plan will not be less than the fair market value of the Gotham Golf Corp common shares subject to the stock option. Except for adjustments to reflect changes in Gotham Golf Corp's capital structure, neither the Gotham Golf Corp board of directors nor the Committee will have the power to (i) reduce the per-share option price of a stock option below the fair market value of a Gotham Golf Corp common share on the date of grant of the stock option, or (ii) cancel any stock options in exchange for new stock options with a lower per-share option price. The Committee will fix the term of each stock option, but no incentive stock option will be exercisable more than 10 years after the date the stock option is granted. Stock options will be exercisable at the time or times and subject to such terms and conditions as determined by the Committee.

   On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Gotham Golf Corp common shares for which a stock option is being exercised by paying the optionee an amount, in cash or Gotham Golf Corp common shares, equal to the excess of the fair market value of the Gotham Golf Corp common shares over the option price times the number of Gotham Golf Corp common shares for which the option is being exercised on the effective date of such cash-out.

   The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of a stock option, receipt of all or a portion of the Gotham Golf Corp common shares subject to such stock option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee will determine.

  TERMINATION OF EMPLOYMENT OR SERVICE

   Unless determined otherwise by the Committee or provided otherwise in an applicable option agreement, the options will be subject to the following limitations following a termination of employment or service. Special terms may apply in the event an optionee dies after termination of employment while holding stock options. In no event will options be exercisable beyond their stated term.

  . If an optionee's employment or service is terminated by reason of death, any stock option held by such optionee may thereafter be exercised until the first anniversary of termination of employment or service.

  . If an optionee's employment or service is terminated by reason of disability or retirement, any vested stock option held by such optionee may thereafter be exercised by the optionee until the second anniversary of termination of employment or service.

  . If an optionee's employment or service is terminated for cause, all stock options held by such optionee will thereupon terminate and if an optionee's employment or service is terminated for any reason other than cause, death, disability, or retirement, any vested stock option held by such optionee may be exercised for three months from the date of such termination of employment or service.

  COMPANY RIGHT OF SET-OFF

   Except as provided otherwise in any applicable option agreement, upon the exercise of any stock option, the Committee can elect to offset against any principal or interest balance of any debt owing to Gotham Golf Corp or any of its controlled affiliates by the optionee the amount that would have been payable to such optionee had the option been cash settled (less any applicable income and withholding taxes).

  TERM, AMENDMENT AND TERMINATION

   The 2002 Stock Option Plan will terminate on the tenth anniversary of the effective date of the 2002 Stock Option Plan. The Gotham Golf Corp board of directors may amend or discontinue the 2002 Stock Option Plan or a stock option agreement, but must obtain consent to impair the rights of an optionee under a stock option, except for amendments made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment will be made without the approval of Gotham Golf Corp's shareholders to the extent such approval is required by applicable law or stock exchange rules.

   The 2002 Stock Option Plan will be effective as of the date it is adopted by the Gotham Golf Corp board of directors subject to the approval by at least a majority of the outstanding Gotham Golf Corp common shares.

  FEDERAL INCOME TAX CONSEQUENCES

   A recipient of stock options, whether non-qualified or incentive, incurs no income tax liability as a result of having been granted those options or rights.

   The exercise by an individual of a non-qualified stock option normally results in the immediate realization of taxable income by the individual of the difference between the market value of the stock which is being purchased on the date of exercise and the price being paid for such stock. An individual does not realize taxable income upon the exercise of an incentive stock option until he sells or in some cases otherwise disposes of stock that he received upon the exercise. The difference between the option price and the fair market value of stock received is an item of tax preference at the time of exercise which can result in a liability on the part of the optionee for alternative minimum tax.

   Under current law, when an individual sells stock purchased through the exercise of an incentive stock option, he or she will then be subject to tax at long-term capital gains rates on the profit from the sale if the stock has been held for at least two years from the date of the grant of the option and one year from the date of the exercise of the option. At present, long-term capital gains are taxed at a maximum rate of 20%. If the above holding periods are not met, the sale of incentive stock option stock results in a disqualifying disposition under which the individual's gain, if any, will be treated as ordinary compensation income up to the amount of the difference between the stock's price and its fair market value on the date of exercise of the option. Any profit in excess of that amount will be treated as long- or short-term capital gain, depending upon the holding period. Any loss will be treated as a reduction of the compensation income that the individual would have otherwise recognized on the disqualifying disposition. Complex rules with respect to computation of gains or losses and holding periods govern situations in which company stock has been used as part of the purchase price in an option exercise.

   Under current law an individual who sells stock which was acquired upon the exercise of non-qualified options will recognize short-term or long-term capital gains depending upon the holding period of the stock sold.

   The Omnibus Budget Reconciliation Act of 1993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. Compensation which is deemed to be performance-based is generally excepted from this cap. It is believed that the compensation resulting from the plan would fall within that exception.

EQUITYHOLDERS AGREEMENT

   In connection with the completion of the proposed transaction, Gotham Golf Corp and entities affiliated with Gotham Golf Corp, Gotham Partners, the executive officers of Gotham Golf Partners, Mr. Garchik and entities affiliated with Mr. Garchik will enter into an Equityholders Agreement (referred to in this document as the EQUITYHOLDERS AGREEMENT). The following is a summary of certain material terms and provisions of the equityholders agreement. The form of equityholders agreement is filed with the Commission as an exhibit to this proxy statement-prospectus. You are urged to read the full text of the form of equityholders agreement; however, you should understand that the filed agreement is not in final form and may be changed in immaterial ways prior to its execution.

   In addition, you should note that, collectively, the parties to the equityholders agreement will beneficially own approximately 100% of the outstanding Gotham Golf Corp common shares immediately following the proposed transaction and the subscription rights offering, assuming that the minimum subscriptions in the subscription rights offering are exercised entirely by Gotham Partners or its controlled affiliates, and approximately 52.5% assuming full subscription in the subscription rights offering and assuming that no other Gotham Golf Corp common shares are issued.

  ELECTION OF A FOUNDERS DIRECTOR

   The parties to the equityholders agreement agree to nominate and vote their respective Gotham Golf Corp equity interests in favor of a director of Gotham Golf Corp to be designated by Messrs. Caporaletti, Garchik and Mays, acting together. In addition, under the equityholders agreement, the parties will vote their respective equity interests to remove the aforementioned director at the request of Messrs. Caporaletti, Garchik and Mays, acting together, at any time and for any reason (or for no reason). The parties will not, however, act in favor of removal of a director designated by Messrs. Caporaletti, Garchik and Mays so long as the director is either Mr. Caporaletti or Mr. Mays. If at any time, the director designated by Messrs. Caporaletti, Garchik and Mays is no longer able to serve, the parties will make nominations and vote their respective equity interests to fill the resulting vacancy with a person designated by Messrs. Caporaletti, Garchik and Mays.

  CO-SALE RIGHTS

   The equityholders agreement provides that, if any party that is a Gotham Golf Corp equityholder proposes to transfer its equity interests, the other equityholders must be afforded the opportunity to transfer a proportionate amount of their equity interests on terms no less favorable than those offered to the prospective transferor.

  STRUCTURE OF REDEMPTIONS

   Under the equityholders agreement, at the request of any of the Gotham Golf Corp equityholders that are party to the agreement, Gotham Golf Partners will use its reasonable commercial efforts to structure any redemption of such party's partnership interest in Gotham Golf Partners as a purchase by Gotham Golf Partners of such party's interest.

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

  TRANSFER RESTRICTIONS

   MANAGEMENT LOCK-UP AND EXCEPTIONS. Other than a transfer in connection with the equityholders agreement's co-sale provisions or a redemption of equity interests in Gotham Golf Partners, Messrs. Caporaletti and Mays agree that they will not transfer or commit to transfer any of their respective equity interests in Gotham Golf Corp or Gotham Golf Partners during the 18 months after the completion of the proposed transaction, subject, however, to a variety of exceptions and/or limitations, including:

  . transfers to their respective controlled affiliates (provided that the transferee executes an adoption agreement whereby it becomes a party to the equityholders agreement);

  . transfers to their respective family members or any other limited partner of Gotham Golf Partners;

  . transfers of Gotham Golf Corp common shares by Messrs. Caporaletti and Mays if Gotham Golf Partners does not provide them loans in respect of taxes on account of a sale of assets by Gotham Golf Partners; and

  . pledges of equity interest in Gotham Golf Corp or Gotham Golf Partners by Messrs. Caporaletti and Mays as collateral for loans up to an amount equal to the difference between (A) two-thirds (66 2/3%) of the fair market value (fixed at the time of the pledge) of the pledgee's equity interests and (B) any outstanding debt owed by the pledgee to Gotham Golf Partners, Gotham Golf Partners's general partner, Gotham Golf Corp, any bank or any other person secured by an equity interest in Gotham Golf Corp or Gotham Golf Partners.

   In addition to the foregoing, if either Mr. Caporaletti or Mr. Mays desires to transfer any portion of his equity interests in Gotham Golf Corp or Gotham Golf Partners, such transfers will be permitted only if, after giving effect to such transfer: (X) two-thirds (66 2/3%) or less of the fair market value (measured as of the time of the transfer) of the transferee's remaining equity interests remains subject to any lien including as collateral to or security for any outstanding debt to the Gotham Golf Partners, Gotham Golf Partners's general partner, Gotham Golf Corp, any bank or any other person and (Y) in the case of transfers pursuant to the exceptions enumerated as (2), (3) and (4) above, the transferee executes an assumption agreement whereby, among other things, the transferee expressly (i) acknowledges that the transferred equity interests remain subject to a security interest granted to Gotham Golf Partners, Gotham Golf Partners's general partner or Gotham Golf Corp, and (ii) agrees not to transfer the equity interest unless such transfer is otherwise agreed to by Gotham Golf Partners's general partner, in its own discretion.

   PLEDGE TO A FORECLOSING BANK. If Mr. Caporaletti or Mr. Mays pledges his equity interest in Gotham Golf Corp or Gotham Golf Partners to a bank for a loan and that bank forecloses or is reasonably expected to foreclose on the loan, Mr. Caporaletti or Mr. Mays, as applicable, will be deemed to have exercised his redemption right under the Gotham Golf Partners partnership agreement for his pledged Gotham Golf Partners equity interests before the transfer of any equity interest in Gotham Golf Corp to such bank on account of such foreclosure.

  REGISTRATION RIGHTS

   Under the equityholders agreement, Gotham Partners (on behalf of itself and its controlled affiliates) will have demand registration rights allowing it to require Gotham Golf Corp to register under the Securities Act Gotham Golf Corp common shares held by Gotham Partners and its controlled affiliates. In addition, any bank that has foreclosed on Gotham Golf Corp common shares pledged as collateral by Messrs. Mays, Caporaletti or Garchik will have similar demand registration rights. Further, under the equityholders agreement, Messrs. Mays, Caporaletti and Garchik will have piggy-back registration rights that allow them to participate in any registration commenced by Gotham Partners pursuant to its demand registration rights. The described registration rights
(1) will generally be available until Gotham Golf Corp obtains a written opinion of legal counsel to the effect that

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

the shares covered by the registration rights may be publicly offered for sale in the United States by Gotham Partners, its controlled affiliates or the foreclosing bank without restriction as to the manner of sale or amount sold, and (2) may be exercised by Gotham Partners on any number of occasions and by any foreclosing bank on up to three occasions.

   Gotham Golf Corp will pay all of the fees and expenses in connection with its demand registration and any related piggy-back registration by Messrs. Mays, Caporaletti and Garchik. However, if a foreclosing bank participates in the registration, the bank must bear its proportionate share of fees and expenses. If a foreclosing bank makes its own demand registration, it must bear the full amount of fees and expenses in connection with such registration.

   Gotham Golf Corp will indemnify Gotham Partners, its controlled affiliates and any foreclosing bank and its officers, directors and employees with respect to any claims arising out of an untrue statement in or omission from a registration statement filed by Gotham Golf Corp in connection with a demand or piggy-back registration, except to the extent that such untrue statement or omission results from information furnished to Gotham Golf Corp by such party, in which case such party will indemnify Gotham Golf Corp with respect to such claims.

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF GOTHAM GOLF PARTNERS

   The following is a summary of certain provisions of the Third Amended and Restated Agreement of Limited Partnership of Gotham Golf Partners (referred to in this document as the GOTHAM GOLF PARTNERS PARTNERSHIP AGREEMENT), which will become effective at the time of the proposed transaction. The form of Gotham Golf Partners partnership agreement has been filed with the Commission as an exhibit to this proxy statement-prospectus. You are urged to read the full text of the form of Gotham Golf Partners partnership agreement; however, you should understand that the agreement is not in final form and may be changed in immaterial ways prior to its execution.

  GENERAL DESCRIPTION

   The Gotham Golf Partners partnership agreement will amend and restate a previous version of the limited partnership agreement of Gotham Golf Partners. The partners of Gotham Golf Partners have agreed to enter into the Gotham Golf Partners partnership agreement for the purpose of providing for, among other things, the withdrawal of the former general partner of Gotham Golf Partners and the admission of Gotham Golf L.L.C. as the general partner of Gotham Golf Partners, the transfer of the Gotham Golf Partners equity interest of the former general partner to Gotham Golf L.L.C. and other amendments to the rights and obligations of the partners in Gotham Golf Partners.

   The general partner of Gotham Golf Partners will be Gotham Golf L.L.C., which will hold all of the general partnership interest in the partnership. Gotham Golf L.L.C.'s general partnership interest will amount to 1% of the equity interest in the partnership.

   Gotham Golf Corp and members of the current management team of Gotham Golf Partners and their affiliates will hold all of the limited partnership interest in the partnership. Gotham Golf Corp's share of the limited partnership interests will amount to 91.5% of the equity interest in the partnership, and the share held by members of the current management team of Gotham Golf Partners and their affiliates will amount to 7.5% of the equity interest in the partnership.

  CONVERSION/REDEMPTION RIGHTS

   The limited partners of Gotham Golf Partners have redemption rights that effectively give them the ability to convert their limited partnership interests in Gotham Golf Partners into Gotham Golf Corp common shares.

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

Each limited partner may exercise the right individually, and he may exercise it in whole or in part from time to time. If all of the limited partners were to exercise their redemption rights in whole, their limited partnership interests would effectively be converted into an aggregate of 187,500 Gotham Golf Corp common shares. The limited partners may exercise their redemption rights at any time after the first anniversary of the date of the proposed transaction or earlier if agreed to by the general partner of Gotham Golf Partners, subject to specified conditions, including a minimum redemption amount. Gotham Golf Partners may choose in its sole discretion to pay the redeeming limited partner either Gotham Golf Corp common shares or an amount in cash equal to the market value of the shares at that time, calculated in the manner described in the Gotham Golf Partners partnership agreement.

  MANAGEMENT

   Gotham Golf Partners will be managed by Gotham Golf L.L.C. as general partner. No limited partner will have any right to participate in the management of or exercise control over Gotham Golf Partners. Third parties will be entitled to assume that the general partner has full authority to encumber, sell, dispose, pledge, transfer or otherwise use all assets of Gotham Golf Partners and may deal with the general partner as if the general partner were Gotham Golf Partners's sole legal and beneficial party in interest. Pursuant to the Gotham Golf Partners partnership agreement, each limited partner specifically waives any right to contest any action of the general partner in connection with such dealing. The general partner may not, without the consent of all of the limited partners, perform any act that would subject a limited partner to liability as a general partner.

  ECONOMIC ALLOCATIONS

   Net income is allocated first to the general partner to the extent net losses previously allocated to the general partner exceed net income previously allocated to the general partner and, thereafter, to the general partner and the limited partners in accordance with their respective percentages of equity interest in the partnership.

   After giving effect to certain special allocations, net losses are allocated to the general partner and the limited partners in accordance with their respective percentages of equity interest, provided that net losses will not be allocated to any limited partner to the extent such allocation would cause the limited partner to have a deficit balance in its adjusted capital account at the end of such taxable year (or increase any existing deficit balance). Excess net losses are allocated to the general partner.

  DISTRIBUTIONS

   The general partner may make distributions to the general partner and the limited partners in accordance with their respective percentages of equity interest at such times and in such amounts as the general partner chooses. No distribution may be made, however, until Gotham Golf Corp has declared and distributed dividends owing to the holders of Gotham Golf Corp common or preferred shares, and any distribution must be in amounts equivalent to the amounts that the limited partners would have been entitled to receive had they exercised their redemption rights in full immediately prior to the declared and distributed dividends to the holders of the Gotham Golf Corp common shares. Notwithstanding the foregoing, the general partner and Gotham Golf Corp may receive from Gotham Golf Partners, at any time and for any reason, an advance of funds on account of future distributions. Any such advance will be a full recourse obligation of the general partner or Gotham Golf Corp, as the case may be, to repay such advance on the terms and conditions determined by the general partner, in its sole discretion, but in any event without interest.

  TRANSFER RIGHTS

   Limited partners may not transfer any part of their partnership interests or any of their rights as limited partners without the prior written consent of the general partner, except that limited partners may transfer any part of their partnership interests to other limited partners or any limited partner's family members at any time. In

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

the event that a limited partner dies, is disabled, adjudicated incompetent or dissolved, the executor, trustee or receiver of the limited partner's estate inherits those rights necessary for it to settle the limited partner's estate with respect to that partner's partnership interest.

  DISSOLUTION AND LIQUIDATION

   Gotham Golf Partners will dissolve on December 31, 2091. In addition, Gotham Golf Partners will dissolve if the general partner withdraws and a new general partner is not appointed by the remaining partners within 90 days. At any time after January 1, 2050, the general partner may dissolve the partnership in its sole discretion.

   Upon dissolution, the affairs of Gotham Golf Partners will be wound up and the property of Gotham Golf Partners will be liquidated in order to pay, first, Gotham Golf Partners's debts to creditors other than partners of Gotham Golf Partners, second, Gotham Golf Partners's debts to the general partner, third, debts to the limited partners, and, fourth, the balance to the general partner and the limited partners in accordance with their capital accounts after giving effect to all contributions, distributions, and allocations.

   If (1) the general partner or Gotham Golf Corp becomes insolvent or (2) proceedings are instituted by or against the general partner or Gotham Golf Corp under bankruptcy law and the general partner or Gotham Golf Corp, as the case may be, is unable to have such proceeding dismissed within 60 days, the general partner may, in its sole discretion, treat all limited partners as if they had exercised their respective redemption rights in respect of their limited partnership interests.

GOTHAM GOLF CORP DIVIDEND POLICY

   Gotham Golf Corp has never made distributions to its shareholders. Other than with respect to Gotham Golf Corp convertible preferred shares which have a minimum cumulative dividend, Gotham Golf Corp does not anticipate paying cash dividends in the foreseeable future. Gotham Golf Corp anticipates that it will retain any earnings for the foreseeable future to finance the continued growth and expansion of its businesses and, therefore, has no current intention to pay cash dividends. Gotham Golf Corp's future dividend policy will depend on earnings, capital requirements, requirements of the financing agreements to which Gotham Golf Corp and its subsidiaries may be party, its financial condition and other factors considered relevant by the Gotham Golf Corp board of directors. The payment of dividends on Gotham Golf Corp common stock is subject to the preferences of any outstanding preferred stock, including the Gotham Golf Corp convertible preferred shares. For a description of the dividend rights of the Gotham Golf Corp convertible preferred shares, see "Description of Gotham Golf Corp Capital Stock--Gotham Golf Corp Convertible Preferred Shares."

GOTHAM GOLF PARTNERS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations have been derived from and should be read in conjunction with Gotham Golf Partners's consolidated financial statements, including the notes thereto.

  CRITICAL ACCOUNTING POLICIES

   The preparation of Gotham Golf Partners's financial statements requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may vary from estimates in amounts that may be material to the financial statements. The process of determining estimates is based on several factors, including historical experience, and current and anticipated economic conditions. Gotham Golf Partners continually reevaluates these key factors and makes adjustments to estimates where appropriate.

   The following are Gotham Golf Partners's critical accounting policies, some of which require the application of significant estimates and assumptions:

   REVENUE RECOGNITION. Revenue from greens fees, golf cart rentals, food and beverage sales, merchandise sales and driving range income is recognized at the point of sale. Revenue from membership dues and season passes is amortized over the life of the membership or pass. Initiation fees, all of which are nonrefundable, are recognized as revenue on a straight-line basis over the specified period of the membership or, when there is no specified period, over the expected life of an active membership (currently five years).

   PROPERTY AND EQUIPMENT. Property and equipment, which consists of land, buildings, golf course improvements, leasehold improvements and equipment, is stated on the basis of cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

         Land improvements.................................   15 years
         Buildings.........................................   39 years
         Equipment.........................................  3-7 years
         Furniture, fixtures, and office equipment.........    7 years
         Capital improvements.............................. 5-15 years

   Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease and is included with depreciation expense.

   Gotham Golf Partners reviews its long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, Gotham Golf Partners estimates the future cash flows expected to result from the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

   Courses actively marketed for sale are classified as discontinued operations. Property classified as discontinued operations is carried at the lower of cost or estimated fair market value less estimated costs to sell, or net realizable value. The net realizable value of courses classified as discontinued operations is determined by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors. Gotham Golf Partners may recognize an impairment loss if the net realizable value is less than the current carrying value of the course at the time it is classified as discontinued. Such a loss would be determined as the difference between the carrying value, including any allocated goodwill, and the net realizable value of the property, with the carrying value of the intangible asset reduced first. Depreciation is not recognized on properties classified as discontinued operations. As of December 31, 2001, three courses, the retail golf center and helicopter were classified as discontinued operations.

   The above listing is not intended to be a comprehensive list of all of Gotham Golf Partners's accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. See Gotham Golf Partners's audited consolidated financial statements and notes thereto which contain significant accounting policies and other disclosures required by generally accepted accounting principles.

  SEASONALITY

   Gotham Golf Partners experiences significant weather-related seasonal fluctuations in its revenues and the most play at its courses in the spring, summer and early fall, with the second and third quarters representing the preponderance of its revenues and course operating income. As a result of the relatively small amount of revenues earned at golf courses in the first quarter, small changes in revenues or other line items can have relatively significant impacts when expressed as a percentage change or as a percentage of revenues. Additionally, operating margins during the slower quarters are significantly lower than during the busier quarters and are not indicative of the business's full-year margins. In 1999, 2000 and 2001, for the 11 courses owned for all three years, 75.9%, 74.5% and 73.3%, respectively, of the total rounds played were played in the second and third calendar quarters.

  CONSOLIDATED RESULTS OF OPERATIONS

   GOLF AND MERCHANDISE REVENUE. Golf and merchandise revenue consists of greens fees, golf cart rentals, merchandise sales and range income.

   FOOD AND BEVERAGE REVENUE. Food and beverage revenue consists of food and beverage sales and banquet hall rentals.

   COST OF SALES. Cost of sales primarily consists of product costs and food and beverage supplies.

   SALARIES AND WAGES. Salaries and wages represent all personnel costs and related benefits.

   OPERATING EXPENSES. Operating expenses include course operating costs, selling and marketing costs, administration and overhead costs, golf cart lease expenses and rental payments on the one golf course that Gotham Golf Partners leases.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization is composed of fixed asset depreciation, capital lease amortization, and goodwill and loan-fee amortization.

   OTHER INCOME (EXPENSE). The primary component of other income is interest income earned on cash and cash equivalents. The primary component of other expense is interest expense, which is related to mortgage interest, loan interest and related fees.

  COURSE OPERATING INCOME (COI)

   Gotham Golf Partners utilizes course operating income, or COI, to measure the performance of its golf courses net of the impact of overhead spending. COI is a measurement commonly used by golf course managers to analyze ongoing course-level financial performance. Gotham Golf Corp believes that the performance of the courses is a key factor in Gotham Golf Partners's performance and that COI is thus a useful measurement when evaluating Gotham Golf Partners's financial performance. Gotham Golf Partners defines COI as total revenue, less cost of sales, less course-level salaries and wages and course-level operating expenses. For this purpose, Gotham Golf Partners calculates course-level operating expenses as total operating expenses less corporate overhead expenses, golf cart lease expenses, rental payments on Gotham Golf Partners's one leased golf course and acquisition-related expenses. COI is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, income (loss) from operations, loss from continuing operations or net loss as defined by generally accepted accounting principles.

  SAME-COURSE ANALYSIS

   As a result of the varying level of development, acquisition and disposition activities by Gotham Golf Partners, the overall operating results of Gotham Golf Partners from year to year are not directly comparable. For this reason, Gotham Golf Partners utilizes a same-course analysis to monitor the performance of its golf course portfolio. A course is included in the same-course analysis if it is operated by Gotham Golf Partners for the entire duration of each of the two periods of analysis.

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

   The following table details Gotham Golf Partners's golf course acquisition, disposition, and other activity for the periods under review and does not include courses classified as discontinued operations:

  COURSES

                                                     YEAR ENDED
                                                    DECEMBER 31,   SIX MONTHS
                                                   --------------     ENDED
                                                   1999 2000 2001 JUNE 30, 2002
                                                   ---- ---- ---- -------------
Operating at the beginning of the period..........  14   17   21       22
Acquired *........................................   3    7    0        0
Sold..............................................   0   (1)   0        0
Closed **.........................................   0   (2)   0        0
Reopened..........................................   0    0    1        0
Operating at the end of the period................  17   21   22       22

--------
 * One course added in 2000 is subject to a lease agreement with an obligation for Gotham Golf Partners to acquire the course by November 2003.
** One course was closed for redesign and renovation and reopened in 2001; one course was closed and disposed of for its land value.

  SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

   The following table shows Gotham Golf Partners's COI calculation for the six months ended June 30, 2001 and 2002 and reconciles it to the unaudited interim financial statements; it also shows Gotham Golf Partners's COI calculation on a same-course basis for the 21 courses it operated continuously throughout the two periods.

                                             SIX MONTHS ENDED JUNE 30,
                                        ----------------------------------
                                                            SAME COURSES
                                                          ----------------
                                          2001     2002     2001     2002
                                        -------  -------  -------  -------
                                              (DOLLARS IN THOUSANDS)
     Courses operated at June 30.......      21       22       21       21
     Revenue:
        Golf and merchandise........... $10,392  $11,119  $10,392  $10,798
        Food and beverage..............   1,786    1,895    1,786    1,876
                                        -------  -------  -------  -------
        Total revenue..................  12,178   13,014   12,178   12,674
     Costs and operating expenses:
        Cost of sales:
            Golf and merchandise.......     492      488      492      486
            Food and beverage..........     454      537      454      529
                                        -------  -------  -------  -------
        Total cost of sales............     946    1,025      946    1,015
     Course-level salaries and wages...   2,890    3,027    2,890    2,890
     Course-level operating expenses...   3,260    3,827    3,260    3,606
                                        -------  -------  -------  -------
     Course operating income........... $ 5,082  $ 5,135  $ 5,082  $ 5,163
                                        =======  =======  =======  =======
     Course operating income margin....    41.7%    39.5%    41.7%    40.7%
     Corporate salaries and wages...... $ 1,116  $ 1,183
     Corporate operating expenses:
        Corporate operating expenses...     838      906
        Cart lease expense.............     490      469
        Course rental payments.........     294      252
        Other operating expenses.......      32       67
                                        -------  -------
     Total corporate operating expenses   1,654    1,694
     Depreciation and amortization.....   4,231    4,355
                                        -------  -------
     Loss from operations.............. $(1,919) $(2,097)
                                        =======  =======

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

  REVENUE

   GOLF AND MERCHANDISE. Golf and merchandise revenue increased $0.7 million, or 7.0%, to $11.1 million for the six months ended June 30, 2002 from $10.4 million for the six months ended June 30, 2001. The increase was due primarily to the favorable weather conditions experienced in the first quarter of 2002 and the $0.3 million in incremental revenue from a course which reopened in October 2001, which more than offset the decrease in revenue in the second quarter resulting from the adverse weather conditions experienced in April and early May 2002 and the uncertain economy, which has forced businesses to cut back on company outings and has negatively impacted the spending habits of retirees. Gotham Golf Partners responded to the negative trends during the second quarter of 2002 by increasing both discount offers and advertising to help attract players and boost revenue; however, this resulted in lower operating margins during the period.

   On a same-course basis, revenue increased $0.4 million, or 3.9%, to $10.8 million for the six months ended June 30, 2002 from $10.4 million for the six months ended June 30, 2001. The increase was due primarily to the same factors discussed above.

   FOOD AND BEVERAGE. Food and beverage revenue increased $0.1 million, or 6.1%, to $1.9 million for the six months ended June 30, 2002 from $1.8 million for the six months ended June 30, 2001.

   On a same-course basis, food and beverage revenue increased $0.1 million, or 6.1%, to $1.9 million for the six months ended June 30, 2002 from $1.8 million for the six months ended June 30, 2001.

  COST OF SALES

   GOLF AND MERCHANDISE. Golf and merchandise cost of sales was approximately the same for the six months ended June 30, 2002 as for the six months ended June 30, 2001. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue decreased to 4.4% for the six months ended June 30, 2002 from 4.7% for the six months ended June 30, 2001.

   On a same-course basis, golf and merchandise cost of sales was approximately the same for the six months ended June 30, 2002 as for the six months ended June 30, 2001. On a same-course basis, golf and merchandise cost of sales as a percentage of golf and merchandise revenue decreased to 4.5% for the six months ended June 30, 2002 from 4.7% for the six months ended June 30, 2001.

   FOOD AND BEVERAGE. Food and beverage cost of sales increased $0.1 million, or 18.4%, to $0.5 million for the six months ended June 30, 2002 from $0.4 million for the six months ended June 30, 2001. Food and beverage cost of sales as a percentage of food and beverage revenue increased to 28.4% for the six months ended June 30, 2002 from 25.4% for the six months ended June 30, 2001. The increase in dollars and as a percentage of food and beverage revenue was due primarily to poor restaurant management at one of the courses beginning late in the first quarter of 2002. Management recognized the problem and reorganized the staffing at the restaurant, and the course is now producing the expected food and beverage margins.

   On a same-course basis, food and beverage cost of sales increased $0.1 million, or 16.6%, to $0.5 million for the six months ended June 30, 2002 from $0.4 million for the six months ended June 30, 2001. On a same-course basis, food and beverage cost of sales as a percentage of food and beverage revenue increased to 28.2% for the six months ended June 30, 2002 from 25.4% for the six months ended June 30, 2001. The increase in dollars and as a percentage of food and beverage revenue was due primarily to the same factors discussed above.

   SALARIES AND WAGES. Salaries and wages increased $0.2 million, or 5.1%, to $4.2 million for the six months ended June 30, 2002 from $4.0 million for the six months ended June 30, 2001. Salaries and wages as a percentage of revenue decreased to 32.3% for the six months ended June 30, 2002 from 32.9% for the six months

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

ended June 30, 2001. The dollar increase was due primarily to the $0.1 million impact of a course which reopened in October 2001. The decrease as a percentage of revenue was due primarily to the increase in revenue.

   On a same-course basis, course-level salaries and wages were approximately the same for the six months ended June 30, 2002 as for the six months ended June 30, 2001. Course-level salaries and wages as a percentage of revenue decreased to 22.8% for the six months ended June 30, 2002 from 23.7% for the six months ended June 30, 2001. The decrease as a percentage of revenue was due primarily to the increase in revenue.

   OPERATING EXPENSES. Operating expenses increased $0.6 million, or 12.3%, to $5.5 million for the six months ended June 30, 2002 from $4.9 million for the six months ended June 30, 2001. Operating expenses as a percentage of revenue increased to 42.4% for the six months ended June 30, 2002 from 40.4% for the six months ended June 30, 2001. The dollar increase was due primarily to the $0.2 million impact of a course which reopened in October 2001, and $0.3 million impact of increased expenditures at the courses on course and equipment maintenance, advertising and real estate taxes. The increase as a percentage of revenue was due primarily to the increase in operating expenses more than offsetting the increase in revenue.

   On a same-course basis, course-level operating expenses increased $0.3 million, or 10.6%, to $3.6 million for the six months ended June 30, 2002 from $3.3 million for the six months ended June 30, 2001. On a same-course basis, operating expenses as a percentage of revenue increased to 28.5% for the six months ended June 30, 2002 from 26.7% for the six months ended June 30, 2001. The dollar increase was primarily due to increased expenditures on course and equipment maintenance, advertising and real estate taxes. The increase as a percentage of revenue was due primarily to the increase in operating expenses more than offsetting the increase in revenue.

   COURSE OPERATING INCOME. Course operating income was approximately the same for the six months ended June 30, 2002 as for the six months ended June 30, 2001. The COI margin decreased to 39.5% for the six months ended June 30, 2002 from 41.7% for the six months ended June 30, 2001. The decrease in the margin was due primarily to the $0.6 million increase in course-level operating expenses, which more than offset the impact of the $0.8 million increase in total revenue.

   On a same-course basis, course operating income was approximately the same for the six months ended June 30, 2002 as for the six months ended June 30, 2001. On a same-course basis, the COI margin decreased to 40.7% for the six months ended June 30, 2002 from 41.7% for the six months ended June 30, 2001. The decrease in the margin was due primarily to the $0.3 million increase in course-level operating expenses, which more than offset the impact of the $0.4 million increase in total revenue.

   CORPORATE OVERHEAD. Corporate overhead represents corporate-level salary and wage expenses and corporate level operating expenses that are not directly related to the course operations, including Gotham Golf Partners's executive and regional management, legal and accounting functions, and corporate headquarters. These expenses increased $0.1 million, or 6.9%, to $2.1 million for the six months ended June 30, 2002 from $2.0 million for the six months ended June 30, 2001. Corporate overhead as a percentage of revenue increased to 16.1% for the six months ended June 30, 2002 from 16.0% for the six months ended June 30, 2001. The dollar increase was primarily due to increased expenditures for the services of an interim chief financial officer.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.1 million, or 2.9%, to $4.3 million for the six months ended June 30, 2002 from $4.2 million for the six months ended June 30, 2001. Depreciation and amortization as a percentage of revenue decreased to 33.5% from 34.7% for the six months ended June 30, 2001. The dollar increase was due primarily to the growth in depreciation of $0.5 million, the majority of which was due to a course which reopened in October 2001, which more than offset the $0.4 million impact of the implementation of SFAS 142, which eliminated the requirement to amortize goodwill from January 1, 2002. The decrease in the percentage of revenue was due primarily to the decrease in revenue.

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

   OTHER INCOME (EXPENSE). Other expense increased $0.8 million, or 16.7%, to $5.9 million for the six months ended June 30, 2002 from $5.1 million for the six months ended June 30, 2001. The increase was due primarily to additional interest expense related to $1.2 million working capital financing, $0.1 million capital leases and $0.1 million loan fee amortization, which was partially offset by a $0.5 million reduction in mortgage interest.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

   The following table shows Gotham Golf Partners's COI calculation for the past two years and reconciles it to the audited financial statements; it also shows Gotham Golf Partners's COI calculation on a same course basis for the 14 courses it operated continuously throughout the entire two-year period:

                                                  YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                                                 SAME COURSE
                                                              ----------------
                                              2000     2001     2000     2001
                                            -------  -------  -------  -------
                                                  (DOLLARS IN THOUSANDS)
Courses operated at December 31............      21       22       14       14
Revenue:
 Golf and merchandise...................... $22,486  $24,131  $17,841  $17,181
 Food and beverage.........................   3,575    4,223    2,932    3,140
                                            -------  -------  -------  -------
 Total revenue.............................  26,061   28,354   20,773   20,321

Costs and operating expenses:
 Cost of sales:
   Golf and merchandise....................   1,090    1,181      881      824
   Food and beverage.......................     996    1,150      819      860
                                            -------  -------  -------  -------
 Total cost of sales.......................   2,086    2,331    1,700    1,684

Course-level salaries and wages............   5,898    6,182    4,630    4,251
Course-level operating expenses............   6,079    6,732    4,735    4,623
                                            -------  -------  -------  -------
Course operating income.................... $11,998  $13,109  $ 9,708  $ 9,763
                                            =======  =======  =======  =======
Course operating income margin.............    46.0%    46.2%    46.7%    48.0%

Corporate salaries and wages............... $ 2,030  $ 2,215
Corporate operating expenses:
 Corporate operating expenses..............     892    1,455
 Cart lease expense........................   1,308    1,330
 Course rental payments....................      --      504
 Other operating expenses..................     100      200
                                            -------  -------
Total corporate operating expenses.........   2,300    3,489

Depreciation and amortization..............   6,964    8,332
Write-down of net assets held-for-sale.....     578       --
                                            -------  -------
Income (loss) from operations.............. $   126  $  (927)
                                            =======  =======

  REVENUE

   GOLF AND MERCHANDISE. Golf and merchandise revenue increased $1.6 million, or 7.3%, to $24.1 million in 2001 from $22.5 million in 2000. The increase was primarily due to the full-year impact in 2001 ($3.2 million) of

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

the seven additional courses in 2000, offset by the sale of one course and the closure of two others during 2000 ($0.9 million). The increase was further offset by the overall decrease ($0.7 million) in revenue at the existing courses during 2001.

   On a same-course basis, revenue decreased $0.7 million, or 3.7%, to $17.2 million in 2001 from $17.9 million in 2000. The revenue decrease resulted from a combination of a decrease in the number of rounds played and increased pricing incentives offered to counter the effects of particularly hot weather in August, both of which were intensified by the onset of the recession, and the events of September 11, 2001.

   FOOD AND BEVERAGE. Food and beverage revenue increased $0.6 million, or 18.1%, to $4.2 million in 2001 from $3.6 million in 2000. The increase was due to the full-year impact in 2001 ($0.6 million) of the seven courses acquired or leased during 2000 and the sales growth ($0.2 million) at the existing courses in 2001, offset by the sale of one course and the closure of two others during 2000 ($0.1 million).

   On a same-course basis, food and beverage revenue increased $0.2 million, or 7.1%, to $3.1 million in 2001 from $2.9 million in 2000.

  COST OF SALES

   GOLF AND MERCHANDISE. Golf and merchandise cost of sales increased $0.1 million, or 8.3%, to $1.2 million in 2001 from $1.1 million in 2000. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased from 4.8% to 4.9%.

   On a same-course basis, golf and merchandise cost of sales decreased $0.1 million, or 6.6%, to $0.8 million in 2001 from $0.9 million in 2000, largely as a result of the $0.1 million decrease in merchandise sales. On a same-course basis, golf and merchandise cost of sales decreased slightly to 4.8% of golf and merchandise revenue in 2001 from 4.9% for 2000.

   FOOD AND BEVERAGE. Food and beverage cost of sales increased $0.2 million, or 15.5%, to $1.2 million in 2001 from $1.0 million in 2000. Food and beverage cost of sales as a percentage of food and beverage revenue decreased to 27.2% in 2001 from 27.9% in 2000. The dollar increase was due primarily to the full-year impact in 2001 ($0.2 million) of the seven additional courses added during 2000.

   On a same-course basis, food and beverage cost of sales increased by less than $0.1 million, or 5.0%, to $0.9 million in 2001 from $0.8 million in 2000. On a same-course basis, food and beverage cost of sales as a percentage of food and beverage revenue decreased to 27.4% for the year from 27.9% for 2000. The dollar increase was generally consistent with the food and beverage revenue increase.

   SALARIES AND WAGES. Salaries and wages increased $0.5 million, or 5.9%, to $8.4 million in 2001 from $7.9 million in 2000. Salaries and wages as a percentage of revenue decreased to 29.6% in 2001 from 30.4% in 2000. The dollar increase resulted from the full-year impact in 2001 ($1.0 million) of the seven additional courses added during 2000, and the increased expense ($0.2 million) from the full-year operation of Gotham Golf Partners's in-house legal department and additions to corporate management during 2001. This increase was partially offset by the cost savings ($0.4 million) obtained at the existing courses during 2001, and by reduced expenses from the sale of a course and the closure of two others in 2000 ($0.3 million). The decrease as a percentage of revenue resulted from improved efficiencies at the existing courses.

   On a same-course basis, course-level salaries and wages decreased $0.4 million, or 8.2%, to $4.3 million in 2001 from $4.6 million in 2000. On a same-course basis, course-level salaries and wages as a percentage of revenue decreased to 20.9% from 22.3% for 2000. The decrease in dollars and as a percentage of revenue was a function of increased efficiencies in course operations.

   OPERATING EXPENSES. Operating expenses increased $1.8 million, or 22.0%, to $10.2 million in 2001 from $8.4 million in 2000. Operating expenses as a percentage of revenue increased to 36.0% for the year from 32.2% for 2000. The dollar increase was primarily due to the full-year impact ($2.0 million) of the seven courses added in 2000, including $0.5 million for rent payments for the one leased course, and increased corporate overhead during 2001 resulting from the full-year impact of the new corporate headquarters and increased costs associated with potential financings ($0.5 million). These increases were partially offset by reduced expenses at existing courses ($0.2 million) and from the sale of a course and the closure of two others in 2000 ($0.5 million). The increase as a percentage of revenue was due to less efficient operations at the recently acquired courses and higher corporate overhead costs.

   On a same-course basis, course-level operating expenses decreased $0.1 million, or 2.4%, to $4.6 million in 2001 from $4.7 million in 2000. On a same-course basis, course-level operating expenses as a percentage of revenue decreased to 22.7% for the year from 22.8% for 2000. The decrease in dollars and as a percentage of revenue was due to the implementation of efficiency measures at the existing courses.

   COURSE OPERATING INCOME. Course operating income increased $1.1 million, or 9.3%, to $13.1 million in 2001 from $12.0 million in 2000. The increase was primarily due to the full-year impact of the seven courses added during 2000. The COI margin increased from 46.0% in 2000 to 46.2% in 2001.

   On a same-course basis, COI increased from $9.7 million in 2000 to $9.8 million in 2001, while the COI margin increased from 46.7% to 48.0%. The margin increased despite an approximate $0.5 million, or 2.1%, decrease in revenue, due to the $0.5 million, or 10.5%, decrease in course-level salaries and wages and operating expenses which resulted from the cost-saving and efficiency measures taken at the courses.

   CORPORATE OVERHEAD. Corporate overhead expenses increased $0.7 million, or 25.6%, to $3.7 million in 2001 from $2.9 million in 2000. As a percentage of revenue, corporate overhead increased from 11.2% in 2000 to 12.9% in 2001. The increase in expense was due to the full-year impact of the establishment of a corporate legal department to handle real-estate transactions, additions to corporate management, the full-year impact of the move into a new corporate headquarters, which occurred in April 2000, and the increased costs associated with potential financings.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.4 million, or 19.6%, to $8.3 million in 2001 from $7.0 million in 2000. Depreciation and amortization as a percentage of revenue increased to 29.4% for the year from 26.7% for 2000. The dollar increase was primarily due to the full-year impact ($1.0 million) of the seven courses added during 2000, the re-opening of a course ($0.5 million) in October 2001 which closed for construction early in 2000, and the impact of additional construction
($0.5 million) at the existing courses, which were partially offset by the decrease arising from the sale of one course and the closure of two others in 2000 ($0.6 million). The increase as a percentage of revenue was primarily a result of the impact of the depreciation on the re-opened course with only insignificant related revenue.

   OTHER INCOME (EXPENSE). Other expense increased $3.8 million, or 59.8% from 2000 to 2001. The major contributor to this increase was interest expense, which increased $3.1 million, or 41.8%, to $10.4 million in 2001 from $7.4 million in 2000. The increase in interest expense was primarily due to the increase in related-party debt ($2.3 million) and the full-year impact ($0.7 million) of the six courses acquired in 2000. In addition, relative to 2000 there was a $0.7 million decrease in gain on disposition of assets in 2001 as Gotham Golf Partners recorded a $0.7 million gain from the sale of one course in 2000 and had no comparable gain in 2001.

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

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

   The following table shows Gotham Golf Partners's COI calculation for 1999 and 2000 and reconciles it to the audited financial statements; it also shows Gotham Golf Partners's COI calculation on a same-course basis for the 11 courses it operated continuously throughout the entire two-year period:

                                                  YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                                                 SAME COURSE
                                                              ----------------
                                              1999     2000     1999     2000
                                            -------  -------  -------  -------
                                                  (DOLLARS IN THOUSANDS)
Courses operated at December 31............      17       21       11       11
Revenue:
   Golf and merchandise.................... $18,846  $22,486  $14,236  $14,787
   Food and beverage.......................   3,127    3,575    2,664    2,587
                                            -------  -------  -------  -------
   Total revenue...........................  21,973   26,061   16,900   17,374
Costs and operating expenses:
   Cost of sales:
       Golf and merchandise................     700    1,090      535      725
       Food and beverage...................     841      996      684      703
                                            -------  -------  -------  -------
   Total cost of sales.....................   1,541    2,086    1,219    1,428
Course-level salaries and wages............   4,843    5,898    3,730    3,893
Course-level operating expenses............   5,617    6,079    4,258    4,003
                                            -------  -------  -------  -------
Course operating income.................... $ 9,972  $11,998  $ 7,693  $ 8,050
                                            =======  =======  =======  =======
Course operating income margin.............    45.4%    46.0%    45.5%    46.3%
Corporate salaries and wages............... $ 2,171  $ 2,030
Corporate operating expenses:
   Corporate operating expenses............   1,578      892
   Cart lease expense......................   1,201    1,308
   Course rental payments..................      --       --
   Other operating expenses................     100      100
                                            -------  -------
Total corporate operating expenses.........   2,879    2,300
Depreciation and amortization..............   5,327    6,964
Write-down of net assets held-for-sale.....      --      578
                                            -------  -------
Income (loss) from operations.............. $  (405) $   126
                                            =======  =======

  REVENUE

   GOLF AND MERCHANDISE. Golf and merchandise revenue increased $3.6 million, or 19.3%, to $22.5 million in 2000 from $18.8 million in 1999. The increase was due primarily ($3.6 million) to the full-year impact of the three courses which were acquired in 1999 and the partial-year impact of the seven courses which were added in 2000, as well as the growth in golf and merchandise revenues ($0.5 million) obtained at the existing courses in 2000, which offset the lost revenues from the sale and the closure of two others in 2000 ($0.5 million).

   On a same-course basis, golf and merchandise revenue increased $0.5 million, or 3.9%, to $14.8 million in 2000 from $14.2 million in 1999.

   FOOD AND BEVERAGE. Food and beverage revenue increased $0.4 million, or 14.3%, to $3.6 million in 2000 from $3.1 million in 1999. The increase was due primarily ($0.6 million) to the full-year impact of the three courses which were acquired in 1999 and the partial-year impact of the seven courses which were added in 2000, which more than offset the decrease ($0.1 million) at the existing courses in 2000.

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

   On a same-course basis, food and beverage revenue decreased $0.1 million, or 2.9%, to $2.6 million in 2001 from $2.7 million in 1999.

  COST OF SALES

   GOLF AND MERCHANDISE. Golf and merchandise cost of sales increased $0.4 million, or 55.7%, to $1.1 million in 2000 from $0.7 million in 1999. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased to 4.8% for the year from 3.7% for 1999. The dollar increase was due primarily to increased product sales as a result of the full-year impact of the three courses that were acquired in 1999 and the partial year impact of the seven courses that were added in 2000. The cost of golf and merchandise as a percentage of golf and merchandise revenue increased as a result of a changed product mix which included an increase in lower margin hardgoods.

   On a same-course basis, golf and merchandise cost of sales increased $0.2 million, or 35.5%, to $0.7 million in 2000 from $0.5 million in 1999. Golf and merchandise cost of sales as a percentage of golf and merchandise revenue increased to 4.9% for the year from 3.8% for 1999. The dollar increase was due primarily to the higher product sales while the increased golf and merchandise cost of sales as a percentage of golf and merchandise revenue resulted from a changed product mix which included an increase in lower margin hardgoods.

   FOOD AND BEVERAGE. Food and beverage cost of sales increased $0.2 million, or 18.4%, to $1.0 million in 2000 from $0.8 million in 1999. Food and beverage cost of sales as a percentage of food and beverage revenue increased to 27.9% for the year from 26.9% in 1999. The dollar increase was due primarily to the higher food and beverage sales from the full-year impact of the three courses that were acquired in 1999 and the partial-year impact of the seven courses that were added in 2000. Food and beverage cost of sales increased as a percentage of food and beverage revenue as a result of a sales mix which included less high-margin liquor sales.

   On a same-course basis, food and beverage cost of sales remained stable from 1999 to 2000. Food and beverage cost of sales as a percentage of food and beverage revenue increased to 27.2% for the year from 25.7% for 1999.

   SALARIES AND WAGES. Salaries and wages increased $0.9 million, or 13.0%, to $7.9 million in 2000 from $7.0 million in 1999. Salaries and wages as a percentage of revenue decreased to 30.4% for the year from 31.9% in 1999. The dollar increase resulted from the increased payroll as a result of the purchase of seven courses in 2000 and the full-year impact of the three courses acquired in 1999 ($1.0 million) and increased salaries and wages at the existing courses ($0.2 million), which offset the reduction in corporate salaries and wages ($0.1 million), savings from a course which was closed during 2000 for construction ($0.1 million), and savings from the sale of a course and the closure of one other during 2000 ($0.1 million).

   On a same-course basis, course-level salaries and wages increased $0.2 million, or 4.3%, to $3.9 million in 2000 from $3.7 million in 1999. On a same-course basis, course-level salaries and wages as a percentage of revenue increased to 22.4% for the year from 22.0% for 1999.

   OPERATING EXPENSES. Operating expenses decreased $0.1 million, or 1.4%, to $8.4 million in 2000 from $8.5 million in 1999. Operating expenses as a percentage of revenue decreased to 32.2% in 2000 from 38.7% in 1999. The decrease in expense resulted from cost savings at existing courses ($0.3 million), the closure of one course for redesign and renovation ($0.5 million), and no abandoned-cost expenses in 2000 compared to 1999 ($0.7 million). These savings were offset by the increased expenses resulting from the acquisition of seven courses in 2000 ($1.0 million) and the full-year impact of the three courses acquired in 1999 ($0.3 million).

   On a same-course basis, course-level operating expenses decreased $0.3 million, or 6.0%, to $4.0 million in 2000 from $4.3 million in 1999. On a same-course basis, course-level operating expenses as a percentage of revenue decreased to 23.0% for the year from 25.2% for 1999. The decrease in dollars and as a percentage of revenue resulted from increased efficiencies at the existing portfolio of courses.

   COURSE OPERATING INCOME. Course operating income increased $2.0 million, or 20.3%, to $12.0 million in 2000 from $10.0 million in 1999. The increase resulted from the acquisition of seven courses in 2000 and the full-year impact of the three courses acquired in 1999 ($2.0 million), and the ($0.3 million) improvement in COI in the existing portfolio, which offset the decrease ($0.4 million) arising from the sale of a course and the closure of two others in 2000. The COI margin increased from 45.4% in 1999 to 46.0% in 2000.

   On a same-course basis, course operating income increased $0.4 million, or 4.6%, to $8.1 million in 2000 from $7.7 million in 1999, while the COI margin increased from 45.5% to 46.3%. The increase in same-course operating income and COI margin was largely driven by the increased efficiency reflected in course-level operating expenses.

   CORPORATE OVERHEAD. Corporate overhead decreased $0.8 million, or 22.1%, to $2.9 million in 2000 from $3.7 million in 1999. The decrease was primarily a result of high abandoned-costs expenses in 1999 as a result of acquisitions and financings that were not pursued, creating a net $0.7 million saving in 2000. Corporate overhead as a percentage of revenue decreased to 11.2% for the year from 17.1% for the same period in 1999.

   DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.6 million, or 30.7%, to $7.0 million in 2000 from $5.3 million in 1999. Depreciation and amortization as a percentage of revenue increased to 26.7% for the year from 24.2% for the same period in 1999. The dollar increase was primarily due to the purchase of seven courses ($0.9 million) and the full year impact ($0.5 million) of the three courses acquired in 1999.

   OTHER INCOME (EXPENSE). Other expense increased $1.2 million, or 23.7%, from 1999 to 2000. The major contributor to this increase was interest expense, which increased $1.9 million, or 34.3%, to $7.4 million in 2000 from $5.5 million in 1999. The increase resulted from financing the purchase of six courses ($1.5 million) in 2000 and the full-year impact ($0.4 million) of financing the purchase of three courses in 1999. The increased interest expense was offset by a $0.7 million gain on the sale of one course in 2000 compared to no gain-on-sale income in 1999.

LIQUIDITY AND CAPITAL RESOURCES

   Gotham Golf Partners's primary sources of liquidity have been cash flow from operations and borrowings from third party lenders and one of its partners. Gotham Golf Partners's primary uses of cash are to fund golf course acquisitions, capital improvements, working capital and debt service.

   During the first six months of 2002, Gotham Golf Partners received cash from borrowings from Gotham Partners totaling $6.5 million. This amount, along with cash from operations, was used to fund approximately $4.0 million of debt service and to meet working capital needs. It is anticipated that the total amount due to Gotham Partners, $19.5 million as of June 30, 2002, which amount is included in current liabilities, will be repaid as a condition of the transaction.

   At June 30, 2002, Gotham Golf Partners had cash and cash equivalents of $1.3 million and mortgage, capital lease obligations and loan indebtedness of $121.3 million. The interest rates on $55.0 million of the mortgage debt are fixed and range from 8.15% to 10.75%. The interest rates on $31.4 million of the mortgage debt is variable and ranges from 4.98% to 11.84%. In the next twelve months, mortgage debt and capital lease obligations with a principal amount of $46.1 million will mature at various times.

   Net cash provided by operating activities decreased $3.0 million to negative $2.9 million for the first six months of 2002 from positive $0.1 million for the first six months of 2001. The cash flow decrease was primarily attributable to the growth in other assets, due to the capitalization of merger-related costs, the decline in accounts payable and accrued liabilities, which were paid down during the first six months, the increase in the net loss from continuing operations and the decline in depreciation and amortization. These decreases more than offset the growth in noncash interest expense related to the borrowings from Gotham Partners and the decrease in the loss from discontinued operations.

   Net cash used in investing activities decreased 94.1% to $0.6 million for the first six months of 2002 from $10.6 million for the first six months of 2001. The cash use decrease occurred because capital expenditures were reduced by $10.0 million.

   Net cash provided by financing activities decreased 90.4% to $1.0 million for the first six months of 2002 from $10.0 million for the first six months of 2001. The decrease was due to increased debt repayment which offset the borrowings of $6.5 million from a partner, Gotham Partners.

   Gotham Golf Partners anticipates that its cash flows from operations, borrowings from a partner and proceeds from asset sales will provide adequate liquidity to conduct its operations and fund operating costs, capital expenditures and interest payments for at least the next twelve months. Gotham Golf Partners is actively pursuing the refinancing of its current debt maturities. Based upon the performance improvements obtained at its courses since they were acquired, Gotham Golf Partners believes this financing will be made available at market rates.

   Gotham Golf Partners's working capital at June 30, 2001 and June 30, 2002 was $0.4 million and $(61.2) million, respectively. The $61.6 million decrease in working capital is due primarily to the $66.3 million increase in the current portion of long-term debt, notes payable--related parties and notes payable--bank. $36.8 million of this stems from the balloon payment structure of Gotham Golf Partners's mortgage debt facilities. Three courses have $7.7 million maturing in January 2003, five courses have $16.5 million maturing in February 2003, one course has $1.9 million maturing in April 2003 and two courses have $10.7 million maturing in June 2003. Other loans outstanding include $2.2 million maturing in November 2002, $0.9 million maturing in February 2003 and $3.0 million maturing in April 2003.

   At December 31, 2000 and 2001 and June 30, 2001, Gotham Golf Partners was not in compliance with the debt service coverage requirements applicable to a mortgage loan secured by one of Gotham Golf Partners's courses, but was otherwise current with all of the required payments for that mortgage note. Gotham Golf Partners has not obtained a waiver of this noncompliance from the financial institution. The course in noncompliance is classified as a discontinued operation, and, accordingly, the entire amount of debt ($1,486,146 at June 30, 2002) is included in liabilities from discontinued operations and recorded as a current liability at June 30, 2002. Gotham Golf Partners obtained a debt covenant waiver for one course through July 1, 2003.

   Some of Gotham Golf Partners's debt instruments with two separate mortgage lenders contain cross-default provisions pursuant to which default under one instrument securing such lender may cause a default under one or more other instruments securing the same lender. As of June 30, 2002, the outstanding balances of such instruments for Gotham Golf Partners with these two lenders were $74.7 million and $8.0 million respectively. If Gotham Golf Partners violates these provisions and the default or cross-default provisions are enforced by the Lender, Gotham Golf Partners could experience a material adverse effect on its financial condition.


   Gotham Golf Partners is currently leasing and operating a golf course under an agreement that commits Gotham Golf Partners to purchase the property at the end of the lease term in December 2003 for approximately $5.4 million. In addition, if Gotham Golf Partners completes its pending acquisition of a daily-fee course located in central Pennsylvania, the transaction would involve an initial lease of the course for two years, and the purchase of the property at the conclusion of the lease term at a price of approximately $5.1 million, with $250,000 of cash being posted by Gotham Golf Partners as collateral to secure its obligations to make the lease and purchase price payments. Gotham Golf Partners intends to finance these purchases from mortgage financing and working capital.

   In February 2002, Gotham Golf Partners entered into a termination and release agreement with Stephen J. Garchik, Gotham Golf Partners's current senior vice president and treasurer, who will not remain as an officer of Gotham Golf Partners after the proposed transaction with First Union. Under this agreement, Mr. Garchik will be entitled to receive upon the completion of the proposed transaction a lump-sum payment of approximately $600,000, subject to certain adjustments, for amounts owing to Mr. Garchik under his former employment agreement.

   In connection with the proposed transaction, Gotham Golf Partners will make bonus payments totalling approximately $2.6 million to Mr. Mays and Mr. Caporaletti, two executives of Gotham Golf Partners. This amount will be recorded as an expense in the quarter during which the transaction is closed.

  PRO FORMA DEBT AND CAPITAL LEASE OBLIGATIONS AFTER TRANSACTION

   Following the completion of the proposed transaction, Gotham Golf Corp will be highly leveraged. At June 30, 2002, on a pro forma basis as if the proposed transaction were completed on such date, Gotham Golf Corp would have had combined long-term recourse and nonrecourse debt and capital lease obligations, including current portions thereof, of $168.5 million, including:

  . $12.5 million of 8.875% senior notes (referred to in this document as the FIRST UNION SENIOR NOTES), due September 15, 2003, which notes will be a recourse obligation of Gotham Golf Corp after completion of the proposed transaction;

  . $95.5 million of mortgage and other debt of Gotham Golf Partners and its subsidiaries, which mortgage and other debt obligations will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction;

  . up to $12.2 million of notes of Southwest Shopping Centers (which will be a wholly owned subsidiary of Gotham Golf Corp after the completion of the proposed transaction), net of original issue discount of $7.8 million, which notes will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction;

  . $41.9 million senior mortgage loan on the Park Plaza Mall, which loan will, with a few exceptions, be nonrecourse to Gotham Golf Corp after completion of the proposed transaction;

  . $4.1 million of capital leases and other debt of Gotham Golf Partners, which obligations will be nonrecourse to Gotham Golf Corp after completion of the proposed transaction; and

  .   $2.3 million of bank borrowings and other debt.

   In addition, Gotham Golf Corp and its direct and indirect subsidiaries may incur additional indebtedness from time to time, particularly in connection with future acquisitions. For the foreseeable future, a substantial portion of Gotham Golf Corp's cash flow from operations will be dedicated to servicing its indebtedness and the payment of other fixed charges, including capital lease obligations.

  RECENTLY ISSUED ACCOUNTING STANDARDS

   In July 2001, the Financial Accounting Standards Board (referred to in this document as FASB) issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

   In July 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets," which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires

Gotham Golf Partners to complete a transitional goodwill impairment test six months from the date of adoption. Gotham Golf Partners is currently assessing but has not yet determined the impact of SFAS 142 on its financial position and results of operations. If SFAS 142 had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased earnings from continuing operations before the cumulative effect of change in accounting by approximately $486,000 for the year ended December 31, 2001 and approximately $248,000 for the six months ended June 30, 2001.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations--Reporting and Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of business. This statement is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 retains many of the provisions of SFAS No. 121, but addresses certain implementation issues associated with that statement.

   Gotham Golf Partners elected to early adopt, effective January 1, 2001, SFAS No. 144. In connection with Gotham Golf Partners's decision to exit the Florida and Alabama markets, retail golf center and helicopter, the results of operations of certain businesses identified as held for sale are classified as discontinued operations in Gotham Golf Partners's consolidated financial statements for all periods presented. Similarly, the assets and liabilities of these golf courses are separately identified in the consolidated balance sheets as assets and liabilities from discontinued operations, respectively. The results of operations and related gains and losses with golf courses divested prior to the effective date of Gotham Golf Partners's adoption of SFAS No. 144 have not been reclassified to discontinued operations in accordance with that statement.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The effect of this statement on Gotham Golf Partners financial statements would be the reclassification of extraordinary loss on early extinguishment of debt to continuing operations; however, this will have no effect on Gotham Golf Partners net income. Gotham Golf Partners intends to adopt SFAS No. 145 as of January 1, 2003.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, management cannot determine the potential effects that adoption of SFAS No. 146 will have on Gotham Golf Partners's consolidated financial statements.

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ON MARKET RISK

   Gotham Golf Partners's primary market risk is interest rate risk. Gotham Golf Partners has, and will continue to manage, interest rate risk by maintaining a conservative ratio of fixed rate, long term debt such that the variable rate exposure is kept at an acceptable level. In addition, Gotham Golf Partners has entered into interest rate swap agreements at certain courses to reduce the impact of changes in interest rates on its variable long-term debt.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS FOR GOTHAM GOLF CORP


   The following pro forma condensed combined statement of operations gives effect to the initial capitalization of Gotham Golf Corp, contribution of Gotham Golf Partners's equity interests in exchange for common shares of Gotham Golf Corp, the merger of First Union, the merger of First Union Management, the issuance of 11% notes by Southwest Shopping Centers and the completion of the subscription rights offering (using three different assumptions relating to the exercise of the subscription rights as detailed below) as if such transactions had occurred as of January 1, 2001.

   The following pro forma condensed combined balance sheet gives effect to these transactions as if they had occurred as of June 30, 2002.

   The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have actually occurred if the transactions had been consummated as of the date indicated, nor are they necessarily indicative of the future operating results or financial condition of the combined companies.

                               GOTHAM GOLF CORP.


             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 2002
                                (IN THOUSANDS)



                                                                   EXCHANGE OF      MERGER
                                                                   PARTNERSHIP     PRO FORMA
                                                      FIRST UNION INTERESTS FOR  AND SOUTHWEST
                             GOTHAM                   REAL ESTATE    COMMON        SHOPPING
                            GOLF CORP                 EQUITY AND    SHARES OF    CENTER NOTES
                           SEED MONEY     GOTHAM GOLF  MORTGAGE    GOTHAM GOLF     OFFERING        PRO FORMA
                        BALANCE SHEET (1)  PARTNERS   INVESTMENTS   CORP (2)    ADJUSTMENTS (3) ADJUSTMENTS (4)
                        ----------------- ----------- ----------- ------------- --------------- ---------------
ASSETS
Current assets:........
 Cash and cash
  equivalents..........        $--         $  1,307    $  3,329        $--         $ (2,094)(a)    $ (2,584)(g)
                                                                                     (4,520)(a)        (600)(h)
                                                                                       (454)(b)
                                                                                       (680)(c)
                                                                                      7,918 (d)
 Restricted cash.......         --              605         620         --              454 (b)          --
 Accounts receivable
  and prepayments,
  net..................         --              986       2,610         --               --              --
 Investments (U.S.
  Treasury Bills)......         --               --     108,903         --          (70,302)(a)    $(19,511)(f)
                                                                                     (7,918)(a)
 Inventory.............         --            1,256       1,194         --               --              --
 Notes receivable--
   related parties.....         --            2,028          --         --               --
 Prepaid expenses
  and other
  current assets.......         --              198          --         --               --              --
 Assets from
  discontinued
  operations...........         --           13,000          --         --               --              --
                               ---         --------    --------        ---         --------        --------
   Total current
    assets.............                      19,380     116,656         --          (77,596)        (22,695)
Property and equipment,
 net...................         --           91,711      59,360         --                               --
Goodwill and other
 intangibles, net......         --            7,363         315         --              680 (c)          --
                                                                                        885 (a)
Original debt issuance
 discounts, net........         --               --          --         --               --              --
Other assets...........         --              214       1,371         --               --              --
                               ---         --------    --------        ---         --------        --------
   Total assets........        $--         $118,668    $177,702        $--         $(76,031)       $(22,695)
                               ===         ========    ========        ===         ========        ========

                               PRO FORMA COMBINED
                        --------------------------------





                        ASSUMPTION ASSUMPTION ASSUMPTION
                         ONE (5)    TWO (6)   THREE (7)
                        ---------- ---------- ----------
ASSETS
Current assets:........
 Cash and cash
  equivalents..........  $ 11,122   $ 15,509   $ 41,301




 Restricted cash.......     1,679      1,679      1,679
 Accounts receivable
  and prepayments,
  net..................     3,596      3,596      3,596
 Investments (U.S.
  Treasury Bills)......    11,172     11,172     11,172

 Inventory.............     2,450      2,450      2,450
 Notes receivable--
   related parties.....     2,028      2,028      2,028
 Prepaid expenses
  and other
  current assets.......       198        198        198
 Assets from
  discontinued
  operations...........    13,000     13,000     13,000
                         --------   --------   --------
   Total current
    assets.............    45,245     49,632     75,424
Property and equipment,
 net...................   151,071    151,071    151,071
Goodwill and other
 intangibles, net......     9,243      9,243      9,243

Original debt issuance
 discounts, net........        --         --         --
Other assets...........     1,585      1,585      1,585
                         --------   --------   --------
   Total assets........  $207,144   $211,531   $237,323
                         ========   ========   ========

                               GOTHAM GOLF CORP.

                                 JUNE 30, 2002
                                (IN THOUSANDS)



                                                                     EXCHANGE OF       MERGER
                                                                     PARTNERSHIP      PRO FORMA
                                   GOTHAM               FIRST UNION INTERESTS FOR   AND SOUTHWEST
                                 GOLF CORP              REAL ESTATE    COMMON         SHOPPING
                                 SEED MONEY             EQUITY AND    SHARES OF     CENTERS NOTES
                                  BALANCE   GOTHAM GOLF  MORTGAGE      GOTHAM         OFFERING         PRO FORMA
                                 SHEET (1)   PARTNERS   INVESTMENTS GOLF CORP (2)  ADJUSTMENTS (3)  ADJUSTMENTS (4)
                                 ---------- ----------- ----------- -------------  ---------------  ---------------
Liabilities and partners' equity
 (deficit)/Shareholders' Equity
Current liabilities:
   Accounts payable and
    accrued liabilities.........    $--      $  4,292    $   7,648    $     --        $      --        $     --
   Deferred revenue and other
    items.......................     --         2,700          129          --               --              --
   Dividends payable............     --            --        3,998          --               --              --
   Current portion of long-
    term debt and capital
    leases......................     --        40,798          310          --               --              --
   Notes payable--related
    parties.....................     --        19,511           --          --               --         (19,511)(f)
   Notes payable--bank..........     --         2,200           88          --               --              --
   Liabilities from
    discontinued operations.....     --        11,055           --          --               --              --
                                    ---      --------    ---------    --------        ---------        --------
   Total current liabilities....     --        80,556       12,173          --               --         (19,511)
11% Notes, net of original issue
 discount of $7,818.............     --            --           --          --            4,264 (a)
                                                                                          7,918 (d)
Long-term debt and capital lease
 obligations....................     --        49,604       54,145          --               --              --
Notes payable--related
 parties........................     --            --           --          --               --              --
Other liabilities...............     --           175           --          --               --              --
Minority Interest...............     --            --           --          --               --              --
Partners' equity (deficit):
   Partners' equity
    (deficit)...................     --       (11,492)          --      11,492 (e)           --              --
   Accumulated other
    comprehensive loss..........     --          (175)          --         175 (e)           --              --
                                    ---      --------    ---------    --------        ---------        --------
     Total partners' equity
      (deficit).................     --       (11,667)          --      11,667               --              --
                                    ---      --------    ---------    --------        ---------        --------
Shareholders' equity:
   Convertible preferred
    shares......................     --            --       23,171          --               --              --
   Shares of beneficial
    interest....................     --            --       34,806          --          (34,806)(e)          --
   Common stock.................     --            --           --          23 (e)                           --
   Additional paid in capital...     --            --      207,602      28,896 (e)     (207,602)(e)          --
   Accumulated distributions
    in excess of net income.....     --            --     (154,195)         --          154,195(e)           --
   Accumulated other
    comprehensive loss..........     --            --           --        (175)(e)           --              --
   Accumulated deficit..........     --            --           --     (40,411)(e)           --          (2,584)(g)
                                                                                                           (600)(h)
                                    ---      --------    ---------    --------        ---------        --------
     Total shareholders'
      equity....................     --            --      111,384     (11,667)         (88,213)         (3,184)
                                    ---      --------    ---------    --------        ---------        --------
     Total liabilities and
      equity....................    $--      $118,668    $ 177,702    $     --        $ (76,031)       $(22,695)
                                    ===      ========    =========    ========        =========        ========

                                        PRO FORMA COMBINED
                                 -------------------------------





                                 ASSUMPTION ASSUMPTION ASSUMPTION
                                  ONE (5)    TWO (6)   THREE (7)
                                 ---------- ---------- ----------
Liabilities and partners' equity
 (deficit)/Shareholders' Equity
Current liabilities:
   Accounts payable and
    accrued liabilities.........  $ 11,940   $ 11,940   $ 11,940
   Deferred revenue and other
    items.......................     2,829      2,829      2,829
   Dividends payable............     3,998      3,998      3,998
   Current portion of long-
    term debt and capital
    leases......................    41,108     41,108     41,108
   Notes payable--related
    parties.....................        --         --         --
   Notes payable--bank..........     2,288      2,288      2,288
   Liabilities from
    discontinued operations.....    11,055     11,055     11,055
                                  --------   --------   --------
   Total current liabilities....    73,218     73,218     73,218
11% Notes, net of original issue
 discount of $7,818.............    12,182     12,182     12,182

Long-term debt and capital lease
 obligations....................   103,749    103,749    103,749
Notes payable--related
 parties........................        --         --         --
Other liabilities...............       175        175        175
Minority Interest...............        --         --         --
Partners' equity (deficit):
   Partners' equity
    (deficit)...................        --         --         --
   Accumulated other
    comprehensive loss..........        --         --         --
                                  --------   --------   --------
     Total partners' equity
      (deficit).................        --         --         --
                                  --------   --------   --------
Shareholders' equity:
   Convertible preferred
    shares......................    23,171     23,171     23,171
   Shares of beneficial
    interest....................        --         --         --
   Common stock.................        28         30         44
   Additional paid in capital...    38,391     42,776     68,554
   Accumulated distributions
    in excess of net income.....        --         --         --
   Accumulated other
    comprehensive loss..........      (175)      (175)      (175)
   Accumulated deficit..........   (43,595)   (43,595)   (43,595)

                                  --------   --------   --------
     Total shareholders'
      equity....................    17,820     22,207     47,999
                                  --------   --------   --------
     Total liabilities and
      equity....................  $207,144   $211,531   $237,323
                                  ========   ========   ========

--------
(1) Reflects the initial capitalization of Gotham Golf Corp. These shares are eliminated in connection with the merger.

(2) Reflects the exchange of Gotham Golf Partners equity interests for common shares of Gotham Golf Corp.

(3) Reflects the merger between Gotham Golf Corp and First Union issuance of 11% Notes by Southwest Shopping Centers.

(4) Reflects transactions in connection with the merger agreement and the proxy statement-prospectus.

(5) Reflects the exercise of subscription rights to purchase Gotham Golf Corp common shares at $19.00 net per share (assumes minimum number of First Union common shareholders exercise this right) for net proceeds of $9,500 and the issuance of 500,000 Gotham Golf Corp common shares.


(6) Reflects the exercise of subscription rights to purchase Gotham Golf Corp common shares at $19.00 net per share (assumes 35% of 34,805,912 First Union common shares exercise this right) for net proceeds of $13,887 and the issuance of 730,924 Gotham Golf Corp common shares.


(7) Reflects the exercise of subscription rights to purchase Gotham Golf Corp common shares at $19.00 net per share (assumes maximum number of First Union common shareholders exercise this right) for net proceeds of $39,679 and the issuance of 2,088,355 Gotham Golf Corp common shares.




SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET.

                               GOTHAM GOLF CORP.
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

   The unaudited pro forma condensed combined financial information gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

   The total estimated purchase price of First Union has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of the excess net assets acquired over the purchase price allocated to property and equipment. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed.

   The adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2002 are as follows:

   (a) Reflects the acquisition of First Union and the elimination and shares of beneficial interest, additional paid in capital and accumulated distributions in excess of net income. The assumption for the pro forma is based on 65% of the First Union holders of record selecting the cash payment (anticipated primarily through the liquidation on investments) and 35% of the holders selected the issuance of notes.

Purchase price calculation:
$2.18 per share paid to the 34,805,912 First Union shareholders less
  $0.10 dividend paid in April 2002:
Paid out of cash and cash equivalents................................. $   2,094
Paid out of investments...............................................    70,302
                                                                       ---------
                                                                          72,396
Issuance of notes to 35% of holders...................................     4,264
$0.35 per share paid to 65% of holders................................     7,918
                                                                       ---------
                                                                          84,578
Plus liabilities assumed..............................................    66,318
Estimated transaction costs...........................................     4,520
Preferred stock liquidation assumed at the same rights as First Union
  holders.............................................................    23,171
                                                                       ---------
                                                                         178,587
                                                                       ---------
Less assets acquired..................................................  (177,702)
                                                                       ---------
Goodwill.............................................................. $     885
                                                                       =========

   (b) Reflects the required escrow deposit in the amount of $454 equal to three months of debt service on the Park Plaza mezzanine loan.

   (c) Reflects estimated issuance costs of approximately $680 associated with the 11% notes.

   (d) Reflects the issuance of the 11% notes. Total issuance of notes is as follows:

  Notes issued to 35% of FUR holders (as disclosed in note a)......  $ 4,264
  Notes issued to Gotham Partners, L.P. and related parties........    7,918
                                                                    --------
                                                                    $ 12,182

   (e) Reflects the elimination of the historical equity of First Union and the issuance of new Gotham Golf Corp common shares through the exchange of 92.5% Gotham Golf Partners equity interest for 2,312,500 shares of Gotham Golf Corp common shares.

   (f) Reflects the repayment of notes payable--related parties in the amount of $19,511 at June 30, 2002.

   (g) Reflects payment of bonuses to Mr. Mays and Mr. Caporaletti, two executives of Gotham Golf Partners, in the amount of $2,584. This amount will be expensed in the quarter during which the transaction is closed.

   (h) Reflects a severance benefit in the amount of $600 paid to a shareholder of Gotham Golf Corp. This amount will be expensed in the period subsequent to the transaction.

                               GOTHAM GOLF CORP.


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                         YEAR ENDED DECEMBER 31, 2001

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                          EXCHANGE     MERGER PRO
                                            FIRST UNION PARTNERSHIP     FORMA AND
                                            REAL ESTATE INTEREST FOR    SOUTHWEST      SALES OF
                         GOTHAM    GOTHAM   EQUITY AND     COMMON       SHOPPING      PROPERTIES
                          GOLF      GOLF     MORTGAGE    SHARES OF       CENTERS          TO        PRO FORMA
                          CORP    PARTNERS  INVESTMENTS    GOTHAM         NOTES        RADIANT     ADJUSTMENTS
                        ------    --------  -----------  GOLF CORP      OFFERING     ----------    -----------
Revenue................ $   --    $ 28,353   $ 26,295    $       --      $    --      $ (5,921)(a)   $    --
Operating expenses:
  Cost of goods sold...     --       2,331      8,777            --           --            --            --
  Operating expenses...     --      18,618     13,949            --           --        (2,288)(a)        --
  Depreciation and
   amortization........     --       8,332      3,837            --           85(b)     (1,765)(a)        --
                        ------    --------   --------    ----------      -------      --------       -------
Total operating
 expenses..............     --      29,281     26,563            --           85        (4,053)           --
                        ------    --------   --------    ----------      -------      --------       -------
Income (loss) from
 operations............     --        (928)      (268)           --          (85)       (1,868)           --
Other income
 (expense):
  Interest and
   dividend income.....     --         202      5,091            --           --          (312)(a)    (2,904)(d)
                                                                                                      (2,724)(d)
                                                                                                      (1,698)(d)
  Interest expense.....     --     (10,423)    (7,094)           --       (2,979)(c)     2,113(a)      2,431 (e)
  Gain on sale of real
   estate..............     --          --     30,096            --           --       (30,096)           --
  Other income
   (expense)...........     --         (52)         5            --           --            --            --
  Write-down of
   investment..........     --          --    (11,463)           --           --            --            --
                        ------    --------   --------    ----------      -------      --------       -------
                            --     (10,273)    16,635            --       (2,979)      (28,295)           --
                        ------    --------   --------    ----------      -------      --------       -------
Net income (loss)
 from continuing
 operations............     --     (11,201)    16,367            --       (3,064)      (30,163)           --
Preferred dividend.....     --          --     (2,068)           --           --            --            --
                        ------    --------   --------    ----------      -------      --------       -------
Net income (loss)
 from continuing
 operations
 applicable to
 common
 shareholders.......... $   --    $(11,201)  $ 14,299    $       --      $(3,064)     $(30,163)      $    --
                        ======    ========   ========    ==========      =======      ========       =======
Net income (loss)
 from continuing
 operations per
 share:
  Basic................

  Diluted..............

Weighted average
 number of common
 and common share
 equivalents:
  Basic................  1,000(f)                         2,312,500(g)    (1,000)(f)
                        ======                           ==========      =======
  Diluted (k)..........  1,000                            2,312,500       (1,000)
                        ======                           ==========      =======




                                   PRO FORMA COMBINED
                        --------------------------------------
                         ASSUMPTION    ASSUMPTION    ASSUMPTION
                          ONE (H)       TWO (I)      THREE (J)
                        ----------    ----------    ----------
Revenue................ $   48,727    $   48,727    $   48,727
Operating expenses:
  Cost of goods sold...     11,108        11,108        11,108
  Operating expenses...     30,279        30,279        30,279
  Depreciation and
   amortization........     10,489        10,489        10,489
                        ----------    ----------    ----------
Total operating
 expenses..............     51,876        51,876        51,876
                        ----------    ----------    ----------
Income (loss) from
 operations............     (3,149)       (3,149)       (3,149)
Other income
 (expense):
  Interest and
   dividend income.....      2,077         2,257         3,283


  Interest expense.....    (15,952)      (15,952)      (15,952)
  Gain on sale of real
   estate..............         --            --            --
  Other income
   (expense)...........        (47)          (47)          (47)
  Write-down of
   investment..........    (11,463)      (11,463)      (11,463)
                        ----------    ----------    ----------
                           (25,385)      (25,205)      (24,179)
                        ----------    ----------    ----------
Net income (loss)
 from continuing
 operations............    (28,534)      (28,354)      (27,328)
Preferred dividend.....     (2,068)       (2,068)       (2,068)
                        ----------    ----------    ----------
Net income (loss)
 from continuing
 operations
 applicable to
 common
 shareholders.......... $  (30,602)   $  (30,422)   $  (29,396)
                        ==========    ==========    ==========
Net income (loss)
 from continuing
 operations per
 share:
  Basic................ $   (10.88)   $   (10.00)   $    (6.68)
                        ==========    ==========    ==========
  Diluted.............. $   (10.88)   $   (10.00)   $    (6.68)
                        ==========    ==========    ==========
Weighted average
 number of common
 and common share
 equivalents:
  Basic................  2,812,500(h)  3,043,424(i)  4,400,855(j)
                        ==========    ==========    ==========
  Diluted (k)..........  2,812,500     3,043,424     4,400,855
                        ==========    ==========    ==========


 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                  OPERATIONS.

                               GOTHAM GOLF CORP.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OPERATIONS
                   (IN THOUSANDS, EXCEPT SHARE INFORMATION)

   The unaudited pro forma condensed combined financial information gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

   The adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 are as follows:

   (a) Reflects the disposition in March 2001 to Radiant Ventures I, LLC of two shopping center properties, four office properties, five parking garages and one parking lot, a $1,500 note receivable and other assets used in the operations of the properties, as if the transaction occurred as of January 1, 2001. The properties were sold for a net sales price $184,400, after certain adjustments. The adjustment reflects the adoption of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2001 to conform to the early adoption of SFAS 144 by Gotham Golf Partners. Accordingly, the gain of approximately $30,096 recognized on the sale is excluded from continuing operations.

   (b) Reflects the amortization expense related to the estimated issuance costs of approximately $680 associated with the 11% notes.

   (c) Reflects the interest expense and amortization of the original issue discount of $7,918 associated with the 11% notes. The amortization of the original issue discount on the notes is over the life of the notes, which is eight years.

   (d) Reflects the reduction in interest income associated with the decrease in cash and investments using an implied interest rate of 3.89% based on the approximate average cash, cash equivalents, restricted cash and investments (primarily treasury bills and other U.S. government obligations) balance during the year ended December 31, 2001 for First Union. ($2,904 -- assumption one; $2,724 -- assumption two; $1,698 -- assumption three).

   (e) Reflects the decrease in interest expense associated with the repayment of notes payable--related parties of $10,627. The notes bear interest at a rate of 24% per annum.

   (f) Reflects the issuance of 1,000 shares of Gotham Golf Corp common shares in connection with the initial capitalization of Gotham Golf Corp. These shares are eliminated in connection with the merger.

   (g) Reflects the issuance of 2,312,500 shares of Gotham Golf Corp common shares in connection with the exchange of 92.5% Gotham Golf Partners equity interest.

   (h) Reflects the issuance of 500,000 shares based on the exercise of subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's dealer's fees per share subscription, assuming the minimum number of holders exercise this option.

   (i) Reflects the issuance of 730,924 shares based on the exercise of 35% of the subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's dealer's fees per share subscription.

   (j) Reflects the issuance of 2,088,355 shares based on the exercise of subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's dealer's fees per share subscription, assuming the maximum number of holders exercise this option.

   (k) Reflects the exclusion of common share equivalents (7.5% minority interest shareholders of Gotham Golf Partners, L.P. option to convert equity interest to Gotham Golf Corp common shares, convertible preferred shares, exercise of stock subscription rights, warrants and employee stock options), as effect of such common share equivalents is anti-dilutive.

No amount of the 2001 loss from operations of Gotham Golf Partners has been allocated to the 7.5% minority interest related to the Gotham Golf Partners retained interest.

                               GOTHAM GOLF CORP.


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                        SIX MONTHS ENDED JUNE 30, 2002

            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                          EXCHANGE        MERGER PRO
                                                                        PARTNERSHIP        FORMA AND
                                                           FIRST UNION  INTEREST FOR       SOUTHWEST
                                                           REAL ESTATE     COMMON          SHOPPING
                                 GOTHAM        GOTHAM      EQUITY AND    SHARES OF          CENTERS
                                  GOLF          GOLF        MORTGAGE       GOTHAM            NOTES         PRO FORMA
                                  CORP        PARTNERS     INVESTMENTS   GOLF CORP         OFFERING       ADJUSTMENTS
                                ------        --------     -----------  ------------      ADJUSTMENTS     -----------
Revenue........................ $   --        $13,014        $ 8,296     $       --         $    --         $   --
Operating expenses:
  Cost of goods sold...........     --          1,025          2,489             --              --             --
  Operating expenses...........     --          9,731          6,059             --              --             --
  Depreciation and
   amortization................     --          4,355          1,028             --              21 (a)         --
                                ------        -------        -------     ----------         -------         ------
Total operating expenses.......     --         15,111          9,576             --              21             --
                                ------        -------        -------     ----------         -------         ------
Loss from operations...........     --         (2,097)        (1,280)            --             (21)            --
Other income (expense):
  Interest and dividend income.     --            102            897             --              --           (745)(c)
                                                                                                              (711)(c)
                                                                                                              (514)(c)

  Interest expense.............     --         (5,999)      (2,405)             --           (757)(b)      2,072(d)
  Gain on sale of real
   estate......................     --             --           --              --             --             --
  Other income (expense).......     --             12           --              --             --             --
                                ------        -------        -------     ----------         -------         ------
                                    --         (5,885)        (1,508)            --            (757)            --
                                ------        -------        -------     ----------         -------         ------
Net income (loss)
 from continuing
 operations....................     --         (7,982)        (2,788)            --            (778)            --
Preferred dividend.............     --             --         (1,034)            --              --             --
                                ------        -------        -------     ----------         -------         ------
Net income (loss) from
 continuing operations
 applicable to common
 shareholders.................. $   --        $(7,982)       $(3,822)    $       --         $  (778)        $   --
                                ======        =======        =======     ==========         =======         ======

Net loss
 from continuing
 operations per share:
  Basic........................

  Diluted......................


Weighted average
 number of common
 and common share
 equivalents:
  Basic........................  1,000(e)                                 2,312,500(f)       (1,000)(e)
                                ======                                   ==========         =======
  Diluted (j)..................  1,000                                    2,312,500          (1,000)
                                ======                                   ==========         =======



                                           PRO FORMA COMBINED
                                --------------------------------------
                                 ASSUMPTION        ASSUMPTION        ASSUMPTION
                                  ONE (G)           TWO (H)          THREE (I)
                                ----------        ----------        ----------
Revenue........................ $   21,310        $   21,310        $   21,310
Operating expenses:
  Cost of goods sold...........      3,514             3,514             3,514
  Operating expenses...........     15,790            15,790            15,790
  Depreciation and
   amortization................      5,404             5,404             5,404
                                ----------        ----------        ----------
Total operating expenses.......     24,708            24,708            24,708
                                ----------        ----------        ----------
Loss from operations...........     (3,398)           (3,398)           (3,398)
Other income (expense):
  Interest and dividend income.        254               288               485



  Interest expense.............     (7,089)       (7,089)       (7,089)
  Gain on sale of real
   estate......................         --            --            --
  Other income (expense).......         12            12            12
                                ----------        ----------        ----------
                                    (6,823)           (6,789)           (6,592)
                                ----------        ----------        ----------
Net income (loss)
 from continuing
 operations....................    (10,221)          (10,187)           (9,990)
Preferred dividend.............     (1,034)           (1,034)           (1,034)
                                ----------        ----------        ----------
Net income (loss) from
 continuing operations
 applicable to common
 shareholders.................. $  (11,255)       $  (11,221)       $  (11,024)
                                ==========        ==========        ==========

Net loss
 from continuing
 operations per share:
  Basic........................ $    (4.00)       $    (3.69)       $    (2.50)
                                ==========        ==========        ==========
  Diluted...................... $    (4.00)       $    (3.69)       $    (2.50)
                                ==========        ==========        ==========

Weighted average
 number of common
 and common share
 equivalents:
  Basic........................  2,812,500(g)      3,043,424(h)      4,400,855(i)
                                ==========        ==========        ==========
  Diluted (j)..................  2,812,500         3,043,424         4,400,855
                                ==========        ==========        ==========

 SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
                                  OPERATIONS.

                               GOTHAM GOLF CORP.
    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

   The unaudited pro forma condensed combined financial information gives effect to certain reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies.

   The adjustments to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2002 are as follows:

   (a) Reflects the amortization expense related to the estimated issuance costs of approximately $680 associated with the 11% Notes.

   (b) Reflects the interest expense and amortization of the original issue discount of $7,918 associated with the 11% notes. The amortization of the original issue discount on the notes is over the life of the notes, which is eight years.

   (c) Reflects the reduction in interest income associated with the decrease in cash and investments using an implied interest rate of 1.53% based on the approximate average cash, cash equivalents, restricted cash and investments (primarily treasury bills and other U.S. government obligations) balance during the six months ended June 30, 2002 for First Union. ($745 -- assumption one; $711 -- assumption two; $514 -- assumption three.)

   (d) Reflects the decrease in interest expense associated with the repayment of notes payable-related parties of $19,511. The notes bear interest at a rate of 24% per annum.

   (e) Reflects the issuance of 1,000 shares of Gotham Golf Corp common shares in connection with the initial capitalization of Gotham Golf Corp. These shares are eliminated in connection with the merger.

   (f) Reflects the issuance of 2,312,500 shares of Gotham Golf Corp common shares in connection with the exchange of 92.5% Gotham Golf Partners equity interest.

   (g) Reflects the issuance of 500,000 shares based on the exercise of subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's and dealer's fees per share subscription, assuming the minimum number of holders exercise this option.

   (h) Reflects the issuance of 730,924 shares based on the exercise of subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's and dealer's fees per share subscription, subscribed for, assuming that 35% of holders will exercise this option.

   (i) Reflects the issuance of 2,088,355 shares based on the exercise of subscription rights to purchase Gotham Golf Corp common shares at $20.00 per share, and the payment by Gotham Golf Corp of $1.00 of soliciting broker's and dealer's fees per share subscription, assuming the maximum number of holders exercise this option.

   (j) Reflects the exclusion of common share equivalents (7.5% minority interest shareholders of Gotham Golf Partners option to convert equity interest to Gotham Golf Corp common shares, convertible preferred shares, exercise of stock subscription rights, warrants and employee stock options), as effect of such common share equivalents is anti-dilutive.

No amount of the loss from operations for the six months ended June 30, 2002 of Gotham Golf Partners has been allocated to the 7.5% minority interest related to the Gotham Golf Partners retained interest.

                 DESCRIPTION OF GOTHAM GOLF CORP CAPITAL STOCK


   This section describes the material terms of Gotham Golf Corp's capital stock immediately after the proposed transaction. The summary of the terms and provisions of Gotham Golf Corp's capital stock contained in this proxy statement-prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of Gotham Golf Corp's Certificate of Incorporation, the Certificate of Designations for the Gotham Golf Corp convertible preferred shares and Gotham Golf Corp's By-Laws. Forms of Gotham Golf Corp's Certificate of Incorporation, the Certificate of Designations for the Gotham Golf Corp convertible preferred shares and Gotham Golf Corp's By-Laws are filed with the Commission as Exhibits 3.3, 4.2 and 3.4, respectively, of the Registration Statement of which this proxy statement-prospectus forms a part. If the proposed transaction is approved and is expected to be completed, final versions of the documents substantially in the same form will be filed with the Secretary of State of the State of Delaware upon or prior to the completion of the proposed transaction.


   Upon completion of the proposed transaction, Gotham Golf Corp's authorized capital stock will consist of 10,000,000 Gotham Golf Corp common shares, par value $0.01 per share, 1,000,000 Gotham Golf Corp convertible preferred shares, par value $25.00 per share, and 10,000,000 shares of undesignated preferred shares, par value $0.01 per share.

GOTHAM GOLF CORP COMMON SHARES

   As of June 30, 2002, there were 1,000 shares of Gotham Golf Corp common shares outstanding, all of which were held by Gotham Golf Partners. Immediately after the proposed transaction, there will be 2,812,500 Gotham Golf Corp common shares outstanding assuming minimum subscriptions of $10 million (see "The Merger Agreement--Gotham Partners's Commitment to Be a Stand-By Purchaser of Gotham Golf Corp Common Shares"), and 4,400,855 shares outstanding assuming full subscription in the subscription rights offering and no other issuance of Gotham Golf Corp common shares (except for Gotham Golf Corp common shares issued on account of the contribution).

   For each Gotham Golf Corp common share held by a holder, such holder is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the Gotham Golf Corp board of directors out of funds legally available to pay dividends. Upon Gotham Golf Corp's liquidation, dissolution or winding up, Gotham Golf Corp common shareholders are entitled to receive ratably all assets after the payment of Gotham Golf Corp's liabilities, subject to the prior rights of any outstanding preferred shares (including the Gotham Golf Corp convertible preferred shares). Gotham Golf Corp common shareholders have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any retirement or sinking fund. The outstanding Gotham Golf Corp common shares are, and the Gotham Golf Corp common shares offered by Gotham Golf Corp in the subscription rights offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Gotham Golf Corp common shares are subject to the rights of the holders of Gotham Golf Corp convertible preferred shares and any other series of preferred stock that Gotham Golf Corp may designate and issue.

GOTHAM GOLF CORP UNDESIGNATED PREFERRED SHARES

   On the completion of the proposed transaction, the Gotham Golf Corp board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as the Gotham Golf Corp board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights, and preemptive rights.

   The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Gotham Golf Corp common shares. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire Gotham Golf Corp, or may discourage a third party from attempting to acquire Gotham Golf Corp.

GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES

  DISTRIBUTION OF GOTHAM GOLF CORP CONVERTIBLE PREFERRED SHARES

   Gotham Golf Corp will issue, by way of book-entry credit in its transfer books, one Gotham Golf Corp convertible preferred share for every First Union convertible preferred share owned by a holder as of immediately prior to the effective time of the mergers. The Gotham Golf Corp convertible preferred shares will be validly issued, fully paid and nonassessable. The Gotham Golf Corp convertible preferred shares will also be represented by uncertificated shares; however, upon request of any holder of such shares, such holder shall be entitled to have a certificate representing the number of shares held by such holder.

   Holders of Gotham Golf Corp convertible preferred shares will have no preemptive rights with respect to any shares of the capital securities of Gotham Golf Corp or any other securities of Gotham Golf Corp convertible into, or carrying rights or options to purchase, any such shares. The Gotham Golf Corp convertible preferred shares will not be subject to any sinking fund or other obligation of Gotham Golf Corp to redeem or retire the Gotham Golf Corp convertible preferred shares. Unless converted into Transaction Proceeds (described below) or Gotham Golf Corp common shares, or redeemed by Gotham Golf Corp, the Gotham Golf Corp convertible preferred shares will have a perpetual term with no maturity.

  PREFERENTIAL CASH DIVIDENDS

   Each Gotham Golf Corp convertible preferred share will entitle its holder to receive, out of funds legally available for the payment of dividends, cumulative and quarterly preferential cash dividends. The preferential cash dividends will equal the greater of (i) $0.525 per Gotham Golf Corp convertible preferred share per dividend period (equivalent to 8.4% of the liquidation preference per annum) or (ii) the quarterly cash dividend on that number of Gotham Golf Corp common shares, or portion thereof, into which one Gotham Golf Corp convertible preferred share is convertible. The preferential cash dividends will be cumulative from the date of the original issuance and be payable quarterly in arrears on the last day of each January, April, July and October, or, if such day is not a business day, the next succeeding business day (referred to in this document as the DIVIDEND PAYMENT DATE).


   The first cash dividend, when and if declared, will be paid on January 31, 2003. The amount of dividend for any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of 12 30-day months.


   The preferential cash dividends will be payable to holders of record of Gotham Golf Corp convertible preferred shares as they appear in the records of Gotham Golf Corp at the close of business on the applicable record date (referred to in this document as the DIVIDEND RECORD DATE), which shall be designated by the Gotham Golf Corp board of directors and shall not be more than 50 nor less than 10 days prior to the applicable dividend payment date.

   The Gotham Golf Corp board of directors shall not declare, pay or set apart for payment, any dividends on the Gotham Golf Corp convertible preferred shares if the terms and provisions of any of Gotham Golf Corp's agreements, including any agreement relating to its indebtedness, prohibits such action or provides that such action would constitute a breach or a default under such agreement, or if such action is restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the Gotham Golf Corp convertible preferred shares will accrue regardless of whether Gotham Golf Corp has earnings, whether there are funds legally available for the payment of dividends or whether dividends are declared. Accrued but unpaid dividends on the Gotham Golf Corp convertible preferred shares will not bear interest, and holders of such shares will not be entitled to any dividends in excess of the full cumulative dividends as described above.

   If the full cumulative dividends on the Gotham Golf Corp convertible preferred shares have not been, or contemporaneously are not, declared and paid (or declared and a sum sufficient for such payment set aside), any dividend declared on preferred shares of Gotham Golf Corp ranking on parity with the Gotham Golf Corp convertible preferred shares in the payment of dividends and distributions (such preferred shares referred to in this document as PARITY SHARES) must be declared pro rata with the dividends on the Gotham Golf Corp convertible preferred shares, in proportion to the respective amounts of dividends accumulated and unpaid on such shares.

   Moreover, if the full cumulative dividends on Gotham Golf Corp convertible preferred shares and any parity shares have not been, or contemporaneously are not, declared and paid (or declared and a sum sufficient for such payment set aside), Gotham Golf Corp may not:

    1. declare and pay a cash dividend on the Gotham Golf Corp common shares or other shares of Gotham Golf Corp ranking junior as to dividends or the distribution of assets (such shares referred to in this document as JUNIOR SHARES) (other than dividends paid solely in shares of, or rights to subscribe for, Gotham Golf Corp common shares or other shares of Gotham Golf Corp ranking junior to the Gotham Golf Corp convertible preferred shares as to dividends and the distribution of assets (such shares referred to in this document as FULLY JUNIOR SHARES)); or

    2. redeem, purchase or otherwise acquire junior shares for any consideration (or pay or make available money for a sinking fund for the redemption of junior shares), other than a redemption, purchase, or acquisition for purposes of an employee incentive or benefit plan of Gotham Golf Corp or any of its subsidiaries and other than by a conversion into or exchange for fully junior shares.

   Any dividend payment on the Gotham Golf Corp convertible preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Gotham Golf Corp convertible preferred shares that remain payable.

  LIQUIDATION RIGHTS

   In the event of any liquidation, dissolution or winding up of the affairs of Gotham Golf Corp, the holders of Gotham Golf Corp convertible preferred shares shall be entitled to receive, from the assets of Gotham Golf Corp legally available for distribution to shareholders, a liquidating distribution per share of $25.00 plus any accrued and unpaid dividends on each Gotham Golf Corp convertible preferred share. The holders of Gotham Golf Corp convertible preferred shares shall be entitled to receive such liquidating distributions prior to any distribution or payment to holders of Gotham Golf Corp common shares or any other junior shares. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Gotham Golf Corp convertible preferred shares will have no right or claim to any of the remaining assets of Gotham Golf Corp. In the event that the available assets of Gotham Golf Corp are insufficient to satisfy the liquidating distributions on all of the outstanding Gotham Golf Corp convertible preferred shares and parity shares upon a liquidation, dissolution or winding up of Gotham Golf Corp, the holders of the Gotham Golf Corp convertible preferred shares and the holders of parity shares shall share in the distribution of assets pro rata, in proportion to the full liquidating distributions to which each holder would otherwise be respectively entitled.

   If, in the distribution of assets upon any liquidation, dissolution or winding up of Gotham Golf Corp, the liquidating distributions are made in full to all holders of Gotham Golf Corp convertible preferred shares and parity shares, the remaining assets of Gotham Golf Corp will be distributed among the holders of junior shares according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, the consolidation or merger of Gotham Golf Corp with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of Gotham Golf Corp or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of Gotham Golf Corp.

  VOTING RIGHTS

   Holders of Gotham Golf Corp convertible preferred shares will be entitled to vote as a single class, together with the holders of Gotham Golf Corp common shares, on all matters relating to Gotham Golf Corp on which shareholders are entitled to vote. Each Gotham Golf Corp convertible preferred share, however, will have one-tenth ( 1/10th) of the vote attributable to each Gotham Golf Corp common share.

   Holders of Gotham Golf Corp convertible preferred shares will also have voting rights as described below and as required by law. In the exercise of any such vote, each outstanding Gotham Golf Corp convertible preferred share will be entitled to one vote.

   Whenever dividends on the Gotham Golf Corp convertible preferred shares or any parity shares have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of Gotham Golf Corp will be increased by two, and the holders of Gotham Golf Corp convertible preferred shares, voting together as a class with the holders of any other series of parity shares on which like voting rights have been conferred and are exercisable (such other series of shares referred to in this document as VOTING PREFERRED SHARES), will have the right to elect two additional directors to serve on the Gotham Golf Corp board of directors at any annual meeting of shareholders or a properly called special meeting of the holders of Gotham Golf Corp convertible preferred shares, until all such dividends have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights.

   In addition, so long as any Gotham Golf Corp convertible preferred shares are outstanding, Gotham Golf Corp will not do any of the following without the approval of two-thirds of the outstanding Gotham Golf Corp convertible preferred shares and all other voting preferred shares similarly affected, voting as a single class:

    1. amend, alter or repeal any provision of the Certificate of Incorporation, By-Laws or the Certificate of Designations of Gotham Golf Corp so as to affect materially and adversely the rights, preferences or voting power of the holders of the Gotham Golf Corp convertible preferred shares or the voting preferred shares;

    2. enter into a share exchange that affects the Gotham Golf Corp convertible preferred shares, consolidate with or merge into another entity or permit another entity to consolidate with or merge into Gotham Golf Corp, unless in each case the Gotham Golf Corp convertible preferred shares remain outstanding without a material adverse change to their terms and rights or are converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of the Gotham Golf Corp convertible preferred shares (except for changes that do not materially and adversely affect the holders of the Gotham Golf Corp convertible preferred shares); or


    3. authorize, reclassify, create or increase the authorized amount of any class of stock having rights senior to the Gotham Golf Corp convertible preferred shares as to dividends or in the distribution of assets.



   Gotham Golf Corp will not be able to create, or increase the authorized amount of, any additional class of preferred stock with a liquidation preference equal to that of the Gotham Golf Corp convertible preferred stock unless it first receives approval of a majority of the outstanding Gotham Golf Corp convertible preferred shares and all other voting preferred shares similarly affected, voting as a single class.


   Except as provided above and as required by law, the holders of Gotham Golf Corp convertible preferred shares are not entitled to vote on any merger or consolidation involving Gotham Golf Corp or a sale of all or substantially all of the assets of Gotham Golf Corp.

  CONVERSION RIGHTS


   Each Gotham Golf Corp convertible preferred share can be converted, at any time at the option of the holder of such share, into either (i) an amount of cash equal to $11.4636 (referred to in this document as the TRANSACTION PROCEEDS); or (ii) a number of Gotham Golf Corp common shares, determined by the conversion price of the Gotham Golf Corp common shares. For purposes of clarity, in no event may a holder convert one Gotham Golf Corp convertible preferred share into both Transaction Proceeds and Gotham Golf Corp common shares.

   The Transaction Proceeds represents the consideration receivable by a holder of 4.92 First Union common shares in the proposed transaction, assuming that such holder did not exercise his rights of election as to the kind or amount of consideration receivable upon the proposed transaction.

   Each Gotham Golf Corp convertible preferred share not converted into Transaction Proceeds and not redeemed is convertible into a number of Gotham Golf Corp common shares equal to the liquidation preference of $25 divided by the conversion price in effect on the trading day immediately prior to the date on which Gotham Golf Corp receives written notice of such conversion.

  HOW TO EXERCISE A CONVERSION RIGHT

   A holder who wishes to convert some or all of his Gotham Golf Corp convertible preferred shares must send written notice of such conversion to the office of The Bank of New York and Gotham Golf Corp. The notice must specify the number of Gotham Golf Corp convertible preferred shares to be converted, and whether such shares shall be converted into Transaction Proceeds, Gotham Golf Corp common shares, or both. A holder may not, however, convert one Gotham Golf Corp convertible preferred share into both Transaction Proceeds and Gotham Golf Corp common shares.

   Unless the Transaction Proceeds or Gotham Golf Corp common shares issuable upon conversion are to be issued in the same name as the name in which such Gotham Golf Corp convertible preferred shares are registered, each share surrendered for conversion must be accompanied by an instrument of transfer, duly executed by the holder or such holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to Gotham Golf Corp demonstrating that such taxes have been paid).

   Holders of Gotham Golf Corp convertible preferred shares at the close of business on a dividend record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, regardless of whether such shares are converted prior to such dividend payment date. However, any Gotham Golf Corp convertible preferred shares surrendered for conversion after the close of business on a dividend record date and prior to the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date (except for Gotham Golf Corp convertible shares converted after the issuance of a notice of redemption during such period, which shares are entitled to such dividend on the dividend payment date). A holder of Gotham Golf Corp convertible preferred shares on a dividend record date who (or whose transferee) tenders any such shares for conversion into Gotham Golf Corp common shares on the corresponding dividend payment date will receive the dividend payable by Gotham Golf Corp on such Gotham Golf Corp convertible preferred shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Gotham Golf Corp convertible preferred shares for conversion. Except as provided above, Gotham Golf Corp shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Gotham Golf Corp common shares issued upon such conversion.

   In the case of a conversion for Gotham Golf Corp common shares, Gotham Golf Corp will issue as promptly as practicable after receipt of a holder's written notice of conversion, by way of book-entry credit in Gotham

Golf Corp's transfer books, uncertificated shares representing the number of full Gotham Golf Corp common shares issuable upon the conversion of such shares. Fractional Gotham Golf Corp common shares will not be issued upon conversion, but, in lieu thereof, Gotham Golf Corp will pay a cash adjustment based on the current market price of the Gotham Golf Corp common shares on the trading day prior to the date of conversion.

   Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which Gotham Golf Corp receives written notice of the conversion (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by Gotham Golf Corp as described above), and, in the case of a conversion for Gotham Golf Corp common shares, the person(s) in whose name(s) the Gotham Golf Corp common shares will be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares represented thereby at such time on such date; unless, however, the transfer books of Gotham Golf Corp shall be closed on that date, in which case such person(s) will be deemed to have become holder(s) of record at the close of business on the next succeeding day on which the transfer books are open.

  DETERMINATION OF THE CONVERSION RIGHT

   The initial conversion price for the Gotham Golf Corp convertible preferred shares will equal the conversion price for the First Union convertible preferred shares at the time of the proposed transaction, multiplied by a proxy for the value of a Gotham Golf Corp common share near the time of the proposed transaction (referred to in this document as the GOTHAM GOLF CORP FACTOR), and divided by a proxy for the value of a First Union common share near the time of the proposed transaction (referred to in this document as the FIRST UNION FACTOR).

   The Gotham Golf Corp Factor will equal the lower of (i) $20 (the subscription price for a Gotham Golf Corp common share in the proposed transaction) or (ii) the average of the daily market prices of a Gotham Golf Corp common share during the 20 consecutive trading days immediately after the date of the proposed transaction. In the event that the Gotham Golf Corp common shares do not trade on a market for 20 consecutive trading days immediately after the date of the proposed transaction, the Gotham Golf Corp Factor will equal the lower of (i) $20 or (ii) the value of a Gotham Golf Corp common share immediately after the proposed transaction as determined by one of several nationally recognized investment banks or firms previously agreed to by First Union and Gotham Golf Corp.

   The First Union Factor will equal the higher of (a) $2.33 or (b) the average of the daily market prices of a First Union common share during the 20-day trading period immediately prior to the date of the proposed transaction.

  ADJUSTMENTS TO THE CONVERSION PRICE

   The conversion price is subject to adjustment upon certain events, including without duplication (i) distributions payable in Gotham Golf Corp common shares, (ii) the issuance to all holders of Gotham Golf Corp common shares of certain rights, options or warrants entitling them to subscribe for or purchase Gotham Golf Corp common shares at a price per share less than the fair market value per Gotham Golf Corp common share (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of Gotham Golf Corp common shares, (iv) distributions to all holders of Gotham Golf Corp common shares of any capital securities of Gotham Golf Corp (other than Gotham Golf Corp common shares), evidences of indebtedness of Gotham Golf Corp or assets (including securities, but excluding those rights, warrants and distributions referred to above), and (v) payment in respect of a tender or exchange offer by Gotham Golf Corp or any subsidiary of Gotham Golf Corp for Gotham Golf Corp common shares if the cash and value of any other consideration included in such payment per Gotham Golf Corp common share (as determined by the Gotham Golf Corp board of directors) exceeds the market price per Gotham Golf Corp common share, at the end of business on the next trading day succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. In addition to the foregoing adjustments, Gotham Golf Corp will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a distribution of stock or stock rights will not be taxable to the holders of Gotham Golf Corp common shares.

   In the event that Gotham Golf Corp is a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Gotham Golf Corp common shares or sale of all or substantially all of Gotham Golf Corp's assets) where all or substantially all of the Gotham Golf Corp common shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Gotham Golf Corp convertible preferred share that is not redeemed or converted prior to such transaction will thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the completion of such transaction by a holder of that number of Gotham Golf Corp common shares or fraction thereof into which one Gotham Golf Corp convertible preferred share was convertible immediately prior to such transaction (assuming such holder of Gotham Golf Corp common shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). Gotham Golf Corp may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

   No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

  REDEMPTION AT OPTION OF GOTHAM GOLF CORP

   Gotham Golf Corp may redeem the Gotham Golf Corp convertible preferred shares, in whole or in part, for Gotham Golf Corp common shares if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing market price of a Gotham Golf Corp common share equals or exceeds the conversion price in effect on such last trading day. Any redeemed Gotham Golf Corp convertible preferred share will be redeemed for the number of Gotham Golf Corp common shares equal to the liquidation preference of $25 divided by the conversion price in effect on the date of redemption. Fractional Gotham Golf Corp common shares will not be issued upon redemption, but, in lieu thereof, Gotham Golf Corp will pay a cash adjustment based on the current market price of the Gotham Golf Corp common shares on the trading day prior to the redemption date. The Gotham Golf Corp convertible preferred shares will not be entitled to the benefit of any sinking fund.

   If Gotham Golf Corp exercises its redemption option, it will issue a press release announcing the number of Gotham Golf Corp convertible preferred shares that it intends to redeem and the date of redemption, which will not be less than 30 nor more than 60 days after the date of the press release. Not more than four business days after the date of the press release, notice of redemption will be mailed to each holder of record of Gotham Golf Corp convertible preferred shares at the address shown on the transfer books of Gotham Golf Corp. Each notice shall provide: (i) the date of redemption; (ii) the number of Gotham Golf Corp convertible preferred shares to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the number of Gotham Golf Corp common shares to be issued with respect to each Gotham Golf Corp convertible preferred share; (iv) the place or places where certificates for Gotham Golf Corp convertible preferred shares, if any, are to be surrendered for Gotham Golf Corp common shares; (v) the then-current conversion price; and (vi) that dividends on the Gotham Golf Corp convertible preferred shares to be redeemed will cease to accrue on the date of redemption. If fewer than all of the outstanding Gotham Golf Corp convertible preferred shares are to be redeemed, Gotham Golf Corp will select those shares to be redeemed pro rata or in some other equitable manner.

   Upon any redemption of the Gotham Golf Corp convertible preferred shares, Gotham Golf Corp must pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date, without interest. If the redemption date falls after a dividend record date and prior to the related dividend payment date, the holders of Gotham Golf Corp convertible preferred shares at the close of business on such dividend record date will be entitled to receive the dividend payable on such shares on the dividend payment date, notwithstanding the redemption of such shares prior to the dividend payment date.

   In the event that full cumulative dividends on the Gotham Golf Corp convertible preferred shares and any parity shares have not been paid or declared and set apart for payment, the Gotham Golf Corp convertible preferred shares may not be redeemed in part and Gotham Golf Corp may not purchase or acquire Gotham Golf Corp convertible preferred shares or parity shares other than pursuant to a purchase or exchange offer made on the same terms to all holders of Gotham Golf Corp convertible preferred shares or parity shares, as the case may be.

   At the close of business on the redemption date, each holder of Gotham Golf Corp convertible preferred shares set for redemption (unless Gotham Golf Corp defaults in its obligations to issue Gotham Golf Corp common shares or cash) will be, without any further action, deemed to be a holder of the number of Gotham Golf Corp common shares for which such Gotham Golf Corp convertible preferred shares are redeemable.

   For a description of Gotham Golf Corp common shares, see "--Gotham Golf Corp Common Shares."



  LISTING OF CONVERTIBLE PREFERRED SHARES

   Prior to the issuance of the Gotham Golf Corp convertible preferred shares, there has been no public market for the Gotham Golf Corp convertible preferred shares or for the Gotham Golf Corp common shares into which the Gotham Golf Corp convertible preferred shares are convertible. Gotham Golf Corp has applied to list the Gotham Golf Corp common shares and the Gotham Golf Corp convertible preferred shares on the AMEX. The listing application is currently under consideration by the AMEX.

  USE OF PROCEEDS

   Gotham Golf Corp does not expect to receive any net proceeds from the issuance of the Gotham Golf Corp convertible preferred shares. See " Use of Proceeds" and "Gotham Golf Corp Capitalization."

ANTI-TAKEOVER CONSIDERATIONS

   Delaware law and Gotham Golf Corp's Certificate of Incorporation and By-Laws will contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of the company. For a description of the provisions, see "Comparison of Shareholder Rights--Common Shares."

                                   DILUTION

   Gotham Golf Corp's pro forma net tangible book value deficiency as of June 30, 2002, after giving effect to the contribution and merger but before the subscription rights offering, was approximately $(24.1) million or $(9.64) per Gotham Golf Corp common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of Gotham Golf Corp common shares outstanding, assuming all Gotham Golf Partners limited partnership interests other than those held by Gotham Golf Corp are converted into Gotham Golf Corp common shares. The following table illustrates the dilution to purchasers of Gotham Golf Corp common shares in the subscription rights offering assuming the minimum subscription of 500,000 shares is sold (see "The Merger Agreement--Gotham Partners' Commitment to Be a Stand-By Purchaser of Gotham Golf Corp Common Shares"), assuming shareholders exercise 35% of their aggregate subscription rights (730,924 Gotham Golf Corp common shares), assuming shareholders exercise all their subscription rights (2,088,355 Gotham Golf Corp common shares) and assuming the full subscription plus the over-allotment (2,401,608 Gotham Golf Corp common shares). At these subscription levels, Gotham Golf Corp's pro forma net tangible book value (deficiency) at June 30, 2002 would have been $(14.6) million, $(10.2) million $15.6 million or $21.5 million, respectively, or $(5.19), $(3.35), $3.54,
$4.57, respectively, per Gotham Golf Corp common share, representing immediate dilution of $25.19, $23.35, $16.46 or $15.43, respectively, per share to new investors.

                                                                       EFFECT OF RIGHTS OFFERING*
                                                    BEFORE  ------------------------------------------------
                                                    RIGHTS    MINIMUM        35%          FULL       OVER-
                                                   OFFERING SUBSCRIPTION SUBSCRIPTION SUBSCRIPTION ALLOTMENT
                                                   -------- ------------ ------------ ------------ ---------
Pro forma tangible book value deficiency per share
  before rights offering..........................  $(9.64)
                                                    ======
Subscription price per share......................             $20.00       $20.00       $20.00     $20.00
                                                               ======       ======       ======     ======
Tangible book value (deficiency) per share after
  rights offering.................................             $(5.19)      $(3.35)      $ 3.54     $ 4.57
                                                               ======       ======       ======     ======
Dilution per share................................             $25.19       $23.35       $16.46     $15.43
                                                               ======       ======       ======     ======

--------
* Including Gotham Golf Partners units convertible into Gotham Golf Corp common shares.

   Since the time that Gotham Golf Partners was formed, Gotham Partners and its affiliates have provided equity capital of $30.6 million to Gotham Golf Partners. Based on this equity capital, Gotham Partners and its affiliates will have effectively paid $13.87 per share received in the contribution.

                        GOTHAM GOLF CORP CAPITALIZATION

   The following table sets forth Gotham Golf Corp's cash, restricted cash, mortgage loans, notes payable and capitalized lease obligations and total capitalization as of June 30, 2002, on a historical basis (based upon Gotham Golf Partners--predecessor basis) and on a pro forma basis to reflect to the initial capitalization of Gotham Golf Corp, exchange of Gotham Golf Partners equity interest for common shares of Gotham Golf Corp, the merger of First Union Real Estate Equity and Mortgage Investments and the issuance, net of the original issue discount of 11% Senior Non-Recourse notes by Southwest Shopping Centers, as if such transactions had occurred as of June 30, 2002.

                                                                              AS OF JUNE 30, 2002
                                                                    ---------------------------------------
                                                                                  PRO       PRO       PRO
                                                                    HISTORICAL FORMA (1) FORMA (2) FORMA (3)
                                                                    ---------- --------- --------- ---------
                                                                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

Cash and cash equivalents..........................................  $  1,307  $ 11,122  $ 15,509  $ 41,301
U.S. Treasury Bills................................................        --    11,172    11,172    11,172
Restricted cash....................................................       605     1,679     1,679     1,679
                                                                     --------  --------  --------  --------
                                                                     $  1,912  $ 23,973  $ 28,360  $ 54,152
                                                                     ========  ========  ========  ========
Mortgage loans, notes payable to bank, notes payable to related parties and capital lease obligations (these obligations are non-
  recourse or limited recourse to Gotham Golf Corp)................  $121,278  $143,811  $143,811  $143,811
Senior notes payable (this obligation is recourse to Gotham Golf
  Corp)............................................................        --    12,500    12,500    12,500
Notes payable, net of discount (this obligation is nonrecourse to
  Gotham Golf Partners and is recourse to Southwest Shopping
  Centers).........................................................        --    12,182    12,182    12,182
                                                                     --------  --------  --------  --------
                                                                      121,278   168,493   168,493   168,493
Partners' equity (deficit).........................................   (11,667)       --        --        --
                                                                     --------
Shareholders' equity:
   Convertible preferred stock.....................................              23,171    23,171    23,171
   Common stock....................................................                  28        30        44
   Additional paid-in capital......................................              38,391    42,776    68,554
   Accumulated other comprehensive loss............................                (175)     (175)     (175)
   Accumulated deficit.............................................             (43,595)  (43,595)  (43,595)
                                                                               --------  --------  --------
       Total shareholders' equity..................................              17,820    22,207    47,999
                                                                               --------  --------  --------
       Total capitalization........................................  $109,611  $186,313  $190,700  $216,492
                                                                     ========  ========  ========  ========

(1) Assumes minimum exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering yielding net proceeds of $9.5 million and the issuance of 500,000 Gotham Golf Corp common shares.
(2) Assumes 35% exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering yielding net proceeds of $13.9 million and the issuance of 730,924 Gotham Golf Corp common shares.
(3) Assumes full exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering, yielding net proceeds of $39.7 million and the issuance of 2,088,355 Gotham Golf Corp common shares.

    RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED SHARES

   The following table sets forth First Union's and Gotham Golf Corp's ratio of earnings to fixed charges calculated pursuant to the requirements of the Securities and Exchange Commission on a historical basis and on a pro forma basis.

   The pro forma information reflects First Union and Gotham Golf Partners historical information adjusted for certain items, including:

  . the March 2001 disposition of certain properties to Radiant Ventures I, LLC;

  . the interest expense and amortization of the original issue discount of $7,918 associated with the 11% notes;

  . the reduction in interest income associated with the decrease in cash and investments using an implied interest rate of 3.89% based on the approximate average cash, cash equivalents, restricted cash and investments (primarily treasury bills and other U.S. government obligations) balance during the year ended December 31, 2001 for First Union; and

  . the decrease in interest expense associated with the repayment of notes payable--related parties.

   The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the transactions had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results of the consolidated companies. For detailed information see "Unaudited Pro Forma Condensed Combined Financial Statements for Gotham Golf Corp."

    RATIO OF EARNINGS TO FIXED CHARGES FOR THE CONVERTIBLE PREFERRED SHARES
                       (IN THOUSANDS, EXCEPT FOR RATIOS)






                                                                          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                                                                                          INVESTMENTS
                                                                        -----------------------------------------------
                                                                                    YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------------
                                                                          1997     1998      1999      2000      2001
                                                                        -------  --------  --------  --------  --------
EARNINGS:
(Loss) income before gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend.............. $ 7,278  $(63,769) $(22,294) $(29,782) $(13,729)
Addback (subtract):
   Equity in loss (income) from joint venture..........................    (488)     (148)      (64)      182        --
   Gains on sales of real estate.......................................   1,468    10,346    28,334    76,114    30,096
                                                                        -------  --------  --------  --------  --------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss
 from equity investees.................................................   8,258   (53,571)    5,976    46,514    16,367
Add:
   Fixed Charges (see below)...........................................  28,363    48,775    38,880    27,442     7,329
   Amortization of capitalized interest................................       0         0         0         0         0
   Distributed income of equity investees..............................       0         0         0     2,410       150
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges............................................................       0         0         0         0         0
                                                                        -------  --------  --------  --------  --------
                                                                         36,621    (4,796)   44,856    76,366    23,846
Less:
   Interest capitalized................................................       0         0         0         0         0
   Preference security dividend requirements of consolidated
    subsidiaries.......................................................       0         0         0         0         0
   Minority interest in pre-tax income of subsidiaries that have not
    incurred fixed charges.............................................       0         0         0         0         0
                                                                        -------  --------  --------  --------  --------
     Earnings.......................................................... $36,621  $ (4,796) $ 44,856  $ 76,366  $ 23,846
                                                                        =======  ========  ========  ========  ========
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.................................................... $27,748  $ 48,197  $ 38,442  $ 26,004  $  7,094
   Capitalized interest................................................       0         0         0         0         0
Amortized premiums, discounts and capitalized expenses related to
 indebtedness..........................................................     215       150        39     1,246       199
Estimated interest within rental expense (2)...........................     400       428       399       192        36
Preference security dividend requirements of consolidated
 subsidiaries..........................................................       0         0         0         0         0
                                                                        -------  --------  --------  --------  --------
   Fixed Charges before preferred dividends............................  28,363    48,775    38,880    27,442     7,329
Preferred dividend accrued.............................................   4,831     2,999     2,833     2,450     2,068
                                                                        -------  --------  --------  --------  --------
   Fixed Charges after preferred dividends.............................  33,194    51,774    41,713    29,892     9,397
                                                                        =======  ========  ========  ========  ========
Ratio of earnings to fixed charges before preferred dividend...........    1.29     -- (3)     1.15      2.78      3.25
                                                                        =======  ========  ========  ========  ========
Ratio of earnings to fixed charges after preferred dividend............    1.10     -- (3)     1.08      2.55      2.54
                                                                        =======  ========  ========  ========  ========
Dollar amount of deficiency before preferred dividend.................. $    --  $(53,571) $     --  $     --  $     --
                                                                        =======  ========  ========  ========  ========
Dollar amount of deficiency after preferred dividend................... $    --  $(56,570) $     --  $     --  $     --
                                                                        =======  ========  ========  ========  ========

                                                                                              GOTHAM GOLF
                                                                                                 CORP
                                                                                          ------------------
                                                                                             PRO FORMA(1)
                                                                                          ------------------

                                                                                                      SIX
                                                                           SIX MONTHS                MONTHS
                                                                         ENDED JUNE 30,     YEAR     ENDED
                                                                        ----------------    ENDED   JUNE 30,
                                                                          2001     2002     2001      2002
                                                                        -------  -------  --------  --------
EARNINGS:
(Loss) income before gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend.............. $(3,535) $(2,788) $(28,376) $(10,187)
Addback (subtract):
   Equity in loss (income) from joint venture..........................      --       --        --        --
   Gains on sales of real estate.......................................  30,129       --        --        --
                                                                        -------  -------  --------  --------
Income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss
 from equity investees.................................................  26,594   (2,788)  (28,376)  (10,187)
Add:
   Fixed Charges (see below)...........................................   4,840    2,446    16,849     7,261
   Amortization of capitalized interest................................      --       --        56        72
   Distributed income of equity investees..............................      --       --       150         0
   Proportionate share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed
    charges............................................................      --       --        --         0
                                                                        -------  -------  --------  --------
                                                                         31,434     (342)  (11,321)   (2,854)
Less:
   Interest capitalized................................................      --       --       438         0
   Preference security dividend requirements of consolidated
    subsidiaries.......................................................      --       --        --         0
   Minority interest in pre-tax income of subsidiaries that have not
    incurred fixed charges.............................................      --       --        --         0
                                                                        -------  -------  --------  --------
     Earnings.......................................................... $31,434  $  (342) $(11,759) $ (2,854)
                                                                        =======  =======  ========  ========
FIXED CHARGES:
Interest expensed and capitalized:
   Interest expense.................................................... $ 4,660  $ 2,405  $ 15,257  $  6,710
   Capitalized interest................................................      --       --       438        --
Amortized premiums, discounts and capitalized expenses related to
 indebtedness..........................................................     162       37       857       416
Estimated interest within rental expense (2)...........................      18        4       297       135
Preference security dividend requirements of consolidated
 subsidiaries..........................................................      --       --        --         0
                                                                        -------  -------  --------  --------
   Fixed Charges before preferred dividends............................   4,840    2,446    16,849     7,261
Preferred dividend accrued.............................................   1,034    1,034     2,068     1,034
                                                                        -------  -------  --------  --------
   Fixed Charges after preferred dividends.............................   5,874    3,480    18,917     8,295
                                                                        =======  =======  ========  ========
Ratio of earnings to fixed charges before preferred dividend...........    6.49    -- (3)    -- (3)    -- (3)
                                                                        =======  =======  ========  ========
Ratio of earnings to fixed charges after preferred dividend............    5.35    -- (3)    -- (3)    -- (3)
                                                                        =======  =======  ========  ========
Dollar amount of deficiency before preferred dividend.................. $    --  $(2,788) $(28,608) $(10,115)
                                                                        =======  =======  ========  ========
Dollar amount of deficiency after preferred dividend................... $    --  $(3,822) $(30,676) $(11,149)
                                                                        =======  =======  ========  ========

--------

(1) Represents the Ratio of Earnings to Fixed Charges for the pro forma Gotham Golf Corp for the year ended December 31, 2001 and for the six months ended June 30, 2002 as if the merger transaction occurred on January 1, 2001. The numbers are derived from the unaudited condensed combined pro forma statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002 which, along with the notes to the unaudited pro forma condensed combined statements of operations, are included in this document on pages 278 through 282. Assumes 35% exercise of subscription rights to purchase Gotham Golf Corp common shares offered in the subscription rights offering, yielding net proceeds of $13,877 and the issuance of 730,924 Gotham Golf Corp common shares.

(2) Based upon fair market interest rates estimated to be implicit in the leases.
(3) Dollar amount of deficiency shown below when earnings are inadequate to cover fixed charges.

                        ELECTION AND PAYMENT PROCEDURES

ELECTIONS IN RESPECT OF THE MERGER CONSIDERATION

   If the proposed transaction is consummated, you will have the right to convert each First Union common share that you hold immediately prior to the effective time into the following:

   1. $1.98 in cash;

   2. a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a note, with a face value of $100, indirectly secured by First Union's principal real estate assets (which is an effective price of $60.91 for a note); and

   3. three-fiftieths (0.06) of a nontransferable uncertificated subscription right, with each whole right exercisable to purchase one Gotham Golf Corp common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf Corp common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf Corp common shares.

   Upon completion of the proposed transaction, your First Union common shares will be canceled, and you will be entitled to receive the merger consideration that you elected pursuant to the election procedures set forth below.

   You should note that the notes will be issued in the form of a single global note held by DTC. Accordingly, if you want to receive the notes or purchase notes in the proposed transaction, you must hold your First Union common shares with a bank, broker or other financial institution that is a DTC participant and that is willing to hold your notes on your behalf.


   You should also note that, if you hold First Union convertible preferred shares immediately prior to the completion of the proposed transaction, each of your First Union convertible preferred shares will be converted into the right to receive one Gotham Golf Corp convertible preferred share.


EXCHANGE AGENT

   The Bank of New York (referred to in this document as the EXCHANGE AGENT) will act as the agent for the exchange of certificates representing First Union common shares for the payment of the cash consideration and the issuance of the notes and Gotham Golf Corp common shares in the proposed transaction. In addition, the exchange agent will issue the Gotham Golf Corp convertible preferred shares in exchange for the certificates representing the First Union convertible preferred shares.

UNCERTIFICATED SECURITIES

   Once you surrender your First Union common share certificates and (if any) your First Union convertible preferred share certificates, promptly after the completion of the proposed transaction, the exchange agent will mail you a check for the appropriate merger consideration, less any withholding taxes required by law, and (if applicable) Gotham Golf Corp and Southwest Shopping Centers will issue to you the appropriate securities. Subject to applicable law, any securities to be delivered to you in connection with the proposed transaction shall be uncertificated. Consequently, to the extent that you will be a holder of Gotham Golf Corp common shares or Gotham Golf Corp convertible preferred shares, "delivery" of the subject securities shall be made by way of book-entry credit in Gotham Golf Corp's or the exchange agent's transfer books for your account. Similarly, to the extent that you elect to receive notes, "delivery" shall be made by way of book-entry credit in Southwest Shopping Centers's or the exchange agent's transfer books for your account.

ELECTION, PAYMENT AND EXCHANGE PROCEDURES


   Accompanying this proxy statement-prospectus is a green Form of Election and Letter of Transmittal (referred to in this document as the FORM OF ELECTION), which includes instructions. You must use the Form of Election to elect the type of merger consideration that you would like to receive for your First Union common shares, namely, (i) cash and subscription rights or (ii) cash, notes and subscription rights. In addition, the Form of

Election should be used if you wish to purchase notes through the Shareholder Note Purchase Right, or if you wish to exercise any subscription rights that you are entitled to receive for Gotham Golf Corp common shares. Accordingly, you must:

   1. properly complete and sign the Form of Election (with any required signatures guaranteed or other supplemental documentation); and

   2. deliver this Form of Election, together with the certificates representing the First Union common shares to which the Form of Election relates and any required payment, to the exchange agent at or prior to 5:00 p.m., New York City time, on the election deadline.

   If you hold First Union common shares in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the Form of Election. You will need to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the Form of Election prior to the election deadline. See "--Election Procedures for Beneficial Owners."

   The Form of Election contains detailed instructions on how to calculate the required payment, if any, to send with your Form of Election. If you deliver more than the required payment for the number of Gotham Golf Corp common shares and notes that you indicate on the Form of Election that you wish to receive, you will be deemed to have elected and subscribed for the number of Gotham Golf Corp common shares and notes indicated on the Form of Election, and any excess payment will be returned to you by mail. If you deliver less than the required payment for the securities that you indicate on your Form of Election, you will be deemed to have elected, first, for the maximum number of notes indicated on your Form of Election covered by your payment and, second, the maximum number of Gotham Golf Corp common shares for which you indicate on your Form of Election covered by the balance.

   You may change or revoke your election by submitting a properly completed and signed Form of Election that is received by the exchange agent prior to the election deadline. You may revoke your election and withdraw the share certificates representing your First Union common shares by providing written notice to the exchange agent by the close of business on the day prior to the election deadline. The exchange agent will use reasonable best efforts to make a Form of Election available to all First Union common shareholders who become holders of First Union common shares after the mailing of the Form of Election and before the election deadline.

   For an election to be validly made, the exchange agent must have received a valid, properly completed and executed Form of Election by the election deadline. An election will be validly made only if the Form of Election is properly completed and executed by the shareholder in accordance with the instructions contained in that form (with the signature or signatures guaranteed as required by the Form of Election) accompanied by the share certificate or certificates representing all of the First Union common shares owned by that shareholder, duly endorsed in blank or in another form acceptable to Gotham Golf Corp. If share certificates are not available when the Form of Election is sent to the exchange agent, the shareholder may provide a Notice of Guaranteed Delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company located in the United States. A Notice of Guaranteed Delivery in effect guarantees to Gotham Golf Corp that those share certificates will be delivered to the exchange agent.

   If you subscribe for fewer than all of the Gotham Golf Corp common shares underlying your subscription rights, or you wish to purchase additional notes pursuant to the Shareholder Note Purchase Right, you will generally be able to request the exchange agent to send you a new Form of Election, so that you can exercise any remaining subscription rights and so that you can purchase additional notes. Such request, however, must be made ten business days prior to the election deadline.

   If the Form of Election is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the First Union common shares to which the Form of Election relates are not registered in the name of such fiduciary or corporation, the person executing the Form of Election must give his or her full title and furnish proper evidence of authority to act on behalf of the registered owner of the First Union common shares.

   If the Form of Election is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the holder and the notes and/or Gotham Golf Corp common shares are to be registered in the same name as stated on the Form of Election), evidence of authority to act must be furnished.

   Your signature on each Form of Election that you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

   1. the notes and/or Gotham Golf Corp common shares to be issued will be issued in the same name as the registered holder of the First Union common shares, as indicated on the Form of Election; or

   2. the Form of Election is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association-approved medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, exercising for your account.

   You should carefully read the instructions accompanying the Form of Election and follow them closely. You should send your Form of Election (or notice of guaranteed delivery), with any other required documents and any required payment, to the exchange agent. Do not send these materials to Gotham Golf Corp, First Union or Southwest Shopping Centers.

   Gotham Golf Corp will determine all questions concerning the timeliness, validity, form and eligibility of any election and purchase of notes, as well as any exercise of subscription rights, which determinations will be final and binding. Gotham Golf Corp may, in its sole discretion, waive any defect or irregularity, or permit any defect or irregularity to be corrected, or Gotham Golf Corp may reject the purported election or purchase of notes, or exercise of any subscription right, because of any defect or irregularity. Neither the exchange agent nor Gotham Golf Corp is under any duty to notify you of any defect or irregularity in the submission of a Form of Election, and neither the exchange agent nor Gotham Golf Corp will be liable for any failure to notify you in that regard. Gotham Golf Corp also reserves the right to reject any election or purchase of notes, or exercise of subscription rights, if it could be deemed unlawful or materially burdensome. See "Regulatory Matters."

   IF YOU HAVE QUESTIONS RELATED TO THE FORM OF ELECTION, OR IF YOU REQUIRE ADDITIONAL COPIES OF THE FORM OF ELECTION, PLEASE CONTACT D.F. KING & CO., INC. AT (888) 414-5566 OR (212) 269-5550 FOR BANKS AND BROKERAGE FIRMS.

ELECTION DEADLINE


   In order to elect to (i) receive notes as part of your merger consideration,
(ii) purchase notes pursuant to the Shareholder Note Purchase Right or (iii) exercise your subscription rights, the exchange agent must receive your Form of Election, together with the certificate or certificates representing your First Union common shares (or, alternatively, a Notice of Guaranteed Delivery) and any required payment, by no later than 5:00 p.m., New York City time, on December 6, 2002, unless Gotham Golf Corp, in its sole discretion, extends it (such time referred to in this document as the ELECTION DEADLINE). If the exchange agent does not receive your Form of Election prior to 5:00 p.m., New York City time, on the election deadline, you will be deemed to have elected to receive cash in lieu of your pro rata share of the notes and your subscription rights will expire and become null and void.


   Gotham Golf Corp will notify you of any extension of the election deadline by issuing a press release. After the election deadline, the exchange agent will not accept any Forms of Election, and all unexercised subscription rights will become null and void. Gotham Golf Corp and Southwest Shopping Centers will not be obligated to honor any purported election of notes, purchase of notes, or exercise of subscription rights that the exchange agent receives after the election deadline, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described in "--Notice of Guaranteed Delivery." Any notes and Gotham Golf Corp common shares purchased in the proposed transaction will be issued, and any payments for notes and Gotham Golf Corp common shares not allocated or validly purchased will be sent, as soon as practicable, following the effective time of the proposed transaction.

NOTICE TO NOMINEE HOLDERS

   If you hold First Union common shares for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to ascertain their intentions and to obtain instructions and certifications with respect to their elections and the exercise of their subscription rights. If a beneficial owner so instructs, you should complete the appropriate Form of Election and related documents and submit these to the exchange agent with any required payment.

ELECTION PROCEDURES FOR BENEFICIAL OWNERS


   If you are a beneficial owner whose First Union common shares are held for your account by a registered holder, such as a bank, broker or other nominee holder, you should give your instructions regarding your elections and purchases to that holder. You cannot elect to receive notes, purchase notes or exercise your subscription rights directly if your First Union common shares are held for your account by another person. To indicate your decision with respect to the notes or your subscription rights, you should complete and return to the registered holder the yellow form entitled "Beneficial Owners Election Form," which you should receive from your broker, custodian bank or other nominee with the other offering materials.



   To elect to receive or purchase notes, or exercise your subscription right, on your behalf, the registered holder will be required to certify to the exchange agent the following information:


  . the number of First Union common shares held on your behalf immediately prior to the effective time of the mergers;

  . the number of notes that you wish to receive in lieu of part of the cash consideration;

  . the number of notes that you wish to purchase pursuant to the Shareholder Note Purchase Right;

  . the number of subscription rights exercised under your basic subscription privilege;

  .   if you wish to exercise your basic subscription privilege in full; and

  . if you wish to exercise your oversubscription privilege, the number of Gotham Golf Corp common shares for which you are subscribing under your oversubscription privilege.

   Your bank, broker or other nominee holder may also disclose to the exchange agent, Gotham Golf Corp or Southwest Shopping Centers other information that it receives from you.

PAYMENTS

   Payment for (i) the notes that you purchase through the Shareholder Note Purchase Right and (ii) the Gotham Golf Corp common shares that you purchase through the exercise of your subscription rights, either in the basic subscription privilege or the oversubscription privilege, will be deducted directly from the cash consideration that you are entitled to receive in the proposed transaction. If, however, the cash consideration that you are entitled to receive is less than the full payment for the notes and Gotham Golf Corp common shares that you are purchasing, you must pay the difference in United States dollars, by check or bank draft drawn upon a

U.S. bank (or for Canadian residents only, a bank located in Canada), or postal or express money order, payable to "The Bank of New York" as exchange agent. This payment will be considered received by the exchange agent only upon:

  .   clearance of an uncertified check;

  . receipt by the exchange agent of a certified or cashier's check or bank draft drawn upon a U.S. bank (or, for Canadian residents only, a bank located in Canada) or of a postal or express money order; or

  .   receipt of good funds in the subscription account designated above;

in each case, before 5:00 p.m., New York City time, on the election deadline.

   Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to make any required payment by uncertified personal check, you should make payment sufficiently in advance of the election deadline to ensure its receipt and clearance by that time. You are urged to consider payment by means of a certified or cashier's check or money order.

NOTICE OF GUARANTEED DELIVERY

   If you wish to elect or purchase notes, or exercise your subscription rights, but will not be able to send the certificates representing your First Union common shares to the exchange agent on or prior to the election deadline, you may nevertheless elect to receive notes, purchase notes or exercise subscription rights if:

   1. the exchange agent receives by the election deadline:

      a. your Form of Election, duly completed;

      b. any required payment for the notes and/or Gotham Golf Corp common shares for which you are purchasing; and

      c. a Notice of Guaranteed Delivery from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association-approved medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, guaranteeing the delivery to the exchange agent of the certificates evidencing your First Union common shares within three NYSE trading days following the date of that notice of guaranteed delivery; and

   2. within the three NYSE trading-day period, the exchange agent receives the certificates evidencing your First Union common shares.

   You may deliver the Notice of Guaranteed Delivery to the exchange agent with the Form of Election. You should refer to the form entitled "Notice of Guaranteed Delivery," which is provided with this proxy statement-prospectus, for the information and representations required in the Notice of Guaranteed Delivery. You are responsible for delivering your share certificates to the exchange agent. If your share certificates are not delivered as provided above, you will be deemed to have elected to receive cash in lieu of your pro rata share of the notes, and your subscription rights will not be exercised. Gotham Golf Corp is not liable for any failure to deliver your share certificates within the three NYSE trading-day period after the election deadline.


EXCHANGE OF CONVERTIBLE PREFERRED SHARES



   If you hold First Union convertible preferred shares, you may exchange your certificates representing such shares for Gotham Golf Corp convertible preferred shares by completing the brown Letter of Transmittal accompanying this proxy statement-prospectus (referred to in this document as the PREFERRED LETTER OF TRANSMITTAL). The Preferred Letter of Transmittal should be sent, together with the certificates representing your First Union convertible preferred shares, to the exchange agent specified on the Preferred Letter of Transmittal.



   You should carefully read the instructions accompanying the Preferred Letter of Transmittal and follow them closely.

METHOD OF DELIVERY


   The method of delivery to the exchange agent of the Form of Election, the Preferred Letter of Transmittal, the certificates representing your First Union common shares, the certificates representing your First Union convertible preferred shares, any required payment and, if applicable, the Notice of Guaranteed Delivery, is at your election and risk. If you send any forms, share certificates or payment by mail, Gotham Golf Corp suggests that you send them by registered mail, properly insured. You also should allow sufficient time to ensure delivery to the exchange agent to permit your payment to clear prior to the election deadline. COMPLETED FORMS, SHARE CERTIFICATES AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE EXCHANGE AGENT AND NOT TO GOTHAM GOLF CORP, FIRST UNION OR SOUTHWEST SHOPPING CENTERS. ANY REQUIRED PAYMENT BY WIRE TRANSFER AS DESCRIBED ABOVE WILL BE DEEMED TO CONSTITUTE DELIVERY OF SUCH PAYMENT TO THE EXCHANGE AGENT.


EXCHANGE AGENT


   The exchange agent is The Bank of New York. The exchange agent's address to which you must make any required deliveries is set forth on the applicable Form of Election, Preferred Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.





   Your delivery to an address other than the addresses set forth in the applicable form, letter or notice will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery. Delivery with respect to the exchange of First Union convertible preferred shares is set forth on the Letter of Transmittal with respect to those shares.


   The exchange agent will place all payments received into an escrow account until such funds are distributed to Gotham Golf Corp or Southwest Shopping Centers (as applicable) or refunded to holders of rights at the completion or termination of this rights offering.

   Any questions or requests for assistance concerning the method of election, payment or exchange of shares, or for additional copies of this proxy statement-prospectus, can be directed to D.F. King & Company at (888) 414-5566 or at (212) 269-5550 for banks and brokerage firms.

   Gotham Golf Corp will pay the fees and expenses of the exchange agent and has agreed to indemnify the exchange agent against certain liabilities that it may incur in connection with this rights offering.

                              REGULATORY MATTERS

   Gotham Golf Corp and Southwest Shopping Centers will not be required to issue securities in the proposed transaction to anyone who, in their opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such securities if such clearance or approval has not been obtained at or prior to the proposed transaction. Moreover, Gotham Golf Corp and Southwest Shopping Centers are not making the offerings of their securities in any state or other jurisdiction in which it is unlawful to do so, nor are they issuing or accepting any offers to purchase any Gotham Golf Corp common shares or notes from First Union common shareholders who are residents of those states or other jurisdictions. Gotham Golf Corp and Southwest Shopping Centers may delay the commencement of the offerings of their securities in those states or other jurisdictions, or change the terms of these offerings, in order to comply with the securities law requirements of those states or other jurisdictions. Gotham Golf Corp and Southwest Shopping Centers may decline to make modifications to the terms of the offerings of their securities requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in these offerings.

   Gotham Golf Corp and Southwest Shopping Centers will not be required to issue securities in the proposed transaction to any person or entity prohibited by any state or federal regulatory authority from owning such securities. Gotham Golf Corp and Southwest Shopping Centers will make any such securities available to satisfy the purchase of such securities by others in the proposed transaction.

                       COMPARISON OF SHAREHOLDER RIGHTS

   The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Delaware General Corporation Law, the Ohio Revised Code, First Union's Declaration of Trust and By-Laws, Gotham Golf Corp's Certificate of Incorporation, the Certificate of Designations for the Gotham Golf Corp convertible preferred shares and Gotham Golf Corp's By-Laws. Copies of Gotham Golf Corp's Certificate of Incorporation, Certificate of Designations and By-Laws are incorporated by reference herein and have been filed with the Commission in connection with this document as Exhibits 3.3, 4.2 and 3.4, respectively.

COMMON SHARES

   Upon completion of the proposed transaction, holders of First Union common shares will receive Gotham Golf Corp common shares if they elect to purchase such shares through the exercise of their subscription rights. This section summarizes some of the material differences between the rights of First Union common shareholders and Gotham Golf Corp common shareholders. The differences arise from the following facts: (1) First Union is an unincorporated business trust formed under the laws of the State of Ohio, whereas Gotham Golf Corp is a corporation formed under the laws of the State of Delaware; and (2) the rights of holders of First Union common shares are subject to the Declaration of Trust and By-Laws of First Union, whereas the rights of holders of Gotham Golf Corp common shares are subject to the Certificate of Incorporation and By-Laws of Gotham Golf Corp.

           RIGHTS                            FIRST UNION                           GOTHAM GOLF CORP
           ------                            -----------                           ----------------
Corporate Governance           The rights of First Union common        The rights of Gotham Golf Corp
                               shareholders are governed by Ohio       common shareholders are governed by
                               business trust law and First Union's    Delaware corporation law and Gotham
                               Declaration of Trust and By-Laws.       Golf Corp's Certificate of
                                                                       Incorporation and By-Laws.

Capitalization                 First Union is authorized to issue an   Gotham Golf Corp will be authorized
                               unlimited number of First Union         to issue 10,000,000 Gotham Golf Corp
                               common shares, par value $1.00 per      common shares, par value $0.01 per
                               share.                                  share.

Certificated Shares            First Union's Declaration of Trust      Gotham Golf Corp's Certificate of
                               provides that all shares of First Union Incorporation provides that, subject to
                               shall be evidenced by share             applicable law, all shares of Gotham
                               certificates.                           Golf Corp shall be represented by
                                                                       uncertificated shares.

Shareholder Quorum             First Union's By-Laws provide that a    Gotham Golf Corp's By-Laws provide
                               majority of the outstanding First Union that shares representing a majority of
                               common shares, present in person or     the votes entitled to be cast generally
                               by proxy, shall constitute a quorum for in the election of directors, present in
                               any meeting of shareholders.            person or by proxy, shall constitute a
                                                                       quorum for any meeting of
                                                                       shareholders.

           RIGHTS                            FIRST UNION                           GOTHAM GOLF CORP
           ------                            -----------                           ----------------

Actions by Written Consent     Under the Declaration of Trust, actions  Under the Certificate of Incorporation,
                               required or permitted to be taken by     any action required or permitted to be
                               the shareholders must be effected at an  taken by the shareholders must be
                               annual or special meeting of             effected at an annual or special
                               shareholders and may not be effected     meeting of the shareholders and may
                               by written consent; however, the         not be effected by written consent.
                               Declaration of Trust may be amended
                               by the trustees with the approval of the
                               owners of a majority of the shares,
                               either in writing or by vote at a
                               meeting of shareholders.

Number and Election of         The Declaration of Trust provides that   Gotham Golf Corp's By-Laws provide
Directors                      the number of trustees shall be not less that the number of directors shall be
                               than 3 nor more than 15, as from time    fixed by resolution of the board of
                               to time determined at annual or special  directors, but shall be not less than 1
                               meetings of the shareholders. The        nor more than 11. The initial number
                               current number of trustees has been      of directors is 8.
                               fixed at 15. There are currently 5
                               trustees in office.                      The By-Laws provide that the directors
                                                                        shall be divided into three classes (as
                               The Declaration of Trust provides that   nearly equal in number as possible),
                               the trustees shall be divided into three with each class serving a staggered
                               classes (nearly equal in number as       three-year term where one class of the
                               possible), with each class serving a     directors is elected each year.
                               staggered three-year term where one
                               class of the trustees is elected each    The By-Laws do not permit
                               year.                                    cumulative voting for the election of
                                                                        directors.
                               Neither the Declaration of Trust nor
                               the By-Laws permit cumulative voting
                               in the election of trustees.

Removal of Directors           The Declaration of Trust provides that   The By-Laws provide that, subject to
                               any trustee may be removed by a          the rights of the holders of any
                               written instrument signed by all the     preferred shares of Gotham Golf Corp,
                               other trustees; PROVIDED THAT such       any director may be removed from
                               removal shall not be effective until     office at any time only for cause and
                               approved by the affirmative vote of the  only by the affirmative vote of the
                               holders of a majority of the shares      holders of not less than 80% of all
                               present and entitled to vote at a        outstanding shares of capital stock of
                               meeting called for that purpose. In      Gotham Golf Corp having general
                               addition, any trustee may be removed     voting power entitled to vote in
                               by the affirmative vote of a majority of connection with the election of a trustees then in office, if such trustee director, voting together as a single
                               does not meet the qualifications for     voting class.
                               trustees specified in the Declaration of
                               Trust for more than 30 consecutive
                               days during his term of office.

           RIGHTS                            FIRST UNION                            GOTHAM GOLF CORP
           ------                            -----------                            ----------------
Newly Created Directorships    The Declaration of Trust provides that   The By-Laws provide that any
and Vacancies                  any vacancies on the board of trustees   vacancies on the board of directors or
                               where newly created trusteeships may     newly created directorships may be
                               be filled by the affirmative vote of the filled by the affirmative vote of a
                               majority of the remaining trustees       majority of the remaining directors,
                               although less than a majority of the     although less than a quorum. However,
                               whole authorized number of trustees.     the Delaware General Corporation
                                                                        Law also provides that if the directors
                                                                        then in office constitute less than a
                                                                        majority of the board of directors,
                                                                        then, upon application by shareholders
                                                                        representing at least 10% of the
                                                                        outstanding shares entitled to vote for
                                                                        those directors, the Court of Chancery
                                                                        may order a shareholder election of
                                                                        directors to be held.

                                                                        The foregoing notwithstanding, in the
                                                                        event that a director nominated by R.
                                                                        Daniel Mays, Stephen J. Garchik and
                                                                        John Caporaletti is elected to the board
                                                                        of directors and thereafter such
                                                                        director can no longer serve as a
                                                                        director on account of death,
                                                                        resignation, retirement, disqualifi-
                                                                        cation or removal from office, then the
                                                                        board of directors shall fill the
                                                                        resulting vacancy with either R. Daniel
                                                                        Mays or John Caporaletti (in any case,
                                                                        as determined by the board of
                                                                        directors); PROVIDED that either Mays or
                                                                        Caporaletti is available to fill such
                                                                        vacancy, is not already a director of
                                                                        Gotham Golf Corp and is an officer of
                                                                        Gotham Golf Corp in good standing.

           RIGHTS                            FIRST UNION                           GOTHAM GOLF CORP
           ------                            -----------                           ----------------

Notice of Shareholder Action   Shareholders wishing to bring any       Shareholders wishing to bring any
                               business before an annual meeting of    business before an annual meeting of
                               the shareholders must deliver written   the shareholders must deliver written
                               notice to the Secretary of First Union  notice to the Secretary of Gotham Golf
                               not less than 120 days prior to the     Corp not later than the close of
                               anniversary date of the preceding       business on the 60th day and not
                               year's annual meeting, and such         earlier than the close of business on the
                               shareholder or his representative must  90th day prior to the anniversary of the be present in person at the meeting for preceding year's annual meeting. If,
                               the business to be considered.          however, the date of the annual
                                                                       meeting is scheduled to occur more
                                                                       than 30 days before or more than 60
                                                                       days after the anniversary of the prior
                                                                       year's meeting, notice must be
                                                                       delivered not earlier than the 90th day
                                                                       prior to such annual meeting and not
                                                                       later than the close of business on the
                                                                       later of the 60th day prior to such
                                                                       annual meeting or the 10th day
                                                                       following the day on which the public
                                                                       announcement of such annual meeting
                                                                       is first made by Gotham Golf Corp.

Annual Meetings of             The Declaration of Trust provides that  The By-Laws provide that the annual
Shareholders                   the annual meeting of shareholders      meeting of shareholders shall be held
                               shall be held on the second Tuesday of  on such date and at such place and
                               the fourth month following the end of   time fixed by the board of directors.
                               each fiscal year; however, if for any
                               reason the annual meeting shall be
                               omitted, a special meeting of share-
                               holders may subsequently be held in
                               lieu thereof and the business of the
                               annual meeting may be transacted
                               thereat.

Special Meetings of            Under the Declaration of Trust, special Under the Certificate of Incorporation
Shareholders                   meetings of the shareholders may be     and By-Laws, special meetings of the
                               called at any time and place when       shareholders may be called at any time
                               ordered by a majority of the trustees,  by a majority of the board of directors
                               or upon the written request of the      (assuming that there are no vacancies)
                               holders of 25% of the outstanding       or the Chairman of the board of
                               shares, specifying the purpose or       directors, subject, however, to any
                               purposes for which such meeting is      rights of the holders of preferred
                               called.                                 shares of Gotham Golf Corp.

           RIGHTS                             FIRST UNION                            GOTHAM GOLF CORP
           ------                             -----------                            ----------------

Business Conducted at          Under the Declaration of Trust, notice    The By-Laws provide that nominations
Shareholder Meetings           of all annual and special meetings of     of persons for election to the board of
                               the shareholders shall be given by a      directors and the proposal of business
                               trustee or other officer by mail to each  to be considered by the shareholders at
                               shareholder at his address as recorded    an annual meeting of the shareholders
                               in the register of First Union, mailed at (a) pursuant to Gotham Golf Corp's
                               least 10 days before the meeting. No      notice with respect to that meeting, (b)
                               business shall be transacted at any       by or at the direction of the board of
                               special meeting of the shareholders       directors or (c) by a shareholder of
                               unless notice of such business has been   record who is entitled to vote and who
                               given in the call for the meeting.        has complied with the advance notice
                                                                         procedures set forth in the By-Laws.
                               The By-Laws provide that nominations
                               for election to the board of trustees and
                               the proposed matters to be considered
                               by the shareholders may be made only
                               (a) by or at the direction of the board
                               of trustees or (b) by any shareholder
                               who was a shareholder of record at the
                               record date for the meeting, who is
                               entitled to vote at the meeting and who
                               has complied with notice procedures
                               specified in the By-Laws. Among the
                               notice requirements are that, for an
                               annual meeting, the notice shall be
                               delivered not less than 120 days prior
                               to the anniversary date of the
                               immediately preceding annual meeting
                               of shareholders, or special meeting
                               held in lieu thereof; and, for a special
                               meeting, not less than 120 days prior
                               to the date requested for such meeting.

Limitation of Personal         The Declaration of Trust of First         Gotham Golf Corp's Certificate of
Liability of Directors or      Union provides that no trustee shall be   Incorporation provides that, to the
Trustees                       held to any personal liability other than fullest extent permitted by Delaware
                               to First Union or the shareholders in     law, a director of Gotham Golf Corp
                               connection with Trust property or the     shall not be personally liable to
                               affairs of First Union.                   Gotham Golf Corp for monetary
                                                                         damages for a breach of fiduciary duty
                               Under the Declaration of Trust, no        as a director.
                               trustee shall be personally liable for
                               any act or omission of any other
                               trustee, officer, employee or agent. A
                               trustee may be held personally liable
                               for his own acts of bad faith, willful
                               misfeasance or willful disregard of his
                               duties.

           RIGHTS                             FIRST UNION                            GOTHAM GOLF CORP
           ------                             -----------                            ----------------
Indemnification of Directors   Under the Declaration of Trust, each      Gotham Golf Corp's Certificate of
or Trustees and Officers       trustee and officer of First Union shall  Incorporation provides for
                               be indemnified and held harmless from     indemnification, to the fullest extent
                               and against, and reimbursed for any       authorized by Delaware law, to each
                               and all expenses and amounts paid in      director or officer who was or is made
                               settlement incurred in connection with    a party to or is involved in any action,
                               any threatened, pending or completed      suit or proceeding because he or she is
                               claim arising out of or in connection     or was a director or officer of Gotham
                               with Trust property or the affairs of     Golf Corp (or was serving at the
                               First Union, or which is brought          request of Gotham Golf Corp as a
                               against him because he is or was a        director, officer, employee or agent of
                               trustee of First Union or is or was       another entity) against all expenses,
                               serving at the request of First Union as  liabilities and losses reasonably a trustee, director, officer, employee or incurred or suffered by that individual
                               agent of another corporation or           in connection therewith. This right of
                               enterprise.                               indemnification includes the right to be
                                                                         paid by Gotham Golf Corp the
                               The trustees may make advance             expenses incurred in defending any
                               payments in connection with this          such proceeding in advance of its final
                               indemnification provided that the         disposition.
                               indemnified trustee or officer of First
                               Union shall have given a written          The right to indemnification is not
                               undertaking to repay such amount in       exclusive of any other right that any
                               the event that it is ultimately           individual may have or acquire under
                               determined that he is not entitled to     any agreement, vote of shareholders,
                               such indemnification for such amounts     vote of disinterested directors,
                               under applicable law or the               insurance arrangement or otherwise.
                               Declaration of Trust.
                                                                         Insofar as indemnification for
                                                                         liabilities arising under the Securities
                                                                         Act of 1933 may be permitted to
                                                                         directors, officers or persons
                                                                         controlling Gotham Golf Corp
                                                                         pursuant to the foregoing provisions,
                                                                         Gotham Golf Corp has been informed
                                                                         that, in the opinion of the Securities
                                                                         and Exchange Commission, such
                                                                         indemnification is against public
                                                                         policy as expressed in the Securities
                                                                         Act of 1933 and is therefore
                                                                         unenforceable.

           RIGHTS                            FIRST UNION                            GOTHAM GOLF CORP
           ------                            -----------                            ----------------
State Anti-Takeover Statutes;  Under the Declaration of Trust, the      Under Delaware General Corporation
Other Anti-Takeover Provisions affirmative vote of a majority of        Law, a majority of the outstanding
                               outstanding shares is required to        common shares is needed to approve
                               approve a merger of First Union with     and adopt a plan of merger or
                               another entity.                          consolidation. The Delaware General
                                                                        Corporation Law prohibits a Delaware
                               As First Union is not an Ohio            corporation that has a class of stock
                               corporation, it is not subject to the    that is listed on a national stock
                               anti-takeover provisions applicable to   exchange or which has 2,000 or more
                               Ohio corporations as provided in the     shareholders of record from engaging
                               Ohio General Corporation Law, such       in a business combination with an
                               as the Ohio Control Share Acquisition    interested shareholder (generally, the
                               Act or the Merger Moratorium Act.        beneficial owner of 15% or more of
                                                                        the corporation's outstanding voting
                               First Union may, however, be subject     stock) for three years following the
                               to certain sections of the Ohio          time at which the shareholder became
                               securities laws known as the "Ohio       an interested shareholder, unless, prior
                               Control Bid Act," which regulates        to that time, the corporation's board of
                               tender offers for the securities of      directors approved either the business
                               issuers with specified Ohio              combination or the transaction that
                               connections. The Ohio Control Bid Act    resulted in the shareholder becoming
                               prohibits an offeror from making a       an interested shareholder, or if at least
                               control bid for securities of a subject  two-thirds of the outstanding shares
                               company pursuant to a tender offer       not owned by that interested
                               until the offeror has filed specified    shareholder approve the business
                               information with the Ohio division of    combination, or if, upon becoming an
                               securities and has delivered such        interested shareholder, that shareholder
                               information and the terms of the         owned at least 85% of the outstanding
                               proposed offer to all offerees in Ohio.  shares (excluding those held by
                               A "control bid" is an offer to purchase  officers, directors and some employee securities from Ohio residents if, after stock plans).
                               the purchase, the offeror would be the
                               beneficial owner of more than 10% of
                               the securities of the subject company.
                               The Ohio division of securities may
                               suspend a control bid if it determines
                               that the information provided is
                               inadequate or the procedures for
                               provision of information were not
                               followed.

                               First Union is a REIT. One of the
                               qualifications that First Union must
                               meet to remain a REIT is that 50% or
                               more of its shares may not be held by
                               five or fewer holders. Accordingly,
                               there are provisions in the Declaration
                               of Trust and By-Laws of First Union
                               that restrict the amount of First Union
                               share ownership and provide penalties
                               if the limitations are exceeded.

           RIGHTS                            FIRST UNION                            GOTHAM GOLF CORP
           ------                            -----------                            ----------------
                               The By-Laws of First Union provide
                               that no person may own more than
                               9.8% of the outstanding common
                               shares after giving effect to the
                               conversion of convertible securities
                               owned by that person. The transfer of
                               shares in excess of that limitation is
                               not recognized as valid under the By-
                               Laws. Shares in excess of the
                               limitation shall not be entitled to any
                               voting rights, shall not be considered
                               to be outstanding for quorum or voting
                               purposes and shall not be entitled to
                               receive dividends, interest or any other
                               distribution with respect to those
                               shares.

Amendments to the Declaration  Under the Declaration of Trust, the      Under the Delaware General
of Trust and Certificate of    affirmative vote of a majority of the    Corporation Law, the affirmative vote
Incorporation                  trustees and the holders of a majority   of the holders of a majority of the
                               of the outstanding shares entitled to    outstanding shares entitled to vote is
                               vote is required to amend the            required to amend the Certificate of
                               Declaration of Trust of First Union.     Incorporation of Gotham Golf Corp. In
                                                                        addition, amendments that change the
                               Notwithstanding the foregoing (and       capital stock by increasing or
                               notwithstanding the fact that some       decreasing the par value or the
                               lesser percentage may be permitted by    aggregate number of authorized shares
                               law), the Declaration of Trust provides  of a class or otherwise adversely
                               that the approval of the owners of at    affecting the rights of that class, must
                               least 70% of the outstanding shares of   be approved by the majority vote of
                               First Union shall be required to amend   each class of stock affected, unless, in
                               or repeal certain sections of the        the case of an increase in the number
                               Declaration of Trust, unless at least    of shares, the Certificate of
                               70% of the trustees have voted to        Incorporation takes away that right,
                               amend or repeal such sections, in        and provided that, if the amendment
                               which event the approval of the owners   affects some series, then only those
                               of a majority of the outstanding shares  series have such vote.
                               is required to approve such
                               amendment.                               Notwithstanding the foregoing, the
                                                                        Certificate of Incorporation provides
                                                                        that Article III of the Certificate of
                                                                        Incorporation, which relates to the
                                                                        purpose of Gotham Golf Corp, may be
                                                                        amended only upon a unanimous vote
                                                                        of the Gotham Golf Corp board of
                                                                        directors.

           RIGHTS                             FIRST UNION                            GOTHAM GOLF CORP
           ------                             -----------                            ----------------
Amendments to the By-Laws      The By-Laws of First Union may be         The Certificate of Incorporation
                               amended by the affirmative vote of a      provides that the By-Laws may be
                               majority of the trustees at any meeting,  adopted, amended, altered or repealed
                               provided the substance of the proposed    only by the affirmative vote of a
                               amendment shall have been stated in a     majority of the directors present at any
                               notice of the meeting; PROVIDED,          regular or special meeting of the board
                               HOWEVER, that the provisions of the By-   of directors at which a quorum is
                               Laws referenced above governing the       present.
                               9.8% limitation on share ownership
                               may be amended only by (i) a vote of
                               70% of the trustees then in office or
                               (ii) if action is taken by a majority but
                               less than 70% of the trustees, such
                               amendment must be approved by the
                               holders of at least 70% of the
                               outstanding shares.

CONVERTIBLE PREFERRED SHARES

   Upon completion of the proposed transaction, pursuant to the merger agreement, Gotham Golf Corp will exchange the outstanding First Union convertible preferred shares for Gotham Golf Corp convertible preferred shares. Except for a few differences, the Gotham Golf Corp convertible preferred shares will have substantially identical preferences and rights with respect to Gotham Golf Corp as the First Union convertible preferred shares have with respect to First Union. The following table summarizes the primary differences between the convertible preferred shares.

            RIGHTS                            FIRST UNION                           GOTHAM GOLF CORP
            ------                            -----------                           ----------------
Certificated Shares             The First Union convertible preferred   The Gotham Golf Corp convertible
                                shares are represented by certificated  preferred shares will be represented by
                                shares.                                 uncertificated shares. However, upon
                                                                        request, all holders of Gotham Golf
                                                                        Corp convertible preferred shares will
                                                                        be entitled to have a certificate signed
                                                                        by, or in the name of, Gotham Golf
                                                                        Corp representing the number of
                                                                        Gotham Golf Corp convertible
                                                                        preferred shares held by such holder.

General Voting Rights           In general, absent dividend arrearages, Holders of Gotham Golf Corp
                                holders of First Union convertible      convertible preferred shares will be
                                preferred shares do not have voting     entitled to vote, as a single class,
                                rights.                                 together with the holders of Gotham
                                                                        Golf Corp common shares on all
                                                                        matters relating to Gotham Golf Corp
                                                                        on which shareholders are entitled to
                                                                        vote. Each Gotham Golf Corp
                                                                        convertible preferred share will be
                                                                        entitled to one-tenth (1/10th) of the
                                                                        vote attributed to each Gotham Golf
                                                                        Corp common share.

           RIGHTS                           FIRST UNION                          GOTHAM GOLF CORP
           ------                           -----------                          ----------------

Voting on the Creation of     Holders of First Union convertible      Holders of Gotham Golf Corp
  Parity Shares               preferred shares do not have the right  convertible preferred shares have the
                              to approve, by a majority vote, the     right to approve, by a majority vote,
                              creation of any parity shares.          the creation of any parity shares.

Conversion into Cash          First Union convertible preferred       Gotham Golf Corp convertible
                              shares do not have a right to convert   preferred shares have the right to
                              into cash.                              convert into an amount of cash equal
                                                                      to $11.4636. See "Description of
                                                                      Gotham Golf Corp Capital
                                                                      Stock--Gotham Golf Corp
                                                                      Convertible Preferred Shares--
                                                                      Conversion Rights Generally."

Limitation on Ownership       Certain restrictions on ownership exist There will be no restrictions on
                              on the First Union convertible          ownership of the Gotham Golf Corp
                              preferred shares in order to prevent    convertible preferred shares.
                              First Union from losing its status as a
                              REIT.

Conversion Price              The conversion price for the First      The conversion price for Gotham Golf
                              Union convertible preferred shares is   Corp convertible preferred shares will
                              $5.0842 (equivalent to a conversion     equal $5.0842, multiplied by the
                              rate of 4.92 First Union common         Gotham Golf Corp Factor, and divided
                              shares for each First Union convertible by the First Union Factor.
                              preferred share).

                                 LEGAL MATTERS

   The validity of the notes to be issued in connection with the proposed transaction will be passed upon by Hahn Loeser & Parks LLP. The validity of the Gotham Golf Corp common shares to be issued upon exercise of the subscription rights in the proposed transaction will be passed upon by Wachtell, Lipton, Rosen & Katz.

   Hahn Loeser & Parks is passing upon certain legal matters in connection with the proposed transaction, including the federal income tax consequences other than in connection with the holding of the notes. Sullivan & Cromwell is passing upon the federal income tax consequences in connection with the holding of the notes but not in connection with the receipt of the notes.

                                    EXPERTS

   The combined financial statements and the related financial statement schedule of First Union, as of and for the year ended December 31, 2001, have been included herein and in the registration statement in reliance on the reports, appearing elsewhere herein, of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and the related financial statement schedule of Southwest Shopping Centers, as of and for the years ended December 31, 2001 and 2000, have been included herein and in the registration statement in reliance on the reports, appearing elsewhere herein, of KPMG, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

   First Union's balance sheet as of December 31, 2000, and statements of income and comprehensive income, changes in cash and shareholders' equity for the two years ended December 31, 2000, and the related financial statement schedule, which appear in First Union's Annual Report on Form 10-K for the year ended December 31, 2001, as amended and included herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The report of Arthur Andersen for the year ended December 31, 1999 is based in part on the report of KPMG LLP, independent chartered accountants, as set forth in its report on the Financial Statements of FUMI Parking Business (not separately presented in the Form 10-K) appearing therein. The financial statements referred to above are included herein in reliance on the reports and the authority of said firms as experts in accounting and auditing.

   The statements of operations, members' equity and cash flows and related financial statement schedule for the year ended December 31, 1999 of Southwest Shopping Centers included in this proxy statement-prospectus have been audited by Arthur Andersen, independent public accountants, as stated in their reports appearing herein in reliance upon the authority of said firm as experts in giving said reports.

   The reports of Arthur Andersen that form a part of the Registration Statement on Form S-4, such reports dated March 7, 2001 relating to First Union, and April 10, 2002 relating to Southwest Shopping Centers, are not accompanied by the consent of Arthur Andersen. The Commission has recently provided regulatory relief designed to allow public companies to dispense with the requirement that they file a consent of Arthur Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a re-issued report or consent from Andersen, and, accordingly, should you wish to pursue claims against Arthur Andersen in connection with those financial statements, your ability to seek remedies and obtain relief against Arthur Andersen may be impaired.
   The consolidated financial statements of Gotham Golf Partners at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 included herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The balance sheet of Gotham Golf Corp at May 1, 2002 included herein has been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   First Union is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy material and other information concerning First Union can be inspected and copied at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Section of the Securities and Exchange Commission may be obtained by calling 1 (800) SEC-0330. In addition, the Securities and Exchange Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including First Union. The outstanding First Union common shares and First Union convertible preferred shares are listed on the NYSE under the symbols "FUR" and "FURPrA," respectively, and all such reports, proxy material and other information filed by First Union with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

   No person is authorized to give any information or make any representation about the proposals contained in this proxy statement-prospectus that is different from or in addition to the information contained in this proxy statement-prospectus or any of the attached or incorporated documents. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                                          By Order of the Board of Trustees,

                                          Neil H. Koenig
                                          SECRETARY

                                          FIRST UNION REAL ESTATE EQUITY
                                          AND MORTGAGE INVESTMENTS

                             FINANCIAL STATEMENTS

                                     INDEX

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

 Reports of Independent Public Accountants*............................... F-2

 Financial Statements

 Consolidated Balance Sheets as of December 31, 2001 and 2000............. F-4
 Consolidated Statements of Operations for the Years Ended December 31,
   2001, 2000 and 1999.................................................... F-5
 Consolidated Statements of Member's Equity for the Years Ended December
   31, 2001, 2000 and 1999................................................ F-6
 Consolidated Statements of Cash Flows for the Years Ended December 31,
   2001, 2000 and 1999.................................................... F-7
 Notes to Consolidated Financial Statements............................... F-8
 Financial Statement Schedule:
    Reports of Independent Public Accountants on Financial Statement
      Schedule*........................................................... F-12
    Schedule III--Real Estate and Accumulated Depreciation................ F-14
 Consolidated Balance Sheet as of June 30, 2002 (unaudited)............... F-15
 Consolidated Statements of Operations for the Three and Six Months Ended
   June 30, 2002 and 2001 (unaudited)..................................... F-16
 Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   2002 and 2001 (unaudited).............................................. F-17
 Notes to Consolidated Financial Statements (unaudited)................... F-18

                               GOTHAM GOLF CORP.
 Report of Independent Auditors........................................... F-20

 Financial Statements

 Balance Sheet as of May 1, 2002.......................................... F-21
 Notes to Balance Sheet................................................... F-22

                          GOTHAM GOLF PARTNERS, L.P.
 Report of Independent Auditors........................................... F-23

 Consolidated Financial Statements

 Consolidated Balance Sheets as of December 31, 2001 and 2000............. F-24
 Consolidated Statements of Operations for the Years Ended December 31,
   2001, 2000 and 1999.................................................... F-25
 Consolidated Statements of Partners' Equity (Deficit) for the Years
   Ended December 31, 2001, 2000, 1999 and 1998........................... F-26
 Consolidated Statements of Cash Flows for the Years Ended December 31,
   2001, 2000 and 1999.................................................... F-27
 Notes to Consolidated Financial Statements............................... F-28
 Consolidated Balance Sheet as of June 30, 2002 (unaudited)............... F-41
 Consolidated Statements of Operations for the Three Months Ended June
   30, 2002 and 2001 (unaudited).......................................... F-42
 Consolidated Statements of Operations for the Six Months Ended June 30,
   2002 and 2001 (unaudited).............................................. F-43
 Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   2002 and 2001 (unaudited).............................................. F-44
 Notes to Consolidated Financial Statements (unaudited)................... F-45

--------------------------------------------------------------------------------


* Please be advised that the reports of Arthur Andersen LLP ("Andersen") which form a part of the Registration Statement on Form S-4, dated March 7, 2001, and April 10, 2002, are not accompanied by the consent of Andersen. Such reports are included on pages G52 and F-3, respectively. The Commission has recently provided regulatory relief designed to allow public companies to dispense with the requirement that they file a consent of Andersen in certain circumstances. After reasonable efforts, we have not been able to obtain a re-issued report or consent from Andersen, and, accordingly, should you wish to pursue claims against Andersen in connection with those financial statements, your ability to seek remedies and obtain relief against Andersen may be impaired.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the results of their consolidated operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

New York, New York
April 15, 2002

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. (a Delaware Limited Liability Company) and subsidiaries for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Cleveland, Ohio
April 10, 2002

* This Report of Independent Public Accountants is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditing Clients" promulgated by the United States Securities and Exchange Commission in March 2002.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                              AS OF DECEMBER 31,

                                                        2001         2000
                                                    -----------  -----------
  ASSETS
  Real estate, at cost:
     Land.......................................... $ 5,815,600  $ 5,815,600
     Building and improvements.....................  58,744,831   58,643,592
     Accumulated depreciation and amortization.....  (6,688,707)  (5,112,185)
                                                    -----------  -----------
                                                     57,871,724   59,347,007
     Cash and cash equivalents.....................     781,663    2,102,589
     Restricted cash...............................     882,505      773,630
     Debt issue costs, net of accumulated
       amortization of $56,449 and $22,580.........     282,246      316,116
     Accounts receivable and other, net of
       allowance for doubtful accounts of
       $133,831 and $219,009.......................     202,758      550,006
                                                    -----------  -----------
         Total assets.............................. $60,020,896  $63,089,348
                                                    ===========  ===========

  LIABILITIES AND MEMBER'S EQUITY
  Accounts payable and accrued expenses............ $ 1,522,169  $ 1,146,088
  Mortgage loan payable............................  42,077,743   42,349,390
                                                    -----------  -----------
         Total liabilities.........................  43,599,912   43,495,478
                                                    -----------  -----------
  Contingency (Note 6)
  Member's equity..................................  16,420,984   19,593,870
                                                    -----------  -----------
         Total liabilities and member's equity..... $60,020,896  $63,089,348
                                                    ===========  ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       FOR THE YEARS ENDED DECEMBER 31,

                                                                         2001        2000         1999
                                                                      ----------- ----------- -----------
REVENUES
Base rent............................................................ $ 6,462,530 $ 6,528,795 $25,661,490
Percentage rent......................................................     130,649     249,327   2,118,115
Tenant recoveries....................................................   2,898,843   2,837,223  10,010,927
Utility reimbursements...............................................   1,125,953   1,130,439   4,602,392
Other income.........................................................     766,779     762,836   4,354,966
Interest income......................................................      42,283      90,875     518,929
                                                                      ----------- ----------- -----------
       Total revenues................................................  11,427,037  11,599,495  47,266,819
                                                                      ----------- ----------- -----------
EXPENSES
Operating expenses...................................................   2,662,886   2,504,826  10,786,688
Administrative.......................................................   1,705,516     882,685   4,396,159
Real estate taxes....................................................     817,238     765,525   2,663,657
Insurance............................................................      68,464      24,433     384,904
Mortgage interest....................................................   3,719,705   2,599,698  12,901,082
Depreciation and amortization........................................   1,610,392   1,582,056   6,408,165
Management fees......................................................     363,894     353,780   1,860,144
Bad debt.............................................................     166,661     224,463     410,142
                                                                      ----------- ----------- -----------
       Total expenses................................................  11,114,756   8,937,466  39,810,941
                                                                      ----------- ----------- -----------
Income before loss on sale of real estate and extraordinary loss from
  early extinguishment of debt.......................................     312,281   2,662,029   7,455,878
   Loss on sale of real estate.......................................          --          --  (9,000,000)
                                                                      ----------- ----------- -----------
Income (loss) before extraordinary loss from early extinguishment
  of debt............................................................     312,281   2,662,029  (1,544,122)
   Extraordinary loss from early extinguishment of debt..............          --          --  (5,507,692)
                                                                      ----------- ----------- -----------
       Net income (loss)............................................. $   312,281 $ 2,662,029 $(7,051,814)
                                                                      =========== =========== ===========



  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

MEMBER'S EQUITY AT DECEMBER 31, 1998.............................. $112,740,667
Distributions to member...........................................  (43,980,523)
Net loss..........................................................   (7,051,814)
                                                                   ------------
MEMBER'S EQUITY AT DECEMBER 31, 1999..............................   61,708,330
Distributions to member--cash.....................................  (43,755,942)
                 --transfer of net assets and
                   liabilities to member..........................   (1,020,547)
Net income........................................................    2,662,029
                                                                   ------------
MEMBER'S EQUITY AT DECEMBER 31, 2000..............................   19,593,870
Distributions to member...........................................   (3,485,167)
Net income........................................................      312,281
                                                                   ------------
MEMBER'S EQUITY AT DECEMBER 31, 2001.............................. $ 16,420,984
                                                                   ============

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       FOR THE YEARS ENDED DECEMBER 31,

                                                                      2001         2000          1999
                                                                  -----------  ------------  ------------
CASH PROVIDED BY OPERATIONS:
Net income (loss)................................................ $   312,281  $  2,662,029  $ (7,051,814)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
   Depreciation and amortization.................................   1,610,392     1,582,056     6,408,165
   Extraordinary loss from early extinguishment of debt..........          --            --     5,507,692
   Loss on sale of real estate...................................          --            --     9,000,000
   Decrease (increase) in accounts receivable and other..........     347,248      (281,736)      (10,875)
   Increase (decrease) in accounts payable and accrued expenses..     376,081       (25,667)   (2,274,479)
   Funding of restricted cash escrows............................    (108,875)     (773,629)           --
                                                                  -----------  ------------  ------------
       Net cash provided by operating activities.................   2,537,127     3,163,053    11,578,689
                                                                  -----------  ------------  ------------
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES:
Net proceeds from sale of real estate............................          --            --    72,273,613
Investments in building and improvements.........................    (101,239)      (54,463)   (1,540,634)
                                                                  -----------  ------------  ------------
       Net cash (used for) provided by investing activities......    (101,239)      (54,463)   70,732,979
                                                                  -----------  ------------  ------------
CASH USED FOR FINANCING ACTIVITIES:
Proceeds from mortgage loans.....................................          --    42,500,000            --
Repayment of mortgage loans--Principal payments..................    (271,647)     (150,610)   (1,517,536)
                           --Balloon payments....................          --            --   (45,929,449)
Mortgage prepayment penalties....................................          --            --    (5,507,692)
Debt issue costs paid............................................          --      (338,696)           --
Distributions to member..........................................  (3,485,167)  (43,755,942)  (43,980,523)
                                                                  -----------  ------------  ------------
       Net cash used for financing activities....................  (3,756,814)   (1,745,248)  (96,935,200)
                                                                  -----------  ------------  ------------
   (Decrease) increase in cash and cash equivalents..............  (1,320,926)    1,363,342   (14,623,532)
Cash and cash equivalents at beginning of year...................   2,102,589       739,247    15,362,779
                                                                  -----------  ------------  ------------
Cash and cash equivalents at end of year......................... $   781,663  $  2,102,589  $    739,247
                                                                  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
Interest paid.................................................... $ 3,719,705  $  2,599,698  $ 14,060,207
                                                                  ===========  ============  ============
SUPPLEMENTAL DISCLOSURE ON NON-CASH FINANCING ACTIVITIES
--------------------------------------------------------
Transfer of mortgage loan obligations in connection with the sale
  of real estate................................................. $        --  $         --  $114,671,390
                                                                  ===========  ============  ============
Distribution of net assets and liabilities to member............. $        --  $ (1,020,547) $         --
                                                                  ===========  ============  ============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  OWNERSHIP AND DESCRIPTION OF BUSINESS

   Southwest Shopping Centers, which is wholly owned by First Union, was formed on September 27, 1996 and will continue until the earlier of December 31, 2050 or until it is dissolved in accordance with its Second Amended and Restated Operating Agreement or by-law. Southwest Shopping Centers purchased seven shopping malls on September 28, 1996. On December 13, 1999, Southwest Shopping Centers sold six of the seven malls. Effective January 1, 2000, Southwest Shopping Centers had no other assets, liabilities or operations other than its indirect ownership interest in the Park Plaza Mall (the "Mall"), a shopping mall located in Little Rock, Arkansas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REAL ESTATE

   Real estate is carried at cost, adjusted for depreciation and impairment of value. Southwest Shopping Centers records impairment losses for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

  CONSOLIDATION

   The consolidated financial statements include all of the accounts of Southwest Shopping Centers and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

  DEPRECIATION AND AMORTIZATION

   Depreciation and amortization for financial reporting purposes are computed using the straight-line method. Building and improvements are depreciated or amortized over lives ranging from 10 to 40 years. Tenant-related expenditures and lease commissions are amortized over the length of the lease. Debt issue costs are amortized over the term of the loan.

  FINANCIAL INSTRUMENTS

   Financial instruments held by Southwest Shopping Centers include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of Southwest Shopping Centers's mortgage loan payable approximates its carrying amount based upon current market conditions and interest rates. Southwest Shopping Centers does not hold or issue financial instruments or derivative financial instruments for trading purposes.

  REVENUE RECOGNITION

   Southwest Shopping Centers accounts for its leases as operating leases. Tenant leases generally provide for billings of certain operating costs and retail tenant leases generally provide for percentage rentals, in addition to fixed minimum rentals. Southwest Shopping Centers accrues the recovery of operating costs based on actual costs incurred. For percentage rentals, Southwest Shopping Centers follows the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue No. 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods." EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, Southwest Shopping Centers accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9. For the years ended December 31, 2001, 2000 and

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

1999 the recovery of operating costs and percentage rent income was $4.2 million, $4.2 million and $16.7 million, respectively. Deferred revenue is included in accounts payable and accrued expenses and is derived primarily from revenue received in advance of its due date.

  MEMBER'S EQUITY

   Member's equity represents undistributed earnings of Southwest Shopping Centers. Subsequent to the sale of real estate in 1999, Southwest Shopping Centers transferred the net assets and liabilities of the sold properties to First Union. The net assets and liabilities that were transferred amount to $1.0 million and were recorded in 2000 as a distribution in the statement of member's equity.

  SEGMENT REPORTING

   Southwest Shopping Centers has one reportable segment, ownership of a shopping mall. Southwest Shopping Centers evaluates performance based upon net operating income, which is income before depreciation, amortization, interest and nonoperating items.

  RESTRICTED CASH

   At December 31, 2001 and 2000, $0.9 million and $0.8 million, respectively, of cash was restricted for real estate tax, insurance and improvements based on the terms of the mortgage loan payable.

  CASH EQUIVALENTS

   At December 31, 2001, Southwest Shopping Centers had no cash equivalents. At December 31, 2000, cash equivalents consisted of a money market account in the amount of $2.0 million.

  INCOME TAXES

   No provision for income taxes is necessary in the consolidated financial statements of Southwest Shopping Centers as the tax effect of its activities accrues to First Union.

  USE OF ESTIMATES

   Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Of these estimates, management's estimate of the fair value of real estate is particularly susceptible to change. Actual results could differ from those estimates.

  RECENT ACCOUNTING PRONOUNCEMENTS

   In July 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on Southwest Shopping Centers's consolidated financial statements.

   In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on Southwest Shopping Centers's consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of the Accounting Principles board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on Southwest Shopping Centers's consolidated liquidity, financial position or results of operations.

3.  SALE OF REAL ESTATE

   In December 1999, Southwest Shopping Centers sold six shopping malls to an unaffiliated purchaser (the "Purchaser"), for an aggregate sales price of $191.5 million. During 1999, the six malls represented 75% of Southwest Shopping Centers's revenues. As part of the sale, the Purchaser assumed $114.7 million in mortgage loans payable. Southwest Shopping Centers received proceeds of $72.3 million, net of closing costs and other adjustments of $4.5 million. As a result, Southwest Shopping Centers recorded a loss on the sale of $9.0 million.

4.  MORTGAGE LOAN PAYABLE AND EXTRAORDINARY LOSS

   The mortgage loan, obtained in April 2000, is nonrecourse with a few exceptions, has an anticipated repayment date of May 1, 2010 and is secured by the Mall. The mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and thereafter until its final maturity in May 2030 at a rate of 10.69%. The mortgage loan requires monthly payments based on a 30-year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. Prepayment of the loan is permitted prior to the anticipated repayment date (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, and payable after the anticipated repayment date upon thirty days notice without payment of any penalties, as defined in the loan agreement.

   Scheduled annual principal payments are as follows:

                   2002.......................... $   296,571
                   2003..........................     323,782
                   2004..........................     342,725
                   2005..........................     384,937
                   2006..........................     420,256
                   Thereafter....................  40,309,472
                                                  -----------
                                                  $42,077,743
                                                  ===========

In 1999, in connection with the sale of real estate, Southwest Shopping Centers paid off the Mall's prior mortgage loan payable of $45.9 million, resulting in a prepayment penalty of $5.5 million. This loan bore interest at a rate of 8.43%.

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

5.  FUTURE MINIMUM RENTALS

   The future minimum lease payments to be received by the Mall under noncancellable operating leases are as follows:

              2002.................................... $ 6,438,534
              2003....................................   6,385,966
              2004....................................   5,181,667
              2005....................................   4,265,662
              2006....................................   3,378,871
              Thereafter..............................   7,634,766
                                                       -----------
                                                       $33,285,466
                                                       ===========

   The anchor department store at the Mall owns its facilities and has an agreement with a subsidiary of Southwest Shopping Centers that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. There is no rental revenue from the anchor department store included in the above table. However, if the anchor department store at the Mall does not renew its operating agreement (see Note
6) in July 2003, the majority of tenants at the Mall can terminate their lease without incurring a substantive penalty.

   One tenant represented approximately 12%, 10% and 10% of the total revenue of the Mall for the years ended December 31, 2001, 2000 and 1999, respectively.

6.  CONTINGENCY

   Southwest Shopping Centers is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected. Southwest Shopping Centers has paid the administrative expenses, principally legal fees, related to this contingency.

7.  RELATED-PARTY TRANSACTIONS

   During 1999, Southwest Shopping Centers managed and acted as leasing agent for Southwest Shopping Centers's properties. For the year ended December 31, 1999, $2.2 million was paid to First Union for management and leasing fees.

   Beginning January 1, 2000, First Union outsourced all management and leasing activities to independent third party providers. Southwest Shopping Centers was allocated $12,000 per month by First Union beginning January 1, 2000, as reimbursement for asset management services.

8.  INCOME TAXES

   The difference between the book basis and the tax basis of the net assets of Southwest Shopping Centers, not directly subject to income taxes, is as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                         2001         2000
                                                     -----------  -----------
  Book basis of net assets.......................... $16,420,984  $19,593,870
  Excess of book over tax basis, principally
    related to depreciation and amortization of
    real estate.....................................  (1,243,869)  (1,362,799)
                                                     -----------  -----------
     Tax basis of net assets........................ $15,177,115  $18,231,071
                                                     ===========  ===========

                         INDEPENDENT AUDITORS' REPORT

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.:

   Under date of April 15, 2002, we reported on the consolidated balance sheets of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, member's equity, and cash flows for the years then ended, which is included in the Registration Statement. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /s/  KPMG LLP

New York, New York
April 15, 2002

TO THE MEMBER OF SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   We have audited in accordance with auditing standards generally accepted in the United States, the consolidated statements of operations, member's equity and cash flows of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries for the year ended December 31, 1999 and have issued our report thereon dated April 10, 2002. Our audits were made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. The Schedule III presented herein is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the consolidated financial statements noted above and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein for the year ended December 31, 1999 in relation to those consolidated financial statements.

                                          Arthur Andersen LLP

Cleveland, Ohio
April 10, 2002

* This Independent Auditor's Report on the Financial Statement Schedule is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditing Clients" promulgated by the United States Securities and Exchange Commission in March 2002.

                                                                   SCHEDULE III

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 2001

                                (IN THOUSANDS)

                                                             COST
                                                          CAPITALIZED
                                       INITIAL COST TO   SUBSEQUENT TO
                                         REGISTRANT       ACQUISITION          AS OF DECEMBER 31, 2001
                                     ------------------- ------------- ----------------------------------------     YEAR
                                            BUILDING AND BUILDING AND         BUILDING AND         ACCUMULATED  CONSTRUCTION
    DESCRIPTION         ENCUMBRANCES  LAND  IMPROVEMENTS IMPROVEMENTS   LAND  IMPROVEMENTS  TOTAL  DEPRECIATION  COMPLETED
    -----------         ------------ ------ ------------ ------------- ------ ------------ ------- ------------ ------------
Shopping Mall:
   Park Plaza,
    Little Rock, AR....   $42,078    $5,816   $58,037        $708      $5,816   $58,745    $64,561    $6,689        1988
                          =======    ======   =======        ====      ======   =======    =======    ======





                          DATE
    DESCRIPTION         ACQUIRED LIFE
    -----------         -------- ----
Shopping Mall:
   Park Plaza,
    Little Rock, AR.... 9/1/1997  40

--------
Aggregate cost for federal tax purposes is approximately $64,561.

   The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2001, 2000, and 1999.

                                                     (IN THOUSANDS)
                                                YEARS ENDED DECEMBER 31,
                                                2001    2000      1999
                                               ------- ------- ---------
       Asset reconciliation:
          Balance, beginning of period........ $64,460 $64,406 $ 268,275
       Additions during the period:
          Improvements........................     101      54     1,541
       Deductions during the period:
          Sales of real estate................      --      --  (205,410)
                                               ------- ------- ---------
       Balance, end of period................. $64,561 $64,460 $  64,406
                                               ======= ======= =========
       Accumulated depreciation
          Reconciliation:
             Balance, beginning of period..... $ 5,112 $ 3,553 $   7,811
             Additions during the period:
                Depreciation..................   1,577   1,559     6,061
       Deductions during the period:
          Sales of real estate................      --      --   (10,319)
                                               ------- ------- ---------
       Balance, end of period................. $ 6,689 $ 5,112 $   3,553
                                               ======= ======= =========

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                                        JUNE 30,
                                                                                          2002
                                                                                      -----------
ASSETS
Real estate, at cost:
   Land.............................................................................. $ 5,815,600
   Building and improvements.........................................................  58,763,142
   Accumulated depreciation and amortization.........................................  (7,475,793)
                                                                                      -----------
                                                                                       57,102,949
Cash and cash equivalents............................................................     820,874
Restricted cash......................................................................     578,410
Debt issue costs, net of accumulated amortization of $73,444.........................     265,252
Accounts receivable and other, net of allowance for doubtful accounts of $177,238....      82,462
                                                                                      -----------
       Total assets.................................................................. $58,849,947
                                                                                      ===========
LIABILITIES AND MEMBER'S EQUITY
   Accounts payable and accrued expenses............................................. $   850,933
   Mortgage loan payable.............................................................  41,917,481
                                                                                      -----------
       Total liabilities.............................................................  42,768,414
                                                                                      -----------
   Contingency
   Member's equity...................................................................  16,081,533
                                                                                      -----------
       Total liabilities and member's equity......................................... $58,849,947
                                                                                      ===========



          SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                    THREE MONTHS ENDED
                                         JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                  ---------------------  -------------------------
                                     2002       2001        2002         2001
                                  ---------- ----------   ----------   ----------
  REVENUES
  Base rent...................... $1,707,762 $1,607,400  $3,419,820   $3,221,391
  Percentage rent................      1,272         --      19,753           --
  Tenant recoveries..............    806,466    730,425   1,570,722    1,470,515
  Utility reimbursements.........    287,259    293,324     566,344      575,419
  Other income...................    159,614    210,173     313,221      282,602
  Interest income................         --     17,772          --       42,084
                                  ---------- ----------   ----------   ----------
         Total revenues..........  2,962,373  2,859,094   5,889,860    5,592,011
                                  ---------- ----------   ----------   ----------

  EXPENSES
  Operating expenses.............    652,298    697,094   1,246,478    1,239,311
  Administrative.................    252,939    659,438     633,863      932,273
  Real estate taxes..............    217,420    226,763     416,245      417,488
  Insurance......................     23,622     17,376      49,626       30,089
  Mortgage interest..............    921,889    928,032   1,835,414    1,847,501
  Depreciation and amortization..    408,448    402,485     811,669      802,859
  Management fees................     89,882     85,761     175,343      173,009
  Bad debt.......................     16,384       (128)     48,762       55,397
                                  ---------- ----------   ----------   ----------
         Total expenses..........  2,582,882  3,016,821   5,217,400    5,497,927
                                  ---------- ----------   ----------   ----------
         Net income (loss)....... $  379,491 $ (157,727) $  672,460   $   94,084
                                  ========== ==========   ==========   ==========





           SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                       FOR THE SIX MONTHS ENDED JUNE 30,

                                                                                     2002         2001
                                                                                 -----------  -----------
CASH PROVIDED BY OPERATING ACTIVITIES:
Net income...................................................................... $   672,460  $    94,084
Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization................................................     811,669      802,859
   Decrease in accounts receivable and other....................................     120,296      401,529
   Decrease in accounts payable and accrued expenses............................    (671,236)    (432,463)
   Decrease in restricted cash escrows..........................................     304,095      325,927
                                                                                 -----------  -----------
       Net cash provided by operating activities................................   1,237,284    1,191,936
                                                                                 -----------  -----------
CASH USED FOR INVESTING ACTIVITIES:
Investments in building and improvements........................................     (25,900)     (68,350)
                                                                                 -----------  -----------
       Net cash used for investing activities...................................     (25,900)     (68,350)
                                                                                 -----------  -----------
CASH USED FOR FINANCING ACTIVITIES:
Repayment of mortgage loans--principal payments.................................    (160,262)    (148,175)
Distributions to member.........................................................  (1,011,911)  (2,754,381)
                                                                                 -----------  -----------
       Net cash used for financing activities...................................  (1,172,173)  (2,902,556)
                                                                                 -----------  -----------
   Increase (decrease) in cash and cash equivalents.............................      39,211   (1,778,970)
Cash and cash equivalents at beginning of period................................     781,663    2,102,589
                                                                                 -----------  -----------
Cash and cash equivalents at end of period...................................... $   820,874  $   323,619
                                                                                 ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
Interest paid................................................................... $ 1,835,414  $ 1,847,501
                                                                                 ===========  ===========



          SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).

          SOUTHWEST SHOPPING CENTERS CO. II, L.L.C. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 2002

  GENERAL

   The accompanying financial statements represent the consolidated results of Southwest Shopping Centers Co. II, L.L.C. and subsidiaries ("Southwest Shopping Centers").

   The consolidated financial statements included herein have been prepared by Southwest Shopping Centers, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Southwest Shopping Centers believes that the disclosures contained herein are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto for the years ended December 31, 2001, 2000 and 1999 included in this registration statement on Form S-4, as amended.

   The consolidated financial statements reflect, in the opinion of Southwest Shopping Centers, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the combined financial position and results of operations for the respective periods in conformity with generally accepted accounting principles consistently applied.

  ACCOUNTING POLICIES

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement had no impact on Southwest Shopping Centers's consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of this statement had no impact on Southwest Shopping Centers's consolidated liquidity, financial position or result of operations.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB Opinion No. 30. Southwest Shopping Centers intends to adopt SFAS No. 145 as of January 1, 2003.

   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, management cannot determine the potential effects that adoption of SFAS No. 146 will have on Southwest Shopping Centers's consolidated financial statements.

  SIGNIFICANT TENANTS

   The anchor department store at Park Plaza Mall (the "Mall") owns its own facilities and has an agreement with a subsidiary of Southwest Shopping Centers that contains an operating covenant requiring it to operate these facilities continuously as a retail department store until July 2003. There is no rental revenue from the anchor department store. However, if the anchor department store at the Mall ceases to operate one or both of its stores at the Mall following the expiration of its operating agreement in July 2003, the majority of tenants at the Mall can terminate their lease without incurring a substantive penalty.

   One tenant represented approximately 12% of the total revenue for the three and six months ended June 30, 2002 and 2001. The tenant's lease expires in April 2005.

  CONTINGENCY

   Southwest Shopping Centers is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. Legal actions have been taken by local citizens of Little Rock, Arkansas to reverse the decision of the Little Rock board of directors with respect to the zoning for the development of the proposed new mall. A trial to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can vote to overturn the decision of the board occurred at the end of February 2002. On June 5, 2002, the court issued an opinion invalidating the decision of the board of directors. Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. On August 15, 2002, however, the promoters of the proposed new mall filed an appeal of the decision in the Supreme Court of Arkansas. Resolution of this appeal will likely take at least 18 months, and there can be no assurance as to the length of time or potential outcome of such appeal. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for the new mall. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected. Notwithstanding the above, if the anchor department store does not renew its operating agreement, the value of the Mall would be materially and adversely affected. The administrative expenses, principally legal fees related to this contingency, have been paid by Southwest Shopping Centers.


  RELATED-PARTY TRANSACTION


   Beginning January 1, 2000, First Union outsourced all management and leasing activities to independent third party providers. Southwest Shopping Centers was allocated $12,000 per month by First Union beginning January 1, 2000, as reimbursement for asset management services.

   During the six months ended June 30, 2002 Southwest Shopping Centers transferred $1.0 million to First Union.

                               GOTHAM GOLF CORP.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders
  GOTHAM GOLF CORP.

   We have audited the accompanying balance sheet of Gotham Golf Corp. as of May 1, 2002. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Gotham Golf Corp. as of May 1, 2002, in conformity with accounting principles generally accepted in the United States.

                                          /s/  Ernst & Young LLP

Harrisburg, Pennsylvania
May 2, 2002

                               GOTHAM GOLF CORP.

                                 BALANCE SHEET

                                  MAY 1, 2002

ASSETS
Cash...................................................................................... $10
                                                                                           ---
Total assets.............................................................................. $10
                                                                                           ===

STOCKHOLDERS' EQUITY
Common stock $0.01 par value per share, 1,000 shares authorized, issued and outstanding... $10
                                                                                           ---
Total stockholders' equity................................................................ $10
                                                                                           ===

                            SEE ACCOMPANYING NOTES.

                               GOTHAM GOLF CORP.

                            NOTES TO BALANCE SHEET

                                  MAY 1, 2002

1.  SIGNIFICANT ACCOUNTING POLICIES

  REPORTING ENTITY

   Gotham Golf Corp was formed on February 12, 2002 under the laws of the State of Delaware. The purpose of the Gotham Golf Corp is to acquire, own and operate golf courses and golf course related properties and manage certain real estate assets and a manufacturing facility. The only transaction of Gotham Golf Corp has been the issuance of 1,000 shares of common stock on February 12, 2002.

   Gotham Golf Corp was incorporated in connection with the Agreement and Plan of Merger and Contribution, dated February 13, 2002, between First Union and Gotham Golf Partners. In accordance with the Agreement, First Union, Gotham Golf Partners and their controlled affiliates will contribute their respective general and limited partnership and equity interests to Gotham Golf Corp in exchange for common shares. As a result of the planned transaction, Gotham Golf Corp will merge with First Union and own 92.5% of Gotham Golf Partners. Pursuant to the Agreement, Gotham Golf Corp and First Union plan to file a Form S-4 Registration Statement with the Securities and Exchange Commission.

   Gotham Golf Corp has had no operations to date.

2.  INCOME TAXES

   Gotham Golf Corp intends to be taxed as a C Corporation for Federal income tax purposes in accordance with the Internal Revenue Code.

                          GOTHAM GOLF PARTNERS, L.P.

                        REPORT OF INDEPENDENT AUDITORS

To the Partners
  GOTHAM GOLF PARTNERS, L.P.

   We have audited the accompanying consolidated balance sheets of Gotham Golf Partners, L.P. as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' equity (deficit), and cash flows for the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gotham Golf Partners, L.P. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001, the Partnership adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by Statement of Financial Standards No. 138, and Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS.

                                          /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
March 20, 2002, except for the last paragraph of
  Note 9, as to which the date is April 23, 2002

                          GOTHAM GOLF PARTNERS, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                             -------------------------
                                                                 2000         2001
                                                             ------------ ------------
ASSETS
Current assets:
   Cash and cash equivalents................................ $  1,336,449 $  3,899,312
   Restricted cash..........................................      309,591    1,022,389
   Accounts receivable......................................      718,801      815,159
   Inventory................................................      595,546      708,950
   Notes receivable--related parties........................    1,750,402    1,929,194
   Prepaid expenses and other current assets................      622,510      701,494
   Assets from discontinued operations......................   16,948,421   12,851,331
                                                             ------------ ------------
       Total current assets.................................   22,281,720   21,927,829
Property and equipment, net.................................   93,890,021   96,242,059
Goodwill and other intangible assets, net...................    7,347,292    6,604,148
Other assets................................................      336,921      191,325
                                                             ------------ ------------
       Total assets......................................... $123,855,954 $124,965,361
                                                             ============ ============
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable......................................... $  1,028,937 $  2,023,528
   Accrued liabilities and other............................    2,318,706    2,268,586
   Deferred revenue.........................................    2,989,714    3,145,891
   Current portion of long-term debt and capital leases.....    1,439,403    7,065,687
   Notes payable--related parties...........................           --           --
   Notes payable--bank......................................           --    2,200,000
   Liabilities from discontinued operations.................   10,625,488   11,688,061
                                                             ------------ ------------
       Total current liabilities............................   18,402,248   28,391,753

Long-term debt and capital leases, net of current portion...   91,067,888   89,247,523
Notes payable--related parties..............................    3,195,790   10,627,129
Notes payable--bank.........................................    2,200,000           --
Other liabilities...........................................           --      259,700

Partners' equity (deficit):
   Partners' equity (deficit)...............................    8,990,028   (3,301,044)
   Accumulated other comprehensive loss.....................           --     (259,700)
                                                             ------------ ------------
       Total partners' equity (deficit).....................    8,990,028   (3,560,744)
                                                             ------------ ------------
       Total liabilities and partners' equity (deficit)..... $123,855,954 $124,965,361
                                                             ============ ============

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                 1999         2000         2001
                                                             -----------  -----------  ------------
Revenue:
Golf and merchandise........................................ $18,846,025  $22,485,757  $ 24,130,348
Food and beverage...........................................   3,127,180    3,575,345     4,223,083
                                                             -----------  -----------  ------------
                                                              21,973,205   26,061,102    28,353,431
Costs and operating expenses:
   Cost of sales:
       Golf and merchandise.................................     699,828    1,090,395     1,180,900
       Food and beverage....................................     841,134      996,157     1,149,728
   Salaries and wages.......................................   7,014,304    7,928,146     8,396,906
   Operating expenses.......................................   8,496,218    8,378,401    10,221,487
   Depreciation and amortization............................   5,326,841    6,963,803     8,331,735
   Write-down of net assets held-for-sale...................          --      578,348            --
                                                             -----------  -----------  ------------
Total operating expenses....................................  22,378,325   25,935,250    29,280,756
                                                             -----------  -----------  ------------
Income (loss) from operations...............................    (405,120)     125,852      (927,325)

Other income (expense):
   Interest income..........................................     167,389      218,525       202,372
   Interest expense.........................................  (5,474,427)  (7,353,242)  (10,423,220)
   Net gain (loss) on disposition of assets.................      (2,781)     712,542          (227)
   Other....................................................     113,111       (5,106)      (52,188)
                                                             -----------  -----------  ------------
                                                              (5,196,708)  (6,427,281)  (10,273,263)
                                                             -----------  -----------  ------------
Loss from continuing operations.............................  (5,601,828)  (6,301,429)  (11,200,588)
                                                             -----------  -----------  ------------

Loss from discontinued operations...........................    (315,027)  (1,691,107)   (2,104,507)
Gain on sale of discontinued operations, net of minority
  interest..................................................          --           --     1,014,023
                                                             -----------  -----------  ------------
Loss from discontinued operations...........................    (315,027)  (1,691,107)   (1,090,484)
                                                             -----------  -----------  ------------
Net loss.................................................... $(5,916,855) $(7,992,536) $(12,291,072)
                                                             ===========  ===========  ============

Net income (loss) allocated to general partner:
   Continuing operations.................................... $        --  $        --  $         --
   Discontinued operations..................................          --           --            --
                                                             -----------  -----------  ------------
Net loss.................................................... $        --  $        --  $         --
                                                             ===========  ===========  ============

Net income (loss) allocated to limited partners:
   Continuing operations.................................... $(5,601,828) $(6,301,429) $(11,200,588)
   Discontinued operations..................................    (315,027)  (1,691,107)   (1,090,484)
                                                             -----------  -----------  ------------
Net loss.................................................... $(5,916,855) $(7,992,536) $(12,291,072)
                                                             ===========  ===========  ============

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

             CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                         GENERAL   LIMITED
                                                         PARTNER   PARTNERS        TOTAL
                                                         ------- ------------  ------------
Balance at December 31, 1998............................   $50   $ 18,021,085  $ 18,021,135
   Net loss.............................................    --     (5,916,855)   (5,916,855)
   Contributions........................................    --      9,325,504     9,325,504
   Distributions........................................    --     (1,120,000)   (1,120,000)
                                                           ---   ------------  ------------
Balance at December 31, 1999............................    50     20,309,734    20,309,784
   Net loss.............................................    --     (7,992,536)   (7,992,536)
   Distributions........................................    --     (3,327,220)   (3,327,220)
                                                           ---   ------------  ------------
Balance at December 31, 2000............................    50      8,989,978     8,990,028
   Net loss.............................................    --    (12,291,072)  (12,291,072)
   Cumulative effect of adoption of SFAS No. 133, as of
     January 1, 2001....................................    --        (67,753)      (67,753)
   Other comprehensive loss on interest rate swaps......    --       (191,947)     (191,947)
                                                           ---   ------------  ------------
Comprehensive income (loss).............................    --    (12,550,772)  (12,550,772)
                                                           ---   ------------  ------------
Balance at December 31, 2001............................   $50   $ (3,560,794) $ (3,560,744)
                                                           ===   ============  ============



                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED DECEMBER 31
                                                                ----------------------------------------
                                                                    1999          2000          2001
                                                                ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations............................ $ (5,601,828) $ (6,301,429) $(11,200,588)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing
  operations:
   Loss from discontinued operations...........................     (315,027)   (1,691,107)   (2,104,507)
   Gain on sale of discontinued operations, net of minority
     interest..................................................           --            --     1,014,023
   Depreciation and amortization...............................    6,008,099     8,326,154    10,181,027
   Noncash interest expense and loan fee expense...............           --        37,895     2,009,589
   Noncash interest income.....................................      (94,402)     (156,000)     (178,792)
   Write-down of assets........................................           --       578,348            --
   (Gain) loss on sale of assets...............................        2,781      (712,542)          227
   Changes in operating assets and liabilities:
       Accounts receivable.....................................     (243,112)     (202,637)      (43,937)
       Inventory...............................................     (304,850)     (154,983)       28,773
       Prepaid expenses and other current assets...............       40,337      (499,201)      (49,990)
       Other assets............................................    1,422,342    (1,206,299)       45,014
       Accounts payable........................................      322,499       174,412     1,112,566
       Accrued liabilities and other...........................      (64,470)    1,555,703      (739,091)
       Deferred income.........................................    1,210,719     1,260,846        99,349
                                                                ------------  ------------  ------------
Net cash provided by operating activities......................    2,383,088     1,009,160       173,663

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.............................   (9,845,490)  (12,117,472)   (4,952,741)
Proceeds from sale of property and equipment...................       94,813     3,837,150       175,544
Proceeds from sale of discontinued businesses..................           --            --     4,672,260
Acquisition of businesses......................................  (11,512,500)  (23,684,348)           --
                                                                ------------  ------------  ------------
Net cash used in investing activities..........................  (21,263,177)  (31,964,670)     (104,937)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings.....................................................   14,081,934    35,320,012     1,206,621
Borrowings--related parties....................................           --     3,000,000     5,000,000
Payment of financing fees......................................     (150,625)     (423,388)           --
Contributions from partners....................................    9,325,504            --            --
Distributions to partners......................................   (1,120,000)   (3,327,220)           --
Repayment of long-term debt and capital leases.................   (1,016,932)   (4,355,952)   (2,999,686)
Notes receivable to related parties............................   (1,250,000)           --            --
Restricted cash................................................      (47,737)       73,681      (712,798)
                                                                ------------  ------------  ------------
Net cash provided by financing activities......................   19,822,144    30,287,133     2,494,137
                                                                ------------  ------------  ------------
Increase (decrease) in cash and cash equivalents...............      942,055      (668,377)    2,562,863
Cash and cash equivalents at beginning of year.................    1,062,771     2,004,826     1,336,449
                                                                ------------  ------------  ------------
Cash and cash equivalents at end of year....................... $  2,004,826  $  1,336,449  $  3,899,312
                                                                ============  ============  ============

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
Capital lease obligations incurred............................. $    678,826  $         --  $  5,087,100
Capitalized loan fees included in borrowings................... $         --  $    157,895  $    525,191

                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2001

1.  SIGNIFICANT ACCOUNTING POLICIES

  REPORTING ENTITY

   Gotham Golf Partners is a Delaware partnership formed in April 1997. Gotham Golf Partners owns and operates daily-fee golf courses, with the majority of the courses located in the Mid-Atlantic region of the United States. In addition, Gotham Golf Partners owns and operates one private and two semi-private membership courses. Gotham Golf Partners allocates profits and losses in accordance with the terms of its Partnership Agreement.

  PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements of Gotham Golf Partners include the accounts of Gotham Golf Partners and its subsidiaries. Investments in affiliates that are 50% owned where Gotham Golf Partners controls the affiliates are also included in the consolidated financial statements. All material intercompany transactions have been eliminated in consolidation.

  INVESTMENTS

   No minority interest is recorded for minority stockholders of two golf courses because of deficit capital positions. Minority stockholders' share of the entities' 2001 and cumulative losses, which approximate $296,000 and $958,000, respectively, have been recognized by Gotham Golf Partners. Future positive earnings of these subsidiaries would be recognized by Gotham Golf Partners to the extent of minority interest losses previously absorbed. On December 7, 2001, one of the courses was sold and as of December 31, 2001, the other course is classified as assets from discontinued operations.

  REVENUE RECOGNITION

   Revenue of Gotham Golf Partners from green fees, cart rentals, food and beverage sales, merchandise sales, and range income are generally recognized at the point of sale.

   Revenue from membership dues is recognized in the month earned. Nonrefundable initiation fees are recognized as revenue on a straight-line basis over the expected life of an active membership (currently five years).

  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents are defined as cash on hand and in banks, plus all short-term investments with a maturity, at the date of purchase, of three months or less.

  RESTRICTED CASH

   At December 31, 2000 and 2001, restricted cash is primarily comprised of money market accounts for debt service reserve that Gotham Golf Partners is required to maintain under the terms of two term loan agreements with a financial institution. Such reserve is maintained for paying regular monthly installments of principal, interest, and swap fees in accordance with the loan terms. At December 31, 2000 and 2001, restricted cash is primarily comprised of escrow accounts at several financial institutions for the payment of real estate taxes.

  INVENTORY

   Inventories consist principally of retail merchandise and grillroom food, snacks, and beverages. Inventories are stated at the lower of cost or market. Cost of inventories is principally determined using the first-in, first-out method.

                          GOTHAM GOLF PARTNERS, L.P.

  PROPERTY AND EQUIPMENT

   Property and equipment, which consists of land, buildings, golf course improvements, leasehold improvements, and equipment, are stated on the basis of cost. Depreciation is provided on the straight-line method over the following estimated useful lives:

            Land improvements............................   15 years
            Buildings....................................   39 years
            Equipment....................................  3-7 years
            Furniture, fixtures, and office equipment....    7 years
            Capital improvements......................... 5-15 years

   Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease and is included with depreciation expense.

   Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance, and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss is recognized currently.

   Construction in progress is comprised of ongoing development costs associated with the planned upgrades and additions to golf course facilities.

   Gotham Golf Partners capitalizes interest expense on major construction projects while in progress.

  GOODWILL AND OTHER INTANGIBLE ASSETS


   Goodwill consists of the excess of purchase price over the fair value of acquired net tangible assets. Goodwill is amortized over 15 years using the straight-line method. In periods prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 (see discussion under the caption "Newly Issued Accounting Standards" in this Note), goodwill was amortized ratably over appropriate periods; however, beginning January 1, 2002, goodwill will no longer be amortized. Under SFAS No. 142, goodwill will be evaluated for potential impairment annually by comparing the fair value of a reporting unit to its carrying value, including goodwill recorded by the reporting unit. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value, and any impairment determined is recorded in the current period.


   Other intangible assets primarily represent deferred loan costs, which are amortized using the straight-line method over the terms of the loans, which approximate the effective yield method. Amortization of intangible assets totaled $72,523, $131,531, and $108,570 for the years ended December 31, 1999, 2000, and 2001, respectively.

  LONG-LIVED ASSETS

   Gotham Golf Partners reviews its long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, Gotham Golf Partners estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without

                          GOTHAM GOLF PARTNERS, L.P.

interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles held for use is based on the estimated fair value of the assets.

  DEFERRED REVENUE

   Deferred revenue includes golf cards, initiation fees, and membership dues to be earned in the future.

  ADVERTISING COSTS

   Gotham Golf Partners expenses advertising costs as incurred. During 1999, 2000, and 2001, Gotham Golf Partners expensed $591,353, $590,529, and $770,646, respectively.

  USE OF ESTIMATES

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  INCOME TAXES

   Income taxes are not provided for in the accompanying consolidated financial statements because taxable income or loss is included in the individual tax returns of the partners.

  COMPREHENSIVE LOSS

   Comprehensive loss is reported on the Consolidated Statements of Partners' Equity and accumulated other comprehensive loss is reported on the Consolidated Balance Sheets. The interest rate swaps are the only components of accumulated other comprehensive loss.

  DERIVATIVE FINANCIAL INSTRUMENTS

   As required, effective January 1, 2001, Gotham Golf Partners adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and related amendments.

   Gotham Golf Partners has entered into two interest rate swap agreements and utilizes derivative financial instruments to reduce interest rate risks. Gotham Golf Partners does not hold or issue derivative financial instruments for trading or speculative purposes. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. Gotham Golf Partners recognizes all derivatives as either assets or liabilities in the accompanying balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. Any deferred gains or losses associated with derivative instruments, which on infrequent occasions may be terminated prior to maturity, are recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold, extinguished, or matures prior to the termination of the related derivative instrument, such instrument would be closed and the resulting gain or loss would be recognized in income.

                          GOTHAM GOLF PARTNERS, L.P.

   Gotham Golf Partners uses derivative financial instruments to reduce its exposure to fluctuations in interest rates on two loans. All derivatives held by Gotham Golf Partners are designated as cash flow hedges. In accordance with SFAS No. 133, the hedges are considered perfectly effective against changes in the fair value of the underlying debt and as a result, there is no need to periodically reassess the effectiveness during the term of the hedge. Gotham Golf Partners has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its variable long-term debt. Cash flows related to these interest rate swap agreements are included in interest expense over the terms of the agreements. See Note 13 for further disclosure on derivatives.

   The fair market value of the two interest rate swap agreements, which were obtained from broker quotes, is included in other liabilities on the consolidated balance sheet as of December 31, 2001, and the changes in fair market value are reflected in other comprehensive loss on the consolidated statement of partners' equity (deficit).

   The adoption of the statement resulted in an adjustment to other comprehensive loss of $67,753 for the cumulative effect of the change in accounting as of January 1, 2001 and $191,947 during 2001. During 2001, Gotham Golf Partners paid $114,730 on its swap agreements that have been recorded as interest expense. The reclassification of amounts of comprehensive loss associated with the interest rate swap into the statement of operations is anticipated to occur through the maturity date of the interest swap agreements, which expire April 30, 2003. The estimated net amount of existing losses as of December 31, 2001 that is expected to be reclassified into earnings within the next 12 months is approximately $195,000.

  NEWLY ISSUED ACCOUNTING STANDARDS

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.

   Gotham Golf Partners elected to early adopt, effective January 1, 2001, SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. The new statement supercedes previous accounting guidance related to impairment of long-lived assets and provides a single accounting methodology for the disposal of long-lived assets, and also supercedes previous guidance with respect to reporting the effects of the disposal of a business. In connection with Gotham Golf Partners's decision to exit the Florida and Alabama markets, retail golf center, and helicopter, the results of operations of certain businesses identified as held-for-sale are classified as discontinued operations in Gotham Golf Partners's consolidated financial statements for all periods presented. Similarly, the assets and liabilities of these golf courses are separately identified in the consolidated balance sheets as assets and liabilities from discontinued operations, respectively.

   The results of operations and related gains and losses with golf courses divested prior to the effective date of Gotham Golf Partners's adoption of SFAS No. 144, have not been reclassified to discontinued operations in accordance with the Statement.

   Gotham Golf Partners adopted SFAS No. 142, ACCOUNTING FOR GOODWILL AND OTHER INTANGIBLE ASSETS, as of January 1, 2002. Among other things, the Statement prohibits the amortization of goodwill and sets forth a new methodology for periodically assessing and, if warranted, recording impairment of goodwill. The Statement also requires completion of the initial step of a transitional impairment test within six months of the adoption of SFAS No. 142 and, if applicable, completion of the final step of the impairment test by the end of the fiscal year of adoption. Gotham Golf Partners expects to perform the transitional impairment tests during the six months ended June 30, 2002. Any impairment charge resulting from these transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in 2002. Gotham Golf Partners has not yet determined what

                          GOTHAM GOLF PARTNERS, L.P.

the effect of these tests will be on the earnings and financial position of Gotham Golf Partners. The adoption of the new Statement, effective January 1, 2002, should not have a significant effect on earnings or the financial position of Gotham Golf Partners. If the Statement had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased earnings from continuing operations before cumulative effect of change in accounting by approximately $486,000.

2.  DISCONTINUED OPERATIONS

   In September 2001, Gotham Golf Partners announced that it would sell four golf courses in Florida and Alabama. In December 2001, Gotham Golf Partners approved a plan to sell the Partnership's retail golf center and helicopter.

   In accordance with SFAS No. 144, the results of operations of these golf courses, the retail golf center, and helicopter have been classified as discontinued operations in Gotham Golf Partners's consolidated financial statements of operations for all periods presented. Similarly, the assets and liabilities of these operations have been separately identified in the consolidated balance sheet as being from discontinued operations. Gotham Golf Partners expects to complete the sale of these courses by September 30, 2002, and the retail golf center and helicopter by December 31, 2002. Depreciation and amortization expense are no longer being recorded with respect to the assets of these courses in accordance with SFAS No. 144. These assets are recorded at estimated fair value less cost to sell. There were no adjustments as of December 31, 2001. Changes in the estimated fair value will be recorded in future periods as determined.

   In addition, on December 7, 2001, Miami National Golf Club, L.C. (MNGC), an entity in which Gotham Golf Partners has a 50% ownership interest, sold the Miami National Golf Club and related assets. The net proceeds from the sale approximated $4,672,260 with a resulting gain of $2,028,046, of which Gotham Golf Partners's portion was $1,014,023. The results of MNGC's operations for all periods presented, as well as the gain on the sale, have been reclassified to discontinued operations in accordance with SFAS No. 144. MNGC's assets and liabilities have been reclassified as assets and liabilities from discontinued operations for all periods presented.

   Revenue and net loss related to the discontinued operations were as follows:

                                                         YEAR ENDED DECEMBER 31
                                                  ------------------------------------
                                                     1999         2000         2001
                                                  ----------  -----------  -----------
Revenue.......................................... $4,270,569  $ 4,903,112  $ 4,552,135
                                                  ==========  ===========  ===========
Net loss:
Results of operations of discontinued businesses:
   Loss from discontinued operations............. $ (315,027) $(1,691,107) $(3,118,530)
   Gain on sale of discontinued operations.......         --           --    2,028,046
                                                  ----------  -----------  -----------
   Net loss from discontinued operations......... $ (315,027) $(1,691,107) $(1,090,484)
                                                  ==========  ===========  ===========

                          GOTHAM GOLF PARTNERS, L.P.

   The major classes of assets and liabilities of the discontinued golf courses classified separately and included in the consolidated balance sheets were as follows:

                                                            DECEMBER 31
                                                      -----------------------
                                                         2000        2001
                                                      ----------- -----------
   ASSETS
   Accounts receivable............................... $   753,476 $   608,191
   Inventory.........................................     192,791      50,614
   Prepaid expenses and other current assets.........      24,438       9,367
   Property and equipment, net.......................  15,465,925  11,784,105
   Goodwill and other intangible assets, net.........     481,799     369,421
   Other assets......................................      29,992      29,633
                                                      ----------- -----------
   Total assets from discontinued operations......... $16,948,421 $12,851,331
                                                      =========== ===========

   LIABILITIES
   Accounts payable.................................. $   325,241 $   447,857
   Accrued liabilities and other.....................     533,335     880,382
   Deferred revenue..................................      57,396         568
   Total debt and capital leases.....................   9,709,516   9,345,231
   Minority interest.................................          --   1,014,023
                                                      ----------- -----------
   Total liabilities from discontinued operations.... $10,625,488 $11,688,061
                                                      =========== ===========

3.  ACQUISITIONS AND OTHER DISPOSITION ACTIVITIES

  ACQUISITIONS

   The following table sets forth certain information regarding acquisitions:

                                                    2000     2001
                                                 ----------- ----
              Courses acquired..................           6   --
              Property and equipment............ $19,683,248 $ --
              Goodwill..........................   4,001,100   --
                                                 ----------- ----
              Purchase price.................... $23,684,348 $ --
                                                 =========== ====

   The purchase price was allocated to the acquired assets based on the fair values of those assets as determined by the Partnership. All acquisitions were accounted for under the purchase method.

   The operating results of the acquired golf courses have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

                          GOTHAM GOLF PARTNERS, L.P.

   The following unaudited pro forma results of operations give effect to the operation of the golf courses acquired as if the respective transactions had occurred as of January 1, 1999. The pro forma results of operations do not purport to represent what the Gotham Golf Partners's results of operations would have been had such transactions in fact occurred at the beginning of the years presented or to project the Gotham Golf Partners's results of operations in any future period.

                                                 YEAR ENDED DECEMBER 31
                                                ------------------------
                                                    1999         2000
                                                -----------  -----------
                                                       (UNAUDITED)
       Revenue................................. $27,515,000  $27,691,000
       Net loss from continuing operations..... $(7,662,000) $(7,707,335)

  DISPOSITIONS

   At December 31, 2000, Gotham Golf Partners applied the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, to net assets held-for-sale. SFAS No. 121 requires assets held-for-sale be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In accordance with the provisions of SFAS No. 121, the assets included in net assets held-for-sale will not be depreciated. In applying those provisions, management considered recent offers and bids, and its estimate of future cash flows related to those businesses. As a result, Gotham Golf Partners has recorded a loss of $578,348 as write-down of net assets held-for-sale in the accompanying Consolidated Statements of Operations for the year ended December 31, 2000. Total revenue and expenses for 1999 related to these assets held-for-sale were approximately $506,000 and $823,000 respectively. Total revenue and expenses for 2000 related to these assets held-for-sale were approximately $254,000 and $1,355,000, respectively.

   In October 2001, ownership of these assets held-for-sale was transferred back to the lender, as allowed under the related loan agreement. As a result of this agreement, Gotham Golf Partners has no further material commitments related to the property.

   Net assets held-for-sale at December 31, 2000 were as follows:

        Current assets.................................... $    27,683
        Property, plant, and equipment--net...............   1,683,312
        Notes payable and current portion of long-term
          debt............................................    (271,737)
        Other current liabilities.........................     (26,637)
        Long-term debt....................................  (1,412,621)
        Other liabilities.................................          --
                                                           -----------
        Net assets held-for-sale.......................... $        --
                                                           ===========

4.  NOTES RECEIVABLE--RELATED PARTIES

   Notes receivable totaling $1,750,402 and $1,929,194 at December 31, 2000 and 2001, respectively, including accrued interest of $250,402 and $429,192, are due from partners.

   The notes, which are unsecured, bear interest at a rate of 10% and are payable from distributions of distributable cash made pursuant to Gotham Golf Partners's Partnership Agreement. Interest income related to the notes was $94,402, $156,000, and $178,790 for the years 1999, 2000, and 2001, respectively.

                          GOTHAM GOLF PARTNERS, L.P.

5.  PROPERTY AND EQUIPMENT

                                                            DECEMBER 31
                                                    --------------------------
                                                        2000          2001
                                                    ------------  ------------
 Land.............................................. $ 13,666,613  $ 13,667,094
 Buildings.........................................   21,821,319    21,896,076
 Equipment.........................................   12,437,608    17,654,785
 Furniture, fixtures, and office equipment.........    6,117,118     6,130,075
 Capital improvements..............................   48,179,633    56,801,525
 Construction in progress..........................    3,863,870        25,741
                                                    ------------  ------------
                                                     106,086,161   116,175,296
 Accumulated depreciation..........................  (12,196,140)  (19,933,237)
                                                    ------------  ------------
 Property and equipment, net....................... $ 93,890,021  $ 96,242,059
                                                    ============  ============

6.  GOODWILL AND OTHER INTANGIBLE ASSETS

   Goodwill and other intangible assets consist of the following:

                                                            DECEMBER 31
                                                     ------------------------
                                                         2000         2001
                                                     -----------  -----------
  Goodwill.......................................... $ 7,118,964  $ 7,462,924
  Deferred loan costs...............................   1,381,209    1,906,400
  Other.............................................     177,330      117,650
                                                     -----------  -----------
                                                       8,677,503    9,486,974
  Less accumulated amortization.....................  (1,330,211)  (2,882,826)
                                                     -----------  -----------
                                                     $ 7,347,292  $ 6,604,148
                                                     ===========  ===========

7.  NOTES PAYABLE--RELATED PARTIES

   Notes payable--related parties consists of the following:

                                                           DECEMBER 31
                                                      ----------------------
                                                         2000       2001
                                                      ---------- -----------
   Gotham Partners (limited partner)................. $3,120,405 $ 8,528,889
   Gotham Partners III, L.P. (limited partner).......     37,490     104,197
   Accrued interest..................................     37,895   1,994,043
                                                      ---------- -----------
                                                      $3,195,790 $10,627,129
                                                      ========== ===========

   The notes bear interest at a rate of 24% per annum and are due January 1, 2003. In December 2001, the Gotham Partners note was amended increasing the borrowing availability from the original principal amount of $7,000,000 to $10,481,337, including accrued interest and fees. Gotham Golf Partners is also charged a 5% fee on advances on the above note.

8.  NOTES PAYABLE--BANK

   Notes payable to bank represents a note due to Wachovia Bank, N.A. totaling $2,200,000 as of December 31, 2001, with a total availability of $2,750,000, and bears interest at the LIBOR index plus 1% (3.14% at

                          GOTHAM GOLF PARTNERS, L.P.

December 31, 2001) per annum. The note was payable in monthly payments of interest only until its original maturity in October 2001. On October 16, 2001, Gotham Golf Partners refinanced this note, which is now due May 16, 2002. The loan is secured by a Pledge Agreement by Gotham Partners, a limited partner.

9.  LONG-TERM DEBT

                                                            DECEMBER 31
                                                     ------------------------
                                                         2000         2001
                                                     -----------  -----------
  Mortgages payable--fixed rate..................... $60,251,367  $59,332,247
  Mortgages payable--variable rate..................  31,670,973   31,538,837
  Vehicle notes payable.............................     584,951      468,371
                                                     -----------  -----------
                                                      92,507,291   91,339,455
  Less current portion..............................  (1,439,403)  (5,645,108)
                                                     -----------  -----------
                                                     $91,067,888  $85,694,347
                                                     ===========  ===========

   The mortgages are payable to several financial institutions and bear interest at fixed rates ranging from 8.15% to 8.75% and variable rates ranging from 3.14% to 12.12% (as of December 31, 2001) per annum. The loans are payable in monthly installments ranging from $18,759 to $70,608 with maturity dates from January 2003 through October 2005. The mortgages are secured by the underlying golf courses including all land, building, and improvements.

   In January 2002, Gotham Golf Partners entered into an agreement with a financial institution that eliminated all previously existing financial covenants related to three of their outstanding mortgage facilities. As part of this agreement, Gotham Golf Partners agreed to accelerate the payment of $4,000,000 of principal amount that was scheduled to be paid in January 2003 to January 2002. In conjunction with this payment, Gotham Golf Partners received $2,500,000 in loan proceeds from Gotham Partners, which is due on demand and bears interest at 24%. The accelerated principal amount of $4,000,000 has been recorded as current portion of long-term debt in the accompanying balance sheet.

   Vehicle notes payable bear interest at fixed rates ranging from 8.9% to 10.75% per annum and are payable in monthly installments ranging from $509 to $952 with maturity dates from November 2003 through June 2005. The notes are secured by the underlying vehicles.

   The long-term debt arrangements subject Gotham Golf Partners to various affirmative and negative covenants. Among other things, the covenants limit the Partnership's ability to borrow additional indebtedness at the course level under the current credit agreements, and requires Gotham Golf Partners to maintain certain financial ratios with respect to fixed charge coverage and interest coverage. A majority of the loans contain guarantees or limited guarantees of Gotham Golf Partners.

   Interest of $0, $341,742, and $437,938 in 1999, 2000, and 2001,
respectively, was capitalized as part of construction projects.

   Gotham Golf Partners paid interest of $5,247,520, $7,091,858, and $7,814,810 in 1999, 2000, and 2001, respectively.

                          GOTHAM GOLF PARTNERS, L.P.

   Maturities of long-term debt for the years ending December 31 are as follows:

         2002.............................................. $ 5,645,108
         2003..............................................  47,570,778
         2004..............................................  11,712,279
         2005..............................................  26,411,290
         Thereafter........................................          --
                                                            -----------
                                                            $91,339,455
                                                            ===========

   Loan agreements with outstanding indebtedness of $47,857,822 at December 31, 2001 contain an option for Gotham Golf Partners to extend the maturity by five years if certain conditions are met. These agreements cover $36,393,631 of debt currently scheduled to mature in 2003 and $11,464,191 of debt currently scheduled to mature in 2004.

   At December 31, 2000 and 2001, Gotham Golf Partners was in noncompliance with the financial covenants of a mortgage note payable securing one of Gotham Golf Partners courses. Gotham Golf Partners has not obtained a waiver from the financial institution. The course in noncompliance is classified as a discontinued operation and accordingly, the entire amount of debt ($1,543,861 at December 31, 2000 and $1,507,894 at December 31, 2001) is included in liabilities from discontinued operations and recorded as a current liability at December 31, 2000 and 2001.

   Effective April 23, 2002, a financial institution amended one of the Partnership's mortgage loan agreements, which had a balance outstanding of $3,976,873 at December 31, 2001. The amendment permanently waived existing financial covenant violations and eliminated the financial covenant requirement until April 1, 2003. The amendment also requires Gotham Golf Partners to maintain the existing letter of credit in the amount of $550,000 as additional collateral and security. There were no amounts outstanding under the letter of credit at December 31, 2001.

10.  CURRENT LIABILITIES

   Accrued liabilities and other consist of the following:

                                                       DECEMBER 31
                                                  ---------------------
                                                     2000       2001
                                                  ---------- ----------
         Capital expenditures.................... $  827,244 $       --
         Interest................................    524,303  1,029,715
         Other...................................    967,159  1,238,871
                                                  ---------- ----------
                                                  $2,318,706 $2,268,586
                                                  ========== ==========

11.  LEASE COMMITMENTS

   Gotham Golf Partners is currently leasing and operating the Bridges golf course under an agreement that commits Gotham Golf Partners to purchase the property at the end of the lease term. The term, which expires on November 30, 2002, can be extended for one additional year. Monthly lease payments are due in the amount of $45,000, of which $3,000 reduces the purchase price at the date of acquisition. If the property is acquired on or before November 30, 2003, the purchase price will approximate $5,414,000.

   In addition, Gotham Golf Partners leases golf carts and turf equipment under terms of operating and capital leases that expire in 2006.

                          GOTHAM GOLF PARTNERS, L.P.

   Gotham Golf Corp incurred lease and rental expense approximating $1,224,000, $1,423,000 and $2,057,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

   The following is a schedule of approximate future minimum lease payments to be paid under noncancelable lease agreements with terms of one or more years at December 31:

                                                    CAPITAL   OPERATING
                                                    LEASES     LEASES      TOTAL
                                                   ---------- ---------- ----------
2002.............................................. $1,910,290 $1,276,943 $3,187,233
2003..............................................  1,308,331    947,138  2,255,469
2004..............................................  1,308,331    737,872  2,046,203
2005..............................................  1,299,974    446,892  1,746,866
2006..............................................      5,261         --      5,261
                                                   ---------- ---------- ----------
                                                    5,832,187 $3,408,845 $9,241,032
                                                              ========== ==========
Less amounts representing interest................    858,432
                                                   ----------
Present value of net minimum rentals (including
  $1,420,579 classified as current)............... $4,973,755
                                                   ==========

   Gotham Golf Partners has subleased its previous office location in Reston, Virginia under a noncancelable operating lease, which expires in July 2003. The lease provides for monthly rentals of approximately $11,500, which escalate over the lease term.

   Minimum future rentals relating to this lease as of December 31, 2001 are as follows:

          2002.............................................. $144,834
          2003..............................................   73,488
                                                             --------
                                                             $218,322
                                                             ========

   The carrying value of assets under capital leases, which are included with owned assets in the accompanying consolidated balance sheets is $4,821,639 at December 31, 2001. There were no assets under capital leases as of December 31, 2000. Amortization of the assets under capital leases is included in depreciation expense.

12.  COMMITMENTS AND CONTINGENCIES

   Gotham Golf Partners has entered into separate employment agreements with six executives. The employment agreements are for durations of five years. Annual salaries totaling approximately $1,150,000, subject to increases based on published indices, are payable under the terms of the agreements.

   Gotham Golf Partners is involved in certain claims and lawsuits arriving in the normal course of business, none of which, in the opinion of management, are expected to have a material adverse effect on its consolidated financial position, results of operation, cash flows, or ability to conduct business.

   Distributions from Gotham Golf Partners are limited as defined in its Partnership Agreement.

                          GOTHAM GOLF PARTNERS, L.P.

13.  FINANCIAL INSTRUMENTS

  CONCENTRATION OF CREDIT RISK

   Financial instruments that potentially subject Gotham Golf Partners to significant concentrations of credit risk consist principally of cash and cash equivalents and restricted cash, accounts receivable, and notes receivable. At times, cash balances in Gotham Golf Partners's accounts may exceed FDIC insurance limits. Concentration of credit risk with respect to notes receivable is limited to some extent due to the fact that the notes are due from current officers and members of management.

  INTEREST RATE SWAP AGREEMENTS

   Gotham Golf Partners has entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate long-term debt. At December 31, 2001, Gotham Golf Partners had outstanding interest rate swap agreements with commercial banks having a total notional principal amount of $6 million. These agreements effectively change Gotham Golf Partners's interest rate exposure on its long-term debt to 8.75%. These interest rate swap agreements mature during 2003, when the underlying debt also matures.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by Gotham Golf Partners in estimating its fair value disclosures for financial instruments:

      CASH, CASH EQUIVALENTS, AND ACCOUNTS PAYABLE: The carrying amounts reported in the consolidated balance sheets for cash, cash equivalents, and accounts payable approximate their fair value because of the short maturity of such instruments.

      ACCOUNTS RECEIVABLE: The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair value because of the short maturity of such instruments.

      NOTES RECEIVABLE: The carrying amounts reported in the consolidated balance sheets for notes receivable approximate their fair value because of the short maturity of such instruments.

      SHORT- AND LONG-TERM DEBT: The carrying amounts of Gotham Golf Partners's borrowings under its notes and mortgage payable agreements approximate fair value based on current financing for similar loans available to Gotham Golf Partners.

      INTEREST RATE SWAP AGREEMENTS: The fair value of Gotham Golf Partners's swap agreements used to hedge its outstanding debt is a liability of $67,753 as of December 31, 2000 and a liability of $259,700 as of December 31, 2001. The fair value of these agreements is estimated by obtaining quotes from brokers.

14.  SUBSEQUENT EVENTS

  DEFINITIVE MERGER AGREEMENT

   On February 13, 2002, each of Florida Golf Properties, Inc. (FGPI), the sole general partner and 1% equity owner of the Partnership; Florida Golf Associates
(FGA), a limited partner and 5% equity owner of Gotham Golf Corp and Gotham Partners, a limited partner and 45% equity owner of Gotham Golf Partners, entered into a definitive merger agreement with First Union and certain related parties, whereby, among other things, First Union would merge with and into a newly formed entity and a party to the merger agreement, with Gotham Golf Corp surviving. As part of the transaction, Gotham Partners and its controlled affiliates, as well as FGPI and

                          GOTHAM GOLF PARTNERS, L.P.

FGA will contribute (i) their respective limited partnership interests in Gotham Golf Partners to Gotham Golf Corp and (ii) their respective general partnership interests in Gotham Golf Partners to Gotham Golf Corp by directly transferring such interest to a wholly owned subsidiary and limited liability company of Gotham Golf Corp, each in exchange for Gotham Golf Corp common shares. As a result of the transaction, Gotham Golf Corp will own approximately 92.5% of Gotham Golf Partners, including 100% of the general partnership interests in Gotham Golf Partners, which will be held by a wholly owned subsidiary and limited liability company of Gotham Golf Corp. Current management of Gotham Golf Partners will own the remaining approximately 7.5% of the equity interests in Gotham Golf Partners. All of the Gotham Golf Partners equity interests will be convertible into Gotham Golf Corp common shares. Pursuant to the merger agreement, Gotham Golf Corp and First Union plan on filing with the Securities and Exchange Commission a Form S-4 Registration Statement.

                          GOTHAM GOLF PARTNERS, L.P.

                     UNAUDITED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2002

ASSETS
Current assets:
   Cash and cash equivalents....................................... $  1,306,789
   Restricted cash.................................................      605,091
   Accounts receivable.............................................      985,662
   Inventory.......................................................    1,255,883
   Notes receivable--related parties...............................    2,028,154
   Prepaid expenses and other current assets.......................      197,698
   Assets from discontinued operations.............................   13,000,374
                                                                    ------------
       Total current assets........................................   19,379,651
Property and equipment, net........................................   91,711,377
Goodwill and other intangible assets, net..........................    7,362,953
Other assets.......................................................      214,376
                                                                    ------------
       Total assets................................................ $118,668,357
                                                                    ============
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable................................................ $  1,887,270
   Accrued liabilities and other...................................    2,404,934
   Deferred revenue................................................    2,699,726
   Current portion of long-term debt and capital leases............   40,797,870
   Notes payable--related parties..................................   19,510,899
   Notes payable--bank.............................................    2,200,000
   Liabilities from discontinued operations........................   11,055,312
                                                                    ------------
       Total current liabilities...................................   80,556,011

Long-term debt and capital leases, net of current portion..........   49,604,550
Other liabilities..................................................      174,963

Partners' equity (deficit):
   Partners' equity (deficit)......................................  (11,492,204)
   Accumulated other comprehensive loss............................     (174,963)
                                                                    ------------
       Total partners' equity (deficit)............................  (11,667,167)
                                                                    ------------
       Total liabilities and partners' equity (deficit)............ $118,668,357
                                                                    ============



                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED
                                                                     JUNE 30,
                                                             ------------------------
                                                                 2001         2002
                                                             -----------  -----------
Revenue:
Golf and merchandise........................................ $ 8,517,535  $ 8,281,067
Food and beverage...........................................   1,445,157    1,455,360
                                                             -----------  -----------
                                                               9,962,692    9,736,427
Costs and operating expenses:
   Cost of sales:
       Golf and merchandise.................................     414,322      370,749
       Food and beverage....................................     376,510      424,773
   Salaries and wages.......................................   2,412,820    2,504,553
   Operating expenses.......................................   3,091,725    3,228,019
   Depreciation and amortization............................   2,111,334    2,177,014
                                                             -----------  -----------
Total operating expenses....................................   8,406,711    8,705,108
                                                             -----------  -----------
Income from operations......................................   1,555,981    1,031,319

Other income (expense):
   Interest income..........................................      46,859       50,644
   Interest expense.........................................  (2,673,591)  (3,180,477)
   Other....................................................     (20,025)       5,492
                                                             -----------  -----------
                                                              (2,646,757)  (3,124,341)
                                                             -----------  -----------
Loss from continuing operations.............................  (1,090,776)  (2,093,022)
                                                             -----------  -----------

Loss from discontinued operations...........................    (662,893)    (241,976)
                                                             -----------  -----------
Net loss.................................................... $(1,753,669) $(2,334,998)
                                                             ===========  ===========

Net loss allocated to general partner:
   Continuing operations.................................... $        --  $        --
   Discontinued operations..................................          --           --
                                                             -----------  -----------
Net loss.................................................... $        --  $        --
                                                             ===========  ===========

Net loss allocated to limited partners:
   Continuing operations.................................... $(1,090,776) $(2,093,022)
   Discontinued operations..................................    (662,893)    (241,976)
                                                             -----------  -----------
Net loss.................................................... $(1,753,669) $(2,334,998)
                                                             ===========  ===========



                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                             ------------------------
                                                                 2001         2002
                                                             -----------  -----------
Revenue:
Golf and merchandise........................................ $10,391,975  $11,119,019
Food and beverage...........................................   1,785,997    1,894,992
                                                             -----------  -----------
                                                              12,177,972   13,014,011
Costs and operating expenses:
   Cost of sales:
       Golf and merchandise.................................     491,844      487,861
       Food and beverage....................................     453,832      537,395
   Salaries and wages.......................................   4,006,324    4,209,479
   Operating expenses.......................................   4,914,726    5,521,461
   Depreciation and amortization............................   4,230,576    4,355,097
                                                             -----------  -----------
Total operating expenses....................................  14,097,302   15,111,293
                                                             -----------  -----------
Loss from operations........................................  (1,919,330)  (2,097,282)

Other income (expense):
   Interest income..........................................      99,639      102,339
   Interest expense.........................................  (5,128,356)  (5,999,666)
   Other....................................................     (16,163)      12,142
                                                             -----------  -----------
                                                              (5,044,880)  (5,885,185)
                                                             -----------  -----------
Loss from continuing operations.............................  (6,964,210)  (7,982,467)
                                                             -----------  -----------

Loss from discontinued operations...........................    (671,176)    (208,693)
                                                             -----------  -----------
Net loss.................................................... $(7,635,386) $(8,191,160)
                                                             ===========  ===========

Net income (loss) allocated to general partner:
   Continuing operations.................................... $        --  $        --
   Discontinued operations..................................          --           --
                                                             -----------  -----------
Net loss.................................................... $        --  $        --
                                                             ===========  ===========

Net loss allocated to limited partners:
   Continuing operations.................................... $(6,964,210) $(7,982,467)
   Discontinued operations..................................    (671,176)    (208,693)
                                                             -----------  -----------
Net loss.................................................... $(7,635,386) $ 8,191,160
                                                             ===========  ===========



                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED JUNE 30,
                                                                  -------------------------
                                                                      2001          2002
                                                                  ------------  -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations.............................. $ (6,964,210) $(7,982,467)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing
  operations:
   Loss from discontinued operations.............................     (671,176)    (208,693)
   Depreciation and amortization.................................    5,680,723    4,733,932
   Noncash interest expense and loan fee expense.................      915,950    2,702,732
   Noncash interest income.......................................      (89,395)     (98,960)
   Changes in operating assets and liabilities:
       Accounts receivable.......................................      (57,096)    (212,434)
       Inventory.................................................     (416,354)    (553,812)
       Prepaid expenses and other current assets.................      204,131      496,731
       Other assets..............................................      280,453   (1,199,872)
       Accounts payable..........................................    1,738,095      456,889
       Accrued liabilities and other.............................     (131,962)    (956,624)
       Deferred income...........................................     (443,396)    (400,653)
                                                                  ------------  -----------
Net cash provided (used) by operating activities.................       45,763   (3,223,231)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...............................  (10,605,873)    (874,624)
Proceeds from sale of property and equipment.....................           --      247,165
                                                                  ------------  -----------
Net cash used in investing activities............................  (10,605,873)    (627,459)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings.......................................................    7,620,360           --
Borrowings--related parties......................................    4,000,000    6,500,000
Repayment of long-term debt and capital leases...................   (1,373,851)  (5,659,134)
Restricted cash..................................................     (258,190)     417,299
                                                                  ------------  -----------
Net cash provided by financing activities........................    9,988,319    1,258,165
                                                                  ------------  -----------
Decrease in cash and cash equivalents............................     (571,791)  (2,592,525)
Cash and cash equivalents at beginning of period.................    1,336,450    3,899,314
                                                                  ------------  -----------
Cash and cash equivalents at end of period....................... $    764,659  $ 1,306,789
                                                                  ============  ===========

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
Capitalized loan fees included in borrowings..................... $    210,526  $   342,105






                            SEE ACCOMPANYING NOTES.

                          GOTHAM GOLF PARTNERS, L.P.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2002

  GENERAL

   The accompanying unaudited consolidated financial statements represent the consolidated results of Gotham Golf Partners, L.P. ("Gotham Golf Partners").

  UNAUDITED INTERIM FINANCIAL STATEMENTS

   The unaudited consolidated balance sheet as of June 30, 2002 and the related unaudited consolidated statements of operations, for the three and six months ended June 30, 2001 and 2002 and cash flows for the six months ended June 30, 2001 and 2002, (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.

   The interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements appearing herein. The results of the six months ended June 30, 2002 may not be indicative of operating results for the full year.

  GOODWILL AMORTIZATION

   Gotham Golf Partners has adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. In accordance with the adoption provisions of SFAS No. 142, Gotham Golf Partners has completed the transitional impairment test and no impairment was noted. Gotham Golf Partners will be required to perform goodwill impairment tests on at least an annual basis. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. Gotham Golf Partners primarily has costs in excess of nets assets acquired, which are deemed to be an indefinite lived intangible asset. If SFAS had been adopted at the beginning of 2001, the absence of goodwill amortization would have increased earnings from continuing operations before the cumulative effect of change in accounting by approximately $486,000 for the ended December 31, 2001 and $248,000 for the six months ended June 30, 2001.


  MERGER-RELATED COSTS



   In connection with the definitive merger agreement with First Union and certain related parties entered into on February 13, 2002, whereby, among other things, First Union would merge with and into a newly formed entity and a party to the merger agreement, with Gotham Golf Corp surviving, Gotham Golf Partners has capitalized approximately $1.1 million of merger related costs which are included in goodwill and other intangible assets.


  NOTES PAYABLE--RELATED PARTIES

   During the six months ended June 30, 2001 and 2002, Gotham Golf Partners received additional borrowings from Gotham Partners, a related party, in the amount of $4,000,000 and $6,500,000, respectively.

  NOTES PAYABLE--BANK

   Effective April 23, 2002, a financial institution amended one of Gotham Golf Partners's mortgage loan agreements, which has a balance outstanding of approximately $4,065,000 and $3,979,000 at June 30, 2001 and 2002,
respectively. The amendment permanently waived existing financial covenant violations and eliminated

                          GOTHAM GOLF PARTNERS, L.P.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2002

the financial covenant requirement until April 1, 2003. Effective August 19, 2002, the financial institution amended the mortgage loan agreement, eliminating the financial covenant requirement until July 1, 2003.

  RECENTLY ISSUED ACCOUNTING STANDARDS


   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS No. 145 will be effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The effect of this statement on Gotham Golf Partners's financial statements would be the reclassification of extraordinary loss on early extinguishment of debt to continuing operations, however, this will have no effect on Gotham Golf Partners's net income. Gotham Golf Partners intends to adopt SFAS No. 145 as of January 1, 2003.


   In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. As the provisions of SFAS No. 146 are required to be applied prospectively after the adoption date, management cannot determine the potential effects that adoption of SFAS No. 146 will have on Gotham Golf Partners consolidated financial statements.

                                                                     APPENDIX A

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                         DATED AS OF FEBRUARY 13, 2002

                                 BY AND AMONG

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,

                         FIRST UNION MANAGEMENT, INC.,

                             GGC MERGER SUB, INC.,

                            GOTHAM PARTNERS, L.P.,

                          GOTHAM GOLF PARTNERS, L.P.,

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                               GOTHAM GOLF CORP.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
                                      ARTICLE I

                                       GENERAL
Section 1.01. Defined Term Index......................................................  A3

                                      ARTICLE II

                                     THE MERGERS
Section 2.01. The Mergers.............................................................  A6
Section 2.02. Closing.................................................................  A6
Section 2.03. Effective Time..........................................................  A6
Section 2.04. Effects of the Mergers..................................................  A6
Section 2.05. Certificates of Incorporation and Bylaws................................  A6
Section 2.06. Directors...............................................................  A7
Section 2.07. Officers................................................................  A7
Section 2.08. Effects on Beneficial Interests and Capital Stock.......................  A7
Section 2.09. Surrender and Payment; Designation of Paying Agent and FUMI Agent.......  A9
Section 2.10. [RESERVED].............................................................. A11
Section 2.11. Warrants................................................................ A11
Section 2.12. Subscription Rights; Designation of Subscription Rights Agent; Mechanics A11
Section 2.13. The Notes............................................................... A13
Section 2.14. The Escrow Fund......................................................... A14

                                     ARTICLE III

                                   THE CONTRIBUTION
Section 3.01. The Contribution........................................................ A16

                                      ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF GOTHAM, FGPI AND FGA
Section 4.01. Organization and Qualification.......................................... A16
Section 4.02. Authority; Non-Contravention; Approvals................................. A16
Section 4.03. GGP Interests........................................................... A17
Section 4.04. Solicitation Documentation; Proxy Statement-Prospectus.................. A17
Section 4.05. Availability of Funds................................................... A17
Section 4.06. No Knowledge of Certain Facts........................................... A18

                                         ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF GGP, GGC AND SUB
Section 5.01. Organization and Qualification.......................................... A18
Section 5.02. Capitalization.......................................................... A18
Section 5.03. Interim Operations of GGC and Sub....................................... A19
Section 5.04. Subsidiaries............................................................ A19
Section 5.05. Authority; Non-Contravention; Approvals................................. A19
Section 5.06. Reports and Financial Statements........................................ A20
Section 5.07. Absence of Undisclosed Liabilities; Material Adverse Effect............. A20
Section 5.08. Litigation.............................................................. A21
Section 5.09. Solicitation Documentation; Proxy Statement-Prospectus.................. A21
Section 5.10. No Violation of Law..................................................... A21


                                      Ai

                                                                                                PAGE
                                                                                                ----
Section 5.11. Compliance with Agreements; Certain Contracts.................................... A21
Section 5.12. Taxes............................................................................ A23
Section 5.13. Employee Benefit Plans; ERISA.................................................... A23
Section 5.14. Environmental Matters............................................................ A24
Section 5.15. Intellectual Property............................................................ A25
Section 5.16. Brokers and Finders.............................................................. A25

                                          ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                                 THE FUMI SHARE TRUST AND FUMI
Section 6.01. Organization and Qualification................................................... A25
Section 6.02. Capitalization................................................................... A26
Section 6.03. Subsidiaries..................................................................... A27
Section 6.04. Authority; Non-Contravention; Approvals.......................................... A28
Section 6.05. Reports and Financial Statements................................................. A29
Section 6.06. Absence of Undisclosed Liabilities; Material Adverse Effect...................... A29
Section 6.07. Litigation....................................................................... A30
Section 6.08. Solicitation Documentation; Proxy Statement-Prospectus........................... A30
Section 6.09. No Violation of Law.............................................................. A30
Section 6.10. Compliance with Agreements; Certain Contracts.................................... A31
Section 6.11. Taxes............................................................................ A32
Section 6.12. Employee Benefit Plans; ERISA.................................................... A33
Section 6.13. Labor Controversies.............................................................. A34
Section 6.14. Environmental Matters............................................................ A34
Section 6.15. Intellectual Property............................................................ A35
Section 6.16. Opinion of Financial Advisor..................................................... A35
Section 6.17. Brokers and Finders.............................................................. A35

                                          ARTICLE VII

                                           COVENANTS
Section 7.01. Conduct of the Company's Business Pending the Mergers............................ A35
Section 7.02. Certain Adjustment of Consideration.............................................. A37
Section 7.03. Preparation of Solicitation Documentation and Proxy Statement-Prospectus; Company
                Meeting........................................................................ A37
Section 7.04. No Solicitation.................................................................. A38
Section 7.05. Access to Information; Confidentiality........................................... A38
Section 7.06. Post-Closing Note Redemption..................................................... A39
Section 7.07. Section 16 Matters............................................................... A39
Section 7.08. Public Announcements............................................................. A39
Section 7.09. Expenses and Fees................................................................ A40
Section 7.10. Agreement to Cooperate........................................................... A40
Section 7.11. Trustees' and Officers' Indemnification.......................................... A41
Section 7.12. Supplemental Indenture........................................................... A42
Section 7.13. Market Listing................................................................... A42
Section 7.14. Certain Actions and Undertakings by the FUMI Share Trust......................... A42
Section 7.15. Advice of Changes................................................................ A42
Section 7.16. Affiliates....................................................................... A42
Section 7.17. Creation of Golf LLC............................................................. A42
Section 7.18. Purchase of Underlying Shares.................................................... A42


                                      Aii

                                                                                    PAGE
                                                                                    ----

                                   ARTICLE VIII

                    CONDITIONS TO THE MERGERS AND CONTRIBUTION
Section 8.01.  Conditions to the Obligations of Each Party......................... A43
Section 8.02.  Conditions to the Obligations of Gotham, GGP, FGPI, FGA, GGC and Sub A44
Section 8.03.  Conditions to the Obligations of the Company........................ A44

                                    ARTICLE IX

                                    TERMINATION
Section 9.01.  Termination......................................................... A44

                                     ARTICLE X

                                   MISCELLANEOUS
Section 10.01. Effect of Termination............................................... A45
Section 10.02. Non-Survival of Representations and Warranties...................... A46
Section 10.03. Notices............................................................. A46
Section 10.04. Interpretation...................................................... A47
Section 10.05. Miscellaneous....................................................... A47
Section 10.06. Counterparts........................................................ A48
Section 10.07. Amendments; Extensions.............................................. A48
Section 10.08. Entire Agreement.................................................... A48
Section 10.09. Severability........................................................ A48
Section 10.10. Specific Performance................................................ A48
Section 10.11. No Admission........................................................ A48


EXHIBITS

EXHIBIT A--Voting Agreement
EXHIBIT B--Mirror Series A Certificate of Designations
EXHIBIT C--Note Terms
EXHIBIT D--Form of GGP Amended and Restated Agreement of Limited Partnership
           and related constitutive documents
EXHIBIT E--Form of Amended and Restated Certificate of Incorporation of GGC EXHIBIT F--Form of Amended and Restated Bylaws of GGC
EXHIBIT G--Form of GGP Equityholders Agreement
EXHIBIT H--Fairness Opinion
EXHIBIT I--Form of Second Supplemental Indenture
EXHIBIT J--Form of Affiliate Letter

SCHEDULES

SCHEDULE A--Gotham Disclosure Schedule
SCHEDULE B--GGP Disclosure Schedule
SCHEDULE C--Company Disclosure Schedule

                                     Aiii

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

   AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION, dated as of February 13, 2002 (this "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a Delaware limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES").

                             W I T N E S S E T H:

   WHEREAS, the respective Boards of Trustees, Trustees, Boards of Directors or partners of the Company, the FUMI Share Trust, FUMI, GGP, GGC and Sub, as the case may be, have approved this Agreement and the transactions contemplated hereby, and deem such matters advisable and in the best interests of their respective common shareholders, common equity participants, partners or holders of beneficial interests or similar common equity instruments, as the case may be, and agree to consummate the transactions contemplated hereby, including:

      (A) the merger of the Company with and into GGC, with GGC as the surviving entity, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Trust Law of the State of Ohio (the "BSTL"), on the terms and conditions set forth herein (defined below as the FUR Merger), whereby, among other things, each issued and outstanding share of beneficial interests, par value $1.00 per share, of the Company (each a "COMPANY COMMON SHARE") other than the Company Common Shares owned by the Company (or any of its direct or indirect wholly owned subsidiaries), issued and outstanding immediately prior to the Effective Time (as defined below) shall be converted into the right to receive (i) an amount in cash as set forth in this Agreement, (ii) three-fiftieths (3/50ths) of a Subscription Right (as defined below) (iii) at the option of the holder of the Company Common Share, either (X) an additional amount in cash as set forth in this Agreement or (Y), subject to the Adjustment Event (as defined below), 0.0057461 of a Note (as defined below) and (iv) if applicable, the Escrow Distribution Amount (as defined below) as set forth in this Agreement;

      (B) the merger of Sub with and into FUMI, with FUMI as the surviving entity, in accordance with the DGCL, on the terms and conditions set forth herein (defined below as the Sub Merger, together with the FUR Merger, the "MERGERS"), whereby, among other things, (i) each share of common stock of Sub, par value $0.01 per share (each a "SUB SHARE"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of FUMI common stock, without par value (each a "FUMI SHARE"), and (ii) each FUMI Share issued and outstanding immediately prior to the Effective Time shall (X) automatically be cancelled and retired, (Y) cease to exist and (Z) be converted into the right to receive an amount in cash as set forth in this Agreement; and, each holder of FUMI Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto; and

      (C) the contribution by (i) each of Gotham and FGA and Gotham's controlled affiliates of their respective limited partner interests in GGP to GGC and (ii) FGPI of its general partner interests in GGP to GGC by transferring such general partner interests directly to a single-member Delaware limited liability company that, as of the Effective Time, shall be a single-member Delaware limited liability company and wholly owned subsidiary of GGC, created solely for the purpose of effecting the transactions contemplated by this Agreement ("GOLF LLC") (the matters described in the foregoing clauses (i) and (ii) collectively, the "CONTRIBUTION"), in each case, in exchange for common stock of GGC;

   WHEREAS, the parties acknowledge and agree that the Mergers and the Contribution are part of a single integrated plan, are cross-conditioned and shall be effected serially at a single closing in accordance herewith and applicable law;

   WHEREAS, as a condition to the willingness of, and as an inducement to, Gotham, Sub, GGC and GGP to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Shares are entering into simultaneously herewith that certain Voting Agreement relating to the agreement of such holders to vote to approve the transactions contemplated by this Agreement, attached as EXHIBIT A;

   WHEREAS, the parties intend that the Contribution, taken together with the FUR Merger, shall constitute an exchange described in Section 351(a) or 351(b) of the Internal Revenue Code of 1986, as amended (the "CODE");

   WHEREAS, the Company Debt (as defined below) and the Company Preferred Shares (as defined below) will remain outstanding and be converted or exchanged, as the case may be, into securities of the Surviving Corporation (as defined below) after the Effective Time (as defined below), with substantially identical rights; and

   WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                      A2

                                   ARTICLE I

                                    GENERAL

   SECTION 1.01.  DEFINED TERM INDEX.

TERM                                                                REFERENCE
----                                                            ------------------
Acquisition Proposal........................................... Section 7.04(a)
Acquisition Transaction........................................ Section 7.04(a)
Action......................................................... Section 7.11(a)
Adjustment Event............................................... Section 7.02
Affiliate Letter............................................... Section 7.16
Aggregate Holdback............................................. Section 2.08(c)(1)
Agreement...................................................... Preamble
Basic Subscription Privilege................................... Section 2.12(a)
BSTL........................................................... Recitals
Cash Amount.................................................... Section 2.08(c)
Cash Consideration............................................. Section 2.08(c)
Cash Consideration Adjustment.................................. Section 2.08(c)(2)
Cash Electors.................................................. Section 2.08(c)
Certificates................................................... Section 2.08(d)
Certificates of Merger......................................... Section 2.03
Circle Tower Lease............................................. Section 6.10(c)
Closing........................................................ Section 2.02
Closing Date................................................... Section 2.02
Code........................................................... Recitals
Common Certificate............................................. Section 2.08(c)
Company........................................................ Preamble
Company 10-K................................................... Section 6.05
Company 10-Q................................................... Section 6.05
Company Common Share........................................... Recitals
Company Debt................................................... Section 6.04(b)
Company Debt Indenture......................................... Section 7.12
Company Disclosure Schedule.................................... Article VI
Company Financial Advisor...................................... Section 6.16
Company Material Adverse Effect................................ Section 6.01
Company Meeting................................................ Section 4.04
Company Option................................................. Section 6.02(a)
Company Option Plans........................................... Section 6.02(e)
Company Permits................................................ Section 6.09
Company Plans.................................................. Section 6.12(a)
Company Preferred Shares....................................... Section 2.08(a)
Company Required Approvals..................................... Section 6.04(c)
Company SEC Reports............................................ Section 6.05
Company Shareholder Approval................................... Section 6.04(a)
Confidentiality Agreement...................................... Section 7.05(a)
Contract....................................................... Section 4.02(c)
Contributed Property........................................... Section 3.01
Contribution................................................... Recitals
Conversion Price............................................... Section 6.02(f)
Current GGP Agreement.......................................... Section 5.01
Declined Notes................................................. Section 2.13(c)
DGCL........................................................... Recitals

                                      A3

TERM                                                                  REFERENCE
----                                                            ---------------------
Dividend Holdback.............................................. Section 2.08(c)(1)
Due Authorizations............................................. Section 7.10(a)
Effective Time................................................. Section 2.03
Environmental Law.............................................. Section 5.14(b)
Equityholders Agreement........................................ Section 5.02(d)
ERISA.......................................................... Section 5.13(a)
Escrow Agreement............................................... Section 7.11(a)
Escrow Amount.................................................. Section 2.14(a)
Escrow Appraiser............................................... Section 2.14(c)
Escrow Arrangement............................................. Section 2.14(a)
Escrow Distribution Amount..................................... Section 2.14(b)
Escrow Distribution Costs...................................... Section 2.14(b)
Escrow Distribution Date....................................... Section 2.14(b)
Escrow Fund.................................................... Section 2.14(a)
Escrow Share Holdback.......................................... Section 2.08(c)(1)
Excess Shares.................................................. Section 2.12(d)
Exchange Act................................................... Section 4.02(b)
Existing Company Credit Facilities............................. Section 7.01(e)
Expiration Date................................................ Section 2.12(b)
Fairness Opinion............................................... Section 6.16
FGA............................................................ Preamble
FGPI........................................................... Preamble
Fractional Note Purchase Rights................................ Section 2.13(c)
FUMI........................................................... Preamble
FUMI Agent..................................................... Section 2.09(a)
FUMI Cash Amount............................................... Section 2.08(e)
FUMI Share..................................................... Recitals
FUMI Share Trust............................................... Preamble
FUR Merger..................................................... Section 2.01(a)
GAAP........................................................... Section 5.06(a)
GGC............................................................ Preamble
GGP............................................................ Preamble
GGP Disclosure Schedule........................................ Article V
GGP Material Adverse Effect.................................... Section 5.01
GGP Permits.................................................... Section 5.10
GGP Plans...................................................... Section 5.13(a)
GGP Required Approvals......................................... Section 5.05(c)
GGP Reports.................................................... Section 5.06(a)
GGP Subsidiary................................................. Section 5.04
Golf LLC....................................................... Recitals
Gotham......................................................... Preamble
Gotham Note Payment............................................ Section 2.13(e)
Gotham Notes................................................... Section 2.13(e)
Gotham Disclosure Schedule..................................... Article IV
Gotham Required Approvals...................................... Section 4.02(b)
Governmental Authority......................................... Section 7.10(b)
Governmental Permits........................................... Section 2.01(a)(viii)
Hazardous Substance............................................ Section 5.14 (c)
Indemnified Parties............................................ Section 7.11(a)
Indemnified Party.............................................. Section 7.11(a)
Indenture Trustee.............................................. Section 7.12

                                      A4

TERM                                                                REFERENCE
----                                                            ------------------
Intellectual Property.......................................... Section 5.15
Interest Date.................................................. Section 2.08(c)(2)
IRS............................................................ Section 5.12
Merger Consideration........................................... Section 2.08(c)
Merger Share................................................... Section 2.08(c)
Mergers........................................................ Recitals
Mirror Series A Preferred Shares............................... Section 2.08(d)
Mirror Series A Certificate of Designations.................... Section 2.08(d)
Multiemployer Plan............................................. Section 5.13(f)
Note........................................................... Section 2.08(c)
Note Agent..................................................... Section 2.13(a)
Note Cash Amount............................................... Section 2.08(c)
Note Consents.................................................. Section 7.02
Note Election.................................................. Section 2.08(c)
Note Terms..................................................... Section 2.13(b)
NYSE........................................................... Section 4.02(b)
Over-allotment Right........................................... Section 2.12(e)
Oversubscription Privilege..................................... Section 2.12(d)
parties........................................................ Preamble
Paying Agent................................................... Section 2.09(a)
Post-Closing Note Redemption................................... Section 7.06
Potential Acquiror............................................. Section 7.04(b)
Preferred Certificate.......................................... Section 2.08(d)
Proposed Determination......................................... Section 2.14(c)
Proxy Statement-Prospectus..................................... Section 4.04
Reasonably Expected Liabilities................................ Section 2.14(a)
Record Date.................................................... Section 2.12
Redeemed Notes................................................. Section 7.06
Redemption Time................................................ Section 7.06
Registration Statement......................................... Section 4.04
Registration Statement Effective Date.......................... Section 2.12
REIT........................................................... Section 6.11(b)
Remaining Escrow Amount........................................ Section 2.14(b)
Remaining Notes................................................ Section 2.13(d)
Restated GGC Agreements........................................ Section 5.01
Restated GGP Agreement......................................... Section 5.01
SEC............................................................ Section 2.12
Second Supplemental Indenture.................................. Section 7.12
Securities Act................................................. Section 4.02(b)
Shared Costs................................................... Section 7.10(a)
Shared Costs Holdback.......................................... Section 2.08(c)(1)
Shareholder Note Purchase Right................................ Section 2.13(d)
Solicitation Documentation..................................... Section 4.04
Sub............................................................ Preamble
Sub Merger..................................................... Section 2.01(b)
Sub Merger Consideration....................................... Section 2.08(f)
Sub Share...................................................... Recitals
Subscription Forms............................................. Section 2.12
Subscription Price............................................. Section 2.12(a)
Subscription Right............................................. Section 2.08(c)
Subscription Rights Agent...................................... Section 2.12

                                      A5

TERM                                                               REFERENCE
----                                                            ---------------
Superior Proposal.............................................. Section 7.04(b)
Surviving Corporation.......................................... Section 2.01(a)
Tax Returns.................................................... Section 5.12
Taxes.......................................................... Section 5.12
Underlying Shares.............................................. Section 2.08(c)
Undisclosed Liability.......................................... Section 2.14(a)
VenTek......................................................... Article VI
Warrant Agreement.............................................. Section 2.11
Warrants....................................................... Section 2.11

                                  ARTICLE II

                                  THE MERGERS

   SECTION 2.01. THE MERGERS. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and under the BSTL, the Company shall be merged with and into GGC at the Effective Time (the "FUR MERGER"). At the Effective Time, the separate existence of the Company shall cease, and GGC shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL and the BSTL.

   (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into FUMI at the Effective Time (the "SUB MERGER"). At the Effective Time, the separate existence of Sub shall cease, and FUMI shall continue as the surviving corporation and shall succeed to and assume all of the rights and obligations of Sub in accordance with the DGCL.

   SECTION 2.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers and the Contribution (the "CLOSING") shall take place at 10:00 a.m., New York time, no later than the fifth business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to in writing by Gotham and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

   SECTION 2.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or, if permissible, prior to the Closing Date, certificates of merger, an amended declaration of trust or other appropriate documents (in any such case, the "CERTIFICATES OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of (A) the DGCL and (B) the BSTL, and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Ohio. The Mergers shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Gotham and the Company shall agree in writing and specify in the Certificates of Merger. The time at which the Mergers shall become effective is referred to in this Agreement as the "EFFECTIVE TIME".

   SECTION 2.04. EFFECTS OF THE MERGERS. The FUR Merger shall have the effects set forth in Sections 254 and 259 of the DGCL. The Sub Merger shall have the effects set forth in Sections 251 and 259 of the DGCL.

   SECTION 2.05. CERTIFICATES OF INCORPORATION AND BYLAWS. (a) At the Effective Time, (i) subject to the applicable requirements of Section 7.11, the Certificate of Incorporation of GGC, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and (ii) the Certificate of Incorporation of FUMI,

                                      A6
as in effect immediately prior to the Effective Time, shall be amended and restated to read in substantially the same form as the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

   (b) At the Effective Time, (i) subject to the applicable requirements of
Section 7.11, the Bylaws of GGC, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law and (ii) the Bylaws of FUMI, as in effect immediately prior to the Effective Time, shall be amended and restated to read in substantially the same form as the Bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

   SECTION 2.06. DIRECTORS. (a) At the Effective Time, the Board of Directors of GGC immediately prior to the Effective Time shall become the Board of Directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) At the Effective Time, the Board of Directors of Sub immediately prior to the Effective Time shall become the Board of Directors of FUMI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 2.07. OFFICERS. (a) At the Effective Time, the officers of GGC immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   (b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of FUMI, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 2.08. EFFECTS ON BENEFICIAL INTERESTS AND CAPITAL STOCK. At the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any shares of beneficial interests (including all equity capital) or common stock, as the case may be, of the Company, GGC, Sub or FUMI:

      (a) CANCELLATION OF COMPANY TREASURY STOCK. Each (i) Company Common Share that is owned by the Company (or any of its direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time, as well as each share of the Company's Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interests, par value $25.00 per share (the "COMPANY PREFERRED SHARES"), that is owned by the Company (or any of its direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time, and (ii) Sub Share that is owned by Sub (or any of Sub's or GGC's direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time,
   (X) shall automatically be cancelled and retired, (Y) shall cease to exist and (Z) no consideration shall be delivered in exchange therefor.

      (b) CANCELLATION OF GGC COMMON STOCK. Each share of GGC common stock immediately prior to the Effective Time (i) shall automatically be cancelled and retired, (ii) shall cease to exist and (iii) no consideration shall be delivered in exchange therefor; and, each holder of GGC common stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

      (c) CONVERSION OF COMPANY COMMON SHARES. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) (each, a "MERGER SHARE") shall be converted into the right to receive the following (the "MERGER CONSIDERATION"): (i) subject to the Adjustment Event provided in
   Section 7.02 an amount in cash (rounded to the nearest whole cent and without interest) equal to $2.20 less the Aggregate Holdback (defined below) (such amount, the "CASH AMOUNT"); (ii) three fiftieths ( 3/50ths) of an uncertificated right to subscribe (each such right, a "SUBSCRIPTION RIGHT") for common stock in the Surviving Corporation (the "UNDERLYING SHARES"), in accordance with Section 2.12; (iii) an additional amount in cash, without interest, equal to

                                      A7

   $0.35 (the "NOTE CASH AMOUNT" and collectively with the Cash Amount, the "CASH CONSIDERATION"), or, subject to the Adjustment Event, and at the option of the holder of the Company Common Shares (the "NOTE ELECTION"),
   0.0057461 of a debt security (one such debt security, a "NOTE") backed by certain assets of a special-purpose entity, in accordance with Section 2.13; and (iv) if applicable, the Escrow Distribution Amount (defined below) as of the Escrow Distribution Date (defined below), in accordance with Section 2.14(b). If and to the extent holders of Company Common Shares fail to make an election in connection with the Note Election, such shareholders shall be deemed to have elected to receive the Note Cash Amount (such holders who elect, or are deemed to elect, to receive the Note Cash Amount, the "CASH ELECTORS"). At the Effective Time, all Company Common Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time (a "COMMON CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (1) For purposes of this Section 2.08(c), the "AGGREGATE HOLDBACK" shall mean the sum of the Escrow Share Holdback, the Dividend Holdback and the Shared Costs Holdback. For purposes hereof, the "ESCROW SHARE HOLDBACK" shall mean the Escrow Amount (defined below) divided by the aggregate number of Merger Shares; the "DIVIDEND HOLDBACK" shall mean the total amount of dividends that the Company pays with respect to Company Common Shares after the date hereof and prior to the Effective Time divided by the aggregate number of Merger Shares; and the "SHARED COSTS HOLDBACK" shall mean one-half of the Shared Costs (defined below) divided by the aggregate number of Merger Shares.

          (2) If the Mergers, the Contribution (defined below) and the transactions contemplated hereby are not consummated by August 31, 2002 (the "INTEREST DATE"), the aggregate Cash Amount shall be increased by an amount of cash equal to 6% per annum of the Cash Consideration (the "CASH CONSIDERATION ADJUSTMENT"); PROVIDED, HOWEVER, that no Cash Consideration Adjustment shall accrue or be paid in connection with Merger Consideration on account of this Section 2.08(c)(2) if the Mergers, the Contribution and the transactions contemplated hereby are not consummated prior to the Interest Date and (i) as of such date, Gotham, GGP, GGC, Sub, FGPI and FGA have complied with their respective obligations hereunder or (ii) in the event that such persons have not so complied, such noncompliance is primarily due to the failure of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to comply with their respective obligations hereunder.

      (d) CONVERSION OF COMPANY PREFERRED SHARES. Subject to the existing rights of the Company Preferred Shares, each Company Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) shall be converted into the right to receive, by way of book entry credit in the Surviving Corporation's transfer books, one uncertificated security of the Surviving Corporation (the "MIRROR SERIES A PREFERRED SHARES"), with the rights and privileges described in the Certificate of Designations attached as EXHIBIT B (the "MIRROR SERIES A CERTIFICATE OF DESIGNATIONS"), which provides, among other things, that (1) each Mirror Series A Preferred Share shall have substantially identical rights as each Company Preferred Share and (2) each Mirror Series A Preferred Share shall be entitled to one-tenth ( 1/10th) of the vote attributable to an Underlying Share, voting as a class with the Underlying Shares. At the Effective Time, all such Company Preferred Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time (a "PREFERRED CERTIFICATE", together with Common Certificates, the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive Mirror Series A Preferred Shares (without interest).

      (e) CONVERSION OF FUMI SHARES. Each FUMI Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $10.00 (the "FUMI CASH AMOUNT"). At the Effective Time, all such FUMI Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the FUMI Cash Amount (without interest).

                                      A8

      (f) CONVERSION OF SUB SHARES. Each Sub Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(a)) shall be converted into and become a fully paid and nonassessable FUMI Share (the "SUB MERGER CONSIDERATION"). At the Effective Time, all such Sub Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of a certificate that represented any such shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Sub Merger Consideration (without interest).

   SECTION 2.09. SURRENDER AND PAYMENT; DESIGNATION OF PAYING AGENT AND FUMI AGENT. (a) Prior to the Registration Statement Effective Date (as defined below), (i) for the benefit of holders of Company Common Shares and Company Preferred Shares, GGC shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company), a bank or trust company acceptable to the Company in its reasonable discretion to act as transfer agent, registrar, paying agent and exchange agent for (V) the payment of the Merger Consideration and (W) the exchange of Company Preferred Shares for Mirror Series A Preferred Shares, in each case upon surrender of Certificates in accordance with this Article II (the "PAYING AGENT"), from time to time after the Effective Time and (ii) for the benefit of holders of FUMI Shares and Sub Shares, the Company and GGC shall jointly designate, or shall cause to be designated, a single representative (the "FUMI AGENT") to acts as transfer agent, registrar and exchange agent for
(X) the payment of the FUMI Cash Amount and (Y) the payment of the Sub Merger Consideration. The Company or the Surviving Corporation, as applicable, shall provide on a timely basis to the Paying Agent and the FUMI Agent, as and when needed after the Effective Time, cash in amounts sufficient for the payment of the Cash Consideration upon surrender of the Certificates and for the payment of the FUMI Cash Amount. For the avoidance of doubt, it is acknowledge and agreed that, subject to applicable law, the delivery of any uncertificated security as part of the Merger Consideration or Sub Merger Consideration shall be made by book entry credit in the transfer books of the Company or the Surviving Corporation (as applicable) for the account of the holders of Company Common Shares, Company Preferred Shares, Sub Shares, FUMI Shares or Notes, as the case may be.

   (b) CASH CONSIDERATION AND COMPANY PREFERRED SHARE EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date, the Paying Agent shall mail to each holder of record of a Common Certificate and/or a Preferred Certificate (i) a form of letter of transmittal (which shall comply with all applicable laws and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as GGC and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or Mirror Series A Preferred Shares, as applicable. Upon surrender by any shareholder of the Company of any Certificate to the Paying Agent or to such other agent or agents as may be appointed by GGC, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive (in the case of securities, by way of book entry credit in the Surviving Corporation's transfer books) in exchange therefor (i) the Merger Consideration due and owing to such holder; or (ii) that number of uncertificated Mirror Series A Preferred Shares equal to the number of Company Preferred Shares exchanged therefor, each as applicable. In the event of a transfer of ownership of Company Common Shares or Company Preferred Shares that is not registered in the transfer books of the Company, (i) the proper amount of Merger Consideration may be paid in exchange for such Company Common Shares or (ii) the proper number of Mirror Series A Preferred Shares may be exchanged for such Company Preferred Shares, in each case as applicable, to a person other than the person in whose name the applicable Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of GGC and the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. The foregoing notwithstanding, the Paying Agent, in its capacity as

                                      A9

Transfer Agent, Paying Agent and Subscription Rights Agent (as defined below), will be authorized and instructed to net from any cash owing to a holder of Company Common Shares any monies due and owing in respect of the Basic Subscription Privilege (as defined below), the Oversubscription Privilege (as defined below) or the Over-allotment Right (as defined below), as applicable.

   (c) TRANSFER BOOKS; UNCERTIFICATED SHARES. At the close of business on the day on which the Effective Time occurs, (i) the transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of Company Common Shares or Company Preferred Shares (as applicable) that were outstanding immediately prior to the Effective Time and (ii) the transfer books of Sub shall be closed, and there shall be no further registration of transfers on the transfer books of FUMI of Sub Shares that were outstanding immediately prior to the Effective Time. The foregoing notwithstanding, if, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, or FUMI Shares or Sub Shares are presented to Sub or the FUMI Agent, for transfer or for any other reason, such Certificates, FUMI Shares or Sub Shares, as the case may be, shall be exchanged as provided in this Article II. Further, in connection with the payment of the Merger Consideration or the exchange of Company Preferred Shares for Mirror Series A Preferred Shares, the receipt of Underlying Shares on account of the Basic Subscription Privilege or the Oversubscription Privilege, any Subscription Rights, Mirror Series A Preferred Shares or Underlying Shares issued in connection therewith shall be uncertificated, subject to applicable law. Any transfers in respect of such Subscription Rights, Mirror Series A Preferred Shares or Underlying Shares shall be made by book entry on the transfer books of the subject entity.

   (d) NO LIABILITY; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. None of the parties hereto, the Paying Agent or the FUMI Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent or FUMI Agent for payment to the holders of unsurrendered Certificates or unsurrendered FUMI Shares, as the case may be, and unclaimed at the end of one year after the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates or FUMI Shares shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable law. The foregoing notwithstanding, no dividends or other distributions declared or made after the Effective Time with respect to the capital stock of the Surviving Corporation, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered or unexchanged Certificate or FUMI Shares with respect to the capital stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of capital stock of the Surviving Corporation, issued in exchange therefor as applicable, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such capital stock.

   (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay or exchange in respect of such lost, stolen or destroyed Certificate the Merger Consideration or the Mirror Series A Preferred Shares, as applicable.

   (f) WITHHOLDING RIGHTS. The FUMI Agent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of FUMI Shares, Subscription Rights, Underlying Shares, Company Common Shares or Company Warrants such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FUMI Shares, Subscription Rights, Underlying Shares, Company Common Shares or Company Warrants in respect of which such deduction and withholding was made by the FUMI Agent, the Surviving Corporation or the Paying Agent.

                                      A10

   SECTION 2.10.  [RESERVED].

   SECTION 2.11. WARRANTS. At the Effective Time, each outstanding warrant (the "WARRANTS") to purchase Company Common Shares pursuant to that certain Agreement, dated November 2, 1998 by and between Enterprise Asset Management Company, Inc. and the Company (the "WARRANT AGREEMENT") shall be (i) adjusted by the Company's Board of Trustees in accordance with the terms of the Warrant Agreement to reflect any Adjustment Events (as such term is defined in the Warrant Agreement) and (ii) converted into an obligation of the Company (or the Surviving Corporation, as the case may be) to pay, and a right of the holder thereof to receive in full satisfaction of such Warrant, such consideration as is required by the terms of the Warrants on account of this Agreement and the transactions contemplated thereby.

   SECTION 2.12. SUBSCRIPTION RIGHTS; DESIGNATION OF SUBSCRIPTION RIGHTS AGENT; MECHANICS. Prior to the Registration Statement Effective Date and pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company, providing for, among other things, the tendering (or, if applicable, the netting against any Cash Consideration owing to the subject holder of Company Common Shares) of the applicable per share Subscription Price (as defined below) by the holders of Company Common Shares as of the Effective Time upon the valid exercise of Subscription Rights in exchange for Underlying Shares, GGC shall designate the Paying Agent to act as agent (the "SUBSCRIPTION RIGHTS AGENT") for (i) the distribution of Subscription Rights by way of book entry credit in the Company's transfer books for the account of each holder of Company Common Shares as of the Effective Time; (ii) distribution of Underlying Shares in connection with the valid exercise of any Subscription Rights; and
(iii) collection of (X) any monies due and owing to the Surviving Corporation on account of the valid exercise of any Subscription Right and (Y) any documents as may reasonably be required by the Subscription Rights Agent in order to evidence the valid exercise of the Subscription Rights (including the Basic Subscription Privilege and the Oversubscription Privilege) (such documents, the "SUBSCRIPTION FORMS"); PROVIDED that holders of Company Common Shares as of the Effective Time shall be required to submit monies due and Subscription Forms to the Subscription Rights Agent prior to the Expiration Date. In order to facilitate the exercise of the Subscription Rights, the Subscription Forms shall be included in the Solicitation Documentation but shall not themselves represent any right to Subscription Rights or any other security, value or any part of the Merger Consideration. In furtherance of the foregoing and subject to the agreement of the Company and Gotham, the Subscription Rights Agent shall make Subscription Forms available upon request by any holder of Company Common Shares (whether such holder held such share as of the Record Date (as defined below) or thereafter) and shall institute such procedures as may reasonably be required by the Subscription Rights Agent in order to allow any such holder to exercise his or her Subscription Rights (including the Basic Subscription Privilege and the Oversubscription Privilege) prior to the Expiration Date. Except as provided otherwise in this Section 2.12, the Surviving Corporation, acting through and with the assistance of the Subscription Rights Agent, shall cause Underlying Shares purchased pursuant to the valid exercise of Subscription Rights to be entered into the transfer books of the Surviving Corporation in the name of each subscriber as soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date.

   Subject to the consummation of all of the transactions contemplated hereby, at a date determined by the Company's Board of Trustees in consultation with GGC (such date, the "RECORD DATE"), with the acknowledgement and agreement that the Record Date shall also be the record date for the Company Meeting, and after the Registration Statement (as defined in Section 4.04) that is part of the Proxy Statement-Prospectus (as defined in Section 4.04) is declared effective by the Securities and Exchange Commission (the "SEC") (such date, the "REGISTRATION STATEMENT EFFECTIVE DATE") and without any action on the part of any holder of Company Common Shares, the following actions, undertakings and events shall occur:

      (a) BASIC SUBSCRIPTION PRIVILEGE. For every fifty (50) Company Common Shares that a holder of record holds as of the Effective Time, the Subscription Rights Agent shall distribute by way of book entry credit in the Company's transfer books for the account of such holder three (3) uncertificated Subscription Rights, with each Subscription Right exercisable to purchase one Underlying Share at $20.00 per share (the

                                      A11

   "SUBSCRIPTION PRICE") (with such Underlying Shares to be issued and distributed by way of book entry credit in the Surviving Corporation's transfer books for the account of by the Surviving Corporation through the Subscription Rights Agent, and with all proceeds on account of any exercise of Subscription Rights to go to the Surviving Corporation, subject to fees and expenses) (the "BASIC SUBSCRIPTION PRIVILEGE"). For purposes of clarity, it is agreed and understood that holders of Company Common Shares may exercise the Subscription Rights granted to such holders in connection herewith in whole or in part.

      (b) EXPIRATION OF SUBSCRIPTION RIGHTS; EFFECT OF EXPIRATION. Each holder entitled to receive a Subscription Right as of the Effective Time shall have the right to submit to the Subscription Rights Agent a Subscription Form evidencing such holder's exercise of his or her Subscription Right, PROVIDED, HOWEVER, that the Subscription Rights Agent receive such Subscription Form no later than one business day prior to the Effective Time (the "EXPIRATION DATE"). On or after the Expiration Date, the Subscription Rights Agent and the Surviving Corporation shall not be obligated to and shall not recognize the validity of any Subscription Form evidencing a holder's decision to exercise a Subscription Right, or otherwise honor any purported exercise of any Subscription Rights received by the Subscription Agent, regardless of when the Subscription Form relating to such exercise were sent. Notice of any extension of the Expiration Date shall be made through a joint press release issued by the Company and GGC.

      (c) NO FRACTIONAL SUBSCRIPTION RIGHTS. No fraction of Subscription Rights shall be issued as part of the Merger Consideration, but in lieu thereof each holder of Company Common Shares who would otherwise be entitled to a fraction of Subscription Rights shall receive a number of Subscription Rights rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

      (d) OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation described below, each Subscription Right shall also carry the right (the "OVERSUBSCRIPTION PRIVILEGE") to subscribe for Underlying Shares at the Subscription Price, up to the aggregate number of Underlying Shares not subscribed through the Basic Subscription Privilege (such number, the "EXCESS SHARES"). If the Excess Shares are insufficient to satisfy all of the subscriptions pursuant to the Oversubscription Privilege, the Excess Shares shall be allocated pro rata among those holders of Subscription Rights exercising such Oversubscription Privilege in proportion to the number of Underlying Shares that each such holder exercising the Oversubscription Privilege has requested pursuant to the Oversubscription Privilege; PROVIDED, HOWEVER, that (i) no fractional Underlying Shares shall be allocated, but, in lieu thereof, each holder of Subscription Rights exercising the Oversubscription Privilege who otherwise would be entitled to a fraction of an Underlying Share shall receive a number of Underlying Shares rounded to the nearest whole number and (ii) if such pro rata allocation results in any Subscription Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such additional Excess Shares shall be allocated pro rata among all other holders exercising the Oversubscription Privilege in proportion to the number of Underlying Shares that each such other holder exercising the Oversubscription Privilege has requested pursuant to the Oversubscription Privilege. All beneficial holders of Subscription Rights who exercise the Basic Subscription Privilege shall be entitled to exercise the Oversubscription Privilege. In respect of the Oversubscription Privilege, Underlying Shares shall be entered into the transfer books of the Surviving Corporation in the name of each subscriber as soon as practicable following the Closing Date and after all prorations have been effected. Funds received, if any, in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege prior to notification by the Subscription Agent of the allocation of Excess Shares shall be held in a segregated account pending issuance of the Excess Shares. If a Subscription Rights holder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares to which such holder wished to subscribe pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for Excess Shares not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date.

      (e) ADDITIONAL SHARES. Anything contained herein to the contrary notwithstanding, (i) in connection with the transactions contemplated hereby, GGC may in its sole discretion offer additional Underlying

                                      A12

   Shares to holders of Company Common Shares or third parties at the Subscription Price (the "OVER-ALLOTMENT RIGHT") (PROVIDED, HOWEVER, that any Underlying Shares offered pursuant to the Over-allotment Right shall not exceed 15% of the total number of Underlying Shares available pursuant to the Basic Subscription Privilege) and (ii) subject to applicable law, GGC may at any time prior to or after the Effective Time issue, sell or offer to issue or sell debt or equity securities of itself to any persons or entity on terms and conditions of its own choosing, in its sole discretion.

      (f) NOMINEES. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Subscription Rights shall be required to certify to the Subscription Rights Agent and the Surviving Corporation, in connection with the exercise of each of the Basic Subscription Privilege and the Oversubscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of Excess Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Subscription Rights on whose behalf such bank, broker or other nominee holder is acting.

   SECTION 2.13. THE NOTES. In connection with the payment of the Merger Consideration (but in lieu of the Note Cash Amount), and subject to the Adjustment Event provided in Section 7.02 and the consummation of all of the transactions contemplated hereby, prior to the Registration Statement Effective Date, the following actions, undertakings and events shall occur:

      (a) DESIGNATION OF THE NOTE AGENT. GGC shall designate (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company) the Paying Agent (or such other person or entity as GGC shall designate who is acceptable to the Company in its reasonable discretion) to act as agent for the distribution of Notes and collection of documents evidencing the right to a Note (the "NOTE AGENT").

      (b) DISTRIBUTION OF THE NOTES. Upon a Note Election by a holder of Company Common Shares and the execution of any documentation that the Note Agent shall reasonably require, for every 174.0296 shares of Company Common Shares that a holder of record possesses as of the Record Date, the Note Agent shall distribute by way of book entry credit in the Surviving Corporation's transfer books for the account of such electing holder one uncertificated Note, each with a face amount of $100 and with terms and conditions as set forth in EXHIBIT C (the "NOTE TERMS"). Except as provided otherwise in the Note Terms, the Surviving Corporation, acting through and with the assistance of the Note Agent, shall cause the Notes to be entered into the transfer books of the Surviving Corporation in the name of the holder of record as soon as reasonably practicable after the Effective Time but in no event later than the fifth business day following the Closing Date.

      (c) NO FRACTIONAL NOTES. No fraction of a Note shall be issued as part of the Merger Consideration, but in lieu thereof, each holder who otherwise would be entitled to a fraction of a Note shall receive from the Note Agent, in lieu of such fraction of a Note, an amount of cash (rounded to the nearest whole cent and without interest) equal to (i) such fraction multiplied by (ii) $60.91. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Notes in lieu of any fractional Notes, the Note Agent shall make available such amounts to such holders as if it were the Merger Consideration. The foregoing notwithstanding, any holder who is entitled to receive cash as described in the first sentence of this Section 2.13(c) may, instead of receiving such cash, elect to pay the Surviving Corporation sufficient amounts (with a price per Note equal to $60.91), so that such holder receives a full Note instead of an entitlement to a fraction of a Note (the "FRACTIONAL NOTE PURCHASE RIGHT"). Notes shall be available for purchase pursuant to the Fractional Note Purchase Right only up to that number of Notes that the Cash Electors would have received had they elected to receive Notes in the Note Election (such number, the "DECLINED NOTES"). If and to the extent holders exercise the Fractional Note Purchase Right for Notes in an amount in excess of the Declined Notes, the Declined Notes shall be allocated among such holders in order of priority based on (X) the size of the fraction of a Note to which such holders otherwise would have been entitled to receive (with the largest fraction taking priority) and (Y) to the extent holders are entitled to the

                                      A13
   same fraction of a Note, the number of Notes to which such holders elected to receive in the Note Election (with the largest number taking priority). If any holder exercising the Fractional Note Purchase Right is allocated less than all of the Notes that such holder wished to purchase pursuant to the Fractional Note Purchase Right, the excess funds paid by such holder in respect of the Notes not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date. Any such holders, in connection with receiving Notes pursuant to the Fractional Note Purchase Right, shall take priority over any holders exercising their Shareholder Note Purchase Rights (defined below).

      (d) SHAREHOLDER NOTE PURCHASE RIGHT. Any holder of Company Common Shares shall have the right (the "SHAREHOLDER NOTE PURCHASE RIGHT") to purchase Notes, for a per Note purchase price of $60.91, up to that number of Notes (such number, the "REMAINING NOTES") equal to (i) the aggregate number of Declined Notes less (ii) the difference between (X) the number of Notes received by holders pursuant to the Fractional Note Purchase Right and (Y) the sum of all fractional Notes that holders entitled to exercise the Fractional Purchase Right would otherwise have been entitled to receive had such holders been entitled to received fractional Notes. If and to the extent such holders exercise the Shareholder Note Purchase Right for Notes in an amount in excess of the Remaining Notes, the number of Notes that such holders shall receive shall be allocated among all such holders pro rata based on the number of Notes that such holders requested to receive in connection with exercising the Shareholder Note Purchase Right; PROVIDED, HOWEVER, that (i) no fractional Notes shall be allocated, but, in lieu thereof, each holder exercising the Shareholder Note Purchase Right who otherwise would be entitled to a fraction of a Note shall receive a number of Notes rounded down to the nearest whole number and (ii) if any holder exercising the Shareholder Note Purchase Right is allocated less than all of the Notes that such holder wished to purchase pursuant the Shareholder Note Purchase Right, the excess funds paid by such holder in respect of the Notes not issued shall be returned by mail without interest or deduction as soon as practicable after the Closing Date.

      (e) GOTHAM NOTE PURCHASE. Simultaneous with the Effective Time and subject to, and upon the terms and conditions of, this Agreement, Gotham shall transfer to GGC immediately available funds (the "GOTHAM NOTE PAYMENT") in an amount equal to (i) $60.91 multiplied by (ii) that number of Notes (such number, the "GOTHAM NOTES") equal to (X) the Remaining Notes less (Y) the Notes purchased through the Shareholder Note Purchase Right. In respect of the Gotham Note Payment and immediately upon receipt thereof, GGC shall issue to Gotham the Gotham Notes, which shall be deemed to be fully paid and nonassessable.

      (f) NOMINEES. Banks, brokers and other nominees that exercise the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right on behalf of beneficial owners of Company Common Shares shall be required to certify to the Note Agent and the Surviving Corporation, in connection with the exercise of each of the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right, as to the aggregate number of Notes to be received pursuant to the Note Election, Fractional Note Purchase Right or Shareholder Note Purchase Right by each beneficial owner of Company Common Shares on whose behalf such bank, broker or other nominee holder is acting.

   SECTION 2.14. THE ESCROW FUND. (a) On the Closing Date, for the benefit of holders of Company Common Shares as of the Effective Time or for the benefit of the Surviving Corporation (as the case may be), the Company shall deposit in escrow (the "ESCROW FUND") an amount of cash sufficient to satisfy the Reasonably Expected Liabilities (as defined below) (the "ESCROW AMOUNT") with an escrow agent acceptable to the Company in its reasonable discretion (pursuant to an agreement in form and substance reasonably acceptable to GGC and the Company (the "ESCROW ARRANGEMENT")). The Escrow Amount shall be determined exclusively with reference to that amount of cash equal to the expected value of any claims, expenses, losses, liabilities, and obligations of the Company, the FUMI Share Trust or their respective subsidiaries whether currently known or unknown, absolute or contingent, asserted or unasserted, direct or indirect, arising by operation of law, equity or otherwise that would reasonably be expected to arise after the date hereof as a result of, on account of, in connection with or related to any fact, circumstance, condition or event occurring prior to the Closing Date that

                                      A14
would amount to a breach of any representation, warranty or covenant contained herein or in any agreement attached as an Exhibit hereto made by or on behalf of the Company, the FUMI Share Trust or their respective subsidiaries (as if such representations, warranties and covenants were made as of the date hereof and at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date)) (such matters, "REASONABLY EXPECTED LIABILITIES"; PROVIDED, HOWEVER, that Reasonably Expected Liabilities shall not include such liabilities listed on Section 2.14(a) of the Gotham Disclosure Schedule).

   (b) The Escrow Amount, including any earnings or interest thereon, shall be held and disbursed as provided in the Escrow Arrangement, which shall provide, among other things, that (i) any fees or expenses on account of, in connection with or related to the Escrow Arrangement shall be paid out of the Escrow Fund;
(ii) any Taxes on earnings of the Escrow Fund shall be paid out of the Escrow Fund; (iii) funds shall be disbursed to the Surviving Corporation on an as-and-when-needed basis to satisfy the Reasonably Expected Liabilities in the full amount of the actual liability relating to such Reasonably Expected Liability; (iv) as of the 24-month anniversary of the Closing Date (the "ESCROW DISTRIBUTION DATE"), an amount of cash equal to the funds remaining in the Escrow Fund (including a ratable share of accrued interest on escrowed funds but less any Taxes due on account thereof) (the "REMAINING ESCROW AMOUNT") less the Escrow Distribution Costs (defined below) shall be distributed to holders of Company Common Shares as of the Effective Time on a pro rata basis (such amount per Company Common Share, the "ESCROW DISTRIBUTION AMOUNT"); (v) costs and expenses arising from or related to the Escrow Distribution (the "ESCROW DISTRIBUTION COSTS") shall be deducted from the Remaining Escrow Amount; and
(vi) the Escrow Fund shall avoid qualification (by way of exception, exemption or otherwise) as an "investment company" under the Investment Company Act of 1940.

   (c) For purposes of this Section 2.14, the Escrow Amount shall be determined after the Company's compliance with its covenants contained in Section 7.15 and immediately prior to or on the Closing Date, but in no event later than three
(3) days after the satisfaction of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than any conditions relating to the Escrow Arrangement) by mutual agreement of Gotham and the Company based on each of Gotham's and the Company's good-faith estimation of the Reasonably Expected Liabilities. If, after good-faith negotiations, Gotham and the Company cannot agree on the appropriate Escrow Amount, a single mutually acceptable appraiser (the "ESCROW APPRAISER") shall be appointed by Gotham and the Company to determine the appropriate Escrow Amount. In furtherance of the Escrow Appraiser making its determination of the appropriate Escrow Amount, each of Gotham and the Company shall submit a single dollar amount representing each of their good-faith estimation of the aggregate amount of the Reasonably Expected Liabilities (each a "PROPOSED DETERMINATION"). Concurrently therewith, the Escrow Appraiser shall allow Gotham and the Company an oral hearing lasting a total of three (3) hours (divided into equal one and a half (1.5) hour increments for each of Gotham and the Company) and shall allow each of Gotham and the Company to submit written arguments and supporting documentation as the Escrow Appraiser shall determine are sufficient, in its reasonable discretion. Promptly thereafter, but in no event later than five (5) days from the submission of such written arguments and supporting documentation, the Escrow Appraiser shall make its determination as to the appropriate Escrow Amount by choosing either Gotham's or the Company's Proposed Determination. The determination of the Escrow Appraiser shall be final, delivered orally, binding on the parties in all respects and unappealable.

   (d) Anything to the contrary contained herein notwithstanding, no Escrow Arrangement shall be executed, no funds shall be deposited in the Escrow Fund and no Escrow Share Holdback shall be deducted from any part of the Cash Amount unless the Reasonably Expected Liabilities shall amount, in the aggregate, to a sum of cash greater than or equal to $350,000. For purposes of clarity, it is acknowledged and agreed that (i) such $350,000 is merely a threshold after which the Escrow Fund must be established, (ii) in no event shall such $350,000 be deemed to be a deductible from the Escrow Amount and (iii) in the event that the Escrow Fund is established, any matter funded thereby shall be funded dollar-for-dollar from the first dollar, without reference to such $350,000.

                                      A15

                                  ARTICLE III

                               THE CONTRIBUTION

   SECTION 3.01. THE CONTRIBUTION. Concurrently with the Effective Time, (i) Gotham and its controlled affiliates shall contribute or caused to be contributed to GGC all of their respective limited partner interests in GGP, which interests shall constitute 87.24% of the total equity interests in GGP;
(ii) FGA shall contribute or cause to be contributed to GGC all of its limited partner interests in GGP, which interests shall constitute 4.26% of the total equity interests in GGP; and (iii) FGPI shall contribute or caused to be contributed to GGC all of its general partner interests in GGP, which interests shall constitute 100% of the total general partner interests in GGP and 1% of the total equity interests in GGP, by transferring such general partner interests directly to Golf LLC (such equity interests described in the foregoing clauses (i), (ii) and (iii), the "CONTRIBUTED PROPERTY"), in exchange for Underlying Shares representing 52.55% of the issued and outstanding common stock of the Surviving Corporation immediately following the consummation of the transactions contemplated hereby, assuming for the purpose of this calculation that all of the Subscription Rights in respect of the Basic Subscription Privilege have been exercised in full and no additional shares of GGC common stock are sold. In respect of the Contribution and immediately upon receipt thereof, the Surviving Corporation shall issue or caused to be issued
(X) 50.10% of its common stock to Gotham and its controlled affiliates; (Y) 2.45% of its common stock less one Underlying Share to FGA; and (Z) one Underlying Share to FGPI (assuming for the purpose of this calculation that all of the Subscription Rights in respect of the Basic Subscription Privilege have been exercised in full and no additional shares of GGC common stock are sold), all of which common stock shall be deemed to be fully paid and nonassessable.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF GOTHAM, FGPI AND FGA

   Except as set forth in the disclosure schedule dated as of the date hereof delivered by Gotham to the Company (the "GOTHAM DISCLOSURE SCHEDULE"), Gotham, FGPI and FGA hereby represent and warrant, individually and each on its own behalf, to the Company as follows:

   SECTION 4.01. ORGANIZATION AND QUALIFICATION. Gotham and FGA are limited partnerships, and FGPI is a corporation, each duly organized and validly existing under the laws of the state of its formation or incorporation.

   SECTION 4.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Gotham, FGPI and FGA has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No other partnership or corporate proceedings on the part of Gotham, FGPI or FGA are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Gotham, FGPI and FGA of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Gotham, FGPI and FGA, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than Gotham, FGPI and FGA, constitutes a valid and legally binding agreement of each of Gotham, FGPI and FGA, enforceable against each of Gotham, FGPI and FGA in accordance with its terms.

   (b) Except as otherwise disclosed on Section 4.02 of the Gotham Disclosure Schedule, and except for any filings by Gotham that may be required by (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, (ii) the applicable requirements of the Securities Act of 1933 (the "SECURITIES ACT"),
(iii) the filing and recordation of appropriate merger documents as required by the DGCL or the BSTL and (iv) any filings with or approvals from (x) the New York Stock Exchange (the "NYSE") and (y) the other Governmental Authorities listed on Section 4.02 of the Gotham Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "GOTHAM REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, Governmental Authority or regulatory body is

                                      A16
necessary for the execution and delivery of this Agreement by Gotham or the consummation by Gotham of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that, if not made or obtained, as the case may be, individually and in the aggregate, would not impair in any material respect the ability of Gotham to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Mergers.

   (c) The Contribution shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of GGP under any of the terms, condition or provisions of, except as set forth in Section 5.05 of the GGP Disclosure Schedule, any contracts, agreements, leases, subleases, licenses, supply contracts, purchase orders, sales orders and arrangements, warranty rights (whether pursuant to contractual rights or otherwise), loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, commitment, obligation, undertaking, concession, franchise or license (each, including all amendments thereto (each a "CONTRACT") that are material and to which GGP or any GGP Subsidiary is a party or by which GGP, GGP Subsidiaries or any of their respective properties or assets may be bound or affected, other than such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments, creations of liens, security interest or encumbrances that would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 4.03. GGP INTERESTS. Immediately prior to the Contribution, Gotham, FPGI and FGA shall have good and marketable title to the Contributed Property, free and clear of all liens, security interests or encumbrances. As of the Closing, the Contributed Property shall consist of (i) the entirety of Gotham's and its controlled affiliates', as well as FGA's limited partner interests in GGP, amounting to 91.5% of the total equity interests in GGP and
(ii) the entirety of FGPI's general partner interests in GGP, amounting to 100% of the total general partner interests in GGP and one percent (1%) of the total equity interest in GGP. As of the Closing, the Contributed Property shall be free and clear of any lien, security interest or encumbrance.

   SECTION 4.04. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The information supplied by Gotham, FGPI and/or FGA for inclusion in any proxy statement-prospectus (the "PROXY STATEMENT-PROSPECTUS") to be sent to shareholders of the Company in connection with a meeting of the Company's shareholders to consider this Agreement and the transactions contemplated hereby (the "COMPANY MEETING") and/or any registration statement (all such registration statements collectively, the "REGISTRATION STATEMENT") and any required Schedule 13E-3 filing and related documents in respect of the transactions contemplated hereby (including the offering of Underlying Shares pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, the offering of Notes pursuant to the Note Election, the Fractional Note Purchase Right and the Shareholder Note Purchase Right, or any right to beneficial interest in the Escrow Fund) (such Proxy Statement-Prospectus, Registration Statement and any required Schedule 13E-3 filing and related documents, as amended or supplemented collectively, the "SOLICITATION DOCUMENTATION"), on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading. The foregoing notwithstanding, Gotham, FGPI and FGA make no representation or warranty with respect to any information supplied by or on behalf of any of the other parties other than Gotham, FGPI or FGA that is contained in the Solicitation Documentation or any amendment or supplement thereto.

   SECTION 4.05. AVAILABILITY OF FUNDS. Gotham (or, to the extent applicable, a Gotham controlled affiliate) has on the date hereof sufficient assets and shall have available at the Redemption Time (as defined in Section 7.06) sufficient funds to enable it to consummate any Post-Closing Note Redemption (as defined in Section 7.06).

                                      A17

   SECTION 4.06. NO KNOWLEDGE OF CERTAIN FACTS. To the knowledge of Gotham, as of the date hereof, there are no known facts or circumstances that relate specifically to the Company, the FUMI Share Trust and their respective subsidiaries and that are not or have not been disclosed herein or publicly that would reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF GGP, GGC AND SUB

   Except as set forth in the disclosure schedule dated as of the date hereof delivered by GGP to the Company (the "GGP DISCLOSURE SCHEDULE"), GGP, GGC and Sub hereby represent and warrant, individually and each on its own behalf, to the Company as follows:

   SECTION 5.01. ORGANIZATION AND QUALIFICATION. GGP is a limited partnership, and GGC and Sub are corporations, each duly organized and validly existing under the laws of the State of Delaware and each having the requisite partnership or corporate power and authority, as the case may be, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. GGP is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a GGP Material Adverse Effect. Concurrently with the Contribution, the partners of GGP have agreed to amend and restate in full GGP's current Amended and Restated Agreement of Limited Partnership (the "CURRENT GGP AGREEMENT") in the form attached as EXHIBIT D, to be effective immediately upon the Contribution (the "RESTATED GGP AGREEMENT"). The Board of Directors and the shareholders of GGC have agreed to amend and restate GGC's currently effective Certificate of Incorporation and Bylaws in the forms attached as EXHIBIT E and EXHIBIT F (the "RESTATED GGC AGREEMENTS"), each to be effective immediately as of the Effective Time.

   For purposes of this Agreement, the term "GGP MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that is, or is reasonably expected to be, materially adverse to the value of the transactions contemplated hereby to the Company and holders of Company Common Shares, in each case taken as a whole, except for any such change, event or effect resulting from or arising out of
(i) the announcement of this Agreement and the transactions contemplated hereby or (ii) economic events generally related to the U.S. economy or securities markets generally.

   SECTION 5.02. CAPITALIZATION. (a) As of the Effective Time, the authorized and outstanding equity interests of GGP shall be as set forth in the Current GGP Agreement. Immediately after the Contribution, the authorized and outstanding equity interests in GGP shall be as set forth in the Restated GGP Agreement.

   (b) As of the date hereof, the authorized equity of GGC consists of 1000 shares of common stock. As of the date hereof, 1000 shares of GGC common stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, (i) GGP owns all of the outstanding shares of GGC common stock and (ii) GGC owns all of the Sub Shares. As of the Effective Time, GGC shall own all of the outstanding equity interests in Golf LLC. No shares of GGC common stock were held in GGC's treasury, and no shares of GGC common stock were reserved for issuance upon the exercise of GGC options or warrants. Each share of GGC common stock, Note and Mirror Series A Preferred Share issued in connection with the transactions contemplated hereby shall, when issued in accordance with their respective terms, be duly authorized, validly issued, fully paid and nonassessable, with the rights set forth in the Restated GGC Agreements, the Note Terms or the Mirror Series A Certificate of Designations, each as applicable.

   (c) Except as provided in Section 5.02 of the GGP Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements,

                                      A18
rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating GGC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of GGC common stock or obligating GGC to grant, extend or enter into any such agreement or commitment.

   (d) There are no bonds, debentures, notes or other indebtedness of GGC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of GGC common stock may vote. Other than this Agreement and the Equityholders Agreement (the form of which is attached as EXHIBIT G) (the "EQUITYHOLDERS AGREEMENT"), there are no voting trusts, irrevocable proxies or other agreements or understandings to which GGC or GGP is a party or is bound with respect to the voting of any shares of GGP equity interests.

   SECTION 5.03. INTERIM OPERATIONS OF GGC AND SUB. Each of GGC and Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and, except as provided in Section 5.03 of the GGP Disclosure Schedule, each has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

   SECTION 5.04. SUBSIDIARIES. Section 5.04 of the GGP Disclosure Schedule sets forth each direct and indirect subsidiary of GGP (each a "GGP SUBSIDIARY"), and each GGP subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each GGP Subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases as would not reasonably be expected to have a GGP Material Adverse Effect. All of the outstanding capital stock or other equity interests of each GGP Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and, except as otherwise provided in Section 5.04 of the GGP Disclosure Schedule, are owned directly or indirectly by GGP. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which GGP or any GGP Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital stock or other equity interests of any GGP Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except as set forth in
Section 5.04 of the GGP Disclosure Schedule, GGP has no material investment in any entity other than the GGP Subsidiaries.

   SECTION 5.05. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of GGP, GGC and Sub has full partnership or corporate power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Executive Committee of GGP (as defined in the Current GGP Agreement) and unanimously approved by the Board of Directors and shareholders of each of GGC and Sub, and no other partnership or corporate proceedings, as the case may be, on the part of GGP, GGC or Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by GGP, GGC or Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GGP, GGC and Sub, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than GGP, GGC and Sub, constitutes a valid and legally binding agreement of GGP, GGC and Sub, enforceable against GGP, GGC and Sub in accordance with its terms.

   (b) The execution, delivery and performance of this Agreement by GGP, GGC and Sub and the consummation of the transactions contemplated hereby do not and shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of GGC, Sub, GGP or any GGP Subsidiaries under any of the terms, conditions or provisions of (i) the Current GGP Agreement and related constitutive documents of GGP or certificates of incorporation or bylaws or similar

                                      A19
organizational documents of the GGP Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to GGC, Sub, GGP or any GGP Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the GGP Required Approvals, or (iii) except as set forth in Section 5.05 of the GGP Disclosure Schedule, any Contract to which GGC, Sub, GGP or any GGP Subsidiary is a party or by which GGC, Sub, GGP or any GGP Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a GGP Material Adverse Effect.

   (c) Except as disclosed on Section 5.05 of the GGP Disclosure Schedule, and except for (i) the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and (iii) any filings with or approvals from (x) the NYSE and (y) the other Governmental Authorities listed on Section 5.05 of the GGP Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the "GGP REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, any Governmental Authority or regulatory body is necessary for the execution and delivery of this Agreement by GGP, GGC and Sub or the consummation by GGP, GGC and Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.06. REPORTS AND FINANCIAL STATEMENTS. (a) Prior to the date hereof, GGP has delivered or made available to the Company or its representatives true, correct and complete copies of the (i) unaudited balance sheets of GGP and the GGP Subsidiaries as of December 31, 1998 and the related unaudited statements of income for the fiscal year then ended; (ii) unaudited balance sheets of GGP and the GGP Subsidiaries as of December 31, 1999 and 2000 and the related unaudited statements of income and cash flows for the fiscal years then ended; and (iii) unaudited balance sheets of GGP and the GGP Subsidiaries as of September 30, 2001 and the related statements of income and cash flows for the nine-month period then ended (collectively, the "GGP REPORTS"). As of their respective dates, except as amended or supplemented prior to the date hereof, the GGP Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The GGP Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of GGP and the GGP Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

   (b) Not less than three business days prior to the date of filing of the Proxy Statement-Prospectus with the SEC, GGP shall deliver or make available to the Company or its representatives true, correct and complete copies of audited balance sheets of GGP and its subsidiaries as of December 31, 1999, 2000 and 2001 and related audited statements of income and cash flows for the fiscal years then ended, with related footnotes and an unqualified audit opinion, which shall be similar in all material respects to the GGP Reports, PROVIDED, HOWEVER that (X) the audited balance sheets and statements of income and cash flows shall not include such statements for the fiscal year that ended on December 31, 1998 and (Y) the audited balance sheets and statements of income and cash flows for the fiscal year that ended on December 31, 2001 shall reflect a full year rather than a nine-month period ending on September 30, 2001.

   SECTION 5.07. ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE EFFECT. Except as disclosed (i) in the unaudited financial statements of GGP for the period ended September 30, 2001 and the notes thereto or (ii) on
Section 5.07 of the GGP Disclosure Schedule, neither GGP nor any GGP Subsidiaries had at September 30,

                                      A20

2001, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the GGP Reports or reflected in the notes thereto or (ii) were incurred in the ordinary course of business, (b) liabilities, obligations or contingencies that (i) would not reasonably be expected to have a GGP Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of GGP and its subsidiaries prepared in accordance with GAAP consistently applied. Since September 30, 2001, there has not occurred any circumstance or event that has had or would reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.08. LITIGATION. Except as otherwise set forth on Section 5.08 of the GGP Disclosure Schedule, as of the date hereof, there are no claims, suits, actions, proceedings or similar events or matters pending, or, to the knowledge of GGP, threatened in writing against, relating to or affecting GGP or any GGP Subsidiaries, before any Governmental Authority that in any such case would reasonably be expected to have a GGP Material Adverse Effect. Except as otherwise set forth on Section 5.08 of the GGP Disclosure Schedule, neither GGP nor any GGP Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator that prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.09. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The information supplied by GGP and/or GGC for inclusion in any Solicitation Documentation, on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading. The foregoing notwithstanding, GGP and GGC make no representation or warranty with respect to any information supplied by or on behalf of any of the other parties other than GGP or GGC that is contained in the Solicitation Documentation or any amendment or supplement thereto.

   SECTION 5.10.  NO VIOLATION OF LAW.  Except as otherwise set forth on
Section 5.10 of the GGP Disclosure Schedule, as of the date hereof, neither GGP nor any GGP Subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to have a GGP Material Adverse Effect. To the knowledge of GGP, no investigation or review relating individually to GGP or any GGP Subsidiaries by any Governmental Authority is pending or threatened, as of the date hereof other than, in each case, those that would not reasonably be expected to have a GGP Material Adverse Effect. Except as otherwise set forth on Section 5.10 of the GGP Disclosure Schedule, GGP and the GGP Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, necessary to conduct their businesses as presently conducted (collectively, the "GGP PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a GGP Material Adverse Effect. GGP and the GGP Subsidiaries are not in violation of the terms of any GGP Permit, except for violations that would not reasonably be expected to have a GGP Material Adverse Effect.

   SECTION 5.11. COMPLIANCE WITH AGREEMENTS; CERTAIN CONTRACTS. (a) GGP and each of the GGP Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with lapse of time or action by a third party, would result in a default under the Current GGP Agreement and related constitutive documents and the respective articles or certificates of incorporation, bylaws or similar organizational instruments of the GGP Subsidiaries.

                                      A21

   (b) Except as set forth in Section 5.11 of the GGP Disclosure Schedule, and except as would not reasonably be expected to have a GGP Material Adverse Effect, neither GGP nor any GGP Subsidiary is as of the date hereof a party to any (i) agreement with any consultant or independent contractor for professional services having a remaining term of at least one year and requiring payments of base salary or fee in excess of $150,000 per year or aggregate payments of base salary in excess of $200,000; (ii) material sales-representative or agency contract that is not terminable on 12 months' (or less) notice; (iii) joint venture or partnership agreement; (iv) agreement materially limiting in any way GGP's or any GGP Subsidiary's ability to compete with any person in any geographic location or any line of business; (v) contract, plan or similar agreement with any director, officer, manager or employee of GGP or any GGP Subsidiary (other than any employment agreements);
(vi) lease, sublease or similar contract with any person (other than GGP or any GGP Subsidiary) under which (A) GGP or any GGP Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) GGP or any GGP Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by GGP or any GGP Subsidiary, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000 per year and is not terminable by GGP or any GGP Subsidiary by notice of not more than 50 days for a penalty of less than $20,000 per year;
(vii) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), in any such case that has an aggregate future liability to any person (other than GGP or any GGP Subsidiary) in excess of $100,000 and is not terminable by GGP or any GGP Subsidiary by notice of not more than 60 days for a penalty of less than $10,000; (viii) contract under which GGP or any GGP Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (including, but not limited to, employees and other than GGP or any GGP Subsidiary) in an amount in excess of $10,000; (ix) material contract providing for indemnification of any person with respect to liabilities relating to any current business of GGP or any GGP Subsidiary, other than such indemnifications made in the ordinary course of business; (x) power of attorney (other than any power of attorney given in the ordinary course of business); (xi) contract for the sale of any asset of GGP or any GGP Subsidiary (other than sales in the ordinary course of business) having a sales value in excess of $10,000; (xii) currency exchange, interest rate exchange, commodity exchange or similar contract other than with customers in the ordinary course of business; or (xiii) other contract, agreement or arrangement (other than leases for real property) entered into other than in the ordinary course of business, requiring future payment or payments by GGP or any GGP Subsidiary in excess of $100,000 per year. With respect to all contracts listed on Section 5.11 of the GGP Disclosure Schedule, except as otherwise disclosed on Section 5.11 of the GGP Disclosure Schedule, such contracts are valid and binding against GGP or the relevant GGP Subsidiary in all material respects (except for those expired or terminated in accordance with their current terms) and GGP or any GGP Subsidiary is not in material breach thereof or material default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default, and, to the knowledge of GGP or any GGP Subsidiary, no other party to any such contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder. Section 5.11 of the GGP Disclosure Schedule lists all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $10,000 or more by GGP or any GGP Subsidiary as of the date hereof or to which any assets of GGP or any GGP Subsidiary are subject (except with respect to any such lending or borrowing among GGP and any GGP Subsidiary) as of the date hereof. No officer-level employee has, except as disclosed in Section 5.11 of the GGP Disclosure Schedule, since December 31, 2000 and prior to the date hereof received any notice of the intention of any party to terminate any material agreement set forth above under clauses (i) through (xiii). The enforceability of each material agreement set forth above under clauses (i) through (xiii) shall not be affected in any manner by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   (c) Section 5.11 of the GGP Disclosure Schedule sets forth (i) a list of all employment agreements to which GGP or any GGP Subsidiary is a party as of the date hereof having a remaining term of at least one year and requiring payments of base salary in excess of $100,000 per year or aggregate payments of base salary in excess

                                      A22
of $200,000 and (ii) the number of severance and retention agreements with employees of GGP or any GGP Subsidiary as of the date hereof to which GGP or any GGP Subsidiary is a party and the approximate aggregate maximum amount of the payments that would be required to be made thereunder.

   SECTION 5.12. TAXES. GGP and the GGP Subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax ("TAX RETURNS") required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, AD VALOREM or value added (collectively, "TAXES") shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax or the failure of such Tax Returns to be true, correct or complete would not reasonably be expected to have a GGP Material Adverse Effect. There are no material liens for Taxes upon any property or asset of GGP or any GGP Subsidiary, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP. There are no unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to Taxes of GGP or any GGP Subsidiaries that would reasonably be expected to have a GGP Material Adverse Effect, except as reserved against in accordance with GAAP.

   SECTION 5.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 5.13 of the GGP Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director or member of GGP or any the GGP Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by GGP or any GGP Subsidiaries or to which GGP or any GGP Subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA") any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit agreement, plan, program or policy (collectively, the "GGP PLANS").

   (b) With respect to each GGP Plan, GGP has delivered or made available to the Company or its representatives true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

   (c) Except as would not reasonably be expected to have a GGP Material Adverse Effect, the IRS has issued a favorable determination letter with respect to each GGP Plan that is intended to be qualified within the meaning of
Section 401(a) of the Code and its related trust that has not been revoked, and, to the knowledge of GGP, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without a GGP Material Adverse Effect.

   (d) Except as would not reasonably be expected to have a GGP Material Adverse Effect: (i) GGP and the GGP Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the GGP Plans and each GGP Plan has been administered in all material respects in accordance with its terms; (ii) none of GGP and the GGP Subsidiaries nor, to the knowledge of GGP, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the GGP Plans or their related trusts,

                                      A23

GGP or any the GGP Subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to GGP's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the GGP Plans that could reasonably be expected to result in any liability of GGP or any of the GGP Subsidiaries to any GGP Plan participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any GGP Plan.

   (e) Except as set forth in Section 5.13 of the GGP Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer, director or member of GGP or any of the GGP Subsidiaries.

   (f) No GGP Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") and none of GGP nor any of the GGP Subsidiaries has, at any time since October 1, 1998, contributed to or been obligated to contribute to any Multiemployer Plan.

   SECTION 5.14. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a GGP Material Adverse Effect, to the knowledge of GGP: (i) GGP and the GGP Subsidiaries have conducted their respective businesses in compliance with all material applicable Environmental Laws, (ii) none of the properties owned or controlled by GGP or any of the GGP Subsidiaries contains any Hazardous Substance as a result of any activity of GGP or any of the GGP Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2000, neither GGP nor any of the GGP Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that GGP or any of the GGP Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of GGP threatened, against GGP or any of the GGP Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned or controlled by GGP or any of the GGP Subsidiaries as a result of any activity of GGP or any of the GGP Subsidiaries during the time such properties were owned, leased or operated by GGP or any of the GGP Subsidiaries and (vi) neither GGP, the GGP Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

   (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

   (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

                                      A24

   SECTION 5.15. INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a GGP Material Adverse Effect, (i) GGP and the GGP
Subsidiaries own, or are licensed to use, all and any patents, patent rights (including patentable subject matter, patent applications and licenses), know-how, trade secrets, trade secret rights, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, works of authorship, inventions, discoveries, industrial models, industrial designs, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process and other proprietary intellectual property rights (collectively, "INTELLECTUAL PROPERTY") used in and necessary for the conduct of GGP's business as it is currently conducted,
(ii) to the knowledge of GGP, the use of Intellectual Property by GGP and the GGP Subsidiaries does not infringe on or other otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which GGP or the GGP Subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of GGP, no third party is challenging, infringing on or otherwise violating any right of GGP or the GGP Subsidiaries in the Intellectual Property, and (iv) neither GGP nor any of the GGP Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Intellectual Property used in and necessary for the conduct of GGP's business as it is currently conducted, and to GGP's knowledge no Intellectual Property is being used or enforced by GGP in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of GGP's business as it is currently conducted.

   SECTION 5.16. BROKERS AND FINDERS. GGP has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of GGP to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to Mercury Partners, LLC.

                                  ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                         THE FUMI SHARE TRUST AND FUMI

   Except as set forth in the Company SEC Reports filed on or prior to the date hereof, or in the disclosure schedule dated as of the date hereof delivered by the Company to Gotham, GGC and GGP (the "COMPANY DISCLOSURE SCHEDULE"), the Company, the FUMI Share Trust and FUMI hereby jointly and severally represent and warrant to Gotham, GGC and GGP as follows; PROVIDED, HOWEVER, that the parties hereto have agreed that the representations and warranties in this
Article VI and the information in the Company Disclosure Schedule, other than as set forth in Section 6.05 and as specifically provided in Section 6.06 with respect to VenTek International, Inc. ("VENTEK"), shall not encompass or include any information with respect to (i) the operations of VenTek or (ii) tenant leases at the Park Plaza Mall property and Circle Tower (as defined below); and PROVIDED FURTHER that, to the extent the representations and warranties set forth in this Article VI relate to the Company or its subsidiaries or otherwise to entities other than the FUMI Share Trust, FUMI and FUMI's subsidiaries, the representations and warranties of the FUMI Share Trust and FUMI are based solely upon, limited by, and subject to the knowledge of the FUMI Share Trust and FUMI:

   SECTION 6.01. ORGANIZATION AND QUALIFICATION. The Company is a business trust, the FUMI Share Trust is a trust and FUMI is a corporation, each duly organized and validly existing under the laws of the state of its formation and each having the requisite power and authority to own, lease and operate its assets and properties and to carry on its respective businesses as they are now being conducted or as contemplated herein. Each of the Company, the FUMI Share Trust and FUMI is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a

                                      A25

Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Declaration of Trust and Bylaws, the FUMI Share Trust's Amended and Restated Declaration of Trust and FUMI's Certificate of Incorporation and Bylaws, and, in each case, any other constitutive documents, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the SEC or delivered to Gotham or its representatives.

   For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that is, or could reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries taken as a whole (except for any such change, event or effect resulting from or arising out of (i) the announcement of this Agreement and the transactions contemplated hereby or (ii) economic events generally related to the U.S. economy or securities markets generally). The parties agree that the commencement of construction of a mall or similar shopping facility in a location that competes with the Park Plaza Mall shall not constitute a Company Material Adverse Effect. The foregoing notwithstanding, any matter that would constitute a breach by Gotham of Section
4.06 shall not be considered for the purpose of determining whether any change or event or effect gives rise to a Company Material Adverse Effect.

   SECTION 6.02. CAPITALIZATION. (a) The authorized equity of the Company consists of unlimited Company Common Shares and 2,300,000 Company Preferred Shares. The only beneficiaries of the FUMI Share Trust are the holders of Company Common Shares. The authorized equity of FUMI consists of 100 FUMI Shares, all of which are issued and outstanding and owned by the FUMI Share Trust. As of the date hereof, (i) 34,805,912 Company Common Shares and 984,800 Company Preferred Shares were issued and outstanding, all of which Company Common Shares and Company Preferred Shares were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) -0- Company Common Shares were held in the treasury of the Company, (iii) -0- Company Preferred Shares were held in the treasury of the Company, (iv) 1,000,000 Company Common Shares were reserved for issuance upon exercise of the option or right to purchase Company Common Shares granted under the Company Option Plans or otherwise granted by the Company (each, a "COMPANY OPTION") and Company Warrants issued and outstanding and (v) 11,316,000 Company Common Shares were reserved for issuance upon conversion of the outstanding Company Preferred Shares, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights. Between September 30, 2001 and the date hereof, (i) no Company Common Shares or Company Preferred Shares have been issued, except in connection with the conversion of Company Preferred Shares or the exercise of Company Options or Warrants issued and outstanding and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of beneficial interests of the Company or the FUMI Share Trust have been issued, granted or made. As of the Effective Time, there shall be no Company Options issued and outstanding.

   (b) Except for (i) Company Preferred Shares, (ii) Company Options issued and outstanding and (iii) Warrants to purchase a maximum of 500,000 Company Common Shares, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company, the FUMI Share Trust, FUMI or any of their subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Common Shares, Company Preferred Shares, FUMI Shares or obligating the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries to grant, extend or enter into any such agreement or commitment.

   (c) Except as provided in Section 6.02(c) of the Company Disclosure Schedule, there are no and shall be no obligations, contingent or otherwise, of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to (i) redeem or otherwise acquire (A) any Company Common Shares, (B) any Company Preferred Shares, (C) any FUMI Shares or (D) the beneficial interests or other equity interests of any subsidiary of the Company, except in connection with the exercise of (X) conversion rights on account of the Company Preferred Shares, (Y) Company Options issued and outstanding or (Z) Warrants issued and outstanding, (ii) pay or

                                      A26
distribute any dividend or distribution on the Company Preferred Shares or
(iii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company, the FUMI Share Trust, FUMI or any their respective subsidiaries. Furthermore, since the issuance of the Company Preferred Shares, the Company has paid dividends on the Company Preferred Shares in an amount at least equal to $0.525 per Company Preferred Share for each Dividend Period (as defined in the Preferred Certificate).

   (d) There are no bonds, debentures, notes or other indebtedness of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of beneficial interests of the Company may vote. Other than the Voting Agreement attached as EXHIBIT A, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party or is bound with respect to the voting of any Company Common Shares.

   (e) The Company has filed with the SEC or previously made available to Gotham complete and correct copies of the Stock Incentive Plan and the 1999 Share Option Plan for Trustees including all amendments thereto (the "COMPANY OPTION PLANS"). The Company has previously made available to Gotham a complete and correct list setting forth as of the date hereof, the number of Company Options outstanding and the weighted average exercise price for all such outstanding Company Options.

   (f) The "CONVERSION PRICE" (as such term is defined in the certificate of designations of the Company Preferred Shares, as amended or as may be amended after the date hereof) is equal to $5.0824. Since March 21, 2000, the Company has not taken any action, nor has there occurred any event or circumstance, that has changed or caused an adjustment to, or (other than in connection with the execution of this Agreement) could reasonably be expected to change or cause an adjustment to, the Conversion Price. Section 6.02(f) of the Company Disclosure Schedule sets forth, as of the date hereof, the effects of any Adjustment Events (as defined in the Warrant Agreement) pertaining to the Warrants that shall be required on account of the consummation of this Agreement and the transactions contemplated hereby. In addition, Section 6.02(f) of the Company Disclosure Schedule sets forth, as of the date hereof, the current exercise price of the Warrants. Except for a violation of subsection (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), the execution, delivery and performance of this Agreement by the Company and the FUMI Share Trust and the consummation of the transactions contemplated hereby shall not in any way violate or otherwise breach the terms of the Certificate of Designations for the Company Preferred Shares.

   (g) The execution, delivery and performance of this Agreement by the Company, the FUMI Share Trust and FUMI and the consummation of the transactions contemplated hereby shall not result in a liquidation of the Company.

   (h) The FUMI Share Trust shall terminate and cease to exist immediately after the Effective Time.

   SECTION 6.03. SUBSIDIARIES. Section 6.03 of the Company Disclosure Schedule sets forth each direct and indirect subsidiary of the Company and the FUMI Share Trust. Each such subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and each such subsidiary is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding capital stock or other equity interests of each subsidiary of the Company and the FUMI Share Trust are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company or the FUMI Share Trust. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or

                                      A27
arrangements to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital stock or other equity interests of any such subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Except as set forth in Section 6.03 of the Company Disclosure Schedule, the Company and the FUMI Share Trust have no material investment in any entity other than its subsidiaries.

   SECTION 6.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of the Company, the FUMI Share Trust and FUMI has full power and authority to enter into this Agreement and, subject to the approval of the shareholders of the Company (the "COMPANY SHAREHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Trustees of the Company and the Trustee of the FUMI Share Trust and the Board of Directors and shareholders of FUMI, and no other proceedings on the part of the Company, the FUMI Share Trust or FUMI are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholder Approval and the consummation by the Company, the FUMI Share Trust or FUMI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, the FUMI Share Trust and FUMI, and, assuming the due authorization, execution and delivery hereof by the parties hereto other than the Company, the FUMI Share Trust and FUMI, this Agreement constitutes a valid and legally binding agreement of the Company and the FUMI Share Trust, enforceable against the Company, the FUMI Share Trust and FUMI in accordance with its terms.

   (b) Except for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), the execution, delivery and performance of this Agreement by the Company, the FUMI Share Trust and FUMI and the consummation of the transactions contemplated hereby do not and shall not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company, the FUMI Share Trust, FUMI or any their respective subsidiaries under any of the terms, conditions or provisions of (i) the respective Amended and Restated Declarations of Trust, as amended, certificates of incorporation or bylaws or similar organizational documents of the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries, (ii) the Company Preferred Shares, (iii) the Company's 8.875% Senior Notes due September 15, 2003 (the "COMPANY DEBT"), (iv) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Approvals (as defined below) and the Company Shareholder Approval, or (v) except as set forth in Section 6.04 of the Company Disclosure Schedule and except with respect to insurance policies, which shall be governed solely by Section 6.06(c), any Contract to which the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries is a party or by which the Company, the FUMI Share Trust, FUMI or any of their respective subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (iv) and (v) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect.

   (c) Except as disclosed in Section 6.04 of the Company Disclosure Schedule, and except for (i) the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by or advisable under the DGCL and the BSTL (including, any amended declaration of trust in respect of the Company) and (iii) any filings with or approvals from
(x) the NYSE and (y) the other Governmental Authorities listed on Section 6.04 of the Company Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iii) collectively referred to as the "COMPANY REQUIRED APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any third party, any Governmental Authority or regulatory body is necessary for the execution and delivery of this Agreement by the Company, the FUMI Share Trust, FUMI or

                                      A28
their respective subsidiaries or the consummation by the Company, the FUMI Share Trust, FUMI or their respective subsidiaries of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals that, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

   (d) Each of the Trustee of the FUMI Share Trust, the Board of Trustees of the Company and the Board of Directors of FUMI, at meetings duly called and held (or, in the case of the FUMI Share Trust, by written consent of the Trustee), adopted resolutions, which are in full force and effect as of the date hereof, that (i) approve and declare advisable the Mergers, this Agreement and the transactions contemplated hereby (ii) declare that the Mergers, this Agreement and the transactions contemplated hereby are in the best interests of the holders of Company Common Shares and FUMI Shares, (iii) (in the case of the Company) recommend that the holders of Company Common Shares approve the FUR Merger and approve and adopt this Agreement and the transactions contemplated hereby and (iv) exempt this Agreement and the transactions contemplated hereby from any restrictions that may be contained in the FUMI Share Trust's or the Company's Amended and Restated Declarations of Trust or the Certificate of Incorporation and Bylaws of FUMI and related constitutive documents, each as amended, or any restrictions imposed by applicable law.

   SECTION 6.05. REPORTS AND FINANCIAL STATEMENTS. Since June 30, 1998, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "COMPANY 10-K") and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "COMPANY 10-Q") for the period ended September 30, 2001 have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of the Company, the FUMI Share Trust and their respective subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

   SECTION 6.06.  ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE
EFFECT. (a) (i) Except as disclosed in the unaudited financial statements included in the Company 10-Q or the audited financial statements included in the Company 10-K, (ii) except as disclosed in Section 6.06(a) of the Company Disclosure Schedule, (iii) except for violations of law and environmental matters, which shall be governed solely by Sections 6.09 and 6.14, (iv) except for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), and (v) with respect to VenTek, except for such facts and circumstances outside the knowledge of VenTek's management on the date hereof after due inquiry by VenTek's management, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has or had, as of September 30, 2001, any liabilities or obligations (whether absolute, accrued, contingent, asserted, unasserted, direct, indirect, arising by operation of law, equity or otherwise) of any nature, except (X) liabilities, obligations or contingencies that are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto and (Y) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of the Company, the FUMI Share Trust and their respective subsidiaries prepared in accordance with GAAP consistently applied. Except (i) as disclosed in Section 6.06(a) of the Company Disclosure Schedule, (ii) for any circumstance or event relating to a violation of law or environmental matters, which shall be governed solely by Sections 6.09 and 6.14, (iii) for violations of clause (i)(B) of Section 6.02(c), which shall be governed solely by Section 6.02(c), and (iv) with respect to VenTek, for facts and circumstances

                                      A29
outside the knowledge of VenTek's management after due inquiry by VenTek's management, from September 30, 2001 to the date hereof, there has not occurred any circumstance or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

   (b) The Escrow Agreement (as defined below in Section 7.11) is valid and binding against the parties thereto in all respects. The Company, the FUMI Share Trust and FUMI are not (and have not been) in breach of the Escrow Agreement or in default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, and to the knowledge of the Company, no other party to or beneficiary of the Escrow Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. The Escrow Agreement shall remain binding and in full force and effect through and after the Effective Time. Except as disclosed in
Section 6.06(b) of the Company Disclosure Schedule, the Escrow Account (as defined in the Escrow Agreement) contains (and shall contain, as of the Closing
Date) sufficient amounts of cash to fund and support any liabilities or obligations of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries relating thereto.

   (c) Section 6.06(c) of the Company Disclosure Schedule lists each insurance policy provided by any third party (other than policies relating solely to the defense and indemnifications of trustees, officers and directors), in effect as of the date hereof for the benefit of the Company, the FUMI Share Trust and their respective subsidiaries. Each such policy is valid and binding and in full force and effect as of the date hereof and shall continue to be so as of the Closing Date except for those policies of insurance that expire in the interim period between the date hereof and the Closing Date and with respect to such expiring policies of insurance, the Company, the FUMI Share Trust and/or their respective subsidiaries, as the case may be, shall use commercially reasonable efforts to enter into new policies on terms substantially identical to the currently effective policies.

   SECTION 6.07. LITIGATION. Except as set forth in Section 6.07 of the Company Disclosure Schedule, as of the date hereof, there are no asserted claims, suits, actions, proceedings or similar events or matters pending, or, to the knowledge of the Company and the FUMI Share Trust, threatened in writing against, relating to or affecting the Company, the FUMI Share Trust or any of their respective subsidiaries, before any Governmental Authority or any arbitrator, that in any such case would reasonably be expected to have a Company Material Adverse Effect. Neither the Company, the FUMI Share Trust, FUMI nor any their respective subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator that prohibits the consummation of the Mergers or the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.08. SOLICITATION DOCUMENTATION; PROXY STATEMENT-PROSPECTUS. The Solicitation Documentation shall not, on the date the Proxy Statement-Prospectus (or any amendment or supplement thereto) is first mailed to shareholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and shall not, at the time of the Company Meeting and on the Expiration Date, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting that shall have become false or misleading in any material respect. The Solicitation Documentation shall, when filed with the SEC, comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, each of the Company, the FUMI Share Trust and FUMI makes no representation or warranty with respect to information, supplied by or on behalf of the parties hereto other than the Company or the FUMI Share Trust, that is contained in the Solicitation Documentation.

   SECTION 6.09. NO VIOLATION OF LAW. To the knowledge of the Company, as of the date hereof, neither the Company, the FUMI Share Trust, nor any of their respective subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the

                                      A30

Company and the FUMI Share Trust, no investigation or review relating individually to the Company, the FUMI Share Trust or any of their respective subsidiaries by any Governmental Authority is pending or threatened, as of the date hereof other than, in each case, those which would not reasonably be expected to have a Company Material Adverse Effect. The Company, the FUMI Share Trust and their respective subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company, the FUMI Share Trust and their respective subsidiaries are not in violation of the terms of any Company Permit, except for violations that would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.10. COMPLIANCE WITH AGREEMENTS; CERTAIN CONTRACTS. (a) The Company, the FUMI Share Trust and each of their respective subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with lapse of time or action by a third party, would result in a default under, the respective Amended and Restated Declarations of Trust, as amended, articles or certificates of incorporation, bylaws or similar organizational instruments of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (b) Except as set forth in Section 6.10 of the Company Disclosure Schedule, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries is as of the date hereof a party to any (i) agreement with any consultant or independent contractor for professional services having a remaining term of at least one year and requiring payments of base salary or fee in excess of $150,000 per year or aggregate payments of base salary in excess of $200,000; (ii) material sales representative or agency contract that is not terminable on 12 months' (or less) notice; (iii) joint venture or partnership agreement; (iv) agreement materially limiting in any way the Company's, the FUMI Share Trust's or any of their respective subsidiaries' ability to compete with any person in any geographic location or any line of business; (v) contract, plan or similar agreement with any director, officer, manager or employee of the Company, the FUMI Share Trust or any of their respective subsidiaries (other than any employment agreements); (vi) lease, sublease or similar contract with any person (other than the Company, the FUMI Share Trust or any of their respective subsidiaries) under which (A) the Company, the FUMI Share Trust or any of their respective subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company, the FUMI Share Trust or any of their respective subsidiaries is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, the FUMI Share Trust or any of their respective subsidiaries, in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $100,000 per year and is not terminable by the Company, the FUMI Share Trust or any of their respective subsidiaries by notice of not more than 60 days for a penalty of less than $20,000 per year; (vii) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), in any such case that has an aggregate future liability to any person (other than the Company, the FUMI Share Trust or any of their respective subsidiaries) in excess of $100,000 and is not terminable by the Company, the FUMI Share Trust or any of their respective subsidiaries by notice of not more than 60 days for a penalty of less than $10,000; (viii) contract under which the Company, the FUMI Share Trust or any of their respective subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (including, but not limited to, employees and other than the Company, the FUMI Share Trust or any of their respective subsidiaries) in an amount in excess of $10,000; (ix) material contract providing for indemnification of any person with respect to liabilities relating to any current business of the Company, the FUMI Share Trust or any of their respective subsidiaries, other than such indemnifications made in the ordinary course of business; (x) power of attorney (other than any power of attorney given in the ordinary course of business); (xi) contract for the sale of any asset of the Company, the FUMI Share Trust or any of their respective subsidiaries (other than sales in the ordinary course of business) having a sales value in excess of $10,000; (xii) currency exchange, interest rate exchange, commodity exchange or similar contract other than with customers in the ordinary course of business; (xiii) policy of insurance provided by any party for the benefit of the Company, the FUMI Share

                                      A31

Trust or their respective subsidiaries; or (xiv) other contract, agreement or arrangement (other than leases for real property) entered into other than in the ordinary course of business, requiring future payment or payments by the Company, the FUMI Share Trust or any of their respective subsidiaries in excess of $100,000 per year. With respect to all contracts listed on Section 6.10 of the Company Disclosure Schedule, except as otherwise disclosed on Section 6.10 of the Company Disclosure Schedule, such contracts are valid and binding against the Company, the FUMI Share Trust or their relevant respective subsidiaries in all material respects (except for those expired or terminated in accordance with their current terms) and the Company, the FUMI Share Trust or any of their respective subsidiaries is not and shall not be in material breach thereof or material default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default, and, to the knowledge of the Company, the FUMI Share Trust or any of their respective subsidiaries, no other party to any such contract is or shall be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Section 6.10 of the Company Disclosure Schedule lists all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $10,000 or more by the Company, the FUMI Share Trust or any of their respective subsidiaries as of the date hereof or to which any assets of the Company, the FUMI Share Trust or any of their respective subsidiaries are subject (except with respect to any such lending or borrowing among the Company, the FUMI Share Trust or any of their respective subsidiaries) as of the date hereof. No officer-level employee has, except as disclosed in Section 6.10 of the Company Disclosure Schedule, since December 31, 2000 and prior to the date hereof received any notice of the intention of any party to terminate any material agreement set forth above under clauses (i) through (xiv). Except as disclosed in Section 6.10 of the Company Disclosure Schedule, the enforceability of each material agreement set forth above under clauses (i) through (xiv) shall not be affected in any manner by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   (c) The execution, delivery and performance of this Agreement by the Company and the FUMI Share Trust and the consummation of the transactions contemplated hereby shall not in any way affect that certain Lease Agreement by and between Frank M. Fauvre and Lillian S. Fauvre, lessors, and the German American Trust Company, an Indiana corporation, its successors and assigns, dated April 28, 1910 (the "CIRCLE TOWER LEASE").

   (d) Section 6.10 of the Company Disclosure Schedule sets forth (i) a list of all employment agreements to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party as of the date hereof having a remaining term of at least one year and requiring payments of base salary in excess of $100,000 per year or aggregate payments of base salary in excess of $200,000 and (ii) the number of severance and retention agreements with employees of the Company, the FUMI Share Trust or any of their respective subsidiaries as of the date hereof to which the Company, the FUMI Share Trust or any of their respective subsidiaries is a party and the approximate aggregate maximum amount of the payments that would be required to be made thereunder.

   SECTION 6.11. TAXES. (a) The Company, the FUMI Share Trust and their respective subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any material Tax, including Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all material Taxes shown as due on such Tax Returns. There are no material liens for Taxes upon any property or asset of the Company, the FUMI Share Trust or any of their respective subsidiaries, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP. There are no material unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (b) The Company is a real estate investment trust ("REIT") within the meaning of Section 856 of the Code and, to the Company's knowledge, the Company is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

                                      A32

   (c) As of the end of the Company's tax year ending at the Effective Time, the sum of (i) the net operating loss, if any, of the Company for such taxable year, within the meaning of Section 172(c) of the Code, plus (ii) any net operating loss carryovers of the Company from prior tax years, as specified in
Section 172(b) of the Code, shall be at least $15 million.

   (d) The Company shall have no (i) distribution requirement as of the Effective Time, under Section 857(a) of the Code, to qualify to be taxed as a REIT for the taxable year of the Company that shall end as of the Effective Time and to avoid the imposition of any federal income Tax, (ii) net income derived from any prohibited transactions (within the meaning of section 857(b)(6)) or (iii) net income from foreclosure property (within the meaning of 857(b)(4)).

   SECTION 6.12. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 6.12(a) of the Company Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or trustee of the Company, the FUMI Share Trust or any of their respective subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company, the FUMI Share Trust or any of their respective subsidiaries or to which the Company, the FUMI Share Trust or any of their respective subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY PLANS").

   (b) With respect to each Company Plan, the Company, the FUMI Share Trust and their respective subsidiaries have delivered or made available to Gotham or its representatives a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

   (c) Except as set forth in Section 6.12(c) of the Company Disclosure Schedule, as of the date hereof, (i) each of the Company, the FUMI Share Trust and their respective subsidiaries has no employees, (ii) all Company Plans have been terminated without obligation or other liability to the Company, the FUMI Share Trust, their respective subsidiaries (and each of the forgoing persons' respective successors and assigns) or to any person or governmental entity,
(iii) there are no employment agreements currently existing to which the Company, the FUMI Share Trust or their respective subsidiaries is a party, (iv) there have been no employment agreements to which the Company, the FUMI Share Trust or each of their respective subsidiaries was a party that have not been terminated pursuant to their terms, and (v) all obligations of such persons under any such terminated employment agreements have been satisfied in full. Further, except as set forth in Section 6.06(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company, the FUMI Share Trust nor their respective subsidiaries has any obligations or liabilities in respect of any employees that the Company, the FUMI Share Trust or their respective subsidiaries may have employed prior to the date hereof.

   (d) No Company Plan is intended to be qualified within the meaning of
Section 401(a) of the Code.

   (e) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company, the FUMI Share Trust and their respective subsidiaries have complied, and are now in compliance with, all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company, the FUMI Share Trust and their respective subsidiaries nor, to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject

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

any of the Company Plans or their related trusts, the Company, the FUMI Share Trust or any of their respective subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; and (iii) there are no pending or, to the Company's, the FUMI Share Trust's or their respective subsidiaries' knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Company Plans that could reasonably be expected to result in any liability of the Company, the FUMI Share Trust or any of their respective subsidiaries to any Company Plan participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Company Plan.

   (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or trustee of the Company, the FUMI Share Trust or any of their respective subsidiaries.

   (g) No Company Plan is a Multiemployer Plan and neither of the Company nor any of its subsidiaries has at any time since October 1, 1998, contributed to or been obligated to contribute to, any Multiemployer Plan.

   SECTION 6.13. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of the Company, threatened between the Company, the FUMI Share Trust or their respective subsidiaries and any representatives (including unions and any bargaining unit) of any of their respective employees that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company, the FUMI Share Trust or their respective subsidiaries, except for such organizational efforts that would not reasonably be expected to have a Company Material Adverse Effect.

   SECTION 6.14. ENVIRONMENTAL MATTERS. To the knowledge of the Company, except as set forth in Section 6.14 of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof: (i) the Company, the FUMI Share Trust and their respective subsidiaries have conducted their respective businesses in compliance with all material applicable Environmental Laws, (ii) none of the properties owned or controlled by the Company, the FUMI Share Trust or any of their respective subsidiaries contains any Hazardous Substance as a result of any activity of the Company, the FUMI Share Trust or any of their respective subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2000, neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that the Company, the FUMI Share Trust or any of their respective subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries' threatened, against the Company, the FUMI Share Trust or any of their respective subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned or controlled by the Company, the FUMI Share Trust or any of their respective subsidiaries as a result of any activity of the Company, the FUMI Share Trust or any of their respective subsidiaries during the time such properties were owned, leased or operated by the Company, the FUMI Share Trust or any of their respective subsidiaries and
(vi) neither the Company, the FUMI Share Trust or their respective subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

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

   SECTION 6.15. INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, the FUMI Share Trust and their respective subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or their respective subsidiaries' businesses as they are currently conducted, (ii) to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries the use of Intellectual Property by the Company, the FUMI Share Trust and their respective subsidiaries does not infringe on or other otherwise violate the rights of any third party, and is in accordance in all material respects with the applicable license pursuant to which the Company, the FUMI Share Trust or their respective subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of the Company, the FUMI Share Trust or their respective subsidiaries no third party is challenging, infringing on or otherwise violating any right of the Company, the FUMI Share Trust or their respective subsidiaries in the Intellectual Property, and (iv) neither the Company, the FUMI Share Trust nor any of their respective subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any material Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or any of their respective subsidiaries' businesses as they are currently conducted, and to the Company's, the FUMI Share Trust's or their respective subsidiaries' knowledge, no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of the Company's, the FUMI Share Trust's or their respective subsidiaries' businesses as they are currently conducted.

   SECTION 6.16. OPINION OF FINANCIAL ADVISOR. Duff & Phelps, LLC (the "COMPANY FINANCIAL ADVISOR"), retained by the Company as financial advisor to the Special Committee of the Board of Trustees of the Company, has delivered to the Special Committee of the Board of Trustees of the Company an opinion, a copy of which is attached as EXHIBIT H (the "FAIRNESS OPINION"), to the effect that as of February 12, 2002, the Cash Consideration to be received by the holders of the Company Common Shares (other than Gotham and its affiliates) is fair to such holders from a financial point of view.

   SECTION 6.17. BROKERS AND FINDERS. Neither the Company nor the FUMI Share Trust has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Company to pay any investment banking fees, finder's fees or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor and Libra Securities, LLC.

                                  ARTICLE VII

                                   COVENANTS

   SECTION 7.01. CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGERS. Except as (i) otherwise contemplated by this Agreement, (ii) required by law,
(iii) disclosed in Section 7.01 of the Company Disclosure Schedule or (iv) consented to in writing by Gotham (which shall not be unreasonably withheld or delayed), after the date hereof and prior to the Effective Time, the Company, the FUMI Share Trust and FUMI shall, and shall cause (or enter into any negotiations, contracts, agreements understandings or arrangements to cause) their respective subsidiaries to:

      (a) conduct their respective businesses in the ordinary course of business;

      (b) subject to applicable law and the fiduciary duties of the Company's Board of Trustees and FUMI's Board of Directors, take any action or refrain from taking any action, enter into any Contract or refrain from entering into any Contract or make any undertaking or refrain from making any undertaking, in each case as requested by Gotham in its sole discretion;

      (c) not (i) amend or propose to amend their respective Amended and Restated Declarations of Trust, certificates of incorporation or bylaws or equivalent organizational documents, (ii) split, combine or reclassify their outstanding equity, shares of beneficial interests or capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of

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

   dividends or distributions to the Company, the FUMI Share Trust or any of their respective subsidiaries by a direct or indirect subsidiary of the Company or the FUMI Share Trust, (y) regular quarterly cash dividends required on account of Company Preferred Shares, with usual declaration, record and payment dates in accordance with the Company's past dividend policy and as required under the terms of the Company Preferred Shares and
   (z) quarterly cash dividends on the Company Common Shares not to exceed $0.10 per Company Common Share;

      (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their equity, shares of beneficial interests or capital stock of any class or any debt or equity securities that are convertible into or exchangeable for such equity, shares of beneficial interests or capital stock, except that (i) the Company may issue Company Common Shares (A) upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) of this clause (c) or the Company Preferred Shares and (B) upon exercise of Warrants outstanding on the date hereof, and (ii) the Company may grant Company Options pursuant to existing contractual relationships and as set forth in Section 7.01 of the Company Disclosure Schedule;

      (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than borrowings in the ordinary course of business or borrowings under the existing credit facilities of the Company or any of its subsidiaries as such facilities may be amended or replaced in a manner that does not have a Company Material Adverse Effect (the "EXISTING COMPANY CREDIT FACILITIES"), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its beneficial interests or any options, warrants or rights to acquire any shares of its beneficial interests or any security convertible into or exchangeable for shares of beneficial interests other than in connection with (A) the exercise of outstanding Company Options and Warrants pursuant to the terms of the Company Option Plans and the relevant written agreements evidencing the grant of Company Options and Warrants and (B) the redemption or elimination of the Company Options prior to the Effective Time, (iii) sell, pledge, dispose of or encumber any material assets or businesses other than (X) pledges or encumbrances pursuant to Existing Company Credit Facilities or other permitted borrowings or (Y) sales or dispositions of businesses or assets by the Company, the FUMI Share Trust or their respective subsidiaries to a subsidiary of the Company or as may be required by applicable law, (iv) discharge, make any payments on account of or settle any Action or otherwise waive any rights with respect to any Action or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (f) use reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

      (g) except as otherwise provided in the Company Disclosure Schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any trustees, officers or employees, except pursuant to (i) applicable law, (ii) the ordinary course of business or (iii) previously existing contractual arrangements or policies;

      (h) not materially increase the salary or monetary compensation of any senior officer or employee whose current base salary is in excess of $25,000 as of the date hereof, except for increases in the ordinary course of business or except pursuant to previously existing contractual arrangements;

      (i) not adopt, enter into or amend to materially increase benefits or obligations of any Company Plan, except (i) in the ordinary course of business, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof, (iii) as required pursuant to existing contractual arrangements or this Agreement or (iv) as required by applicable law;

      (j) not make any capital or other expenditures or enter into any binding commitment or contract to make such expenditures;

      (k) not take any action or make any undertaking that would cause the Conversion Price to change;

                                      A36

      (l) not enter into any contract or commitment (i) providing for sales by the Company, the FUMI Share Trust or any of their respective subsidiaries or
   (ii) providing for purchases by the Company, the FUMI Share Trust or any of their respective subsidiaries;

      (m) not make any material Tax election, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or, in the case of the Company, take any action or fail to take any action that would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes, in each case to the extent that such action or inaction would be expected to have an adverse effect on the Company or the FUMI Share Trust; and

      (n) not discharge, settle or pay off any claims, liabilities or obligations of any kind or any nature.

   SECTION 7.02. CERTAIN ADJUSTMENT OF CONSIDERATION. Anything contained herein to the contrary notwithstanding, at any time prior to the Registration Statement Effective Date, if (i) any required consents, approvals or similar clearances with respect to the Notes (collectively, the "NOTE CONSENTS") cannot be obtained by the Company and/or Gotham or GGC (directly or by and on behalf of each of their respective affiliates) or (ii) the issuance of Notes in connection with the transactions contemplated hereby shall materially delay the consummation of the transactions contemplated hereby other than the issuance of Notes, then, in each case the Merger Consideration shall be adjusted to eliminate the Note Election (and any other provisions hereof relating to Notes shall be completely ineffective) (such election, the "ADJUSTMENT EVENT"). In the event of an Adjustment Event, and subject to Section 7.02, (i) the Cash Amount shall be adjusted to an amount equal to $2.55 less the Aggregate Holdback; (ii) the Gotham Note Payment and Post-Closing Note Redemption shall no longer be required; and (iii) any and all undertakings, terms or conditions contemplated by the Note Terms shall no longer be required or effective.

   SECTION 7.03. PREPARATION OF SOLICITATION DOCUMENTATION AND PROXY STATEMENT-PROSPECTUS; COMPANY MEETING. (a) In connection with the Company Meeting and the transactions contemplated hereby, the Company (and to the extent required by applicable law, including the Securities Act and the Exchange Act, the other parties) shall (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC, and thereafter mail to its shareholders as promptly as practicable (X) the Proxy Statement-Prospectus and (Y) to the extent required, the Solicitation Documentation, and, in each case, any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts (including postponing or adjourning the Company Meeting to solicit additional proxies) to obtain the necessary approvals by holders of Company Common Shares for the FUR Merger, this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting and the Solicitation Documentation. The Company (and to the extent applicable, the other parties) shall provide the other parties and their respective legal counsel and financial advisors with sufficient opportunity to review the form and substance of the Solicitation Documentation (including any amendments or supplements thereto) prior to filing such with the SEC. The Company (and to the extent applicable, the other parties) shall provide to the other parties copies of any comments and descriptions of any oral communications received from the SEC in connection therewith. Subject to Section 7.03(b), the Proxy Statement-Prospectus shall contain the unqualified recommendation of the Board of Trustees of the Company that the holders of Company Common Shares vote in favor of the approval and adoption of the FUR Merger, this Agreement and the transactions contemplated hereby.

   (b) The Company shall, as soon as practicable following the date the Registration Statement of which the Proxy Statement-Prospectus forms a part is declared effective by the SEC, duly call, give notice of, convene and hold a Company Meeting for the purpose of seeking the Company Shareholder Approval. Each of the parties shall use its respective reasonable efforts to take such steps as are necessary to hold the Company Shareholders Meeting within 150 days of the date of this Agreement. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first two sentences of this Section 7.03(b) shall not be affected by the commencement, public proposal, public disclosure or communication

                                      A37
to the Company of any Acquisition Proposal (defined below). Anything contained herein to the contrary notwithstanding, it is understood by the parties that, except as otherwise required by applicable law, the Company Board of Trustees shall not be required to give a recommendation as to the election with respect to the Note Election or the exercise of Subscription Rights.

   SECTION 7.04. NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, other than with respect to Gotham, the Company and the FUMI Share Trust shall not, and the Company and the FUMI Share Trust shall not knowingly permit any trustee, director, officer, agent or employee of the Company, the FUMI Share Trust, or any attorney, accountant, investment banker, financial advisor or other agent retained by the Company, the FUMI Share Trust or any of their respective subsidiaries, to (i) initiate, solicit or encourage any inquiry, proposal or offer to acquire any interest in, dispose of or otherwise result in a change of control of the Company or any of its assets (including all or substantially all of the business, properties, assets or beneficial interest of the Company), whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "ACQUISITION TRANSACTION"), (ii) engage in negotiations or discussions concerning an Acquisition Transaction,
(iii) provide nonpublic or confidential information to facilitate an Acquisition Transaction or (iv) agree to recommend any unsolicited BONA FIDE written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "ACQUISITION PROPOSAL").

   (b) The provisions of paragraph (a) above or any other provision of this Agreement notwithstanding, prior to the Effective Time, the Company, the FUMI Share Trust and FUMI may, in response to an Acquisition Proposal from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") that the Company's Board of Trustees determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal made by a Potential Acquiror (i) to acquire, for consideration consisting of cash or publicly traded securities, more than 90% of the Company Common Shares or all or substantially all of the assets of the Company, the FUMI Share Trust and their respective subsidiaries and (ii) that the Company's Board of Trustees determines, in good faith and after consultation with its independent financial advisor and legal counsel, would be more favorable to the holders of the Company Common Shares than the Mergers, this Agreement and the transactions contemplated hereby and for which financing, to the extent required, is then committed or that, in the good faith judgment of the Company's Board of Trustees, is reasonably capable of being obtained.

   (c) The Company shall promptly notify Gotham after receipt of any Acquisition Proposal (and in any event prior to any determination of the Company's Board of Trustees in respect of any such Acquisition Proposal). Such notice to Gotham shall indicate in reasonable detail the identity of the Potential Acquiror and the material terms and conditions of such Acquisition Proposal, to the extent known.

   (d) Nothing contained in this Section 7.04 or any other provision of this Agreement shall prohibit the Company, the Company's Board of Trustees, the FUMI Share Trust, FUMI or FUMI's Board of Directors (or any trustee, director, officer, agent or employee of the foregoing) from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Company's Board of Trustees, the Trustee of the FUMI Share Trust or FUMI's Board of Directors, as the case may be, in each case after consultation with outside counsel, is required under applicable law.

   SECTION 7.05. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Except for competitively sensitive information as to which access, use and treatment is subject to applicable law, the Company, the FUMI Share Trust and their respective subsidiaries shall afford to the other parties and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours upon reasonable notice

                                      A38
throughout the period from the date hereof through the Effective Time to their respective properties, books, Contracts, commitments and records and, during such period, shall furnish promptly such information concerning their businesses, properties and personnel as such parties shall reasonably request (including for purposes of determining the Escrow Amount); PROVIDED, HOWEVER, that such investigation shall not unreasonably disrupt the Company's, the FUMI Share Trust's or their respective subsidiaries' operations. All nonpublic information provided to, or obtained by, Gotham or its Representative (as defined in the Confidentiality Agreement) in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement dated August 9, 2001 between Gotham and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; PROVIDED that Gotham, GGC and the Company may disclose such information as may be necessary in connection with seeking the GGP Required Approvals, the Company Required Approvals and the Company Shareholder Approval. The foregoing notwithstanding, the Company, the FUMI Share Trust and their respective subsidiaries shall not be required to provide any information which it reasonably believes it may not provide to the other parties by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company, the FUMI Share Trust or any of their respective subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties; PROVIDED, HOWEVER, that in the event the Company, the FUMI Share Trust or their respective subsidiaries do not provide such information, each shall provide, in writing, to the party requesting such information, the reason or reasons for its refusal to provide such information.

   (b) The foregoing notwithstanding, the Company shall promptly advise Gotham, GGC and GGP orally and in writing of any change, circumstance or event that, individually or in the aggregate, has caused or could reasonably be expected to cause any of the representations and warranties of the Company and the FUMI Share Trust on behalf of themselves and their respective subsidiaries contained in this Agreement not to be true and correct in all material respects at or as of the Effective Time, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

   SECTION 7.06. POST-CLOSING NOTE REDEMPTION. Subject to applicable law, and as set forth more fully in the Note Terms in EXHIBIT C, any Notes issued to any former holder of Company Common Shares who exercised his or her Note Election to receive Notes as part of such holder's Merger Consideration (but excluding the Notes issued to any holder in connection with such holder's exercise of his or her Shareholder Note Purchase Right) shall automatically be redeemed by the issuer of the Notes (the "POST-CLOSING NOTE REDEMPTION") ninety (90) days from and after the Closing Date (the "REDEMPTION TIME"), at a price equal to $60.91 per Note, without interest, unless prior to the Redemption Time, such former holder affirmatively elects to retain ownership of his or her Notes (such redeemed Notes, the "REDEEMED NOTES"). Immediately after the redemption of any Redeemed Notes, Gotham shall purchase from the issuer of the Notes, and the issuer of the Notes shall sell, convey, assign, transfer and deliver to Gotham, such Redeemed Notes at a price equal to $60.91 per Note, which shall be deemed to be fully paid and nonassessable.

   SECTION 7.07. SECTION 16 MATTERS. Prior to the Effective Time, the parties shall take all steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) by each individual who is or will be subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

   SECTION 7.08. PUBLIC ANNOUNCEMENTS. Other than with respect to any public announcement made by the Company in connection with Section 7.04, the parties shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, shall not issue any such press release or make any such public statement prior to such consultation; PROVIDED, HOWEVER, that each of Gotham and the

                                      A39

Company may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by the parties; PROVIDED FURTHER that, subject to applicable law, in connection with the transactions contemplated hereby, Gotham, GGP, and their respective legal and financial advisors shall be permitted to engage in "road show" or similar and related activities in respect of the Subscription Rights or any equity offering in respect of the Surviving Corporation, without prior approval or review on the part of the Company.

   SECTION 7.09. EXPENSES AND FEES. Except as otherwise provided herein (including in the following two sentences), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, including fees for accountants, lawyers, financial advisors, contractors and consultants. The foregoing notwithstanding, the Company shall promptly reimburse Gotham and its affiliates and GGP and its affiliates for their reasonable and documented out-of-pocket expenses (including fees for accountants, lawyers, financial advisors, contractors and consultants) incurred in connection with this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated pursuant to Sections 9.01(b)(ii), 9.01(c) (other than with respect to any matter described in Section 7.09 of the Gotham Disclosure Schedule), 9.01(d) or 9.01(e). Furthermore, notwithstanding the first sentence of this Section 7.09, in the event that the Mergers and the transactions contemplated hereby are consummated, the transaction costs related to the Mergers, the Contribution, this Agreement and the transactions contemplated hereby shall be borne by the Surviving Corporation, and accordingly the Surviving Corporation shall promptly reimburse the parties and their affiliates for their respective reasonable expenses incurred in connection with the Mergers, the Contribution, this Agreement and the transactions contemplated hereby, including fees for accountants, counsel, investment bankers, and financial advisors and consultants.

   SECTION 7.10. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Gotham, GGP, the Company, the FUMI Share Trust and their respective subsidiaries (including any amendment, supplement or change of such material contractual relationships reasonably necessary to effect the Mergers, this Agreement and the transactions contemplated hereby), all necessary or appropriate waivers, consents, permits and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Mergers (and, in such case, to proceed with the consummation of the Mergers as expeditiously as possible), including through all possible appeals; PROVIDED, HOWEVER, notwithstanding any other provision of this Agreement, except as set forth in Section 7.10(a)(1) of the Gotham Disclosure Schedule (such matters set forth therein, the "SHARED COSTS"), nothing herein shall require Gotham, Sub, GGC or GGP or any of their respective subsidiaries or affiliates to make any out-of-pocket expenses, accrue any liability for its account or make any accommodation or concession to the Company, the FUMI Share Trust, FUMI or any third party (including Governmental Authorities) in connection with this
Section 7.10. Except as set forth in Section 7.10(a)(2) of the Gotham Disclosure Schedule (such matters set forth therein, the "DUE AUTHORIZATIONS") or as otherwise provided in Article VIII hereof, there are no waivers, consents, permits and approvals that are conditions to consummation of the transactions contemplated hereby.

   (b) In addition to and without limitation of the foregoing, each of the parties hereto, to the extent applicable, undertakes and agrees to file (and each party agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to file, if such filing is required by applicable law) as soon as practicable, any form or report required by any other governmental agency relating to antitrust matters. Each of the parties hereto, to the extent applicable, shall (and, in each case, shall cause any such parent entity to) respond as promptly as practicable to any inquiries or requests received from any federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body (each, a "GOVERNMENTAL AUTHORITY") for additional information or documentation. Each of the parties hereto shall take

                                      A40
all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Effective Time to occur as soon as reasonably practicable. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and
(iii) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members of their respective staffs on the other hand, with respect to this Agreement and the Mergers.

   SECTION 7.11. TRUSTEES' AND OFFICERS' INDEMNIFICATION. (a) Provided that any funds available pursuant to that certain Escrow Agreement, dated as of May 22, 1998, by the Company, FUMI and National City Bank (the "ESCROW AGREEMENT"), have been utilized to the fullest extent possible, the Surviving Corporation shall, to the fullest extent permitted by law, honor all of the Company's and FUMI's obligations to indemnify and hold harmless (whether pursuant to the Company's Amended and Restated Declaration of Trust, Bylaws, individual indemnity agreements, applicable laws or otherwise), including, if applicable, any obligations to advance funds for expenses, each present and former trustee, director, officer, employee and agent of the Company or FUMI and each person who served as a trustee, director, officer, member, trustee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise, including the FUMI Share Trust, FUMI and FUMI's subsidiaries (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time or the Mergers or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the parties hereto shall cooperate with the Indemnified Party in the defense of any such Action; PROVIDED that no out-of-pocket expense is required on account of such cooperation.

   (b) The Surviving Corporation shall purchase a tail insurance policy to the current policies of trustees' and officers' liability insurance maintained by the Company for a period of at least three (3) years with respect to matters arising on or before the Effective Time.

   (c) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.11.

   (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company's, the FUMI Share Trust's, FUMI's or their respective subsidiaries' Amended and Restated Declarations of Trust, Bylaws, individual indemnity agreements, certificates of incorporation, any other indemnification arrangement, applicable law or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Mergers and, anything else contained herein notwithstanding, expressly are intended to benefit each of the Indemnified Parties.

                                      A41

   (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

   SECTION 7.12. SUPPLEMENTAL INDENTURE. The Surviving Corporation shall execute a supplemental indenture substantially in the form of EXHIBIT I (the "SECOND SUPPLEMENTAL INDENTURE"), effective at the Effective Time, by which (i) GGC shall assume the debt obligations of the Company issued under the terms of the indenture, dated as of October 1, 1993 and supplemented by the first supplemental indenture dated as of July 31, 1998, relating to the Company Debt (the "COMPANY DEBT INDENTURE"), in the manner and to the extent required by the Company Debt Indenture; and (ii) GGC shall designate, or shall cause to be designated, a trustee to the Company Debt Indenture (such trustee, the "INDENTURE TRUSTEE"), where (x) such Indenture Trustee may or may not be the current trustee to the Company Debt Indenture; and (y) such Indenture Trustee is acceptable to the Company in its reasonable discretion.

   SECTION 7.13. MARKET LISTING. The parties agree to cooperate and use their respective commercially reasonable efforts to have the Underlying Shares listed on a national securities exchange, authorized to be quoted in an inter-dealer quotation system of a registered national securities association or an over-the-counter market. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the foregoing.

   SECTION 7.14.  CERTAIN ACTIONS AND UNDERTAKINGS BY THE FUMI SHARE
TRUST. The FUMI Share Trust acknowledges and agrees that, upon the consummation of the transactions contemplated hereby, it shall terminate by its own terms and, to the extent that it does not terminate by its own terms, the trustee or trustees of the FUMI Share Trust shall take such actions and/or undertakings as are necessary to terminate the FUMI Share Trust (including any amendment of the FUMI Share Trust's Amended and Restated Declaration of Trust, as amended).

   SECTION 7.15. ADVICE OF CHANGES. After due inquiry by the Company, its auditors and management of VenTek, and prior to the determination of the Escrow Amount, the Company shall promptly advise Gotham in writing of (i) any change, fact, circumstance, condition or event that has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) any failure of the Company, the FUMI Share Trust, FUMI or their respective subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder or (iii) any change, fact, circumstance, condition or event that could have an effect on the determination of the Escrow Amount pursuant to
Section 2.14.

   SECTION 7.16. AFFILIATES. The Company (i) has disclosed in Section 7.16 of the Company Disclosure Schedule, all persons who are, or may be, as of the date hereof its "affiliates" for purposes of Rule 145 under the Securities Act, and
(ii) shall use its commercially reasonable efforts to cause each person who is identified as its "affiliate" in Section 7.16 of the Company Disclosure Schedule to deliver to Gotham and the Surviving Corporation as promptly as practicable but in no event later than 10 days prior to the Closing Date, a signed agreement in respect of any such "affiliate" substantially in the form attached as EXHIBIT J (the "AFFILIATE LETTER"). The Company shall notify Gotham and the Surviving Corporation from time to time of any other person who then is, or may be, such an "affiliate" and use its commercially reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.16.

   SECTION 7.17. CREATION OF GOLF LLC. Prior to the Contribution, GGC shall create Golf LLC, which shall be duly organized and validly existing under the laws of the state of its formation and shall have the requisite power and authority to execute and consummate the transactions required herein pertaining to Golf LLC.

   SECTION 7.18. PURCHASE OF UNDERLYING SHARES. In connection with the transactions contemplated hereby, Gotham agrees to (i) cause Underlying Shares (issued not later than the Effective Time) to be purchased from

                                      A42

GGC (either in connection with this Agreement or otherwise) or (ii) have Subscription Rights exercised (including in connection with (A) the exercise by any holder of Company Common Shares of his or her Basic Subscription Privilege or Oversubscription Privilege or (B) GGC's exercise of its Over-allotment Right), in any case such that Underlying Shares (issued not later than the Effective Time) are purchased from GGC, for an aggregate cash purchase price of at least $10,000,000. For the purpose of clarity, it is acknowledged and agreed that Gotham shall be deemed to have complied with the foregoing sentence whether the subject Underlying Shares are purchased directly by Gotham, its affiliates, any third party or otherwise.

                                 ARTICLE VIII

                  CONDITIONS TO THE MERGERS AND CONTRIBUTION

   SECTION 8.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the parties to consummate the Mergers and the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

      (a) the FUR Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by no less than a majority vote of Company Common Shares;

      (b) each of the parties, to the extent applicable to such party, shall have executed and delivered all of the documents necessary or required to effect the Mergers and the transactions contemplated hereby, including the Exhibits substantially in the forms attached hereto, which include (i) the Restated GGP Agreements; (ii) the Equityholders Agreement; (iii) the Second Supplemental Indenture; (iv) the Affiliate Letter; (v) the Certificates of Merger and (vi) the Escrow Arrangement (including depositing of funds related thereto as required pursuant to the terms hereof); and the Company, Gotham, GGP and Stephen J. Garchik shall have performed all of their respective obligations pursuant to that certain letter agreement, dated as of the date hereof, by and among the Company, Gotham, GGP and Stephen J. Garchik;

      (c) no judgment, injunction, order or decree of a court or Governmental Authority or authority of competent jurisdiction shall be in effect which has the effect of making the Mergers or the transactions contemplated hereby illegal or otherwise restraining or prohibiting the consummation of the Mergers or the transactions contemplated hereby (subject to the terms of this Agreement, each party agreeing to use its reasonable commercial efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

      (d) (i) any waiting period applicable to consummation of the Mergers under the applicable antitrust law shall have expired or terminated, (ii) all necessary and any material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the Mergers and the transactions contemplated hereby (and, subject to Section 7.02 hereof, any securities to be issued in connection with this Agreement and the transactions contemplated hereby) shall have been obtained from Governmental Authorities (including any required filings, registrations or notices required by any State's Blue Sky laws, all material Gotham Required Approvals, GGP Required Approvals and Company Required Approvals listed on Sections 4.02, 5.05 and 6.04 of the Gotham Disclosure Schedule, GGP Disclosure Schedule and Company Disclosure Schedule, respectively, and indicated therein as being a condition to the Closing shall have been filed, made or obtained, as the case may be), and (iii) the SEC shall have declared the Proxy Statement-Prospectus effective; no stop order suspending the effectiveness of the Proxy Statement-Prospectus or any part thereof shall have been issued and be in effect; and no proceeding for that purpose, and no similar proceeding with respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC and not concluded or withdrawn; and

      (e) each of the Due Authorizations shall have been obtained.

                                      A43

   SECTION 8.02. CONDITIONS TO THE OBLIGATIONS OF GOTHAM, GGP, FGPI, FGA, GGC AND SUB. The obligations of Gotham, GGP, FGPI, FGA, GGC and Sub to consummate the Mergers are subject to the satisfaction of the following further conditions:

      (a) the Company, the FUMI Share Trust, FUMI and their respective subsidiaries shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time (including the Company's obligations under Sections 7.15 and 2.14);

      (b) the representations and warranties of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries contained in this Agreement shall be true and correct at and as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to amount, individually or in the aggregate, to a monetary liability greater than or equal to $65 million; PROVIDED, HOWEVER, that the representations and warranties of the Company, the FUMI Share Trust, FUMI and their respective subsidiaries set forth in Sections 6.02, 6.04(a), 6.04(b)(i), (ii) and (iii) (and, in the case of 6.04(b)(ii) and (iii), without reference to whether a breach of such representation and warranty is reasonably expected to have a Company Material Adverse Effect) and 6.10(c) shall be true and correct in all respects;

      (c) Gotham shall have received a certificate signed on behalf of the Company, the FUMI Share Trust and FUMI by an executive officer or trustee, as the case may be, of each of the foregoing indicating that the conditions provided in Section 8.02(a) and (b) have been satisfied; and

      (d) Gotham shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Gotham, a written opinion, dated the Closing Date, to the effect that for federal income Tax purposes the Contribution shall constitute an exchange described in Section 351(a) or 351(b) of the Code. In rendering such opinion, counsel to Gotham shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Gotham.

   SECTION 8.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company, the FUMI Share Trust and FUMI to consummate the Mergers are subject to the satisfaction of the following further conditions:

      (a) each of Gotham, GGP, FGPI, FGA, GGC and Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

      (b) the representations and warranties of Gotham, GGP, FGPI, FGA, GGC and Sub contained in this Agreement shall be true and correct at and as of the Effective Time, as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to materially impair, delay or prevent consummation of the Mergers or the transactions contemplated hereby; and

      (c) the Company shall have received separate certificates signed on behalf of Gotham and GGP, respectively, by an authorized signatory indicating that the conditions pertaining to Gotham and GGP respectively in Sections 8.03(a) and (b) have been satisfied.

                                  ARTICLE IX

                                  TERMINATION

   SECTION 9.01. TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by holders of Company Common Shares):

      (a) by mutual written consent of the Company and Gotham;

                                      A44

      (b) by either Gotham or the Company:

          (i) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action is or shall have become final and nonappealable; or, if any necessary and material registration, filing, application, notice, consent, approval, order, qualification and waiver relating to the Mergers and the transactions contemplated hereby (and, subject to Section 7.02, any securities to be issued in connection with this Agreement and the transactions contemplated hereby) has not been obtained from Governmental Authorities (including any required filing, registration or notice required by any State's Blue Sky laws); or

          (ii) if there is a failure of the occurrence of the conditions provided in Section 8.01(a);

      (c) by Gotham if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 8.02(a) or (b) and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination Gotham and its respective affiliates are not in breach of any material representation, warranty or covenant contained in this Agreement;

      (d) by Gotham, if the Board of Trustees of the Company shall have withdrawn or adversely amended in any material respect its approval or recommendation of the FUR Merger, this Agreement or the transactions contemplated hereby (other than the exercise of Subscription Rights or the Note Election) to the Company's shareholders, it being understood that neither (i) disclosure of any competing proposal that is not being recommended by the Board of Trustees of the Company nor (ii) disclosure of any facts or circumstances, together with a statement that the Board of Trustees of the Company continues to recommend approval and adoption of the FUR Merger and this Agreement, shall be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation;

      (e) by the Company, after giving Gotham 96 hours' prior written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal, PROVIDED that (i) the Company Meeting has not yet occurred and
   (ii) the Company has first complied with the provisions of Section 7.09; or

      (f) by the Company, if there has been a material breach by Gotham, GGP, FGA, FGPI, GGC or Sub of any representation, warranty, covenant or agreement contained in this Agreement that (i) would result in a failure of a condition set forth in Section 8.03(a) or (b) and (ii) cannot be cured prior to November 30, 2002; PROVIDED, HOWEVER, that at the time of termination the Company, the FUMI Share Trust and their respective affiliates are not in breach of any material representation, warranty or covenant contained in this Agreement.

The party desiring to terminate this Agreement pursuant to Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties.

                                   ARTICLE X

                                 MISCELLANEOUS

   SECTION 10.01. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Gotham or the Company prior to the Effective Time pursuant to the provisions of Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the parties or their respective officers, trustees or directors (except as set forth in the second sentence of Section 7.05(a), Sections 7.08 and 7.09, all of which shall survive the termination). Nothing in this Section 10.01 shall relieve any party from liability for any willful, fraudulent or material breach of any covenant or agreement of such party contained in this Agreement.

                                      A45

   SECTION 10.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

   SECTION 10.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) if and when received or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   If to the Company, the FUMI Share Trust or FUMI to:

      Imowitz Koenig & Company
      125 Park Avenue
      14th Floor
      New York, New York 10017
      Attention: Neil Koenig
      Facsimile: (212) 818-1161

      with copies to:

      Hahn, Loeser & Parks LLP
      3300 BP Tower
      200 Public Square
      Cleveland, Ohio 44114-2301
      Attention: F. Ronald O'Keefe, Esq.
      Facsimile: (216) 241-2824

      and

      Shaw Pittman LLP
      2300 N Street, N.W.
      Washington, District of Columbia 20037
      Attention: Thomas H. McCormick, Esq.
      Facsimile: (202) 663-8007

   If to GGP, FGPI, FGA, Sub or the Surviving Corporation to:

      Gotham Golf Partners, L.P.
      575 East Chocolate Avenue
      Hershey, Pennsylvania 17033
      Attention: William Leahy, Esq.,
               General Counsel
      Facsimile: (703) 830-5026

   with copies to:

      Hale and Dorr, LLP
      1445 Pennsylvania Avenue, N.W.
      Washington, District of Columbia 20004
      Attention: Steven S. Snider, Esq.
      Facsimile: (202) 942-8484

                                      A46

   If to Gotham or GGC to:

      Gotham Partners, L.P.
      110 East 42nd Street
      New York, New York 10017
      Attention: David S. Klafter, Esq.,
               General Counsel
      Facsimile: (212) 286-1133

   with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019-6150
      Attention: Adam O. Emmerich, Esq.
      Facsimile: (212) 403-2000

   SECTION 10.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the trustees, directors and executive officers of the Company, the FUMI Share Trust and their respective subsidiaries, GGP and Gotham, as the case may be, (iii) "requirement of Law" or "applicable law" shall mean any federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority, (iv) the words "subsidiary" or "subsidiaries", with respect to any party, shall mean any corporation, trust, partnership, limited liability company, joint venture or other legal entity, whether incorporated or unincorporated, of which (X) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or (Y) at least a majority of the securities or other interests, which have by their terms ordinary voting power to elect or appoint a majority of the Board of Directors or others performing similar functions with respect to such corporation, trust, limited liability company, joint venture or other entity, as applicable, is directly or indirectly owned or controlled by such party or by any one or more of such party's subsidiaries, and (v) any reference to an Article or a Section shall mean such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   SECTION 10.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein or attached as Exhibits or Schedules) shall not be assigned by operation of law, succession in interest or otherwise. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS,

                                      A47

INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   SECTION 10.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   SECTION 10.07. AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Stock without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Stock without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   SECTION 10.08. ENTIRE AGREEMENT. This Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of
Section 8.11, which are intended for the benefit of the Company's former and present officers, trustees, employees and agents.

   SECTION 10.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

   SECTION 10.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

   SECTION 10.11. NO ADMISSION. Nothing herein shall be deemed an admission by the parties in any Action or proceeding by or on behalf of a third party, that such third party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract, agreement or understanding.

                                      A48

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                              FIRST UNION REAL ESTATE EQUITY
                                              AND MORTGAGE INVESTMENTS

                                              By:   /S/  DANIEL J. ALTOBELLO
                                                  -----------------------------
                                                  Name: Daniel J. Altobello
                                                  Title: Trustee

                                              THAT CERTAIN OHIO TRUST, declared
                                              as of October 1, 1996, by Adolph
                                              Posnick, Trustee

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name: Adolph Posnick
                                                  Title: Trustee

                                              FIRST UNION MANAGEMENT, INC.

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name: Adolph Posnick
                                                  Title: Chairman

                                              GGC MERGER SUB, INC.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name: William F. Leahy
                                                  Title: President

                                              GOTHAM PARTNERS, L.P.

                                              By:   Section H Partners,
                                                     L.P., its general partner

                                              By:   Karenina Corporation, a
                                                     general partner of Section
                                                     H Partners, L.P.

                                              By:    /S/  WILLIAM A. ACKMAN
                                                  -----------------------------
                                                  Name: William A. Ackman
                                                  Title: President

                                              GOTHAM GOLF CORP.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name: William F. Leahy
                                                  Title: President


                                      A49

                                              FLORIDA GOLF PROPERTIES, INC.

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name: John Caporaletti
                                                  Title: President

                                              FLORIDA GOLF ASSOCIATES, L.P.

                                              By:   GGP, Inc., its general
                                                     partner

                                              By:    /S/  STEPHEN J. GARCHIK
                                                  -----------------------------
                                                  Name: Stephen J. Garchik
                                                  Title: President

                                              GOTHAM GOLF PARTNERS, L.P.

                                              By:   Florida Golf Properties,
                                                     Inc., its general partner

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name: John Caporaletti
                                                  Title: President

                                      A50

                                                                     APPENDIX B

                                AMENDMENT NO. 1

                          DATED AS OF APRIL 30, 2002

                                      TO

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                         DATED AS OF FEBRUARY 13, 2002

                                 BY AND AMONG

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,

                         FIRST UNION MANAGEMENT, INC.,

                             GGC MERGER SUB, INC.,

                            GOTHAM PARTNERS, L.P.,

                          GOTHAM GOLF PARTNERS, L.P.,

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                               GOTHAM GOLF CORP.

                              AMENDMENT NO. 1 TO
                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

   This AMENDMENT NO. 1 (this "AMENDMENT"), dated as of April 30, 2002 to the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 (the "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a New York limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES"). Unless otherwise specified, the defined terms in the Agreement and used herein shall have the meaning ascribed to such terms in the Agreement.

                             W I T N E S S E T H:

   WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth in this Amendment; and

   WHEREAS, the parties hereto have duly authorized and approved this Amendment;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

   1. CLARIFICATION OF PARTIES. The preamble of the Agreement is hereby amended to reflect that Gotham Partners, L.P. is a New York limited partnership.

   2. CERTIFICATE OF DESIGNATIONS; MIRROR SERIES A PREFERRED SHARES. EXHIBIT B to the Agreement is deleted and replaced by the EXHIBIT B attached hereto.

   3. NOTE TERMS. EXHIBIT C to the Agreement is deleted and replaced by EXHIBIT C attached hereto.

   4. INITIAL TRANSFER OF NOTES. The following sentence is hereby added after the last sentence of Section 2.13 (b) of the Agreement:

   "The foregoing notwithstanding, the transfer of Notes to any holder of Company Common Shares may be effected by way of book-entry credit in the books of a depositary holding a single debt instrument (the "GLOBAL NOTE") issued by the Company, the Surviving Corporation or an affiliate or subsidiary of either of the foregoing and in that event, the "Notes" as herein defined shall represent beneficial interests, each with a $100 face amount, in the Global Note."

   5. ELIMINATION OF FRACTIONAL NOTE PURCHASE RIGHT. The Agreement is hereby amended to reflect the elimination of the Fractional Note Purchase Right; anything in the Agreement notwithstanding, no holder of Company Common Shares or any person acting on behalf of holders of Company Common Shares shall have the right or ability to exercise a Fraction Note Purchase Right.

   6. CHANGE TO POSSIBLE TIMING OF THE ADJUSTMENT EVENT. The phrase beginning the first sentence of Section 7.02 of the Agreement is hereby replaced in its entirety with the following:

   "Anything contained herein to the contrary notwithstanding, at any time prior to the Effective Time,".

   7. POST-CLOSING NOTE REDEMPTION. Section 7.06 of the Agreement is hereby replaced in its entirety with the following:

   "Subject to applicable law, and as set forth more fully in EXHIBIT C, at the election of the former holder of Company Common Shares who exercised his or her Note Election, any Notes issued to any such former holder of Company Common Shares as part of such holder's Merger Consideration shall be redeemed by the issuer of the Notes (the "POST-CLOSING NOTE REDEMPTION") ninety (90) days from and after the Closing Date (the "REDEMPTION TIME"), at a price equal to $60.91 per Note, without interest (such redeemed Notes, the "REDEEMED NOTES"); PROVIDED, HOWEVER, that the Post-Closing Note Redemption shall not apply to any Note to the extent that (i) it was issued pursuant to the Shareholder Note Purchase Right; (ii) it was transferred, either directly or indirectly, after its issuance; or (iii) the holder thereof shall not have certified to the agent effecting the Post-Closing Note Redemption the foregoing matters, as set out more fully in EXHIBIT C. The foregoing notwithstanding, at the Note issuer's option, the issuer may designate another person or persons (any such person or persons, the "REDEMPTION DESIGNEE") to fulfill its redemption obligation by making the necessary payment to the holder of the Notes exercising his or her option to have Notes redeemed and, in exchange for such payment, the Redeemed Notes shall be sold, conveyed, assigned or otherwise transferred and delivered to the Redemption Designee and thereby become the property of the Redemption Designee; PROVIDED, HOWEVER, that in the event that the issuer designates a Redemption Designee to fulfill the issuer's redemption obligation and such Redemption Designee fails to perform, the issuer shall redeem the Notes as provided herein. If the issuer designates Gotham, a Gotham affiliate or Gotham's designee as the Redemption Designee, Gotham hereby agrees to fulfill, or, as the case may be, cause its affiliate or designee to fulfill, the Redemption Designee's obligations as provided in the immediately foregoing sentence."

   8. INTERPRETATION. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. In this Amendment, unless a contrary intention appears, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Amendment and the Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Amendment shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation."

   9. MISCELLANEOUS. This Amendment and the Agreement (including the documents and instruments referred to herein, therein or attached as Exhibits or Schedules hereto or thereto) shall not be assigned by operation of law, succession in interest or otherwise, except as provided herein. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and the Agreement and to enforce specifically the terms and provisions of this Amendment and the Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

                                      B2

   10. COUNTERPARTS. This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   11. AMENDMENTS; EXTENSIONS. (a) This Amendment and the Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Shares without the further approval of such holders. This Amendment and the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Shares without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   12. ENTIRE AGREEMENT. This Amendment, the Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Amendment. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Other than as explicitly provided in the Agreement, neither this Amendment nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                                      B3

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                              FIRST UNION REAL ESTATE EQUITY
                                                AND MORTGAGE INVESTMENTS

                                              By:   /S/  DANIEL J. ALTOBELLO
                                                  -----------------------------
                                                  Name:  Daniel J. Altobello
                                                  Title: Trustee

                                              THAT CERTAIN OHIO TRUST, DECLARED
                                                AS OF OCTOBER 1, 1996, BY
                                                ADOLPH POSNICK, TRUSTEE

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name:  Adolph Posnick
                                                  Title: Trustee

                                              FIRST UNION MANAGEMENT, INC.

                                              By:     /S/   ADOLPH POSNICK
                                                  -----------------------------
                                                  Name:  Adolph Posnick
                                                  Title: Chairman

                                              GGC MERGER SUB, INC.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name:  William F. Leahy
                                                  Title: President

                                              GOTHAM PARTNERS, L.P.

                                              By: Section H Partners, L.P.,
                                                  its general partner

                                              By: Karenina Corporation,
                                                  a general partner of Section
                                                  H Partners, L.P.

                                              By:    /S/  WILLIAM A. ACKMAN
                                                  -----------------------------
                                                  Name:  William A. Ackman
                                                  Title: President

                                              GOTHAM GOLF CORP.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name:  William F. Leahy
                                                  Title: President

                                      B4

                                              FLORIDA GOLF PROPERTIES, INC.

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name:  John Caporaletti
                                                  Title: President

                                              FLORIDA GOLF ASSOCIATES, L.P.

                                              By: GGP, Inc.,
                                                  its general partner

                                              By:    /S/  STEPHEN J. GARCHIK
                                                  -----------------------------
                                                  Name:  Stephen J. Garchik
                                                  Title: President

                                              GOTHAM GOLF PARTNERS, L.P.

                                              By: Florida Golf Properties, Inc.,
                                                  its general partner

                                              By:     /S/  JOHN CAPORALETTI
                                                  ------------------------------
                                                  Name:  John Caporaletti
                                                  Title: President

                                      B5

                                                                     APPENDIX C


                           AMENDMENT AND RESTATEMENT


                         DATED AS OF OCTOBER 30, 2002


                                      OF

                                AMENDMENT NO. 2
                        DATED AS OF SEPTEMBER 27, 2002
                                      TO
                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION
                         DATED AS OF FEBRUARY 13, 2002
                                 BY AND AMONG
           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,
           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,
                         FIRST UNION MANAGEMENT, INC.,
                             GGC MERGER SUB, INC.,
                            GOTHAM PARTNERS, L.P.,
                          GOTHAM GOLF PARTNERS, L.P.,
                        FLORIDA GOLF ASSOCIATES, L.P.,
                        FLORIDA GOLF PROPERTIES, INC.,
                                      AND
                               GOTHAM GOLF CORP.

                AMENDMENT AND RESTATEMENT OF AMENDMENT NO. 2 TO

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION


   This AMENDMENT AND RESTATEMENT, dated as of October 30, 2002 (this "AMENDMENT"), of Amendment No. 2, dated as of September 27, 2002, to the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 and amended as of April 30, 2002 (as so amended, the "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a New York limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES"). Unless otherwise specified, the defined terms in the Agreement and used herein shall have the meaning ascribed to such terms in the Agreement.


                                  WITNESSETH:

   WHEREAS, Section 2.08(c) of the Agreement provides for each Company Common Share to be converted into (i) a Cash Amount of $2.20 less the Aggregate Holdback, (ii) three fiftieths of a Subscription Right, (iii) an additional amount in cash equal to $0.35 or, at the option of the holder of Company Common Shares, 0.0057461 of a Note, and (iv) if applicable, the Escrow Distribution Amount;

   WHEREAS, Section 2.08(c)(1) of the Agreement provides that (i) the Aggregate Holdback shall mean the sum of the Escrow Share Holdback, the Dividend Holdback and the Shared Costs Holdback;

   WHEREAS, the Agreement contemplated that immediately prior to or on the Closing Date, after receipt of the Company Shareholder Approval at the Company Meeting, the parties would (i) determine the Escrow Share Holdback by identifying the Reasonably Expected Liabilities that would compose the Escrow Amount and then divide the Escrow Amount by the aggregate number of Merger Shares, (ii) determine the Dividend Holdback by dividing the total amount of dividends that the Company paid with respect to Company Common Shares after the date of the Agreement and prior to the Effective Time by the aggregate number of Merger Shares and (iii) determine the Shared Costs Holdback by identifying the Shared Costs and dividing one-half of the Shared Costs by the aggregate number of Merger Shares;

   WHEREAS, the Board of Trustees of the Company on February 12, 2002 declared a dividend of $0.10 per Company Common Share, which was paid on April 30, 2002 to holders of record of Company Common Shares as of March 31, 2002, and on May 28, 2002 declared a dividend of $0.10 per Company Common Share, which was paid on July 31, 2002 to holders of record of Company Common Shares as of July 1, 2002;



   WHEREAS, the parties believe it is advisable and in the best interests of their respective common shareholders, common equity participants, partners or holders of beneficial interests or similar common equity instruments, as the case may be, to fix the Cash Consideration prior to delivering the Proxy Statement-Prospectus to the holders of Company Common Shares and, accordingly, to eliminate the risk of any further reduction of the Cash Consideration in the event of any breach of a representation, warranty or covenant contained in the Agreement or any agreement attached as an Exhibit to the Agreement made by or on behalf of the Company, the FUMI Share Trust or their respective subsidiaries, as well as the risk of re-solicitation of proxies for the Company Meeting and the consequent delay of the Company Meeting and the Closing Date;

   WHEREAS, in order to fix the Cash Consideration it is necessary to determine the Shared Costs and the Reasonably Expected Liabilities as of the date hereof;

   WHEREAS, the Company and Gotham have determined, after consulting with their respective counsel and other advisers, that their good-faith estimate of the sum of the Escrow Amount (composed of the Reasonably Expected Liabilities) and the Shared Costs Holdback (composed of one-half of the Shared Costs) is $700,000, consisting principally of legal fees incurred in connection with obtaining certain third-party consents and in defending the Company and its trustees in the litigation filed by a purported holder of Company Preferred Shares, or $0.02 per Company Common Share;

   WHEREAS, accordingly, it is appropriate to amend the Agreement to (i) reduce the Cash Amount by $0.20 to reflect the amount that would have composed the Dividend Holdback and by an additional $0.02 to reflect the Company's and Gotham's good-faith estimate as of the date of this Amendment of the amount that would have composed the Shared Costs Holdback and Escrow Share Holdback and (ii) eliminate from the Agreement all provisions relating to any additional reduction in the Cash Consideration;

   WHEREAS, the Company has delivered an Officer's Certificate, attached as Exhibit A, to Gotham in connection with the execution of this Amendment and each of Gotham, GGP, GGC, Sub, FGPI and FGA have relied on such Officer's Certificate as the basis for entering into this Amendment;




   WHEREAS, the parties to the Agreement entered into Amendment No. 2, dated as of September 27, 2002, to the Agreement;



   WHEREAS, the parties to the Agreement desire to amend and restate Amendment No. 2 as set forth in this Amendment; and


   WHEREAS, the parties hereto have duly authorized and approved this Amendment;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

   1. BASIS FOR AMENDMENT OF THE AGREEMENT. The parties acknowledge and hereby agree to amend the terms of the Agreement as they relate to the Cash Amount portion of the Merger Consideration, as provided more fully below. In consideration of the foregoing, the parties acknowledge and agree to amend the terms of the Agreement as they relate to the Escrow Fund and the Shared Costs, as provided more fully below. In connection with the foregoing, the parties acknowledge and hereby agree (A) that the concepts in the Agreement relating to the Aggregate Holdback, the Escrow Fund and Shared Costs shall have no further force or effect and (B) that any interpretation of the Agreement (as amended by this Amendment) shall give the greatest effect to the parties' intentions as to the matters described in this Section 1.

   2. ADJUSTMENT OF CASH AMOUNT. Any term or provision of the Agreement to the contrary notwithstanding, clause (i) of the first sentence of Section 2.08(c) of the Agreement is hereby replaced in its entirety with the following:


   "(i) subject to the Adjustment Event provided in Section 7.02 an amount in cash (rounded to the nearest whole cent and without interest) equal to $1.98 (such amount, the "CASH AMOUNT")".


                                      C2

   3. ELIMINATION OF AGGREGATE HOLDBACK. Any term or provision of the Agreement to the contrary notwithstanding, Section 2.08(c)(1) of the Agreement is hereby replaced in its entirety with the following:

   "(1) [RESERVED]."

and all other provisions in the Agreement relating to the Aggregate Holdback, the Escrow Share Holdback, the Dividend Holdback and the Shared Costs Holdback are hereby rendered completely ineffective and without force.

   4. ELIMINATION OF ESCROW FUND. Any term or provision of the Agreement to the contrary notwithstanding, Section 2.14 of the Agreement (and any reference in the Agreement thereto) is hereby deleted in its entirety and all provisions in the Agreement relating to the Escrow Fund, the Escrow Amount, the Escrow Arrangement, the Reasonably Expected Liabilities, the Escrow Distribution Date, the Remaining Escrow Amount, the Escrow Distribution Amount, the Escrow Distribution Costs, the Escrow Appraiser and the Proposed Determination are hereby rendered completely ineffective and without force. Section 7.15 of the Agreement (and any reference in the Agreement thereto) is hereby deleted and replaced in its entirety with the following:

   "Section 7.15. [RESERVED].".

   5. COVENANT REGARDING DIVIDENDS.  Section 7.01(c)(iii) is hereby amended by
(A) deleting the comma at the end of clause (x), (B) inserting the word "and" immediately prior to clause (y), (C) deleting the word "and" immediately prior to clause (z) and (D) deleting clause (z) in its entirety.

   6. CERTAIN ADJUSTMENT OF CONSIDERATION.  Clause (i) of the last sentence of
Section 7.02 of the Agreement is hereby replaced in its entirety with the following:

   "(i) the Cash Amount shall be adjusted to an amount equal to $2.33;".

   7. CONFORMING AMENDMENT OF MIRROR SERIES A CERTIFICATE OF DESIGNATIONS. Any term or provision of the Agreement (including Exhibit B thereto) notwithstanding, Exhibit B to the Agreement (the Mirror Series A Certificate of Designations) is hereby amended as follows:

      (a) by deleting from Section 2 thereof the defined terms "ESCROW FUND", "ESCROW DISTRIBUTION AMOUNT", "ESCROW DISTRIBUTION DATE", "ESCROW SHARE DEDUCTION" and "ESCROW SHARE HOLDBACK" and by deleting all other references in Exhibit B to such terms and rendering such references completely ineffective and without force;

      (b) by amending Section 2 thereof to insert "$2.33" in clause (i) of the definition of "FIRST UNION FACTOR" in lieu of the formula previously set forth in said clause; and

      (c) by replacing Section 6(a) thereof in its entirety with the following:

       "(a) A holder of Series A Preferred Shares shall have the right to convert each of his or her Series A Preferred Shares into $11.4636 in cash (rounded to the nearest whole cent and without interest) (the "TRANSACTION PROCEEDS").

   8. INTERPRETATION. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. In this Amendment, unless a contrary intention appears, the words "herein," "hereof " and "hereunder" and other words of similar import refer to this Amendment and the Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Amendment shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation."

                                      C3

   9. MISCELLANEOUS. This Amendment and the Agreement (including the documents and instruments referred to herein, therein or attached as Exhibits or Schedules hereto or thereto) shall not be assigned by operation of law, succession in interest or otherwise, except as provided herein. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and the Agreement and to enforce specifically the terms and provisions of this Amendment and the Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   10. COUNTERPARTS. This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   11. AMENDMENTS; EXTENSIONS. (a) This Amendment and the Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Shares without the further approval of such holders. This Amendment and the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; PROVIDED that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Shares without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to the Agreement as amended by this Amendment to assert any of its rights under the Agreement as amended by this Amendment or otherwise shall not constitute a waiver of those rights.

   12. ENTIRE AGREEMENT. This Amendment, the Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of the Agreement as amended by this Amendment. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Other than as explicitly provided in the Agreement as amended by this Amendment, neither this Amendment nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                      C4

   13. SEVERABILITY. If any term or other provision of this Amendment or the Agreement is invalid, illegal or unenforceable, all other provisions of the Agreement as amended by this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.


                                              FIRST UNION REAL ESTATE EQUITY
                                              AND MORTGAGE INVESTMENTS

                                              By:      /S/  NEIL H. KOENIG
                                                  -----------------------------
                                                  Name: Neil H. Koenig
                                                  Title:  Interim Chief
                                                                  Financial
                                                                  Officer

                                              THAT CERTAIN OHIO TRUST, DECLARED
                                              AS OF OCTOBER 1, 1996, BY
                                              ADOLPH POSNICK, TRUSTEE

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name: Adolph Posnick
                                                  Title: Trustee

                                              FIRST UNION MANAGEMENT, INC.

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name: Adolph Posnick
                                                  Title: Chairman

                                              GGC MERGER SUB, INC.

                                              By:    /S/   WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name: William F. Leahy
                                                  Title: President

                                      C5

                                              GOTHAM PARTNERS, L.P.

                                              By: Section H Partners, L.P., its
                                                    general partner

                                              By: Karenina Corporation, a
                                                    general partner of Section
                                                    H Partners, L.P.


                                              By:    /S/  WILLIAM A. ACKMAN
                                                  -----------------------------
                                                  Name:William A. Ackman
                                                  Title:President

                                              GOTHAM GOLF CORP.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name:William F. Leahy
                                                  Title:President

                                              FLORIDA GOLF PROPERTIES, INC.

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name:John Caporaletti
                                                  Title:President

                                              FLORIDA GOLF ASSOCIATES, L.P.

                                              By: GGP, Inc., its general partner

                                              By:    /S/  STEPHEN J. GARCHIK
                                                  -----------------------------
                                                  Name:Stephen J. Garchik
                                                  Title:President

                                      C6

                                              GOTHAM GOLF PARTNERS, L.P.

                                              By: Florida Golf Properties,
                                                    Inc., its general partner

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name:John Caporaletti
                                                  Title:President

                                      C7

                                                                     APPENDIX D

                                AMENDMENT NO. 3

                         DATED AS OF OCTOBER 24, 2002

                                      TO

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                         DATED AS OF FEBRUARY 13, 2002

                                 BY AND AMONG

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS,

           THAT CERTAIN OHIO TRUST, DECLARED AS OF OCTOBER 1, 1996,
                          BY ADOLPH POSNICK, TRUSTEE,

                         FIRST UNION MANAGEMENT, INC.,

                             GGC MERGER SUB, INC.,

                            GOTHAM PARTNERS, L.P.,

                          GOTHAM GOLF PARTNERS, L.P.,

                        FLORIDA GOLF ASSOCIATES, L.P.,

                        FLORIDA GOLF PROPERTIES, INC.,

                                      AND

                               GOTHAM GOLF CORP.

                              AMENDMENT NO. 3 TO
                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

   This AMENDMENT NO. 3 (this "AMENDMENT"), dated as of October 24, 2002, to the Agreement and Plan of Merger and Contribution, dated as of February 13, 2002 and amended as of April 30, 2002 and amended as of September 27, 2002 (as so amended, the "AGREEMENT"), by and among First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "COMPANY"), that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee (the "FUMI SHARE TRUST"), First Union Management, Inc., a Delaware corporation ("FUMI"), Gotham Partners, L.P., a New York limited partnership ("GOTHAM"), Gotham Golf Partners, L.P., a Delaware limited partnership ("GGP"), Gotham Golf Corp., a Delaware corporation and wholly owned subsidiary of GGP ("GGC"), GGC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GGC ("SUB"), Florida Golf Properties, Inc., a Florida corporation and the sole general partner of GGP ("FGPI"), and Florida Golf Associates, L.P., a Virginia limited partnership ("FGA"), (the Company, the FUMI Share Trust, Gotham, GGP, GGC, Sub, FGPI and FGA collectively, the "PARTIES"). Unless otherwise specified, the defined terms in the Agreement and used herein shall have the meaning ascribed to such terms in the Agreement.

                             W I T N E S S E T H:

   WHEREAS, Section 124 of the AMEX Company Guide of the American Stock Exchange provides that the American Stock Exchange may decline to list a preferred stock issue unless preferred shareholders have the right to vote on the creation of any additional class of preferred stock equal in preference to the issue to be listed;

   WHEREAS, the parties believe it is advisable that the Mirror Series A Certificate of Designations provide such a right to holders of Mirror Series A Preferred Shares; and

   WHEREAS, the parties hereto have duly authorized and approved this Amendment;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

   1. AMENDMENT TO THE MIRROR SERIES A CERTIFICATE OF DESIGNATIONS. EXHIBIT B to the Agreement (the Mirror Series A Certificate of Designations) is hereby amended as follows:

   (a) Section 9(d) shall be deleted in its entirety and replaced with the following:

   "(d) So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent required by law, by GGC's Certificate of Incorporation, or by GGC's By-Laws, the affirmative vote at least a majority of the votes entitled to be cast by the holders of the Series A Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing or without a meeting or by a vote at any meeting called for the purpose, shall be necessary for effecting or validating the authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class of stock ranking on parity with the Series A Preferred Shares or the Voting Preferred Shares."


   (b) The following language shall be added as Section 9(e):


   "(e) For purposes of the foregoing provisions of this Section 9(b), (c) and
   (d), each Series A Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series A Preferred Shares as a single class on any matter, then the Series A Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth in Section 9(a), the Series A Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action."

                                      D1

   2. INTERPRETATION. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. In this Amendment, unless a contrary intention appears, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Amendment and the Agreement as a whole and not to any particular Article, Section or other subdivision. No provision of this Amendment shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation."

   3. MISCELLANEOUS. This Amendment and the Agreement (including the documents and instruments referred to herein, therein or attached as Exhibits or Schedules hereto or thereto) shall not be assigned by operation of law, succession in interest or otherwise, except as provided herein. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and the Agreement and to enforce specifically the terms and provisions of this Amendment and the Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Amendment and the Agreement or the transactions contemplated by this Amendment and the Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AMENDMENT AND THE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

   4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   5. AMENDMENTS; EXTENSIONS. (a) This Amendment and the Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, at any time before or after the Company Shareholder Approval has been obtained; PROVIDED that, after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law requires further approval by holders of Company Common Shares without the further approval of such holders. This Amendment and the Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Trustees, Boards of Directors or similar authoritative body, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by law requires further approval by holders of Company Common Shares without the further approval of such holders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                      D2

   6. ENTIRE AGREEMENT. This Amendment, the Agreement (including the Company, GGP and Gotham Disclosure Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Amendment. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Other than as explicitly provided in the Agreement, neither this Amendment nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                                      D3

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                              FIRST UNION REAL ESTATE EQUITY
                                                AND MORTGAGE INVESTMENTS

                                              By:   /S/  DANIEL J. ALTOBELLO
                                                  -----------------------------
                                                  Name:  Daniel J. Altobello
                                                  Title: Trustee

                                              THAT CERTAIN OHIO TRUST, DECLARED
                                                AS OF OCTOBER 1, 1996, BY
                                                ADOLPH POSNICK, TRUSTEE

                                              By:      /S/  ADOLPH POSNICK
                                                  -----------------------------
                                                  Name:  Adolph Posnick
                                                  Title: Trustee


                                              FIRST UNION MANAGEMENT, INC.

                                              By:     /S/   ADOLPH POSNICK
                                                  -----------------------------
                                                  Name:  Adolph Posnick
                                                  Title: Chairman


                                              GGC MERGER SUB, INC.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name:  William F. Leahy
                                                  Title: President

                                              GOTHAM PARTNERS, L.P.

                                              By:  Section H Partners, L.P.,
                                                   its general partner

                                              By:  Karenina Corporation,
                                                   a general partner of Section
                                                  H Partners, L.P.

                                              By:    /S/  WILLIAM A. ACKMAN
                                                  -----------------------------
                                                  Name:  William A. Ackman
                                                  Title: President

                                              GOTHAM GOLF CORP.

                                              By:     /S/  WILLIAM F. LEAHY
                                                  -----------------------------
                                                  Name:  William F. Leahy
                                                  Title: President

                                      D4

                                              FLORIDA GOLF PROPERTIES, INC.

                                              By:     /S/  JOHN CAPORALETTI
                                                  -----------------------------
                                                  Name:  John Caporaletti
                                                  Title: President

                                              FLORIDA GOLF ASSOCIATES, L.P.

                                              By:  GGP, Inc.,
                                                   its general partner

                                              By:    /S/  STEPHEN J. GARCHIK
                                                  -----------------------------
                                                  Name:  Stephen J. Garchik
                                                  Title: President

                                             GOTHAM GOLF PARTNERS, L.P.

                                             By:  Florida Golf Properties, Inc.,
                                                  its general partner

                                             By:      /S/  JOHN CAPORALETTI
                                                 -------------------------------
                                                 Name:  John Caporaletti
                                                 Title: President

                                      D5

                                                                     APPENDIX E


[DUFF & PHELPS, LLC Logo]

February 12, 2002

To the Special Committee of the Board of Trustees of First Union Real Estate Equity and Mortgage Investments,

The Board of Directors of First Union Management, Inc., and

Mr. Adolph Posnick, Trustee of the First Union Management, Inc. Share Trust:

   Duff & Phelps, LLC ("Duff & Phelps") has been engaged by First Union Real Estate Equity and Mortgage Investments and Subsidiaries ("First Union" or the "Company"), as financial advisor to the Special Committee of the Board of Trustees of the Company, in connection with a contemplated transaction (the "Transaction"), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Cash Consideration (defined below) to be received by the common shareholders in the Transaction is fair to the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates) from a financial point of view.

TRANSACTION OVERVIEW

   It is our understanding that First Union and its related company, First Union Management, Inc. ("FUMI"), are planning to enter into a merger agreement with Gotham Golf Partners, L.P., Gotham Partners, L.P., Gotham Golf Corp. and other related Gotham entities (collectively referred to as "Gotham Golf"). As part of the Transaction, each First Union common share issued and outstanding will be converted into the right to receive the following consideration: (1) cash in the amount equal to $2.20 per share; (2) additional cash in the amount of $.35 per share or, at the option of the common shareholder, a fractional interest in a debt instrument (a "Note"); and (3) 3/50th of an uncertificated right to subscribe for common stock in the surviving corporation ("Subscription Right").

   The $2.20 in cash per share (as such amount may be reduced pursuant to the "Escrow Share Holdback" and the "Dividend Holdback," as such terms are defined in the Merger Agreement), together with the election to receive $.35 cash per share, is collectively referred to as the "Cash Consideration." In addition, as part of the Transaction, the $2.20 per share portion of the Cash Consideration may be further reduced under certain circumstances pursuant to the "Shared Costs Holdback," as such term is defined in the Merger Agreement. We have been advised by First Union, Gotham Golf, and their advisors that the Shared Costs holdback will be immaterial.

   As part of the Transaction, Southwest Shopping Centers Co. II, LLC, a wholly owned subsidiary of First Union, will issue notes with an aggregate face amount of $20 million (the "Notes"). A mezzanine loan secured by 100% of the membership interests in Park Plaza 2, LLC is anticipated to be in the amount of $16.5 million. A mortgage loan secured by a leasehold mortgage on Circle Tower is anticipated to be in the amount of $3.5 million. The two loans will then provide the collateral for the Notes. The maturity date for the Notes is May 31, 2010, with no interim amortization, and an 11% interest rate. The noteholders will be entitled to receive any additional interest amounts paid to the issuer.

   Based on a combined face value for the Notes of $20 million and 34.8 million shares of common stock issued and outstanding, the face value of the Notes is $.575 on a per share basis. As part of the Transaction, the common shareholders have the election of receiving cash in the amount of $.35 per share or a fraction of the Notes with a face value of $.575 on a per share basis (the "Note Election"). Based on our analysis, it is our opinion that the fair market value of the Notes is less than $.35 on a per share basis. Duff & Phelps, therefore, cannot render a fairness opinion with regard to the Note Election. Duff & Phelps does acknowledge, however, that there are particular circumstances that could make it advantageous for a particular shareholder to make the Note Election or that a shareholder may perform an independent valuation of the Notes and reach a conclusion that is different from ours under its own factual circumstances.

   As part of its fairness analysis, Duff & Phelps analyzed the value associated with the right to subscribe for common stock in the surviving corporation. No value was ascribed to this Subscription Right.

DUE DILIGENCE

   In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Transaction is summarized below.

   1. With regards to our analysis of First Union and the Transaction, among other things, we performed the following due diligence:

      a. Reviewed the Company's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine months ended September 30, 2001;

      b. Reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available;

      c. Reviewed the draft Agreement and Plan of Merger and Contribution (the "Merger Agreement") dated as of February 7, 2002;

      d. Reviewed the Letter of Intent between Gotham and First Union dated September 21, 2001;

      e. Reviewed a Draft Summary of Terms for the Notes;

      f. Held discussions with the Company's financial accounting and reporting managers at Imowitz Koenig & Company, LLP;

      g. Met with the Company's investment bankers, U.S. Bancorp Libra, and reviewed their presentation to the Special Committee of the Board of Trustees of First Union regarding the Transaction dated September 21, 2001; and

      h. Conducted such other studies, review, and analyses, as we deemed necessary.

   2. With regards to our analysis of the Circle Tower property ("Circle Tower"), among other things, we performed the following due diligence:

      a. Held discussions with David Schonberger of Radiant Partners, LLC regarding the history, financial condition and future prospects of Circle Tower;

      b. Held discussions with Bruce Gordon, a property manager in the Indianapolis marketplace unrelated to First Union or Gotham Golf;

      c. Held discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm unrelated to First Union or Gotham Golf;

      d. Held discussions with F. Ronald O'Keefe, Esq. of Hahn Loeser Parks, LLP, the Company's legal counsel;

      e. Reviewed certain memoranda prepared by Hahn Loeser Parks, LLP with respect to the Circle Tower ground leases;

      f. Reviewed Circle Tower's internally prepared monthly profit and loss statement for fiscal years 1998 through 2000 and for the ten-month period ended October 31, 2001; and

      g. Reviewed a copy of the original Ground Lease Agreement dated February 1929, by and between Frank M. Fauvre and Lilian S. Fauvre, and the State Savings & Trust Company.

   3. With regards to our analysis of Park Plaza Mall property ("Park Plaza"), among other things, we performed the following due diligence:

      a. Held discussions with Anne Zahner of Radiant Partners, LLC, regarding the history, financial condition, and future prospects of Park Plaza;

                                      E2

      b. Held discussions with Dan Wright, Esq. of Arter & Hadden, LLP, regarding the Company's pending litigation regarding Park Plaza;

      c. Reviewed the appraisal of Park Plaza Mall prepared by Cushman & Wakefield, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield, regarding the appraisal;

      d. Reviewed the financial statement presentation for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll; and

      e. Reviewed a purchase proposal for the real property and improvements of Park Plaza submitted by Gregory Greenfield & Associates dated November 27, 2000.

   4. With regards to our analysis of VenTek International, Inc. ("VenTek"), among other things, we performed the following due diligence:

      a. Held discussions with Richard Infantino, interim President of VenTek, regarding the history, financial condition and future prospects for VenTek;

      b. Held discussions with Neil Koenig of Imowitz Koenig & Company, LLP regarding the surety bonds and product warranties;

      c. Held discussions with representatives of the Hamilton Capital Group regarding their efforts to sell VenTek;

      d. Reviewed VenTek's financial statements, including audited financial statements for the fiscal year ended December 31, 1999, unaudited financial statements for the fiscal year ended December 31, 2000 and interim unaudited financial statements for the nine months ended September 30, 2001;

      e. Analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period; and

      f. Reviewed various contracts and surety, payment, and performance bond agreements.

   5. With regards to our analysis of the preferred stock of HQ Global Holdings, Inc. ("HQ Global"), among other things, we performed the following due diligence:

      a. Reviewed HQ Global's audited financial statements for the fiscal year ended December 31, 2000 and unaudited statements for the eleven months ended November 30, 2001;

      b. Reviewed the Amended Certificate of Designation, including the rights and preferences of Series A Preferred Stock of HQ Global dated August 11, 2000;

      c. Reviewed a presentation prepared by the management of Frontline Capital Group ("Frontline") regarding Frontline's results for the third quarter 2001, which included the business results, forecasts, and strategy for HQ Global;

      d. Reviewed Frontline's annual report on Form 10-K for the fiscal year ended December 31, 2000, quarterly report on Form 10-Q for the nine months ended September 30, 2001, and the Form 8-K dated January 30, 2002; and

      e. Analyzed the historical trading price and trading volume of Frontline common stock.

   6. With regards to our analysis of other pending litigation and claims of the Company, among other things, we performed the following due diligence:

      a. Held discussions with Jeffrey A. Kaufman, Esq. of Fasken Martineau Dumoulin, LLP, regarding the Company's ongoing litigation with Oracle Corporation; and

                                      E3

      b. Held discussions with David Collins, Esq. of Gordon & Rees, LLP, regarding the Company's ongoing litigation with the State of California associated with the Company's claim resulting from the 1986 flood of Peach Tree Center.

   7. With regards to our analysis of Gotham Golf, among other things, we performed the following due diligence:

      a. Met with certain members of senior management of Gotham Golf at their corporate headquarters in Hershey, Pennsylvania, to discuss the history, financial condition and future prospects of Gotham Golf and visited certain golf courses owned by Gotham Golf;

      b. Reviewed Gotham Golf's financial statements including, reviewed financial statements for the fiscal year ended December 31, 1999, draft audited financial statements for the fiscal year ended December 31, 2000, and unaudited internal income statements for the nine-month period ended September 30, 2001;

      c. Analyzed financial forecasts prepared by Gotham Golf's management for the fiscal years ending December 31, 2001 through 2005; and

      d. Reviewed Gotham Golf's strategic business plan.

   Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to the Company, FUMI, Gotham Golf or any other Gotham-related entity.

   In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to the Company, Gotham Golf and the Transaction, whether supplied by First Union, its subsidiary or affiliated companies or its advisors, Gotham Golf, or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us.

   In rendering this Opinion, we have assumed that the Transaction occurs on terms that are described in the Merger Agreement and that the Company has complied with all applicable federal, state, and local regulations and laws. Nonetheless, it should be recognized that we are not making any recommendation as to whether the shareholders of the Company should vote in favor of the Transaction or any other matter.

   The Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and our engagement letter, and subject to the understanding that the obligations of Duff & Phelps in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Duff & Phelps shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

                                      E4

CONCLUSION

   Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of this date, the Cash Consideration to be received in the Transaction by the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates), is fair from a financial point of view.

                                          Respectfully submitted,

                                         /s/ Duff & Phelps, LLC
                                          Duff & Phelps, LLC

                                      E5

                                                                     APPENDIX F


                               VOTING AGREEMENT

   This Voting Agreement, dated as of February 13, 2002, is by and among each of the persons listed on the signature pages hereto (each, a "SHAREHOLDER") of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("FIRST UNION"), First Union and Gotham Partners, L.P., a Delaware limited partnership ("GOTHAM").

   (A) First Union, Gotham and certain other persons are parties to an Agreement and Plan of Merger and Contribution dated as of the date hereof (as the same may be modified or amended from time to time, the "MERGER AGREEMENT"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

   (B) Each of the parties to the Merger Agreement has agreed to enter into the Merger Agreement on the condition that the parties hereto enter into this Agreement.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

    1. REPRESENTATIONS, WARRANTIES AND COVENANTS.

      Each Shareholder (with respect to itself only) hereby represents, warrants and covenants, severally and not jointly, to Gotham and First Union as follows:

      (a) TITLE

          As of the date hereof, each Shareholder owns beneficially and of record the number of shares of each class of capital stock of First Union set forth after each Shareholder's name on EXHIBIT 1 hereto (with respect to each Shareholder, the beneficial interests specified after each Shareholder's name on EXHIBIT 1 hereto shall be referred to herein as the "SHARES"). The term "BENEFICIAL OWNER" and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended.

      (b) RIGHT TO VOTE

          As of the date hereof and as of the date of the Company Meeting, except for this Agreement and as otherwise permitted by this Agreement, each Shareholder has full legal power, authority and right to vote all of the Shares, to the extent the Shares carry the right to vote thereon, in favor of the approval and authorization of the Mergers, the Merger Agreement and the other transactions contemplated thereby (collectively, the "PROPOSED TRANSACTIONS") without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Shareholder has not entered into any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Shares in favor of the Proposed Transactions.

          From the date hereof and until the termination of the Merger
       Agreement in accordance with its terms, except as otherwise permitted by this Agreement, each Shareholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Shares, to the extent the Shares carry the right to vote thereon, in favor of the Proposed Transactions. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from the date hereof and until the termination of the Merger Agreement in accordance with its terms, each Shareholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting each Shareholder's legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transactions.

      (c) AUTHORITY

          Each Shareholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of each Shareholder enforceable against each Shareholder in accordance with its terms.

      (d) CONFLICTING INSTRUMENTS

          Neither the execution and delivery of this Agreement nor the performance by each Shareholder of his or its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which each Shareholder is a party or by which each Shareholder (or any of his or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect each Shareholder's ability to perform its obligations under this Agreement.

    2. RESTRICTIONS ON TRANSFER.

      (a) Each Shareholder agrees not to Transfer (or to agree to Transfer) any Shares, or warrants, options or other rights to acquire or receive shares of beneficial interests of First Union (collectively, "RIGHTS"), owned of record or beneficially by each Shareholder, except for (i) Transfers otherwise permitted by this Section 2, (ii) Transfers to any 100% owned and controlled affiliates of each Shareholder if such affiliates agree in writing to be bound by the terms of this Agreement, (iii) Transfers by operation of law if (A) the transferor remains, and agrees in writing to remain, and (B) the transferee agrees in writing to be, bound by the terms of this Agreement or (iv) Transfers of shares by Talton R. Embry and his affiliates (collectively, "EMBRY"), PROVIDED that no Transfers by Embry of 50,000 or more shares to any other person or such person's affiliates in any one or series of negotiated transactions shall be permitted hereunder unless and until such other person (and such other person's affiliates, if applicable) shall have first agreed in writing to be bound by the terms of this Agreement.

      (b) From the date hereof until after the date of the Company Meeting, each Shareholder agrees not to Transfer any Shares or Rights owned of record or beneficially by each Shareholder, PROVIDED, HOWEVER, that this Section 2(b) shall cease to be of any force or effect immediately upon termination of the Merger Agreement in accordance with its terms.

      (c) Each Shareholder agrees, for a period from the date hereof until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any Company Common Shares or any derivative securities relating to Company Common Shares.

      (d) As used in this Agreement, the term "TRANSFER" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession or operation of law), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term "CONSTRUCTIVE SALE" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward

                                      F2
   contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

    3. AGREEMENT TO VOTE; NO SOLICITATION.

      (a) Each Shareholder, in its capacity as an equity holder of First Union, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares, to the extent the Shares carry the right to vote thereon, at the Company Meeting and at any other annual or special meeting of shareholders of First Union where any such proposal is submitted (x) in favor of the Proposed Transactions and (y) against (i) approval of any proposal made in opposition to or in competition with the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of First Union or any of its subsidiaries, with or involving any party other than as contemplated by the Merger Agreement,
   (iii) any liquidation or winding up of First Union, (iv) any extraordinary dividend by First Union, (v) any change in the capital structure of First Union (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or consummation of the transactions contemplated by the Merger Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of First Union under the Merger Agreement, which would adversely affect First Union or Gotham or their respective abilities to consummate the transactions contemplated by the Merger Agreement.

      (b) After the date hereof and prior to the Effective Time or earlier termination of the Merger Agreement in accordance with its terms, other than with respect to Gotham and its controlled affiliates, each Shareholder shall comply with the provisions of Section 7.04 of the Merger Agreement, assuming for the purposes hereof that each Shareholder is bound by the terms thereof.

    4. GRANTING OF PROXY.

      In furtherance of the terms and provisions of this Agreement, each Shareholder hereby grants an irrevocable proxy (subject to Section 10(b)), coupled with an interest, to each of the Chairman, the Secretary of Gotham and any other Gotham authorized representative or agent to vote all of the Shares beneficially owned by each Shareholder in favor of the Proposed Transactions and against any of the matters specified in Sections 3 and 4 for the period from the date hereof until the termination of the Merger Agreement in accordance with its terms. Each Shareholder hereby ratifies and approves of each and every action taken by the Chairman, the Secretary of Gotham and any other Gotham authorized representative or agent pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Gotham, each Shareholder will execute and deliver applicable proxy material in furtherance of the provisions of Sections 3 and 4.

    5. ACTION IN SHAREHOLDER CAPACITY ONLY.

      Each Shareholder who is an officer or trustee of First Union makes no agreement or understanding herein as director or officer of First Union. Each Shareholder signs solely, individually and in his capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or trustee of First Union.

    6. INTERPRETATION.

      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                                      F3

    7. SUCCESSORS AND ASSIGNS.

      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including in the case of any individual Shareholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Shareholder or such individual) and permitted assigns; PROVIDED, HOWEVER, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations, under this Agreement without the consent of Gotham and First Union. For the avoidance of doubt, Shareholders may assign, delegate or otherwise transfer any of their respective rights or obligations under this Agreement in connection with any Transfer permitted under clauses (ii) and (iii) of Section 2(a). Without limiting the scope or effect of the restrictions on Transfer set forth in
   Section 2, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

    8. MISCELLANEOUS.

      The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
   (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

    9. COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    10. AMENDMENTS; TERMINATION.

      This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Mergers and the transactions contemplated by the Merger Agreement, and (ii) the termination of the Merger Agreement.

    11. ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                                      F4

    12. SEVERABILITY.

      If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

    13. SPECIFIC PERFORMANCE.

      The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

    14. ADDITIONAL SHARES.

      If, after the date hereof, any Shareholder acquires beneficial ownership of any additional beneficial interest of First Union (any such beneficial interests, "ADDITIONAL SHARES"), including upon exercise of any option, warrant or right to acquire beneficial interests of First Union or through any equity dividend or equity split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Shareholder of beneficial ownership of such Additional Shares.

                           [SIGNATURE PAGE FOLLOWS]

                                      F5

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          FIRST UNION REAL ESTATE EQUITY AND
                                            MORTGAGE INVESTMENTS

                                             /s/  DANIEL J. ALTOBELLO
                                          By ___________________________________
                                             Name:  Daniel J. Altobello
                                             Title:  Trustee

                                          GOTHAM PARTNERS, L.P. (individually,
                                            and on behalf of its controlled
                                            affiliates)

                                          By: Section H Partners, L.P., its
                                              general partner

                                          By: Karenina Corporation, a general
                                              partner of Section H Partners,
                                              L.P.

                                             /s/  WILLIAM A. ACKMAN
                                          By ___________________________________
                                             Name:  William A. Ackman
                                             Title:  Principal

                                          TALTON R. EMBRY

                                             /s/  TALTON R. EMBRY
                                          By ___________________________________
                                             Name:  Talton R. Embry

                                          JEFFREY B. CITRIN

                                             /s/  JEFFREY B. CITRIN
                                          By ___________________________________
                                             Name:  Jeffrey B. Citrin

                                          BRUCE R. BERKOWITZ

                                             /s/  BRUCE R. BERKOWITZ
                                          By ___________________________________
                                             Name:  Bruce R. Berkowitz

                                          DANIEL J. ALTOBELLO

                                             /s/  DANIEL J. ALTOBELLO
                                          By ___________________________________
                                             Name:  Daniel J. Altobello

                                      F6

                                                                      EXHIBIT 1

       Gotham Partners, L.P. (and its controlled affiliates) 5,841,233
       D. Altobello.........................................     9,500
       B. Berkowitz.........................................    36,600/1/
       J. Citrin............................................     7,970/2/
       T. Embry............................................. 1,529,600/3/

--------
/1/ Does not include 393,375 shares owned by clients of Fairholme Capital
    Management L.L.C., with respect to which Mr. Berkowitz has shared investment power and which are not subject to this Voting Agreement.

/2/ Includes 1,527 Shares owned directly by Mr. Citrin and 3,809 Shares owned by his minor children. Also includes 2,634 Shares owned by his spouse, beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, LLC, which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 Shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin. Shares owned by Cerberus Partners L.P. and its affiliates are not subject to this Voting Agreement.

/3/ Does not include 2,033,600 shares with respect to which Mr. Embry has no voting power and which are not subject to this Voting Agreement. Does not include 970,940 shares with respect to which Mr. Embry has shared voting power and which are not subject to this Voting Agreement.

                                      F7

                                                                     APPENDIX G

================================================================================
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

             FOR THE FISCAL YEAR ENDED     COMMISSION FILE NUMBER
             12-31-01                                      1-6249

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       OHIO                    34-6513657
                  (STATE OR OTHER           (I.R.S. EMPLOYER
                   JURISDICTION            IDENTIFICATION NO.)
                OF INCORPORATION OR
                   ORGANIZATION)

               125 PARK AVENUE, 14TH
                       FLOOR
                NEW YORK, NEW YORK                10017
               (ADDRESS OF PRINCIPAL           (ZIP CODE)
                EXECUTIVE OFFICES)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 949-1373

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


                                        NAME OF EACH EXCHANGE ON
                TITLE OF EACH CLASS         WHICH REGISTERED
                -------------------         ----------------
               Shares of Beneficial      New York Stock Exchange
                     Interest
             (Par Value $1 Per Share)

       SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:  NONE

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

   As of March 1, 2002, 23,983,094 Shares of Beneficial Interest were held by non-affiliates, and the aggregate market value of such shares was $58,278,918.

                  (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

   34,805,912 SHARES OF BENEFICIAL INTEREST WERE OUTSTANDING AS OF MARCH 1, 2002

                               -----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

   List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.

================================================================================

                            FIRST UNION REAL ESTATE
                        EQUITY AND MORTGAGE INVESTMENTS
                   CROSS REFERENCE SHEET PURSUANT TO ITEM G,
                       GENERAL INSTRUCTIONS TO FORM 10-K

ITEM OF FORM 10-K                                                     LOCATION
-----------------                                                     --------
                                                                      (PAGE OR PAGES)
                               PART I
1.  Business......................................................... 3 through 12
2.  Properties....................................................... 13
3.  Legal Proceedings................................................ 14
4.  Submission of Matters to a Vote of Security Holders.............. 15

                               PART II
5.  Market for Trust's Common Equity and Related Stockholder
    Matters.......................................................... 15;
6.  Selected Financial Data.......................................... 16 through 17;
7.  Management's Discussion and Analysis of Financial Condition and
    Results of Operations............................................ 18 through 25;
7A. Quantitative and Qualitative Disclosures Regarding Market Risk... 26;
8.  Financial Statements............................................. 27 through 53
9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure......................................... 54

                              PART III
10.  Directors and Executive Officers of the Trust................... 55; 2002 Proxy Statement
11.  Executive Compensation.......................................... 55; 2002 Proxy Statement
12.  Security Ownership of Certain Beneficial Owners and
     Management...................................................... 55; 2002 Proxy Statement
13.  Certain Relationships and Related Transactions.................. 55; 2002 Proxy Statement

                               PART IV
14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K
   (a) Financial Statements and Financial Statement Schedules........ 56
   (b) Exhibits...................................................... 56; Exhibit Index, page 60 through 63
   (c) Reports on Form 8-K........................................... 58

                                      G2

                                    PART I

ITEM 1.  BUSINESS.

   First Union Real Estate Equity and Mortgage Investments (the "Trust") is an unincorporated association in the form of a business trust organized in Ohio under a Declaration of Trust dated August 1, 1961, as amended from time to time through March 2001 (the "Declaration of Trust"), which has as its stated principal business activity the ownership and management of real estate investments. At December 31, 2001, the Trust qualified as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code (the "Code").

   To encourage efficient operation and management of its property, and after receiving a ruling from the Internal Revenue Service with respect to the proposed form of organization and operation, the Trust, in 1971, caused a company to be organized pursuant to the laws of the State of Delaware under the name First Union Management, Inc. ("FUMI"), to lease property from the Trust and to operate such property for its own account as a separate taxable entity. The Trust terminated its management arrangements with FUMI in March 1999, and since then, the Trust has self-managed its retail and office portfolios. The Trust entered into third-party management arrangements for the parking facilities it owned. Accordingly, the Trust no longer receives any rents from FUMI. In January 2000, the Trust entered into third party management arrangements for its retail and office portfolios. The Trust also outsources its asset management, accounting and administrative functions.

   For financial reporting purposes, the financial statements of FUMI are combined with those of the Trust.

   On July 22, 1998, tax legislation was enacted limiting the "grandfathering rules" applicable to stapled REITS such as the Trust (the "Stapled REIT Legislation"). As a result, the income and activities of FUMI with respect to any real property interests acquired by the Trust and FUMI after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Securities and Exchange Commission on or before March 26, 1998, will be attributed to the Trust for purposes of determining whether the Trust qualifies as a REIT under the Code.

   The Trust has been in the business of owning regional enclosed shopping malls, large downtown office buildings and parking facilities. The Trust's portfolio was diversified by type of property, geographical location, tenant mix and rental market. In March 2001, the Trust sold two shopping center properties, four office properties, five parking garages and one parking lot. The Trust received approximately $192 million in aggregate consideration after the payment of expenses, and net operating income and other adjustments, but not including operating income and expense prorations. Of the $192 million, approximately $62 million was in cash, $7 million was in the form of a bridge loan and approximately $123 million was for the assumption or repayment of mortgage indebtedness. As of December 31, 2001, the Trust owned two real estate properties, one shopping mall and one office property, and had investments in U.S. Treasury Bills and other U.S. Government obligations. The Trust's shopping mall is known as Park Plaza Mall and is located in Little Rock, Arkansas. The Trust's office property is known as Circle Tower and is located in Indianapolis, Indiana.

   The Trust's shopping mall competes for tenants on the basis of the rent charged and location, and encounters competition from other retail properties in its market area. The principal competition for the Trust's shopping mall may come from future shopping malls locating in its market area. Additionally, the overall economic health of retail tenants impacts the Trust's shopping mall.

   The Trust's office property competes for tenants principally with office buildings throughout the area in which it is located. With respect to the Trust's remaining office building, competition for tenants has been and continues to be intense on the basis of rent, location and age of the building.

   In April 1997, FUMI acquired voting control of Imperial Parking Limited and its affiliates ("Impark"), which was primarily a parking management and transit ticketing manufacturing company based in Canada. In

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March 2000, the Trust and FUMI entered into a plan of settlement and a plan of reorganization with a number of their affiliated companies which resulted in a transfer of the assets of Impark to a subsidiary of the Trust, Imperial Parking Corporation, a Delaware corporation ("Imperial"), the common stock of which was distributed to the shareholders of the Trust. The Trust has classified Impark's financial information as discontinued operations for 2000 and prior periods.

   FUMI's only remaining operating subsidiary, VenTek International, Inc. ("VenTek"), is in the business of manufacturing, installing and providing maintenance of parking and transit ticket vending equipment.

   The Trust's segment data may be found in footnote 21 to the Combined Financial Statements in Item 8.

   The only person employed by the Trust as of December 31, 2001, is Neil H. Koenig, Interim Chief Financial Officer. As of December 31, 2001, VenTek had 30 employees.

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                                 RISK FACTORS

THE PROPOSED TRANSACTION

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Trust common share:

  . $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

  . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

  . three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

RISKS WITHOUT GIVING EFFECT TO THE PROPOSED TRANSACTION

   An investment in the Trust's securities involves various risks without giving effect to the proposed transaction. The following factors should be carefully considered in addition to the other information set forth in this report.

ASSET SALES HAVE REDUCED OUR PORTFOLIO AND MAY ADVERSELY AFFECT OUR ABILITY TO MAINTAIN REIT STATUS

   In March 2001, the Trust sold a significant portion of its remaining properties (the "Asset Sale"). As of March 1, 2002, the Trust's real estate properties consist of a shopping center in Little Rock, Arkansas and an office building in Indianapolis, Indiana. As a result, this sale limits the Trust's flexibility to engage in non-real estate related activities without adversely affecting its REIT status.

   By virtue of the income generated by its real estate assets and the gains on the sale of properties, the Trust believes that it will maintain its qualification as a REIT for 2002 if the proposed transaction is not consummated. The Trust does not anticipate having to invest in REMICs, as defined in the section "Risk Associated with Investment in REMICs," in 2002 in order to qualify as a REIT in 2002. If the Trust were to invest in additional non-real estate assets in 2002, the Trust might not qualify as a REIT in 2002.

   The Trust cannot presently determine whether it will continue to qualify as a REIT after 2002. The Trust will continue to evaluate the desirability of maintaining its REIT status.

WE FACE A NUMBER OF SIGNIFICANT ISSUES WITH RESPECT TO THE PROPERTIES WE OWN WHICH MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

   PARK PLAZA MALL. The only anchor department store at the Trust's Park Plaza Mall located in Little Rock, Arkansas, owns its facilities (two stores at opposite ends of the mall) and has an agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. The Trust is aware of the proposed construction of a new mall in the vicinity

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of the Park Plaza Mall. In the event that the new mall is built, the anchor may decline to extend or renew its operating covenant and cease operating its stores at the Park Plaza Mall. In the event that the anchor does not operate its stores at the Park Plaza Mall, the value of the Park Plaza Mall could be materially and adversely affected. (See "Park Plaza Mall" in Item 7, "Liquidity and Capital Resources").

   CIRCLE TOWER. The Trust's ownership interest in the Circle Tower office property in Indianapolis, Indiana, includes a leasehold interest in a ground lease. The original ground lease was entered into in 1910, expires in 2009 with an option for an additional 99 years which has been exercised, and contains a "gold clause" provision that may result in a rent increase if the leasehold interest is sold. The resulting rent increase could be substantial. Accordingly, it may be in the economic interest of the Trust to hold the leasehold interest indefinitely.

   LEASING ISSUES. With respect to its properties, the Trust is also subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Leases accounting for approximately 6% of the aggregate 2002 annualized base rents from the Trust's remaining properties (representing approximately 7% of the net rentable square feet at the properties) expire without penalty or premium through the end of 2002, and leases accounting for approximately 14% of aggregate 2002 annualized base rent from the properties (representing approximately 12% of the net rentable square feet at the properties) are scheduled to expire in 2003. Other leases grant their tenants early termination rights upon payment of a termination penalty. The Trust has estimated the expenditures for new and renewal leases for 2002 and 2003 but no assurances can be given that the Trust has correctly estimated such expenses. Lease expirations will require the Trust to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require the Trust to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If the Trust is unable to promptly relet or renew leases for all or a substantial portion of the space, subject to expiring leases, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Trust's reserves for these purposes prove inadequate, the Trust's revenues and net income could be adversely affected.

   TENANT CONCENTRATION. The Trust's 10 largest tenants for its remaining properties (based on pro forma base rent for 2002) aggregate approximately 32% of the Trust's total base rent and approximately 24% of the Trust's net rental square feet and have remaining lease terms ranging from approximately two to ten years. The Trust's largest tenant, the Gap Stores, (i.e., the GAP, GAP Kids and Banana Republic) represents approximately 10% of the pro forma aggregate annualized base rent for 2002 and 8% of the pro forma net rentable square feet at the properties. Its lease expires on April 30, 2005. Although the Trust believes that it has a good relationship with each of its principal tenants, the Trust's revenues would be disproportionately and adversely affected if a significant number of these tenants did not renew their lease or renewed their leases upon expiration on terms less favorable to the Trust.

   COMPETITION. The Trust competes with a number of real estate developers, operators, and institutions for tenants and acquisition opportunities. Many of these competitors have significantly greater resources than the Trust. No assurances can be given that such competition will not adversely affect the Trust's revenues.

VENTEK CONTINUES TO INCUR LOSSES AND THE TRUST COULD BE OBLIGATED TO MAKE SIGNIFICANT PAYMENTS ON CERTAIN CONTINGENT OBLIGATIONS.

   FUMI's subsidiary, VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this objective. In addition, the Trust has provided performance bond guarantees entered into with respect to two contracts of VenTek with transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The

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guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of March 15, 2002, no amounts have been drawn against these guarantees. If VenTek is unable to perform in accordance with these contracts, the Trust may be responsible for payment under these guarantees. Also, in connection with transit contracts, VenTek may be liable for liquidated damages (as calculated under the contracts) related to delays in completion of the contracts. (See "VenTek" in Item 7 under "Liquidity and Capital Resources").

   VenTek had one contract with a transit authority which represented approximately 10% of the Trust's revenues.

THERE IS NO ASSURANCE THAT THE TRUST'S BUSINESS STRATEGY, WHEN DETERMINED, WILL BE SUCCESSFULLY IMPLEMENTED AND THAT REPLACEMENT ASSETS, IF ANY, WILL PROVIDE GREATER RETURNS

   The Trust's assets are real estate properties, which have been difficult to sell at attractive prices, as well as a significant amount of cash available for distribution or investment or for use in connection with a possible business combination. In February 2002, the Board of Trustees decided to proceed with the proposed transaction. There can be no assurance that the proposed transaction will be consummated. If the proposed transaction is not consummated, the Board of Trustees will have to renew its deliberations and select and execute a new business strategy, which might involve the use of the Trust's available cash for acquisition of new investments. There can be no assurance that any such new business strategy, when determined, will be successfully implemented and that replacement assets, if any, will provide greater returns to the shareholders than either the current status or the proposed transaction.

RISK ASSOCIATED WITH INVESTMENT IN REMICS.

   If the Trust desires to maintain its REIT status after 2002, while still maximizing its liquidity, the Trust may invest in REMICs. Depending on the Trust's other investments, if any, at such time, the amount of the Trust's investment in REMICs necessary to maintain REIT status could be substantial. A REMIC is a vehicle that issues multiclass mortgage-backed securities. Investing in REMICs involves certain risks, including the failure of a counter-party to meet its commitments, adverse interest rate changes and the effects of prepayments on mortgage cash flows. Further, the yield characteristics of REMICs differ from those of traditional fixed-income securities. The major differences typically include more frequent interest and principal payments (usually monthly), the adjustability of interest rates, and the possibility of prepayments of principal. The Trust may fail to recoup fully its investment in REMICs notwithstanding any direct or indirect governmental agency or other guarantee. REMICs may also be less effective than other types of U.S. government securities as a means of "locking in" interest rates.

FACTORS THAT MAY CAUSE THE TRUST TO LOSE ITS NEW YORK STOCK EXCHANGE LISTING

   If the Trust were to fail to qualify as a REIT, it might lose its listing on the New York Stock Exchange. Whether the Trust would lose its NYSE listing would also depend on a number of factors besides REIT status, including the amount and composition of its assets. If the Trust loses its NYSE listing, the Trust would try to have its shares listed on another national securities exchange, such as the American Stock Exchange.

OTHER LEGISLATION COULD ADVERSELY AFFECT THE TRUST'S REIT QUALIFICATION

   Other legislation (including legislation previously introduced, but not yet passed), as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to the Trust's qualification as a REIT and the federal income tax consequences of such qualification. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the results of operations, financial condition and prospects of the Trust and could restrict the Trust's ability to grow.

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DEPENDENCE ON QUALIFICATION AS A REIT; TAX AND OTHER CONSEQUENCES IF REIT
QUALIFICATION IS LOST

   There can be no assurance that the Trust has operated in a manner to qualify as a REIT for federal income tax purposes in the past or that it will so qualify in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as the Trust. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Trust's control. In addition, the Trust's ability to qualify as a REIT may be dependent upon its continued exemption from the anti-stapling rules of Section 269B(a)(3) of the Code, which, if they were to apply, might prevent the Trust from qualifying as a REIT. The "grandfathering" rules governing Section 269B generally provide that
Section 269B(a)(3) does not apply to a stapled REIT (except with respect to new real property interests as described above "--Income and Activities of FUMI May Be Attributed to the Trust Under Recent Anti-Stapling Legislation and May Threaten REIT Status") if the REIT and its stapled operating company were stapled on June 30, 1983. On June 30, 1983, the Trust was stapled with FUMI. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if, for any reason, the Trust failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Trust, in which case the Trust would not qualify as a REIT for any taxable year from and after 1983.

   If it is determined that the Trust did not qualify as a REIT during any of the preceding five fiscal years, the Trust potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service ("IRS"). If the Trust were to fail to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Trust failed to qualify as a REIT in 1983, the Trust also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would result in additional tax liability to the Trust for the year or years involved. In addition, the Trust would no longer be required by the Code to pay dividends to its shareholders. To the extent that dividends to shareholders would have been paid in anticipation of the Trust's qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain of its investments on disadvantageous terms to pay the applicable tax.

ADVERSE EFFECTS OF REIT MINIMUM DIVIDEND REQUIREMENTS

   In order to qualify as a REIT, the Trust is generally required each year to distribute to its shareholders at least 90% of its taxable income (excluding any net capital gain). The Trust generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of:

  .   85% of its ordinary income for that year,

  .   95% of its capital gain net income for that year, and

  .   100% of its undistributed income from prior years.

   The Trust intends to comply with the foregoing minimum distribution requirements; however, due to significant tax basis net operating losses, the Trust does not anticipate that any distributions will be required in the foreseeable future. Distributions to shareholders by the Trust are determined by the Trust's Board of Trustees and depend on a number of factors, including the amount of cash available for distribution, financial condition, results of operations, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, return of capital, or a combination thereof. The Trust provides shareholders with annual statements as to the taxability of distributions. During 2001, the Trust was not required to make any minimum distributions to its common shareholders and made no distributions to its common shareholders. Effective with the first quarter of 2002, the Board of Trustees has determined to institute a

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$0.10 quarterly common share dividend. The first of such dividends was declared on February 12, 2002, and is payable April 30, 2002 to shareholders of record on March 31, 2002.

ABILITY TO OPERATE PROPERTIES DIRECTLY AFFECTS THE TRUST'S FINANCIAL CONDITION

   The Trust's investments in real properties are subject to the risks inherent in owning real estate. The underlying value of the Trust's real estate investments, the results of its operations and its ability to make distributions to its shareholders and to pay amounts due on its indebtedness will depend on its ability to operate its properties and manage its other investments in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of its operating and other expenses.

ILLIQUIDITY OF REAL ESTATE

   Real estate investments are relatively illiquid. The Trust's ability to vary its real estate portfolio in response to changes in economic and other conditions will therefore be limited. If the Trust decides to sell an investment, no assurance can be given that the Trust will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Trust's investment.

INCREASES IN PROPERTY TAXES COULD AFFECT THE TRUST'S ABILITY TO MAKE EXPECTED SHAREHOLDER DISTRIBUTIONS

   The Trust's real estate investments are all subject to real property taxes. The real property taxes on properties which the Trust owns may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Increases in property taxes may have an adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness.

ENVIRONMENTAL LIABILITIES

   The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of the Trust. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the Trust's ability to borrow by using such real property as collateral. The Trust maintains insurance related to potential environmental issues on its current and previously owned properties.

   Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs," into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Trust's properties, the Trust, FUMI and the other lessees of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Trust and FUMI and their ability to pay amounts due on their indebtedness and with respect to the Trust, to pay dividends to its shareholders.

   Prior to undertaking major transactions, the Trust has hired independent environmental experts to review specific properties. The Trust has no reason to believe that any environmental contamination or violation of any applicable law, statute, regulation or ordinance governing hazardous or toxic substances has occurred or is

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occurring. However, no assurance can be given that hazardous or toxic substances are not located on any of the properties. The Trust will also endeavor to protect itself from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate. There is no guarantee, however, that these measures will successfully insulate the Trust from all such liabilities.

   An environmental assessment of the Park Plaza Mall identified the potential for asbestos to be present in the resilient vinyl floor tiles in retail tenant storage areas and service corridors and in the cooling tower fill. A third party consultant concluded that it was unlikely but possible that non-friable asbestos was present in these areas. Rather than incurring the expense of testing to eliminate the possibility of asbestos being present, the consultant recommended a standard operations and maintenance plan based on EPA guidance.

COMPLIANCE WITH THE ADA MAY AFFECT EXPECTED DISTRIBUTIONS TO THE TRUST'S SHAREHOLDERS

   Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Trust is not in compliance with the ADA could also result in the imposition of fines and/or an award of damages to private litigants. If the Trust were required to make modifications to comply with the ADA, there could be a material adverse effect on its ability to pay amounts due on its indebtedness or to pay dividends to its shareholders.

UNINSURED AND UNDERINSURED LOSSES

   The Trust may not be able to insure its properties against losses of a catastrophic nature, such as earthquakes and floods, because such losses are uninsurable or not economically insurable. The Trust will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on its investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by the Trust might not be adequate to restore its economic position with respect to such property.

   The Trust's property insurance coverage, which expires in November 2002, as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate.

INABILITY TO REFINANCE

   The Trust is subject to the normal risks associated with debt and preferred stock financings, including the risk that the Trust's cash flow will be insufficient to meet required payments of principal and interest and distributions, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Trust were unable to refinance the indebtedness on acceptable terms, or at all, the Trust might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Trust, which losses could have a material adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Trust is unable to meet mortgage payments, the mortgagor could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Trust. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Trust's ability to meet the REIT distribution requirements of the Code.

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RISING INTEREST RATES

   The Trust has incurred and may in the future incur indebtedness that bears interest at variable rates. Accordingly, increases in interest rates would increase the Trust's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Trust and its ability to pay dividends to shareholders and to pay amounts due on its indebtedness or cause the Trust to be in default under certain debt instruments. In addition, an increase in market interest rates may cause holders to sell their shares of beneficial interest of the Trust ("Common Shares") and reinvest the proceeds thereof in higher yielding securities, which could adversely affect the market price for the Common Shares.

RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND THE TRUST'S CONTROL

   Results of operations of the Trust's properties may be adversely affected by, among other things:

  . changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

  . changes in interest rates and in the availability, cost and terms of financing;

  . the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

  . the ongoing need for capital improvements, particularly in older structures;

  . changes in real estate tax rates and assessments and other operating expenses;

  .   adverse changes in governmental rules and fiscal policies;

  .   adverse changes in zoning and other land use laws; and

  . earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond its control.

PAYMENT OF GOTHAM EXPENSES DUE TO TERMINATION OF MERGER AGREEMENT

   In the event that the merger agreement is terminated due to certain circumstances, the Trust may have to pay the expenses of Gotham in connection with the proposed transaction. The obligation to pay Gotham's expenses could be triggered by the termination of the merger agreement with respect to any one of the following circumstances:

  . If the Trust's shareholders fail to approve the merger agreement and the transactions contemplated thereunder by a majority vote of the Common Shares.

  . If the Trust determines to enter into a definitive agreement with another party providing for an acquisition transaction other than the proposed transaction, which is deemed by the Board of Trustees to be superior to the proposed transaction.

  . With respect to certain representations, warranties or covenants in the merger agreement, if the Trust materially breaches these representations, warranties or covenants except if said breaches were from failures as would not reasonably be expected to result, individually or in the aggregate, in monetary liability greater than or equal to $65 million; and, with respect to certain other representations, warranties or covenants relating to the capitalization of the Trust, the authority of the Trust to enter into the merger agreement and the Trust's non-contravention and compliance with certain agreements, if the Trust breaches these representations, warranties or covenants.

  . If the Board of Trustees of the Trust has withdrawn or adversely amended in any material respect its approval or recommendation to the Trust's shareholders of the merger agreement or the transactions

                                      G11
      contemplated thereby, other than the exercise of the subscription rights or the Note election described in Item 7 below under "The Proposed Transaction".

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

   Any statements in this report, including any statements in the documents that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

  .   the declaration or payment of distributions by the Trust or FUMI,

  .   the consummation of or the failure to consummate the proposed transaction;

  .   the ownership, management and operation of properties,

  . potential acquisitions or dispositions of properties, assets or other businesses by the Trust or FUMI,

  . the policies of the Trust or FUMI regarding investments, acquisitions, dispositions, financings and other matters,

  . the qualification of the Trust as a REIT under the Code and the "grandfathering" rules under Section 269B of the Code,

  .   the real estate industry and real estate markets in general,

  .   the availability of debt and equity financing,

  .   interest rates,

  .   general economic conditions,

  .   supply and customer demand,

  .   trends affecting the Trust or FUMI,

  . the effect of acquisitions or dispositions on capitalization and financial flexibility,

  . the anticipated performance of the Trust or FUMI and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing, and

  . the ability of the Trust or FUMI and of acquired properties and businesses to grow.

   Shareholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this report and any amendment hereof, including, without limitation, the information set forth in "Risk Factors" above or in any risk factors in documents that are incorporated by reference in this report, identifies important factors that could cause such differences. Neither the Trust nor FUMI undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

                                      G12

ITEM 2.  PROPERTIES

   The following table sets forth certain information relating to the Trust's investments at December 31, 2001:

                                                                  SQUARE                YEAR      TOTAL
                                             DATE OF   OWNERSHIP  FEET(1) OCCUPANCY CONSTRUCTION  COST
DIRECT EQUITY INVESTMENTS     LOCATION     ACQUISITION PERCENTAGE  (000)   RATE(2)   COMPLETED    (000)
------------------------- ---------------- ----------- ---------- ------- --------- ------------ -------
    Shopping Mall:
     Park Plaza..........  Little Rock, AR  09/01/97      100       548      87         1988     $64,561
    Office Building:
     Circle Tower........ Indianapolis, IN  10/16/74      100       102      87         1930       5,714
                                                                                                 -------
                                                                                                 $70,275
                                                                                                 =======

                                                MORTGAGE LOAN
                               -----------------------------------------------
                                          BALANCE  PRINCIPAL
                                ORIGINAL     AT    REPAYMENT
                                BALANCE   12/31/01 FOR 2002  INTEREST YEAR OF
  DIRECT EQUITY INVESTMENTS      (000)     (000)     (000)     RATE   MATURITY
  -------------------------    --------   -------- --------- -------- --------
  Shopping Mall:
   Park Plaza................. $42,500(3) $42,078    $297      8.69%    2030
  Office Building:
   Circle Tower...............      --         --      --        --       --
                               -------    -------    ----
     Total equity investments. $42,500    $42,078    $297
                               =======    =======    ====

--------
(1) The square footage shown represents gross leasable area for the shopping mall and net rentable area for the office building.
(2) Occupancy rates shown are as of December 31, 2001, and are based on the total square feet of each property.
(3) In 2000, the Trust obtained a $42,500,000 mortgage on the Park Plaza Mall.

   As of December 31, 2001, the Trust owned in fee its interest in Park Plaza Mall. The Trust holds a leasehold interest in a ground lease at Circle Tower, which ground lease expires in 2009, with an option for an additional 99 years, which has been exercised.

   VenTek leases a 16,256 square foot facility located in Petaluma, CA. The annual rent is $142,000 and the lease expires in February 2003.

   The occupancy rate of Park Plaza Mall at December 31, 2001, 2000, 1999, 1998 and 1997 was 87%, 87%, 100%, 100% and 99%, respectively.

   Park Plaza Mall has one tenant (whose business is retail clothing sales), which occupies 12% of the rentable square footage of the mall. Their annual base rent is $801,292. Their lease expires on April 30, 2005 and there are no renewal options.

   The average effective annual rental per square foot at Park Plaza Mall for the years ended December 31, 2001, 2000 and 1999 was $28.37, $28.30 and $25.45,
respectively.

   The realty tax rate and annual realty taxes for Park Plaza Mall were 6.8% and $795,000, respectively.

                                      G13

   The following table presents, as of December 31, 2001, scheduled lease expirations with respect to Park Plaza Mall for the next 10 years, assuming that none of the tenants exercise renewal options or termination rights:

                                                                    PERCENTAGE OF
                                                                   ANNUALIZED BASE
                         NUMBER OF   ANNUALIZED      APPROXIMATE   RENT REPRESENTED
                          LEASES    BASE RENT OF   SQUARE FEET OF    BY EXPIRING
YEAR ENDING DECEMBER 31, EXPIRING  EXPIRING LEASES EXPIRING LEASES    LEASES (1)
------------------------ --------- --------------- --------------- ----------------
         2002...........     6       $  287,606         13,805           4.39%
         2003...........    13        1,012,848         37,779          15.45%
         2004...........     2          468,723         18,613           7.15%
         2005...........    11        1,327,406         44,889          20.24%
         2006...........     5          281,048          9,446           4.29%
         2007...........     5          379,064         13,963           5.78%
         2008...........    13        1,116,962         41,544          17.04%
         2009...........    10          780,441         20,983          11.90%
         2010...........     6          462,818         14,468           7.06%
         2011...........     5          396,873         12,785           6.05%
                            --       ----------        -------          -----
         Total..........    76       $6,513,789        228,275          99.35%
                            ==       ==========        =======          =====

--------
(1) Based upon 2002 annualized base rent of $6,556,865.

ITEM 3.  LEGAL PROCEEDINGS.

  PEACH TREE MALL LITIGATION

   The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. In February 2002, the Plaintiffs in the case filed a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

  CUNNINGHAM V. FRIEDMAN, ET AL.

   On July 12, 2000, a complaint was filed by a purported shareholder of the Trust in the Court of Commons Pleas of Cuyahoga County, Ohio (Donald Cunningham v. Friedman, et al.) in connection with the Asset Sale to Radiant Investors LLC ("Radiant") (the "Cunningham lawsuit"). The Cunningham Lawsuit was a purported class action brought on behalf of all shareholders of the Trust. In the complaint, plaintiffs alleged that the terms of the asset sale to Radiant were unfair and that the Trust's officers and trustees breached their fiduciary duties to the Trust's shareholders by agreeing to a transaction that failed to maximize shareholder value. Specifically, the lawsuit alleged that Radiant, as a party to an asset management agreement between Radiant Partners, LLC and the Trust was made privy to inside information regarding the Trust's assets and this allowed Radiant to negotiate the purchase of the most valuable assets of the Trust at the lowest possible price, to the detriment of Trust's shareholders. The complaint alleged that Radiant and the Trust were not engaging in arm's length negotiations and that Radiant was acting in its own self interest at the expense of the interests of the Trust's shareholders. Additionally, the complaint alleged that Radiant had material conflicts of interest. The lawsuit sought preliminary

                                      G14
and permanent injunctive relief against the consummation of the asset sale, rescission of the Asset Sale if it were consummated and unspecified damages, costs and attorney's fees.

   On November 15, 2000, the plaintiffs and defendants in the Cunningham Lawsuit stipulated to a stay of the litigation in favor of a similar purported class action that had been filed on June 22, 2000 in New York Supreme Court, County of New York, against the same defendants by a purported shareholder of the Trust in connection with the Asset Sale to Radiant (Brickell Partners v. Friedman, et al.) ("Brickell Lawsuit"). On August 21, 2001, the plaintiffs and defendants in the Brickell Lawsuit filed a stipulated dismissal of the named plaintiffs' complaint with prejudice. On November 12, 2001, the plaintiffs in the Cunningham Lawsuit filed a notice of dismissal of the litigation. The notice of dismissal states that such is without prejudice to the plaintiffs' rights to refile the lawsuit on a later date. The Trust has received no indication from the plaintiffs that they intend to do so, however.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   No matters were submitted to a vote of security holders during the fourth quarter of 2001.

                                    PART II

ITEM 5.  MARKET FOR TRUST'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

  MARKET PRICE AND DIVIDEND RECORD

                                                                   DIVIDENDS
                                                       HIGH   LOW  DECLARED
                                                       ----- ----- ---------
    2001 Quarters Ended
      December 31..................................... $2.56 $2.20  $   --
      September 30....................................  2.75  2.23      --
      June 30.........................................  2.62  2.16      --
      March 31........................................  2.85  2.38      --
                                                                    ------
                                                                    $   --
                                                                    ======
    2000 Quarters Ended
      December 31..................................... $2.81 $2.25  $   --
      September 30....................................  3.06  2.25      --
      June 30.........................................  3.06  2.25      --
      March 31........................................  5.00  2.44   1.124
                                                                    ------
                                                                    $1.124
                                                                    ======

   The Trust's shares are traded on the New York Stock Exchange (Ticker Symbol:
FUR). As of December 31, 2001, there were 2,391 recordholders of the Common Shares. The Trust estimates the total number of beneficial owners at approximately 6,400.

   During 2001, the Trust was not required to make any minimum distributions to its common shareholders to maintain its REIT status and, in fact, made no distributions to its common shareholders; however, the Trust will resume paying a quarterly dividend of $0.10 on each of its Common Shares. The next dividend will be payable on April 30, 2002 to shareholders of record on March 31, 2002.

                                      G15

ITEM 6.  SELECTED FINANCIAL DATA

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------------
                                                         2001        2000      1999     1998(2)    1997
                                                       --------    --------  --------  --------  --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)
OPERATING RESULTS
Revenues.............................................. $ 31,391    $ 67,265  $120,774  $148,062  $110,539
(Loss) income before write-down of investment,
  unrealized loss on carrying value of assets
  identified for disposition, gains on sale of real
  estate, extraordinary loss, loss from discontinued
  operations and preferred dividends..................   (2,266)    (10,632)  (12,494)  (27,769)    7,278
Write down of investment(3)...........................  (11,463)         --        --        --        --
Unrealized loss on carrying value of assets identified
  for disposition.....................................       --     (19,150)   (9,800)  (36,000)       --
Gains on sale of real estate..........................   30,096      76,114    28,334    10,346     1,468
Income (loss) before extraordinary loss, loss from
  discontinued operations and preferred dividends.....   16,367      46,332     6,040   (53,423)    8,746
Extraordinary loss from early extinguishment of
  debt(4).............................................     (889)     (6,065)   (5,508)   (2,399)     (226)
Loss from discontinued operations(1)..................       --          --    (6,836)  (27,696)   (2,844)
Net income (loss) before preferred dividend...........   15,478      40,267    (6,304)  (83,518)    5,676
Net income (loss) applicable to shares of beneficial
  interest............................................   13,410      37,817    (9,137)  (86,517)      845
Dividends declared for shares of beneficial interest..       --       6,583    13,166     3,478    11,651

Per share of beneficial interest
Income (loss) before extraordinary loss and loss from
  discontinued operations, basic...................... $   0.39    $   1.07  $   0.08  $  (1.83) $   0.16
Extraordinary loss from early extinguishment of debt,
  basic(4)............................................    (0.02)      (0.15)    (0.14)    (0.08)    (0.01)
Loss from discontinued operations, basic(1)...........       --          --     (0.18)    (0.90)    (0.12)
Net income (loss) applicable to shares of beneficial
  interest, basic.....................................     0.37        0.92     (0.24)    (2.81)     0.03
Income (loss) before extraordinary loss and loss from
  discontinued operations, diluted.................... $   0.39    $   0.98  $   0.08  $  (1.83) $   0.16
Extraordinary loss from early extinguishment of debt,
  diluted(4)..........................................    (0.02)      (0.13)    (0.14)    (0.08)    (0.01)
Loss from discontinued operations, diluted(1).........       --          --     (0.18)    (0.90)    (0.12)
Net income (loss) applicable to shares of beneficial
  interest, diluted...................................     0.37        0.85     (0.24)    (2.81)     0.03
Dividends declared per share of beneficial interest...       --       1.124      0.31      0.11      0.44
FINANCIAL POSITION AT YEAR END
   Total assets....................................... $185,669    $462,598  $502,792  $742,623  $734,984
   Long-term obligations(5)...........................   54,616     171,310   207,589   357,580   458,637
   Total equity.......................................  122,168     120,383   169,710   150,696   235,310

                                      G16

ITEM 6. SELECTED FINANCIAL DATA.

   This Selected Financial Data should be read in conjunction with the Combined Financial Statements and Notes thereto.

(1) The results of Impark have been classified as discontinued operations for 2000, 1999, 1998 and 1997, as Impark was spun off to the shareholders of the Trust in 2000. In 1998, Impark recognized a $15.0 million reduction of goodwill.

(2) In 1998, the loss before unrealized loss on carrying value of assets identified for disposition and impaired assets, gains on sales of real estate, extraordinary loss, loss from discontinued operations and preferred dividend included expenses of $17.6 million related to the proxy contest and the resulting change in the composition of the Trust's Board of Trustees.

(3) In 2001, the Trust wrote off $11.5 million, the entire balance, of its warrants and preferred stock investment in HQ Global Holdings, Inc., including accrued dividends.

(4) In 2001, the Trust recognized a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of assets to Radiant Investors LLC. In 2000, the Trust repaid a $10.6 million deferred obligation resulting in a prepayment penalty of $3.1 million and also recognized an extraordinary loss on the early extinguishment of debt of $2.4 million in connection with the sale of Crossroads Mall and $0.6 million in connection with the sale of the Huntington Garage. In 1999, the Trust repaid $46.0 million in mortgage debt resulting in a prepayment penalty of $5.5 million. In 1998, the Trust repaid approximately $87.5 million of its 8 7/8% Senior Notes resulting in $1.6 million in unamortized issue costs and solicitation fees being expensed. Also, in 1998, the Trust renegotiated its bank agreement and a $90.0 million note payable resulting in $0.8 million of deferred costs being expensed. In 1997, the Trust renegotiated its bank credit agreements, resulting in a $0.2 million charge related to the write-off of unamortized costs.

(5) Included in long-term obligations are senior notes and mortgage loans. Bank loans are classified as long-term for 1997.

                                      G17

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FINANCIAL CONDITION AND PROPOSED TRANSACTION

  2001 TRANSACTIONS

   In March 2001, the Trust sold a significant portion of its remaining real estate assets (the "Purchased Assets") to Radiant Investors, LLC ("Purchaser"), for an aggregate sales price of $205 million. At the closing of this transaction, the sales price of $205 million was reduced by $20.6 million, which was the net sales price realized by the Trust from the sale of the Huntington Garage which was sold in December 2000 to another party and which had been part of the aggregate contract sales price of $205 million. The Trust received approximately $192 million in aggregate consideration for the Purchased Assets after the payment of expenses, and net operating income and other adjustments, but not including operating income and expense prorations. Of the $192 million, approximately $62 million (including the proceeds from the Huntington Garage sale and North Valley financing) was in cash, $7 million was in the form of a bridge loan and approximately $123 million was for the assumption or repayment of mortgage indebtedness on the Purchased Assets. The $7 million bridge loan had a four-month term. The interest rate on the loan was 11% per annum and was secured by cross-collateralized first mortgages on two properties. The loan was repaid in two installments: $2.2 million was paid in June 2001 and $4.8 million was paid in July 2001. The Trust recognized a gain on the sale of approximately $30.1 million and an extraordinary loss on early extinguishment of debt of $0.9 million. The Trust had previously recorded in December of 2000 a $19.2 million unrealized loss on the carrying value of certain of the Purchased Assets.

   In February 2001, in accordance with the sales agreement, the Trust amended the mortgage loan on the North Valley Tech Center property to provide for an additional $6.5 million of financing. The Purchaser assumed this obligation at closing and in accordance with the sales agreement received a credit for the net cash proceeds of this loan received by the Trust.

   In February 2001, the Board of Trustees approved the expansion of the Common Share repurchase program. The original authorization, which occurred in August 1999, was for $20 million. The Board of Trustees expanded this amount by an additional $20 million to be used for share repurchases in open market, privately negotiated or other types of transactions, from time to time, as market conditions would warrant.

   In April 2001, the Trust entered into separate agreements with Apollo Real Estate Investment Fund II, L.P. and with Bear Stearns International Limited, and repurchased an aggregate of approximately 4.8 million of its Common Shares at a price of $2.375 per share. The repurchases are part of the Common Share repurchase authorization, under which the Trust had previously expended approximately $15.6 million to buy Common Shares. As of December 31, 2001, the Trust has authority to spend approximately $13.0 million with respect to the Common Share repurchase program.

   At June 30, 2001, the Trust wrote off its $2.7 million investment in HQ Global Holdings, Inc. ("HQ") warrants because of a decline in center occupancy and other business setbacks disclosed by HQ. The Trust believed that the decline in estimated fair market value of the investment in warrants was other than temporary. During the third and fourth quarters of 2001, the Trust wrote off its remaining $8.8 million investment in HQ preferred stock including accrued dividends, because of continued operating losses and recently disclosed defaults on HQ's various credit agreements, which the Trust believed had permanently impaired the value of its investment in HQ's preferred stock. In March 2002, HQ filed a voluntary petition for a Chapter 11 Reorganization under the U.S. Bankruptcy Code.

   The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the

                                      G18
case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. In February 2002, the Plaintiffs in the case filed a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

THE PROPOSED TRANSACTION

   In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is comprised of Daniel J. Altobello and Bruce R. Berkowitz, independent Trustees of the Trust, retained US Bancorp-Libra and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel. On September 21, 2001, the Trust signed a letter of intent with Gotham Partners, LP ("Gotham"), a shareholder of the Trust, with respect to a proposed transaction between Gotham and the Trust. William A. Ackman, a principal of Gotham, is the Chairman of the Trust. From the time of the execution of the letter of intent through the execution of the merger agreement in February 2002, the Special Committee negotiated with Gotham with respect to the proposal set forth in the September 2001 letter of intent.

   Under the September 21, 2001 letter of intent, the Trust's common shareholders could have received $2.70 per share. Subsequent to the execution of this letter of intent, the parties renegotiated the terms of the transaction due to a substantial reduction in value of the Trust's investment in HQ, which reduction would have given Gotham the ability to terminate its obligations if a definitive agreement had been entered into under the terms outlined in the letter of intent. The Trust reduced the value of its investment in HQ from approximately $8.8 million to $4.4 million on September 30, 2001 and further reduced the value of its investment to zero as of December 31, 2001.

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

  . $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

  . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

  . three-fiftieths ( 3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

   Under the proposed transaction

  . The Trust will merge with and into Gotham Golf a new corporation formed by Gotham Golf Partners, L.P. ("GGP"), which is a full-service golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other GGP equityholders will contribute their equity interests in GGP to

                                      G19
      a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will indirectly own approximately 92.5% of the equity interests in GGP, and Gotham and the other equityholders that contributed their equity interests in GGP in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that
      (i) all of the subscription rights to receive Gotham Golf common shares are exercised and (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

  . Each Note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The Notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and
      (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little Rock, Arkansas. Holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

  . Shareholders, who receive their proportionate share of the Notes in the transaction and who do not elect within 80 days thereafter to retain them, will receive $0.35 in cash for every approximately 1/174th share of their Notes. Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to the shareholders.

  . The Notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the Notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the Notes in lieu of part of the cash consideration, and all shareholders will receive the full cash consideration of $2.55 per Common Share.

  . Preferred shareholders of the Trust will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

  . The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

  . The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents.

   The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), to the extent that such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

   INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM 8-K OF THE TRUST FILED ON FEBRUARY 14, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The

                                      G20
proxy statement/prospectus will be filed with the Securities and Exchange Commission by the Trust, Gotham Golf and certain of their affiliates. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other documents filed by the Trust, Gotham, GGP and Gotham Golf with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from the Trust.

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

   Unrestricted and restricted cash and cash equivalents decreased by $19.2 million (from $23.9 million to $4.7 million) from December 31, 2000 to December 31, 2001.

   The Trust's net cash used for operating activities of $5.3 million and net cash used for financing activities of $157.6 million more than offset the $143.7 million of net cash provided by investing activities. Cash used for financing activities included the repayment of $150.0 million that had been borrowed in previous years pursuant to reverse repurchase agreements that were utilized to purchase U.S. Treasury Bills. The Trust invests its excess cash primarily in U.S. Treasury Bills and other U.S. Government Obligations. At December 31, 2001, the Trust owned $116.0 million of U.S. Treasury Bills and other U.S. Government Obligations. The U.S. Treasury Bills and U.S. Government Obligations are classified as held to maturity. Cash used for financing activities also included $2.1 million of cash dividends to preferred shareholders, $0.4 million of mortgage amortization and $11.6 million to repurchase Common Shares. Cash provided by financing activities included $6.5 million of proceeds received when the Trust amended the mortgage loan on the North Valley Tech Center property to provide for additional financing. Cash provided by investing activities consisted of the receipt of $7.0 million of principal on the bridge loan to Radiant, net proceeds from the sale of real estate of $43.6 million and the proceeds from maturity over purchases of U.S. Treasury Bills and other U.S. Government Obligations of $93.9 million. Cash used for investing activities consisted of $0.8 million of improvements to properties.

   The Trust declared a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in the fourth quarter of 2001. The dividend was paid January 31, 2002 to shareholders of record at the close of business on December 31, 2001. In addition, the Trust paid a dividend for the first, second and third quarter of 2001 of $0.5 million ($0.525 per share) per quarter to preferred shareholders. During 2001, the Trust was not required to make any minimum distributions to its common shareholders to maintain its REIT status and, in fact, made no distributions to its common shareholders; however, the Trust will resume paying a quarterly dividend of $0.10 on each of its Common Shares. The next dividend will be payable on April 30, 2002 to shareholders of record on March 31, 2002.

   During the year ended December 31, 2001, the Trust repurchased 4,890,692 Common Shares for an aggregate cash consideration of $11.6 million. As a result of these transactions, 34,805,912 Common Shares were outstanding at December 31, 2001.

   The Trust was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy which was already considered to be in a recession. The Trust could be affected by declining economic conditions as a result of various factors that affect the real estate business including the financial condition of tenants, competition, and increased operating costs. The Trust's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate. The Trust expects that its insurance costs will increase when its policies are renewed in November 2002.

   The Trust's most critical accounting policy relates to the evaluation of the fair value of real estate. The Trust evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is

                                      G21
measured by comparing the fair value of the asset to its carrying amount. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method of recognizing revenue and contingent liabilities, among others. These estimates are susceptible to change and actual results could differ from these estimates. The effects of changes in these estimates are recognized in the period they are determined.

   At the time of disposition in March 2001 of the majority of the Trust's properties (including all of Trust's parking properties), the Trust had not decided to discontinue investing in parking or other properties. The Trust's business remains the purchase, operation and sale of real estate properties. Therefore, the Trust did not treat any component of the sale as discontinued operations.

PARK PLAZA MALL

   Dillard's is the anchor department store at Park Plaza Mall located in Little Rock, Arkansas. Dillard's owns its facilities in the Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location. During the first quarter of 2001, the Little Rock Board of Directors re-approved zoning which would permit the construction of this new mall. Although the Trust does not believe that the proposed new mall is economically feasible, in the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at the Park Plaza Mall. In the event Dillard's leaves Park Plaza Mall and does not sell or lease its two stores to comparable anchor tenants, the value of Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at the Park Plaza Mall, and the likely departure of many of the Park Plaza Mall tenants pursuant to early termination provisions of their leases that may be triggered by the departure of Dillard's. The Park Plaza Mall property is financed by a senior mortgage loan. The loss of an anchor tenant or a significant number of other Park Plaza Mall tenants could result in an event of default under the senior mortgage.

   Legal actions have been taken by local citizens to reverse the decision of the Little Rock Board of Directors with respect to the construction of the proposed new mall. A trial occurred at the end of February 2002 to determine whether the actions of the city directors in permitting the construction of the new mall are valid and whether the city directors are obligated to let a referendum seeking to overturn their actions be voted upon the voters of Little Rock. The trial court is expected to rule on these matters shortly. The Trust has been closely monitoring the litigation and, although not a party to the litigation, has expended significant funds in support of a local citizen's effort to reverse the decision of the Little Rock Board of Directors.

   In addition to the proposed new mall, the Trust believes that the Simon Property Group is simultaneously investigating the alternative of developing a new, smaller mall, at a different location. If this were to occur, Dillard's would most likely maintain at least one store at Park Plaza Mall. There can be no assurance, however, that Dillard's would do so or that the opening of this new, smaller mall, if it occurs, would not have a material adverse effect on the value of the Park Plaza Mall.

   Regardless of whether the proposed new mall is built, under the terms of the operating covenant in the operating agreement, Dillard's has no obligation to maintain its operations at the Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has refused to do so. In the event that Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the value of the Park Plaza Mall could be materially and adversely affected as well as triggering a loss of revenue at the Park Plaza Mall and the potential for an event of default under the senior mortgage. There can be no assurance that Dillard's will extend or renew its operating covenant under the operating agreement on terms acceptable to the Trust.

                                      G22

   With respect to capital improvements, the Trust estimates that the Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.8 million to $1.2 million. The Trust plans to perform the repair or replacement over the next three years.

VENTEK

   FUMI's subsidiary VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged by the Trust in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking and/or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this objective. In addition, the Trust has provided performance guarantees for two contracts between VenTek and transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates anticipated by VenTek and the transit authorities. As of March 15, 2002, no amounts had been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts and subsequent change orders, the Trust may be responsible for partial payment under these guarantees.

   Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. Management of VenTek disagrees with the basis of calculating the liquidated damages and does not believe it owes any significant amount.

   A summary of the Trust's borrowings and repayment timing is as follows (in millions):

                                                    PAYMENTS DUE BY PERIOD
                                                 -----------------------------
                                                 LESS THAN  1-3   4-5  AFTER 5
  CONTRACTUAL OBLIGATIONS                  TOTAL  1 YEAR   YEARS YEARS  YEARS
  -----------------------                  ----- --------- ----- ----- -------
  Mortgage loan payable................... $42.1   $0.3    $ 1.0 $0.8   $40.0
  Senior notes............................ $12.5   $ --    $12.5 $ --   $  --
                                           -----   ----    ----- ----   -----
     Total................................ $54.6   $0.3    $13.5 $0.8   $40.0
                                           =====   ====    ===== ====   =====

RESULTS OF OPERATIONS--2001 VERSUS 2000

   Net income applicable to Common Shares for the year ended December 31, 2001 was $13.4 million as compared to net income of $37.8 million for the year ended December 31, 2000. Net income for the year ended December 31, 2001 included a write-down of an investment in preferred stock and warrants to purchase common shares of HQ of $11.5 million. Net income for the year ended December 31, 2000 included a $19.2 million impairment loss on certain of the assets which the Trust had agreed to sell to the Purchaser at a sales price that was less than net book value at December 31, 2000. The Purchased Assets were sold in March 2001. Net income for the year ended December 31, 2001 included a gain on sale of real estate of approximately $30.1 million compared to gains of $76.1 million in the comparable period of 2000. The gain for the year ended December 31, 2001 related to the sale of the Purchased Assets. The gain for the year ended December 31, 2000 included $58.7 million related to the sale of Crossroads Mall, $1.2 million from the sale of the joint venture interest in Temple Mall, $16.1 million from the sale of Huntington Garage and $0.1 million from the sale of other assets. Net income for the year ended December 31, 2001 included a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets. Net income for the year ended December 31, 2000 included a $3.1 million extraordinary loss from early extinguishment of debt relating to the payoff of the Trust's deferred obligation of $10.6 million and a $2.4 million loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of

                                      G23
the sale of Crossroads Mall and a $0.6 million loss from early extinguishment of debt related to the sale of Huntington Garage.

   Interest and dividends decreased during the year ended December 31, 2001, as compared to 2000. The decrease is a result of lower amounts invested and lower interest rates between the periods.

   Property net operating income, which is rent less property operating expenses and real estate taxes, decreased for the year ended December 31, 2001 to $10.5 million from $29.8 million in 2000. The decrease was attributable to the sale of properties in March 2001.

   Property net operating income for the Trust's remaining real estate properties for the year ended December 31, 2001 decreased by $1.2 million. The decrease was attributable mainly to an increase in operating expenses at Park Plaza Mall. The increase in operating expenses was primarily due to $0.7 million of costs incurred in connection with the matters described above in the Park Plaza Mall section. Rental income remained relatively constant at both properties.

   Depreciation and amortization, and mortgage loan interest expense decreased from 2000 to 2001 due to the sale of properties in March 2001. With respect to the remaining properties, depreciation and amortization expense increased slightly due to improvements to properties. Mortgage interest expense increased with respect to the remaining properties as a result of a first mortgage loan that was obtained on the Park Plaza Mall in April 2000.

   Interest expense relating to notes payable decreased due to the repayment of reverse repurchase agreements in January 2001.

   General and administrative expenses decreased by $5.6 million from 2000 to 2001, primarily due to severance expenses incurred during 2000. Included in general and administrative expenses for the year ended December 31, 2001 are $0.9 million of transaction costs related to the Gotham proposal and $1.0 million to a firm that is providing management services to VenTek. Included in general and administrative expenses for the year ended December 31, 2000 are approximately $2.7 million of stay bonuses and severance expense. In addition, general and administrative expenses decreased due to salary and overhead savings as a result of the Trust outsourcing its management functions and a decrease in legal expense and accounting fees.

   FUMI's manufacturing facility, VenTek, incurred a net loss of $1.6 million for the year ended December 31, 2001, as compared to a net loss of approximately $3.1 million for the year ended December 31, 2000. The net loss for 2001 includes approximately $0.4 million in credits estimated to be issued in connection with contracts and a $0.3 million inventory valuation adjustment, which is primarily related to discontinued parking models and FUMI's transit ticketing equipment inventory. In October 2001, VenTek decided to terminate eleven employees who were principally engaged in the production of transit ticketing equipment. Severance expense of less than $0.1 million was incurred in the fourth quarter of 2001 and stay bonuses for selected remaining employees are expected to result in a charge of approximately $0.1 million over a one year period, beginning in the fourth quarter of 2001. In addition, in February 2002 an additional eight employees were terminated. These employees were involved in both the production of transit ticketing and parking equipment, as well as administrative functions. Severance expenses of less than $0.1 million will be recorded during the first quarter of 2002. The backlog for VenTek is approximately $1.3 million at December 31, 2001. Backlog represents products or services that VenTek's customers have committed by contract to purchase. VenTek's backlog is subject to fluctuations and is not necessarily indicative of future sales. A failure to replace backlog could result in lower revenues.

RESULTS OF OPERATIONS--2000 VERSUS 1999

   Net income applicable to Common Shares before discontinued operations for 2000 was $37.8 million as compared to a net loss before discontinued operations of $2.3 million for 1999. Net income before discontinued

                                      G24
operations for 2000 included gains on sale of real estate of $76.1 million compared to gains on sale of real estate of $28.3 million in 1999. Gains on sale of real estate for 2000 included $58.7 million related to the sale of Crossroads Mall, $1.2 million from the sale of the joint venture interest in Temple Mall, $16.1 million from the sale of the Huntington Garage and a net $0.1 million from the sale of other assets. Gains on sale of real estate for 1999 included $8.7 million from the sale of eight apartment complexes, $19.4 million from the sale of six shopping malls and one shopping center and $0.2 million from the sale of six shopping malls in December 1999. Net income before discontinued operations for 2000 included a $3.1 million extraordinary loss from early extinguishment of debt relating to the payoff of the Trust's deferred obligation of $10.6 million, a $2.4 million loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Crossroads Mall and a $0.6 million loss from early extinguishment of debt related to the sale of the Huntington Garage. Net loss before discontinued operations for 1999 included a $5.5 million extraordinary loss from early extinguishment of debt relating to mortgage debt repaid because it was cross collateralized with the mortgages on six shopping malls which were sold in December 1999. Net income before discontinued operations for 2000 included a $19.2 million impairment loss on certain of the assets which the Trust had agreed to sell to Purchaser at a sales price that was less than net book value at December 31, 2000. The Purchased Assets were sold in March 2001. The Trust recognized a gain of approximately $30.1 million on the sale to Purchaser during the first quarter of 2001. Net loss before discontinued operations for 1999 included a $9.8 million unrealized loss on the carrying value of assets identified for sale and impaired assets.

   Mortgage loan investment income declined when comparing 2000 to 1999. The decline in interest income was caused by the repayment of a mortgage investment during the first quarter of 2000.

   Short term investment income increased during 2000 as compared to 1999. The increase was due to the investment of proceeds received from the 1999 property sales and the leveraged purchase of U.S. Treasury Bills utilizing reverse repurchase agreements.

   Property net operating income, which is defined as rent less operating expenses and real estate taxes, decreased to $29.8 million in 2000 from $63.7 million in 1999. The decrease was attributable to the sale of properties in 1999 and the sale of Crossroads Mall in April 2000. Property net operating income for the properties in the portfolio in 2000 and 1999 increased by $0.9 million. The increase was attributable to an increase in revenues of $1.2 million and a decrease in operating expenses of $0.1 million which was partially offset by an increase in real estate taxes of $0.4 million. Revenues increased by $1.2 million for properties in the portfolio in 2000 and 1999, primarily due to an increase in rental rates at Park Plaza Mall and Two Rivers and an increase in occupancy at Westgate Town Center, Two Rivers and North Valley, which was partially offset by a decrease in occupancy at 55 Public Square. Operating expenses decreased slightly at various properties and real estate taxes primarily increased at Madison & Wells.

   Depreciation and amortization and mortgage loan interest expense decreased when comparing 2000 to the comparable period in 1999 primarily due to the sale of properties and the repayment of debt in 1999. With respect to the remaining properties, depreciation and amortization expense increased slightly due to the effect of improvements to properties. Mortgage interest expense declined with respect to the remaining properties, primarily due to the repayment and amortization of mortgage principal balances.

   Interest expense relating to bank loans and notes payable decreased due to the payoff of debt with the proceeds from property sales, which was partially offset by borrowings against U.S. Treasury Bills utilizing reverse repurchase agreements.

   General and administrative expenses decreased when comparing 2000 and the comparable period in 1999 primarily due to the decrease in payroll and related expenses.

   In addition, sales decreased by $1.1 million and cost of sales decreased by $0.5 million at VenTek. The net loss was $3.1 million for 2000 as compared to a net loss of $2.2 million in 1999. Operations remained relatively constant at the Trust's parking facilities.

                                      G25

RECENTLY ISSUED ACCOUNTING STANDARDS

   The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." The statement deferred for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. These statements require companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether they qualify for hedge accounting. These statements were adopted on January 1, 2001. The adoption of these statements had no effect on the Trust's combined financial statements.

   In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

   In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on the Trust's combined financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on the Trust's combined liquidity, financial position or result of operations, although in future years sales of properties would be presented in a manner similar to discontinued operations.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK

   All of the Trust's loans outstanding at December 31, 2001 have fixed interest rates. The Trust's investments in U.S. Treasury Bills and other U.S. Government Obligations mature in less than 90 days and therefore are not subject to significant interest rate risk.

                                      G26

ITEM 8.  FINANCIAL STATEMENTS.

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                            COMBINED BALANCE SHEETS

                                                                                       AS OF DECEMBER 31,
                                                                                      --------------------
                                                                                         2001       2000
                                                                                      ---------  ---------
                                                                                      (IN THOUSANDS, EXCEPT
                                                                                           SHARE DATA)
                                       ASSETS
Investments in real estate, at cost
   Land.............................................................................. $   6,086  $  45,692
   Buildings and improvements........................................................    64,189    227,691
                                                                                      ---------  ---------
                                                                                         70,275    273,383
   Less--Accumulated depreciation....................................................   (10,108)   (68,507)
                                                                                      ---------  ---------
       Investments in real estate, net...............................................    60,167    204,876
Mortgage loan........................................................................        --      1,468
Other assets
   Cash and cash equivalents--unrestricted...........................................     2,609     19,477
                      --restricted...................................................     2,115      4,412
   Accounts receivable and prepayments, net of allowances of $680 and $772,
     respectively....................................................................     2,261      5,386
   Investments.......................................................................   116,005    220,648
   Inventory.........................................................................     1,971      3,097
   Unamortized debt issue costs, net.................................................       351      1,439
   Other.............................................................................       190      1,795
                                                                                      ---------  ---------
       Total assets.................................................................. $ 185,669  $ 462,598
                                                                                      =========  =========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Mortgage loans, including current portion of $297 and $34,163, respectively....... $  42,078  $ 158,772
   Notes payable.....................................................................        96    150,110
   Senior notes......................................................................    12,538     12,538
   Accounts payable and accrued liabilities..........................................     8,373     18,040
   Deferred items....................................................................       416      2,755
                                                                                      ---------  ---------
       Total liabilities.............................................................    63,501    342,215
                                                                                      ---------  ---------
Shareholders' equity
   Convertible preferred shares of beneficial interest, $25 per share liquidation
     preference, 2,300,000 shares authorized, 984,800 outstanding in 2001 and 2000...    23,171     23,171
   Shares of beneficial interest, $1 par, unlimited authorized, 34,805,912 and
     39,696,604 shares, outstanding in 2001 and 2000.................................    34,806     39,697
   Additional paid-in capital........................................................   207,602    214,336
   Accumulated distributions in excess of net income.................................  (143,411)  (156,821)
                                                                                      ---------  ---------
       Total shareholders' equity....................................................   122,168    120,383
                                                                                      ---------  ---------
Total liabilities and shareholders' equity........................................... $ 185,669  $ 462,598
                                                                                      =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                                      G27

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

       COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                                                                      FOR THE YEARS ENDED
                                                                                                         DECEMBER 31,
                                                                                                 ----------------------------
                                                                                                   2001        2000      1999
                                                                                                 --------    --------  --------
                                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                             DATA)
Revenues
   Rents........................................................................................ $ 18,741    $ 49,603  $109,839
   Sales........................................................................................    7,554       5,556     6,643
   Interest and dividends.......................................................................    5,091      12,108     3,112
   Other income (loss)..........................................................................        5          (2)    1,180
                                                                                                 --------    --------  --------
                                                                                                   31,391      67,265   120,774
                                                                                                 --------    --------  --------
Expenses
   Property operating...........................................................................    6,981      14,448    36,224
   Cost of goods sold...........................................................................    8,777       8,156     8,670
   Real estate taxes............................................................................    1,218       5,348     9,937
   Depreciation and amortization................................................................    3,837      12,580    25,331
   Interest.....................................................................................    7,094      26,004    38,442
   General and administrative...................................................................    5,750      11,361    14,664
   Write-down of investment.....................................................................   11,463          --        --
   Unrealized loss on carrying value of assets identified for disposition.......................       --      19,150     9,800
                                                                                                 --------    --------  --------
                                                                                                   45,120      97,047   143,068
                                                                                                 --------    --------  --------
Loss before gains on sales of real estate, extraordinary loss from early extinguishment of debt,
 loss from discontinued operations and preferred dividend.......................................  (13,729)    (29,782)  (22,294)
   Gains on sales of real estate................................................................   30,096      76,114    28,334
                                                                                                 --------    --------  --------
Income before extraordinary loss from early extinguishment of debt, loss from discontinued
 operations and preferred dividend..............................................................   16,367      46,332     6,040
   Extraordinary loss from early extinguishment of debt.........................................     (889)     (6,065)   (5,508)
   Loss from discontinued operations............................................................       --          --    (6,836)
                                                                                                 --------    --------  --------
Net income (loss) before preferred dividend.....................................................   15,478      40,267    (6,304)
   Preferred dividend...........................................................................   (2,068)     (2,450)   (2,833)
                                                                                                 --------    --------  --------
Net income (loss) applicable to shares of beneficial interest................................... $ 13,410    $ 37,817  $ (9,137)
                                                                                                 ========    ========  ========
Per share data
Basic:
Income before extraordinary loss from early extinguishment of debt and loss from discontinued
 operations..................................................................................... $   0.39    $   1.07  $   0.08
Extraordinary loss from early extinguishment of debt............................................    (0.02)      (0.15)    (0.14)
Loss from discontinued operations...............................................................       --          --     (0.18)
                                                                                                 --------    --------  --------
Net income (loss) applicable to shares of beneficial interest................................... $   0.37    $   0.92  $  (0.24)
                                                                                                 ========    ========  ========
Diluted:
Income before extraordinary loss from early extinguishment of debt and loss from discontinued
 operations..................................................................................... $   0.39    $   0.98  $   0.08
Extraordinary loss from early extinguishment of debt............................................    (0.02)      (0.13)    (0.14)
Loss from discontinued operations...............................................................       --          --     (0.18)
                                                                                                 --------    --------  --------
Net income (loss) applicable to shares of beneficial interest................................... $   0.37    $   0.85  $  (0.24)
                                                                                                 ========    ========  ========
Basic weighted average shares...................................................................   36,396      41,758    38,827
                                                                                                 ========    ========  ========
Diluted weighted average shares.................................................................   36,396      47,499    38,836
                                                                                                 ========    ========  ========
Combined Statements of Comprehensive Income (Loss)
Net income (loss) applicable to shares of beneficial interest................................... $ 13,410    $ 37,817  $ (9,137)
   Other comprehensive income:
      Foreign currency translation adjustment...................................................       --          --     2,117
                                                                                                 --------    --------  --------
Comprehensive income (loss)..................................................................... $ 13,410    $ 37,817  $ (7,020)
                                                                                                 ========    ========  ========

    The accompanying notes are an integral part of these combined financial statements.

                                      G28

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      NUMBER OF  AMOUNT OF
                                                      PREFERRED  PREFERRED  NUMBER OF  AMOUNT OF
                                                      SHARES OF  SHARES OF  SHARES OF  SHARES OF  ADDITIONAL
                                                      BENEFICIAL BENEFICIAL BENEFICIAL BENEFICIAL  PAID-IN
                                                       INTEREST   INTEREST   INTEREST   INTEREST   CAPITAL
                                                      ---------- ---------- ---------- ---------- ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance December 31, 1998............................   1,349     $31,737     31,416    $31,416    $190,679
   Net loss before preferred dividend
   Dividends paid or accrued on shares of beneficial
     interest ($0.31/share)
   Dividends paid or accrued on preferred shares
     ($2.10/share)
   Sale of shares of beneficial interest.............                         12,549     12,549      33,927
   Shares repurchased................................                         (1,506)    (1,506)     (6,485)
   Compensation on variable stock options............                                                   666
   Restricted shares issued..........................                             18         18          62
   Restricted shares canceled........................                             (5)        (5)        (18)
   Deferred compensation related to restricted
     shares
   Foreign currency translation adjustment
                                                        -----     -------     ------    -------    --------
Balance December 31, 1999............................   1,349      31,737     42,472     42,472     218,831
   Net income before preferred dividend
   Dividends paid or accrued on shares of beneficial
     interest ($0.155/share)
   Dividends paid or accrued on preferred shares
     ($2.10/share)
   Shares repurchased................................    (364)     (8,566)    (2,775)    (2,775)     (3,829)
   Compensation on variable stock options............                                                  (666)
   Spinoff of Impark
   Deferred compensation related to restricted
     shares
                                                        -----     -------     ------    -------    --------
Balance December 31, 2000............................     985      23,171     39,697     39,697     214,336
   Net income before preferred dividend
   Dividends paid or accrued on preferred shares
     ($2.10/share)
   Shares repurchased................................                         (4,891)    (4,891)     (6,734)
                                                        -----     -------     ------    -------    --------
   Balance December 31, 2001.........................     985     $23,171     34,806    $34,806    $207,602
                                                        =====     =======     ======    =======    ========

                                      G29

                                                         ACCUMULATED                                FOREIGN
                                                        DISTRIBUTIONS                              CURRENCY
                                                         IN EXCESS OF  UNDISTRIBUTED   DEFERRED   TRANSLATION
                                                        NET INCOME (1) CAPITAL GAINS COMPENSATION ADJUSTMENT
                                                        -------------- ------------- ------------ -----------
Balance December 31, 1998..............................   $(115,968)     $ 14,949        $ --       $(2,117)
   Net loss before preferred dividend..................      (6,304)
   Dividends paid or accrued on shares of beneficial
     interest ($0.31/share)............................                   (13,166)
   Dividends paid or accrued on preferred shares
     ($2.10/share).....................................      (1,050)       (1,783)
   Sale of shares of beneficial interest
   Shares repurchased
   Compensation on variable stock options
   Restricted shares issued............................                                   (80)
   Restricted shares canceled..........................                                    23
   Deferred compensation related to restricted shares..                                    49
   Foreign currency translation adjustment.............                                               2,117
                                                          ---------      --------        ----       -------
Balance December 31, 1999..............................    (123,322)           --          (8)           --
   Net income before preferred dividend................      40,267
   Dividends paid or accrued on shares of beneficial
     interest ($0.155/share)...........................      (6,583)
   Dividends paid or accrued on preferred shares
     ($2.10/share).....................................      (2,450)
   Shares repurchased
   Compensation on variable stock options
   Spinoff of Impark...................................     (64,733)
   Deferred compensation related to restricted shares..                                     8
                                                          ---------      --------        ----       -------
Balance December 31, 2000..............................    (156,821)           --          --            --
   Net income before preferred dividend................      15,478
   Dividends paid or accrued on preferred shares
     ($2.10/share).....................................      (2,068)
   Shares repurchased
                                                          ---------      --------        ----       -------
Balance December 31, 2001..............................   $(143,411)     $     --        $ --       $    --
                                                          =========      ========        ====       =======

--------
(1) Includes the balance of accumulated distributions in excess of net income of First Union Management, Inc. of $46,936, $8,588 and $2,554 as of December 31, 1999, 2000 and 2001, respectively.



    The accompanying notes are an integral part of these combined financial statements.

                                      G30

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                               -----------------------------------
                                                                   2001         2000        1999
                                                               -----------  -----------  ---------
                                                                          (IN THOUSANDS)
Cash (used for) provided by operations
   Net income before preferred dividend and loss from
    discontinued operations................................... $    15,478  $    40,267  $     532
   Adjustments to reconcile net income before preferred
    dividend and loss from discontinued operations to net
    cash (used for) provided by operations
     Depreciation and amortization............................       3,837       12,580     25,331
     Write-down of investment.................................      11,463           --         --
     Extraordinary loss from early extinguishment of debt.....         889        6,065      5,508
     Gains on sales of real estate............................     (30,096)     (76,114)   (28,334)
     Loss on carrying value of assets identified for
       disposition............................................          --       19,150      9,800
     (Decrease) increase in deferred items....................        (564)       2,409       (500)
     Net changes in other operating assets and liabilities....      (6,285)       3,942     (2,928)
                                                               -----------  -----------  ---------
        Net cash (used for) provided by operations............      (5,278)       8,299      9,409
                                                               -----------  -----------  ---------
Cash provided by (used for) investing
     Principal received from mortgage loans and note
       receivable.............................................       7,048        3,881         82
     Net proceeds from sales of real estate...................      43,617       23,325    227,508
     Proceeds from sale of fixed assets.......................          --          175         --
     Proceeds from sale of investment in joint venture........          --        2,410         --
     Purchase of investments..................................  (1,283,394)  (1,519,627)  (104,013)
     Proceeds from maturity of investments....................   1,377,249    1,403,668         --
     Investments in building and tenant improvements..........        (778)     (10,980)   (11,488)
                                                               -----------  -----------  ---------
        Net cash provided by (used for) investing.............     143,742      (97,148)   112,089
                                                               -----------  -----------  ---------
Cash (used for) provided by financing
     Payment of bank loans....................................          --           --   (101,000)
     (Decrease) increase in notes payable.....................    (150,014)     100,982    (41,000)
     Proceeds from mortgage loans.............................       6,500       50,000     66,689
     Repayment of mortgage loans--Principal payments..........        (422)      (1,477)    (3,463)
                      --Balloon payments......................          --       (8,613)   (49,548)
     Mortgage prepayment penalties............................          --         (514)    (5,846)
     Payment of deferred obligation...........................          --      (10,579)        --
     Deferred obligation repayment penalty....................          --       (3,092)        --
     Payments for Impark spin-off.............................          --      (37,087)        --
     Repurchase of common shares..............................     (11,625)      (7,431)    (7,989)
     Repurchase of preferred shares...........................          --       (7,739)        --
     Income from variable stock options.......................          --         (666)        --
     Sale and employee option exercises of First Union
       shares.................................................          --           --     46,476
     Debt issue costs paid....................................          --         (666)    (4,031)
     Dividends paid on shares of beneficial interest..........          --      (13,166)    (6,583)
     Dividends paid on preferred shares of beneficial
       interest...............................................      (2,068)      (2,641)    (2,833)
                                                               -----------  -----------  ---------
        Net cash (used for) provided by financing.............    (157,629)      57,311   (109,128)
                                                               -----------  -----------  ---------
(Decrease) increase in cash and cash equivalents from
 continuing operations........................................     (19,165)     (31,538)    12,370
Cash and cash equivalents at beginning of year................      23,889       57,841     45,175
                                                               -----------  -----------  ---------
Cash and cash equivalents at end of year......................       4,724       26,303     57,545
Change in cash from discontinued operations...................          --       (2,414)       296
                                                               -----------  -----------  ---------
Cash and cash equivalents at end of year, including
 discontinued operations...................................... $     4,724  $    23,889  $  57,841
                                                               ===========  ===========  =========
Supplemental Disclosure of Cash Flow Information
Interest paid................................................. $     7,899  $    26,165  $  39,847
                                                               ===========  ===========  =========
Supplemental Disclosure on Non-Cash Investing and Financing
 Activities
Transfer of mortgage loan obligations in connection with
 real estate sales............................................ $   122,722  $    76,189  $ 163,700
                                                               ===========  ===========  =========
Transfer of deferred obligation in connection with real
 estate sales................................................. $     1,775  $        --  $      --
                                                               ===========  ===========  =========
Issuance of mortgage loan receivable in connection with
 real estate sales............................................ $     7,000  $        --  $      --
                                                               ===========  ===========  =========
Discontinued non-cash net assets charged to dividends paid.... $        --  $    64,747  $      --
                                                               ===========  ===========  =========

    The accompanying notes are an integral part of these combined financial statements.

                                      G31

ITEM 8.  FINANCIAL STATEMENTS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   First Union Real Estate Equity and Mortgage Investments (the"Trust") and First Union Management, Inc. ("FUMI") are in the real estate and parking and transit ticket equipment manufacturing industries with properties and operations in the United States. The accounting policies of the Trust and FUMI conform to generally accepted accounting principles and give recognition, as appropriate, to common practices within the real estate, parking and manufacturing industries. In March 2001, the Trust sold a significant portion of its remaining real estate assets. As of December 31, 2001, the Trust owned two real estate properties, a shopping mall located in Little Rock, Arkansas and an office property located in Indianapolis, Indiana.

   Under a trust agreement, the common shares of FUMI are held by the Trust for the benefit of the shareholders of the Trust. Accordingly, the financial statements of FUMI and the Trust have been combined and activity between the entities has been eliminated in combination. Additionally, FUMI owned voting control of Imperial Parking Limited ("Impark"). Impark operates parking facilities throughout Canada. In March 2000, the Trust entered into a plan of settlement and a plan of reorganization with a number of its affiliated companies which resulted in a transfer of the assets of Impark to a subsidiary of the Trust, Imperial Parking Corporation, a Delaware corporation ("Imperial"). In March 2000, the Trust distributed all common stock of Imperial to its shareholders. The financial information for 2000 and 1999 classifies the Canadian parking business as "discontinued operations."

   The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Such estimates that are particularly susceptible to change relate to management's estimate of the fair value of real estate. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method and contingencies, among others. Actual results could differ from these estimates.

   The Trust's properties were leased to FUMI through February 28, 1999. From March 1, 1999 through December 31, 1999 the Trust was self-managed. Beginning January 1, 2000, the Trust outsourced the management function to third parties.

   The Trust accounts for its leases with tenants as operating leases. Tenant leases generally provide for billings of certain operating costs and retail tenant leases generally provide for percentage rentals, in addition to fixed minimum rentals. The Trust accrues the recovery of operating costs based on actual costs incurred. For percentage rentals, the Trust follows the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force Issue No. 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods." EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, the Trust accrues the majority of percentage rent income in the fourth quarter of each year in accordance with EITF-98-9. For the years ended December 31, 2001, 2000 and 1999, the accrued recovery of operating costs and percentage rent income approximated $5.6 million, $11.6 million and $30.0 million, respectively. Deferred revenue is derived primarily from revenue received in advance of its due date.

   Real estate assets are stated at cost. Expenditures for repairs and maintenance are expensed as incurred. Significant renovations that extend the useful life of the properties are capitalized. Depreciation for financial reporting purposes is computed using the straight-line method. Buildings are depreciated over their estimated useful lives of 10 to 40 years, based on the property's age, overall physical condition, type of construction materials and intended use. Improvements to the buildings are depreciated over the remaining useful life of the

                                      G32
building at the time the improvement is completed. Tenant alterations are depreciated over the life of the lease of the tenant. The Trust annually reviews its portfolio of properties for any impairment losses. The Trust records impairment losses when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

   At December 31, 2001 and 2000, buildings and improvements included $1.0 million of equipment. Equipment is depreciated over useful lives of five to ten years.

   The Trust accounted for its investment in a joint venture which it did not control using the equity method of accounting. This investment, which represented a 50% non-controlling ownership interest in a shopping mall, was recorded initially at the Trust's cost and was subsequently adjusted for the Trust's equity in income and cash distributions. The shopping mall was sold in August 2000.

   The Trust classifies its investments among two categories, held-to-maturity and available-for-sale. Held-to-maturity securities are carried at amortized cost. Available-for-sale securities, if any, are marked to market through shareholders' equity. A decline in the market value of any investment below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. Any impairment would be charged to earnings and a new cost basis for the investment established.

   At December 31, 2001 and 2000, $0.9 million and $3.2 million of cash was restricted, respectively, based on the terms of the mortgages. Additionally, $1.2 million of cash as of December 31, 2001 and 2000 was classified as restricted because this amount secures benefits under change of control agreements with employees of the Trust and FUMI. The restricted cash can also be used for reimbursement of legal and other expenses incurred for claims against Trustees serving prior to the change in the majority of the Board that occurred in June 1998.

   The Trust has calculated earnings per share for 2001, 2000 and 1999 in accordance with SFAS 128, "Earnings Per Share." SFAS 128 requires that common share equivalents be excluded from the weighted average shares outstanding for the calculation of basic earnings per share. The reconciliation of shares outstanding for the basic and diluted earnings per share calculation is as follows (in thousands):

                                                   2001   2000   1999
                                                  ------ ------ ------
         Basic weighted average shares........... 36,396 41,758 38,827
         Restricted shares, treasury method......     --     --      9
         Convertible preferred shares............     --  5,741     --
                                                  ------ ------ ------
         Diluted weighted average shares......... 36,396 47,499 38,836
                                                  ====== ====== ======

   The preferred shares are anti-dilutive and are not included in the weighted average shares outstanding for the diluted earnings per share for 2001 and 1999. The warrants to purchase shares of beneficial interest are anti-dilutive and are not included for any period.

                                      G33

   The computation of basic and diluted earnings per share before extraordinary loss and loss from discontinued operations is as follows (in thousands, except per share data):

                                                                                   2001     2000     1999
                                                                                 -------  -------  -------
BASIC
Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations.................................................. $16,367  $46,332  $ 6,040
Preferred dividend..............................................................  (2,068)  (2,450)  (2,833)
Discount on preferred stock redemption..........................................      --      827       --
                                                                                 -------  -------  -------
Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations attributable to common shares.................... $14,299  $44,709  $ 3,207
                                                                                 =======  =======  =======
Basic weighted average shares...................................................  36,396   41,758   38,827
                                                                                 =======  =======  =======
Income per share before extraordinary loss from early extinguishment of debt and loss from discontinued operations............................................. $  0.39  $  1.07  $  0.08
                                                                                 =======  =======  =======
DILUTED
Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations.................................................. $16,367  $44,709  $ 3,207
Preferred dividend..............................................................  (2,068)      --       --
Preferred dividend on unredeemed stock..........................................      --    2,068       --
Impact of redeemed preferred stock..............................................      --     (444)      --
                                                                                 -------  -------  -------
Income before extraordinary loss from early extinguishment of debt and loss from discontinued operations attributable to commons shares................... $14,299  $46,333  $ 3,207
                                                                                 =======  =======  =======
Diluted weighted average shares.................................................  36,396   47,499   38,836
                                                                                 =======  =======  =======
Income per share before extraordinary loss from early extinguishment of debt and loss from discontinued operations............................................. $  0.39  $  0.98  $  0.08
                                                                                 =======  =======  =======

VENTEK

   FUMI's manufacturing subsidiary, VenTek International, Inc. ("VenTek"), is in the business of manufacturing, installing and providing maintenance of transit ticket vending and parking equipment. A summary of VenTek's significant accounting policies are as follows:

  INVENTORY

   Inventory is valued at the lower of weighted average cost or net realizable value and consists primarily of transit ticketing and parking equipment parts and deferred revenue recognized under the percentage completion method. Deferred revenue was $1.1 million and $1.5 million at December 31, 2001 and 2000, respectively. VenTek's inventory valuation reserve was $0.3 million and $0 at December 31, 2001 and December 31, 2000, respectively.

  FIXED ASSETS

   Fixed assets are recorded at cost and are included as part of other assets on the accompanying combined balance sheet. Depreciation of furniture, fixtures and equipment are calculated using the declining-balance and straight-line methods over terms of three to five years. Amortization of leasehold improvements is calculated using the straight-line method over the lease term.

                                      G34

  REVENUE RECOGNITION

   Revenue from transit ticket vending equipment and maintenance contracts is recognized by the percentage completion method. Revenue in excess of billings represents the difference between revenues recognized under the percentage completion method and billings issued under the terms of the contracts and is included as part of inventory on the accompanying combined balance sheet. VenTek reviews cost performance and estimates to complete on these contracts at least quarterly. If the estimated cost to complete a contract changes from a previous estimate, VenTek records an adjustment to earnings at that time. Revenues from the sales of parking equipment are recognized upon delivery. VenTek had one contract with a transit authority which represented approximately 10% of the Trust's combined revenues for 2001.

  PRODUCT WARRANTY POLICY

   VenTek provides product warranties for both its parking and transit ticket equipment. The warranty policy for parking equipment generally provides for one year of coverage. The warranty policy for transit ticket equipment generally provides two to two and a half years of coverage. VenTek's policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. Product warranties of approximately $0.3 million and $0.1 million are included in accounts payable and accrued liabilities at December 31, 2001 and 2000, respectively.

  INCOME TAXES

   Current income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for temporary differences between the carrying values of assets and liabilities for financial reporting purposes and such values as measured by income tax laws. Changes in deferred income taxes attributable to these temporary differences are included in the determination of income. A valuation allowance has been provided for the entire amount of deferred tax assets, which consists of FUMI's capital loss carryforwards, due to the uncertainty of realization of the deferred tax assets.

RECENTLY ISSUED ACCOUNTING STANDARDS

   The FASB issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." The statement deferred for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. These statements require companies to recognize all derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether they qualify for hedge accounting. These statements were adopted on January 1, 2001. The adoption of these statements had no effect on the Trust's combined financial statements.

   In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

   In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142 is not expected to have any impact on the Trust's combined financial statements.

                                      G35

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material impact on the Trust's combined liquidity, financial position or results of operations, although in future years sales of properties would be presented in a manner similar to discontinued operations.

2.  DISCONTINUED OPERATIONS

   In March 2000, the Trust distributed all common stock of Imperial to its shareholders. One share of Imperial common stock was distributed for every 20 Trust common shares of beneficial interest ("Common Shares") held on March 20, 2000. Approximately 2.1 million shares of Imperial common stock were distributed. As part of the spin-off, the Trust repaid Impark's bank credit facility of approximately $24.2 million, contributed to Imperial approximately $7.5 million of cash, its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California. The Trust had also provided a secured line of credit for $8 million to Imperial. The unused line of credit expired on September 27, 2000. FUMI retained ownership of VenTek, a former manufacturing subsidiary of Impark.

   The Trust also adjusted the conversion price with respect to its Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Preferred Shares"). The conversion price of the Preferred Shares was decreased to $5.0824 per Common Share (equivalent to a conversion rate of 4.92 Common Shares for each Preferred Share) in connection with the distribution of the Imperial shares, in accordance with the provisions of the documents establishing the terms of the Preferred Shares.

   The 1999 loss on disposal included losses from Impark's operations through March 31, 2000, the cumulative foreign currency translation at December 31, 1999, and costs associated with the spin-off. The Trust's Combined Financial Statements and Notes to Combined Financial Statements report Impark as a discontinued operation.

                            DISCONTINUED OPERATIONS
                            (AMOUNTS IN THOUSANDS)

                                                                    1999
                                                                  -------
     Net operating income........................................ $ 8,380
     Less:
        Interest expense.........................................   1,888
        Depreciation and amortization............................   5,277
        General and administrative...............................   4,020
        Foreign currency gain....................................  (1,060)
                                                                  -------
     Loss from operations........................................  (1,745)
     Loss on disposal............................................  (5,091)
                                                                  -------
     Total loss on discontinued operations....................... $(6,836)
                                                                  =======

                                      G36

3.  INVESTMENTS

   Investments as of December 31, 2001 and 2000 include U.S. Treasury Bills in the face amount of $116.0 million and $210.0 million, respectively. The U.S. Treasury Bills are classified as held-to-maturity securities and are recorded at cost less unamortized discount. In addition, the Trust invested $10 million during 2000 in convertible preferred stock and warrants issued by HQ Global Holdings, Inc. ("HQ"). The convertible preferred stock was accounted for as an available-for-sale security and accrued a 13.5% "pay-in-kind" dividend which increased annually. The shares and accrued dividends can be converted into common shares. Management had determined that the fair value of the investment in convertible preferred stock was $7.3 million plus accrued dividends. The warrants allow the Trust to purchase shares of common stock for a nominal strike price and were originally valued at $2.7 million.

   At June 30, 2001, the Trust wrote off its $2.7 million investment in HQ warrants because of a decline in center occupancy and other business setbacks disclosed by HQ. The Trust believed that the decline in estimated fair market value of the investment in warrants was other than temporary. The Trust also stopped accruing dividends at June 30, 2001. During the third and fourth quarters of 2001, the Trust wrote off its remaining $8.8 million investment in HQ preferred stock because of continued losses and recently disclosed defaults on HQ's various credit agreements, which the Trust believed had permanently impaired the value of its investment in HQ's preferred stock. On March 13, 2002, HQ filed a voluntary petition for a Chapter 11 Reorganization under the U.S. Bankruptcy Code.

4.  FINANCIAL INSTRUMENTS

   Financial instruments held by the Trust and FUMI include cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximates their current carrying amounts due to their short-term nature. Management has determined that the fair value of the Trust's investment in convertible preferred stock and the related warrants is zero at December 31, 2001 and $10.8 million at December 31, 2000, respectively. The fair value of the Trust's mortgage loan payable, as described in Note 12, was determined based upon current market conditions and interest rates. The fair value of the Trust's Senior Notes approximates its carrying amount. The Trust and FUMI do not hold or issue financial instruments or derivative financial instruments for trading purposes.

5.  COMPREHENSIVE INCOME

   Comprehensive income includes changes in shareholders' equity, such as foreign currency translation adjustments and reserves for the valuation of securities available for sale, which are shown separately and have no effect on the Trust's net income.

6.  WARRANTS TO PURCHASE SHARES OF BENEFICIAL INTEREST

   In November 1998, the Trust issued 500,000 warrants that allow a third party to purchase 500,000 Common Shares at $10 per share. The current exercise price of the warrants is $8.57. The warrants expire in November 2008. The Trust issued the warrants as part of the consideration for various services provided to the Trust.

7.  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents include checking and money market accounts.

8.  LOSS ON CARRYING VALUE OF ASSETS IDENTIFIED FOR DISPOSITION

   Management reviews the net realizable value of the Trust's portfolio periodically to determine whether an allowance for possible losses is necessary. The carrying value of the Trust's investments in real estate is evaluated on an individual property basis. In December 2000, the Trust recorded $19.2 million in losses on the

                                      G37
carrying value of properties that the Trust agreed to sell at an allocated sales price which was below net book value. These properties were sold in March 2001. During 1999, the Trust recorded $9.8 million in losses on the carrying value of properties identified for sale at sale prices which were below net book value. The net book value of assets identified for sale for the years ended December 31, 2001 and 2000 are summarized in the following table (amounts in thousands):

                                                                2001      2000
                                                             ---------  --------
Net book value of assets identified for sale................ $ 143,159  $  5,578
Additions...................................................       360   137,781
Depreciation................................................    (1,639)     (200)
Sales of assets.............................................  (141,880)       --
                                                             ---------  --------
Net book value of assets identified for sale at year end.... $      --  $143,159
                                                             =========  ========

   Property net operating income, which is rents less operating expenses and real estate taxes for assets identified for sale, are summarized for the years ended December 31 in the following table (amounts in thousands):

                                                                  2001   2000
                                                                 ------ -------
Revenues........................................................ $5,921 $31,059
Less--Operating expenses and real estate taxes..................  2,288  12,747
                                                                 ------ -------
Property net operating income................................... $3,633 $18,312
                                                                 ====== =======

9.  GAINS ON SALE OF REAL ESTATE

   In March 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties (the "Purchased Assets") to Radiant Ventures I, LLC (the "Purchaser"), a related party, for an aggregate sales price before adjustments and closing costs of $205 million. At the closing of this transaction, the sale price of $205 million was reduced by $20.6 million, which was the net sales price realized by the Trust from the sale of the Huntington Garage property which was sold in December 2000 to another party as agreed by Purchaser and which was part of the aggregate sales price of $205 million. The Trust recognized a gain on the sale of approximately $30.1 million.

   In December 2000, the Trust sold a parking garage for $21.3 million, resulting in a gain on sale of real estate of $16.1 million. In April 2000, the Trust sold a shopping mall for $80.1 million, resulting in a gain on sale of real estate of $58.7 million. The Trust also recognized a gain on sale of real estate of $1.2 million from its joint venture interest in a shopping mall that was sold during 2000 and a net $0.1 million from the sale of other assets.

   In February 1999, the Trust sold a shopping center for $21.6 million, resulting in a gain on sale of real estate of $0.4 million. In May 1999, the Trust sold eight apartment complexes for $86 million, resulting in a gain on sale of real estate of $8.7 million. Additionally, in May and June 1999, the Trust sold five shopping malls and a strip shopping center for $59.4 million, resulting in gains on sale of real estate of $19.0 million. Additionally, in 1999 the Trust sold two office properties, a parking lot, and nine shopping malls for $215.2 million, resulting in a gain on sale of real estate of $0.2 million.

10.  EXTRAORDINARY LOSS FROM EARLY EXTINGUISHMENT OF DEBT

   In 2001, the Trust recognized an extraordinary loss from early extinguishment of debt of $0.9 million relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets.

                                      G38

   In 2000, the Trust repaid a $10.6 million deferred obligation relating to the purchase of the Huntington garage resulting in a prepayment penalty of $3.1 million. Additionally, the Trust recognized an extraordinary loss from early extinguishment of debt of $2.4 million related to the shopping mall that was sold in April 2000 and an early extraordinary loss from early extinguishment of debt of $0.6 million related to the parking garage that was sold in December 2000.

   In 1999, the Trust repaid $45.9 million in mortgage debt prior to maturity resulting in a prepayment penalty of $5.5 million. The mortgage debt was repaid because it was cross-collateralized with the mortgages on six shopping malls which were sold in December 1999.

11.  MORTGAGE LOAN RECEIVABLE

   As of December 31, 2000 the Trust had a mortgage loan receivable of $1.5 million. The mortgage loan, at an interest rate of 10%, was secured by a management contract on an apartment complex in Atlanta, Georgia and was to mature in 2008. The mortgage loan was sold in March 2001.

12.  MORTGAGE LOANS PAYABLE

   As of December 31, 2001, the Trust had one remaining mortgage loan for $42.1 million secured by the Park Plaza Mall. The loan, obtained in April 2000, is non-recourse, and has an anticipated repayment date of May 1, 2010. The mortgage loan bears interest at a rate of 8.69% until May 1, 2010 and thereafter until its final maturity in May 2030 at a rate of 10.69% if the mortgage loan is then the subject of a secondary market transaction in which rated securities have been issued and 12.69% if it is not. The mortgage loan requires monthly payments based on a 30 year amortization schedule of approximately $0.4 million for principal, interest and escrow deposits. Prepayment of the loan is permitted prior to the anticipated repayment date (after an initial lockout period of three years or two years from securitization), only with yield maintenance or defeasance, and payable after the anticipated repayment date upon thirty days notice without payment of any penalties, as defined in the loan agreement. Principal payments due during the five years following December 31, 2001 are $0.3 million, $0.3 million, $0.3 million, $0.4 million and $0.4 million, respectively.

   As of December 31, 2000, the Trust had outstanding $158.8 million of mortgage loans due in installments extending to the year 2018. Interest rates on fixed rate mortgages ranged from 8.25% to 12.25% with $77.6 million of mortgage loans bearing interest based on LIBOR. The weighted average interest rate of the variable rate mortgages was 8.86% at December 31, 2000. The majority of these mortgage loans were assumed as part of the sale of the Purchased Assets.

   The fair value of the mortgage loan payable is approximately $42.1 million at December 31, 2001, based on current market conditions and interest rates.

13.  SENIOR NOTES

   The Trust had approximately $12.5 million of 8 7/8% Senior Notes outstanding at December 31, 2001 and 2000. The Senior Notes are unsecured and due in full in October 2003. The fair value of the Senior Notes, based upon the latest trade, approximates its carrying amount. The Senior Notes have certain debt covenants which the Trust was in compliance with at December 31, 2001.

14.  CONVERTIBLE PREFERRED SHARES OF BENEFICIAL INTEREST

   In October 1996, the Trust issued $57.5 million of Series A cumulative convertible redeemable preferred shares of beneficial interest ("Series A Preferred Shares"). The 2,300,000 Series A Preferred Shares were issued at a par value of $25 per share and were each convertible into 3.31 Common Shares of beneficial interest. In connection with the distribution of the Impark shares, the Trust adjusted the conversion price of the preferred

                                      G39
shares to 4.92 Common Shares for each preferred share. The distributions on the Series A Preferred Shares are cumulative and equal to the greater of $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or the cash distributions on the Common Shares of beneficial interest into which the Series A Preferred Shares are convertible (determined on each of the quarterly distribution payment dates for the Series A Preferred Shares). The Series A Preferred Shares were not redeemable prior to October 29, 2001, and at no time will they be redeemable for cash. On and after October 29, 2001, the Series A Preferred Shares are redeemable at the option of the Trust at the conversion rate of one Series A Preferred Share for 4.92 Common Shares. The Trust may exercise its option only if for 20 trading days within any period of 30 consecutive trading days, the closing price of the Common Shares of beneficial interest on the New York Stock Exchange equals or exceeds the conversion price of $5.0824 per Common Share.

15.  REPURCHASE OF SHARES

   In April 2001, the Trust entered into separate agreements with Apollo Real Estate Investment Fund II, L.P., a related party, and with Bear Stearns International Limited, and repurchased an aggregate of approximately 4.8 million of its Common Shares at a price of $2.375 per share. The repurchases are part of the Common Share repurchase authorization program, under which the Trust had previously expended approximately $15.6 million to buy Common Shares. From June 28, 2000 through December 31, 2000, the Trust repurchased 2,775,125 Common Shares for an aggregate cash consideration of $7,430,834. As of December 31, 2001, the Trust has authority to spend approximately $13.0 million with respect to the repurchase program. As a result of these transactions, 34,805,912 Common Shares were outstanding at December 31, 2001.

   In June 2000, the Trust repurchased, in a private transaction, an aggregate of 364,200 Series A Preferred Shares from three institutional investors at a purchase price of $21.25 per share, for an aggregate cash consideration of $7,739,250. As a result of this transaction, there are 984,800 Series A Preferred Shares outstanding at December 31, 2001.

16.  NOTES PAYABLE

   The Trust had $150 million in reverse repurchase agreements outstanding at December 31, 2000 that bore interest at 6.6% per annum. The reverse repos were secured by $200 million in U.S. Treasury Bills. In January 2001, the $150 million in reverse repos were repaid from the proceeds of the U.S. Treasury Bills that matured on January 4, 2001.

17.  SHARE OPTIONS

   The Trust has the following share option plans for key personnel and Trustees.

  1981 STOCK OPTION PLAN

   This plan provided that option prices be at the fair market value of the shares at the date of grant and that option rights granted expire 10 years after the date granted. Adopted in 1981, the plan originally reserved 624,000 shares for the granting of incentive and nonstatutory share options. Subsequently, the shareholders approved amendments to the plan reserving an additional 200,000 shares, for a total of 824,000 shares, for the granting of options and extending the expiration date to December 31, 1996. The amendments did not affect previously issued options. In June 1998, a change in the majority of the Trust's Board of Trustees resulted in all share options not previously vested to become fully vested as of that date.

   The activity of the plan is summarized for the years ended December 31 in the following table:

                            2001  WEIGHTED  2000  WEIGHTED  1999  WEIGHTED
                           SHARES AVERAGE  SHARES AVERAGE  SHARES AVERAGE
                           ------ -------- ------ -------- ------ --------
      Exercised...........   --      --        --     --       --      --
      Canceled............   --      --    22,500  $7.38   82,550  $10.61
      Expired.............   --      --        --     --    7,280   17.07

   As of December 31, 2001 and 2000, there were no outstanding options under the 1981 plan.

                                      G40

  LONG-TERM INCENTIVE OWNERSHIP PLAN

   This plan, adopted in 1994 and amended in 1999, reserved 1,629,785 shares for the granting of incentive and nonstatutory share options and restricted shares. In accordance with the original plan, 9% of the Common Shares resulting from the conversion of Series A Preferred Shares in February 1998 and the January 1997 and June 1997 Common Shares offerings were reserved and added to the plan for grant. In May 1999, the plan was amended with shareholder approval and 1,357,037 Common Shares were reserved and added to the plan. The price of the options is the fair market value of the shares at the date of grant with the exception of the option grants in November 1998 and May 1999. The stock options granted in 1998 were granted at exercise prices exceeding the market price per share. The option grants in May 1999 were at the equity price of the rights offering. Additionally, the options granted in 1998 and 1999 have a cost of capital feature whereby the exercise price of the options will increase by 10%, compounded annually and prorated monthly, beginning in May 2000 and in each November thereafter, less the amount of per share dividends or other distributions to shareholders. Because the 1998 and 1999 option grants are deemed to be variable, compensation expense is recorded when the market price of the Common Shares exceeds the option price for these shares. As of December 31, 1999, the option price of the 1998 grants did not exceed the market price of shares of beneficial interest. Consequently, no compensation expense was recorded for 1999. The option price of the 1999 grants was less than the market price of Common Shares and compensation expense of approximately $0.7 million was recorded in 1999. During 2000, the option price of the 1999 grants exceeded the market price of shares of beneficial interest and income of $0.7 million was recorded in 2000. In June 1998, a change in the majority of the Trust's Board of Trustees occurred resulting in all stock options vesting that had been granted prior to that date. The options granted in 1998 were canceled in March 2000. The options granted in 1999 expired unexercised on January 31, 2001.

   The activity of this plan is summarized for the years ended December 31 in the following table:

                                         2001    WEIGHTED   2000    WEIGHTED   1999    WEIGHTED
                                        SHARES   AVERAGE   SHARES   AVERAGE   SHARES   AVERAGE
                                       --------- -------- --------- -------- --------- --------
Share options granted.................        --     --          --     --     627,471  $ 3.69
Share options canceled................        --     --   1,822,334  $7.20      69,840   11.32
Share options expired.................   627,471  $3.69
Restricted shares granted.............        --     --          --     --      17,500      --
Restricted shares canceled............        --     --          --     --       5,000      --
Additional shares reserved............        --     --          --     --   1,357,037      --
Available share options and restricted
  shares.............................. 3,507,196     --   2,879,725     --   1,057,391      --

   As of December 31, 2001, there were no outstanding options under this plan.

                                      G41

   The Trust accounts for stock option awards in accordance with APB 25 and has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." Consequently, compensation cost has not been recognized for the share option plans except for the options granted in May 1999 which had an exercise price that was less than the grant date per share market price. The SFAS 123 impact for the Trust's two share option plans was immaterial for 2001. If compensation expense for the Trust's two share option plans had been recorded based on the fair value at the grant date for awards in 1999 and 1998, consistent with SFAS 123, the Trust's net income would be adjusted as follows (amounts in thousands, except per share data):

                                                                                  2001     2000     1999
                                                                                 ------- -------  --------
Net income (loss) applicable to shares of beneficial interest, as reported...... $13,410 $37,817  $ (9,137)
Effect of stock options as calculated...........................................      --    (208)   (1,481)
                                                                                 ------- -------  --------
Net income (loss) as adjusted................................................... $13,410 $37,609  $(10,618)
                                                                                 ======= =======  ========
Per share
   Basic:
   Net income (loss), as reported............................................... $   .37 $   .92  $   (.24)
   Effect of stock options as calculated........................................      --      --      (.04)
                                                                                 ------- -------  --------
   Net income (loss), as adjusted............................................... $   .37 $   .92  $   (.28)
                                                                                 ======= =======  ========
   Diluted:
   Net income (loss), as reported............................................... $   .37 $   .85  $   (.24)
   Effect of stock options as calculated........................................      --      --      (.04)
                                                                                 ------- -------  --------
   Net income (loss), as adjusted............................................... $   .37 $   .85  $   (.28)
                                                                                 ======= =======  ========

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1999. No options were issued in 2000 and 2001.

                                                                         1999
                                                                        ------
 Risk-free interest rate...............................................     5%
 Expected option life.................................................. 8 yrs.
 Expected volatility...................................................    20%
 Expected dividend yield...............................................     3%

TRUSTEE SHARE OPTION PLAN

   In 1999, the shareholders approved a share option plan for members of the Board of Trustees. This plan provides compensation in the form of Common Shares and options to acquire Common Shares for Trustees who are not employees of the Trust and who are not affiliated with Apollo Real Estate Advisors or Gotham Partners. A total of 500,000 Common Shares were authorized under this plan.

   The eligible Trustees serving on the Board in May 1999 were granted the lesser of 2,500 shares or the number of shares having a market price of $12,500 as of the grant date. Seven Trustees each received 2,500 shares; two Trustees later resigned in 1999 and forfeited their shares. The remaining shares vested and became non-forfeitable in December 2000. Deferred compensation, net of forfeitures, of approximately $57,000, was recorded in 1999 and $8,000 and $49,000 were recognized as amortization expense in 2000 and 1999, respectively.

   Each eligible Trustee who invests a minimum of $5,000 in shares in a Service Year, as defined in the plan, will receive options, commencing in the year 2000, to purchase four times the number of shares that he has purchased. Shares purchased in excess of $25,000 in a Service Year will not be taken into account for option

                                      G42
grants. The option prices will be the greater of fair market value on the date of grant or $6.50 for half of the options, and the greater of fair market value or $8.50 for the other half of the options. The option prices will be increased by 10% per annum beginning May 2000 and decreased by dividend distributions on Common Shares made after November 1998. The options vest and become exercisable one year after being granted.

   At December 31, 2000, 28,000 options had been issued to the Trustees. The 28,000 outstanding options at December 31, 2000 were exercisable, had a weighted average exercise price of $6.52 and a five year remaining life. During 2001, 20,000 options were cancelled. At December 31, 2001, the 8,000 options outstanding were exercisable, had a weighted average unit price of $7.21 and a four year remaining life. The SFAS 123 impact of these options was immaterial.

18.  SHAREHOLDER RIGHTS PLAN

   In March 1990, the Board of Trustees declared a dividend consisting of one right to purchase one Common Share with respect to each Common Share. The rights were exercisable only if a person or group acquired 15% or more of the outstanding Common Shares, made a tender offer for at least 15% of the outstanding Common Shares or was declared to be an "adverse person." The Board of Trustees amended the plan in 1999 for specific shareholders to acquire Common Shares exceeding the 15% threshold. The shareholder rights plan expired on March 30, 2000 and the plan terminated.

19.  FEDERAL INCOME TAXES

   The Trust has made no provision for regular current or deferred federal and state income taxes on the basis that it qualifies under the Internal Revenue Code (the "Code") as a real estate investment trust ("REIT") and has distributed its taxable income to shareholders. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as the Trust. The Trust's ability to qualify as a REIT may be dependent upon its continued exemption from the anti-stapling rules of the Code, which, if they were to apply, might prevent the Trust from qualifying as a REIT. Qualification as a REIT also involves the determination of various factual matters and circumstances. Disqualification of REIT status during any of the preceding five calendar years would cause a REIT to incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service. In addition, unless entitled to relief under certain statutory provisions, a REIT also would bedisqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. A valuation allowance has been provided for the entire amount of deferred tax assets of FUMI, which consists of capital loss carryforwards, due to the uncertainty of realization of the deferred tax assets.

   The Trust and FUMI treat certain items of income and expense differently in determining net income reported for financial and tax purposes. Such items resulted in a net decrease in income for taxreporting purposes of approximately $51.0 million in 2001, a net increase of $12.8 million in 2000 and a net decrease of $1.8 million in 1999. The Trust has Federal net operating loss carryforwards of approximately $39.0 million, which expire in 2015 ($4 million) and 2016 ($35 million). The Trust does not anticipate being able to utilize the benefits of these carryforwards. The Trust and FUMI do not file consolidated tax returns.

   As of December 31, 2001, net investments in real estate after accumulated depreciation for tax and financial reporting purposes was approximately $60.0 million.

   During 2001, there were no cash dividends per Common Share.

                                      G43

   The 2001 cash dividends per Series A Preferred Share for individual shareholders' income tax purposes was as follows:

                                              CAPITAL GAINS
                           -----------------------------------------------------
                                                             UNRECAPTURED
       NON-TAXABLE                    20%                    SECTION 1250                    TOTAL
      DISTRIBUTIONS                   RATE                  GAIN (25% RATE)             DIVIDENDS PAID
      -------------                   ----                  ---------------             --------------
          $.524                     $1.192                       $.384                      $2.100
          =====                     ======                       =====                      ======

   The 2000 dividends per Common Share for individual shareholders' income tax purposes was as follows:

                                              CAPITAL GAINS
                           -----------------------------------------------------
                                                             UNRECAPTURED
        ORDINARY                      20%                    SECTION 1250                    TOTAL
        DIVIDENDS                     RATE                  GAIN (25% RATE)             DIVIDENDS PAID
        ---------                     ----                  ---------------             --------------
          $.105                      $.802                       $.217                      $1.124
          =====                      =====                       =====                      ======

   The 2000 cash dividends per Series A Preferred Share for individual shareholders' income tax purposes was as follows:

                                              CAPITAL GAINS
                           -----------------------------------------------------
                                                             UNRECAPTURED
        ORDINARY                      20%                    SECTION 1250                    TOTAL
        DIVIDENDS                     RATE                  GAIN (25% RATE)             DIVIDENDS PAID
        ---------                     ----                  ---------------             --------------
          $.196                     $1.500                       $.404                      $2.100
          =====                     ======                       =====                      ======

20.  LEGAL PROCEEDINGS

   The Trust, as one Plaintiff in a class action composed of numerous businesses and individuals, has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peachtree Mall. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of the Trust and the other plaintiffs was reversed by the State of California Appeals Court, which remanded the case to the trial court for further proceedings. After the remand to the trial court, the Trust and the other plaintiffs determined to pursue a retrial before the court. The retrial of the litigation commenced February 2001 and was completed July 2001. In November 2001, the trial court issued a decision that generally holds in favor of the State of California. The plaintiffs in the case filed in February 2002 a notice of appeal of the ruling of the trial court. The Trust is unable to predict at this time whether or not it will recover any amount of its damage claims in this legal proceeding.

21.  BUSINESS SEGMENTS

   The Trust's and FUMI's business segments at December 31, 2001 include ownership of a shopping center, an office building and a parking and transit ticket equipment manufacturing company. Management evaluates performance based upon net operating income. With respect to property assets, net operating income is property rent less property operating expense, and real estate taxes. With respect to the manufacturing company, net operating income is sales revenue less cost of goods sold. During the year ended December 31, 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties. Corporate interest expense consists of the Trust's senior notes and borrowings collateralized by U.S. Treasury Bills. Corporate depreciation and amortization consist primarily of the amortization of deferred issue costs. Corporate assets consist primarily of cash and cash equivalents and deferred issue costs for senior notes. Corporate operating expenses and real estate taxes include refunds received for expenses of previously sold properties. All intercompany transactions between segments have been eliminated (see table of business segments).

                                      G44

BUSINESS SEGMENTS

                                                                                                      2001      2000      1999
                                                                                                    --------  --------  --------
                                                                                                           (IN THOUSANDS)
RENTS AND SALES
   Shopping Centers................................................................................ $ 13,152  $ 25,922  $ 79,412
   Apartments......................................................................................       --        --     6,079
   Office Buildings................................................................................    3,962    12,966    12,715
   Parking Facilities..............................................................................    1,610    10,470    10,506
   VenTek..........................................................................................    7,554     5,556     6,643
   Corporate.......................................................................................       17       245     1,127
                                                                                                    --------  --------  --------
                                                                                                      26,295    55,159   116,482
LESS--OPERATING EXPENSES AND COSTS OF GOODS SOLD
   Shopping Centers................................................................................    5,351     8,304    26,475
   Apartments......................................................................................       --        --     2,349
   Office Buildings................................................................................    1,787     5,695     5,745
   Parking Facilities..............................................................................       24       418       808
   VenTek..........................................................................................    8,777     8,156     8,670
   Corporate.......................................................................................     (181)       31       847
                                                                                                    --------  --------  --------
                                                                                                      15,758    22,604    44,894
LESS--REAL ESTATE TAXES
   Shopping Centers................................................................................      913     2,004     6,608
   Apartments......................................................................................       --        --       339
   Office Buildings................................................................................      287     1,187     1,126
   Parking Facilities..............................................................................      347     2,157     1,864
   Corporate.......................................................................................     (329)       --        --
                                                                                                    --------  --------  --------
                                                                                                       1,218     5,348     9,937
NET OPERATING INCOME (LOSS)
   Shopping Centers................................................................................    6,888    15,614    46,329
   Apartments......................................................................................       --        --     3,391
   Office Buildings................................................................................    1,888     6,084     5,844
   Parking Facilities..............................................................................    1,239     7,895     7,834
   VenTek..........................................................................................   (1,223)   (2,600)   (2,027)
   Corporate.......................................................................................      527       214       280
                                                                                                    --------  --------  --------
                                                                                                       9,319    27,207    61,651
                                                                                                    --------  --------  --------
Less--Depreciation and Amortization................................................................    3,837    12,580    25,331
Less--Interest Expense.............................................................................    7,094    26,004    38,442
CORPORATE INCOME (EXPENSE)
   Interest and dividends..........................................................................    5,091    12,108     3,112
   Other income (loss).............................................................................        5        (2)    1,180
   General and administrative......................................................................   (5,750)  (11,361)  (14,664)
   Write-down of investment........................................................................  (11,463)       --        --
   Loss on carrying value of real estate and impaired assets.......................................       --   (19,150)   (9,800)
   Loss from discontinued operations...............................................................       --        --    (6,836)
                                                                                                    --------  --------  --------
   Loss before Gains on Sale of Real Estate, Extraordinary Loss From Early Extinguishment of Debt
    and Preferred Dividend......................................................................... $(13,729) $(29,782) $(29,130)
                                                                                                    ========  ========  ========
CAPITAL EXPENDITURES
   Shopping Centers................................................................................ $    138  $  2,608  $  6,497
   Apartments......................................................................................       --        --       262
   Office Buildings................................................................................      472     7,889     3,337
   Parking Facilities..............................................................................      114       438     1,392
   VenTek..........................................................................................       54        45        --
                                                                                                    --------  --------  --------
                                                                                                    $    778  $ 10,980  $ 11,488
                                                                                                    ========  ========  ========
IDENTIFIABLE ASSETS
   Shopping Centers................................................................................ $ 60,042  $115,587  $154,202
   Office Buildings................................................................................    2,382    43,481    40,782
   Parking Facilities..............................................................................       --    58,505    69,065
   Mortgages.......................................................................................       --     1,468     5,426
   VenTek..........................................................................................    3,428     5,284     5,247
   Corporate.......................................................................................  119,817   238,273   163,323
   Net assets of Discontinued Operations...........................................................       --        --    64,747
                                                                                                    --------  --------  --------
   TOTAL ASSETS.................................................................................... $185,669  $462,598  $502,792
                                                                                                    ========  ========  ========

                                      G45

22.  MINIMUM RENTS

   The future minimum lease payments that are scheduled to be received under noncancellable operating leases are as follows (amounts in thousands):

      2002........................................................ $ 7,542
      2003........................................................   7,430
      2004........................................................   6,137
      2005........................................................   4,985
      2006........................................................   3,931
      Thereafter..................................................  10,142
                                                                   -------
                                                                   $40,167
                                                                   =======

   If the anchor department store at the Trust's shopping mall does not renew its operating agreement in July 2003, the majority of tenants at the shopping mall can terminate their lease without incurring a substantive penalty.

23.  RELATED PARTY TRANSACTIONS

   The Trust engaged a law firm that has a partner who is a Trustee, to advise it on strategic matters regarding Impark and the Imperial spinoff. During 2000 and 1999, approximately $0.4 million and $0.3 million had been paid to this firm, respectively. In May 2001 the Trustee resigned from the board.

   The Trust leased four of its parking facilities to an entity which is partially owned by an affiliate of a Trust shareholder, Apollo Real Estate Investment Fund II, L.P. and Apollo Real Estate Advisors. The parking facilities were sold March 7, 2001. In 2001, 2000 and 1999, the Trust received approximately $0.3 million, $4 million and $4 million in rent from this third party, respectively. In April 2001, the Trust purchased all of the Common Shares of the Trust beneficially owned by this shareholder.

   The Trust and FUMI paid fees of $0.6 million and $0.2 million for the years ended December 31, 2001 and 2000, respectively, to the Real Estate Systems Implementations Group, LLC for financial reporting and advisory services. The managing member of this firm assumed the position of Interim Chief Financial Officer of the Trust on August 18, 2000 and is currently serving in that capacity.

   Radiant Partners, LLC ("Radiant") is currently providing asset management services to the Trust's remaining real estate assets. For the year ended December 31, 2001 and 2000, the Trust paid fees to Radiant of $0.5 million and $0.9 million, respectively. The principals of Radiant were formerly executive officers of the Trust. During 2001, the Trust sold the Purchased Assets to Purchaser, an affiliate of Radiant.

   The Trust had engaged Ackman-Ziff Real Estate Group LLC ("Ackman-Ziff") to arrange for mortgage financing on several properties of the Trust. Lawrence D. Ackman, who is the father of William A. Ackman, Chairman of the Trust, is an equity owner of Ackman-Ziff. In 2000 and 1999, $100,000 and $600,000 was paid to Ackman-Ziff, respectively.

   In connection with a $90.0 million note payable, the Trust paid interest and fees of $1.2 million to Gotham Partners, L.P. ("Gotham") and Gotham Partners III, L.P. (collectively the "Gotham Group") during 1999. The note payable was obtained from several lenders which included the Gotham Group. William A. Ackman, Chairman of the Trust, is a principal of the Gotham Group. Additionally, the Trust paid $1.8 million to the Gotham Group for a stand-by commitment fee in connection with the May 1999 share rights offering which raised $46.5 million in net proceeds.

   The Trust believes that the terms of all such transactions were as favorable to the Trust as those that would have been obtained from unrelated third parties.

                                      G46

24.  SEVERANCE ACCRUAL

   During 2000, the Trust recorded $2.3 million in severance expense as a result of the termination of employment of Messrs. Friedman and Schonberger and Ms. Zahner, and $0.2 million in severance expense as a result of the termination of, another executive. During 1999, the Trust recorded $2.2 million in severance expense which was paid during the first half of 2000. The severance expense of $2.2 million was the result of staff reductions made in 1999 and for employees who were notified their employment with the Trust would be terminated in the first half of 2000 due to the closing of the Cleveland, Ohio headquarters. The severance accrual for the years ended December 31, 2000 and 1999 was as follows (amounts in thousands):

                                                                2000     1999
                                                              -------  -------
 Beginning balance........................................... $ 1,231  $ 2,742
 Expense.....................................................   2,521    2,219
 Payments....................................................  (3,752)  (3,730)
                                                              -------  -------
 Balance..................................................... $    --  $ 1,231
                                                              =======  =======

25.  CONTINGENCIES

   The Trust has provided performance guarantees entered into with respect to contracts of VenTek with two transit authorities, which contracts are in the amounts of $5.3 million and $6.2 million for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees expire over the next two to three years based upon the projected completion dates anticipated by VenTek and the transit agencies. No amounts have been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts, and subsequent change orders the Trust may be responsible for partial payment under these guarantees.

   Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. Management of VenTek disagrees with the basis of calculating the liquidated damages and does not believe it owes any significant amount.

   The anchor department store at the Trust's Park Plaza Mall (the "Mall") owns its facilities and has an agreement with a subsidiary of the Trust that contains an operating covenant requiring it to operate these facilities continuously as retail department stores until July 2003. The Trust is aware of the proposed construction of a new mall in the vicinity of the Mall by a partnership of a mall developer and the anchor department store. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected.

26.  SUBSEQUENT EVENT--PROPOSED MERGER

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by certain equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

-- $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

                                      G47

-- a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two principal real estate assets; and

-- three-fiftieths ( 3/50ths) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

27.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

   The following is an unaudited condensed summary of the combined results of operations by quarter for the years ended December 31, 2001 and 2000. In the opinion of the Trust and FUMI, all adjustments (consisting of normal recurring accruals) necessary to present fairly such interim combined results in conformity with accounting principles generally accepted in the United States of America have been included.

   Impark and the Trust's Canadian real estate have been classified as discontinued operations for 2000.

                                                                                             QUARTERS ENDED
                                                                                         ------------------
                                                                                          MARCH 31    JUNE 30
                                                                                         --------   -------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)
2001
Revenues................................................................................ $13,048    $ 6,702
                                                                                         =======    =======
Income (loss) before preferred dividend and extraordinary loss from early
  extinguishment of debt................................................................ $29,506    $(2,912)
Extraordinary loss from early extinguishment of debt....................................    (889)        --
                                                                                         -------    -------
Net income (loss) before preferred dividend............................................. $28,617    $(2,912)
                                                                                         =======    =======
Net income (loss) applicable to shares of beneficial interest........................... $28,100(1) $(3,429)(2)
                                                                                         =======    =======
Per share
   Income (loss) applicable to shares of beneficial interest before extraordinary loss,
     basic.............................................................................. $  0.73    $ (0.09)
   Extraordinary loss from early extinguishment of debt, basic..........................   (0.02)        --
                                                                                         -------    -------
   Net income (loss) applicable to shares of beneficial interest, basic................. $  0.71    $ (0.09)
                                                                                         =======    =======
   Income (loss) applicable to shares of beneficial interest before extraordinary loss,
     diluted............................................................................ $  0.66    $ (0.09)
   Extraordinary loss from early extinguishment of debt, diluted........................   (0.02)        --
                                                                                         -------    -------
   Net income (loss) applicable to shares of beneficial interest, diluted............... $  0.64    $ (0.09)
                                                                                         =======    =======

                                      G48

                                                                                       QUARTERS ENDED
                                                                                 -----------------------
                                                                                 SEPTEMBER 30  DECEMBER 31
                                                                                 ------------  -----------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)
2001
Revenues........................................................................   $ 5,798       $ 5,843
                                                                                   =======       =======
Income (loss) before preferred dividend and extraordinary loss from early
  extinguishment of debt........................................................   $(5,010)      $(5,217)
Extraordinary loss from early extinguishment of debt............................        --            --
                                                                                   -------       -------
Net income (loss) before preferred dividend.....................................   $(5,010)      $(5,217)
                                                                                   =======       =======
Net income (loss) applicable to shares of beneficial interest...................   $(5,527)(2)   $(5,734)(2)
                                                                                   =======       =======
Per share
   Income (loss) applicable to shares of beneficial interest before
     extraordinary loss, basic..................................................   $ (0.16)      $ (0.16)
   Extraordinary loss from early extinguishment of debt, basic..................        --            --
                                                                                   -------       -------
   Net income (loss) applicable to shares of beneficial interest, basic.........   $ (0.16)      $ (0.16)
                                                                                   =======       =======
   Income (loss) applicable to shares of beneficial interest before
     extraordinary loss, diluted................................................   $ (0.16)      $ (0.16)
   Extraordinary loss from early extinguishment of debt, diluted................        --            --
                                                                                   -------       -------
   Net income (loss) applicable to shares of beneficial interest, diluted.......   $ (0.16)      $ (0.16)
                                                                                   =======       =======

--------
(1) Includes a gain on sale of real estate of $30.1 million from the sale of the Purchased Assets.
(2) Includes a write-down of investment of $2.7 million, $4.4 million and $4.4 million for the second, third and fourth quarters, respectively.

                                      G49

                                                                                  QUARTERS ENDED
                                                                            ----------------------
                                                                              MARCH 31     JUNE 30
                                                                            ------------ -----------
2000
Revenues...................................................................   $17,398      $16,091
                                                                              =======      =======
(Loss) income before preferred dividend and extraordinary loss from early
  extinguishment of debt...................................................   $(4,689)     $56,207
Extraordinary loss from early extinguishment of debt.......................    (3,092)      (2,367)
                                                                              -------      -------
Net (loss) income before preferred dividend................................   $(7,781)     $53,840
                                                                              =======      =======
Net income (loss) applicable to shares of beneficial interest..............   $(8,489)     $53,132(1)
                                                                              =======      =======
Per share
   (Loss) income applicable to shares of beneficial interest before
     extraordinary loss, basic.............................................   $ (0.13)     $  1.33
   Extraordinary loss from early extinguishment of debt, basic.............     (0.07)       (0.06)
                                                                              -------      -------
   Net income (loss) applicable to shares of beneficial interest, basic....   $ (0.20)     $  1.27
                                                                              =======      =======
   (Loss) income applicable to shares of beneficial interest before
     extraordinary loss, diluted...........................................   $ (0.13)     $  1.15
   Extraordinary loss from early extinguishment of debt, diluted...........     (0.07)       (0.05)
                                                                              -------      -------
   Net (loss) income applicable to shares of beneficial interest, diluted..   $ (0.20)     $  1.10
                                                                              =======      =======

                                                                                  QUARTERS ENDED
                                                                            ----------------------
                                                                            SEPTEMBER 30 DECEMBER 31
                                                                            ------------ -----------
2000
Revenues...................................................................   $16,276      $17,500
                                                                              =======      =======
(Loss) income before preferred dividend and extraordinary loss from early
  extinguishment of debt...................................................   $(1,096)     $(4,090)
Extraordinary loss from early extinguishment of debt.......................        --         (606)
                                                                              -------      -------
Net (loss) income before preferred dividend................................   $(1,096)     $(4,696)
                                                                              =======      =======
Net income (loss) applicable to shares of beneficial interest..............   $(1,613)     $(5,213)(2)
                                                                              =======      =======
Per share
   (Loss) income applicable to shares of beneficial interest before
     extraordinary loss, basic.............................................   $ (0.04)     $ (0.11)
   Extraordinary loss from early extinguishment of debt, basic.............        --        (0.01)
                                                                              -------      -------
   Net income (loss) applicable to shares of beneficial interest, basic....   $ (0.04)     $ (0.12)
                                                                              =======      =======
   (Loss) income applicable to shares of beneficial interest before
     extraordinary loss, diluted...........................................   $ (0.04)     $ (0.11)
   Extraordinary loss from early extinguishment of debt, diluted...........        --        (0.01)
                                                                              -------      -------
   Net (loss) income applicable to shares of beneficial interest, diluted..   $ (0.04)     $ (0.12)
                                                                              =======      =======

--------
(1) Includes a gain on sale of real estate of $58.7 million from the sale of Crossroads Mall.
(2) Includes a gain on sale of real estate of $16.1 million from the sale of the Huntington Garage and a $19.2 million loss on the carrying value of assets identified for disposition.

                                      G50

                         INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders
First Union Real Estate Equity and Mortgage Investments:

   We have audited the accompanying combined balance sheet of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the related combined statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/  KPMG LLP

New York, New York
March 22, 2002

                                      G51

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Securityholders and Trustees of First Union Real Estate Equity and Mortgage Investments:

   We have audited the accompanying consolidated balance sheet of First Union Real Estate Equity and Mortgage Investments (an unincorporated Ohio business trust, also known as First Union Real Estate Investments) and First Union Management, Inc. (a Delaware corporation) and its subsidiaries as of December 31, 2000, and the related combined statements of operations, comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Imperial Parking Limited for the year ended December 31, 1999, which statements reflect total revenues of approximately 39 percent of the consolidated total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors for 1999, the financial statements referred to above present fairly, in all material respects, the combined financial position of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and its subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio,
March 7, 2001.

* This Report of Independent Public Accountants is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditing Clients" promulgated by the United States Securities and Exchange Commission in March 2002.
** Arthur Andersen stated in its report with respect to the fiscal year ended December 31, 1999 that it did not audit the financial statements of Imperial Parking Limited for the year ended December 31, 1999, which statements reflect total revenues of approximately 39 percent of the related consolidated totals. The 39 percent of revenues referred to in the Arthur Andersen report, dated March 7, 2001, include revenues of Imperial Parking Limited that are reflected as discontinued operations in the accompanying financial statements.

*** Imperial Parking Limited and the FUMI Parking Business (referred to in
    KPMG's report on page G53) are the same business.


                                      G52

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First Union Management, Inc.

   We have audited the combined statements of operations, owner's deficiency and cash flows of FUMI Parking Business for the year ended December 31, 1999 (not presented separately herein). These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of FUMI Parking Business for the year ended December 31, 1999 in accordance with generally accepted accounting principles generally accepted in the United States of America.

                                          /s/  KPMG LLP
                                              Chartered Accountants

Vancouver, Canada
February 4, 2000

                                      G53

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

a. On September 21, 2001, the Audit Committee of the Trust's Board of Trustees proposed, and its Board of Trustees approved, the dismissal of the accounting firm of Arthur Andersen LLP as its independent accountants and the appointment of the accounting firm of KPMG LLP as its independent accountants for the Trust.

b. The reports of Arthur Andersen LLP for the fiscal years ended December 31, 1999 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen LLP stated in its report with respect to the fiscal year ended December 31, 1999 that it did not audit the financial statements of Imperial Parking Limited for the year ended December 31, 1999, which statements reflect total revenues of approximately 39 percent of the related consolidated totals. The 39 percent of revenues referred to in the Arthur Andersen LLP report dated March 7, 2001, include revenues of Imperial Parking Limited that are reflected as discontinued operations in the accompanying financial statements. In its report, Arthur Andersen LLP stated that the financial statements of Imperial Parking Limited for the year ended December 31, 1999 were audited by other auditors whose report was furnished to Arthur Andersen LLP and the report of Arthur Andersen LLP, insofar as it related to the amounts included for Imperial Parking Limited, was based solely on the report of the other auditors.

c. In connection with the audits of the Trust's financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, and in the subsequent interim period preceding the dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

d. In connection with the audits of the Trust's financial statements for the fiscal years ended December 31, 2000 and 1999, and through the subsequent interim period preceding the dismissal, there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

e. The Trust has provided Arthur Andersen LLP with a copy of the disclosures which the Trust made in item 4 of a Form 8-K filed by the Trust on September 28, 2001 and requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with such disclosures. A copy of such letter dated September 24, 2001 was filed as Exhibit 16.1 to the Form 8-K.

f. The Trust had not consulted with KPMG LLP during the previous two fiscal years and the interim periods prior to their appointment on any matters which were the subject of any disagreement or with respect to any "reportable event" as is defined in Item 304 of Regulation S-K or the type of audit opinion which might be rendered on the Trust's financial statements.

g. KPMG LLP (Canada) is the independent auditor for VenTek International, Inc., an affiliate of the Trust, and for Imperial Parking Corporation, formerly an affiliate of the Trust.

                                      G54

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE TRUST.

   (A) DIRECTORS.

   "Election of Trustees" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

   (B) EXECUTIVE OFFICERS.

   "Executive Officers" as presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION.

   "Compensation of Trustees" and "Executive Compensation", presented in the Trust's 2002 Proxy Statement to be filed are incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   "Security Ownership of Trustees, Officers and Others" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   "Certain Transactions and Relationships" presented in the Trust's 2002 Proxy Statement to be filed is incorporated herein by reference.

                                      G55

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(A) FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES.

   (1) FINANCIAL STATEMENTS:

       Combined Balance Sheets--December 31, 2001 and 2000 on page 30 of Item 8.

       Combined Statements of Operations and Comprehensive Income (Loss)--For the Years Ended December 31, 2001, 2000 and 1999 on page 31 of Item 8.

       Combined Statements of Shareholders' Equity--For the Years Ended December 31, 2001, 2000 and 1999 on page 32 of Item 8.

       Combined Statements of Cash Flows--For the Years Ended December 31, 2001, 2000 and 1999 on page 33 of Item 8.

       Notes to Combined Financial Statements on pages 34 through 54 of Item 8.

       Reports of Independent Public Accountants on page 55 through 57 of Item
8.

   (2) FINANCIAL STATEMENT SCHEDULES:

       Report of Independent Public Accountants on Financial Statement
Schedules.

       Schedule III--Real Estate and Accumulated Depreciation.

       All Schedules, other than III, are omitted, as the information is not required or is otherwise furnished.

(B) EXHIBITS.

   EXHIBIT
    NUMBER                 DESCRIPTION                        INCORPORATED HEREIN BY REFERENCE TO
----------                 -----------                        -----------------------------------

    (2)(a) Agreement and Plan of Merger and             Form 8-K dated February 14, 2002
             Contribution by and among First Union
             Real Estate Equity and Mortgage
             Investments, that certain Ohio Trust,
             declared as of October 1, 1996, by
             Adolph Posnick, Trustee, First Union
             Management, Inc., GGC Merger Sub,
             Inc., Gotham Partners, L.P., Gotham Golf
             Partners, L.P., Florida Golf Associates,
             L.P., Florida Golf Properties, Inc., and
             Gotham Golf Corp.

    (3)(a) By-laws of Trust as amended                  1998 Form 10-K

    (3)(b) Certificate of Amendment to Amended and      2000 Form 10-K
             Restated Declaration of Trust as of March
             6, 2001

    (4)(a) Form of certificate for Shares of Beneficial Registration Statement on Form S-3 No. 33-2818
             Interest

    (4)(b) Form of Indenture governing Debt             Registration Statement on Form S-3 No. 33-68002
             Securities, dated October 1, 1993
             between Trust and Society National Bank

                                      G56

  EXHIBIT
   NUMBER                   DESCRIPTION                         INCORPORATED HEREIN BY REFERENCE TO
---------                   -----------                         -----------------------------------

  (4)(c)  First Supplemental Indenture governing Debt     2000 Form 10-K
            securities, dated July 31, 1998 between
            Trust and Chase Manhattan Trust Company,
            National Association

  (4)(d)  Form of Note                                    Registration Statement on Form S-3 No. 33-68002

  (4)(e)  Rights Agreement between Trust and National     Form 8-A dated March 30, 1990 No. 0-18411
            City Bank dated March 7, 1990

  (4)(f)  Certificate of Designations relating to Trust's Form 8-K dated October 24, 1996
            Series A Cumulative Redeemable Preferred
            Shares of Beneficial Interest

  (4)(g)  Warrant to purchase 500,000 shares of           1998 Form 10-K
            beneficial interest of Trust

 (10)(a)  1999 Trustee Share Option Plan                  1999 Proxy Statement for Special Meeting held
            May 17, 1999 in lieu of Annual Meeting

 (10)(b)  1999 Long Term Incentive Performance Plan       1999 Proxy Statement for Special Meeting held
            May 17, 1999 in lieu of Annual Meeting

 (10)(c)  Shareholders Agreement dated April 17, 1997     March 31, 1997 Form 10-Q
            between 504308 N.B., Inc. First Union
            Management, Inc. and the individuals listed
            on Schedule A

 (10)(d)  Assignment dated March 27, 1997 between         March 31, 1997 Form 10-Q
            First Union Real Estate Equity and
            Mortgage Investments and First Union
            Management, Inc.

 (10)(e)  Registration Rights Agreement as of             1999 Form 10-K
            November 1, 1999 by and among First
            Union Equity and Mortgage Investments
            and Gotham Partners, L.P., Gotham
            Partners III, L.P., and Gotham Partners
            International, Ltd.

 (10)(f)  Asset Management Agreement executed             March 31, 2000 Form 10-Q
            March 27, 2000 with Radiant Partners,
            LLC. **

(10)(g)   Promissory note dated April 20, 2000 between    Form 8-K dated May 11, 2000
            Park Plaza Mall, LLC and First Union
            National Bank

(10)(h)   Mortgage and Security Agreement dated April     Form 8-K dated May 11, 2000
            20, 2000 between Park Plaza Mall, LLC
            and First Union National Bank

(10)(i)   Cash Management Agreement dated April 20,       Form 8-K dated May 11, 2000
            2000 among Park Plaza Mall, LLC, as
            borrower, Landau & Heymann of Arkansas,
            Inc., as manager and First Union National
            Bank, as holder

                                      G57

  EXHIBIT
   NUMBER                   DESCRIPTION                         INCORPORATED HEREIN BY REFERENCE TO
---------                   -----------                         -----------------------------------

 (10)(j)   Amendment to Asset Management                 Form 8-K dated June 6, 2000
             Agreement executed May 31, 2000 with
             Radiant Partners, LLC **

 (10)(k)   Contract of Sale dated September 15, 2000     Form 8-K dated September 26, 2000
             between the Trust and Radiant

 (10)(l)   Contract of Sale (Long Street Property) dated Form 8-K dated September 26, 2000
             September 15, 2000 between the Trust and
             Radiant

 (10)(m)   Letter regarding purchase of Long Street      Form 8-K dated September 26, 2000
             property

 (10)(n)   Amendment to Asset Management                 September 30, 2000 Form 10-Q
             Agreement **

 (10)(o)   Second Amendment to Asset Management          September 30, 2000 Form 10-Q
             Agreement **

 (10)(p)   Third Amendment to Asset Management           September 30, 2000 Form 10-Q
           Agreement **

 (10)(q)   Fourth Amendment to Asset Management          September 30, 2000 Form 10-Q
           Agreement **

 (10)(r)   Fifth Amendment to Asset Management           September 30, 2000 Form 10-Q
             Agreement **

 (10)(s)   First Amendment to Contract of Sale           September 30, 2000 Form 10-Q

 (10)(t)   Second Amendment to Contract of Sale          September 30, 2000 Form 10-Q

 (10)(u)   Third Amendment to Contract of Sale           Definitive Proxy Statement dated February 5, 2001

 (10)(v)   Fourth Amendment to Contract of Sale          Definitive Proxy Statement dated February 5, 2001

 (10)(w)   Fifth Amendment to Contract of Sale           Definitive Proxy Statement dated February 5, 2001

 (10)(x)   Contract of Sale (Long Street Property)--     Definitive Proxy Statement dated February 5, 2001
             First Amendment

 (10)(y)   Contract of Sale (Long Street Property)--     Definitive Proxy Statement dated February 5, 2001
             Second Amendment

 (10)(z)   Purchase Agreement for Huntington Garage      September 30, 2000 Form 10-Q

(10)(aa)   Modification to Asset Management              2000 Form 10-K
           Agreement**

(10)(bb)   Voting Agreement dated as of February 13,     Form 8-K dated February 14, 2002
             2002, by and among the Trust, Gotham and
             Messrs. Ackman, Altobello, Bruce R.
             Berkowitz, Citrin and Embry

 (23)(a)   Consent of KPMG LLP *

 (23)(b)   Consent of Andersen LLP *

 (23)(c)   Consent of KPMG LLP*

    (24)   Powers of Attorney *

--------
*  Filed herewith
** Management contract or compensatory plan or arrangement

(C)  REPORTS ON FORM 8-K--FILED ON OR BEFORE DECEMBER 31, 2001.

   None.

                                      G58

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE TRUST HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                              FIRST UNION REAL ESTATE EQUITY AND
                                              MORTGAGE INVESTMENTS

                                              By:    /S/   WILLIAM A. ACKMAN
                                                  -----------------------------
                                                        WILLIAM A. ACKMAN
                                                            CHAIRMAN

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE TRUST AND IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                        TITLE                   DATE
          ---------                        -----                   ----

Principal Financial Officer    Interim Chief Financial        March 29, 2002
                                 Officer
     /s/  NEIL H. KOENIG
-----------------------------
       NEIL H. KOENIG

Trustees:                                                     March 29, 2002
Date
William A. Ackman*
Daniel J. Altobello*
Bruce R. Berkowitz*
Jeffrey B. Citrin*
Talton R. Embry*

*By:    /s/  NEIL H. KOENIG
      ------------------------
          NEIL H. KOENIG,
         ATTORNEY-IN-FACT

                                      G59

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
First Union Real Estate Equity and Mortgage Investments:

   Under date of March 22, 2002, we reported on the combined balance sheet of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries as of December 31, 2001, and the related combined statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the year ended, which is included in the Annual Report on Form 10-K. In connection with our audit of the aforementioned combined financial statements, we also audited the related combined financial statement schedule listed under item 14(a)(2) on page 60. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

   In our opinion, such 2001 financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /S/  KPMG LLP

New York, New York
March 22, 2002

                                      G60

                  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Securityholders and Trustees of
First Union Real Estate Equity and Mortgage Investments:

   We have audited in accordance with auditing standards generally accepted in the United States, the combined financial statements included in this Form 10-K, and have issued our report thereon dated March 7, 2001. Our audit was made for the purpose of forming an opinion on those combined statements taken as a whole. The schedules listed under Item 14(a)(2) on page 60 are the responsibility of the registrant's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic combined financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio,
March 7, 2001.

* This Report of Independent Public Accountants on Financial Statement Schedules is a copy of a previously issued report issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen. The inclusion of this previously issued report is pursuant to the "Temporary Final Rule and Final Rule Requirements for Arthur Andersen LLP Auditing Clients" promulgated by the United States Securities and Exchange Commission in March 2002.

                                      G61

                                 SCHEDULE III

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                            AS OF DECEMBER 31, 2001
                                (IN THOUSANDS)

                                                                                 COST CAPITALIZED
                                                                                  SUBSEQUENT TO
                                                      INITIAL COST TO REGISTRANT   ACQUISITION
                                                      -------------------------- ----------------
                                                                 BUILDING AND      BUILDING AND
DESCRIPTION                              ENCUMBRANCES  LAND      IMPROVEMENTS      IMPROVEMENTS
-----------                              ------------   ------   ------------    ----------------
Shopping Mall:
   Park Plaza, Little Rock, AR..........   $42,078    $5,816       $58,037            $  607
                                           -------      ------     -------            ------
Office Building:
   Circle Tower, Indianapolis, IN.......        --       270         1,609             3,574
                                           -------      ------     -------            ------
Real Estate net carrying value at
  December 31, 2001.....................   $42,078    $6,086       $59,646            $4,181
                                           =======      ======     =======            ======

                                                 AS OF DECEMBER 31, 2001
                                         ----------------------------------------     YEAR
                                                BUILDING AND         ACCUMULATED  CONSTRUCTION   DATE
DESCRIPTION                               LAND  IMPROVEMENTS  TOTAL  DEPRECIATION  COMPLETED   ACQUIRED LIFE
-----------                              ------ ------------ ------- ------------ ------------ -------- ----
Shopping Mall:
   Park Plaza, Little Rock, AR.......... $5,816   $58,745    $64,561   $ 6,690        1988       9/1/97  40
                                         ------   -------    -------   -------
Office Building:
   Circle Tower, Indianapolis, IN.......    270     5,444      5,714     3,418        1930     10/16/74  40
                                         ------   -------    -------   -------
Real Estate net carrying value at
   December 31, 2001.................... $6,086   $64,189    $70,275   $10,108
                                         ======   =======    =======   =======

   Aggregate cost for federal tax purposes is approximately $70,275.

                                      G62

   The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2001, 2000, and 1999.

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                 ------------------------------
                                                                                    2001      2000       1999
                                                                                 ---------  --------  ---------
                                                                                         (IN THOUSANDS)
Asset reconciliation:
   Balance, beginning of period................................................. $ 273,383  $335,325  $ 806,859

Additions during the period:
   Improvements.................................................................       722    10,685     12,215
   Equipment and appliances.....................................................         2       250        273
   Reduction in reserve on carrying value of real estate assets.................        --        --     48,633
   Transfer from First Union corporate..........................................        --     1,453         --

Deductions during the period:
   Sales of real estate.........................................................  (203,832)  (44,106)  (522,952)
   Spinoff of Impark............................................................        --   (11,074)        --

Unrealized loss on carrying value of real estate assets.........................        --   (19,150)    (9,800)

Currency revaluation of foreign real estate.....................................        --        --        493

Other--write-off of assets and certain fully depreciated tenant alterations.....        --        --       (396)
                                                                                 ---------  --------  ---------

Balance, end of period:                                                          $  70,275  $273,383  $ 335,325
                                                                                 =========  ========  =========

Accumulated depreciation
   Reconciliation:
       Balance, beginning of period............................................. $  68,507  $ 75,275  $ 165,358
       Additions during the period:.............................................
              Depreciation......................................................     3,553    11,064     19,488
              Transfer from First Union corporate...............................        --       551         --

Deductions during the period:
   Sales of real estate.........................................................   (61,952)  (18,269)  (109,247)
   Spinoff of Impark............................................................        --      (114)        --
Write-off of assets and certain fully depreciated tenants alterations...........        --        --       (324)
                                                                                 ---------  --------  ---------

Balance, end of period.......................................................... $  10,108  $ 68,507  $  75,275
                                                                                 =========  ========  =========

                                      G63

                                                                     APPENDIX H

FIRST UNION REAL ESTATE EQUITY & MORTGAGE 10-K/A

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 10-K/A-1

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED 12-31-01                 COMMISSION FILE NUMBER 1-6249

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       OHIO                    34-6513657
                  (STATE OR OTHER           (I.R.S. EMPLOYER
                   JURISDICTION            IDENTIFICATION NO.)
                OF INCORPORATION OR
                   ORGANIZATION)

                                125 PARK AVENUE
                           NEW YORK, NEW YORK 10017
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 949-1373
          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

  Title of Class: Shares of Beneficial Interest, Par Value $1.00 per share; Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, Par
                            Value $25.00 per share

      Name of Each Exchange on Which Registered:  New York Stock Exchange
          Securities Registered Pursuant to Section 12(g) of the Act:

                                     None
                               (Title of class)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes [X]  No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

                                Yes [X]  No [_]

   State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

   As of March 1, 2002, 23,983,094 Shares of Beneficial Interest were held by non-affiliates, and the aggregate market value of such shares was approximately $58,278,918.

                  (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

   34,805,912 SHARES OF BENEFICIAL INTEREST WERE OUTSTANDING AS OF MARCH 1,
2002.

                               -----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

   List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.
================================================================================

                               TABLE OF CONTENTS

FORM 10-K/A-1

PART III

   ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
   ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SIGNATURES

   The undersigned registrant hereby amends the following items and exhibits of its Annual Report for the fiscal year ended December 31, 2001 previously filed on Form 10-K as set forth in the pages attached hereto.

Cover Page

PART  III.

   Item 10.  Directors And Executive Officers Of The Registrant

   Item 11.  Executive Compensation

   Item 12.  Security Ownership Of Certain Beneficial Owners And Management

   Item 13.  Certain Relationships And Related Transactions

                                      H2

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

A.  Board of Trustees

   The Board of Trustees is currently comprised of five Trustees and is divided into three classes known as Class I, II and III. The size of each class has been set by the beneficiaries at five members. Class II is currently comprised of three members. Classes I and III are currently comprised of one member each.

   The following table sets forth, as of March 31, 2002, information with respect to the members of the Trust's Board of Trustees.

                                      PRINCIPAL OCCUPATIONS,                PERIOD OF SERVICE    EXPIRATION
NAME AND AGE                   BUSINESS EXPERIENCE AND AFFILIATIONS            AS TRUSTEE         OF TERM
------------              ----------------------------------------------- ---------------------- ----------
CLASS II
William A. Ackman (35)... Mr. Ackman has been Chairman of the Board         June 1998 to Date        *
                          of Trustees of the Trust since June 1998. Since
                          January 1, 1993, through a company he owns,
                          Mr. Ackman has served as co-investment
                          manager of three investment funds: Gotham
                          Partners L.P. ("Gotham LP"), Gotham Partners
                          III, L.P. ("Gotham III LP") and Gotham
                          International Advisors, L.L.C., a Delaware
                          limited liability company ("GIA"). Mr.
                          Ackman has been Chairman and a director of
                          Imperial Parking Corporation ("Impark"), a
                          parking service company, from March 2000 to
                          present.

Jeffrey B. Citrin (44)... Mr. Citrin has been President of Blackacre      September 2000 to Date     *
                          Capital Management LLC, a private fund
                          engaged in real estate investment, since 1994.

Bruce R. Berkowitz (43).. Mr. Berkowitz has been Managing Member of       December 2000 to Date      *
                          Fairholme Capital Management L.L.C., a
                          registered investment adviser, since June 1997
                          and President and Director of Fairholme
                          Funds, Inc., a registered investment company
                          under the Investment Company Act of 1940,
                          since December 1999. Since December, 2001,
                          Mr. Berkowitz is also a Director and Deputy
                          Chairman of Olympus Re Holdings, Ltd. and
                          Olympus Reinsurance Company, Ltd., both of
                          Bermuda. He also served as Managing
                          Director of Smith Barney, Inc., a subsidiary of
                          the Travelers Inc., a diversified financial
                          services holding company, from 1995 to May
                          1997.

--------
   *The terms of these directors were due to expire in 2001, however, the Trust did not hold an annual meeting of shareholders in that year. Accordingly, these directors will remain in office until replaced by successors. The Trust expects to be merged with and into Gotham Golf, Corp. in connection with the proposed merger transaction (as described in Item 13 "Certain Relationships and Related Transactions--Proposed Merger"), or in the alternative, to hold an annual meeting at which the Class II directors will be elected.

                                      H3

                              PRINCIPAL OCCUPATIONS, BUSINESS     PERIOD OF SERVICE AS  EXPIRATION
NAME AND AGE                    EXPERIENCE AND AFFILIATIONS             TRUSTEE          OF TERM
------------                    ---------------------------             -------          -------
CLASS III
Daniel J. Altobello (61).. Mr. Altobello is chairman of          June 1998 to Date         2002
                           Altobello Family Partners, an
                           investment partnership, and has
                           been a partner in Ariston
                           Investment Partners, a consulting
                           firm, since October 1995. Mr.
                           Altobello was Chairman of the
                           Board of ONEX Food Services,
                           Inc., an airline catering company
                           from October 1995 to January
                           2000 and was the Chairman,
                           President and Chief Executive
                           Officer of Caterair International
                           Corporation, an airline catering
                           company, from November 1989
                           until October 1995. Mr. Altobello
                           is a member of the Board of LSG
                           Sky Chefs, an airline catering
                           company; American Management
                           Systems, Inc., a systems
                           consulting firm; Care First, Inc., of
                           which he is Non-Executive
                           Chairman and which is the holding
                           company for Care First of
                           Maryland, Inc.; Care First of
                           Maryland, Inc., a provider of
                           health care and related services;
                           Mesa Air Group, Inc., an
                           independently owned airline;
                           World Airways, Inc., a provider of
                           long-range passenger and cargo
                           charter air transportation; Thayer
                           Capital Partners, a merchant bank,
                           and Friedman, Billings and
                           Ramsey, Inc., a holding company
                           for investment banking,
                           institutional brokerage/venture
                           capital, and other specialized asset
                           management products and
                           services.
CLASS I
Talton R. Embry (55)...... Mr. Embry has been the Chairman       September 2000 to Date    2003
                           of Magten Asset Management
                           Corp. ("Magten"), a private
                           investment management company,
                           since 1998, where he is the chief
                           investment officer for Magten's
                           clients. Mr. Embry has been
                           associated with Magten in various
                           capacities since 1978. Mr. Embry
                           is also a director of Impark, Salant
                           Corporation, a marketing and
                           distribution Company, and BDK
                           Holdings, Inc.

                                      H4

B.  COMPENSATION OF TRUSTEES

   Trustees, other than Messrs. Ackman and Embry, were paid an attendance fee of $1,500.00 for each board or committee meeting attended in person and a $500.00 fee for each board or committee meeting participated in telephonically. Messrs. Altobello and Berkowitz each received $50,000 for their service on the special committee formed on April 10, 2001, to evaluate a potential extraordinary transaction for the Trust. Mr. Altobello served as Chairman of that committee. During 2001, no Trustee received any stock options or other equity based awards from the Trust.

C.  EXECUTIVE OFFICERS

   The Trust had no executive officers at any time during 2001.

D.  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's Trustees and executive officers, and persons who own beneficially more than 10% of the common shares of beneficial interest of the Trust ("Shares"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of all filed reports are required to be furnished to the Trust pursuant to Section 16(a). Based solely on the reports received by the Trust and on written representations from reporting persons, all required reports were timely filed.

ITEM 11.  EXECUTIVE COMPENSATION

   The Trust had no executive officers at any time during 2001.

ITEM 12. SECURITY OWNERSHIP OF TRUSTEES, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

   The table below sets forth, with respect to Trustees and Executive Officers and all Trustees and Executive Officers as a group, information relating to their beneficial ownership of Shares as of February 13, 2002:



                                                                            AMOUNT AND NATURE OF
                   NAME OF TRUSTEE OR OFFICER                              BENEFICIAL OWNERSHIP(1) PERCENT
                   --------------------------                              ----------------------- -------
TRUSTEES
                   William A. Ackman(2)...................................        5,841,233        16.78%

                   Daniel J. Altobello....................................            9,500             *

                   Bruce R. Berkowitz(3)..................................          409,975         1.18%

                   Jeffrey B. Citrin(4)...................................            7,970             *

                   Talton R. Embry(5,7)...................................        4,534,140        13.03%
EXECUTIVE OFFICERS
   none
All Trustees and Executive Officers (5 in number) as a group..............       10,802,818        31.04%

                                      H5

5% BENEFICIAL OWNERS

   The following table sets forth, according to publicly available information on file with the Securities and Exchange Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person known by First Union to be the beneficial owner of more than 5% of the outstanding shares of Beneficial Interest of the Trust (the "Common Shares"):



                                                    AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP (1) PERCENT
------------------------------------              ------------------------ -------
Gotham Partners, L.P.(6).........................        5,841,233          16.78%
Gotham International Advisors, L.L.C.(6)
Gotham Partners III, L.P.(6)
Gotham Holdings II, L.L.C.(6)
Section H Partners, L.P.(2)
Karenina Corp.(2)
   110 East 42nd Street New York, New York 10017
   Magten Asset Management Corp(7)...............        3,004,540           8.63%
   35 East 21st Street New York, New York 10010
Snyder Capital Management, L.P.(8)...............        4,475,750          12.86%
Snyder Capital Management, Inc.
   350 California Street Suite 1460
   San Francisco, California 94104
Kensington Investment Group, Inc.(9).............        3,016,381           8.67%
   4 Orinda Way, Suite 220D
   Orinda, California 94563

--------
*Beneficial Ownership does not exceed 1%.

(1) Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each person identified in these tables has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below. The foregoing notwithstanding, the amounts reported herein do not include any Common Shares which may be deemed to be beneficially owned by a Trustee pursuant to Rule 13d-5(b)(1) solely by virtue of such Trustee's execution of the Voting Agreement entered into with the Trust and Gotham Partners, L.P. on February 13, 2002.

(2) Mr. Ackman is the President of Karenina Corporation, a general partner of Section H Partners (referred to in this proxy statement-prospectus as Section H). Section H is the sole general partner of Gotham Partners, L.P. and Gotham Partners III, L.P. Accordingly, Mr. Ackman, Karenina Corporation, and Section H may be deemed beneficial owners of the Common Shares owned by Gotham Partners, L.P. and Gotham Partners III, L.P. Gotham International Advisors, L.L.C., a Delaware limited liability company (referred to in this proxy statement-prospectus as GIA), has the power to vote and dispose of the common shares held for the account of Gotham Partners International, Limited, a Cayman exempted company (referred to in this proxy statement-prospectus as Gotham International), and, accordingly, may be deemed the beneficial owner of such common shares. Mr. Ackman is the senior managing member of GIA and may be deemed beneficial owner of First Union common shares owned by Gotham International. For purposes of this table, all of such ownership is included. The address of Mr. Ackman is c/o Gotham Partners L.P., 110 East 42nd Street, New York, New York 10017.

(3) Includes 36,600 shares owned directly by Mr. Bruce Berkowitz and 373,375 shares owned by clients of Fairholme Capital Management L.L.C., with respect to which Mr. Bruce Berkowitz has shared investment power.

                                      H6

(4) Includes 1,527 First Union common shares owned directly by Mr. Citrin and 3,809 First Union common shares owned by his minor children. Also includes 2,634 Common Shares owned by his spouse, beneficial ownership of which is disclaimed. Mr. Citrin is President of Blackacre Capital Management, LLC, which may be deemed to be under common control with Cerberus Partners L.P. Cerberus Partners L.P. and its affiliates beneficially own 1,769,615 Common Shares, in accordance with information provided by Mr. Citrin, beneficial ownership of which is disclaimed by Mr. Citrin.

(5) According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Mr. Embry was deemed to beneficially own 4,534,140 Common Shares. As the Chairman of Magten, Mr. Embry is deemed to beneficially own all of the 3,004,540 Common Shares beneficially owned by Magten. He also beneficially owns 1,529,600 additional Common Shares with respect to which he has sole voting and investment power.

(6) First Union obtained the information regarding these holders from an amendment to Schedule 13D filed with the Securities and Exchange Commission on January 7, 2002. Gotham Partners, L.P. has sole voting and investment power with respect to 2,873,158 Common Shares, GIA has sole voting and investment power with respect to 2,431,664 Common Shares, Gotham Partners III, L.P. has sole voting and investment power with respect to 58,448 Common Shares and Gotham Holdings II, L.L.C. has sole voting and dispositive power with respect to 477,963 Common Shares.

(7) According to an Amendment to Schedule 13D filed with the Securities and Exchange Commission on March 7, 2002, Magten was deemed to beneficially own 3,004,540 Common Shares. Magten has shared investment power with respect to all of these shares and has shared voting power with respect to 970,940 of these shares.

(8) The information regarding these holders is as of December 31, 2001 and was obtained from an amendment to Schedule 13D filed with the Securities and Exchange Commission on February 14, 2002. These holders have shared voting power with respect to 4,069,570 Common Shares and shared investment power with respect to 4,475,750 Common Shares.

(9) The information regarding this holder is as of December 31, 2001 and was obtained from a Schedule 13G filed with the Securities and Exchange Commission on March 11, 2002. This holder has sole voting and investment power with respect to all shares indicated.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  PROPOSED MERGER

   In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is comprised of Messrs Altobello and Berkowitz, independent Trustees of the Trust, retained US Bancorp-Libra and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel. On September 21, 2001, the Trust signed a letter of intent with Gotham Partners, LP ("Gotham"), a shareholder of the Trust, with respect to a proposed transaction between Gotham and the Trust. William A. Ackman, a principal of Gotham, is the Chairman of the Trust. From the time of the execution of the letter of intent through the execution of the merger agreement in February 2002, the Special Committee negotiated with Gotham with respect to the proposal set forth in the September 2001 letter of intent.

   Under the September 21, 2001 letter of intent, the Trust's common shareholders could have received $2.70 per share. Subsequent to the execution of the letter of intent, the parties renegotiated the terms of the transaction due to a substantial reduction in value of the Trust's investment in HQ Global Holdings, Inc. ("HQ"), which reduction would have given Gotham the ability to terminate its obligations if a definitive agreement had been entered into under the terms outlined in the letter of intent. The Trust reduced the value of its investment in HQ from approximately $8.8 million to $4.4 million on September 30, 2001 and further reduced the value of its investment to zero as of December 31, 2001.


                                      H7

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution, pursuant to which the Trust agreed to merge with and into Gotham Golf Corp. ("Gotham Golf "), a Delaware corporation controlled by a number of equityholders of the Trust. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

..   $2.20 in cash, subject to possible deductions on account of dividends paid prior to the completion of the proposed transaction, breaches of representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain consents for the proposed transaction;

..   a choice of (1) an additional $0.35 in cash or (2) approximately  1/174th of a debt instrument (the "Note") indirectly secured by the Trust's two real estate assets; and

..   three-fiftieths (3/50/ths/) of a non-transferable uncertificated subscription right, with each subscription right exercisable to purchase common stock of Gotham Golf at $20.00 per share for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's shareholders or, if so approved, that the proposed transaction will be consummated.

   Under the proposed transaction:

..   The Trust will merge with and into Gotham Golf a new corporation formed by
    Gotham Golf Partners, L.P. ("GGP"), which is a full-service golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other GGP equityholders will contribute their equity interests in GGP to a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will indirectly own approximately 92.5% of the equity interests in GGP, and Gotham and the other equityholders that contributed their equity interests in GGP in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that
    (i) all of the subscription rights to receive Gotham Golf common shares are exercised and (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

..   Each Note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The Notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little Rock, Arkansas. Holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

..   Shareholders, who receive their proportionate share of the Notes in the transaction and who do not elect within 80 days thereafter to retain them, will receive $0.35 in cash for every approximately 1/174th share of their Notes. Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to the shareholders.

..   The Notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the Notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the Notes in lieu of part of the cash consideration, and all shareholders will receive the full cash consideration of $2.55 per Common Share.

..   Preferred shareholders of the Trust will receive preferred shares of Gotham
    Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

                                      H8

..   The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

..   The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents.

   The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), to the extent that such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

   INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM 8-K OF THE TRUST FILED ON FEBRUARY 14, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by the Trust, Gotham Golf and certain of their affiliates. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it becomes available) and other documents filed by the Trust, Gotham, GGP and Gotham Golf with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained for free from the Trust.

                                      H9

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS FORM 10-K/A-1 AMENDING ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, PREVIOUSLY FILED, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

April 26, 2002
                                              FIRST UNION REAL ESTATE EQUITY
                                              ANDMORTGAGE INVESTMENTS

                                              By:      /s/  NEIL H. KOENIG
                                                  -----------------------------
                                                         NEIL H. KOENIG
                                                     INTERIM CHIEF FINANCIAL
                                                             OFFICER

                                      H10

                                                                     APPENDIX I


================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 10-K/A-2

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED 12-31-01                 COMMISSION FILE NUMBER 1-6249
            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        OHIO                      34-6513657
           (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)

             125 PARK AVENUE, 14TH FLOOR
                 NEW YORK, NEW YORK                10017
                (ADDRESS OF PRINCIPAL           (ZIP CODE)
                 EXECUTIVE OFFICES)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 949-1373

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                        NAME OF EACH EXCHANGE ON
                TITLE OF EACH CLASS         WHICH REGISTERED
               Shares of Beneficial      New York Stock Exchange
                     Interest
             (Par Value $1 Per Share)

       SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: None

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes [X] No [_]

   State the aggregate market value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing.

   As of March 1, 2002, 23,983,094 Shares of Beneficial Interest were held by non-affiliates, and the aggregate market value of such shares was $58,278,918.

                  (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

   34,805,912 Shares of Beneficial Interest were outstanding as of March 1, 2002

                               -----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

   List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.

================================================================================

                       TABLE OF CONTENTS--FORM 10-K/A-2

                                      I2

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE TRUST HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                              FIRST UNION REAL ESTATE EQUITY AND
                                              MORTGAGE INVESTMENTS

                                              By:    /s/  WILLIAM A. ACKMAN
                                                  -----------------------------
                                                        WILLIAM A. ACKMAN
                                                            CHAIRMAN

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE TRUST AND IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                        TITLE                   DATE
          ---------                        -----                   ----

     /s/  NEIL H. KOENIG       Principal Executive Officer    July 17, 2002
-----------------------------
       NEIL H. KOENIG

     /s/  NEIL H. KOENIG       Principal Financial Officer    March 29, 2002
-----------------------------
       NEIL H. KOENIG

     /s/  NEIL H. KOENIG       Principal Accounting Officer   July 17, 2002
-----------------------------
       NEIL H. KOENIG

Trustees:
   William A. Ackman*                                         March 29, 2002
   Daniel J. Altobello*
   Bruce R. Berkowitz*
   Jeffrey B. Citrin*
   Talton R. Embry*


*By:    /s/  NEIL H. KOENIG
     -------------------------
          NEIL H. KOENIG
         ATTORNEY-IN-FACT

                                      I3

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS FORM 10-K/A-2 AMENDING ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, PREVIOUSLY FILED, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

July 17, 2002
                                              FIRST UNION REAL ESTATE EQUITY AND
                                              MORTGAGE INVESTMENTS

                                              By:      /s/  NEIL H. KOENIG
                                                  -----------------------------
                                                         NEIL H. KOENIG
                                                     INTERIM CHIEF FINANCIAL
                                                             OFFICER

                                      I4

                                                                     APPENDIX J


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               -----------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 14, 2002

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     OHIO
                (STATE OR OTHER JURISDICTION OF INCORPORATION)

                  001-06249                  34-6513657
            (COMMISSION FILE NO.) (IRS EMPLOYER IDENTIFICATION NO.)

                          125 PARK AVENUE, 14TH FLOOR
                              NEW YORK, NY 10017
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                (212) 949-1373
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS.

   On February 14, 2002, First Union Real Estate Equity and Mortgage Investments ("First Union") and Gotham Partners, L.P. ("Gotham") announced that they have entered into a definitive Agreement and Plan of Merger and Contribution (the "Merger Agreement"), pursuant to which First Union will merge with and into Gotham Golf Corp. ("Gotham Golf"). Gotham Golf is a newly formed wholly owned subsidiary of Gotham Golf Partners, L.P. ("GGP"), which is an affiliate of Gotham. As part of the transaction, Gotham and certain of its controlled affiliates will contribute their equity interests in GGP to Gotham Golf, in exchange for stock of Gotham Golf. The transaction is subject to the approval of First Union common shareholders and other customary conditions.

   Copies of the Merger Agreement and press release announcing this transaction are attached as exhibits hereto and are incorporated herein by reference. This summary is qualified entirely by reference to the exhibits attached hereto.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS

   (c) Exhibits.

   2.1 Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, by and among First Union Real Estate Equity and Mortgage Investments, that certain Ohio trust, declared as of October 1, 1996, by Adolph Posnick, trustee, First Union Management, Inc., Gotham Partners, L.P., Gotham Golf Partners, L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf Properties, Inc. and Florida Golf Associates, L.P.

  99.1 Press Release, dated as of February 14, 2002, jointly issued by First Union Real Estate Equity and Mortgage Investments, Gotham Partners, L.P. and Gotham Golf Partners, L.P.

                                      J2

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 14, 2002

                                          FIRST UNION REAL ESTATE EQUITY AND
                                          MORTGAGE INVESTMENTS

                                           By:         /s/  NEIL H. KOENIG
                                                  -----------------------------
                                           Name:   Neil H. Koenig
                                           Title:  Interim Chief Financial
                                                    Officer

                                      J3

                                 EXHIBIT LIST

EXHIBIT
  NO.                                               DESCRIPTION
-------                                             -----------

  2.1   Agreement and Plan of Merger and Contribution, dated as of February 13, 2002, by and among First
          Union Real Estate Equity and Mortgage Investments, that certain Ohio trust, declared as of October
          1, 1996, by Adolph Posnick, trustee, First Union Management, Inc., Gotham Partners, L.P.,
          Gotham Golf Partners, L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf Properties,
          Inc. and Florida Golf Associates, L.P.

 99.1   Press Release, dated as of February 14, 2002, jointly issued by First Union Real Estate Equity and
          Mortgage Investments, Gotham Partners, L.P. and Gotham Golf Partners, L.P.

                                      J4

                                                     EXHIBIT 99.1 TO APPENDIX J


                                 PRESS RELEASE

              FIRST UNION REAL ESTATE TO MERGE WITH GOTHAM GOLF;
    FIRST UNION ALSO ANNOUNCES QUARTERLY DIVIDEND OF $0.10 PER COMMON SHARE

   New York, New York, February 14, 2002--First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) (the "Company" or "First Union") and Gotham Partners, L.P. ("Gotham") jointly announced today that they have signed a definitive merger agreement, wherein the Company agreed to merge with and into Gotham Golf Corp. ("Gotham Golf"). Under the agreement, First Union's common shareholders will receive either $2.55 per share in cash (less dividends to be received prior to the closing) or $2.20 per share in cash (less dividends to be received prior to the closing) and a pro-rata share of a note backed by real estate assets. In addition, First Union announced today that it will resume paying a quarterly dividend of $0.10 on each of its common shares. The next dividend will be payable on April 30, 2002 to shareholders of record on March 31, 2002.

   Under the merger agreement:

  . The Company will merge with and into Gotham Golf, a new corporation formed by Gotham Golf Partners, L.P. ("GGP"), which is a full-service, owner-operator of 25 golf courses primarily in the Mid-Atlantic states. As part of the transaction, Gotham and its controlled affiliates will contribute their interests in GGP to Gotham Golf, in exchange for stock of Gotham Golf. As a result, Gotham Golf will own 92.5% of the equity interests in GGP, and management of GGP will own limited partnership interests representing the remaining 7.5% of the equity interests in GGP, all of which interests will be convertible into common stock of GGC.

  . In connection with the transaction, the Company's common shareholders will receive for each of their shares: (1) $2.20 in cash, subject to a penny-for-penny reduction for dividends paid on the common shares between now and the effective time of the merger, including the $0.10 dividend announced today; (2) a choice of an additional $0.35 in cash (for a total of $2.55 per share) or approximately 1/174th of a debt instrument (the "Note") indirectly secured by the Company's principal real estate assets; and (3) three-fiftieths (3/50ths) of a subscription right, with each right exercisable to purchase shares of Gotham Golf at $20.00 per share, for up to an aggregate of approximately $41 million of common stock of Gotham Golf. Gotham has agreed to be a standby purchaser of $10 million of Gotham Golf common stock at the rights-offering price. Based on the Company's 34.8 million shares outstanding, if shareholders elect to receive the $2.55 per share all cash alternative, the total value of the transaction will be approximately $88.7 million.

  . In the event that the transaction is not completed by August 31, 2002 because Gotham, GGP or Gotham Golf fail to comply with their obligations under the merger agreement (unless such noncompliance is primarily due to the failure of the Company), the aggregate cash consideration of $2.55 per share will be increased thereafter by 6% per annum.

  . Each Note will have a face amount of $100, which is approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. As a result, shareholders who elect to keep the Note rather than the $0.35 cash alternative will in effect be paying approximately 60.9% of the face amount of the Note. The Notes will mature on May 31, 2010 concurrently with the underlying loans that secure the Notes.

  . The Notes will be secured by a pledge of two loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and (2) an approximate $16.5 million mezzanine loan on the Park Plaza mall in Little Rock, Arkansas. Both loans will bear interest at 11% payable in cash semi-annually in arrears. The Circle Tower loan will require that all cash flow

                                      J5
      generated by Circle Tower after interest expense and capital expenditures be used to amortize the loan. The Park Plaza mezzanine loan will be interest-only and provide for additional interest at maturity such that the lender receives a 16% internal rate of return on its investment in the mezzanine loan assuming the loan was purchased at par. The sum of the payments required to be made on the two loans will equal the payments of principal, interest and other amounts, if any, required to be made on the Notes, so that holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

  . Shareholders who elect to receive their proportionate share of Notes in the transaction will have the opportunity to observe the trading prices of the Notes (assuming a public market develops for the Notes) before deciding whether to keep them. To keep the Notes, shareholders must make an affirmative election no later than the 80th day after the original issuance of the Notes. Shareholders who do not elect to retain their Notes by the 80th day will receive $0.35 in cash for each approximate 1/174th of a redeemed Note (i.e., they will receive the original issuance price). Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to shareholders.

  . Shareholders who elect to receive their pro-rata share of Notes at the time of the closing of the transaction will be able to oversubscribe for any unsubscribed Notes. Shareholders who elect to subscribe for their pro-rata share of Gotham Golf stock will also have the right to purchase any unsubscribed shares of Gotham Golf.

  . Preferred shareholders of First Union will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of First Union. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

  . The merger is subject to certain customary closing conditions, including approval by First Union's common shareholders and receipt of certain third-party consents. Proxies for approximately 21.3% of First Union common shares have been obtained from First Union board members and affiliated shareholders under their control.

  . The Note issuance is subject to certain conditions, including receipt of a consent from the lender holding the first mortgage on Park Plaza and receipt of a "no downgrade" confirmation from the rating agencies that originally rated the certificates backed by the Park Plaza first mortgage. The Park Plaza mezzanine loan has been structured in a manner that is intended to satisfy the requirements of the Park Plaza first mortgage, which explicitly contemplates mezzanine financing, but there is no assurance that the consent of the first mortgage lender or the "no downgrade" confirmation from the rating agencies will be obtained.

  . If the Note issuance does not occur, all common shareholders will receive $2.55 per share, less dividends to be received prior to closing.

  . In addition to the reduction of the cash consideration for dividends paid on the Company common shares prior to the Closing, the merger consideration is subject to further reduction in the event of certain breaches of the Company's representations and warranties and certain transaction expenses.

   The Company and Gotham previously executed a letter of intent on September 21, 2001 with respect to a proposed transaction pursuant to which the Company's common shareholders could have received $2.70 per share. Subsequent to the execution of this letter of intent, the parties renegotiated the terms of the transaction due to a substantial reduction in value of the Company's investment in HQ Global Holdings, Inc. ("HQ"). The Company reduced the value of its HQ investment from approximately $8.8 million to $4.4 million on its September 30, 2001 balance sheet and, as of December 31, 2001, has reduced the value of its investment to zero.

   The Company's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Company's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Company and the Company's common shareholders (other than Gotham and its affiliates), to the extent that such shareholders elect to receive $2.55 per share in cash in the

                                      J6
merger. The Board of Trustees of the Company, with Mr. Ackman absent, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

   GGP was founded in 1996 with the acquisition of its first golf course. Today, GGP owns and operates 25 courses, with 21 clustered within 250-miles of its headquarters in Hershey, PA. The Company primarily operates moderately priced daily-fee golf courses.

                                    * * * *

   These materials contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on First Union management's, Gotham's and GGP's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this release include statements about future financial and operating results and the proposed First Union/Gotham Golf business combination.

   The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that breaches of certain of the Company's representations and warranties or covenants will reduce the cash consideration payable to common shareholders in the merger or preclude consummation of the proposed transaction; costs related to the proposed transaction; failure of the First Union shareholders to approve the merger; and other economic, business, competitive and/or regulatory factors affecting First Union's and GGP's businesses generally, including, without limitation, in the case of First Union, those risks identified in First Union's annual report on Form 10-K, for the year ended December 31, 2000, as amended, and the proxy statement filed with the SEC on February 10, 2001, and in the case of GGP, risks associated with governmental regulation (including, among others, environmental regulations and potential associated liabilities), general or local economic conditions, a decrease in the number of people playing golf, adverse weather conditions (including, among others, drought or shortage of water), financial leverage, increased competition, seasonality, uninsured losses, real estate investments generally (including, among others, the illiquidity of real estate investments, the possibility that golf courses and associated properties will generate revenues or yield returns lower than those anticipated) and the risk that golf courses and associated properties will not generate income sufficient to meet expenses including, among others, lease obligations and existing capital requirements and planned capital expenditures. First Union, Gotham and GGP are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

   THIS PRESS RELEASE IS QUALIFIED IN ITS ENTIRETY BY THE TERMS SET FORTH IN THE DEFINITIVE MERGER AGREEMENT. INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM 8-K FILED CONTEMPORANEOUSLY WITH THIS PRESS RELEASE TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY FIRST UNION, GOTHAM, GGP AND GOTHAM GOLF. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT/PROSPECTUS (WHEN IT BECOMES AVAILABLE) AND OTHER DOCUMENTS FILED BY FIRST UNION, GOTHAM, GGP AND GOTHAM GOLF WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM FIRST UNION. READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE PROPOSED TRANSACTION.

                                      J7

   First Union, Gotham, GGP and Gotham Golf, their respective trustees, directors, partners, executive officers and certain other related persons and employees may be soliciting proxies or deemed to be soliciting from First Union shareholders in favor of the proposed transaction. Such persons may include the following: Talton R. Embry, Jeffrey B. Citrin, Bruce R. Berkowitz, Daniel J. Altobello, Anne N. Zahner, William A. Ackman, David P. Berkowitz, Gregory S. Lyss, Michael S. Weiss, R. D. Mays, John Caporaletti, Stephen J. Garchik and William F. Leahy.

   Collectively, as of February 12, 2002, the trustees and executive officers of First Union may be deemed to beneficially own approximately 31% of the outstanding common shares of First Union. They have the sole right to vote 21.3% of the outstanding common shares of First Union. Collectively as of such date, Gotham and its affiliates may be deemed to beneficially own approximately 16.8% of the outstanding common shares of First Union common stock. Shareholders of First Union may obtain additional information regarding the interests of the participants and additional information by reading the proxy statement/prospectus when it becomes available.

                                      J8

                                                                     APPENDIX K


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

For the quarterly period ended March 31, 2002
                                                  Commission File Number 1-6249

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 OHIO                                 34-6513657
 -------------------------------------   -------------------------------------
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

      125 PARK AVENUE, 14TH FLOOR
          NEW YORK, NEW YORK                             10017
 -------------------------------------   -------------------------------------
    (ADDRESS OF PRINCIPAL EXECUTIVE                   (ZIP CODE)
               OFFICES)

     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: __(212) 949-1373
 -----------------------------------------------------------------------------
   FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT.

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes [X]       No [_]

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

34,805,912 Shares of Beneficial Interest outstanding as of May 1, 2002
----------------------------------------------------------------------

Total number of pages contained in this report: ____20

                         PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                            COMBINED BALANCE SHEETS

                                                                                                         MARCH 31,
                                                                                                           2002     DECEMBER 31,
                                                                                                        (UNAUDITED)     2001
(IN THOUSANDS, EXCEPT SHARE DATA)                                                                       ----------- ------------
ASSETS
Investments in real estate, at cost
   Land................................................................................................  $   6,086   $   6,086
   Buildings and improvements..........................................................................     64,248      64,189
                                                                                                         ---------   ---------
                                                                                                            70,334      70,275
Less--Accumulated depreciation.........................................................................    (10,588)    (10,108)
                                                                                                         ---------   ---------
       Investments in real estate, net.................................................................     59,746      60,167
Other assets
   Cash and cash equivalents -- unrestricted...........................................................      2,790       2,609
                      -- restricted....................................................................      2,341       2,115
   Accounts receivable and prepayments, net of allowances of $717 and $680,
     respectively......................................................................................      2,219       2,261
   Investments.........................................................................................    114,137     116,005
   Inventory...........................................................................................      1,639       1,971
   Unamortized debt issue costs, net...................................................................        333         351
   Other...............................................................................................        181         190
                                                                                                         ---------   ---------
       Total assets....................................................................................  $ 183,386   $ 185,669
                                                                                                         =========   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Mortgage loan.......................................................................................  $  41,993   $  42,078
   Note payable........................................................................................         92          96
   Senior notes........................................................................................     12,538      12,538
   Accounts payable and accrued liabilities............................................................      7,982       7,856
   Dividends payable...................................................................................      3,998         517
   Deferred items......................................................................................        103         416
                                                                                                         ---------   ---------
       Total liabilities...............................................................................     66,706      63,501
                                                                                                         ---------   ---------
Shareholders' equity
   Convertible preferred shares of beneficial interest, $25 per share liquidation preference, 2,300,000 shares authorized, 984,800 shares outstanding at March
     31, 2002 and December 31, 2001....................................................................     23,171      23,171
   Shares of beneficial interest, $1 par, unlimited authorized, 34,805,912
     outstanding at March 31, 2002 and December 31, 2001...............................................     34,806      34,806
   Additional paid-in capital..........................................................................    207,602     207,602
   Accumulated distributions in excess of net income...................................................   (148,899)   (143,411)
                                                                                                         ---------   ---------
       Total shareholders' equity......................................................................    116,680     122,168
                                                                                                         ---------   ---------
       Total liabilities and shareholders' equity......................................................  $ 183,386   $ 185,669
                                                                                                         =========   =========

                  See Notes to Combined Financial Statements.

                                      K2

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                           ----------------
                                                                                             2002      2001
UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE DATA)                                            -------   -------
Revenues
   Rents.................................................................................. $ 3,297   $ 9,100
   Sales..................................................................................     945     2,110
   Interest and dividends.................................................................     461     1,834
   Other income...........................................................................      --         4
                                                                                           -------   -------
                                                                                             4,703    13,048
                                                                                           -------   -------
Expenses
   Property operating.....................................................................   1,270     2,921
   Cost of goods sold.....................................................................   1,373     2,049
   Real estate taxes......................................................................     220       843
   Depreciation and amortization..........................................................     509     2,284
   Interest...............................................................................   1,203     3,436
   General and administrative.............................................................   1,618     1,996
                                                                                           -------   -------
                                                                                             6,193    13,529
                                                                                           -------   -------
Loss before gains on sales of real estate, extraordinary loss from early extinguishment of
  debt and preferred dividend.............................................................  (1,490)     (481)
Gains on sales of real estate.............................................................      --    29,987
                                                                                           -------   -------
(Loss) income before extraordinary loss from early extinguishment of debt and preferred
  dividend................................................................................  (1,490)   29,506
Extraordinary loss from early extinguishment of debt......................................      --      (889)
                                                                                           -------   -------
Net (loss) income before preferred dividend...............................................  (1,490)   28,617
Preferred dividend........................................................................    (517)     (517)
                                                                                           -------   -------
Net (loss) income applicable to shares of beneficial interest............................. $(2,007)  $28,100
                                                                                           =======   =======
Per share data
Basic:
(Loss) income before extraordinary loss from early extinguishment of debt................. $ (0.06)  $  0.73
Extraordinary loss from early extinguishment of debt......................................      --     (0.02)
                                                                                           -------   -------
Net (loss) income applicable to shares of beneficial interest............................. $ (0.06)  $  0.71
                                                                                           =======   =======
Diluted:
(Loss) income before extraordinary loss from early extinguishment of debt................. $ (0.06)  $  0.66
Extraordinary loss from early extinguishment of debt......................................      --     (0.02)
                                                                                           -------   -------
Net (loss) income applicable to shares of beneficial interest............................. $ (0.06)  $  0.64
                                                                                           =======   =======
Basic weighted average shares.............................................................  34,806    39,654
                                                                                           =======   =======
Diluted weighted average shares...........................................................  34,806    44,499
                                                                                           =======   =======

                  See Notes to Combined Financial Statements.

                                      K3

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS
                                                                                          ENDED MARCH 31,
                                                                                       --------------------
                                                                                          2002       2001
UNAUDITED (IN THOUSANDS)                                                               ---------  ---------
Cash used for operations
   Net (loss) income before preferred dividend........................................ $  (1,490) $  28,617
   Adjustments to reconcile net (loss) income before preferred dividend to net cash used for operations
       Depreciation and amortization..................................................       509      2,284
       Extraordinary loss from early extinguishment of debt...........................        --        889
       Gains on sales of real estate..................................................        --    (29,987)
       Decrease in deferred items.....................................................      (313)      (968)
       Net changes in other operating assets and liabilities..........................       500     (8,386)
                                                                                       ---------  ---------
          Net cash used for operations................................................      (794)    (7,551)
                                                                                       ---------  ---------
Cash provided by investing
   Principal received from mortgage loans.............................................        --         48
   Net proceeds from sales of real estate.............................................        --     43,567
   Purchase of investments............................................................  (342,955)  (245,845)
   Proceeds from maturity of investments..............................................   344,823    338,912
   Investments in building and tenant improvements....................................       (61)      (544)
                                                                                       ---------  ---------
          Net cash provided by investing..............................................     1,807    136,138
                                                                                       ---------  ---------
Cash used for financing
   Decrease in notes payable..........................................................        (4)  (150,004)
   Proceeds from mortgage loans.......................................................        --      6,500
   Repayment of mortgage loans--principal payments....................................       (85)      (229)
   Repurchase of common shares........................................................        --       (139)
   Dividends paid on preferred shares of beneficial interest..........................      (517)      (517)
                                                                                       ---------  ---------
          Net cash used for financing.................................................      (606)  (144,389)
                                                                                       ---------  ---------
Increase (decrease) in cash and cash equivalents......................................       407    (15,802)
Cash and cash equivalents at beginning of period......................................     4,724     23,889
                                                                                       ---------  ---------
Cash and cash equivalents at end of period............................................ $   5,131  $   8,087
                                                                                       =========  =========
Supplemental Disclosure of Cash Flow Information Interest paid........................ $   1,481  $   4,514
                                                                                       =========  =========
Supplemental Disclosure of Non-Cash Investing and Financing Activities Dividends
  accrued on shares of beneficial interest and preferred shares of beneficial interest $   3,998  $     517
                                                                                       =========  =========
Transfer of mortgage loan obligations in connection with real estate sales............ $      --  $ 122,772
                                                                                       =========  =========
Transfer of deferred obligation in connection with real estate sales.................. $      --  $   1,775
                                                                                       =========  =========
Issuance of mortgage loan receivable in connection with real estate sales............. $      --  $   7,000
                                                                                       =========  =========


                  See Notes to Combined Financial Statements.

                                      K4

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                           FORM 10-Q MARCH 31, 2002

                    NOTES TO COMBINED FINANCIAL STATEMENTS

GENERAL

   The accompanying financial statements represent the combined results of the registrant, First Union Real Estate Equity and Mortgage Investments (the "Trust") and First Union Management Inc. (the "Company"). Under a trust agreement, the common shares of the Company are held for the benefit of the shareholders of the Trust. Accordingly, the financial statements of the Company and the Trust have been combined.

   The combined financial statements included herein have been prepared by the Trust, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Trust believes that the disclosures contained herein are adequate to make the information presented not misleading. These combined financial statements should be read in conjunction with the combined financial statements and the notes thereto included in the Trust's latest annual report on Form 10-K, as amended.

   The combined financial statements reflect, in the opinion of the Trust, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the combined financial position and results of operations for the respective periods in conformity with generally accepted accounting principles consistently applied.

ACCOUNTING POLICIES

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of this statement had no impact on the Trust's combined liquidity, financial position or result of operations, although in future years, sales of properties, if material to the overall financial results, would be presented in a manner similar to discontinued operations.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt. FASB No. 145 will be effective for fiscal years beginning after May 15, 2002.

                                      K5

Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The effect of this statement on the Trust's financial statements would be the reclassification of extraordinary loss on early extinguishment of debt to continuing operations, however, this will have no effect on the Trust's net income applicable to shares of beneficial interest. The Trust intends to adopt FASB No. 145 as of January 1, 2003.

EARNINGS PER SHARE

   The computation of basic and diluted earnings per share before extraordinary loss is as follows (in thousands, except per share data):

                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                        ----------------
                                                                                          2002      2001
                                                                                        -------   -------
Basic
(Loss) income before extraordinary loss from early extinguishment of debt.............. $(1,490)  $29,506
Preferred dividend.....................................................................    (517)     (517)
                                                                                        -------   -------
(Loss) income before extraordinary loss from early extinguishment of debt applicable to common shares........................................................................ $(2,007)  $28,989
                                                                                        =======   =======
Basic weighted average shares..........................................................  34,806    39,654
                                                                                        =======   =======
(Loss) income per share before extraordinary loss from early extinguishment of debt.... $ (0.06)  $  0.73
                                                                                        =======   =======
Diluted
(Loss) income before extraordinary loss from early extinguishment of debt.............. $(1,490)  $29,506
Preferred dividend.....................................................................    (517)       --
                                                                                        -------   -------
(Loss) income before extraordinary loss from early extinguishment of debt applicable to common shares........................................................................ $(2,007)  $29,506
                                                                                        =======   =======
Basic weighted average shares..........................................................  34,806    39,654
Convertible preferred shares...........................................................      --     4,845
                                                                                        -------   -------
Diluted weighted average shares........................................................  34,806    44,499
                                                                                        =======   =======
(Loss) income per share before extraordinary loss from early extinguishment of debt.... $ (0.06)  $  0.66
                                                                                        =======   =======

   The preferred shares are not included in diluted earnings per share calculation for the three months ended March 31, 2002, because they are anti-dilutive.

DIVIDENDS

   The Trust declared a dividend of $3.5 million ($0.10 per share) to common shareholders and a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in the first quarter of 2002. Both dividends were paid April 30, 2002 to shareholders of record at the close of business on March 31, 2002.

LEGAL PROCEEDINGS

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf Corp. was approved by the Trust's board of Trustees in violation of duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners, L.P. The Trust regards the lawsuit as being without merit and will vigorously defend against the

                                      K6
asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

PROPOSED MERGER

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution with, among others, Gotham Partners, L.P., a shareholder of the Trust that is controlled by affiliates of William A. Ackman, Chairman of the Board of Trustees of the Trust, and Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by Gotham Partners, L.P., pursuant to which the Trust agreed to merge with and into Gotham Golf. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

  . $2.20 in cash, subject to possible deductions on account of dividends paid to holders of Common Shares prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record as of March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record as of June 30, 2002), breaches of certain representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

  . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument with a face value of $100 and which is to be issued by Southwest Shopping Centers Co. II, L.L.C. ("SSCC"), a wholly owned subsidiary of the Trust, and indirectly secured by the Trust's principal real estate assets (the "Note"); and

  . three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase common stock of Gotham Golf at $20.00 per share and, subject to availability and proration, additional shares of common stock of Gotham Golf at $20.00 per share, for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's common shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's common shareholders or, if so approved, that the proposed transaction will be consummated.

   On May 13, 2002, Gotham Golf and SSCC filed a Registration Statement on Form S-4 containing preliminary proxy materials.

BUSINESS SEGMENTS

   The Trust's and Company's business segments include ownership of a shopping center, an office building, and a parking and transit ticket equipment manufacturing company. Management evaluates performance based upon net operating income. With respect to property assets, net operating income is property rent less property operating expense, and real estate taxes. With respect to the manufacturing company, net operating income is sales revenue less cost of goods sold. During the three months ended March 31, 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties and realized a gain of approximately $30.0 million. Corporate interest expense consists of the Trust's senior notes and borrowings collateralized by U.S. Treasury Bills. Corporate depreciation and amortization consist primarily of the amortization of deferred issue costs. Corporate assets consist primarily of cash and cash equivalents and deferred issue costs for senior notes. All intercompany transactions between segments have been eliminated (see table of business segments).

                                      K7

BUSINESS SEGMENTS

                                                                                        THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                        ----------------
                                                                                          2002      2001
                                                                                        -------   -------
Rents and Sales
   Shopping Centers.................................................................... $ 2,927   $ 4,612
   Office Buildings....................................................................     337     2,869
   Parking Facilities..................................................................      --     1,605
   Ventek..............................................................................     945     2,110
   Corporate...........................................................................      33        14
                                                                                        -------   -------
                                                                                          4,242    11,210
Less--Operating Expenses and Costs of Goods Sold
   Shopping Centers....................................................................   1,077     1,493
   Office Buildings....................................................................     193     1,280
   Parking Facilities..................................................................      --        24
   Ventek..............................................................................   1,373     2,049
   Corporate...........................................................................      --       124
                                                                                        -------   -------
                                                                                          2,643     4,970
Less--Real Estate Taxes
   Shopping Centers....................................................................     199       287
   Office Buildings....................................................................      21       209
   Parking Facilities..................................................................      --       347
                                                                                        -------   -------
                                                                                            220       843
Net Operating Income (Loss)
   Shopping Centers....................................................................   1,651     2,832
   Office Buildings....................................................................     123     1,380
   Parking Facilities..................................................................      --     1,234
   Ventek..............................................................................    (428)       61
   Corporate...........................................................................      33      (110)
                                                                                        -------   -------
                                                                                          1,379     5,397
Less--Depreciation and Amortization....................................................     509     2,284

Less--Interest Expense.................................................................   1,203     3,436

Corporate Income (Expense)
   Interest and dividends..............................................................     461     1,834
   Other income........................................................................      --         4
   General and administrative..........................................................  (1,618)   (1,996)
                                                                                        -------   -------
Loss before Gains on Sales of Real Estate, Extraordinary Loss from Early Extinguishment of Debt and Preferred Dividend....................................................... $(1,490)  $  (481)
                                                                                        =======   =======
Capital Expenditures
   Shopping Centers.................................................................... $     9   $    76
   Office Buildings....................................................................      50       316
   Parking Facilities..................................................................      --       114
   Ventek..............................................................................       2        38
                                                                                        -------   -------
                                                                                        $    61   $   544
                                                                                        =======   =======

                                      K8

                                                                  MARCH 31,
                                                              -----------------
                                                                2002     2001
                                                              -------- --------
 Identifiable Assets
    Shopping Centers......................................... $ 59,529 $ 63,782
    Office Buildings.........................................    2,351    2,548
    Ventek...................................................    3,330    6,118
    Corporate................................................  118,176  141,534
                                                              -------- --------
 Total Assets................................................ $183,386 $213,982
                                                              ======== ========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE PROPOSED TRANSACTION

   In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is composed of Daniel J. Altobello and Bruce R. Berkowitz, independent Trustees of the Trust, retained Libra Securities, LLC and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel.

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution with, among others, Gotham Partners, L.P., a shareholder of the Trust that is controlled by affiliates of William A. Ackman, Chairman of the Board of Trustees of the Trust, and Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by Gotham Partners, L.P., pursuant to which the Trust agreed to merge with and into Gotham Golf. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

  . $2.20 in cash, subject to possible deductions on account of dividends paid to holders of Common Shares prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record as of March 31, 2002 and an expected $0.10 cash dividend to be distributed to holders of record as of June 30, 2002), breaches of certain representations, warranties and covenants contained in the merger agreement and costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

  . a choice of (1) an additional $0.35 in cash or (2) approximately 1/174th of a debt instrument with a face value of $100 and which is to be issued by Southwest Shopping Centers Co. II, L.L.C. ("SSCC"), a wholly owned subsidiary of the Trust, and indirectly secured by the Trust's principal real estate assets (the "Note"); and

  . three-fiftieths (3/50ths) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase common stock of Gotham Golf at $20.00 per share and, subject to availability and proration, additional shares of common stock of Gotham Golf at $20.00 per share, for up to an aggregate of approximately $41 million of common stock of Gotham Golf.

   The proposed transaction is subject to approval of the Trust's common shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's common shareholders or, if so approved, that the proposed transaction will be consummated.

                                      K9

   Under the proposed transaction

  . The Trust will merge with and into Gotham Golf a new corporation formed by Gotham Golf Partners, L.P. ("GGP"), which is a golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other GGP equityholders will contribute their respective limited partnership interests in GGP to Gotham Golf and their respective general partnership interests in GGP to a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will directly and indirectly own approximately 92.5% of the equity interests in GGP, and Gotham and the other equityholders that contributed their equity interests in GGP in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that (i) all of the subscription rights to receive Gotham Golf common shares are exercised and (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

  . Each Note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The Notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and
      (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little Rock, Arkansas. Holders of Notes will receive a pass-through of the economic attributes of the two underlying loans.

  . Shareholders who receive their proportionate share of the Notes in the transaction will have the right to require the issuer of the Notes to redeem them on the 90th day after the effective time of the merger for $0.35 in cash for every approximately 1/174th of a Note received as merger consideration. Gotham has agreed to purchase from the issuer any redeemed Notes for the same redemption price paid by the issuer to the shareholders.

  . The Notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the Notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the Notes in lieu of part of the cash consideration, and all shareholders will receive cash consideration of $2.55 per Common Share (subject to adjustment as described above.)

  . Preferred shareholders of the Trust will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

  . The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

  . The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents.

   The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), where such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

                                      K10

   INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE FORM S-4 OF GOTHAM GOLF AND SSCC FILED ON MAY 13, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/FINAL PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE TRUST, GOTHAM GOLF AND SSCC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT/FINAL PROSPECTUS (WHEN IT BECOMES AVAILABLE) AND OTHER DOCUMENTS FILED BY THE TRUST, GOTHAM GOLF AND SSCC WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT/FINAL PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM THE TRUST.

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

   Unrestricted and restricted cash increased by $0.4 million (to $5.1 million from $4.7 million) when comparing the balance at March 31, 2002 to the balance at December 31, 2001.

   The Trust's net cash provided by investing activities of $1.8 million was substantially offset by net cash used for operating activities of $0.8 million and $0.6 million of net cash used for financing activities. Cash used for financing activities included $0.5 million of cash dividends to preferred shareholders and $0.1 million of mortgage amortization. Cash provided by investing activities consisted of the excess of sales over purchases of U.S. Treasury Bills of approximately $1.9 million. Cash used for investing activities consisted of $0.1 million of improvements to properties.

   The Trust declared a dividend of $3.5 million ($0.10 per share) to common shareholders and a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in the first quarter of 2002. Both dividends were paid April 30, 2002 to shareholders of record at the close of business on March 31, 2002.

   At March 31, 2002, the Trust owned $114.1 million in face value of U.S. Treasury Bills. The U.S. Treasury Bills are of maturities less than 90 days and classified as held to maturity. The average yield of the U.S. Treasury Bills for the quarter ended March 31, 2002 was 1.66%.

   The Trust was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy which was already considered to be in a recession. The Trust could be affected by declining economic conditions as a result of various factors that affect the real estate business including the financial condition of tenants, competition, and increased operating costs. The Trust's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate. The Trust expects that its insurance costs will increase when its policies are renewed in November 2002. The Trust's Directors and Officers insurance expires on May 31, 2002. The Trust expects the rates to increase upon renewal.

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf was approved by the Trust's board of trustees in violation of duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners. The Trust regards the lawsuit as being without merit and will vigorously defend against the asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

                                      K11

   The Trust's most critical accounting policy relates to the evaluation of the fair value of real estate. The Trust evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method of recognizing revenue and contingent liabilities, among others. These estimates are susceptible to change and actual results could differ from these estimates. The effects of changes in these estimates are recognized in the period they are determined.

  PARK PLAZA MALL

   Two Dillard's department stores are the anchor stores at Park Plaza Mall. Dillard's owns its facilities in Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with the Trust that contains an operating covenant requiring Dillard's to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall. In the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at Park Plaza Mall. In the event Dillard's closes one or both of its stores at Park Plaza Mall, it is unlikely that it would sell or lease its two stores to comparable anchor tenants. Accordingly, the value of Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at Park Plaza Mall, and the likely departure of many of tenants pursuant to early termination provisions of their leases that may be triggered by the closure of one or both of the anchor stores. Park Plaza Mall property is financed by a mortgage loan. The loss of an anchor tenant or a significant number of other mall tenants would most likely result in an event of default under this mortgage.

   Local citizens have taken legal actions to reverse the decision of the Little Rock Board of Directors with respect to the new mall. At the end of February 2002, a trial took place to determine whether the property is to be re-zoned and whether or not the voters of Little Rock can, by a vote, overturn the decision of the board. The Trust has been closely monitoring the litigation and, although not a party to the litigation, has expended and will continue to expend significant funds in support of a local citizen's effort to revise the decision of the Little Rock Board of Directors.

   Regardless of whether the proposed new mall is built, under the terms of the operating covenant, Dillard's has no obligation to maintain its operations at Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has declined to do so. If Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the Park Plaza Mall would experience a loss of revenue and likely an event of default under the mortgage, thereby causing the value of the Park Plaza Mall to be materially and adversely affected. In such circumstances, there would be an impairment of the value of the property and a loss could be recognized. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to the Trust.

   With respect to capital improvements, the Trust estimates that the Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.8 million to $1.2 million. The Trust plans to perform the repair or replacement over the next three years.

  VENTEK

   The Company's subsidiary VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged by the Trust in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking and/or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this

                                      K12
objective. In addition, the Trust has provided performance guarantees for two contracts between VenTek and transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek. The guarantees are anticipated to expire over the next two to three years based upon projected completion dates estimated by VenTek and the transit authorities. As of May 1, 2002, no amounts had been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts and subsequent change orders, the Trust may be responsible for payment under these guarantees.

   Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. Management of VenTek disagrees with the basis of calculating the liquidated damages of one contract and does not believe it owes any significant amount with respect to the other contract. However, it is not known what the final amount of liquidated damages will be at this time.

   A summary of the Trust's borrowings and repayment timing is as follows (in millions):

                                            PAYMENTS DUE BY PERIOD
                                      -----------------------------------
                                            LESS THAN  1-3   4-5  AFTER 5
                                      TOTAL  1 YEAR   YEARS YEARS  YEARS
       CONTRACTUAL OBLIGATIONS        ----- --------- ----- ----- -------
       Mortgage loan payable......... $42.0   $0.2    $ 0.7 $0.8   $40.3
       Senior notes.................. $12.5   $ --    $12.5 $ --      --
                                      -----   ----    ----- ----   -----
          Total...................... $54.5   $0.2    $13.2 $0.8   $40.3
                                      =====   ====    ===== ====   =====

RESULTS OF OPERATIONS

   Net loss applicable to common shares for the three months ended March 31, 2002 was $2.0 million as compared to a net income of $28.1 million for the three months ended March 31, 2001. Net income for the three months ended March 31, 2001 included gains on sales of real estate of $30.0 million. Gains on sales of real estate for the three months ended March 31, 2001 related to the sale of two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in operation of the properties (the "Purchased Assets"). Net income for the three months ended March 31, 2001 included a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets.

   Interest and dividends decreased during the three months ended March 31, 2002, as compared to the comparable period of 2001. The decrease is primarily a result of lower interest rates between the comparable three month periods. In addition, during the first quarter of 2001 a $0.3 million dividend was accrued on the preferred shares of HQ Global Holdings, Inc.

   Property net operating income, which is rents less property operating expenses and real estate taxes, decreased for the three months ended March 31, 2002 to $1.8 million from $5.3 million in 2001. The decrease was attributable to the sale of properties in March 2001.

   Property net operating income for the Trust's remaining real estate properties in the portfolio for the three months ended March 31, 2002 and 2001 increased by $0.1 million. The increase was mainly attributable to an increase in rental income of $0.2 million offset by an increase in operating expenses of $0.1 million at Park Plaza Mall.

   Depreciation, amortization and interest expense decreased when comparing the three months ended March 31, 2002 to the comparable period in 2001 due to the sale of properties in March 2001. With respect to the remaining properties, depreciation and amortization expense, and interest expense remained relatively constant.


                                      K13

   General and administrative expenses decreased by $0.4 million when comparing the three months ended March 31, 2002 and the comparable period in 2001. Included in general and administrative expenses for the three months ended March 31, 2002 are approximately $0.9 million of transaction costs related to the Gotham proposal. Also included in general and administrative expenses is $0.2 million and $0.3 million in 2002 and 2001, respectively to a firm providing management services to VenTek. Otherwise, general and administrative expenses decreased due to reduced legal, accounting, professional and management fees as a result of the Trust selling the majority of its assets in March 2001.

   The Company's manufacturing facility, VenTek, incurred a net loss of $0.5 million for the quarter ended March 31, 2002, as compared to a net loss of approximately $0.1 million for the quarter ended March 31, 2001. Revenue decreased for the three months ended March 31, 2002 to $0.9 million from $2.1 million in 2001 and cost of goods sold decreased to $1.4 million from $2.0 million for the same period. The decrease in both revenues and cost of goods sold is due to the winding down of current contracts and having nominal new business. In February 2002 eight employees were terminated. These employees were involved in both the production of transit ticketing and parking equipment, as well as administrative functions. Severance expenses of less than $0.1 million were recorded during the first quarter of 2002. The backlog for VenTek is approximately $0.8 million at March 31, 2002. Backlog represents products or services that VenTek's customers have committed by contract to purchase. VenTek's backlog is subject to fluctuations and is not necessarily indicative of future sales. A failure to replace backlog could result in lower revenues.

   Certain statements contained in this Form 10-Q that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the risk that material adverse events will prelude consummation of the proposed transaction with GGC, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the Trust's Annual Report filed with the SEC on Forms 10K and 10K/A.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

INTEREST RATE RISK

   All of the Trust's loans outstanding at March 31, 2002 have fixed interest rates. The Trust's investments in U.S. Treasury Bills and other U.S. Government Obligations mature in less than 90 days and therefore are not subject to significant interest rate risk.

                          PART II--OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf was approved by the Trust's Board of Trustees in violation of duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners. The Trust regards the lawsuit as being without merit and will vigorously defend against the asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

                                      K14

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

   (a)  Exhibits:

      None

   (b)  Reports on Form 8K:

      February 14, 2002


Item 5    --On February 14, 2002, the Trust and Gotham Golf, L.P. announced that they have entered into a definitive Agreement and Plan of Merger and Contribution, pursuant to which the Trust will merge into Gotham Golf Corp.

Item 7(c) --Exhibits

            2.1 Agreement and Plan of Merger and Contribution, dated as of February 13, 2002.

            99.1 Press release dated February 14, 2002, jointly issued by the Trust, Gotham Partners, L.P.
            and Gotham Golf Partners, L.P.

                                      K15

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE TRUST HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          FIRST UNION REAL ESTATE EQUITY AND
                                            MORTGAGE INVESTMENTS (TRUST)

                                              By:  /S/  NEIL H. KOENIG
                                                  -----------------------------
                                                  NEIL H. KOENIG,
                                                  INTERIM CHIEF FINANCIAL
                                                  OFFICER
Date: May 15, 2002

                                      K16

                                                                     APPENDIX L


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2002      COMMISSION FILE NUMBER 1-6249

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
--------------------------------------------------------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 OHIO                                34-6513657
 -------------------------------------  -------------------------------------
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

      125 PARK AVENUE, 14TH FLOOR
          NEW YORK, NEW YORK                            10017
 -------------------------------------  -------------------------------------
    (ADDRESS OF PRINCIPAL EXECUTIVE                  (ZIP CODE)
               OFFICES)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 949-1373


--------------------------------------------------------------------------------
   FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT.

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes [X]      No [_]

   Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

   34,805,912 Shares of Beneficial Interest outstanding as of August 1, 2002

              TOTAL NUMBER OF PAGES CONTAINED IN THIS REPORT:  23

                         PART I--FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS.

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                            COMBINED BALANCE SHEETS

                                                                                   JUNE 30, 2002 DECEMBER 31,
                                                                                    (UNAUDITED)      2001
(IN THOUSANDS, EXCEPT SHARE DATA)                                                  ------------- ------------
ASSETS
Investments in real estate, at cost
   Land...........................................................................   $   6,086    $   6,086
   Buildings and improvements.....................................................      64,343       64,189
                                                                                     ---------    ---------
                                                                                        70,429       70,275
   Less--Accumulated depreciation.................................................     (11,069)     (10,108)
                                                                                     ---------    ---------
       Investments in real estate, net............................................      59,360       60,167
Other assets
   Cash and cash equivalents--unrestricted........................................       3,329        2,609
                            --restricted..........................................       1,820        2,115
   Accounts receivable and prepayments, net of allowances of $732 and $680,
     respectively.................................................................       2,610        2,261
   Investments....................................................................     108,903      116,005
   Inventory......................................................................       1,194        1,971
   Unamortized debt issue costs, net..............................................         315          351
   Other..........................................................................         171          190
                                                                                     ---------    ---------
       Total assets...............................................................   $ 177,702    $ 185,669
                                                                                     =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Mortgage loan..................................................................   $  41,917    $  42,078
   Note payable...................................................................          88           96
   Senior notes...................................................................      12,538       12,538
   Accounts payable and accrued liabilities.......................................       7,648        7,856
   Dividends payable..............................................................       3,998          517
   Deferred items.................................................................         129          416
                                                                                     ---------    ---------
       Total liabilities..........................................................      66,318       63,501
                                                                                     ---------    ---------
Shareholders' equity
   Convertible preferred shares of beneficial interest, $25 per share liquidation preference, 2,300,000 shares authorized, 984,800 shares outstanding at
     June 30, 2002 and December 31, 2001..........................................      23,171       23,171
   Shares of beneficial interest, $1 par, unlimited authorized, 34,805,912
     outstanding at June 30, 2002 and December 31, 2001...........................      34,806       34,806
   Additional paid-in capital.....................................................     207,602      207,602
   Accumulated distributions in excess of net income..............................    (154,195)    (143,411)
                                                                                     ---------    ---------
       Total shareholders' equity.................................................     111,384      122,168
                                                                                     ---------    ---------
       Total liabilities and shareholders' equity.................................   $ 177,702    $ 185,669
                                                                                     =========    =========


                  See Notes to Combined Financial Statements.

                                      L2

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                       COMBINED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED SIX MONTHS ENDED
                                                                          JUNE 30,           JUNE 30,
                                                                      ----------------   ----------------
                                                                        2002      2001     2002     2001
UNAUDITED (IN THOUSANDS, EXCEPT PER SHARE DATA)                       -------   -------  -------  -------
Revenues
   Rents............................................................. $ 3,407   $ 3,065  $ 6,704  $12,165
   Sales.............................................................     647     1,921    1,592    4,031
   Interest and dividends............................................     436     1,715      897    3,549
   Other income......................................................      --         1       --        5
                                                                      -------   -------  -------  -------
                                                                        4,490     6,702    9,193   19,750
                                                                      -------   -------  -------  -------
Expenses
   Property operating................................................   1,187     1,696    2,457    4,617
   Cost of goods sold................................................   1,116     1,779    2,489    3,828
   Real estate taxes.................................................     241       102      461      945
   Depreciation and amortization.....................................     519       523    1,028    2,807
   Interest..........................................................   1,202     1,224    2,405    4,660
   General and administrative........................................   1,523     1,732    3,141    3,728
   Write-down of investment..........................................      --     2,700       --    2,700
                                                                      -------   -------  -------  -------
                                                                        5,788     9,756   11,981   23,285
                                                                      -------   -------  -------  -------
Loss before gains on sales of real estate and extraordinary loss from
  early extinguishment of debt.......................................  (1,298)   (3,054)  (2,788)  (3,535)
   Gains on sales of real estate.....................................      --       142       --   30,129
                                                                      -------   -------  -------  -------
(Loss) income before extraordinary loss from early extinguishment
  of debt............................................................  (1,298)   (2,912)  (2,788)  26,594
   Extraordinary loss from early extinguishment of debt..............      --        --       --     (889)
                                                                      -------   -------  -------  -------
Net (loss) income....................................................  (1,298)   (2,912)  (2,788)  25,705
   Preferred dividend................................................    (517)     (517)  (1,034)  (1,034)
                                                                      -------   -------  -------  -------
Net (loss) income applicable to shares of beneficial interest........ $(1,815)  $(3,429) $(3,822) $24,671
                                                                      =======   =======  =======  =======
Per share data
Basic:
(Loss) income before extraordinary loss from early extinguishment of debt............................................................ $ (0.05)  $ (0.09) $ (0.11) $  0.67
Extraordinary loss from early extinguishment of debt.................      --        --       --    (0.02)
                                                                      -------   -------  -------  -------
Net (loss) income applicable to shares of beneficial interest........ $ (0.05)  $ (0.09) $ (0.11) $  0.65
                                                                      =======   =======  =======  =======
Diluted:
(Loss) income before extraordinary loss from early extinguishment of debt............................................................ $ (0.05)  $ (0.09) $ (0.11) $  0.62
Extraordinary loss from early extinguishment of debt.................      --        --       --    (0.02)
                                                                      -------   -------  -------  -------
Net (loss) income applicable to shares of beneficial interest........ $ (0.05)  $ (0.09) $ (0.11) $  0.60
                                                                      =======   =======  =======  =======
Basic weighted average shares........................................  34,806    36,388   34,806   38,012
                                                                      =======   =======  =======  =======
Diluted weighted average shares......................................  34,806    36,388   34,806   42,857
                                                                      =======   =======  =======  =======


                  See Notes to Combined Financial Statements.

                                      L3

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                SIX MONTHS
                                                                                              ENDED JUNE 30,
                                                                                           --------------------
                                                                                              2002       2001
UNAUDITED (IN THOUSANDS)                                                                   ---------  ---------
Cash used for operating activities
   Net (loss) income...................................................................... $  (2,788) $  25,705
   Adjustments to reconcile net (loss) income to net cash used for operating activities...
       Depreciation and amortization......................................................     1,028      2,807
       Write-down of investment...........................................................        --      2,700
       Extraordinary loss from early extinguishment of debt...............................        --        889
       Gains on sales of real estate......................................................        --    (30,129)
       Decrease in deferred items.........................................................      (287)      (906)
       Net changes in other operating assets and liabilities..............................       220     (6,965)
                                                                                           ---------  ---------
          Net cash used for operating activities..........................................    (1,827)    (5,899)
                                                                                           ---------  ---------
Cash provided by investing activities
   Principal received from mortgage loans.................................................        --      2,248
   Net proceeds from sales of real estate.................................................        --     43,617
   Purchase of investments................................................................  (734,493)  (639,807)
   Proceeds from maturity of investments..................................................   741,595    738,787
   Investments in building and tenant improvements........................................      (166)      (674)
                                                                                           ---------  ---------
          Net cash provided by investing activities.......................................     6,936    144,171
                                                                                           ---------  ---------
Cash used for financing activities
   Decrease in notes payable..............................................................        (8)  (150,007)
   Proceeds from mortgage loans...........................................................        --      6,500
   Repayment of mortgage loans--principal payments........................................      (161)      (299)
   Repurchase of common shares............................................................        --    (11,625)
   Dividends paid on shares of beneficial interest........................................    (3,481)        --
   Dividends paid on preferred shares of beneficial interest..............................    (1,034)    (1,034)
                                                                                           ---------  ---------
          Net cash used for financing activities..........................................    (4,684)  (156,465)
                                                                                           ---------  ---------
Increase (decrease) in cash and cash equivalents..........................................       425    (18,193)
Cash and cash equivalents at beginning of period..........................................     4,724     23,889
                                                                                           ---------  ---------
Cash and cash equivalents at end of period................................................ $   5,149  $   5,696
                                                                                           =========  =========
Supplemental Disclosure of Cash Flow Information
   Interest Paid.......................................................................... $   2,405  $   5,464
                                                                                           =========  =========
Supplemental Disclosure of Non-Cash Investing and Financing Activities
   Dividends accrued on shares of beneficial interest and preferred shares of beneficial
     interest............................................................................. $   3,998  $     517
                                                                                           =========  =========
   Transfer of mortgage loan obligations in connection with real estate sales............. $      --  $ 122,772
                                                                                           =========  =========
   Transfer of deferred obligation in connection with real estate sales................... $      --  $   1,775
                                                                                           =========  =========
   Issuance of mortgage loan receivable in connection with real estate sales.............. $      --  $   7,000
                                                                                           =========  =========

                  See Notes to Combined Financial Statements.

                                      L4

                    NOTES TO COMBINED FINANCIAL STATEMENTS

GENERAL

   The accompanying financial statements represent the combined results of the registrant, First Union Real Estate Equity and Mortgage Investments (the "Trust") and First Union Management Inc. (the "Company"). Under a trust agreement, the common shares of the Company are held for the benefit of the shareholders of the Trust. Accordingly, the financial statements of the Company and the Trust have been combined.

   The combined financial statements included herein have been prepared by the Trust, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Trust believes that the disclosures contained herein are adequate to make the information presented not misleading. These combined financial statements should be read in conjunction with the combined financial statements and the notes thereto included in the Trust's latest annual report on Form 10-K, as amended.

   The combined financial statements reflect, in the opinion of the Trust, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the combined financial position and results of operations for the respective periods in conformity with generally accepted accounting principles consistently applied. Certain amounts from 2001 have been reclassified to conform to the 2002 presentation.

ACCOUNTING POLICIES

   In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of this statement had no impact on the Trust's combined financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. The adoption of this statement had no impact on the Trust's combined liquidity, financial position or result of operations, although in future years, sales of properties, if material to the overall financial results, would be presented in a manner similar to discontinued operations.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." FASB No. 145 will be effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB 30. The effect of this statement on the Trust's financial statements would be the

                                      L5
reclassification of extraordinary loss on early extinguishment of debt to interest expense, however, this will have no effect on the Trust's net income applicable to shares of beneficial interest. The Trust intends to adopt FASB No. 145 as of January 1, 2003.

EARNINGS PER SHARE

   The computation of basic and diluted earnings per share before extraordinary loss is as follows (in thousands, except per share data):

                                                                  THREE MONTHS ENDED SIX MONTHS ENDED
                                                                      JUNE 30,           JUNE 30,
                                                                  ----------------   ----------------
                                                                    2002      2001     2002     2001
                                                                  -------   -------  -------  -------
BASIC
(Loss) income before extraordinary loss from early extinguishment of debt........................................................ $(1,298)  $(2,912) $(2,788) $26,594
Preferred dividend...............................................    (517)     (517)  (1,034)  (1,034)
                                                                  -------   -------  -------  -------
(Loss) income before extraordinary loss from early extinguishment of debt applicable to common shares............................ $(1,815)  $(3,429) $(3,822) $25,560
                                                                  =======   =======  =======  =======
Basic weighted average shares....................................  34,806    36,388   34,806   38,012
                                                                  =======   =======  =======  =======
(Loss) income per share before extraordinary loss from early extinguishment of debt......................................... $ (0.05)  $ (0.09) $ (0.11) $  0.67
                                                                  =======   =======  =======  =======
DILUTED
(Loss) income before extraordinary loss from early extinguishment of debt........................................................ $(1,298)  $(2,912) $(2,788) $26,594
Preferred dividend...............................................    (517)     (517)  (1,034)      --
                                                                  -------   -------  -------  -------
(Loss) income before extraordinary loss from early extinguishment of debt applicable to common shares............................ $(1,815)  $(3,429) $(3,822) $26,594
                                                                  =======   =======  =======  =======
Basic weighted average shares....................................  34,806    36,388   34,806   38,012
Convertible preferred shares.....................................      --        --       --    4,845
                                                                  -------   -------  -------  -------
Diluted weighted average shares..................................  34,806    36,388   34,806   42,857
                                                                  =======   =======  =======  =======
(Loss) income per share before extraordinary loss from early extinguishment of debt......................................... $ (0.05)  $ (0.09) $ (0.11) $  0.62
                                                                  =======   =======  =======  =======

   The preferred shares are not included in the diluted earnings per share calculation for the three months ended June 30, 2002 and 2001 and for the six months ended June 30, 2002, because they are anti-dilutive.

DIVIDENDS

   The Trust declared a dividend of $3.5 million ($0.10 per share) to common shareholders and a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in both the first and second quarters of 2002. The first quarter dividends were paid April 30, 2002 to shareholders of record at the close of business on March 31, 2002. The second quarter dividends were paid July 31, 2002 to shareholders of record at the close of business on July 1, 2002.

LEGAL PROCEEDINGS

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf Corp. was approved by the Trust's Board

                                      L6
of Trustees in violation of fiduciary duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners, L.P. On June 6, 2002, the defendants filed with the court motions to dismiss the lawsuit. Oral arguments on the motions to dismiss were presented on July 15, 2002 in the Supreme Court of New York, New York County. A ruling on the motions to dismiss may not be issued for several weeks or longer following the oral argument. The Trust regards the lawsuit as being without merit and will vigorously defend against the asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

PROPOSED MERGER

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution with, among others, Gotham Partners, L.P., a shareholder of the Trust that is controlled by affiliates of William A. Ackman, Chairman of the Board of Trustees of the Trust, and Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by Gotham Partners, L.P., pursuant to which the Trust agreed to merge with and into Gotham Golf. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

  . $2.20 in cash, subject to possible deductions on account of (a) dividends paid to the Trust's common shareholders prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record of the Trust's common shares as of March 31, 2002 and a $0.10 cash dividend distributed to holders of record as of July 1, 2002),
      (b) breaches of certain representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

  . a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a debt instrument to be issued by Southwest Shopping Centers, Co. II, L.L.C. ("Southwest Shopping Centers"), with a face value of $100 (which is an effective price of $60.91 per face value of $100), indirectly secured by the Trust's principal real estate assets; and

  . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one Gotham Golf common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf common shares.

   On May 13, 2002, Gotham Golf and Southwest Shopping Centers filed a Registration Statement on Form S-4 containing preliminary proxy materials. On July 18, 2002, Gotham Golf and Southwest Shopping Centers filed an amended Form S-4. The Trust filed additional materials on Form 13E-3 on May 13, 2002 and an amended Form 13E-3 on July 18, 2002. The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents. There can be no assurance that the proposed transaction will be consummated.

CONTINGENCY

   The Trust is aware of the proposed construction of a new mall in the vicinity of Park Plaza Mall (the "Mall") by a partnership of a mall developer and the anchor department store. Legal actions have been taken by local citizens of Little Rock, Arkansas to reverse the decision of the Little Rock board of directors with respect to the zoning for the development of the proposed new mall. A trial to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can vote to overturn the decision of the board occurred at the end of February 2002. On June 5, 2002, the court issued an opinion invalidating the decision of the board of directors. Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. It is

                                      L7
anticipated that one or more of the parties will appeal this decision to the Supreme Court of Arkansas. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for the new mall. In the event that the new mall is built, the anchor store at the Mall may decline to extend or renew its operating covenant and cease operating its stores at the Mall. In the event the anchor store does not operate its stores at the Mall, the value of the Mall would be materially and adversely affected. Notwithstanding the above, if the anchor department store does not renew its operating agreement, the value of the Mall would be materially and adversely affected. The administrative expenses, principally legal fees related to this contingency, have been paid by the Trust.

BUSINESS SEGMENTS

   The Trust's and Company's business segments include ownership of a shopping center, an office building, and a parking and transit ticket equipment manufacturing company. Management evaluates performance based upon net operating income. With respect to property assets, net operating income is property rent less property operating expense, and real estate taxes. With respect to VenTek, a manufacturer of transit ticketing and parking equipment, net operating income is sales revenue less cost of goods sold. During the six months ended June 30, 2001, the Trust sold two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in the operations of the properties and realized a gain of approximately $30.1 million. Corporate assets consist primarily of cash and cash equivalents, investments and deferred issue costs for senior notes. All intercompany transactions between segments have been eliminated (see table of business segments).

                                      L8

BUSINESS SEGMENTS

                                                                 THREE MONTHS ENDED  SIX MONTHS ENDED
                                                                     JUNE 30,            JUNE 30,
                                                                 ----------------   ------------------
                                                                   2002      2001     2002      2001
                                                                 -------   -------  --------  --------
Rents and Sales
   Shopping Centers............................................. $ 2,963   $ 2,705  $  5,890  $  7,317
   Office Buildings.............................................     347       346       684     3,215
   Parking Facilities...........................................      --        14        --     1,619
   Ventek.......................................................     647     1,921     1,592     4,031
   Corporate....................................................      97        --       130        14
                                                                 -------   -------  --------  --------
                                                                   4,054     4,986     8,296    16,196
Less--Operating Expenses and Costs of Goods Sold
   Shopping Centers.............................................     992     1,452     2,069     2,945
   Office Buildings.............................................     168       179       361     1,459
   Parking Facilities...........................................      --        --        --        24
   Ventek.......................................................   1,116     1,779     2,489     3,828
   Corporate....................................................      27        65        27       189
                                                                 -------   -------  --------  --------
                                                                   2,303     3,475     4,946     8,445
Less--Real Estate Taxes
   Shopping Centers.............................................     217       226       416       513
   Office Buildings.............................................      24        21        45       230
   Parking Facilities...........................................      --        --        --       347
   Corporate....................................................      --      (145)       --      (145)
                                                                 -------   -------  --------  --------
                                                                     241       102       461       945
Net Operating Income (Loss)
   Shopping Centers.............................................   1,754     1,027     3,405     3,859
   Office Buildings.............................................     155       146       278     1,526
   Parking Facilities...........................................      --        14        --     1,248
   Ventek.......................................................    (469)      142      (897)      203
   Corporate....................................................      70        80       103       (30)
                                                                 -------   -------  --------  --------
                                                                   1,510     1,409     2,889     6,806

Less--Depreciation and Amortization.............................     519       523     1,028     2,807
Less--Interest Expense..........................................   1,202     1,224     2,405     4,660
Corporate Income (Expense)
   Interest and dividends.......................................     436     1,715       897     3,549
   Other income.................................................      --         1        --         5
   General and administrative...................................  (1,523)   (1,732)   (3,141)   (3,728)
   Write-down of investment.....................................      --    (2,700)       --    (2,700)
                                                                 -------   -------  --------  --------
Loss before Gains on Sales of Real Estate and Extraordinary Loss from Early Extinguishment of Debt............................. $(1,298)  $(3,054) $ (2,788) $ (3,535)
                                                                 =======   =======  ========  ========
Capital Expenditures
   Shopping Centers............................................. $    89   $    29  $     98  $    105
   Office Buildings.............................................      14        87        64       403
   Parking Facilities...........................................      --        --        --       114
   Ventek.......................................................       2        14         4        52
                                                                 -------   -------  --------  --------
                                                                 $   105   $   130  $    166  $    674
                                                                 =======   =======  ========  ========

                                                                                      2002      2001
                                                                                    --------  --------
Identifiable Assets
   Shopping Centers.............................................................    $ 58,871  $ 59,870
   Office Buildings.............................................................       2,367     2,513
   Ventek.......................................................................       3,330     5,444
   Corporate....................................................................     113,134   130,274
                                                                                    --------  --------
Total Assets....................................................................... $177,702  $198,101
                                                                                    ========  ========

                                      L9

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE PROPOSED TRANSACTION

   In April 2001, the Board of Trustees of the Trust established a Special Committee for the purpose of evaluating and advising the Board with respect to proposed transactions and other possible business alternatives that the Trust may pursue. The Special Committee, which is composed of Daniel J. Altobello and Bruce R. Berkowitz, independent Trustees of the Trust, retained Libra Securities, LLC and Duff & Phelps LLC as its financial advisors and Shaw Pittman LLP as its independent legal counsel.

   On February 13, 2002, the Trust entered into a definitive agreement of merger and contribution with, among others, Gotham Partners, L.P., a shareholder of the Trust that is controlled by affiliates of William A. Ackman, Chairman of the Board of Trustees of the Trust, and Gotham Golf Corp. ("Gotham Golf"), a Delaware corporation controlled by Gotham Partners, L.P., pursuant to which the Trust agreed to merge with and into Gotham Golf. If consummated, the proposed transaction will result in the Trust's common shareholders receiving as merger consideration for each Common Share:

  . $2.20 in cash, subject to possible deductions on account of (a) dividends paid to the Trust's common shareholders prior to the completion of the proposed transaction (including a $0.10 cash dividend distributed to holders of record of the Trust's common shares as of March 31, 2002 and a $0.10 cash dividend distributed to holders of record as of July 1, 2002),
      (b) breaches of certain representations, warranties and covenants contained in the merger agreement and (c) costs, fees and expenses associated with obtaining certain third-party consents for the proposed transaction;

  . a choice of (a) an additional $0.35 in cash or (b) approximately 1/174th (0.0057461) of a debt instrument to be issued by Southwest Shopping Centers, Co. II, L.L.C. ("Southwest Shopping Centers"), with a face value of $100 (which is an effective price of $60.91 per face value of $100), indirectly secured by the Trust's principal real estate assets (such debt instrument referred to in this document as a note); and

  . three-fiftieths (0.06) of a non-transferable uncertificated subscription right, with each whole right exercisable to purchase one Gotham Golf common share at $20.00 per share and, subject to availability and proration, additional Gotham Golf common shares at $20.00 per share, for up to an aggregate of approximately $41 million of Gotham Golf common shares.

   The proposed transaction is subject to approval of the Trust's common shareholders. There can be no assurance that the proposed transaction will be approved by the Trust's common shareholders or, if so approved, that the proposed transaction will be consummated.

   Under the proposed transaction

  . The Trust will merge with and into Gotham Golf a new corporation formed by Gotham Golf Partners, L.P. ("Gotham Golf Partners"), which is a golf-course acquirer, owner and operator. As part of the transaction, Gotham and certain other Gotham Golf Partners equityholders will contribute their respective limited partnership interests in Gotham Golf Partners to Gotham Golf and their respective general partnership interests in Gotham Golf Partners to a wholly owned limited liability company of Gotham Golf, in exchange for common stock of Gotham Golf. As a result, after the proposed transaction, Gotham Golf will directly and indirectly own approximately 92.5% of the equity interests in Gotham Golf Partners, and Gotham and the other equityholders that contributed their equity interests in Gotham Golf Partners in the proposed transaction will own approximately 52.55% of the shares of Gotham Golf stock, assuming that (i) all of the subscription rights to receive Gotham Golf common shares are exercised and (ii) no other equity of Gotham Golf will be issued on or prior to the effective time of the proposed transaction.

                                      L10

  . Each note will have a face amount of $100, which is equivalent to approximately $0.575 per share, and will bear interest at 11% per annum on its face amount. The notes will be secured by a pledge of two underlying loans: (1) an approximate $3.5 million first leasehold mortgage on the Circle Tower office building in Indianapolis, Indiana and
      (2) an approximate $16.5 million mezzanine loan on the Park Plaza Mall in Little Rock, Arkansas. Holders of notes will receive a pass-through of the economic attributes of the two underlying loans.

  . Shareholders who receive their proportionate share of the notes in the transaction will have the right to require the issuer of the notes to redeem them on the 90th day after the effective time of the merger for $0.35 in cash for every approximately 1/174th of a note received as merger consideration. Gotham has agreed to purchase from the issuer any redeemed notes for the same redemption price paid by the issuer to the shareholders.

  . The notes will not be issued unless certain consents are obtained from the mortgage lender on the Park Plaza Mall and the rating agencies that originally rated the certificates backed by the first Park Plaza Mall mortgage. If any required consents, approvals or similar clearances with respect to the notes cannot be timely obtained, the merger consideration will be adjusted to eliminate the ability for common shareholders to elect to receive the notes in lieu of part of the cash consideration, and all shareholders will receive cash consideration of $2.55 per Common Share (subject to adjustment as described above.)

  . Preferred shareholders of the Trust will receive preferred shares of Gotham Golf, as provided for in the Certificate of Designations for the preferred shares of the Trust. The existing 8.875% unsecured notes will remain outstanding according to their terms and will become obligations of Gotham Golf after the closing of the transaction.

  . The Trust, Gotham and each of the members of the Board of Trustees have entered into a Voting Agreement, pursuant to which the parties thereto have agreed to vote a collective 7,424,943 Common Shares, or approximately 21.3% of the total outstanding Common Shares, for the approval of the proposed transaction.

  . The merger is subject to certain customary closing conditions, including approval by the Trust's common shareholders and receipt of certain third-party consents. There can be no assurance that the proposed transaction will be consummated.

   The Trust's approval of the merger agreement was based on the recommendation of a Special Committee of independent trustees of the Trust's Board of Trustees. The Special Committee concluded that the transaction was in the best interests of the Trust and the Trust's common shareholders (other than Gotham and its affiliates), where such shareholders elect to receive $2.55 per share in cash in the merger. The Board of Trustees of the Trust, with Mr. Ackman not participating, unanimously voted in favor of the transaction. The Special Committee was advised by Libra Securities, LLC and Duff & Phelps, LLC, and Gotham and its affiliates were advised by Mercury Partners.

   INVESTORS AND SECURITY HOLDERS SHOULD READ THE DEFINITIVE MERGER AGREEMENT AND THE AMENDED FORM S-4 OF GOTHAM GOLF AND SOUTHWEST SHOPPING CENTERS FILED ON JULY 18, 2002 TO APPRISE THEMSELVES OF THE PROPOSED TRANSACTION. IN ADDITION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/FINAL PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement/prospectus will be filed with the Securities and Exchange Commission by the Trust, Gotham Golf and Southwest Shopping Centers. Investors and security holders may obtain a free copy of the definitive proxy statement/final prospectus (when it becomes available) and other documents filed by the Trust, Gotham Golf and Southwest Shopping Centers with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement/final prospectus and these other documents may also be obtained for free from the Trust.

                                      L11

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

   Unrestricted and restricted cash increased by $0.4 million (to $5.1 million from $4.7 million) when comparing the balance at June 30, 2002 to the balance at December 31, 2001.

   The Trust's net cash provided by investing activities of $6.9 million was substantially offset by net cash used for operating activities of $1.8 million and net cash used for financing activities of $4.7 million. Cash used for financing activities included $1.0 million of cash dividends to preferred shareholders, $3.5 million of cash dividends to common shareholders and $0.2 million of mortgage amortization. Cash provided by investing activities consisted of the excess of sales over purchases of U.S. Treasury Bills of $7.1 million. Cash used for investing activities consisted of $0.2 million of improvements to properties.

   The Trust declared a dividend of $3.5 million ($0.10 per share) to common shareholders and a dividend of $0.5 million ($0.525 per share) to Series A Cumulative Preferred Shareholders in the second quarter of 2002. The dividend was paid July 31, 2002 to shareholders of record at the close of business on July 1, 2002. In addition, the Trust paid a dividend for the first quarter of 2002 of $3.5 million ($0.10 per share) to common shareholders and $0.5 million ($0.525 per share) to preferred shareholders.

   At June 30, 2002, the Trust owned $108.9 million in face value of U.S. Treasury Bills. The U.S. Treasury Bills are of maturities of less than 90 days and classified as held to maturity. The average yield for the six months ended June 30, 2002 was 1.68%.

   The Trust was not directly affected by the events of the September 11th terrorist attacks; however, the attacks have had a negative effect on the economy which was already considered to be in a recession. The Trust could be affected by declining economic conditions as a result of various factors that affect the real estate business including the financial condition of tenants, competition, and increased operating costs. The Trust's property insurance coverage as it relates to claims caused by terrorist incidents is limited to $1 million per occurrence and $5 million in the aggregate. The Trust expects that its insurance costs will increase when its policies are renewed in November 2002. The Trust's Directors and Officers insurance was renewed on May 31, 2002. The rates increased upon renewal.

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf was approved by the Trust's board of trustees in violation of duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners. On June 6, 2002, the defendants filed with the court motions to dismiss the lawsuit. Oral arguments on the motions to dismiss were presented on July 15, 2002 in the Supreme Court of New York, New York County. Consistent with the past practices of the Court, a ruling on the motions to dismiss may not be issued for several weeks or longer following the oral argument. The Trust regards the lawsuit as being without merit and will vigorously defend against the asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

   The Trust's most critical accounting policy relates to the evaluation of the fair value of real estate. The Trust evaluates the need for an impairment loss on its real estate assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. In addition, estimates are used when accounting for the allowance for doubtful accounts, potentially excess and obsolete inventory, product warranty reserves, the percentage of completion method of recognizing revenue and contingent liabilities, among others. These estimates are susceptible to change and actual results could differ from these estimates. The effects of changes in these estimates are recognized in the period they are determined.

                                      L12

  PARK PLAZA MALL

   Two Dillard's department stores are the anchor stores at Park Plaza Mall. Dillard's owns its facilities in Park Plaza Mall and has a Construction, Operation and Reciprocal Easement Agreement with the Trust that contains an operating covenant requiring Dillard's to operate these facilities continuously as retail department stores until July 2003. Dillard's and its partner, Simon Property Group, own a parcel of land in the western part of Little Rock, Arkansas and have announced their intention to build an approximately 1.3 million square foot mall in this new location. During the first quarter of 2001, the Little Rock board of directors approved a change in zoning that would allow the construction of this new mall. In the event that the new mall is built, Dillard's may decline to extend or renew its operating covenant and cease operating its stores at Park Plaza Mall. In the event Dillard's closes one or both of its stores at Park Plaza Mall, it is unlikely that it would sell or lease its two stores to comparable anchor tenants. Accordingly, the value of Park Plaza Mall would be materially and adversely affected due to the decline in traffic and sales volume at Park Plaza Mall, and the likely departure of many of tenants pursuant to early termination provisions of their leases that may be triggered by the closure of one or both of the anchor stores. The Park Plaza Mall property is financed by a mortgage loan. The loss of an anchor tenant or a significant number of other mall tenants would most likely result in an event of default under this mortgage.

   Local citizens have taken legal actions to reverse the decision of the Little Rock Board of Directors with respect to the new mall. At the end of February 2002, a trial took place to determine whether the property is to be re-zoned and on whether or not the voters of Little Rock can, by a vote, overturn the decision of the board. On June 5, 2002, the court issued an opinion invalidating the decision of the board of directors as "arbitrary, capricious and unreasonable." Furthermore, the court permanently enjoined the City of Little Rock from issuing any building permits or taking any other action pursuant to the invalid ordinances with respect to the proposed new mall. It is anticipated that one or more of the parties will appeal this decision prior to the deadline for submitting an appeal to the Supreme Court of Arkansas. Any appeal would likely take at least 18 months to resolve, and there can be no assurance as to the length of time or potential outcome of such appeal. It is also possible that proponents of the new mall will file a new application to rezone the proposed area for the new mall. The Trust has been closely monitoring the litigation and, although not a party to the litigation, has expended and will continue to expend significant funds in support of a local citizen's effort to revise the decision of the Little Rock Board of Directors.

   Regardless of whether the proposed new mall is built, under the terms of the operating covenant, Dillard's has no obligation to maintain its operations at Park Plaza Mall beyond July 2003. Dillard's has been approached to extend the operating covenant under the operating agreement, but to date, it has declined to do so. If Dillard's does not maintain its presence as an anchor store at Park Plaza Mall, the Park Plaza Mall would experience a loss of revenue and likely an event of default under the mortgage, thereby causing the value of the Park Plaza Mall to be materially and adversely affected. In such circumstances, there would be an impairment of the value of the property and a loss could be recognized. There can be no assurance that Dillard's will extend or renew its operating covenant on terms acceptable to the Trust.

   With respect to capital improvements, the Trust estimates that the Park Plaza Mall will need to repair or replace its roof at a cost of approximately $0.8 million to $1.2 million. The Trust plans to perform the repair or replacement over the next three years.

  VENTEK

   The Company's subsidiary VenTek, a manufacturer of transit ticketing and parking equipment, has continued to incur significant operating losses. A new management firm was engaged by the Trust in December 2000 with the objective of improving operating results; however, unless VenTek is awarded significant new parking and/or transit ticketing contracts, it is unlikely that the new managers will be able to achieve this objective. In addition, the Trust has provided performance guarantees for two contracts between VenTek and transit authorities, which contracts are in the amounts of $6.2 million and $5.3 million. These contracts are for the manufacturing, installation and maintenance of transit ticket vending equipment manufactured by VenTek.

                                      L13

The guarantees are anticipated to expire over the next two to three years based upon projected completion dates estimated by VenTek and the transit authorities. As of August 1, 2002, no amounts had been drawn against these guarantees. Since these projects are entering their final stages, management does not anticipate that payment will have to be made under the guarantees; however, if VenTek is unable to perform in accordance with these contracts and subsequent change orders, the Trust may be responsible for payment under these guarantees.

   Also, in connection with transit contracts, VenTek may be liable for liquidated damages related to delays in completion of the contracts. Liquidated damages have been asserted on two contracts. One of the contracts was settled during the six months ended June 30, 2002 for less than $0.1 million. Management of VenTek disagrees with the basis of calculating the liquidated damages on the second contract and does not believe VenTek owes a significant amount with respect to this contract. However, it is not known what the final amount of liquidated damages will be at this time.

   A summary of the Trust's borrowings and repayment timing is as follows (in millions):

                                                         PAYMENTS DUE BY PERIOD
                                                   -----------------------------------
                                                         LESS THAN  1-3   4-5  AFTER 5
CONTRACTUAL OBLIGATIONS                            TOTAL  1 YEAR   YEARS YEARS  YEARS
-----------------------                            ----- --------- ----- ----- -------
Mortgage loan payable............................. $41.9   $0.3    $ 0.7 $0.8   $40.1
Senior notes......................................  12.5     --     12.5   --      --
VenTek rent.......................................   0.1    0.1       --   --      --
                                                   -----   ----    ----- ----   -----
   Total.......................................... $54.5   $0.4    $13.2 $0.8   $40.1
                                                   =====   ====    ===== ====   =====

   In addition, the Trust holds leasehold interests in two leases for the two parcels of land underlying the Circle Tower property. The first parcel is owned in fee simple by the Trust, however, it is encumbered by a lease and a sublease which expire in 2018 at which time the Trust will hold unencumbered fee simple title to this parcel. The annual net rental payment is $5,000. The second parcel is not owned by the Trust; it occupies this parcel as the lessee under a ground lease. The ground lease's initial term expires in 2009, the Trust has exercised an option to renew the term of the ground lease for an additional 99 years until 2108. The annual rental payment under the ground lease is currently $18,000. The rent during the renewal term is to be determined under the ground lease as 4% of the appraised value of the real estate and improvements at the time of the expiration of the initial term.

RESULTS OF OPERATIONS

   Net loss applicable to common shares for the six months ended June 30, 2002 was $3.8 million as compared to net income of $24.7 million for the six months ended June 30, 2001. Net income for the six months ended June 30, 2001 included a write-down of an investment in warrants to purchase common shares of HQ Global Holdings Inc. ("HQ") of $2.7 million and gains on sales of real estate of approximately $30.1 million. Gains on sales of real estate for the six months ended June 30, 2001 related to the sale of two shopping center properties, four office properties, five parking garages, one parking lot, a $1.5 million note receivable and certain assets used in operations of the properties (the "Purchased Assets"). Net income for the six months ended June 30, 2001 also included a $0.9 million extraordinary loss from early extinguishment of debt relating to the first mortgage debt which was assumed as part of the sale of the Purchased Assets.

   Net loss applicable to common shares for the three months ended June 30, 2002 was $1.8 million as compared to a net loss of $3.4 million in the comparable period of 2001. The net loss for the three months ended June 30, 2001 included a $2.7 million write-down of an investment in warrants to purchase common shares of HQ.

   Interest and dividends decreased during the three and six months ended June 30, 2002, as compared to the comparable periods of 2001. The decrease is primarily a result of lower interest rates between the comparable three and six month periods. In addition, during the first and second quarter of 2001 a $0.7 million dividend was accrued on the preferred shares of HQ.

                                      L14

   Property net operating income, which is rents less property operating and real estate taxes, decreased for the six months ended June 30, 2002 to $3.8 million from $6.6 million in 2001. The decrease was attributable to the sale of properties in March 2001.

   Property net operating income increased for the three months ended June 30, 2002 to $2.0 million from $1.3 million in 2001. The increase was attributable to an increase in revenues of $0.3 million and a decrease in property operating expenses of $0.4 million. The increase of $0.3 million in revenues was primarily due to an increase in rental rates at Park Plaza. The decrease in operating expenses is primarily attributable to a decrease in the amount spent relating to the proposed Summit Mall.

   Property net operating income for the Trust's remaining real estate properties in the portfolio for the six months ended June 30, 2002 and 2001 increased by $0.7 million. The increase was attributable to an increase in revenues of $0.4 million and a decrease in operating expenses of $0.3 million. Revenues increased by $0.4 million for the properties remaining for the six months ended June 30, 2002 and 2001, primarily due to an increase in rental rates at Park Plaza. The decrease in operating expenses is primarily due to a decrease in the amount spent relating to the proposed Summit Mall.

   Depreciation, amortization and interest expense decreased when comparing the six months ended June 30, 2002 to the comparable periods in 2001 due to the sale of properties in March 2001. With respect to the remaining properties, depreciation and amortization expense, and interest expense remained relatively constant. For the three months ended June 30, 2002, depreciation, amortization and interest expense remained relatively constant when compared to the comparable period in 2001.

   General and administrative expenses decreased by $0.6 million when comparing the six months ended June 30, 2002 and the comparable period in 2001. Included in general and administrative expenses for the six months ended June 30, 2002 are approximately $1.5 million of transaction costs related to the Gotham proposal. Also included in general and administrative expenses is $0.4 million and $0.6 million in 2002 and 2001, respectively, to a firm providing management services to VenTek. Otherwise, general and administrative decreased due to reduced legal, accounting, professional and management fees primarily as a result of the Trust selling the majority of its assets in March 2001.

   General and administrative expenses decreased by $0.2 million when comparing the three months ended June 30, 2002 to the comparable period in 2001. Included in general and administrative expenses for the three months ended June 30, 2002 are approximately $0.6 million of transaction costs related to the Gotham proposal. Also included in general and administrative are $0.2 million and $0.3 million for the three months ended June 30, 2002 and 2001, respectively, to a firm providing management services to VenTek. Reducing general and administrative expenses for the 2002 period is a $0.2 million Canadian tax refund which was more than offset by additional legal expenses related to the preferred shareholders' lawsuit. Otherwise, general and administrative decreased primarily due to reduced legal and professional fees.

   The Company's manufacturing facility, VenTek, incurred a net loss of $1.0 million for the six months ended June 30, 2002, as compared to approximately breakeven for the six months ended June 30, 2001. Revenue decreased for the six months ended June 30, 2002 to $1.6 million from $4.0 million in 2001 and cost of goods sold decreased to $2.5 million from $3.8 million for the same period. For the three months ended June 30, 2002, VenTek incurred a net loss of $0.5 million as compared to approximately breakeven for the three months ended June 30, 2001. Revenue decreased for the three months ended June 30, 2002 to $0.6 million from $1.9 million in 2001 and cost of goods sold decreased to $1.1 million from $1.8 million for the same period. The decrease in both revenues and cost of goods sold is due to the winding down of current contracts and having nominal new business. For the six months ended June 30, 2002 nine employees were terminated. These employees were involved in both the production of transit ticketing and parking equipment, as well as administrative functions. Severance expenses of less than $0.1 million were recorded during the six months ended June 30, 2002. The backlog for VenTek is approximately $0.7 million at June 30, 2002. Backlog represents products or services that

                                      L15

VenTek's customers have committed by contract to purchase. VenTek's backlog is subject to fluctuations and is not necessarily indicative of future sales. A failure to replace backlog would result in lower revenues.

   Certain statements contained in this Form 10-Q that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the risk that material adverse events will prelude consummation of the proposed transaction with Gotham Golf, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the Trust's Annual Report filed with the SEC on Forms 10K and 10K/A's.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

INTEREST RATE RISK

   All of the Trust's loans outstanding at June 30, 2002 have fixed interest rates. The Trust's investments in U.S. Treasury Bills mature in less than 90 days and therefore are not subject to significant interest rate risk.

                                      L16

                          PART II--OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

   On April 15, 2002, the Trust was served with a complaint filed in the Supreme Court of New York in New York County on behalf of a purported holder of the Trust's convertible preferred shares. Among the allegations made by the plaintiff is that the proposed transaction with Gotham Golf was approved by the Trust's Board of Trustees in violation of fiduciary duties owed to the holders of the Trust's convertible preferred shares. The suit seeks, among other things, unspecified damages, an injunction of the proposed transaction and the court's certification of the lawsuit as a class action. Named as defendants in the lawsuit were the Trust, its five trustees and Gotham Partners. On June 6, 2002, the defendants filed with the court motions to dismiss the lawsuit. Oral arguments on the motions to dismiss were presented on July 15, 2002 in the Supreme Court of New York, New York County. A ruling on the motions to dismiss may not be issued for several weeks or longer following the oral argument. The Trust regards the lawsuit as being without merit and will vigorously defend against the asserted claims. The Trust does not believe that the suit will preclude or materially delay the completion of the proposed transaction.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

   (a) Exhibits:

       99.1 Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

   (b) Reports on Form 8K: None

                                      L17

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE TRUST HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          FIRST UNION REAL ESTATE EQUITY AND
                                          MORTGAGE INVESTMENTS
                                                       (Trust)

                                            By:     /S/   NEIL H. KOENIG
                                                -----------------------------
                                                   Neil H. Koenig,
                                                   Interim Chief Financial
                                                   Officer

Date: August 14, 2002

                                      L18

                                                     EXHIBIT 99.1 TO APPENDIX L


                                                                   EXHIBIT 99.1

                           CERTIFICATION PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

   In connection with the Quarterly Report of First Union Real Estate Equity and Mortgage Investments (the "Company") on Form 10-Q for the quarterly period ended June 30, 2002, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, in the capacities and on the date indicated below, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2002

                                          /S/  NEIL H. KOENIG
                                          ---------------------------
                                          Neil H. Koenig
                                          Principal Executive Officer

Date: August 14, 2002

                                          /S/  NEIL H. KOENIG
                                          -------------------------------
                                          Neil H. Koenig
                                          Interim Chief Financial Officer

                                      L19

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  GOTHAM GOLF CORP.

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

   Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   Gotham Golf Corp's Certificate of Incorporation provides for indemnification, to the fullest extent authorized by Delaware law, to each director or officer who was or is made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Gotham Golf Corp (or was serving at the request of Gotham Golf Corp as a director, officer, employee or agent of another entity) against all expenses, liabilities and losses reasonably incurred or suffered by that individual in connection therewith. This right of indemnification includes the right to be paid by Gotham Golf Corp the expenses incurred in defending any such proceeding in advance of its final disposition.

   The right to indemnification is not exclusive of any other right that any individual may have or acquire under any agreement, vote of shareholders, vote of disinterested directors, insurance arrangement or otherwise.

   The directors and officers of Gotham Golf Corp are covered by insurance policies indemnifying them against certain liabilities, which might be incurred by them in such capacities and against which they cannot be indemnified by Gotham Golf Corp.

  SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

   Section 18-108 of Title 6 of the Delaware Code states that the ability of a limited liability company to indemnify and hold harmless any member, manager, or other person from and against any and all claims and demands is limited only by the standards and restrictions contained in its limited liability company agreement.

   Section 17(b) of the Second Amended and Restated Limited Liability Company Agreement of Southwest Shopping Centers (referred to in this document as the LLC AGREEMENT) states that SSCC shall indemnify, in accordance with and to the full extent permitted by law, and hold harmless any person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Southwest Shopping Centers) by reason of the fact that such person is or, at any time, was a member, manager (including any executive officer or employee of the manager) or officer of Southwest Shopping Centers (and Southwest Shopping Centers will so indemnify a person by reason of the fact that such person is or at any time was an employee or agent of Southwest Shopping Centers, or is or was serving at the request of Southwest Shopping Centers as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Southwest Shopping Centers, or
(ii) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to serving at the request of Southwest Shopping Centers shall include, without limitation, any service as a member, manager, officer, employee or agent of Southwest Shopping Centers or any other entities in which it has an ownership interest which imposes duties on, or involves services by, such member, manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

   Section 17(c) of the LLC Agreement states that expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former member, manager (including any executive officer or employee of the manager) or officer of Southwest Shopping Centers in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Southwest Shopping Centers as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former member, manager or officer to repay such amount if it shall ultimately be determined that such member, manager or officer is not entitled to be indemnified by Southwest Shopping Centers under the LLC Agreement or under any other contract or agreement between such member, manager or officer and Southwest Shopping Centers. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of Southwest Shopping Centers will be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the manager deems appropriate.

   Section 17(d) of the LLC Agreement states that the indemnification and advancement of expenses provided by the Agreement are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of members or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and continues as to a person who has ceased to be a member, manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a person.

   Section 17(e) of the LLC Agreement requires Southwest Shopping Centers to purchase and maintain or cause to be purchased or maintained insurance on behalf of any person who is or at any time was a member, manager, officer, employee or agent of the company, or is or at any time was serving at the request of Southwest Shopping Centers as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not such person would be entitled to indemnity against such liability under the provisions of the LLC Agreement. Such insurance will include a policy of director's liability coverage as is presently in effect for First Union and its trustees and shall be maintained continuously during all periods in which such person may be held liable and until the tolling of applicable statutes of limitations.

   Southwest Shopping Centers is covered by insurance policies owned by First Union, which policies are issued by commercial carriers against certain liabilities incurred by the parties covered by the Agreement.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Southwest Shopping Centers pursuant to the foregoing provisions, First Union and Southwest Shopping Centers have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   The following exhibits are filed herewith except those which are incorporated herein by reference.


EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
  2.1   Agreement and Plan of Merger and Contribution, dated as of        Included as Appendix A to the
        February 13, 2002, by and among First Union Real Estate Equity    proxy statement-prospectus
        and Mortgage Investments, that certain Ohio trust, declared as of forming a part of this registration
        October 1, 1996, by Adolph Posnick, trustee, First Union          statement
        Management, Inc., Gotham Partners, L.P., Gotham Golf Partners,
        L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf
        Properties, Inc., and Florida Golf Associates, L.P.

  2.2   Amendment No. 1, dated as of April 30, 2002, to the Agreement     Included as Appendix B to the
        and Plan of Merger and Contribution                               proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement

  2.3   Amendment and Restatement, dated as of October 30, 2002, of       Included as Appendix C to the
        Amendment No. 2, dated as of September 27, to the Agreement       proxy statement-prospectus
        and Plan of Merger and Contribution                               forming a part of this registration
                                                                          statement

  2.4   Amendment No. 3, dated October 24, 2002, to the Agreement and     Included as Appendix D to the
        Plan of Merger and Contribution                                   proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement

  3.1   Articles of Organization of Southwest Shopping Centers Co. II,    +
        L.L.C.

  3.2   Second Amended and Restated Limited Liability Company             +
        Agreement of Southwest Shopping Centers Co. II, L.L.C., dated as of May 7, 2002

  3.3   Form of Amended and Restated Certificate of Incorporation of      +
        Gotham Golf Corp.

  3.4   Form of Amended and Restated By-Laws of Gotham Golf Corp.         +

  3.5   Form of Third Amended and Restated Agreement of Limited           +
        Partnership of Gotham Golf Partners, L.P.

  4.1   Form of Indenture and Servicing Agreement, dated as of [__],      *
        2002, among Southwest Shopping Centers Co. II, L.L.C., as
        issuer, The Bank of New York, as trustee, Archon Group, L.P., as servicer, and Archon Group, L.P., as special servicer

  4.2   Form of Certificate of Designations for the Series A Cumulative   *
        Convertible Redeemable Preferred Stock of Gotham Golf Corp.

  4.3   Form of Second Supplemental Indenture, dated as of [__], 2002,    +
        between Gotham Golf Corp. and First Union Real Estate Equity and Mortgage Investments.

  5.1   Opinion of Hahn Loeser & Parks LLP regarding the validity of the  *
        11% Notes of Southwest Shopping Centers Co. II, L.L.C.

  5.2 Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity * of the common stock; par value $0.01 per share, of Gotham Golf
        Corp., the Series A cumulative convertible redeemable preferred stock, par value $25 per share, of Gotham Golf Corp. and the subscription rights to purchase shares of common stock of Gotham Golf Corp. for $20 per share.

EXHIBIT                                                                         INCORPORATED BY
NUMBER                            DESCRIPTION                                      REFERENCE
------                            -----------                           -------------------------------

10.1     Lease, dated as of April 26, 1910, between Frank Fauvre and    +
         Lillian Fauvre as Lessors and the German American Trust
         Company as Lessee

(10)(f)  Asset Management Agreement executed March 27, 2000 with        Exhibit 10(v) to First Union's
         Radiant Partners, L.L.C.                                       Quarterly Report on Form 10-Q
                                                                        for the quarter ended March 31,
                                                                        2000 (File No. 1-6249)

(10)(g)  Promissory Note dated April 20, 2000 between Park Plaza Mall,  Exhibit 99.5 to First Union's
         L.L.C. and First Union National Bank                           Current Report on Form 8-K
                                                                        dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(h)  Mortgage and Security Agreement dated April 20, 2000 between   Exhibit 99.6 to First Union's
         Park Plaza Mall, L.L.C. and First Union National Bank          Current Report on Form 8-K
                                                                        dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(i)  Cash Management Agreement dated April 20, 2000 among Park      Exhibit 99.7 to First Union's
         Plaza Mall, L.L.C., as borrower, Landau & Heymann of Arkansas, Current Report on Form 8-K
         Inc., as manager and First Union National Bank as holder       dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(j)  Amendment to Asset Management Agreement executed May 31,       Exhibit 99.2 to First Union's
         2000 with Radiant Partners L.L.C.                              Current Report on Form 8-K
                                                                        dated June 6, 2000
                                                                        (File No. 1-6249)

(10)(n)  Amendment to Asset Management Agreement                        Exhibit 10(x) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(o)  Second Amendment to Asset Management Agreement                 Exhibit 10(y) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(p)  Third Amendment to Asset Management Agreement                  Exhibit 10(z) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(q)  Fourth Amendment to Asset Management Agreement                 Exhibit 10(aa) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(r)  Fifth Amendment to Asset Management Agreement                  Exhibit 10(bb) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(aa) Modification to Asset Management Agreement                     Exhibit 10(kk) to First Union's
                                                                        Annual Report on Form 10-K for
                                                                        the year ended December 31,
                                                                        2000 (File No. 1-6249)

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------

 10.3   Construction, Operation and Reciprocal Easement Agreement       +
        dated as of December 15, 1986 by and among Construction
        Developers, Incorporated, Dillard Department Stores, Inc. and
        Herring-Marathon Master Partnership B

 10.4   Real Estate Management Agreement effective as of October 1,     +
        2002, between Park Plaza Mall, LLC and General Growth
        Management, Inc.

 10.5   Voting Agreement, dated as of February 13, 2002, by and among   Included as Appendix F to the
        Certain Shareholders of First Union Real Estate Equity and      proxy statement-prospectus
        Mortgage Investments, First Union Real Estate Equity Mortgage   forming a part of this registration
        Investments and Gotham Partners, L.P.                           statement

 10.6   Form of Escrow Arrangement by and among Gotham Golf Corp.,      +
        GGC Merger Sub, Inc., First Union Real Estate Equity and
        Mortgage Investments and The Bank of New York, as Escrow
        Agent

 10.7   Form of Equityholders Agreement dated as of [          ] 2002   +
        by and among Gotham Golf Corp., Gotham Golf LLC, Gotham
        Partners, L.P., Florida Golf Associates, L.P., Florida Golf
        Properties, Inc. and Certain Equityholders

 10.8   Form of Gotham Golf Corp 2002 Stock Option Plan                 +

 10.9   Form of Employment Agreement to be entered into by Gotham       +
        Golf Partners, L.P., Gotham Golf Corp. and William F. Leahy

 10.10  Form of Employment Agreement to be entered into by Gotham       *
        Golf Partners, L.P., Gotham Golf Corp. and John Caporaletti

 10.11  Form of Employment of Agreement to be entered into by Gotham    *
        Golf Partners, L.P., Gotham Golf Corp. and R. Daniel Mays

 10.12  Termination and Release Agreement, dated as of February 20,     +
        2002, between Gotham Golf Partners, L.P., Gotham Golf Corp.
        and Stephen J. Garchik

 12.1   Statement re: Computation of Ratios                             *

 13.1   First Union Real Estate Equity and Mortgage Investments, Annual Included as Appendices G, H and
        Report on Form 10-K for the fiscal year ended December 31,      I to the proxy statement-
        2001, as amended                                                prospectus forming a part of this
                                                                        registration statement

 13.2   First Union Real Estate Equity and Mortgage Investments,        Included as Appendix J to the
        Current Report on Form 8-K, dated as of February 14, 2002       proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement

 13.3   First Union Real Estate Equity and Mortgage Investments,        Included as Appendix K to the
        Quarterly Report on Form 10-Q for the quarter ended March 31,   proxy statement-prospectus
        2002                                                            forming a part of this registration
                                                                        statement

 13.4   First Union Real Estate Equity and Mortgage Investment,         Included as Appendix L to the
        Quarterly Report on Form 10-Q for the quarter ended June 30,    proxy statement-prospectus
        2002                                                            forming a part of this registration
                                                                        statement

EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
21.1    Subsidiaries of Registrant Gotham Golf Corp.                      +
21.2    Subsidiaries of Registrant Southwest Shopping Centers             +
        Co. II, L.L.C.
23.1    Consent of KPMG LLP related to First Union Real Estate Equity     *
        and Mortgage Investments
23.2    [Reserved]
23.3    Consent of Ernst & Young LLP                                      *
23.4    Consent of KPMG LLP related to Southwest Shopping Centers         *
        Co. II, L.L.C.
23.5    Consent of KPMG LLP related to FUMI Parking Business              *
23.5.1  Consent of Hahn, Loeser & Parks LLP (contained in 5.1)            *
23.5.2  Consent of Wachtell, Lipton, Rosen & Katz (contained in 5.2)      *
23.6    Consent of William A. Ackman                                      +
23.7    Consent of R. Daniel Mays                                         +
23.8    Consent of Timothy L. Barefield                                   +
23.9    Consent of Dominic L. Chila                                       +
23.10   Consent of Talton R. Embry                                        +
23.11   Consent of Harvey S. Klein                                        +
23.12   Consent of Anthony E. Meyer                                       +
23.13   Consent of Allen J. Model                                         +
23.14   Consent of Cushman & Wakefield of Texas, Inc.                     *
23.15   Consent of Stephen Malpezzi, Ph.D.                                *
25.1    The Bank of New York Statement of Eligibility under the Trust     *
        Indenture Act of 1939 on Form T-1
99.1    Opinion of Duff & Phelps, L.L.C.                                  Included as Appendix E to the
                                                                          proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement
99.2    Letter to Securities and Exchange Commission from Southwest       *
        Shopping Centers Co. II, L.L.C.
99.3    Form of Election and Letter of Transmittal for registered holders *
        of First Union Real Estate Equity and Mortgage Investments
        common shares
99.4    Form of Beneficial Owner Election Form for beneficial holders of  *
        First Union Real Estate Equity and Mortgage Investments
        common shares
99.5    Form of Letter to Broker regarding the proposed transaction       *
        between First Union Real Estate Equity and Mortgage
        Investments and Gotham Golf Corp
99.6    Form of Notice of Guaranteed Delivery for First Union Real        *
        Estate and Mortgage Investments common shares
99.7    Form of Letter of Transmittal to preferred shareholders of First  *
        Union Real Estate Equity and Mortgage Investments
99.8    Form of Redemption to accompany the Redemption Certifications     *
        for the redemption of the 11% notes, due May 31, 2010 of
        Southwest Shopping Centers Co. II, L.L.C.

EXHIBIT                                                                 INCORPORATED BY
NUMBER                            DESCRIPTION                              REFERENCE
------                            -----------                           ---------------
 99.9   Form of Redemption Certification to accompany the Form of              *
        Redemption for the redemption of the 11% notes, due May 31,
        2010 of Southwest Shopping Centers Co. II, L.L.C.

 99.10  Form of Broker Commission Form                                         *

 99.11  Notice to the preferred stockholders of First Union Real Estate        *
        Equity and Mortgage Investments

 99.12  Form of Proxy Card of First Union Real Estate Equity and               *
        Mortgage Investments

--------
* FILED HEREWITH
+ PREVIOUSLY FILED

ITEM 22.  UNDERTAKINGS

   Gotham Golf Corp and Southwest Shopping Centers, as the undersigned registrants, hereby undertake:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

      (e) That every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (f) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

      (g) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

      (h) To respond to requests for information that is incorporated by reference into this proxy statement-prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request;

      (i) To supply by means of a post-effective amendment all information concerning the proposed transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

      (j) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, Gotham Golf Corp. and Southwest Shopping Centers Co. II, L.L.C., as registrants, have duly caused this amendment to the registration statement to be signed on their respective behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on October 31, 2002.


                                      GOTHAM GOLF CORP.

                                      By:        /S/  WILLIAM A. ACKMAN
                                          -----------------------------------
                                                    WILLIAM A. ACKMAN
                                           CHAIRMAN OF THE BOARD OF DIRECTORS
                                                       (NEW YORK)

                                      SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

                                      By:          /S/  MARK GOLDBERG
                                          -----------------------------------
                                                      MARK GOLDBERG
                                                         MANAGER
                                                       (NEW YORK)

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:



                                     GOTHAM GOLF CORP.
          SIGNATURE                        TITLE                    DATE
          ---------                        -----                    ----

   /S/  WILLIAM A. ACKMAN        Chairman of the Board of     October 31, 2002
-----------------------------            Directors
      WILLIAM A. ACKMAN

     /S/  R. DANIEL MAYS        Chief Executive Officer and   October 31, 2002
-----------------------------            Director
       R. DANIEL MAYS

    /S/  JOHN CAPORALETTI         Chief Operating Officer     October 31, 2002
-----------------------------  (Principal Executive Officer)
      JOHN CAPORALETTI

     /S/  PETER H. FROST          Chief Financial Officer     October 31, 2002
-----------------------------    (Principal Financial and
       PETER H. FROST               Accounting Officer)

                                SOUTHWEST SHOPPING CENTERS

     /S/  MARK GOLDBERG                   Manager             October 31, 2002
-----------------------------  (Principal Executive Officer)
        MARK GOLDBERG

     /S/  NEIL H. KOENIG          Principal Financial and     October 31, 2002
-----------------------------       Accounting Officer
       NEIL H. KOENIG

                                 EXHIBIT INDEX

             EXHIBITS AND FINANCIAL STATEMENT SCHEDULES (ITEM 601)


EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
2.1     Agreement and Plan of Merger and Contribution, dated as of        Included as Appendix A to the
        February 13, 2002, by and among First Union Real Estate Equity    proxy statement-prospectus
        and Mortgage Investments, that certain Ohio trust, declared as of forming a part of this registration
        October 1, 1996, by Adolph Posnick, trustee, First Union          statement
        Management, Inc., Gotham Partners, L.P., Gotham Golf Partners,
        L.P., Gotham Golf Corp., GGC Merger Sub, Inc., Florida Golf
        Properties, Inc., and Florida Golf Associates, L.P.

2.2     Amendment No. 1, dated as of April 30, 2002, to the Agreement     Included as Appendix B to the
        and Plan of Merger and Contribution                               proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement

2.3     Amendment and Restatement, dated as of October 30, 2002, of       Included as Appendix C to the
        Amendment No. 2, dated September 27, 2002, to the Agreement       proxy statement-prospectus
        and Plan of Merger and Contribution                               forming a part of this registration
                                                                          statement

2.4     Amendment No. 3, dated October 24, 2002, to the Agreement and     Included as Appendix D to the
        Plan of Merger and Contribution                                   proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement

3.1     Articles of Organization of Southwest Shopping Centers Co. II,    +
        L.L.C.

3.2     Second Amended and Restated Limited Liability Company             +
        Agreement of Southwest Shopping Centers Co. II, L.L.C., dated as of May 7, 2002

3.3     Form of Amended and Restated Certificate of Incorporation of      +
        Gotham Golf Corp.

3.4     Form of Amended and Restated By-Laws of Gotham Golf Corp.         +

3.5     Form of Third Amended and Restated Agreement of Limited           +
        Partnership of Gotham Golf Partners, L.P.

4.1     Form of Indenture and Servicing Agreement, dated as of [__],      *
        2002, among Southwest Shopping Centers Co. II, L.L.C., as
        issuer; The Bank of New York, as trustee, Archon Group, L.P., as servicer, and Archon Group, L.P., as special servicer

4.2     Form of Certificate of Designations for the Series A Cumulative   *
        Convertible Redeemable Preferred Stock of Gotham Golf Corp.

4.3     Form of Second Supplemental Indenture, dated as of [__], 2002,    +
        between Gotham Golf Corp. and First Union Real Estate Equity and Mortgage Investments.

5.1     Opinion of Hahn Loeser & Parks LLP regarding the validity of the  *
        11% Notes of Southwest Shopping Centers Co. II, L.L.C.

5.2 Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity * of the common stock, par value $0.01 per share; of Gotham Golf
        Corp., the Series A cumulative convertable redeemable preferred stock, par value $25 per share, of Gotham Golf Corp. and the subscription rights to purchase shares of common stock of Gotham
        Golf Corp. for $20 per share

10.1    Lease, dated as of April 26, 1910, between Frank Fauvre and       +
        Lillian Fauvre as Lessors and the German American Trust
        Company as Lessee

(10)(f) Asset Management Agreement executed March 27, 2000 with           Exhibit 10(v) to First Union's
        Radiant Partners, L.L.C.                                          Quarterly Report on Form 10-Q
                                                                          for the quarter ended March 31,
                                                                          2000 (File No. 1-6249)

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------

(10)(g)  Promissory Note dated April 20, 2000 between Park Plaza Mall,  Exhibit 99.5 to First Union's
         L.L.C. and First Union National Bank                           Current Report on Form 8-K
                                                                        dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(h)  Mortgage and Security Agreement dated April 20, 2000 between   Exhibit 99.6 to First Union's
         Park Plaza Mall, L.L.C. and First Union National Bank          Current Report on Form 8-K
                                                                        dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(i)  Cash Management Agreement dated April 20, 2000 among Park      Exhibit 99.7 to First Union's
         Plaza Mall, L.L.C., as borrower, Landau & Heymann of Arkansas, Current Report on Form 8-K
         Inc., as manager and First Union National Bank as holder.      dated May 11, 2000
                                                                        (File No. 1-6249)

(10)(j)  Amendment to Asset Management Agreement executed May 31,       Exhibit 99.2 to First Union's
         2000 with Radiant Partners L.L.C.                              Current Report on Form 8-K
                                                                        dated June 6, 2000
                                                                        (File No. 1-6249)

(10)(n)  Amendment to Asset Management Agreement                        Exhibit 10(x) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(o)  Second Amendment to Asset Management Agreement                 Exhibit 10(y) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(p)  Third Amendment to Asset Management Agreement                  Exhibit 10(z) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(q)  Fourth Amendment to Asset Management Agreement                 Exhibit 10(aa) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(r)  Fifth Amendment to Asset Management Agreement                  Exhibit 10(bb) to First Union's
                                                                        Quarterly Report on Form 10-Q
                                                                        for the quarter ended September
                                                                        30, 2000 (File No. 1-6249)

(10)(aa) Modification to Asset Management Agreement                     Exhibit 10(kk) to First Union's
                                                                        Annual Report on Form 10-K for
                                                                        the year ended December 31,
                                                                        2000 (File No. 1-6249)

10.3     Construction, Operation and Reciprocal Easement Agreement      +
         dated as of December 15, 1986 by and among Construction
         Developers, Incorporated, Dillard Department Stores, Inc. and
         Herring-Marathon Master Partnership B.

10.4     Real Estate Management Agreement, effective as of October 1,   +
         2002, by and between Park Plaza Mall, LLC and General Growth
         Management, Inc.

10.5     Voting Agreement, dated as of February 13, 2002, by and among  Included as Appendix F to the
         Certain Shareholders of First Union Real Estate Equity and     proxy statement-prospectus
         Mortgage Investments, First Union Real Estate Equity Mortgage  forming a part of this registration
         Investments and Gotham Partners, L.P.                          statement

EXHIBIT                                                                           INCORPORATED BY
NUMBER                            DESCRIPTION                                        REFERENCE
------                            -----------                           -----------------------------------
10.6    Form of Escrow Arrangement by and among Gotham Golf Corp,       +
        GGC Merger Sub, Inc., First Union Real Estate Equity and
        Mortgage Investments and The Bank of New York, as Escrow
        Agent
10.7    Form of Equityholders Agreement dated as of [      ] 2002 by    +
        and among Gotham Golf Corp, Gotham Golf LLC, Gotham
        Partners, L.P., Florida Golf Associates, L.P., Florida Golf
        Properties, Inc. and Certain Equityholders
10.8    Form of Gotham Golf Corp 2002 Stock Option Plan                 +
10.9    Form of Employment Agreement to be entered into by Gotham       +
        Golf Partners, L.P., Gotham Golf Corp and William F. Leahy
10.10   Form of Employment Agreement to be entered into by Gotham       *
        Golf Partners, L.P., Gotham Golf Corp and John Caporaletti
10.11   Form of Employment of Agreement to be entered into by Gotham    *
        Golf Partners, L.P., Gotham Golf Corp. and R. Daniel Mays
10.12   Termination and Release Agreement, dated as of February 20,     +
        2002, between Gotham Golf Partners, L.P., Gotham Golf Corp.
        and Stephen J. Garchik
12.1    Statement re: Computation of Ratios                             *
13.1    First Union Real Estate Equity and Mortgage Investments, Annual Included as Appendices G, H and
        Report on Form 10-K for the fiscal year ended December 31,      I to the proxy statement-
        2001, as amended                                                prospectus forming a part of this
                                                                        registration statement
13.2    First Union Real Estate Equity and Mortgage Investments,        Included as Appendix J to the
        Current Report on Form 8-K, dated as of February 14, 2002       proxy statement-prospectus
                                                                        forming a part of this registration
                                                                        statement
13.3    First Union Real Estate Equity and Mortgage Investments,        Included as Appendix K to the
        Quarterly Report on Form 10-Q for the quarter ended March 31,   proxy statement-prospectus
        2002                                                            forming a part of this registration
                                                                        statement
13.4    First Union Real Estate Equity and Mortgage Investment,         Included as Appendix L to the
        Quarterly Report on Form 10-Q for the quarter ended June 30,    proxy statement-prospectus
        2002                                                            forming a part of this registration
                                                                        statement
21.1    Subsidiaries of Registrant Gotham Golf Corp                     +
21.2    Subsidiaries of Registrant Southwest Shopping Centers Co. II,   +
        L.L.C.
23.1    Consent of KPMG LLP related to First Union Real Estate Equity   *
        and Mortgage Investments
23.2    [Reserved]
23.3    Consent of Ernst & Young LLP                                    *
23.4    Consent of KPMG LLP related to Southwest Shopping Centers       *
        Co. II, L.L.C.
23.5    Consent of KPMG LLP related to FUMI Parking Business            *
23.5.1  Consent of Hahn, Loeser & Parks LLP (filed as part of           *
        exhibit 5.1)
23.5.2  Consent of Wachtell, Lipton, Rosen & Katz (filed as part of     *
        exhibit 5.2)
23.6    Consent of William A. Ackman                                    +
23.7    Consent of R. Daniel Mays                                       +

EXHIBIT                                                                             INCORPORATED BY
NUMBER                             DESCRIPTION                                         REFERENCE
------                             -----------                            -----------------------------------
 23.8   Consent of Timothy L. Barefield                                   +
 23.9   Consent of Dominic L. Chila                                       +
 23.10  Consent of Talton R. Embry                                        +
 23.11  Consent of Harvey S. Klein                                        +
 23.12  Consent of Anthony E. Meyer                                       +
 23.13  Consent of Allen J. Model                                         +
 23.14  Consent of Cushman & Wakefield of Texas, Inc.                     *
 23.15  Consent of Stephen Malpezzi, Ph.D.                                *
 25.1   The Bank of New York Statement of Eligibility under the Trust     *
        Indenture Act of 1939 on Form T-1
 99.1   Opinion of Duff & Phelps, L.L.C.                                  Included as Appendix E to the
                                                                          proxy statement-prospectus
                                                                          forming a part of this registration
                                                                          statement
 99.2   Letter to the Securities and Exchange Commission from             *
        Southwest Shopping Centers Co. II, L.L.C.
 99.3   Form of Election and Letter of Transmittal for registered holders *
        of First Union Real Estate Equity and Mortgage Investments
        common shares
 99.4   Form of Beneficial Owner Election Form for beneficial holders of  *
        First Union Real Estate Equity and Mortgage Investments
        common shares
 99.5   Form of Letter to Broker regarding the proposed transaction       *
        between First Union Real Estate Equity and Mortgage
        Investments and Gotham Golf Corp
 99.6   Form of Notice of Guaranteed Delivery for First Union Real        *
        Estate and Mortgage Investments common shares
 99.7   Form of Letter of Transmittal to preferred shareholders of First  *
        Union Real Estate Equity and Mortgage Investments
 99.8   Form of Redemption to accompany the Redemption                    *
        Certification(s) for the redemption of the 11% notes, due May 31,
        2010 of Southwest Shopping Centers Co. II, L.L.C.
 99.9   Form of Redemption Certification to accompany the Form of         *
        Redemption for the redemption of the 11% notes, due May 31,
        2010 of Southwest Shopping Centers Co. II, L.L.C.
 99.10  Form of Broker Commission Form                                    *
 99.11  Notice to the preferred stockholders of First Union Real Estate   *
        Equity and Mortgage Investments
 99.12  Form of Proxy Card of First Union Real Estate Equity and          *
        Mortgage Investments

--------
* FILED HEREWITH
+ PREVIOUSLY FILED